EXHIBIT 10(p)







                       AGREEMENT AND PLAN OF MERGER

                       DATED AS OF OCTOBER 28, 1999

                                   among

                    AMERICAN WATER WORKS COMPANY, INC.,

                           SJW ACQUISITION CORP.

                                    and

                                 SJW CORP.

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                             TABLE OF CONTENTS

                                                                      Page
                                                                      ----

ARTICLE I THE MERGER...................................................  1
   1.1.   The Merger...................................................  1
   1.2.   Closing......................................................  1
   1.3.   Effective Time...............................................  2
   1.4.   Effects of the Merger........................................  2
   1.5.   Articles of Incorporation....................................  2
   1.6.   By-Laws......................................................  2
   1.7.   Officers and Directors of Surviving Corporation..............  2
   1.8.   Effect on Capital Stock......................................  2
   1.9.   Further Assurances...........................................  3

ARTICLE II EXCHANGE OF CERTIFICATES....................................  4
   2.1.   Exchange Fund................................................  4
   2.2.   Exchange Procedures..........................................  4
   2.3.   No Further Ownership Rights in SJW Common Stock..............  4
   2.4.   Termination of Exchange Fund.................................  5
   2.5.   No Liability.................................................  5
   2.6.   Investment of the Exchange Fund..............................  5
   2.7.   Lost Certificates............................................  5
   2.8.   Withholding Rights...........................................  5
   2.9.   Stock Transfer Books.........................................  6

ARTICLE III REPRESENTATIONS AND WARRANTIES.............................  6
   3.1.   Representations and Warranties of SJW........................  6
   3.2.   Representations and Warranties of Parent..................... 17
   3.3.   Representations and Warranties of Parent and Merger Sub...... 19

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS................... 20
   4.1.   Covenants of SJW............................................. 20
   4.2.   Covenants of Parent.......................................... 24
   4.3.   Advice of Changes; Governmental Filings...................... 24
   4.4.   Transition Planning; Continued Operations of SJW............. 24
   4.5.   Control of SJW's Business.................................... 25

ARTICLE V ADDITIONAL AGREEMENTS........................................ 25
   5.1.   Preparation of SJW Proxy Statement; SJW Shareholders Meeting. 25
   5.2.   Access to Information........................................ 26
   5.3.   Reasonable Best Efforts...................................... 27
   5.4.   Acquisition Proposals........................................ 28
   5.5.   Employee Benefits Matters.................................... 30
   5.6.   Fees and Expenses............................................ 31
   5.7.   Directors' and Officers' Indemnification and Insurance....... 31
   5.8.   Public Announcements......................................... 33

                                    i.
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   5.9.   Disclosure Schedule Supplements.............................. 33

ARTICLE VI CONDITIONS PRECEDENT........................................ 33
   6.1.   Conditions to Each Party's Obligation to Effect the Merger... 33
   6.2.   Additional Conditions to Obligations of Parent and Merger Sub.34
   6.3.   Additional Conditions to Obligations of SJW.................. 35

ARTICLE VII TERMINATION AND AMENDMENT...................................35
   7.1.   Termination.................................................. 35
   7.2.   Effect of Termination........................................ 37
   7.3.   Amendment.................................................... 37
   7.4.   Extension; Waiver............................................ 38

ARTICLE VIII GENERAL PROVISIONS........................................ 38
 . 8.1.   Non-Survival of Representations, Warranties and Agreements... 38
 .  8.2.   Notices...................................................... 38
   8.3.   Interpretation............................................... 39
   8.4.   Counterparts................................................. 39
   8.5.   Entire Agreement; No Third Party Beneficiaries............... 40
   8.6.   Governing Law................................................ 40
   8.7.   Severability................................................. 40
   8.8.   Assignment................................................... 40
   8.9.   Submission to Jurisdiction; Waivers.......................... 40
   8.10.  Enforcement.................................................. 41
   8.11.  Definitions.................................................. 41
   8.12.  Other Agreements............................................. 42

                                    ii.
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                         GLOSSARY OF DEFINED TERMS

Definition                                        Location of Definition
                                                  ----------------------

1935 Act...............................................Section 3.1(t)
Acquisition Proposal...................................Section 5.4
Agreement..............................................Preamble
AMEX...................................................Section 3.1(c)(iii)
Benefit Plans..........................................Section 8.11(a)
Board of Directors.....................................Section 8.11(b)
Business Day...........................................Section 8.11(c)
CCC....................................................Section 1.1
Certificate............................................Section 1.8(b)
Closing................................................Section 1.2
Closing Date...........................................Section 1.2
Code...................................................Section 2.8
Confidentiality Agreement..............................Section 5.2
Contracts..............................................Section 3.1(c)(ii)
Delaware Certificate of Merger.........................Section 1.3
Delaware General Corporation Law.......................Section 1.1
Dissenting Shares......................................Section 1.8(e)
DOJ....................................................Section 5.3(b)
DRIP...................................................Section 3.1(b)(i)
Encumbrances...........................................Section 3.1(b)(iv)
Effective Time.........................................Section 1.3
Environmental Claim....................................Section 3.1(g)(v)(A)
Environmental Law......................................Section 3.1(g)(v)(B)
ERISA..................................................Section 3.1(h)(i)
Exchange Act...........................................Section 3.1(c)(iii)
Exchange Agent.........................................Section 2.1
Exchange Fund..........................................Section 2.1
Expenses...............................................Section 5.6
Final Order............................................Section 6.1(c)
GAAP...................................................Section 3.1(d)
Governmental Entity....................................Section 3.1(c)(iii)
Hazardous Materials....................................Section 3.1(g)(v)(C)
Health Agencies........................................Section 3.1(c)(iii)
HSR Act................................................Section 3.1(c)(iii)
Indemnified Parties....................................Section 5.7(a)
knowledge..............................................Section 8.11(d)
Laws...................................................Section 3.1(c)(ii)
Material Adverse Effect................................Section 8.11(e)
Merger.................................................Recitals
Merger Consideration...................................Section 1.8(a)
Merger Sub.............................................Preamble
Orders.................................................Section 3.1(c)(ii)

                                    i.
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Parent.................................................Preamble
Parent Financial Advisor...............................Section 3.2(e)
Parent Ordinary Shares.................................Section 3.1(v)
Person.................................................Section 8.11(g)
PUCs...................................................Section 3.1(c)(iii)
Release................................................Section 3.1(g)(v)(D)
Required SJW Vote......................................Section 3.1(p)
Rights.................................................Section 3.1(b)(i)
Rights Plan............................................Section 3.1(b)(i)
SEC....................................................Section 3.1(d)
Significant Subsidiary.................................Section 8.11(h)
SJW....................................................Preamble
SJW Board Approval.....................................Section 3.1(o)
SJW Common Stock.......................................Recitals
SJW Disclosure Schedule................................Section 3.1
SJW Employees..........................................Section 5.5(b)(i)
SJW Financial Advisor..................................Section 3.1(r)
SJW Proxy Statement....................................Section 5.1(a)
SJW Required Consents..................................Section 3.1(c)(iii)
SJW SEC Reports........................................Section 3.1(d)
SJW Shareholders Meeting...............................Section 5.1(b)
SJW Voting Debt........................................Section 3.1(b)(ii)
Subsidiary.............................................Section 8.11(h)
Superior Proposal......................................Section 8.11(i)
Surviving Corporation..................................Section 1.1
Tax Return.............................................Section 3.1(k)(vi)
Taxes..................................................Section 3.1(k)(vi)
Termination Date.......................................Section 7.1(b)
Termination Fee........................................Section 7.2(b)
Violation..............................................Section 3.1(c)(ii)

                                    ii.
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                       AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER, dated as of October 28, 1999 (this "Agreement"), among American Water Works Company, Inc., a Delaware corporation ("Parent"), SJW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and SJW Corp., a California corporation ("SJW").

                           W I T N E S S E T H :

     WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and SJW have each determined that this Agreement and the merger of Merger Sub with and into SJW (the "Merger") in accordance with the provisions of this Agreement are advisable and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the holders of shares of common stock, $3.125 par value, of SJW ("SJW Common Stock") will be converted into the right to receive the Merger Consideration (as defined in Section 1.8) for each share of SJW Common Stock issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than shares of SJW Common Stock that are owned or held directly or indirectly by Parent or SJW which shall be canceled as provided in Section 1.8, and Dissenting Shares (as defined in Section 1.8)), and SJW will become a wholly owned subsidiary of Parent;

     WHEREAS, Parent, Merger Sub and SJW desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

     WHEREAS, as an inducement for Parent to enter into this Agreement, certain stockholders of SJW have entered into voting support agreements; and

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I

                                THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporation Code (the "CCC") and Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into SJW at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and SJW shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific time, as soon as practicable, but in any event not later than the third Business

                                    1.
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Day, after the satisfaction or waiver (subject to any applicable Law or Order
(each as defined in Section 3.1(c)) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in
Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, CA 94105, unless another place is agreed to in writing by the parties hereto.

     1.3. Effective Time. On the Closing Date, the parties shall (i) file agreements of merger (or like instruments) (collectively, the "Agreement of Merger") in such form as is required by and executed in accordance with the relevant provisions of the CCC and DGCL and (ii) make all other filings or recordings required under the CCC and DGCL. The Merger shall become effective at such time as the Agreement of Merger has been duly filed with the California Secretary of State and the Delaware Secretary of State or at such subsequent time as Parent and SJW shall agree and be specified in the Agreement of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of SJW and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of SJW and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in accordance with the CCC to read in its entirety as set forth in Exhibit 1.5 hereto until thereafter amended as provided therein and under the CCC.

     1.6. By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable Law or Order.

     1.7. Officers and Directors of Surviving Corporation. The officers of SJW as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

     1.8.  Effect on Capital Stock.

           (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of SJW Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SJW Common Stock that are 100% owned or held directly or indirectly by Parent or SJW, which shall be canceled as provided in Section 1.8(c) and Dissenting Shares) shall be converted into the right to receive,

                                    2.
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subject to the provisions of Article II, $128.00 in cash (the "Merger
Consideration"), without any interest or dividends thereon, except as provided in Section 2.3.

           (b) As a result of the Merger and without any action on the part of the holders thereof, at Effective Time, all shares of SJW Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of SJW Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of SJW Common Stock, except the right to receive the applicable Merger Consideration, other than with respect to SJW Common Stock to be canceled in accordance with Section 1.8(c) and Dissenting Shares, in accordance with Article II upon the surrender of such Certificate.

           (c) Each share of SJW Common Stock issued that is 100% owned or held directly or indirectly by Parent or SJW at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no payment or other consideration shall be delivered in exchange therefor.

           (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.

           (e) Notwithstanding any other provision of this Agreement, shares of SJW Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has voted against the approval of this Agreement and who has demanded the payment of such shares at fair value in accordance with
Section 1301 of the CCC ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to the CCC, unless such holder fails to perfect such demand for payment within the period prescribed by the CCC or withdraws or otherwise loses such holder's right to payment under the CCC. If, after the Effective Time, such holder fails to perfect such demand for payment or withdraws or loses such holder's right to payment, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon, except as provided in
Section 2.3. SJW shall give Merger Sub prompt notice of any written demands received by SJW for payment of fair value for shares of SJW Common Stock, withdrawals of such demands, and other instruments served pursuant to the CCC and received by SJW and relating thereto. Parent shall direct all negotiations and proceedings with respect to such demands for payment. Prior to the Effective Time, SJW shall not, except with the prior written consent of Merger Sub or as required under applicable law, make any payment with respect to, or settle or offer to settle, any such demands.

     1.9. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SJW or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SJW or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and

                                    3.

interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                ARTICLE II

                         EXCHANGE OF CERTIFICATES

     2.1. Exchange Fund. Prior to the Effective Time, Parent shall designate a commercial bank or trust company selected by Parent and reasonably acceptable to SJW to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of holders of shares of SJW Common Stock, the aggregate amount of cash to be paid pursuant to Section 1.8 in exchange for outstanding shares of SJW Common Stock (other than shares of SJW Common Stock that are 100% owned or held directly or indirectly by Parent or SJW which shall be canceled as provided in Section 1.8(c) and Dissenting Shares). Parent shall, or shall cause the Surviving Corporation to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends pursuant to Section 2.3. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

     2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the aggregate amount equal to (A) the Merger Consideration multiplied by the number of shares of SJW Common Stock formerly represented by such Certificate and (B) any dividends payable in accordance with Section 2.3 less any required withholding of taxes as provided in Section 2.8. No interest will be paid or will accrue on any cash payable pursuant to the preceding sentence. In the event of a transfer of ownership of SJW Common Stock which is not registered in the transfer records of SJW, a check in the proper amount of cash for the appropriate Merger Consideration and any dividends payable in accordance with
Section 2.3 may be paid with respect to such SJW Common Stock to such a transferee if the Certificate formerly representing such shares of SJW Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable. The Exchange Fund shall not be used for any purpose other than as set forth in this Article II.

     2.3 No Further Ownership Rights in SJW Common Stock. Cash paid upon conversion of shares of SJW Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the

                                    4.
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shares of SJW Common Stock, subject, however, to the Surviving Corporation's obligation, if any, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by SJW on such shares of SJW Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time.

     2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the shares of SJW Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, and any dividends on shares of SJW Common Stock to which such holders are entitled pursuant to Section 2.3.

     2.5. No Liability. None of Parent, Merger Sub, SJW, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     2.6. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund only in one or more of the following investments as directed by the Surviving Corporation from time to time: (i) obligations of the United States government maturing not more than 180 days after the date of purchase; (ii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000; (iii) a money market fund having assets of at least $3,000,000,000; or (iv) tax-exempt or corporate debt obligations maturing not more than 180 days after the date of purchase given the highest investment grade rating by Standard & Poor's and Moody's Investor Service. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     2.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of SJW Common Stock formerly represented thereby and unpaid dividends, if any, on shares of SJW Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.8. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SJW Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax Law or Order. To the extent that amounts are so

                                    5.

withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SJW Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     2.9. Stock Transfer Books. At the close of business, Pacific time, on the day Effective Time occurs, the stock transfer books of SJW shall be closed and there shall be no further registration of transfers of shares of SJW Common Stock thereafter on the records of SJW. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of SJW Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of SJW Common Stock formerly represented thereby and any dividends to which the holders thereof are entitled pursuant to Section 2.3.

                                ARTICLE III

                      REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of SJW. Except as set forth in the Disclosure Schedule delivered by SJW to Parent prior to the execution of this Agreement (the "SJW Disclosure Schedule"), SJW represents and warrants to Parent as follows:

           (a) Organization, Standing and Power. Each of SJW and its Subsidiaries (as defined in Section 8.11(h)) is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SJW and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11(e)) on SJW. Section 3.1(a) of the SJW Disclosure Schedule sets forth a complete and accurate list of each direct and indirect Subsidiary of SJW. The copies of the articles of incorporation and by-laws of SJW and its Subsidiaries that were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

           (b)  Capital Structure.

                (i) As of the date of this Agreement, the authorized capital stock of SJW consisted of 6,000,000 shares of SJW Common Stock. As of October 28, 1999, 3,045,147 shares of SJW Common Stock were issued and outstanding. All issued and outstanding shares of SJW Common Stock are duly authorized, validly issued, fully paid and nonassessable, and holders of SJW Common Stock are not entitled to preemptive rights. There are outstanding no options, warrants or other rights to acquire capital stock from SJW. No options or warrants or other rights to acquire capital stock from SJW have been issued or granted and remain outstanding.

                                    6.

                (ii) No bonds, debentures, notes or other indebtedness of SJW or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders may vote ("SJW Voting Debt") are issued or outstanding.

                (iii) There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which SJW or any of its Subsidiaries is a party, or by which any of them is bound, obligating SJW or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of SJW or any of its Subsidiaries or, securities convertible into or exchangeable for shares of capital stock or securities of SJW or any of its Subsidiaries, or obligating SJW or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of SJW or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SJW or any of its Subsidiaries or to provide funds to, or make any investment in any other Person, other than a wholly owned Subsidiary of SJW, or to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

                (iv) All of the outstanding shares of capital stock of each Subsidiary of SJW are duly authorized, validly issued, fully paid and nonassessable and, along with any equity interest in any Subsidiary that is a partnership, limited liability company or other similar entity, are owned, beneficially and of record, by SJW or a Subsidiary, which is wholly owned, directly or indirectly, by SJW, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, or any other restrictions with respect to the transferability or assignability thereof (collectively, "Encumbrances").

           (c)  Authority; No Violations.

                (i) SJW has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required SJW Vote (as defined in Section 3.1(p)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SJW, and no other corporate or shareholder proceedings on the part of SJW are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than in the case of the consummation of the Merger, the approval of this Agreement by the Required SJW Vote). This Agreement has been duly and validly executed and delivered by SJW and constitutes a valid and binding agreement of SJW, enforceable against it in accordance with its terms.

                (ii) The execution and delivery of this Agreement by SJW do not or will not, as the case may be, and the performance of the Agreement and the consummation of the Merger by SJW and the other transactions contemplated hereby will not, result in any violation of, conflict with or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of an Encumbrance on any assets of SJW

                                    7.

or any of its Subsidiaries (any such violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the articles of incorporation or by-laws or similar organizational document of SJW or any Subsidiary of SJW or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on SJW, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, or license to which SJW or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (collectively, "Contracts"), or any statute, law, ordinance, rule, regulation, whether federal, state, local or foreign (collectively, "Laws"), or any judgment, order, writ, injunction or decree, whether federal, state, local or foreign (collectively, "Orders") applicable to SJW or any Subsidiary of SJW or their respective properties or assets.

                (iii) No consent, approval, permit, order or authorization of, or registration, declaration or filing with, or notice to, any foreign, supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority (a "Governmental Entity"), is required by or with respect to SJW or any Subsidiary of SJW in connection with the execution and delivery of this Agreement by SJW or the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) the CCC with respect to the filing of the Agreement of Merger, (D) Laws, practices and Orders of any state public utility control or public service commissions or similar state regulatory bodies ("PUCs"), each of which is identified in Section 3.1(c)(iii)(D) of the SJW Disclosure Schedule, (E) Laws, practices and Orders of any state or local departments of public health or departments of health or similar state or local regulatory bodies or of any federal, state or local regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters ("Health Agencies"), each of which is identified in Section 3.1(c)(iii)(E) of the SJW Disclosure Schedule, (F) rules and regulations of the American Stock Exchange, Inc. (the "AMEX"), and (G) such consents, approvals, permits, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on SJW and would not reasonably be expected to prevent or materially delay the consummation of the Merger. Consents, approvals, permits, Orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as "SJW Required Consents." The parties hereto agree that references in this Agreement to "obtaining" SJW Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices, and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

           (d) Reports and Financial Statements. SJW has filed all required reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (together with the rules and regulations thereunder) with the

                                    8.

Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, including all exhibits thereto, the "SJW SEC Reports"). No Subsidiary of SJW is required to file any form, report or other document with the SEC, any stock exchange or any comparable Governmental Entity. None of SJW SEC Reports including, without limitation, any financial statements or schedules included therein, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements (including the related notes) included in the SJW SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of SJW and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such SJW SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SJW SEC Report), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations promulgated thereunder.

           (e) Absence of Liabilities. Except for liabilities or obligations which are accrued or reserved against in SJW's most recent financial statements dated prior to the date hereof (or in the related notes thereto) included in the SJW SEC Reports or which were incurred in the ordinary course of business and consistent with past practices since the date of SJW's most recent financial statements included in the SJW SEC Reports, SJW and each of its Subsidiaries do not have any material, known liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of SJW.

           (f)  Compliance.

                (i) Except as set forth in the SJW SEC Reports filed prior to the date hereof, neither SJW nor any of its Subsidiaries is in violation of, is, to the knowledge of SJW, under investigation with respect to any violation of, or has been given notice or threatened with any violation of, any Laws or Orders (excluding for purposes of this Section 3.1(f) Environmental Laws), except for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on SJW. SJW and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals ("Permits") necessary to conduct their businesses as presently conducted, except for such Permits, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on SJW.
Neither SJW nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of (i) any provision of its article of incorporation or by-laws, or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect on SJW or would not reasonably be expected to prevent or materially delay the consummation of the Merger, any Contract or Permit applicable to SJW or any Subsidiaries of SJW or their respective properties or assets.

                                    9.

                (ii) All filings required to be made by SJW or any of its Subsidiaries since December 31, 1997, under any applicable Laws or Orders relating to the regulation of public utilities, have been filed with the appropriate PUC or Health Agency or any other appropriate Governmental Entity (including, without limitation, to the extent required, the state public utility regulatory agencies in California), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on SJW.

           (g)  Environmental Matters.

                (i) SJW and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.1(g)) (which compliance includes, but is not limited to, the possession by SJW of all Permits and other governmental authorizations required under applicable Environmental Laws ("Environmental Permits"), and compliance with the terms and conditions thereof), except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on SJW. SJW has not received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that SJW or any of its Subsidiaries are not in such compliance, and there are no past or present (or to the knowledge of SJW, future) actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future, except for such failure to be in compliance and such actions, activities, circumstances, conditions, events or incidents that would not, individually or in the aggregate, have a Material Adverse Effect on SJW.

                (ii) There are no Environmental Claims (as defined in Section 3.1(g)) pending or, to the knowledge of SJW, threatened, against SJW or any of its Subsidiaries, or any Person whose liability for any such Environmental Claim SJW or any of its Subsidiaries has retained or assumed either contractually or by operation of Law or Order.

                (iii) To the knowledge of SJW, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release (as defined in Section 3.1(g)), threatened Release or presence of any Hazardous Material (as defined in Section 3.1(g)), that could form the basis of any Environmental Claim against SJW or any of its Subsidiaries, or to the best knowledge of SJW against any Person whose liability for any Environmental Claim SJW or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law or Order, except for such liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on SJW.

                (iv)  As used in this Agreement:

                      (A) "Environmental Claim" means any suit, proceeding, action, cause of action, investigation or written claim or notice by any Person alleging potential

                                    10.

liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, diminution of value, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by SJW, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                      (B) "Environmental Law" means all Laws relating to pollution or protection of human health or the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                      (C) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, natural gas, liquified natural gas, natural gas liquids, gas useable fuels, or Hazardous Substances, Oils, Pollutants or Contaminants defined as such by, or regulated as such under, any Environmental Law.

                      (D) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property or structure, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

           (h)  Employee Benefit Plans; ERISA.

                (i) Section 3.1(h)(i) of the SJW Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")) (excluding any payroll practices, compensation arrangements and fringe benefits or perquisites which, individually or in the aggregate, are not material); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement with any officer or director or any other employee (if the cash severance amount payable to such employee under such agreement could be reasonably expected to exceed $200,000); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by SJW or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with SJW would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which SJW or an ERISA Affiliate is party for the benefit of any employee or former employee of SJW or any Subsidiary of SJW, in respect of which SJW or any Subsidiary of SJW will have continuing liability on or

                                    11.

after the Effective Time (the "SJW Benefit Plans"). Notwithstanding the foregoing, at any time prior to the twentieth Business Day following the date of this Agreement, SJW may amend or supplement the list set forth in Section 3.1(h)(i) of the SJW Disclosure Schedule, so long as such changes are made in respect of actions permitted in accordance with Section 4.1(h)

                (ii) With respect to each SJW Benefit Plan, (A) no amendments have been made thereto since the date hereof, or in the case of a pension benefit plan intended to be "qualified" under Section 401(a) of the Code, since the date of its most recent favorable determination letter from the Internal Revenue Service (other than as required by applicable Law or as would not result in any increased cost that would have a Material Adverse Effect), and (B) SJW has heretofore delivered or made available to Parent true and complete copies of the SJW Benefit Plans, any related trust or other funding vehicle, the most recent annual report on Form 5500, the current summary plan description and the most recent determination letter received from the IRS with respect to each SJW Benefit Plan intended to qualify under Section 401 of the Code.

                (iii) No liability under Title IV has been incurred by SJW or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of SJW, no condition exists that presents a material risk to SJW or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), where any such liability has had, or would have a Material Adverse Effect.

                (iv) No SJW Benefit Plan that is subject to Title IV (a "SJW Title IV Plan") is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any SJW Title IV Plan a plan described in section 4063(a) of ERISA. At no time since December 31, 1992, have SJW or any ERISA Affiliate, been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan nor does SJW or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA. Any withdrawal liability incurred with respect to any multiemployer plan has been fully paid as of the date hereof.

                (v) Each SJW Benefit Plan has been operated and administered in accordance with its terms, the terms of any applicable collective bargaining agreement and applicable Law, including but not limited to ERISA and the Code, except as would not be reasonably expected to result in a Material Adverse Effect, and each SJW Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

                (vi) None of the terms of the SJW Benefit Plans provide that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any current or former employee or officer of SJW or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                                    12.

                (vii) There are no pending, or to the knowledge of SJW, threatened or anticipated claims by or on behalf of any SJW Benefit Plan, by any employee or beneficiary covered under any such SJW Benefit Plan, or otherwise involving any such SJW Benefit Plan (other than routine claims for benefits) that would be reasonably expected to result in liability that would have a Material Adverse Effect.

                (viii) Neither the Company nor any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

           (i) Absence of Certain Changes or Events. Except as disclosed in the SJW SEC Reports filed with the SEC prior to the date hereof, since June 30, 1999
(a) the businesses of SJW and its Subsidiaries have been conducted in the ordinary course, consistent with past practices and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, individually or in the aggregate, a Material Adverse Effect on SJW.

           (j) Year 2000. The computer software operated by SJW and its Subsidiaries which is used in the conduct of their businesses is, as of the date hereof, capable of providing or being adapted to provide, and as of the Effective Time will provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, other than such interruptions in millennium functionality that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SJW. SJW believes that the remaining cost of adaptions referred to in the foregoing sentence is not reasonably likely to have a Material Adverse Effect on SJW.

           (k)  Taxes.

                (i) SJW and its Subsidiaries have (A) duly filed (or there has been filed on their behalf) with the appropriate Governmental Entities all Tax Returns (as defined in Section 3.1(k)(vii)(B)) required to be filed by them on or prior to the date hereof, other than those Tax Returns the failure of which to file would not, individually or in the aggregate, result in a Material Adverse Effect on SJW, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full (or there has been paid) all Taxes (as defined in Section 3.1(k)(vii)(A)) shown to be due on such Tax Returns.

                (ii) Except as set forth in Section 3.1(k) of the SJW Disclosure Schedule, there are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of SJW or any of its Subsidiaries.

                (iii) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against SJW or any of its Subsidiaries, and no power of attorney granted by either SJW or any of its Subsidiaries with respect to any Taxes is currently in force.

                                    13.

                (iv) Neither SJW nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

                (v) No consent under Section 341(f) of the Code has been filed with respect to SJW or any of its Subsidiaries.

                (vi) The accruals for Taxes reflected in SJW's most recent balance sheet included in the SJW SEC Reports are adequate to cover all liabilities for Taxes of SJW and its Subsidiaries for all periods ending on or before the date of such balance sheet and nothing has occurred subsequent to the date of such balance sheet to make any of such accruals inadequate.

                (vii) For purposes of this Agreement: (A) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (B) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

           (l) Insurance. Each of SJW and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies in the United States conducting the business conducted by SJW and its Subsidiaries during such time period, except for such insurance the absence of which would not have a Material Adverse Effect. Neither SJW nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of SJW or any Subsidiary of SJW. SJW has fulfilled all of its obligations under each material insurance policy, including the timely payment of premiums, other than such failures to fulfill its obligations that would not reasonably be expected, individually or in the aggregate, to reduce or nullify the benefits under such policy.

           (m) Property Franchises. SJW and its Subsidiaries own or have sufficient rights and consents to use under existing franchises, easements, leases, and license agreements all properties, rights and assets necessary for the conduct of their businesses and operations as currently conducted, except where the failure to own or have sufficient rights and consents to use such properties, rights and assets would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SJW.

           (n) Water Quality. The quality of water supplied by SJW and its Subsidiaries to their respective customers complies in all material respects with all applicable standards for quality and safety of water imposed by applicable Laws and Orders.

           (o) Board Approval. The Board of Directors of SJW, by resolutions duly and unanimously adopted at a meeting duly called and held and not subsequently rescinded

                                    14.

or modified in any way (the "SJW Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of SJW and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that the shareholders of SJW approve and adopt this Agreement. Assuming the accuracy of the representations and warranties set forth in Sections 3.2(g) and 3.3(e), the Board of Directors of SJW has taken the necessary action to make inapplicable the restrictions on business combinations set forth in Section 203 of the CCC and any other similar applicable antitakeover Laws.

           (p) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of SJW Common Stock to adopt this Agreement (the "Required SJW Vote") is the only vote of the holders of any class or series of SJW capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

           (q) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or financial advisor's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated (the "SJW Financial Advisor"), whose fees and expenses will be paid by SJW in accordance with SJW's agreement with such firm, based upon arrangements made by or on behalf of SJW and previously disclosed to Parent in writing.

           (r) Opinion of SJW Financial Advisor. SJW has received the opinion of SJW Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of SJW Common Stock and such opinion has not been withdrawn or modified.

           (s) Regulation as a Utility. Certain Subsidiaries of SJW are regulated as public utilities in California. Neither SJW nor any "subsidiary company" or "affiliate" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")) of SJW is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. SJW is not a holding company under the 1935 Act. From December 31, 1989 to the date of this Agreement no Governmental Entity has denied the request of SJW or any of its Subsidiaries to include any asset then in utility service in rate base for recovery in the amount of $500,000 or more.

           (t) Litigation. Except for claims, actions, suits, proceedings or investigations that would not have a Material Adverse Effect on SJW (collectively, "Claims"), there are no claims, actions, suits, proceedings or investigations pending or, to SJW's knowledge, threatened against SJW or any of its Subsidiaries, or any properties or rights of SJW or any of its Subsidiaries, by or before any Governmental Entity. Section 3.1(a) of the SJW Disclosure Schedule sets forth all Claims which are pending or, to SJW's knowledge, threatened against any of SJW or its Subsidiaries. Neither SJW nor any of its Subsidiaries is subject to any outstanding Order that could reasonably be expected to have a Material Adverse Effect on SJW or prevent or materially delay the consummation of the Merger.

                                    15.

           (u) No Parent Capital Stock. SJW does not own or hold directly or indirectly any capital stock of Parent, or any options, warrants or other rights to acquire any capital stock of Parent, or in each case, any interests therein.

           (v) Contracts. All contracts which are material to the Company and its Subsidiaries ("Material Contracts") have been provided to Parent. All Material Contracts to which SJW or any of its Subsidiaries are a party or by which its assets are bound are a valid and binding obligation of SJW or such Subsidiary and, to the knowledge of SJW, the valid and binding obligation of each other party thereto. Neither SJW nor any of its Subsidiaries, nor to the knowledge of SJW or any other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation or default under) any Material Contract, except for such violations or defaults that could not be reasonably expected to result in a Material Adverse Effect.

           (w) Real Estate. Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect on SJW:

                (i) All structures and other improvements on such properties are within the lot lines and do not encroach on the properties of any other person. Neither SJW nor any of its Subsidiaries has received any written or oral notice for assessments for public improvements against SJW Real Property which remains unpaid, and to the knowledge of SJW, no such assessment has been proposed.

                (ii) SJW and each of its Subsidiaries has obtained all authorizations, permits, easements and rights of way, including proof of dedication ("Access Rights"), which are necessary to ensure continued uninterrupted (1) vehicular and pedestrian ingress and egress to and from SJW Real Property and (2) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by SJW and each of its Subsidiaries in connection with their respective businesses. All Access Rights are in full force and effect. Neither SJW nor any of its Subsidiaries is in breach or default under the easement rights and rights of way enjoyed by SJW or its Subsidiaries, and to the knowledge of SJW, none of the grantors of such rights are in breach or default thereunder. There are no restrictions on entrance to or exit from SJW Real Property to adjacent public streets, and no conditions exist which will or with the giving of notice, the passage of time or both, could materially and adversely affect such Access Rights.

                (iii) As of the Effective Time, SJW Real Property will be adequate to operate the businesses of SJW and its Subsidiaries consistent with past practice.

                (iv) SJW Real Property has adequate arrangements for supplies of electricity, gas, oil, coal and sewer for all operations at the 1998 or current operating levels, whichever is greater. There are no actions or proceedings pending or, to SJW's knowledge, threatened that would adversely affect the supply of electricity, gas, coal or sewer to SJW Real Property.

                                    16.

                (v) There are no pending, or to SJW's knowledge, threatened eminent domain, condemnation or other governmental action affecting or taking of any SJW Real Property.

           (x) Intellectual Property. SJW or its Subsidiaries owns, leases or licenses free and clear of all Encumbrances all Intellectual Property Rights necessary to conduct the business of SJW, except where the failure to own, lease or license would not have, individually or in the aggregate, a Material Adverse Effect on SJW. Except for such claims, infringements and misappropriations that would not have, individually or in the aggregate, a Material Adverse Effect on SJW, (i) there has been no claim made against SJW or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights, (ii) SJW is not aware of any infringement or misappropriation of any of the Intellectual Property Rights, and (iii) neither SJW nor any of its Subsidiaries has infringed or misappropriated any intellectual property or proprietary right of any other entity. As used herein, "Intellectual Property Rights" mean any trademark, servicemark, registration therefor or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copy registration, or any other similar type of proprietary intellectual property, in each case owned, leased or licensed and used or held for use by the SJW or any Subsidiary.

           (y) Product Liability. Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect on SJW, there are no (i) liabilities of SJW or any of its Subsidiaries, fixed or contingent, asserted or, to the knowledge of SJW, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by SJW or any of its Subsidiaries or (ii) liabilities of SJW or any of its Subsidiaries, fixed or contingent, asserted or, to the knowledge of SJW unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by SJW or any of its Subsidiaries to others.

           (z) Condition of Assets. The buildings, machinery, equipment, tools, furniture, improvements and other fixed intangible assets of SJW and its Subsidiaries are structurally sound and free from known defects, subject to ordinary wear and tear, and shall be maintained by SJW or such Subsidiaries in such good operating condition and repair through the Effective Time so as to have the capacity to permit the operation of SJW's or such Subsidiaries' business as presently conducted. The assets and properties of SJW and its Subsidiaries include all assets, rights, properties and contracts, the use of which is necessary to the continued conduct after the Effective Time of SJW's and each of its Subsidiaries' business by the Surviving Corporation substantially in the manner as it is presently conducted.

     3.2 Representations and Warranties of Parent. Parent represents and warrants to SJW as follows:

          (a) Organization, Standing and Power. Parent is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes

                                    17.

such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

           (b)  Authority; No Violations.

                (i) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms.

                (ii) The execution and delivery of this Agreement by Parent do not or will not, as the case may be, and the performance of this Agreement and the consummation by Parent of the Merger and the other actions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Parent or any Subsidiary of Parent or
(B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any Contract, Laws or Orders applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act, (B) Laws of any PUCs and set forth in Section 3.1
(c)(iii)(D) of the SJW Disclosure Schedule, (C) rules and regulations of the New York Stock Exchange, and (D) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to the foregoing clauses (A) through
(D) are hereinafter referred to as the "Parent Required Consents". The parties hereto agree that references in this Agreement to "obtaining" Parent Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices; and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

           (c) Board Approval. The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are in the best interests of Parent and its shareholders and (ii) approved this Agreement and the Merger.

                                    18.

           (d) Vote Required. No vote of the holders of any class or series of Parent capital stock is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby.

           (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except Greenhill & Company (the "Parent Financial Advisor"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent.

           (f) Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity that
(i) seek to materially delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) could reasonably be expected to affect adversely the ability of Parent to fulfill its obligations hereunder, including Parent's obligations under Article I and Article II.

           (g) No SJW Capital Stock. Except for 400 shares of SJW Common Stock, Parent does not own or hold directly or indirectly any shares of SJW Common Stock or any other capital stock of SJW, or any options, warrants or other rights to acquire any shares of SJW Common Stock or any other capital stock of SJW, or in each case, any interests therein, other than pursuant to the Merger as contemplated by this Agreement.

           (h) Financing. Parent has or will have available, prior to the Effective Time, sufficient funds to pay the Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

     3.3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to SJW as follows:

           (a) Organization, Standing and Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a wholly-owned subsidiary of Parent.

           (b)  Authority; No Violations.

                (i) Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms.

                                    19.

                (ii) The execution and delivery of this Agreement by Merger Sub do not or will not, as the case may be, and the performance of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Merger Sub or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any Contract, Laws or Orders applicable to Merger Sub or its properties or assets.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for the Parent Required Consents, the filing of the Agreement of Merger pursuant to the CCC and DGCL and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

           (c) Board and Shareholder Approval. The Board of Directors of Merger Sub, by resolutions duly adopted without a meeting by unanimous consent thereto in writing and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interest of Merger Sub and its shareholder, (ii) approved this Agreement and the Merger and (iii) recommended that the shareholder of Merger Sub adopt this Agreement. Following the adoption of such resolutions by the Board of Directors of Merger Sub, the sole shareholder of Merger Sub, without a meeting by consent in writing, has duly adopted this Agreement.

           (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

           (e) No SJW Capital Stock. Merger Sub does not own or hold directly or indirectly any shares of SJW Common Stock or any other capital stock of SJW, or any options, warrants or other rights to acquire any shares of SJW Common Stock or any other capital stock of SJW, or in each case, any interests therein.

                                ARTICLE IV

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of SJW. During the period from the date of this Agreement and continuing until the Effective Time, SJW agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated in Section 4.1 of the SJW Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction (written notice of which will be given promptly to Parent) or to the extent that Parent shall otherwise consent in writing):

                                    20.

           (a)  Ordinary Course.

                (i) SJW and each of its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, business organizations and reputations, maintain their rights, franchises and permits, keep available the services of their officers and key employees, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by SJW or its Subsidiaries with respect to matters specifically addressed by any other provision of this
Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                (ii) Other than with the consent of Parent, which shall not be unreasonably withheld, SJW shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures contemplated in SJW's capital budget, reasonable amounts required to meet emergencies, and such additional amounts as may be required to comply with Laws and Orders then in effect or required by a Governmental Entity.

           (b) Dividends; Changes in Share Capital. SJW shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by wholly owned Subsidiaries of SJW to such Subsidiary's parent or another wholly owned Subsidiary of SJW and (y) the regular quarterly dividends on SJW Common Stock in the amount of $0.60 per share of SJW Common Stock payable in the third and fourth quarter of 1999, and $0.615 per share of SJW Common Stock per quarter thereafter, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of SJW which remains a wholly owned Subsidiary of SJW after consummation of such transaction,
(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

           (c) Issuance of Securities. SJW shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, pledge or encumber, or authorize or propose the issuance, delivery or sale, pledge or encumbrance of, any shares of its capital stock of any class, any SJW Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or SJW Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of SJW of capital stock to such Subsidiary's Parent or another wholly owned Subsidiary of SJW.

                                    21.

           (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or, following written notice to Parent, as may be required by Law or Order or required by the rules and regulations of the AMEX, SJW shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend their respective articles of incorporation, by-laws or other governing documents.

           (e) No Acquisitions. Other than with the consent of Parent, which shall not be unreasonably withheld, SJW shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than the acquisition of assets as are used in the operations of the business of SJW and its Subsidiaries in the ordinary course, consistent with past practice.

           (f) No Dispositions. Other than (i) with the consent of Parent, which shall not be unreasonably withheld, (ii) as set forth in Section 4.1(f) of the Disclosure Schedule and (iii) transfers between SJW and the wholly-owned Subsidiaries of SJW and between the wholly-owned Subsidiaries of SJW. SJW shall not, and shall not permit any Subsidiary of SJW to, sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of SJW) which are material to SJW.

           (g) Investments; Indebtedness. SJW shall not, and shall not permit any of its Subsidiaries to, (i) other than as set forth on Schedule 4.1(g) of the Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions and investments by SJW or a Subsidiary of SJW to or in SJW or any wholly owned Subsidiary of SJW, (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges, settlements or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of SJW included in the most recent SJW SEC Reports filed prior to the date of this Agreement or (iii) other than as set forth on Schedule 4.1(g) of the Disclosure Schedule, create, incur, assume or suffer to exist any indebtedness, guarantees, loans or advances or any debt securities or any warrants or rights to acquire any debt securities not in existence as of the date of this Agreement except for short-term indebtedness incurred under SJW's current short-term facilities (and any replacements thereof) in the ordinary course of business, consistent with past practices, and which shall not exceed $20,000,000 in the aggregate without the consent of Parent, which shall not be unreasonably withheld, in each case as such facilities and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the indebtedness so replaced) and the other terms and conditions thereof, taken as a whole, are not less advantageous to SJW and its Subsidiaries than those in existence as of the date of this Agreement.

                                    22.

           (h) Compensation. Except as otherwise agreed by Parent, SJW shall not, and shall not permit any of its Subsidiaries to, (i) materially increase the amount of compensation of any executive officer, director or employee, (ii) make any material increase in or commitment to increase any employee benefits,
(iii) issue any equity-based awards or shares of SJW Common Stock pursuant to SJW Benefit Plans, adopt or make any commitment to enter into, adopt, amend in any material manner or terminate any SJW Benefit Plan, or any other agreement, arrangement, plan or policy between SJW or one of its Subsidiaries and one or more of its directors, officers or employees, or (iv) make any contribution, other than regularly scheduled contributions, to any SJW Benefit Plan.

           (i) Other Actions. SJW shall not, and shall not permit any of its Subsidiaries to take any action that would, or fail to take any action which failure would, or that could reasonably be expected to, result in, (i) a material breach of any provision of this Agreement, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

           (j) Accounting Methods; Income Tax Matters. Except as disclosed in the SJW SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, SJW shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting or accounting practices in effect at December 31, 1998, except as required by GAAP. SJW shall not, nor shall it permit any of its Subsidiaries to, (i) change its fiscal year, (ii) make or rescind any material tax election, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy in respect of Taxes for any amount in excess of the amount reserved therefor and reflected in the most recent consolidated financial statements (or the notes thereto) of SJW included in the most recent SJW SEC Report, or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1998.

           (k) Contracts. SJW shall not, nor shall it permit any of its Subsidiaries, except in the ordinary course of business consistent with past practice (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material Contract or waive, release or assign any material rights or claims under a Contract to which SJW or any of its Subsidiaries is a party or (ii) to enter into any new material Contracts.

           (l) Regulatory Matters. Except for filings in the ordinary course of business consistent with past practice that would not have a Material Adverse Effect on SJW, SJW shall inform Parent reasonably in advance of making a filing to implement any changes in any of its or its Subsidiaries' rates or surcharges for water service or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause its Subsidiaries to, deliver to Parent a copy of each such filing or agreement. SJW shall, and shall cause its Subsidiaries to, make all such filings (A) only in the ordinary course of business consistent with past practice or (B) as required by a Governmental Entity.

           (m) Compromise; Settlement. Neither SJW nor any of its Subsidiaries shall settle or compromise any pending or threatened claims or arbitrations (other than any Claims or arbitrations relating to matters set forth in the SJW SEC Reports), other than settlements which involve solely the payment of money (without admission of liability) that

                                    23.

would not result in an uninsured payment by or liability of SJW in excess of $300,000 in the aggregate above the reserves established specifically therefor on the books of SJW as of the date hereof.

     4.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as required by a Governmental Entity of competent jurisdiction (written notice of which will be given promptly to SJW) or to the extent that SJW shall otherwise consent in writing) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any action which failure would impair Parent's ability to have available sufficient funds to pay the Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

     4.3. Advice of Changes; Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other, with respect to matters relevant to the Merger and (b) report (to the extent permitted by Law, Order or any applicable confidentiality agreement) on operational matters with respect to SJW and its Subsidiaries, and SJW shall promptly advise Parent, orally and in writing, of any material change or event affecting its business or operations, including any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of material litigation. SJW shall timely file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by Law, Order or any applicable confidentiality agreement) deliver to Parent copies of all such reports, announcements and publications promptly after the same are filed. Except as otherwise required by Section 4.1(l) and subject to applicable Laws and Orders relating to the exchange of information, each of SJW and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.4  Transition Planning; Continued Operations of SJW.

          (a) SJW and Parent shall each appoint three (3) officers to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger. The initial representatives of SJW shall be W. Richard Roth, Angela Yip and Scott Yoo. The initial representatives of Parent shall be Daniel Kelleher, W. Timothy Pohl and Ellen Wolf.

                                    24.

           (b) Between the date of this Agreement and the Effective Time, Parent at its discretion may locate up to two of its representatives at the offices of SJW (it being understood that such representatives shall not interfere with the business and operations of SJW or its Subsidiaries and shall have no authority whatsoever with respect to the operation of the business of SJW or any of its subsidiaries). During such period SJW shall cause one or more of its designated representatives to consult as requested by Parent with such representatives of Parent and to discuss the general status of the business of SJW and its Subsidiaries consistent with Sections 4.4 and 5.2 hereof.

     4.5. Control of SJW's Business. Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct SJW's operations prior to the Effective Time. Prior to the Effective Time, SJW shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

     5.1.  Preparation of SJW Proxy Statement; SJW Shareholders Meeting.

           (a) As promptly as practicable following the date hereof, SJW shall, in cooperation with Parent, prepare and file with the SEC preliminary proxy materials relating to the SJW Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the "SJW Proxy Statement"). The SJW Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and shall include a statement that the Board of Directors finds the Merger to be advisable, fair to and in the best interests of SJW. Each of SJW and Parent shall use all reasonable efforts to have the SJW Proxy Statement cleared by the SEC as promptly as practicable after filing with the SEC. SJW shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the SJW Proxy Statement to Parent and advise Parent of any oral comments with respect to the SJW Proxy Statement received from the SEC. If at any time prior to the SJW Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the SJW Proxy Statement, SJW shall promptly prepare and mail to its shareholders such an amendment or supplement. SJW shall cause the SJW Proxy Statement to be mailed to its shareholders at the earliest practicable date following clearance of the SJW Proxy Statement by the SEC and, subject to
Section 5.4, shall include in the SJW Proxy Statement the recommendation of the Board of Directors of SJW that the shareholders of SJW vote in favor of the approval of the Merger Agreement.

Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the SJW Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of SJW Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SJW agrees that none of the information supplied or to be supplied by SJW for inclusion or incorporation by reference in the SJW Proxy Statement and each

                                    25.

amendment or supplement thereto, at the time of mailing thereof and at the time of SJW Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SJW will provide Parent and its counsel with a reasonable opportunity to review and comment on the SJW Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Parent and its counsel with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Parent for inclusion in the SJW Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

           (b) Subject to Sections 5.4 and 7.1(f), SJW shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "SJW Shareholders Meeting") for the purpose of obtaining the Required SJW Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required SJW Vote and the Board of Directors of SJW shall recommend adoption of this Agreement by the shareholders of SJW.

     5.2 Access to Information. Upon reasonable notice, SJW shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its facilities, operations, officers, employees, agents and accountants and its properties, books, contracts, commitments and records (including, without limitation, Environmental Permits and environmental reports, audits and assessments) and, during such period, SJW shall (and shall cause its Subsidiaries to) furnish promptly to Parent (or in the case of the documents referred to in clause (a)(ii) below, make available to any representatives of Parent): (a) (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities Laws, as applicable; and (ii) each report, schedule, statement and other document filed with or received by any other Governmental Entity (other than, in the case of clause (i) or (ii), documents which such party is not permitted to disclose under applicable Law or Orders), and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that SJW may restrict the foregoing access to the extent that (x) a Governmental Entity requires SJW or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws or Orders with respect to national security matters or
(y) any Law or Order of any Governmental Entity applicable to SJW requires SJW or its Subsidiaries to restrict access to any properties or information. Parent will hold any information provided under this Section 5.2 or Sections 4.3 or 4.4 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 5, 1999 between SJW and Parent (the "Confidentiality Agreement"). Any investigation by Parent shall not affect the representations and warranties of SJW.

                                    26.

     5.3.  Reasonable Best Efforts.

           (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and to cause the conditions set forth in
Article VI to be satisfied on or prior to Closing. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing contained in this Agreement (including but not limited to Sections 5.3(a) and 5.3(d)) will require or obligate the Parent or any of its Subsidiaries (i) to agree to or otherwise become subject to any adjustment in, or forbearance from requesting changes in, authorized rates of Parent or any of its respective Subsidiaries, or to any material limitations on (A) the right of Parent, Merger Sub, SJW or their affiliates to acquire, hold or effectively to control or operate the business, assets or operations of SJW or (B) the right of Parent to exercise full rights of ownership of the SJW Common Stock acquired by Parent including, without limitation, the right to vote any SJW Common Stock held by Parent on all matters properly presented to the shareholders, or (ii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion (other than a de minimis portion) of the business, assets, or operations of SJW, Parent or any of their respective subsidiaries. Notwithstanding anything to the contrary contained herein, in no event will any party or their respective subsidiaries be required to waive any of the conditions to the Merger set forth in Article VI of this Agreement as they apply to such party.

           (b) Each of Parent and SJW shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other applicable Law or Order, use its reasonable best efforts to (i) make all appropriate filings and submissions with any PUC, Health Agency or other Governmental Entity that may be necessary, proper or advisable under applicable Laws or Orders in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to, PUCs, Health Agencies, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, PUCs, Health Agencies, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated hereby, and to the extent permitted by PUCs, Health Agencies, the DOJ or such other applicable Governmental Entity or

                                    27.

other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

           (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law or Order, each of Parent and SJW shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.3.

           (d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or Order or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or Order, each of Parent and SJW shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law or Order so as to permit consummation of the transactions contemplated by this Agreement.

     5.4.  Acquisition Proposals.

           (a) SJW shall, and shall instruct each of its Subsidiaries and Representatives (as defined below) to, immediately cease all existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). SJW shall not directly or indirectly, and it shall cause its Subsidiaries, officers, directors, employees, representatives, agents and affiliates, including any investment bankers, attorneys and accountants ("Representatives") retained by SJW or any of its Subsidiaries or affiliates, not to, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any Person relating to any direct or indirect acquisition or purchase of SJW or any of its Subsidiaries, a merger, recapitalization, consolidation, business combination, sale of a significant portion of the assets of SJW and its Subsidiaries, taken as a whole, sale of 10% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving SJW or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such inquiry, proposal or offer (or improvement, restatement, amendment, renewal or reiteration thereof) (other than made by Parent or an affiliate thereof) being herein referred to as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal. Notwithstanding any other provision of this Agreement, the Board of Directors of SJW may, at any time prior to approval of this Agreement by the shareholders of SJW, furnish

                                    28.

information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the Confidentiality Agreement (it being understood that SJW may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to SJW if it waives or similarly modifies the standstill provision in the Confidentiality Agreement; provided that in no circumstances shall any such standstill provision in any such further confidentiality agreement be more favorable to the other Person with respect to the purchase of shares of SJW Common Stock)) to, or engage in discussions or negotiations with, any Person in response to such Person's Superior Proposal that did not otherwise result from a breach of this Section 5.4 (as defined in Section 8.11(i)) made by such Person if, and only to the extent that, prior to taking such action, (A) the Board of Directors of SJW consults in good faith with its independent legal counsel as to the advisability of furnishing information to, or engaging in discussions or negotiations with, such Person and determines in good faith based upon the advice of its independent legal counsel that the failure to take such action would constitute a breach by the Board of Directors of SJW of their fiduciary duties to the Company's shareholders under applicable law, and (B) SJW provides reasonable advance notice to Parent to the effect that it is taking such action.

           (b) Except and only to the extent provided in paragraph (c) below, neither the Board of Directors of SJW nor any committee thereof shall (i) withdraw, modify or change, or propose to withdraw, modify or change, in any manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or
(iii) cause SJW to enter into any agreement (other than a confidentiality agreement entered into in accordance with Section 5.4(a)), letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal.

           (c) Notwithstanding any other provision of this Agreement, in response to a Superior Proposal and after consulting in good faith with its independent legal counsel as to the advisability of such action and determines in good faith based upon the advice of its independent legal counsel that the failure to take such action would constitute a breach by the Board of Directors of SJW of their fiduciary duties to the Company's shareholders under applicable law, SJW's Board of Directors shall be permitted (subject to this and the following sentences), at any time prior to the adoption of this Agreement by the shareholders of SJW, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) to approve or recommend, or propose to approve or recommend, any Superior Proposal, but only in each case referred to in clauses (i) and
(ii), after the third Business Day following Parent's receipt of written notice advising Parent that the Board of Directors of SJW has received a Superior Proposal, specifying the principal terms of such Superior Proposal and stating that it intends to take any action described in clause (i) or (ii) above. After providing such notice, SJW shall provide a reasonable opportunity to Parent within such three Business Day-period to make such adjustments in the terms and conditions of this Agreement as would enable SJW to proceed with its recommendation to the shareholders of SJW without taking any action described in clauses (i) or (ii) of the preceding sentence; provided that any such adjustments shall be at the discretion of Parent at such time.

                                    29.

           (d) SJW shall immediately advise Parent of any request for information or any Acquisition Proposal, the material terms of such request or Acquisition Proposal (and in the case of a Superior Proposal, the identity of such Person making such proposal). SJW will keep Parent reasonably informed of the status and material terms (including amendments or proposed amendments) of any such request or Acquisition Proposal.

           (e) Nothing contained in this Section 5.4 shall prohibit SJW or its Board of Directors (i) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the shareholders of SJW with regard to an Acquisition Proposal or (ii) prior to the adoption of this Agreement by the shareholders of SJW, from taking any action as contemplated by
Section 7.1(f). Nothing in this Section 5.4 shall (x) permit SJW to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of SJW under this Agreement.

     5.5.  Employee Benefits Matters.

           (a)  Employee Benefits.

                (i) Obligations of Parent; Comparability of Benefits. Parent shall cause the Surviving Corporation to assume all employment and other related Agreements with respect to any current employee of SJW, which shall be performed in accordance with their terms. In addition, the obligations under each SJW Benefit Plan (as defined in Section 8.11(a)) as to which SJW or any of its Subsidiaries has any obligation with respect to any current or former employee (the "SJW Employees") shall become the obligations of Parent and the Surviving Corporation at the Effective Time. Thereafter, Parent shall, or shall cause the Surviving Corporation to, provide benefits to SJW Employees under those of Parent's Benefit Plans that provide benefits that are most closely analogous to those provided by the SJW Benefit Plans, on terms and conditions substantially similar, in the aggregate, to those that apply to similarly situated employees of Parent's Subsidiaries. Nothing herein shall require the continuation of any particular SJW Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence).

                (ii)  Pre-Existing Limitations; Deductible; Service Credit.
With respect to any Benefit Plans of Parent or any Subsidiary of Parent in which SJW Employees participate effective as of the Closing Date, Parent shall, or shall cause the Surviving Corporation to: (A) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to SJW Employees under any Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time, (B) provide each SJW Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of SJW Employees with SJW for purposes of eligibility to participate, vesting credit, eligibility for benefits and the amount of any such benefits (other than accruals under any defined benefit pension plan) in any Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to

                                    30.

participate after the Effective Time, to the same extent taken into account under a comparable SJW Benefit Plan immediately prior to the Closing Date.

                (iii) Change of Control. SJW and Parent agree that, for purposes of the SJW Benefit Plans, the approval or consummation of the transactions contemplated by this Agreement, as applicable, shall constitute a "Change in Control", as applicable under such SJW Benefit Plans.

                (iv) Certain Plans. Notwithstanding any other provision hereof, Parent shall, or shall cause the Surviving Corporation to, provide the benefits under the SJW Corp. Transaction Incentive and Retention Program for Key Employees and the SJW Corp. Executive Severance Plan, as amended ("Severance Plan"), including the Supplemental Executive Retirement Plan benefits provided under the Severance Plan, to those individuals covered by those plans on the Effective Time in accordance with the terms of such plans as of the date hereof.

     5.6. Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on SJW or its Subsidiaries and (b) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the SJW Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

     5.7.  Directors' and Officers' Indemnification and Insurance.

           (a) After the Effective Time through the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer, director or employee of SJW and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys' fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of SJW or any of its Subsidiaries to the extent that such claim, action, proceeding or investigation pertains to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) (a "Claim"), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law or Order; provided that no Indemnified Party may settle any such claim without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation from Parent or the Surviving Corporation within ten Business Days of receipt by

                                    31.

Parent or the Surviving Corporation from the Indemnified Party of a request therefor to the extent permitted under the CCC; provided that any Person to whom expenses are advanced provides an undertaking, to the extent required by the CCC, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

           (b) Unless a modification is required by law, the Surviving Corporation shall cause to be maintained in effect (i) in its articles of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the articles of incorporation and by-laws of SJW on the date of this Agreement (provided that the Surviving Corporation may make any amendments or other modifications to such provisions that would not adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as indemnitees under the articles of incorporation or by-laws of SJW with respect to matters existing or occurring at or prior to the Effective Time, and (ii) for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by SJW (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by SJW for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

           (c) Notwithstanding anything herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, proceeding or investigation. Parent or the Surviving Corporation shall have the right to assume the defense of any Claim for which indemnification is provided herein, and neither Parent nor the Surviving Corporation will be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that an Indemnified Party will have the right to retain separate counsel, reasonably acceptable to Parent, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Parent (or Surviving Corporation), or their respective successors, and counsel for Parent determines that the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them based upon the standards of professional responsibility applicable thereto.

           (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 5.5 and this
Section 5.7.

                                    32.

     5.8. Public Announcements. SJW and Parent shall use all reasonable efforts to develop a joint communications plan. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause to be issued, any press releases and other public statements with respect to this Agreement or the transactions contemplated hereby unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, provided that, if such disclosure is required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each of the parties agrees to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     5.9. Disclosure Schedule Supplements. From time to time after the date of this Agreement and prior to the Effective Time, SJW will promptly supplement or amend the SJW Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the SJW Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of SJW which has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, Parent will promptly disclose in writing to SJW any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a disclosure schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Parent or Merger Sub which has been rendered inaccurate thereby (including, for purposes of this Section 5.9 only, any representation or warranty set forth in Section 3.2(f) without regard to the words "As of the date hereof" therein). Each of SJW and Parent shall, within a reasonable period of time following any such disclosure, supplement or amendment, negotiate in good faith with respect to the consequences of any such disclosure, supplement or amendment. For purposes of determining the accuracy of the representations and warranties of SJW contained in this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.2(a), the SJW Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.3(a), there shall be deemed to be no disclosure schedule of Parent, and the information contained in any written disclosure by Parent pursuant to this provision shall not be considered.

                                ARTICLE VI

                           CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of SJW, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

           (a) Shareholder Approval. SJW shall have obtained the Required SJW Vote for the adoption of this Agreement by the shareholders of SJW.

                                    33.

           (b) No Injunctions or Restraints; Illegality. No federal, state, local or foreign, if any, Law shall have been adopted or promulgated, and no temporary restraining Order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

           (c) Governmental Approvals. All Parent Required Consents and the SJW Required Consents shall have been obtained prior to the Effective Time, and shall have become Final Orders. The Final Orders shall not, individually or in the aggregate, impose terms and conditions that materially impair the ability of the parties to complete the Merger or the other transactions contemplated hereby. "Final Order" for purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside or annulled, and with respect to which any waiting period prescribed by any Law or Order before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by Law or Order have been satisfied.

           (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, at or prior to the Closing of the following additional conditions:

           (a)  Representations and Warranties.  At the time of Closing:

                (i) Each of the representations and warranties of SJW set forth in the first and last sentence of Section 3.1(a) and Sections 3.1(b), 3.1(c)(i), 3.1(o), 3.1(p) and 3.1(r)
                shall be true and correct in all material respects; and

                (ii) Each of the other representations and warranties of SJW set forth in the Agreement shall be true and correct without giving effect to any qualification for Material Adverse Effect, materiality or correlative term, except to the extent that such failure to be true and correct would not, in the aggregate and when taken together with all such failures, have a Material Adverse Effect;

as if such representations and warranties referred to in clauses (i) and (ii) above were made at the Effective Time except (A) to the extent any such representation or warranty speaks by its terms as of a certain date, and (B) for changes specifically permitted by this Agreement; and Parent shall have received a certificate of the chief executive officer and the chief financial officer of SJW to such effect.

           (b) Performance of Obligations of SJW. SJW shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of SJW to such effect.

                                    34.

           (c) Final Orders. The Final Orders referred to in Section 6.1(c) shall not, individually or in the aggregate, impose terms and conditions that could reasonably be expected to result in a Material Adverse Effect on SJW or Parent.

           (d) Product Liability. No event has occurred which could reasonably be likely to result in any liability of SJW or its Subsidiaries for death or serious personal injury, fixed or contingent, asserted or unasserted, with respect to any product or service sold by SJW or its Subsidiaries such that the reputation of SJW, Parent or any of their Subsidiaries might be significantly impaired.

     6.3. Additional Conditions to Obligations of SJW. The obligations of SJW to effect the Merger are subject to the satisfaction of, or waiver by SJW, at or prior to the Closing of the following additional conditions:

           (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (other than any representation or warranty, or any portion of a representation or warranty, that is not qualified as to Material Adverse Effect, which representations and warranties shall be true and correct in all material respects), as if such representations or warranties were made as of the Effective Time, except (i) to the extent given as of a certain date and (ii) for changes specifically permitted by this Agreement, and SJW shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

           (b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and SJW shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

                                ARTICLE VII

                         TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of SJW or Merger Sub:

           (a) By mutual written consent of Parent and SJW, by action of their respective Boards of Directors;

           (b) By either SJW or Parent, by written notice to the other party, if the Effective Time shall not have occurred on or before the first anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided further that if, on such first anniversary, (i) the condition set forth in Section 6.1(c) has not been satisfied or waived, (ii) all of the other conditions to the consummation of the

                                    35.

Merger set forth in Article VI have been satisfied or waived or can readily be satisfied and (iii) any approvals required in order for the condition set forth in Section 6.1(c) to be satisfied that have not yet been obtained are being pursued diligently and in good faith, then the Termination Date shall, without any action by any of the parties, be extended to the earlier of (x) the date that is six months after the first anniversary of the date hereof and (y) the date that such approvals are no longer being pursued diligently and in good faith by any party necessary to the prosecution thereof;

           (c) By either SJW or Parent if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.3), in each case (i) and (ii) that is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction;

           (d) By either SJW or Parent if the approval by the shareholders of SJW required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required SJW Vote upon the taking of such vote at a duly held meeting of shareholders of SJW, or at any adjournment thereof;

           (e) By Parent if the Board of Directors of SJW shall have taken or resolved to take any of the actions set forth in clauses (i) or (ii) of Section 5.4(b) or if the Board of Directors of SJW shall have refused to affirm its recommendation of the Merger and the transactions contemplated by this Agreement as promptly as practicable (but in any case within ten business days) after receipt of written request from Parent therefor;

           (f) By SJW at any time prior to adoption of this Agreement by the shareholders of SJW if the Board of Directors of SJW (i) shall have approved a Superior Proposal or (ii) shall have entered into a definitive agreement with respect to a Superior Proposal; provided, however, that SJW shall have complied with Section 5.4;

           (g) By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of SJW set forth in this Agreement, or if any representation or warranty of SJW shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied (a "Terminating SJW Breach"); provided, however, that if such Terminating SJW Breach is curable by SJW through the exercise of its reasonable efforts within 10 days, Parent may not terminate this Agreement under this Section 7.1(g) until the expiration of such 10 day period or the time SJW fails to maintain reasonable efforts, whichever occurs earlier; and provided, further, that the preceding proviso

                                    36.

shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1; or

           (h) By SJW, upon breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warrant of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied ("Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 10 days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 7.1(h) until the expiration of such 10 day period or the time SJW fails to maintain reasonable efforts, whichever occurs earlier; and provided, further, that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1.

     7.2.  Effect of Termination.

           (a) In the event of termination of this Agreement by either SJW or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or SJW or their respective officers or directors except with respect to the second sentence of Section 5.2, Section 5.6, this Section 7.2 and Article VIII; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

           (b) Parent and SJW agree that SJW shall pay to Parent the sum of $17.5 million (the "Termination Fee") if (i) SJW or Parent shall terminate this Agreement pursuant to Section 7.1(d), Section 7.1(e), or Section 7.1(f)(i), and at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to SJW or any of its Subsidiaries and within 18 months following the termination of this Agreement, SJW enters into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated or (ii) SJW shall terminate this Agreement pursuant to Section 7.1(f)(ii).

           (c)  The Termination Fee required to be paid to Parent pursuant to
Section 7.2(b) shall be made to Parent not later than five Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable. Payment under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent in the amount of the Termination Fee, plus interest, if any, accrued from the date when payment was due to the payment date at the prime rate in effect at Wells Fargo Bank, San Francisco.

     7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of SJW and Merger Sub, but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such

                                    37.

shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                              ARTICLE VIII

                           GENERAL PROVISIONS

     8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     8.2. Notices. All notices and other communications hereunder shall be in writing (including telecopy or other similar writing) and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if given by any other means, when received at the address specified in this Section 8.2, except, in each case, for a notice of a change of address, which shall be effective only upon receipt thereof. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

           (a)  if to Parent or Merger Sub, to

                American Water Works Company, Inc.
                1025 Laurel Oak Road
                P.O. Box 1770
                Voorhees, NJ  08043
                Fax: 856-346-8299
                Attention:  W. Timothy Pohl

                                    38.

                with a copy to

                Dechert Price & Rhoads
                4000 Bell Atlantic Tower
                1717 Arch Street
                Philadelphia, PA  19103
                Fax: 215-994-2222
                Attention:  John LaRocca

           (b)  if to SJW to

                SJW Corp.
                374 W. Santa Clara St.
                San Jose, CA  95113 (courier) or 95196 (mail)
                Fax:  (408) 279-7932
                Attention:  Richard Roth

                with a copy to

                Brobeck, Phleger & Harrison LLP
                One Market, Spear Street Tower
                San Francisco, CA  94105
                Fax: (415) 442-1010
                Attention:  Ronald B. Moskovitz

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The inclusion of any matter in the SJW Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by SJW that such matter is material or would have a Material Adverse Effect. Notwithstanding anything to the contrary, in no event shall any risk factors or similar cautionary language included in any SJW SEC Reports under the heading "Forwarding Looking Statements" be disclosed or deemed disclosed for purposes of the representations, warranties, or covenants contained in this Agreement except as otherwise specifically disclosed herein or therein.

     8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each party shall have received counterparts hereof signed by all other parties hereto, it being understood that the parties need not sign the same counterpart.

                                    39.

     8.5.  Entire Agreement; No Third Party Beneficiaries.

           (a) This Agreement together with the SJW Disclosure Schedule, and exhibits hereto constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

           (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

     8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, Order or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law, Order or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. SJW agrees that, at the request of Parent and Merger Sub at any time prior to adoption of this Agreement by the shareholders of SJW, SJW will take all actions required by the CCC in order to effect, after all actions required by the CCC and DGCL are taken by Parent and Merger Sub, the substitution of another direct or indirect wholly owned Subsidiary of Parent for Merger Sub in this Agreement; provided that each of Parent and such substitute Subsidiary shall represent and warrant to SJW, on the date such substitution is to be effective, the representations and warranties set forth in Section 3.3; and provided, further, that no action shall be taken that would require SJW to amend or supplement the SJW Proxy Statement at any time after the SJW Proxy Statement has first been mailed to SJW's shareholders.

     8.9. Submission to Jurisdiction; Waivers. Each of Parent, Merger Sub and SJW irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its

                                    40.

successors or assigns may be brought and determined in the Santa Clara County Superior Court of the State of California, or in the United States Courts in or for the Northern District of California, in each case having subject matter jurisdiction, and each of Parent, Merger Sub and SJW hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.2 shall be effective service of process for any such legal action or proceeding brought against it in any such court. Each of Parent, Merger Sub and SJW hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law or Order, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything contained herein to the contrary, SJW understands and agrees that this Section
8.9 is not intended to and shall not be deemed to be a consent by Parent to jurisdiction for any purpose other than the limited purpose of enforcing this Agreement in accordance with its terms.

     8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law, Order or in equity.

     8.11.  Definitions.  As used in this Agreement:

            (a) "Benefit Plans" means, with respect to any Person, each employee or director benefit plan, program, arrangement and contract (including any "employee benefit plan," as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on Section 4.1(c) of the SJW Disclosure Schedule, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

           (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

           (c) "Business Day" means any day on which banks are not required or authorized to close in the city of San Francisco.

                                    41.

           (d) "knowledge" when used with respect to any party means the knowledge of any executive officer of such party after reasonable inquiry.

           (e) "Material Adverse Effect" means, with respect to any Person, any change, circumstance or effect that would reasonably be expected to result in a materially adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating (i) to reductions in consumer demand or reductions in supply sources solely as a result of unusual climatic conditions in the watersheds or in the areas serviced by SJW or any of its Subsidiaries or
(ii) to actions or omissions by either Parent or SJW, or any of their Subsidiaries, as the case may be, taken with the written permission of the other party in connection with the transactions contemplated hereby.

           (f) "the other party" means, with respect to SJW, Parent and means, with respect to Parent, SJW.

           (g) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

           (h) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

           (i) "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that the Board of Directors of SJW concludes in good faith (after consultation with its financial advisors) would, if consummated, provide greater aggregate value to SJW's shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and for which any required financing is committed or which, in the good faith judgment of the Board of Directors of SJW (after consultation with its financial advisors), is reasonably capable of being financed by the Person making such Acquisition Proposal (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4 except that (x) the reference to "10% or more of the shares" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "sale of 50% or more of the shares" and (y) "Acquisition Proposal" shall only be deemed to refer to a transaction involving SJW, or with respect to assets (including the shares of any Subsidiary of SJW) of SJW and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

     8.12. Other Agreements. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of SJW and Parent

                                    42.

under any other agreement between the parties shall not be affected by any provision of this Agreement.

                         [Intentionally Left Blank]

                                    43.

     IN WITNESS WHEREOF, Parent, SJW and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                    AMERICAN WATER WORKS COMPANY, INC.

                                    By:   W. Timothy Pohl

                                    Name: W. Timothy Pohl
                                    Title: Secretary and General Counsel

                                    SJW ACQUISITION CORP.

                                    By:   W. Timothy Pohl

                                    Name: W. Timothy Pohl
                                    Title: Vice President

                                    SJW CORP.

                                    By:   W. Richard Roth

                                    Name: W. Richard Roth
                                    Title: President

                                    44.

                                                                   EXHIBIT 1.5


                           AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION

                                    OF

                                 SJW CORP.

     1.  The name of the Corporation is SJW Corp.

     2. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     3. The Corporation is authorized to issue one class of stock to be designated "Common Stock". The total number of shares that the Corporation is authorized to issue is one thousand (1,000) shares, $0.01 par value per share.

     4. (a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permitted under California law.

         (b) This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

                          SJW DISCLOSURE SCHEDULE
                          -----------------------


     The disclosures set forth herein are made with reference to the representations and warranties of SJW Corporation, a California corporation ("SJW"), in Article III of the Agreement and Plan of Merger (the "Agreement"), dated as of October 28, 1999, among American Water Works Company, Inc., a Delaware corporation (the "Parent"), SJW Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Sub"), and SJW.

     The section numbers in this SJW Disclosure Schedule correspond to the section numbers in the Agreement; however, any information disclosed herein under any section number or in any schedule to the Agreement provided by SJW shall be deemed disclosed and incorporated into any other section or schedule under the Agreement if it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such section.

     Certain matters are listed in this SJW Disclosure Schedule for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed herein by the terms of the Agreement. In no event shall the listing of such agreements or other matters in this SJW Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify the SJW's representations and warranties or covenants contained in the Agreement.

     Any term defined in the Agreement shall have the same meaning when used in this SJW Disclosure Schedule unless the context otherwise requires or unless otherwise noted. No reference to or disclosure of any item or other matter in this SJW Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this SJW Disclosure Schedule. No disclosure in this SJW Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation exists or has actually occurred.

Section 3.1(a)

San Jose Water Company, a California corporation ("SJ Water") and a wholly-owned Subsidiary.
SJW Land Company, a California corporation ("SJ Land") and a wholly-owned
     Subsidiary.
444 West Santa Clara Street, a California limited partnership ("444
     Partnership"), of which SJ Land, as limited partner, has a 70% interest and TBI-444 West Santa Clara Street, L.P., as general partner, has a 30% interest.


Section 3.1(c)(iii)(D)

California Public Utilities Commission.


Section 3.1(c)(iii)(E)

California Department of Health Services


Section 3.1(g)

On February 5, 1999, SJ Water received a draft order from the California Regional Water Quality Control Board regarding possible cleanup of soil and groundwater contamination at 230 Commercial Street in Sunnyvale, California. The site was previously occupied by Western Precision, a former subsidiary of SJW.


Section 3.1(h)(i)

The SJW Benefit Plans (as amended to date) are as follows:

San Jose Water Company Retirement Plan
San Jose Water Company Salary Deferral Plan
San Jose Water Company Social Welfare Plan
San Jose Water Company Long Term Disability Plan
San Jose Water Company Supplemental Executive Retirement Plan
San Jose Water Company Directors Retirement Plan
San Jose Land Company Directors Retirement Plan
SJW Corp. Executive Severance Plan
SJW Corp. Directors Retirement Plan
SJW Corp. Transaction Incentive and Retention Program for Key Employees Deferred Compensation Agreement between Campbell Water Company and Homer
     Hyde
Deferred Compensation Agreement between Campbell Water Company and Frank
     Kukuk

                                    2.

Section 3.1(k)(ii)

None.


Section 3.1(s)

Under D 88-01-016, precipitated by the changes in the 1986 Tax Reform Act, the California Public Utilities Commission (the "Commission") permitted water utilities to capitalize Interest During Construction (IDC) for ratemaking purposes. SJ Water's treatment of IDC was reviewed and affirmed by the Advisory and Compliance Branch of the Commission in 1988 and in subsequent rate filing and advice letter filings. In connection with SJ Water's 1995 rate filing, the Office of Ratepayer's Advocate Branch of the Commission contested SJ Water's ratemaking treatment of IDC. In May 1999, the presiding administrative law judge rendered a proposed decision disallowing SJ Water's previously capitalized $621,000 of IDC in ratebase. SJ Water has requested the assigned Commissioner's Office to perform a legal review of the proposed decision based on the principles of equity.


Section 3.1(t)

See also Sections 3.1(g) and 3.1(s) above.

In 1993, Valley Title Company filed a lawsuit against SJ Water. Plaintiff alleged that a fire service pipeline ruptured in 1992, causing water and heating oil to flood the basement of Valley Title Company. In 1995, SJ Water's insurance carrier settled with the plaintiff's insurance carrier for $3.5 million for costs to repair the building. It is uncertain whether SJ Water will be compelled to contribute to the settlement. Separately, a jury awarded $3 million to Valley Title Company for lost business files. A unanimous appellate court reversed the jury's award and was sustained on appeal by the California Supreme Court.

In July 1998, Maxxum Management Company, successor to Valley Title Company, filed a new lawsuit in the California Superior Court of Santa Clara against SJ Water that alleged a cause of action of inverse condemnation based upon the same facts as the first lawsuit. In September 1999, the California Superior Court of Santa Clara issued a decision denying Maxxum Management Company the right to bring its lawsuit.


Section 3.1(w)(v)

The Valley Transportation Routing Plan for its light rail system would result in the taking by eminent domain of no more than one contiguous acre of the Delmar Property.

                                    3.

Section 4.1(a)(ii)

444 Partnership plans to incur the capital expenditures associated with building the 22,000 s.f. office building at 444 West Santa Clara Street, San Jose, California in accordance with the budget that has been provided to Parent.


Section 4.1(f)

Dispositions:

Property                            Location
--------                            --------

Blossom Hill                        Blossom Hill/Cahalan, San Jose


Section 4.1(g)

The 444 Partnership has negotiated a loan of approximately $4.4 million to fund the construction of an office building at 444 West Santa Clara, San Jose, California.

SJ Water may incur up to $20,000,000 of long-term indebtedness to repay short-term indebtedness and to finance construction of a utility plant.

                                    4.

                                                                   EXHIBIT 10(q)

                                                                         Arizona

                                                                  EXECUTION COPY


                        ASSET PURCHASE AGREEMENT

                                  among

                       CITIZENS UTILITIES COMPANY
                                   AND
                        CERTAIN OF ITS AFFILIATES

                                   AND

                 AMERICAN WATER WORKS COMPANY, INC. AND
                     ARIZONA-AMERICAN WATER COMPANY

                               Dated as of

                            October 15, 1999

                                                                         Arizona

                            TABLE OF CONTENTS

                                                                      Page

ARTICLE 1  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1    Certain Definitions. . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2  THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . .  10
    2.1    Sale and Purchase of Assets. . . . . . . . . . . . . . . .  10
    2.2    Excluded Assets. . . . . . . . . . . . . . . . . . . . . .  10
    2.3    Assumption of Certain Liabilities. . . . . . . . . . . . .  11
    2.4    Consent of Third Parties . . . . . . . . . . . . . . . . .  14
    2.5    Closing. . . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.6    Purchase Price . . . . . . . . . . . . . . . . . . . . . .  15
           2.6.1   Purchase Price . . . . . . . . . . . . . . . . . .  15
           2.6.2   Payment of Initial Cash Payment. . . . . . . . . .  15
           2.6.3   Estimated Closing Statement. . . . . . . . . . . .  15
           2.6.4   Post-Closing Adjustment to Purchase Price. . . . .  16
           2.6.5   Adjustment for Certain Liabilities . . . . . . . .  17
    2.7    Deliveries and Proceedings at Closing. . . . . . . . . . .  18
           2.7.1   Deliveries to Buyer. . . . . . . . . . . . . . . .  18
           2.7.2   Deliveries By Buyer to the Seller Parties. . . . .  19
    2.8    Allocation of Consideration. . . . . . . . . . . . . . . .  19
    2.9    Prorations . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 3  REPRESENTATIONS AND WARRANTIES  OF SELLER. . . . . . . . .  20
    3.1    Qualification; No Interest in Other Entities . . . . . . .  20
    3.2    Authorization and Enforceability . . . . . . . . . . . . .  20
    3.3    No Violation of Laws or Agreements . . . . . . . . . . . .  21
    3.4    Financial Statements . . . . . . . . . . . . . . . . . . .  21
    3.5    No Changes . . . . . . . . . . . . . . . . . . . . . . . .  22
    3.6    Contracts. . . . . . . . . . . . . . . . . . . . . . . . .  22
    3.7    Permits and Compliance With Laws Generally . . . . . . . .  23
    3.8    Environmental Matters. . . . . . . . . . . . . . . . . . .  23
    3.9    Consents . . . . . . . . . . . . . . . . . . . . . . . . .  26
    3.10   Title. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    3.11   Real Estate. . . . . . . . . . . . . . . . . . . . . . . .  26
    3.12   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    3.13   Patents and Intellectual Property Rights . . . . . . . . .  27
    3.14   Accounts Receivable. . . . . . . . . . . . . . . . . . . .  27
    3.15   Labor Relations. . . . . . . . . . . . . . . . . . . . . .  27
    3.16   Employee Benefit Plans . . . . . . . . . . . . . . . . . .  28
    3.17   Absence of Undisclosed Liabilities . . . . . . . . . . . .  29
    3.18   No Pending Litigation or Proceedings . . . . . . . . . . .  30
    3.19   Supply of Utilities. . . . . . . . . . . . . . . . . . . .  30
    3.20   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  30
    3.21   Relationship with Customers. . . . . . . . . . . . . . . .  30

                                                                   Arizona

    3.22   WARN Act . . . . . . . . . . . . . . . . . . . . . . . . .  30
    3.23   Condition of Assets. . . . . . . . . . . . . . . . . . . .  31
    3.24   Brokerage. . . . . . . . . . . . . . . . . . . . . . . . .  31
    3.25   All Assets . . . . . . . . . . . . . . . . . . . . . . . .  31
    3.26   Year 2000 Matters. . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER . . . .  32
    4.1    Organization and Good Standing . . . . . . . . . . . . . .  32
    4.2    Authorization and Enforceability . . . . . . . . . . . . .  32
    4.3    No Violation of Laws or Agreements . . . . . . . . . . . .  32
    4.4    Consents . . . . . . . . . . . . . . . . . . . . . . . . .  33
    4.5    Financing. . . . . . . . . . . . . . . . . . . . . . . . .  33
    4.6    Brokerage. . . . . . . . . . . . . . . . . . . . . . . . .  33
    4.7    Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 5  ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . .  34
    5.1    Conduct of Business. . . . . . . . . . . . . . . . . . . .  34
    5.2    Negotiations . . . . . . . . . . . . . . . . . . . . . . .  35
    5.3    Disclosure Schedules . . . . . . . . . . . . . . . . . . .  35
    5.4    Mutual Covenants . . . . . . . . . . . . . . . . . . . . .  36
    5.5    Filings and Authorizations . . . . . . . . . . . . . . . .  36
    5.6    Public Announcement. . . . . . . . . . . . . . . . . . . .  37
    5.7    Further Assurances . . . . . . . . . . . . . . . . . . . .  37
    5.8    Cooperation. . . . . . . . . . . . . . . . . . . . . . . .  38
    5.9    Employees; Employee Benefits . . . . . . . . . . . . . . .  39
    5.10   Employee Pension Plan. . . . . . . . . . . . . . . . . . .  41
    5.11   Employee Savings Plan. . . . . . . . . . . . . . . . . . .  41
    5.12   Welfare Benefits . . . . . . . . . . . . . . . . . . . . .  42
    5.13   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    5.14   Intentionally Omitted. . . . . . . . . . . . . . . . . . .  43
    5.15   Citizens' Guarantees and Surety Instruments. . . . . . . .  44
    5.16   Assumption of Seller Debt. . . . . . . . . . . . . . . . .  44
    5.17   Schedule of Permits. . . . . . . . . . . . . . . . . . . .  47
    5.18   Title Information. . . . . . . . . . . . . . . . . . . . .  47
    5.19   Transaction with Related Parties . . . . . . . . . . . . .  47
    5.20   Approval by Citizens . . . . . . . . . . . . . . . . . . .  47
    5.21   Supplemental Information . . . . . . . . . . . . . . . . .  47
    5.22   Non-Competition. . . . . . . . . . . . . . . . . . . . . .  48
    5.23   Intentionally Omitted. . . . . . . . . . . . . . . . . . .  48
    5.24   IDRB Obligations . . . . . . . . . . . . . . . . . . . . .  48
    5.25   Cooperation with Respect to Like-Kind Exchange . . . . . .  49
    5.26   Transition Plan. . . . . . . . . . . . . . . . . . . . . .  49
    5.27   Procedures regarding Refunds of Advances . . . . . . . . .  50
    5.28   Title Insurance. . . . . . . . . . . . . . . . . . . . . .  50

                                                                         Arizona

ARTICLE 6  CONDITIONS PRECEDENT; TERMINATION. . . . . . . . . . . . .  50
    6.1    Conditions Precedent to Obligations of Buyer and Parent. .  50
           6.1.1   Performance of Agreements; Representations and
                   Warranties . . . . . . . . . . . . . . . . . . . .  50
           6.1.2   Opinion of Counsel . . . . . . . . . . . . . . . .  51
           6.1.3   HSR Act. . . . . . . . . . . . . . . . . . . . . .  51
           6.1.4   Required PUC and Other Consents. . . . . . . . . .  51
           6.1.5   Injunction; Litigation . . . . . . . . . . . . . .  52
           6.1.6   Documents. . . . . . . . . . . . . . . . . . . . .  52
           6.1.7   Related Closings . . . . . . . . . . . . . . . . .  52
    6.2    Conditions Precedent to Obligations of Seller Parties. . .  52
           6.2.1   Performance of Agreements; Representations and
                   Warranties . . . . . . . . . . . . . . . . . . . .  52
           6.2.2   Opinion of Counsel . . . . . . . . . . . . . . . .  53
           6.2.3   HSR Act. . . . . . . . . . . . . . . . . . . . . .  53
           6.2.4   Required PUC and Other Consents. . . . . . . . . .  53
           6.2.5   Injunction; Litigation . . . . . . . . . . . . . .  53
           6.2.6   Documents. . . . . . . . . . . . . . . . . . . . .  53
           6.2.7   Related Closings . . . . . . . . . . . . . . . . .  54
    6.3    Termination. . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE 7  CERTAIN ADDITIONAL COVENANTS . . . . . . . . . . . . . . .  54
    7.1    Certain Taxes and Expenses . . . . . . . . . . . . . . . .  54
    7.2    Maintenance of Books and Records . . . . . . . . . . . . .  55
    7.3    Survival . . . . . . . . . . . . . . . . . . . . . . . . .  55
    7.4    Indemnification. . . . . . . . . . . . . . . . . . . . . .  58
           7.4.1   General Indemnification Obligations. . . . . . . .  58
           7.4.2   General Indemnification Procedures . . . . . . . .  59
           7.4.3   Indemnification for Negligence . . . . . . . . . .  62
    7.5    UCC Matters. . . . . . . . . . . . . . . . . . . . . . . .  62
    7.6    Financial Statements . . . . . . . . . . . . . . . . . . .  62
    7.7    Collection of Receivables. . . . . . . . . . . . . . . . .  63

ARTICLE 8  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  63
    8.1    Construction . . . . . . . . . . . . . . . . . . . . . . .  63
    8.2    Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  63
    8.3    Successors and Assigns . . . . . . . . . . . . . . . . . .  65
    8.4    Exhibits and Schedules . . . . . . . . . . . . . . . . . .  65
    8.5    Governing Law. . . . . . . . . . . . . . . . . . . . . . .  65
    8.6    Dispute Resolution . . . . . . . . . . . . . . . . . . . .  66
    8.7    Severability . . . . . . . . . . . . . . . . . . . . . . .  67
    8.8    No Third Party Beneficiaries . . . . . . . . . . . . . . .  67
    8.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . .  67
    8.10   Amendment and Waiver . . . . . . . . . . . . . . . . . . .  67
    8.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . .  68
    8.12   Headings . . . . . . . . . . . . . . . . . . . . . . . . .  68
    8.13   Definitions. . . . . . . . . . . . . . . . . . . . . . . .  68
    8.14   No Implied Representation. . . . . . . . . . . . . . . . .  68

                                                                         Arizona

    8.15   Construction of Certain Provisions . . . . . . . . . . . .  68
    8.16   Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . .  69

                                                                         Arizona

                            List of Schedules

Schedule 1.1.1(a). . . . . . . . . . . . . . . . . . . . . . . Real Estate
Schedule 1.1.10. . . . . . . . . . . . . . . . . . . .Assumed Indebtedness
Schedule 1.1.52. . . . . . . . . . . . . . . . . . . . . . .IDRB Documents
Schedule 2.2.12. . . . . . . . . . . . . . . . . . . . . . Excluded Assets
Schedule 3.3 . . . . . . . . . . . . .  No Violation of Laws or Agreements
Schedule 3.4 . . . . . . . . . . . . . . . . . . . . .Financial Statements
Schedule 3.5 . . . . . . . . . . . . . . . . . . . . . . . . . .No Changes
Schedule 3.6 . . . . . . . . . . . . . . . . . . . . . . . . . . Contracts
Schedule 3.7 . . . . . . . . . .Permits and Compliance with Laws Generally
Schedule 3.8 . . . . . . . . . . . . . .Environmental Matters -- Generally
Schedule 3.8.10. . . . . .  . .  . . . . . Compliance with Water Standards
Schedule 3.8.11. . . . . . . . . . . . . . . . . . . . . .Deed Restriction
Schedule 3.9 . . . . . . . . . . . . . . . . . . .Seller Parties' Consents
Schedule 3.10. . . . . . . . . . . . . . . . . . . . . . . . . . . . Title
Schedule 3.11. . . . . . . . . . . . . . . . . . . Real Estate Proceedings
Schedule 3.12. . . . . . . . . . . . . . . . . . . . . . . . . . . . Taxes
Schedule 3.15. . . . . . . . . . . . . . . . . . . . . . . Labor Relations
Schedule 3.16.1. . . . . . . . . . . . . . . . . . .Employee Benefit Plans
Schedule 3.16.4. . . . . . . . . . . .Employee Benefit Plans -- Compliance
Schedule 3.16.9. . . . . .Employee Benefit Plans -- Extraordinary Benefits
Schedule 3.17. . . . . . . . . . . . . .Absence of Undisclosed Liabilities
Schedule 3.18. . . . . . . . . . . . .No Pending Litigation or Proceedings
Schedule 3.19. . . . . . . . . . . . . . . . . . . . . Supply of Utilities
Schedule 3.20. . . . . . . . . . . . . . . . . . . . . .Seller's Insurance
Schedule 3.22. . . . . . . . . . . . . . . . . . . . . . . . . . .WARN Act
Schedule 3.23. . . . . . . . . . . . . . . . . . . . . Condition of Assets
Schedule 3.25. . . . . . . . . . . . . . . . . . . . . . . . . .All Assets
Schedule 3.27. . . . . . . . . . . . . . . ..  . . . . . Product Liability
Schedule 4.7 . . . . . . . . . . . . . . . . . . . . . . Buyer's Insurance
Schedule 5.1 . . . . . . . . . . . . . . . . .. . .. . Conduct of Business
Schedule 5.9.1 . . . . . . . . . . . . . . . . . . . . . . . . . Employees
Schedule 5.9.2 . . . . . . . . . . . . . .Collective Bargaining Agreements
Schedule 5.12. . . . . . . . . . . . . . . . . . . . . . .Former Employees
Schedule 5.15. . . . . . . . . . . . . . . . . . . . .Citizens' Guarantees
Schedule 5.16. . . . . . . . . . . . . . . . . . . . . Schedule of Permits
Schedule 6.1.7 . . . . . . . . . . . . . . . . Related Purchase Agreements

                                                                         Arizona




                            TABLE OF EXHIBITS

Exhibit A     -    Form of Assumption Agreement

Exhibit B     -    Form of Assignment and Bill of Sale

Exhibit C     -    Form of Maricopa IDA Agreement

Exhibit D     -    Form of Retained IDRB Obligations Agreement

Exhibit E     -    Form of Seller's Opinion of Counsel

Exhibit F     -    Form of Buyer's Opinion of Counsel

                                                                         Arizona

                            ASSET PURCHASE AGREEMENT

     THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 15, 1999, by and among Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Seller" or the "Seller Parties"), and American Water Works Company, Inc., a Delaware corporation ("Parent"), and Arizona-American Water Company, an Arizona corporation ("Buyer").

                                   Background

     A. Citizens, directly and indirectly through the other Seller Parties, is a public utility engaged, among other things, in the business of storing, supplying, distributing and selling water to the public, wholesale water transmission, wastewater treatment, and related services and activities in the State of Arizona (the "Business").

     B. Parent is a holding company which desires to cause the Buyer to purchase substantially all of the assets, properties and rights of the Seller Parties relating to the Business, and Seller desires to sell, and to cause the sale of, such assets, properties and rights, on the terms and subject to the conditions set forth in this Agreement.

                                      Terms

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

     1.1.1 "Acquired Assets" means, subject to Section 2.2, all of each Seller Party's right, title, and interest in, under and to all of the assets, properties and rights exclusively used in the Business (including those owned or held directly by Citizens and exclusively used in the Business as engaged in by Citizens through the Agua Fria Water and Mohave Water divisions of Citizens) as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights exclusively relating to the Business enumerated below:

                                                                         Arizona

               (a) all real property described in Schedule 1.1.1(a), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, railroad crossing agreements, hereditaments, tenements, privileges and other appurtenances thereto or otherwise exclusively related to the Business (such as appurtenant rights in and to public streets) (the "Real Estate");

               (b) to the extent not included in clause (a) above, all water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures and other tangible personal property, in transit or otherwise, used exclusively in the Business (the "Equipment and Other Tangible Personal Property");

               (c) notwithstanding the provisions of Section 2.2 but subject to
          Section 2.4, all of Seller's water appropriation and flowage rights to the extent not transferred to Buyer upon assignment of the Contracts and Permits to Buyer;

               (d) all notes receivable, accounts receivable, accrued utility revenues, materials and supplies (at average cost net of reserve for obsolescence) and prepayments attributable in each case exclusively to the Business;

               (e) all unamortized debt expense related to the Assumed Indebtedness, deferred CAP water costs and capital costs, and other deferred charges (excluding deferred taxes collectable) attributable exclusively to the Business of which recovery in future rates is probable;

               (f) Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto;

               (g) subject to Section 2.4 hereof, (i) contracts, commitments, agreements and instruments relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts and distribution contracts relating exclusively to the conduct of the Business; (ii) orders, contracts, supply agreements and other agreements relating exclusively to the purchase of any assets, services, properties, materials, or products for the Business; (iii) all leases of Real Estate exclusively related to the Business; (iv) all other contracts, agreements and instruments related exclusively to the Business (other than contracts, agreements and instruments included in the definition of Real Estate or Permits); and (v) any such contracts, agreements and other instruments referred to in clauses (i) - (iv) inclusive, entered into between the date hereof and the Closing Date which are consistent with the terms of this Agreement and are entered into in the ordinary course of business consistent with past practice, and including in the case of clauses
          (i) - (iv) all such contracts, agreements and instruments more specifically listed or described in Schedule 3.6 (but specifically excluding any contract, agreement and instrument listed or described on Schedule 2.2.12) (the "Contracts");

                                                                         Arizona

               (h) subject to Section 2.4 hereof, franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority relating exclusively to the conduct of the Business and all pending applications therefor (the "Permits");

               (i) books, records, ledgers, files, documents (including originally executed copies of written Contracts, to the extent available, and copies to the extent not available), correspondence, Tax returns relating exclusively to the Business, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees (to the extent such transfer is not prohibited by law), photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent exclusively relating to the Business, the Acquired Assets or the Transferred Employees;

               (j) all rights or choses in action arising out of occurrences before or after the Closing Date and exclusively related to any of the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller; provided, however, that (notwithstanding the foregoing provisions of this Section 1.1.1(j)), to the extent that Seller pays or discharges a liability related to the Business or any of the Acquired Assets and related to such right or chose in action (whether by reason of indemnification under this Agreement or otherwise), Buyer will reassign or reconvey to Seller such right or chose in action to the extent that such right or chose in action relates to a recovery of amounts paid to Buyer; and

               (k) all rights to insurance and condemnation proceeds (i) to the extent relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing but only to the extent that the proceeds exceed the amount of the write-down of the net book value of such Acquired Assets on the books and records of Seller as a result of such damage, destruction, taking or other impairment, (ii) to the extent they relate to amounts paid by Buyer for Damages to the extent Buyer does not receive payment pursuant to Section 7.4.1(a), but only to the extent Buyer is entitled to indemnification by Seller pursuant to Sections 7.3 and 7.4, and (iii) as provided in Section 4 of the agreement attached as Exhibit D hereto.

         1.1.2 "Adjusted Net Assets" has the meaning set forth in Section 2.6.4(a) hereof.

         1.1.3 "Affected Participant" has the meaning set forth as Section
5.11.1 hereof.

                                                                         Arizona

     1.1.4 "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

     1.1.5 "Agreement" has the meaning set forth in the introduction hereof.

     1.1.6 "American Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.7 "American Savings Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.8 "Antitrust Division" has the meaning set forth in Section 5.5 hereof

     1.1.9 "Assumed Benefit Liabilities" has the meaning set forth in Section
3.16.6 hereof.

     1.1.10 "Assumed Indebtedness" means the liabilities and obligations from and after the Closing Date (except as set forth below) with respect to the IDRB Financings and IDRB Documents set forth on Schedule 1.1.10. For purposes of clarity, except as set forth in the next sentence below, "Assumed Indebtedness" shall not include any liability or obligation to the extent accrued prior to the Closing Date or to the extent arising out of or relating to an event, circumstance or occurrence prior to the Closing Date. "Assumed Indebtedness" shall include the outstanding principal amount and the accrued but unpaid interest owed by Seller on the debt obligations set forth in the first sentence of this definition.

     1.1.11 "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.12 "Assumption Agreement" has the meaning set forth in Section 2.3.2 hereof.

     1.1.13 "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

     1.1.14 "Base Cash Purchase Price" has the meaning set forth in Section
2.6.1 hereof.

     1.1.15 "Beneficiary" means the Person(s) designated by an Employee, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Benefit Plan.

     1.1.16 Benefit Plans" has the meaning set forth in Section 3.16.1 hereof.

                                                                         Arizona

     1.1.17 "Bonds" means any of the bonds issued pursuant to the Indentures of Trust, the proceeds from the issuance of which were advanced to Seller pursuant to any of the IDRB Documents.

     1.1.18 "Business" has the meaning set forth in the Background section hereof.

     1.1.19 Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

     1.1.20 "Buyer" has the meaning set forth in the introduction hereof.

     1.1.21 "Buyer's IDRB Obligations" means the obligations of Parent and Buyer set forth in Section 5.24 (a) and in the instruments to be executed and delivered by Parent and Buyer on or prior to the Closing Date in accordance with
Section 5.24 (a).

     1.1.22 "Buyer's Accountants" means PricewaterhouseCoopers LLP or any firm of independent public accountants hereafter designated by Buyer for purposes of this Agreement.

     1.1.23 Intentionally omitted.

     1.1.24 "Ceiling" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.25 "CERCLA" has the meaning set forth in Section 3.8.2 hereof.

     1.1.26 "CERCLIS" has the meaning set forth in Section 3.8.7 hereof.

     1.1.27 "Citizens" has the meaning set forth in the introduction hereof.

     1.1.28 "Closing" has the meaning set forth in Section 2.5 hereof.

     1.1.29 "Closing Date" has the meaning set forth in Section 2.5 hereof.

     1.1.30 "Closing Statement of Net Assets" has the meaning set forth in
Section 2.6.4(a) hereof.

     1.1.31 "Code" means the Internal Revenue Code of 1986, as amended.

     1.1.32 Intentionally Omitted.

     1.1.33 "Competing Transaction" has the meaning set forth in Section 5.2.

     1.1.34 "Contracts" has the meaning set forth in Section 1.1.1(g) hereof.

                                                                         Arizona

     1.1.35 "Control" with respect to any Person means the ownership, directly or indirectly, of at least a majority of the voting power of each class of capital stock of such Person entitled to vote in the election of directors of such Person generally.

     1.1.36 "Damages" has the meaning set forth in Section 7.4.1 hereof.

     1.1.37 "Disclosure Schedules" means the Schedules referenced in Articles 3, 4 and 5 of this Agreement, as amended or supplemented pursuant to Section 5.3.

     1.1.38 "Dispute" has the meaning set forth in Section 8.6.

     1.1.39 "Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.40 "Environmental Laws" has the meaning set forth in Section 3.8 hereof.

     1.1.41 "Equipment and Other Tangible Personal Property" has the meaning set forth in Section 1.1.1(b) hereof.

     1.1.42 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.1.43 "ERISA Affiliate" means (a) any corporation included with any of the Seller Parties in a controlled group of corporations within the meaning of
Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with any of the Seller Parties within the meaning of Section 414 of the Code; any member of an affiliated service group of which any of the Seller Parties is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of any of the Seller Parties under Section 414(o) of the Code.

     1.1.44 "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

     1.1.45 "Financial Statements" has the meaning set forth in Section 3.4 hereof.

     1.1.46 "FIRPTA Affidavit" has the meaning set forth in Section 2.7.1 hereof.

     1.1.47 "Former Employees" means all salaried and hourly employees once employed by Seller or any of its Affiliates, but who are no longer so employed on the Closing Date.

     1.1.48 "FTC" has the meaning set forth in Section 5.5 hereof.

     1.1.49 "GAAP" has the meaning set forth in Section 3.4 hereof.

     1.1.50 "Hazardous Substance" has the meaning set forth in Section 3.8 hereof.

                                                                         Arizona

     1.1.51 "HSR Act" has the meaning set forth in Section 3.9 hereof.

     1.1.52 "IDRB Documents" shall mean the Loan Agreements, the Tax Regulatory Agreements, the Project Tax Certificates, and the other Contracts related thereto to which Citizens is a party and which are listed on Schedule 1.1.52.

     1.1.53 "IDRB Financings" shall mean the indebtedness arising under the Loan Agreements included among the IDRB Documents.

     1.1.54 "Indemnified Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.55 "Indemnifying Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.56 "Intellectual Property" means the trademarks, patents, trade names and copyrights and applications therefor, inventions, trade secrets, and confidential business information (including know-how, formulas, water filtration, purification and pumping processes and techniques, technical data, designs, drawings, customer and supplier lists, and business and marketing plans and proposals), all computer software (including data and related documentation and object and source codes), whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) of Seller, in each case, utilized exclusively in the Business.

     1.1.57 "Interim Statement of Net Assets" means the Citizens Water Resources Statement of Net Assets - Arizona, June 30, 1999, which is attached hereto as
Schedule 3.4.

     1.1.58 "Interim Statement of Net Assets Date" means June 30, 1999.

     1.1.59 "IRS" has the meaning set forth in Section 3.16.2 hereof.

     1.1.60 "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

     1.1.61 "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements. For purpose of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect (a) if it arises from general business, economic or financial market conditions, from conditions generally effecting the industries in which Seller competes, or from the transactions contemplated

                                                                         Arizona

by this Agreement, or (b) solely with respect to matters arising prior to Closing, to the extent that either (i) Seller realizes the benefit of insurance maintained by Citizens on or prior to the Closing Date and Buyer receives the cash proceeds of such insurance to the extent required by Section 1.1.1(k), or
(ii) Seller arranges for Buyer to recover payments in respect of such occurrence or condition from any other source (whether in a lump sum or stream of payments), it being understood and agreed that a Material Adverse Effect may have occurred irrespective of such insurance recovery if the occurrence or condition giving rise to such recovery also causes a non-monetary material adverse change in or effect upon the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements.

     1.1.62 "Mortgage Indenture" means Indenture of Mortgage and Deed of Trust between BNY Western Trust Company (successor in interest to Wells Fargo Bank, N.A.) and First Interstate Bank of California (as successor trustee to Marine Midland, N.A., formerly the Marine Midland Trust Company of New York).

     1.1.63 "OSHA" has the meaning set forth in Section 3.7.1 hereof.

     1.1.64 "PCBs" has the meaning set forth in Section 3.8.6 hereof.

     1.1.65 "Permits" has the meaning set forth in Section 1.1.1(h) hereof.

     1.1.66 "Permitted Exceptions" has the meaning set forth in Section 3.10 hereof; provided, however, that from and after the Closing, Permitted Exceptions shall not include any Lien arising under or resulting from the Mortgage Indenture.

     1.1.67 "Person" means an individual, a corporation, a partnership, an association, an Authority, a trustor other entity or organization.

     1.1.68 "Pre-Existing Conditions" has the meaning set forth in Section 2.3.1(d).

     1.1.69 "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank N.A. as its United States prime, reference or base rate for commercial loans.

     1.1.70 "PUC" has the meaning set forth in Section 5.5 hereof.

     1.1.71 "Purchase Price" has the meaning set forth in Section 2.6.1 hereof.

     1.1.72 "Real Estate" has the meaning set forth in Section 1.1.1(a) hereof.

     1.1.73 "Recovery" has the meaning set forth in Section 7.4.2(l) hereof.

                                                                         Arizona

     1.1.74 "Related Purchase Agreements" as the meaning set forth in Section
6.1.7 hereof.

     1.1.75 "Release" or "Released" has the meaning set forth in Section 3.8 hereof.

     1.1.76 "Remedial Action" has the meaning set forth in Section 3.8 hereof.

     1.1.77 "Retained IDRB Indebtedness" means the indebtedness of the Seller owing to the issuers of the Bonds and arising under the Loan Agreements included among the IDRB Documents but only to the extent not included in the Assumed Indebtedness.

     1.1.78 "Retained Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.79 "Review Period" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.80 "SEC" means the U.S. Securities and Exchange Commission.

     1.1.81 "Securities Filings" has the meaning set forth in Section 5.8.2 hereof.

     1.1.82 "Seller" and "Seller Parties" have the respective meaning set forth in the introduction hereof.

     1.1.83 "Seller's Accountants" means KPMG LLP or any other firm of independent public accountants hereafter designated by Seller for purposes of this Agreement.

     1.1.84 "Seller's Adjusted Amount" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.85 "Seller's Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.86 "Seller's 401(k) Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.87 "Specified Liabilities" has the meaning set forth in Section 7.4.2(f) hereof.

     1.1.88 "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                                                                         Arizona

     1.1.89 "Third Accounting Firm" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.90 "Threshold Amount" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.91 "Third Party Claim" has the meaning set forth in Section 7.4(b)(i) hereof.

     1.1.92 "Transferred Accounts" has the meaning set forth in Section 5.11.2 hereof.

     1.1.93 "Transaction Documents" has the meaning set forth in Section 3.2 hereof.

     1.1.94 "Transferred Employees" has the meaning set forth in Section 5.9.2 hereof.

     1.1.95 "Union Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.96 "VEBAs" has the meaning set forth in Section 5.12 hereof.

     1.1.97 "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. section 2102-2109, as amended.

                                    ARTICLE 2

                                 THE TRANSACTION

     2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 2.5 below, Citizens shall, and shall cause the other Seller Parties to, sell, assign, transfer, deliver and convey to Buyer, and Parent shall cause Buyer to purchase, the Acquired Assets for the Purchase Price specified in Section 2.6.

     2.2 Excluded Assets. The following assets of Seller shall be excluded from the Acquired Assets (the "Excluded Assets"):

     2.2.1 assets of the Seller used in both the Business and in Citizens' gas, electric or communications businesses, the material items of which are described on Schedule 2.2.12;

     2.2.2 cash and cash equivalents in transit, in hand or in bank accounts;

     2.2.3 except as otherwise set forth herein, assets attributable or related to any Benefit Plan;

                                                                         Arizona

     2.2.4 the stock record and minute books of Seller;

     2.2.5 Acquired Assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

     2.2.6 except to the extent set forth in Sections 2.9, rights to refunds of Taxes payable with respect to the Business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member, and which are treated as Retained Liabilities under Section 2.3.3(b) below.

     2.2.7 customer and other deposits held in Seller's accounts;

     2.2.8 accounts owing by and among Seller and its Affiliates;

     2.2.9 notes receivable and other receivables (other than note and accounts receivable attributable exclusively to the Business);

     2.2.10 all deferred tax assets or collectibles;

     2.2.11 duplicate copies of all books and records transferred to Buyer; and

     2.2.12 those certain items listed on Schedule 2.2.12.

     2.3 Assumption of Certain Liabilities.

     2.3.1 Buyer shall not assume any liabilities of Citizens or Seller or any of their Affiliates, except that Buyer shall assume the following specific liabilities and obligations:

               (a) the obligations and liabilities set forth in Sections 5.9, 5.10, 5.11 and 5.12 hereof;

               (b) except as set forth in Section 2.3.3(b), all liabilities and obligations of Seller in respect of the Contracts and Permits assigned or transferred to Buyer pursuant to this Agreement in accordance with the respective terms thereof, except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

               (c) the Assumed Indebtedness and the Buyer's IDRB Obligations;

               (d) any liability, obligation or responsibility of Seller for conditions at the Real Estate, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising

                                                                         Arizona

          from the presence or Release or threat of Release of Hazardous Substances into the environment at the Real Estate or into or from any building, structure, pipeline or other facility at the Real Estate, or from violation of any law relating to the foregoing, including without limitation, any CERCLA or similar liability under any federal or state law or regulation, except to the extent Buyer has given written notice of a claim for indemnification pursuant to Sections 7.3 and 7.4 hereof prior to the expiration of the claims period set forth in Section 7.3.2(a) or (b) (and if Buyer has given written notice prior to the expiration of such claims period, to the extent that such claim is not entitled to indemnification under Sections 7.3 and 7.4) (the foregoing, the "Pre-Existing Conditions");

               (e) all liabilities and obligations of Seller related to unperformed service obligations, easement and right-of-way relocation obligations, and construction work in progress, and all engineering and construction required to complete scheduled construction and other capital projects for the Business, in each case relating to the Business and outstanding on or arising after the Closing Date except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

               (f) liability for accrued but unused vacation pay for the Transferred Employees to the extent provided in Section 5.9.2;

               (g) any liability, obligation or responsibility relating to customer deposits held by Seller on the Closing Date and relating to the Business; and

               (h) all liabilities and obligations imposed on Buyer by any PUC in connection with the operation of the Business or the ownership of the Acquired Assets, including with respect to any liability of the types that appear as "Accrued Liabilities" and "Non-Current Liabilities" on the financial statements of Seller.

     2.3.2 Any liabilities or obligations which are assumed by Buyer pursuant to
Section 2.3.1 above are hereinafter referred to as the "Assumed Liabilities." At the Closing, Parent shall cause Buyer to execute and deliver to Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume the Assumed Liabilities. Each of Parent and Buyer hereby irrevocably and unconditionally waives and releases the Seller Parties from all Assumed Liabilities and all liabilities or obligations exclusively relating to the Business or the Acquired Assets to the extent arising from events or occurrences after the Closing or to the extent otherwise relating to the period after the Closing, including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     2.3.3 Buyer shall not assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any of the Seller Parties or any of their Affiliates except for the Assumed Liabilities as specifically and expressly

                                                                         Arizona

provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations not expressly transferred to Buyer hereunder as Assumed Liabilities are being retained by the Seller Parties, (the "Retained Liabilities"). Each of the Seller Parties hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

               (a) any product liability, toxic tort or similar claim for injury to person or property, regardless of when made or asserted, to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Seller Parties or any of their Affiliates prior to Closing, or alleged to have been made by any of such Persons, or to the extent that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product distributed or sold by or on behalf of any of the Seller Parties or any of their Affiliates prior to Closing, including any claim referred to above in this Section 2.3.3(a) relating to water quality standards, any claim relating to any product delivered in connection with the performance of services provided by Seller and any claim seeking recovery for consequential damages, lost revenue or income;

               (b) all refund obligations relating to the advances existing on the Closing Date for construction of facilities relating to the Business;

               (c) except to the extent set forth in Section 2.9, any federal, state, foreign or local income or other Tax payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member.

               (d) any liability or obligation associated with or in connection with any common plant assets of Seller (other than the liabilities and obligations exclusively related to any common plant assets included among the Acquired Assets);

               (e) except as provided in Section 2.3.1 above, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, agents or independent contractors of any of the Seller Parties or any of their Affiliates, whether or not employed by Buyer after the Closing, that arises out of or relates to events or conditions to the extent occurring before the Closing Date;

               (f) except to the extent set forth in Section 2.3.1(d), any liability, obligation or responsibility of any of the Seller Parties, or any of their Affiliates or predecessors, whether based on statutory or common law, but only as any such law is interpreted, amended and

                                                                         Arizona

          in effect on the Closing Date, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment or into or from any building, structure, pipeline or other facility or relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances or sale or product containing Hazardous Substances from violation of any law relating to the foregoing (but only as such law is interpreted, amended and in effect on the Closing Date) including without limitation, any (A) CERCLA or similar liability under any federal or state law or regulation as interpreted, amended and in effect on the Closing Date or (B) any such liability associated with businesses or assets of the Seller Parties other than the Business or the Acquired Assets;

               (g) liabilities and obligations relating to the Business to the extent arising prior to Closing (unless otherwise constituting Assumed Liabilities) arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

               (h) any obligation or liability arising under any contract, commitment, instrument or agreement (1) except for Buyer's IDRB Obligations and subject to the penultimate sentence of Section 2.4, that is not transferred to Buyer as part of the Acquired Assets, or
          (2) that relates to any breach or default (or to the extent that it relates to an event which would, with the passing of time or the giving of notice, or both, constitute a default) under any Contract, instrument or agreement or to any services to be provided by Seller under any such Contract, instrument or agreement to the extent that such services were performed or were required to have been performed on or prior to the Closing Date;

               (i) any liability or obligation in respect of the Excluded
          Assets;

               (j) any liability or obligation of any of the Seller Parties or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of Seller's representations, warranties, covenants or agreements contained in this Agreement, except to the extent set forth in Section 7.4; or

               (k) except for the Assumed Liabilities as specifically and expressly set forth herein, any liability to the extent arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any claims, obligations or litigation to the extent arising out of or relating to events or conditions occurring before the Closing Date, and any liability associated with any business other than the Business.

     2.4 Consent of Third Parties. On the Closing Date, Citizens shall cause Seller to assign to Buyer, and Parent shall cause Buyer to assume, the Contracts and the Permits which are to be transferred to Buyer as provided in this Agreement by means of the Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent (or result in a breach or violation thereof) of the other party thereto or any other third party,

                                                                         Arizona

and such consent shall not be obtained prior to Closing, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets. In order, however, to provide Buyer the full realization and value of every Contract of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary (a) to assure that the rights of Seller or its Affiliates under such Contracts shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller or its Affiliates in and under every such Contract. To the extent that Buyer does receive the benefits of any such Contract pursuant to the preceding sentence, such Contract shall be a Contract "assigned or transferred to Buyer pursuant to this Agreement" within the meaning of Section 2.3.1(b) hereof. Nothing in this Section 2.4 shall in any way diminish the obligations of Seller to obtain consents and approvals under this Agreement.

     2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at 10 a.m., East Coast time, on a date mutually satisfactory to Buyer and Seller which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) at the offices of Fleischman and Walsh, LLP, 1400 Sixteenth Street, N.W., Washington, D.C. 20036, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date"). Upon payment of the Initial Cash Payment by Buyer and confirmed receipt thereof by Seller or the Escrow Agent pursuant to Section
2.6.2 below, Seller shall operate the Business at the direction of and under the control of Buyer. Notwithstanding the foregoing, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date for all purposes.

     2.6 Purchase Price.

     2.6.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price be paid by Buyer for the purchase of the Acquired Assets (the "Purchase Price") shall be: (i) $231,310,000 in cash (the "Base Cash Purchase Price," the Base Cash Purchase Price as adjusted in accordance with Section 2.6.3 and Section 2.6.5 is referred to as the "Initial Cash Payment"), subject to adjustment pursuant to the provisions of this Agreement (including Section 2.6.3, Section 2.6.4, Section 2.6.5 and Section 2.9 of this Agreement) and (ii) the assumption by Buyer of the Assumed Liabilities.

     2.6.2 Payment of Initial Cash Payment. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by federal other wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date. If the Closing Date is not a business day on which financial institutions are open and operating, then on or before the last business day on which financial institutions are open and operating before the Closing Date, Buyer shall deliver the Initial

                                                                         Arizona

Cash Payment to Buyer's lead bank (the "Escrow Agent") in immediately available funds in U.S. dollars. Upon receipt, the Escrow Agent shall invest the Initial Cash Payment in an interest-bearing account mutually agreed upon by Seller and Buyer. At Closing, Parent shall sign and deliver to Citizens a statement which confirms that the Closing has occurred and which instructs the Escrow Agent to transfer to Citizens the funds representing the Initial Cash Payment, plus an amount representing the interest earned after the Closing Date until the date the funds are transferred, to an account that Citizens shall designate at least two (2) business days prior to the date the funds are required to be transferred hereunder. The Escrow Agent shall refund the balance to Buyer. The fees and expenses of Escrow Agent shall be paid by Buyer.

     2.6.3 Estimated Closing Statement. At least five (5) business days prior to the Closing Date, Citizens shall deliver to Parent and Buyer a statement of net assets (the "Estimated Statement of Net Assets") reflecting its good faith calculation of the Acquired Assets of the Business as of the last day of the latest calendar month for which financial statements of Seller are available (the "Estimated Adjusted Net Assets"). The Estimated Statement of Net Assets shall be prepared in the same manner and utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999). The Base Cash Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Adjusted Net Assets is greater than or less than $160,180,848 (such increase or decrease, as the case may be, is referred to herein as the "Estimated Net Asset Adjustment").

     2.6.4 Post-Closing Adjustment to Purchase Price.

               (a) Within 90 days after the Closing, Citizens shall prepare and deliver to Parent and Buyer a Statement of Net Assets (the "Closing Statement of Net Assets") which reflects the Acquired Assets as of 11:59 p.m. on the Closing Date, based on actual financial performance and calculated in the same manner, utilizing the same accounting principles, policies and methods utilized in preparing the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999), together with
          (A) an audit report of Seller's Accountants stating that the Closing Statement of Net Assets has been prepared utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets and (B) a calculation of Citizens' determination of the amount of increase or decrease in the amount of the Acquired Assets of the Business from the Interim Statement of Net Assets Date to the Closing Date which is derived from the Closing Statement of Net Assets ("Seller's Adjustment Amount"). The Closing Statement of Net Assets shall not give effect to any purchase accounting treatment arising from Buyer's purchase of the Acquired Assets. Buyer shall pay the fees and expenses of Seller's Accountants incurred in connection with this Section 2.6.4. Buyer agrees to cooperate, and agrees to cause Buyer's Accountants to cooperate, with Citizens and Seller's Accountants in connection with the preparation of the Closing Statement of Net Assets, and related information, and shall provide to Citizens and Seller's Accountants such books, records and information as may be reasonably requested from time to time, including the work papers of Buyer's Accountants. Citizens will give Buyer and its representatives access during the normal business hours of Citizens to the personnel, books and records of Citizens and the work papers of Seller's

                                                                         Arizona

          Accountants to assist Buyer in the review of the Closing Statement of Net Assets and related matters. Buyer agrees that, following the Closing through the date on which the Closing Statement of Net Assets is delivered, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement of Net Assets is to be based that would make it impossible or impracticable to calculate the Acquired Assets in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statement of Net Assets except in the ordinary course or as a result of events occurring after the date of the Interim Statement of Net Assets and, in such event, only in a manner consistent with past practices of Seller.

               (b) Parent or Buyer may dispute any amounts reflected on the Closing Statement of Net Assets, in the Seller's Adjustment Amount or in the Statement of Certain Assumed Liabilities, provided, however, that Buyer shall notify Citizens in writing of each disputed amount, and specify the amount thereof in dispute and the basis of such dispute, within 30 days of the Buyer's receipt of the Closing Statement of Net Assets and the Seller's Adjustment Amount (such 30 day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Statement of Net Assets, the Seller's Adjustment Amount or the Statement of Certain Assumed Liabilities, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and Seller are unable to reach a resolution of such differences within 30 days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute (together with any amounts remaining in dispute pursuant to Section 2.6.4(b) of each of the Related Purchase Agreements) for resolution to an independent accountant firm of national reputation mutually appointed by Seller and Buyer (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall be requested to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Buyer and the Seller Parties so that the Seller Parties' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm. Buyer shall pay the fees and expenses of Buyer's Accountants incurred in connection with this Section 2.6.4(b). Seller's Adjustment Amount, if there are no disputes with respect thereto, or Seller's Adjustment Amount as adjusted after the resolution of all disputes with respect thereto in accordance herewith, shall be referred to as the "Final Net Asset Adjustment."

               (c) If the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment exceeds the Initial Cash Payment, then within five (5) business days after final determination thereof Buyer shall pay Seller the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. If the Initial Cash Payment exceeds the sum of the Base Cash

                                                                         Arizona

          Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment, then within five (5) business days after final determination thereof Seller shall pay Buyer the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check.

     2.6.5 Adjustment for Certain Liabilities. Concurrent with the delivery of the Estimated Statement of Net Assets, Citizens also shall deliver to Parent and Buyer a statement reflecting (i) the customer and other deposits held by Seller on the Closing Date and relating to the Business, (ii) the total amount of the Assumed Indebtedness that will be outstanding immediately after the Closing Date, (iii) the items specified in Section 2.9 to the extent set forth therein, and (iv) without duplications of any amount included in clause (i) above and except as provided in Section 5.15, any payments received by Seller under the Contracts and Permits for obligations not performed as of the Closing Date (the "Statement of Certain Assumed Liabilities"). The Statement of Certain Assumed Liabilities shall reflect Citizens' good faith calculation of such liabilities as of the Closing Date. The Base Cash Purchase Price shall be decreased by the net amount set forth in the Statement of Certain Assumed Liabilities. Concurrent with the delivery of the Closing Statement of Net Assets, Citizens also shall deliver to Parent a statement showing any adjustments to the Statement of Certain Assumed Liabilities and the Base Cash Purchase Price shall be further adjusted to give effect to any such adjustments to the Statement of Certain Assumed Liabilities.

     2.7 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

     2.7.1 Deliveries to Buyer. Citizens shall, and shall cause Seller to deliver to Buyer:

               (a) bills of sale and instruments of assignment to the Acquired Assets, duly executed by Seller, substantially in the form of Exhibit B hereto and;

               (b) the consents to transfer, of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), to the extent specifically required hereunder;

               (c) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

               (d) special warranty deeds of conveyance with respect to the parcels of Real Estate owned in fee simple by Seller (or, with respect to any such parcel which was acquired by Seller (or its predecessor in interest, in cases involving mergers) by deed without covenant or warranty of title, a quit claim deed without covenant or warranty of title) to Buyer, duly executed and acknowledged by Seller and in recordable form;

                                                                         Arizona

               (e) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Estate, duly executed by the Seller Parties (the "FIRPTA Affidavit");

               (f) the certificates, opinions and other documents required to be delivered by the Seller Parties pursuant to Section 6.1 hereof and certified resolutions evidencing the authority of the Seller Parties as set forth in Section 3.2 hereof;

               (g) all agreements and other documents required by this Agreement;

               (h) a receipt for the payment of the Initial Cash Payment duly executed by Citizens;

               (i) all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer the Acquired Assets in accordance with this Agreement and where necessary or desirable, in recordable form; and

               (j) if requested by Buyer at least sixty (60) days before Closing, a lease of that portion of Citizens' Bullhead City, Arizona office building used exclusively by Seller in connection with the Business, on commercially reasonable terms reasonably acceptable to Buyer and Seller.

     2.7.2 Deliveries By Buyer to the Seller Parties. Parent shall, and shall cause Buyer to deliver to the Seller Parties:

               (a) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment;

               (b) the Assumption Agreement, duly executed by Buyer;

               (c) the certificates, opinions and other documents required to be delivered by Buyer pursuant to Section 6.2 hereof;

               (d) all of the instruments contemplated by Section 5.24(a) to the extent not previously executed and delivered by Parent; and

               (e) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Parent and Buyer to assume the Assumed Liabilities in accordance with this Agreement.

     2.8 Allocation of Consideration. Buyer and Seller shall use their good faith efforts to agree upon the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the Code. If Buyer and Seller agree

                                                                         Arizona

to such Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and
(ii) neither Buyer nor Seller will take any position before any Authority or in any proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree to file and to cause their respective Affiliates to file, all Tax returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with each of Buyer and Seller's good faith Allocations, unless otherwise required because of a change in any legal requirement.

     2.9 Prorations. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses and to receive the benefit for the same for the period through and including the Closing Date, and Buyer to be responsible for and to receive the benefit of the same after the Closing Date:

     2.9.1 personal and real property taxes (on the basis on which the same were assessed and paid) and sales, occupation and use taxes, in each case, to the extent relating to the Business and except as otherwise provided in Section 7.1;

     2.9.2 electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business;

     2.9.3 rentals and other charges under Contracts to be assumed by Buyer pursuant to Section 2.3 (except to the extent provided in Section 2.3.3(h)); and

     2.9.4 charges under maintenance and service contracts and other Contracts (except to the extent provided in Section 2.3.3(h)), and fees under Permits to be transferred to Buyer as part of the Acquired Assets;

     2.9.5 water, sewer and other similar types of taxes, and installments on special benefit assessments; and

     2.9.6 payroll expenses, payroll taxes, reimbursable employee business expenses and the financial cost of the accrued vacation of each Transferred Employee.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of the Seller Parties jointly and severally represent and warrant to Parent and Buyer as follows:

                                                                         Arizona

     3.1 Qualification; No Interest in Other Entities.

     3.1.1 Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Each of the Seller Parties is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of the business conducted by it or such Seller Party's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of the Seller Parties do not have a Material Adverse Effect.

     3.1.2 No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

     3.2 Authorization and Enforceability. Each of the Seller Parties has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"). The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which such Seller Party is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of the Seller Parties, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by the Seller Parties. This Agreement is a legal, valid and binding obligation of each Seller Party, enforceable against them in accordance with its terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which each of the Seller Parties is a party will be duly executed and delivered by each of the Seller Parties and will constitute the legal, valid and binding obligations of each of the Seller Parties, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     3.3 No Violation of Laws or Agreements. The execution, delivery, and performance of this Agreement and the Transaction Documents by each of the Seller Parties do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Seller Parties, will not:
(a) contravene any provision of the Restated Articles of Incorporation or Bylaws of Citizens or the Articles of Incorporation or Bylaws of the other Seller Parties; or (b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture,

                                                                         Arizona

mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

     3.4 Financial Statements. Citizens has previously delivered to Buyer the statement of income of the Business (the "Income Statement") and the Interim Statement of Net Assets contained in Schedule 3.4 (collectively, the "Financial Statements"). The Income Statement (a) fairly presents in all material respects the results of operations of the Business in accordance with generally accepted accounting principles ("GAAP") consistently applied except for the omission of full footnotes to the Income Statement and (b) has in all material respects been derived from the books and records of Seller and reflects the separation of the operation associated with the Business from other operations of Citizens. The Interim Statement of Net Assets (a) has in all material respects been derived from the books and records of Seller and reflects the separation of the operations associated with the Business from other operations of Citizens; (b) fairly presents in all material respects the Acquired Assets as of the Interim Statement of Net Assets Date; and (c) has in all material respects been prepared in accordance with GAAP consistently applied except for the omission of full footnotes to such Interim Statement of Net Assets. The financial statements included in the Annual Report to each PUC for the year ended December 31, 1998, were prepared in all material respects in accordance with the rules and regulations of such PUC.

     3.5 No Changes. Since the Interim Statement of Net Assets Date to the date hereof, except as disclosed in Schedule 3.5, the Seller Parties have conducted the Business as presently operated only in the ordinary course of business consistent with past practice. Since the Interim Statement of Net Assets Date, except as disclosed in Schedule 3.5, there has not been:

     3.5.1 any Material Adverse Effect;

     3.5.2 prior to the date of this Agreement, any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Transferred Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Transferred Employees participate) to which any of the Transferred Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan other than in any such case (i) in the ordinary course consistent with past practice, (ii) as required by law, or (iii) as required by any collective bargaining agreement, if any;

                                                                         Arizona

     3.5.3 any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or the provision of discounts, rebates or allowances;

     3.5.4 any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;

     3.5.5 any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

     3.5.6 prior to the date of this Agreement, any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP and is set forth on
Schedule 3.5; or

     3.5.7 prior to the date of this Agreement, any sale, transfer or other disposition of any material assets, properties or rights of the Business, except in the ordinary course of business consistent with past practice.

     3.6 Contracts. As of the date of this Agreement, Schedule 3.6 contains a list of all Contracts (other than (i) with respect to which the Business' total annual liability or expense is less than (a) $250,000 per such Contract and (b) $6,123,000 per all such Contracts (when taken together with similar contracts omitted from Schedule 3.6 of the Related Purchase Agreements), and (ii) Contracts that may be terminated by Seller, without penalty, on notice of 90 days or less) except line extension agreements and similar agreements and construction and design contracts. Seller has furnished to Buyer a correct and complete copy of each written agreement listed in Schedule 3.6. Except as disclosed on Schedule 3.6, with respect to each Contract, neither Seller nor, to the Seller Parties' knowledge, any other party thereto, is in breach or default, and to the Seller Parties' knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, except in each case where such breaches, terminations, modifications, accelerations or defaults, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.6, there are no disputes pending or to the best of the Seller Parties' knowledge, threatened, under or in respect of any of the Contracts, other than those that individually and in the aggregate do not have a Material Adverse Effect.

     3.7 Permits and Compliance With Laws Generally.

     3.7.1 Except as disclosed on Schedule 3.7, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes, including Environmental Laws (as defined below), except to the extent that any failure to possess, or to comply with, any Permit, laws, rules, regulations or orders would not, individually or

                                                                         Arizona

in the aggregate, have a Material Adverse Effect. Except as disclosed in
Schedule 3.7, the Business is conducted by Seller in compliance with all applicable laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), rules, regulations, ordinances, codes, judgments and orders, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. Except as disclosed on Schedule 3.7, all Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. There are no proceedings pending or, to the Seller Parties' knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller other than those revocations, cancellations, suspensions or modifications which do not individually or in the aggregate have a Material Adverse Effect.

     3.7.2 Except as set forth on Schedule 3.7, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by Seller or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except, in each case, where such violations or failures, individually or in the aggregate, would not have a Material Adverse Effect.

     3.8 Environmental Matters. Except as set forth on Schedule 3.8 hereto, and with such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

     3.8.1 Seller has not disposed of or arranged for the disposal of or Released any Hazardous Substances, other than in conformity with Environmental Laws, at any Real Estate, or, in connection with the Business or Acquired Assets, at any other facility, location, or other site.

     3.8.2 Seller has not received any written notice or request for information with respect to, and to the best of the Seller Parties' knowledge, Seller has not been designated a potentially liable party for Remedial Action, in connection with any Real Estate, or, as of the date hereof, with respect to the Business or Acquired Assets, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

     3.8.3 To the best of the Seller Parties' knowledge, except for such use or storage of Hazardous Substances as is incidental to the conduct of the Business, which use and storage is or has been in compliance with Environmental Laws, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage, treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site in violation of any Environmental Law.

                                                                         Arizona

     3.8.4 To the best of the Seller Parties' knowledge, underground storage tanks are not, and have not in the past been, located on or under any Real Estate.

     3.8.5 There are no pending or unresolved claims against Seller or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Substances at any Real Estate or, as of the date hereof, with respect to the Business or the Acquired Assets or at any other facility, location, or other site.

     3.8.6 To the best of the Seller Parties' knowledge, no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are located at or in any Real Estate in violation of Environmental Laws or which require Remedial Action.

     3.8.7 To the best of the Seller Parties' knowledge, no Hazardous Substance managed or generated by or on behalf of Seller at the Real Estate or in connection with the Business or Acquired Assets has come to be located at any site that is listed or formally proposed for listing under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

     3.8.8 The Seller Parties know of no facts or circumstances related to environmental matters (i) in connection with the operation of the Business or
(ii) concerning the Real Estate, that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to the Seller Parties' customers.

     3.8.9 The Seller Parties will within thirty (30) days of the date hereof provide Buyer with copies of all written environmental audits or investigations of which they are aware (after due inquiry) prepared for the Real Estate or operations of the Business.

     3.8.10 Except as set forth in Schedule 3.8.10 or Citizens' Annual Report on Form 10-K for the year ended December 31, 1998:

               (a) The Seller Parties (including for purposes of Section 3.8.10(a) and (b), Affiliates and predecessors of the Seller Parties) are and have been for the past three years in full compliance with all federal and state primary drinking water standards;

               (b) The Seller Parties are and have been for the past three years in full compliance with all federal and state secondary drinking water standards; and

               (c) As to all outstanding violations of state or federal drinking water standards, as of the date hereof, the Seller Parties have completed or are in the process of completion in accordance with all applicable deadlines, all actions required by Environmental Law or Authorities to correct or otherwise respond to such violations.

                                                                         Arizona

     3.8.11 Except as set forth in Schedule 3.8.11, none of the Seller Parties will be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

For the purposes of these Sections 3.7 and 3.8: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing; (B) "Environmental Laws" means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. section 9601, et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C.
section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. section 2701 et seq.), each as has been or may be interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date;
(C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape; and
(D) "Hazardous Substances" means hazardous or toxic or polluting substance or waste or contaminant under or pursuant to any Environmental Law, including petroleum products, PCBs and radioactive materials.

     3.9 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Selling Parties of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Seller Parties, including without limitation in connection with the assignment of the Contracts and Permits contemplated hereby, except (i) as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as specified on Schedule 3.9,
(iii) as required by the IDRB Documents, and (iv) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect or which are obtained by the Closing Date.

     3.10 Title. Seller has good and valid title to all of the Acquired Assets constituting personal property, good and marketable title in fee simple to all of the owned Acquired Assets constituting Real Estate and good and valid leasehold title to all of the leased Acquired Assets constituting Real Estate, in each case, free and clear of Liens subject only to the Permitted Exceptions. "Permitted Exceptions" as used herein shall mean (a) the Liens set forth in
Schedule 3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the

                                                                         Arizona

aggregate, do not have a Material Adverse Effect (it being understood that to the extent a Permitted Exception relates to or arises from a Retained Liability, Seller shall still be liable for such Retained Liability to the extent set forth herein).

     3.11 Real Estate.

     3.11.1 As of the date hereof, Seller has not received any written or oral notice for assessments for public improvements against the Real Estate which remains unpaid, and to the best knowledge of the Seller Parties, no such assessment has been proposed. Except as set forth on Schedule 3.11, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and to the best knowledge of the Seller Parties no such proceeding is threatened.

     3.11.2 Except as disclosed on Schedule 3.6, as of the date hereof, Seller is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $100,000.

     3.11.3 Each parcel of the Real Estate has physical and, to Seller's knowledge, legal vehicular and pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business except where the failure to have such access does not have a Material Adverse Effect. To Seller's knowledge, no fact or condition exists which would result in the termination of
(a) the current access from each parcel of the Real Estate, and (b) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by Seller in connection with the Business, except where such termination would not have a Material Adverse Effect.

     3.12 Taxes. The Seller Parties have (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. To the best of the Seller Parties' knowledge, all such returns or reports have been prepared in accordance with all applicable laws and requirements in all material respects. Except to the extent disclosed on Schedule 3.12, none of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     3.13 Patents and Intellectual Property Rights. To the best of the Seller Parties? knowledge, the operations of Seller do not make any unauthorized use of any Intellectual Property except for any such unauthorized uses which do not have a Material Adverse Effect. Assuming the

                                                                         Arizona

consents listed as item XII on Schedule 3.9 are obtained, Buyer will not lose any of Seller's rights to, or be required to pay increased royalties for, any Intellectual Property included in the Acquired Assets as a result of the Closing and the consummation of the transactions contemplated by this Agreement, except for any such rights or such increased royalties the loss or payment of which would, individually or in the aggregate, not have a Material Adverse Effect.

     3.14 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Statement of Net Assets or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the allowance for collection losses on the Interim Statement of Net Assets has been determined in accordance with GAAP consistent with past practice.

     3.15 Labor Relations. As of the date hereof, except as set forth in
Schedule 3.15, to best of the knowledge of the Seller Parties, there has been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth in Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of the Seller Parties' knowledge, is there now threatened, a strike, work stoppage or work slow down with respect to or affecting the Business which had or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth in Schedule 3.15, (i) no Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best knowledge of the Seller Parties, threatened against Seller relating to any of the Employees as related to the Business which could reasonably be expected to have a Material Adverse Effect.

     3.16 Employee Benefit Plans.

     3.16.1 Schedule 3.16.1 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sabbatical, sick-day, severance or other material employee benefit plan, program or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by Citizens or any of its Affiliates, in respect of any Employee or Former Employee, or (ii) with respect to which Citizens or any of its Affiliates has any liability in respect of any Employee or Former Employee (the "Benefit Plans"). Except as disclosed on
Schedule 3.16.1, neither Citizens nor any of its Affiliates maintains any bonus, pension or welfare benefit plan, program or arrangement, including any deferred compensation arrangement, for directors, consultants or independent contractors of the Business.

     3.16.2 A true and complete copy of each Benefit Plan and related trust agreements and (to the extent applicable) a copy of each Benefit Plan's current summary plan

                                                                         Arizona

description and in the case of an unwritten Benefit Plan, a written description thereof, has been furnished to Buyer. In addition, to the extent applicable, Buyer has been provided a copy of the most recent Internal Revenue Service ("IRS") determination letter issued to each Benefit Plan and a copy of the most recent IRS Form 5500 together with all schedules and accountants' statement filed, and actuarial reports prepared, on behalf of each Benefit Plan.

     3.16.3 Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (as designated on Schedule 3.16.1) is so qualified, and will remain so qualified upon the timely making of certain amendments required by law during the applicable remedial amendment period, and any trust forming a part of such a Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Benefit Plan has been amended, as and when necessary, to comply with the Tax Reform Act of 1986 and upon timely filing of an Application for Determination with the Internal Revenue Service, will be eligible to make further such amendments under the"remedial amendment period."

     3.16.4 Except as disclosed in Schedule 3.16.4, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

     3.16.5 None of the Acquired Assets is subject to a Lien or Tax under the Code or ERISA.

     3.16.6 Neither Citizens nor any ERISA Affiliate and, to the knowledge of the Seller Parties, no other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Buyer or any Benefit Plan under which liabilities may be assumed by Buyer under Sections 5.10, 5.11 or 5.12 ("Assumed Benefit Liabilities") to any material liability or Tax under the Code or ERISA.

     3.16.7 Neither Citizens nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability with respect to any Benefit Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, including any contingent liability under Section 4204 of ERISA or withdrawal liability arising from the actions of Citizens or any ERISA Affiliate contemplated by this Agreement. All contributions that Citizens or any ERISA Affiliate have been obliged to make to any Benefit Plan, including any multiemployer plan, have been duly and timely made.

     3.16.8 There are no pending or, to the knowledge of the Seller Parties, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Benefit Plan which could reasonably be expected to give rise to a material liability to Buyer.

     3.16.9 Except as disclosed on Schedule 3.16.9, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or

                                                                         Arizona

retirement other than (i) coverage mandated by law, or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Seller's Retiree Medical Plan contains provisions permitting Seller to modify or terminate retiree medical benefits at any time, without prior notice to any covered individual. Except with respect to retirees, "grandfathered" employees and collectively bargained employees, Seller knows of no reason why its ability to effect those provisions would be limited.

     3.16.10 With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Citizens and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

     3.17 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.17, Seller has no liabilities with respect to the Business which would constitute Assumed Liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

     3.17.1 the Assumed Indebtedness and those other liabilities which would decrease the Base Cash Purchase Price pursuant to Section 2.6.5 to the extent assumed by Buyer at Closing;

     3.17.2 liabilities arising in the ordinary course of business under any Contract or Permit or with respect to any agreement or instrument included within the definition of Real Estate; and

     3.17.3 those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business and reflected in the books and records related to the Business;

     3.17.4 the obligations and liabilities set forth in Sections 5.9, 5.10,
5.11 and 5.12 hereof; and

     3.17.5 those other liabilities, which individually and in the aggregate, would not have a Material Adverse Effect.

     3.18 No Pending Litigation or Proceedings. Except as disclosed in Schedule 3.18, there are no actions, suits, investigations or proceedings pending against or, to the best of the Seller Parties' knowledge, threatened, against or affecting, Seller, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in Schedule 3.18, there are currently no outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar

                                                                         Arizona

matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

     3.19 Supply of Utilities. Except as set forth on Schedule 3.19, the Real Estate has adequate arrangements for supplies of electricity, gas, oil, coal and/or sewer for all operations at the 1998 or current operating levels, whichever is greater. Except as set forth on Schedule 3.19, there are no actions or proceedings pending or, to the best of the Seller Parties' knowledge, threatened, that would adversely affect the supply of electricity, gas, coal or sewer to the Real Estate except for those which individually and in the aggregate would not have a Material Adverse Effect.

     3.20 Insurance. Schedule 3.20 lists the Seller Parties' policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller, together with the risks insured against, coverage limits and deductible amounts.

     3.21 Relationship with Customers. As of the date hereof, Seller does not have any current customer which accounted for more than 5% of the net sales of the Business (taken together with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) for the immediately preceding 12-month period.

     3.22 WARN Act. Except as contemplated by Section 5.9 hereby or as set forth in Schedule 3.22 hereto, within six months prior to the date hereof, (i) Seller has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law; and (iii) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act).

     3.23 Condition of Assets. Except as set forth on Schedule 3.23, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Business included in the Acquired Assets, taken as a whole and taken together with the similar assets included among the assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements, are in good operating condition and repair, reasonable wear and tear excepted.

     3.24 Brokerage. None of the Seller Parties or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to Buyer or its Affiliates.

                                                                         Arizona

     3.25 All Assets. Except as set forth on Schedule 3.25 and for the Excluded Assets, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by Buyer substantially in the manner as it was conducted prior to the Closing Date, including the service of all utility customers in substantially the same manner and at substantially the same service levels as provided by Seller on the date hereof.

     3.26 Year 2000 Matters. Citizens has (1) initiated a review and assessment of all mission critical areas within the Business and related operations (including those affected by suppliers and vendors) that it reasonably believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any Seller Party (or suppliers and vendors) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem all as set forth in Citizens' Annual report on Form 10-K for the fiscal year ended December 31, 1998 and Citizens' Quarterly reports on Form 10-Q for the periods ending March 31, 1999 and June 30, 1999, and (iii) to date, implemented that plan substantially in accordance with that timetable. Seller has contingency plans that are dedicated to ensuring that established and expected levels of customer service are maintained without interruption, while core business functionality is preserved during the millennium transition. With respect to its suppliers and vendors, the foregoing representation and warranty is expressly limited to matters known to Seller after making reasonable inquiries of such suppliers and vendors. Seller makes no representation or warranty with respect to the receipt or accuracy of any response received from any vendor or supplier.

     3.27 Product Liability. Except as disclosed in Schedule 3.27 and except for those liabilities which individually or in the aggregate would not have a Material Adverse Effect, there are no (a) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by Seller or the Business to others or (b) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by Seller or the Business to others.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Parent and Buyer jointly and severally represent and warrant to Seller as follows:

     4.1 Organization and Good Standing.

     4.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                                                                         Arizona

     4.1.2 Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business. Buyer is qualified to do business and is in good standing in all jurisdictions wherein the nature of the business conducted by it Buyer's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such failures of Buyer do not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents.

     4.2 Authorization and Enforceability. Each of Buyer and Parent has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which either of them is a party. The execution, delivery and performance by Buyer and Parent of this Agreement and the Transaction Documents to which Buyer and/or Parent is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by Buyer and Parent, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by Buyer and Parent. This Agreement is a legal, valid and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which Buyer and Parent is a party will be duly executed and delivered by Buyer and Parent and will constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     4.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and/or Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Parent; or
(b) violate, conflict with, result in a breach of, or constitute a default (or an event which would with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, authorization, proof of dedication or other agreement or commitment, oral or written, to which Parent or Buyer is a party, or by which any of their assets or properties may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or

                                                                         Arizona

regulation to which Buyer or Parent is subject other than those violations and conflicts which individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

     4.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Buyer and Parent of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Buyer or Parent except (i) as required by the HSR Act, (ii) as specified on Schedule 3.9 and (iii) for such consents, approvals, authorizations, registrations or filings, the failure to obtain or make would not individually or in the aggregate have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

     4.5 Financing. Buyer and Parent have, and at the Closing Date, will have sufficient resources to pay the Purchase Price, and Parent, Buyer or the other Affiliates of Parent that are buyers of the assets and businesses being acquired pursuant to the Related Purchase Agreements have, and at the Closing Date, will have sufficient resources to pay the purchase prices set forth in the Related Purchase Agreements.

     4.6 Brokerage. None of Parent, Buyer or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to the Seller Parties.

     4.7 Insurance. Schedule 4.7 lists the policies and contracts in effect as of the date hereof for casualty and property insurance covering Buyer's assets and properties and the operation of Buyer's business, together with the risks insured against, coverage limits and deductible amounts.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth in Schedule 5.1 hereto or (iii) with the prior written consent of Buyer, from and after the date of this Agreement and up to and including the Closing Date, each of the Seller Parties agree that:

     5.1.1 Seller shall conduct the Business as presently operated and only in the ordinary course of business consistent with past practice.

     5.1.2 They shall promptly inform Buyer in writing of any specific event or circumstance of which they are aware, or of which they receive notice, that has or is likely to have,

                                                                         Arizona

individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities.

     5.1.3 Seller shall not:

               (a) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

               (b) enter into any contract or commitment, waive any right or enter into any other transaction (except in the ordinary course of business) which would have a Material Adverse Effect;

               (c) except in the event of service interruption, emergency or casualty loss, commit to acquire subsequent to the Closing Date on behalf of the Business any capital asset or group of capital assets costing in excess of $1,000,000 that is not included in the capital budget of Seller for fiscal year 2000 and which, if so acquired, would be included in the Acquired Assets; commencing December 1, 1999, accept or receive customer advances for construction in excess of $9,000,000 (when combined with customer advances relating to the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) per each of the next four consecutive three-month periods unless pursuant to an existing tariff, Contract or Permit of Seller; or sell or lease or agree to sell or lease or otherwise dispose of any assets included in the Acquired Assets except in the ordinary course of the conduct of the Business, consistent with past practice;

               (d) except in the ordinary course of business, consistent with past practice or as required under any of Seller's debt instruments or indentures, mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets;

               (e) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Transferred Employee except (i) as required by law, and (ii) in the ordinary course, consistent with past practice; provided, however, no individual Employee shall in any event receive a compensation increase in excess of seven percent (7%);

               (f) other than in the ordinary course of business consistent with past practice, sell or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired Assets;

               (g) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP or any Authority;

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                                                                         Arizona

               (h) intentionally and wilfully take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8, 3.10, 3.14, 3.16 and 3.25
          hereof (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful omission to take action); or

               (i) prepay, redeem, retire, refund or otherwise extinguish any of the Assumed Indebtedness.

     5.2 Negotiations. Neither Citizens nor any Person controlled by Citizens or under common control with Citizens (each such person being a "Section 5.2 Affiliate"), nor any officer, director, employee, representative or agent of Citizens or any of their Section 5.2 Affiliates, shall, directly or indirectly, solicit or initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Parent, Buyer or any Person controlled by Parent or Buyer or under common control with Parent, Buyer or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) that would result in the transfer to any such Person or group of Persons of ten percent (10%) of the Acquired Assets (as measured by net book value of such assets on the date of each such transaction) or the acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) involving the Seller Parties, if such acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) would be inconsistent, in any respect, with the obligations of the Seller Parties hereunder (any of the foregoing transactions, a "Competing Transaction").

     5.3 Disclosure Schedules. As promptly as practicable, the Seller Parties will provide Buyer with a supplement or amendment to the Disclosure Schedules with respect to any matter, condition or occurrence which is required to be set forth or described in the Disclosure Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Disclosure Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, Seller shall have the right at any time and from time to time prior to the Closing to supplement or amend the Disclosure Schedules. Seller may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Disclosure Schedules shall be provided later than five (5) business days prior to the Closing Date, the Buyer shall have the right to delay the Closing for a period of five (5) business days in order for Buyer to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to permit the Closing to occur unless Buyer specifically agrees thereto in writing. The Seller Parties shall promptly inform Buyer, and Buyer will promptly inform the Seller Parties of any fact or event which comes to their attention, the existence of which constitutes or

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                                                                         Arizona

likely will constitute a breach in any material respects of any representation or warranty in this Agreement. In addition, Parent will, within five (5) days of receipt thereof, forward to Seller (i) any title report Buyer receives from a title company with respect to the Real Estate and (ii) any written communication regarding a specific Lien or title defect affecting a specifically identified parcel of the Real Estate sent to the President, Treasurer or General Counsel of Parent or the President or Corporate Counsel of any other Buyer Party, and sent by a party other than the Seller Parties, their legal counsel, financial advisors or representatives.

     5.4 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement, including Section 5.8 hereof):

     5.4.1 to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

     5.4.2 to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

     5.4.3 to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

     5.5 Filings and Authorizations. The parties hereto will as promptly as practicable, make or cause to be made all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act and with the applicable public utility commission (each, a "PUC"). Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. Each of Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission to the PUC or which is necessary under the HSR Act. The Seller Parties, on the one hand and Buyer and Parent, on the other, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the PUC, the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. Each of Citizens, Seller, Parent and Buyer will use its reasonable efforts to obtain any clearance required under the HSR Act and from the PUC for the purchase and sale of the Acquired Assets in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or their respective Affiliates: (i) to initiate, pursue or defend any litigation (or

                                                                         Arizona

threatened litigation) to which any Authority (including the PUC, the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Buyer or its Affiliates effectively to control or operate the Business or the right of Seller or its Affiliates effectively to control or operate Citizens' other businesses, (B) the right of Buyer or its Affiliates to acquire or hold the Business or the right of Seller or its Affiliates to hold the Excluded Assets or Citizens' other businesses, or
(C) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets or the right of Citizens to exercise full rights of ownership of Citizens' other businesses or all or any material portion of the Excluded Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Citizens, Seller, Parent, Buyer, any Affiliate of Buyer or the Business. The parties agree that no representation, warranty or covenant of Buyer, Parent, or Citizens contained in this Agreement shall be breached or deemed breached as a result of the failure by Parent and Buyer on the one hand or the Seller Parties, on the other, to take any of the actions specified in the preceding sentence.

     5.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties shall make reasonable efforts to consult with each other prior to such required announcement).

     5.7 Further Assurances. Each of Citizens, Parent, Buyer and Seller, from time to time after the Closing, at Buyer's or Seller's request, will execute, acknowledge and deliver to the applicable person such other instruments of conveyance and transfer and will take such other actions and execute such other documents, certifications, and further assurances as Buyer or Seller, as the case may be, may reasonably require in order to transfer, in accordance with the terms and conditions of this Agreement, more effectively in Buyer or to put Buyer more fully in possession of any of the Acquired Assets or better to enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     5.8 Cooperation.

     5.8.1 Parent, Buyer, Citizens and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

     5.8.2 Without limiting the foregoing, neither Parent and Buyer, nor Citizens and Seller (nor any of their respective Affiliates) shall make any filings pursuant to federal or state

                                                                         Arizona

securities laws ("Securities Filings") or make any consent solicitations to holders of Assumed Indebtedness which include any information about Seller, Buyer (or their respective Affiliates) or the transactions contemplated hereby without consulting with the other party and providing the other party a reasonable opportunity to review and comment on such information, it being understood and agreed that any party may so disclose such information in its reasonable judgment to the extent such party's counsel advises it that such disclosure is advisable under applicable law. Each of Parent, Buyer, Citizens and Seller shall, and shall cause their respective Affiliates to, comply with all applicable federal and state securities laws in connection with this Agreement and the transactions contemplated hereby (including any solicitation of consents of holders of Assumed Indebtedness), and all information supplied by any party for inclusion in any Securities Filing or consent solicitation, including, without limitation, any proxy or information statement, or any registration statement on Form S-4 shall be true and correct in all material respect and shall not contain any untrue statement of a material fact or omit to state any material fact which is required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

     5.8.3 During the first 90 days after the Closing Date (180 days for Trademarks on tanks), Buyer shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Real Estate or on the Acquired Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as may be promulgated by Seller and provided to Buyer. If Seller shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Buyer's right under this Section 5.8.3 to use the Trademarks.

     5.8.4 Seller shall give Buyer and its representatives (including Buyer's Accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Buyer all documents, records and information (and copies thereof), to the extent relating to the Business and the Acquired Assets, as Buyer may reasonably request. Except to the extent disclosed in the Disclosure Schedules in accordance with Sections 5.3 and 8.4, no investigation or receipt of information by Buyer pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties under this Agreement or the conditions to the obligations of Parent or Buyer under this Agreement. All information provided to Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement dated August 2, 1999 between Citizens and Parent.

                                                                         Arizona

     5.9 Employees; Employee Benefits.

     5.9.1 Schedule 5.9.1 lists divisions and the number of all salaried and hourly employees actively employed (as of the date of this Agreement) in each division by Seller or any of its Affiliates whose primary responsibilities relate to the Business. Schedule 5.9.1 lists job classifications and number of employees in each job classifications of those employees whose terms and conditions of employment are subject to a collective bargaining agreement ("Union Employees"). All individuals referred to on Schedule 5.9.1 are herein referred to as the "Employees." No later than March 1, 2000, Buyer and Seller shall determine the number of Employees to whom Buyer will offer employment, which number shall be at least equal to 250 (when combined with offers made by Buyer or Affiliates of Buyer to employees of Affiliates of Seller in connection with the Related Purchase Agreements) (the "Base Number"), and such additional number of Employees, if any, whom Buyer also wishes to employ. Upon determination of such Employees, Seller will supplement Schedule 5.9.1 with the name, job title, unused vacation, current base salary or hourly wage, date of hire and assigned location of each Transferred Employee (as that term is defined below). At the Closing, Seller shall provide an updated Schedule 5.9.1 which shall disclose all the information required under the preceding sentence as of the most recent practicable date prior to Closing.

     5.9.2 Effective as of the Closing, Buyer shall offer employment to at least the Base Number of those employees included on Schedule 5.9.1. All Employees to whom Buyer offers employment and who accept such employment are herein referred to as the "Transferred Employees." In the event any Employees do not accept Buyer's offer of employment, Buyer shall offer employment to such additional employees (the identity of whom shall be determined by Buyer and Seller) as are necessary to bring the total number of Transferred Employees to the Base Number. Subject to the provisions of this Section 5.9 and Section 5.12, Buyer shall provide each Transferred Employee with base compensation at least equal to that provided by Seller on the Closing Date, and employee benefits which are substantially comparable to those provided by Buyer to its other similarly situated employees. Buyer agrees (i) to credit the service of each Transferred Employee with Seller and its Affiliates before the Closing, for all purposes under all employee benefit plans and arrangements maintained by Buyer (and/or any of its Affiliates) for the benefit of any Transferred Employee (including without limitation for purposes of attainment of retirement dates and payment of optional forms of benefits), other than for purposes of benefit accrual under any "defined benefit plan", within the meaning of Section 3(35) of ERISA, (ii) to provide accrued vacation to Transferred Employees in the year in which the Closing occurs, equal to the excess, if any, of the accrued vacation to which the Transferred Employee would otherwise be entitled under Seller's vacation plan during that year over the amount of accrued vacation the Transferred Employee had taken during that year, and, thereafter, to provide vacation to Transferred Employees on the same basis as provided to similarly situated employees of Buyer, with service credit as provided in (i) hereof, (iii) to provide severance benefits to Transferred Employees terminated by Buyer that are substantially comparable to those benefits provided by Buyer to similarly situated employees, and (iv) to comply with all applicable legal requirements with respect to Union Employees (including without limitation any applicable duty to bargain with those employees' bargaining representative).

                                                                         Arizona

Buyer shall be responsible for providing to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of Closing reduced by the number of vacation days such Transferred Employee has taken on or before Closing. Nothing in this Section 5.9 shall limit Buyer's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly solicit or offer employment to any Transferred Employee then employed by Buyer or its Affiliates.

     5.9.3 Except as specifically provided in Sections 5.9 and 5.12, Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys' fees) related to compensation or employee benefits incurred by Buyer as the result of any claims against Buyer or its Affiliates that are made by any Employees or Former Employees (or the Beneficiary of any Employee or Former Employee) who are not made offers to become employees of Buyer or its Affiliates including, without limitation, claims asserted against Buyer as a result of their termination by Seller or its Affiliates.

     5.9.4 Seller shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation claims or the benefits provided under the Benefit Plans, whether paid before or after the Closing) owed to any Transferred Employee or the Beneficiary of any Transferred Employee or any Water Sector Retiree or the Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Seller or any of its Affiliates and such Transferred Employee or Beneficiary or (ii) any benefit claim or expense (including medical expenses) incurred before Closing under any Benefit Plan. For purposes of this Agreement, a medical expense shall be deemed to be incurred when the services giving rise to a claim are rendered, regardless of when billed or paid. Without limiting the foregoing, Seller shall be responsible for the payment of any employee benefits that become due to any Transferred Employees as a result of their termination by Seller.

     5.9.5 Except as otherwise specifically provided in Section 5.9, 5.11 or 5.12, Buyer shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation, claims or the benefits provided under any employee benefit plan or arrangement of Buyer incurred after Closing) owed to any Transferred Employee or Beneficiary of any Transferred Employee or any Water Sector Retiree or Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Buyer or any of its Affiliates and any Transferred Employee or (ii) any benefit claim or expense (including medical expense) incurred after Closing under any employee benefit plan sponsored or contributed to by Buyer or an ERISA Affiliate after Closing. Notwithstanding the foregoing, Buyer shall not be responsible for the payment of any employee benefits that become due to any Transferred Employees under any Benefit Plan (other than the Assumed Benefit Liabilities).

                                                                         Arizona

     5.9.6 Buyer agrees to reimburse Seller for its proportionate share (as defined below) of any amount in excess of $1,000,000 paid by Seller as severance under Citizens' severance plan as in effect on the date hereof to any Employees (when such amount paid by Seller is aggregated with amounts paid by Citizens to other employees as referenced in Section 5.9.6 of the Related Purchase Agreements) provided (i) Buyer does not hire such Employees in accordance with the provisions of Sections 5.9, 5.11 and 5.12 and (ii) Seller provides notice to those Employees on or before the Closing Date to the effect that their employment will be terminated on or shortly after the Closing Date. Buyer will pay such reimbursement to Citizens within 5 days after receipt of a list of the Employees showing which are entitled to severance pay, the amounts of that severance pay and certifying that those amounts have been paid. The Buyer's "proportionate share" means the amount obtained by multiplying the amount in excess of $1,000,000 by a fraction, the numerator of which is the amount of severance paid by Seller to Employees under Section 5.9.6 of this Agreement and the denominator of which is the sum of (i) the amount paid by Seller to Employees under Section 5.9.6 of this Agreement and (ii) the aggregate amount paid by Citizens under Section 5.9.6 of each of the Related Purchase Agreements.

     5.9.7 Until the second anniversary of the Closing Date, Buyer shall not directly or indirectly solicit or offer employment to any active employee of Seller, other than the Transferred Employees.

     5.10 Employee Pension Plan.

     5.10.1 At least fifteen days prior to the Closing Date, Seller shall take any and all actions necessary to cease benefit accruals and fully vest all Transferred Employees in their accrued benefits under the Citizens Pension Plan ("Seller's Pension Plan" or "Citizens Pension Plan"). Seller shall retain liability and related assets for benefits accrued through the Closing Date by Transferred Employees under Seller's Pension Plan.

     5.10.2 As of the Closing Date, Transferred Employees shall be covered under the American Pension Plan, and shall be given credit for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, subsidized benefits, and entitlement to optional forms of payment, but not for accrual of benefits.

     5.11 Employee Savings Plan.

     5.11.1 Effective upon the date of the transfer described in Section 5.11.2, subject to the terms and conditions of this Agreement, Parent shall cause the Savings Plan for Employees of American Water Works Company, Inc. (the "American Savings Plan") to assume the liability of the Seller's 401(k) Plan for the account balances of those Transferred Employees participating in the Seller's 401(k) Plan on the Closing Date (the "Affected Participants") that are transferred to the American Savings Plan. As of the Closing Date, Affected Participants shall be 100% vested in their account balances under the Seller's 401(k) Plan. Transferred Employees shall be given credit under the American Savings Plan for service with Seller and its Affiliates for

                                                                         Arizona

eligibility, vesting, attainment of retirement dates, contribution levels and optional forms of benefit payment, to the same extent that credit for such service has been given by Seller and its Affiliates.

     5.11.2 Buyer shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Savings Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance with this Section 5.11, (ii) a certified copy of the trust agreement for the American Savings Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Savings Plan; and (iv) an opinion from Buyer's legal counsel acceptable to Seller that the American Savings Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Savings Plan. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Buyer that the Seller's 401(k) Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the Seller's 401(k) Plan, and the transfer of assets to, and assumptions of benefit limitations by, the American Savings Plan. As soon as practicable, but in any event within 120 days after Closing, Seller shall cause the trustee of the Seller's 401(k) Plan to transfer in cash and promissory notes representing outstanding loans to Affected Participants to the trustee of the American Savings Plan an amount equal to the sum of the account balances of the Transferred Employees (the "Transferred Accounts") calculated as of the most recent valuation date under the Seller's 401(k) Plan (which shall, in any event, be within thirty (30) days of the transfer). Both the Seller Parties and Buyer will file any IRS Form 5310A that is required with respect to the transfer contemplated by this Section 5.11 date at least 30 days prior to the transfer. Upon the transfer described in this Section 5.11, Buyer and the American Savings Plan shall be responsible for all benefits attributable to the Transferred Accounts to which Transferred Employees were entitled under the Seller's 401(k) Plan as of such date, and Seller and the Seller's 401(k) Plan shall cease to have any liability, contingent or otherwise, for such benefits.

     5.12 Welfare Benefits.

     5.12.1 Within sixty (60) days after the Closing, Seller agrees to transfer to trusts established by Buyer under Section 501(c)(9) of the Code ("Buyer's VEBAs") the amount held under any trust established by Seller under Section 501(c)(9) of the Code ("Seller's VEBAs") to fund post-retirement health care and life insurance benefits attributable to the Business, including Former Employees identified on Schedule 5.12 (the "Water Sector Retirees") and any "grandfathered" Transferred Employees as set forth on Schedule 5.12. Buyer agrees to provide post-retirement health care and life insurance benefits to the Water Sector Retirees and, as applicable, Transferred Employees who become eligible for such benefits after Closing and further agrees that Buyer's VEBAs will apply an amount at least equal to the sum of the assets (and earnings thereon calculated at the rate of return generated by Buyer's VEBAs) transferred from Seller's VEBAs to provide post-retirement health care and life insurance benefits for such employees. Upon Closing, Buyer shall be responsible for all obligations of the Seller Parties to provide post-retirement health care and life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing and the

                                                                         Arizona

Seller Parties shall cease to have any liability, contingent or otherwise, for such benefits. In consideration of such transfer, Buyer agrees not to terminate or materially modify those post-retirement health and life benefit provisions applicable to such grandfathered Transferred Employees and Water Sector Retirees as such provisions are in effect immediately prior to the Closing Date.

     5.12.2 Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer provides medical, health, dental, flexible spending account, accident, life, short-term disability, long-term disability and other employee welfare benefits (including retiree medical benefits) to Transferred Employees that, in the case of Non-Union Transferred Employees and Union Transferred Employees are substantially similar to those benefits provided by Buyer under its corresponding welfare benefit plans (the "Buyer's Welfare Plans"). For purposes of determining eligibility to participate, and entitlement to benefits, in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions, waiting periods, and requirements for evidence of insurability under the Buyer Welfare Plans shall be waived in Buyer's Welfare Plans for Transferred Employees and retirees of the Water Sector and their respective Beneficiaries, and Transferred Employees and retirees of the Water Sector and their respective Beneficiaries shall receive credit under the Buyer Welfare Plans for co-payments, payments under a deductible limit made by them, and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in which the Closing Date occurs. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees and retirees of the Water Sector and their respective Beneficiaries who had credited service under a Seller Welfare Plan, together with each such individual's service, copayment, deductible and out-of-pocket payment amounts under such plan.

     5.12.3 Seller shall transfer to Buyer's flexible benefits plan any balances standing to the credit of Transferred Employees under Seller's flexible benefits plan as of the Closing Date. Seller shall provide to Buyer prior to the Closing Date a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with their elections made prior to the Closing Date with respect to such Account, and balances standing to their credit as of the Closing Date.

     5.13 Taxes. The Seller Parties, on the one hand, and Parent and Buyer, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes; (b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have

                                                                         Arizona

expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

     5.14 Intentionally Omitted.

     5.15 Citizens' Guarantees and Surety Instruments. Each of Parent and Buyer shall use its reasonable efforts to assist Citizens in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments listed on Schedule 5.15. In addition, until such time as Citizens' guarantee to the City of Tolleson, Arizona (as listed as item 1 on Schedule 5.15) is released, Buyer shall deposit into a BancOne, Arizona trust account, on the first business day of each calendar month commencing after the Closing Date, cash in the amount of $43,430.00. Citizens will open such account at its expense prior to Closing and, on the Closing Date, Sun City Sewer Company will deposit into such account cash equal to the total accrued amount recorded on the books of Sun City Sewer Company as of the Closing Date that is associated with the City of Tolleson Municipal Finance Corporation Refunding Series 1998 Bonds. Buyer shall maintain such account after Closing and be responsible for all fees and expenses of BancOne, Arizona, relating to such account arising after Closing. For purposes of this Section 5.15 and Section 5.16, reasonable efforts:
(a) shall include Parent's or Buyer's assumption of the Assumed Indebtedness, the Contracts and the Permits on the terms set forth in this Agreement; (b) shall include an obligation on the part of Parent or Buyer to provide a guarantee, letter of credit, bond or other required surety instrument at Closing to the extent required by any Contract or Permit and in general to provide an equivalent surety instrument to be substituted for any surety instrument provided by Citizens to any beneficiary in connection with the Business; and (c) shall include the obligation of Buyer and/or Parent to provide a debt obligation (including obtaining a minimum credit rating necessary to prevent any change to the tax-exempt status of any of the Assumed Indebtedness and providing credit enhancements such as bond insurance) to the issuer of any Bonds relating to the Assumed Indebtedness satisfactory to such issuer in replacement of and in substitution for Citizens' obligations to such issuer under the Assumed Indebtedness, all to enable Parent or Buyer to assume the Assumed Indebtedness.

     5.16 Assumption of Seller Debt.

     5.16.1 Each of Buyer and Parent shall use its reasonable efforts (as defined in Section 5.15) to assist Seller in obtaining all consents and opinions and taking such other actions as may be required to enable Buyer or Parent, as the case may be, to assume at the Closing all of Seller's liabilities and obligations under the Assumed Indebtedness to the extent provided in Section
2.3. If, after using such reasonable efforts, the parties reasonably conclude that all such required consents and opinions will not be obtained by the date that the conditions to Closing set forth in the first sentences of Sections
6.1.4 and 6.2.4 are expected to be satisfied, then Citizens, Parent and Buyer will use their reasonable efforts and take such other actions as may be required to enable Citizens to assign at the Closing all of Seller's liabilities and obligations under the Assumed

                                                                         Arizona

Indebtedness to the extent provided in Section 2.3, including complying with the provisions of Section 5.24 to the extent applicable to such assignment of the Assumed Indebtedness.

     5.16.2 Representations Re: Assumed Indebtedness.

               (a) The Seller Parties represent that each of the Bonds which make up the Assumed Indebtedness is a bond issue which was used to finance sewage facilities within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954 as amended ("1954 Code") or
          Section 142(a)(5) of the Code, as the case may be, or facilities for the furnishing of water within the meaning of Section 103(b)(4)(G) of the 1954 Code or Section 142(a)(4) and Section 142(e) of the Code, as the case may be, and that the interest of such Bonds was as of their date of issue, excludable from the gross income of the holders of such Bonds for federal or state (other than Illinois) income tax purposes pursuant to such sections of the IRC or the Code. In the case of the facilities for the furnishing of water (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof.

               (b) The Seller Parties represent that they have complied with all of their duties and obligations under the IDRB Documents, including their obligations relating to the use of the proceeds of the bonds and the ownership, operation, use and maintenance of the Assets financed with the proceeds of the Bonds. Citizens and the other Seller Parties represent that the representations and warranties of "Company" in the IDRB Documents remain true and correct, and that they have not taken nor permitted to be taken any action which would have the effect of subjecting the interest on any of such Bonds to federal or state (other than Illinois) income taxation, except as otherwise contemplated or permitted by the IDRB Documents.

               (c) The Seller Parties represent that as of Closing all the proceeds of the Bonds will have been spent in accordance with the IDRB Documents, the construction of the projects to be financed with the Bonds will have been completed, that there are no reserve funds associated with the Trust Indentures for such Bonds, and that all of the proceeds of such Bonds were invested in tax-exempt obligations of state and local governments (except to the extent used to acquire or construct the facilities financed by such Bonds) and, that therefore, the Seller Parties do not have any arbitrage profits subject to the rebate requirements of Section 148 of the Code.

               (d) The Seller Parties represent that there is and has been no audit or other examination by any taxing authority relating to the Bonds.

                                                                         Arizona

               (e) The Seller Parties further represent the following with respect to the Bonds:

          (1) The Assets financed by the Bonds are sewage facilities or facilities for the furnishing of water, which means that (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof;

          (2) They have not caused or permitted to be caused any reissuance of the Bonds under Section 1001 of the Code, without first obtaining a "no adverse effect" opinion of bond counsel;

          (3) They have not caused an extension of the maturity of such Bonds without first obtaining a "no adverse effect" opinion of bond counsel;

          (4) They have not taken or caused to be taken any action that would cause the Bonds to be arbitrage bonds under Section 148 of the Code, including, but not limited to, the failure to rebate arbitrage profits, if any, as required by Section 148(f) of the Code;

          (5) They have not taken any action that would cause the Bonds not to be registered in accordance with Section 149(a) of the Code; and

          (6) They have not permitted the Bonds to become directly or indirectly "federally guaranteed" under Section 149 of the Code.

     5.16.3 Covenants of Parent and Buyer. Parent and Buyer covenant and agree, so long as any Assumed IDRB Indebtedness is outstanding, to cause the Assets that were acquired, constructed, improved or equipped with the proceeds of such Assumed IDRB Indebtedness to be used as sewage facilities within the meaning of
Section 103(b)(4)(E) of the 1954 Code or Section 142(a)(5) of the Code, as the case may be, and facilities for the furnishing of water within the meaning of
Section 103(b)(4)(G) of the 1954 Code or 142(a)(4) and Section 142(e) of the Code, as the case may be, which means in the case of the facilities for the furnishing of water that (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision

                                                                         Arizona

thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof. Each of Parent and Buyer further covenants and agrees, so long as any Assumed IDRB Indebtedness is outstanding, the following:

               (a) It will not cause or permit to be caused any reissuance under
          Section 1001 of the Code without first obtaining a "no adverse effect" opinion of bond counsel;

               (b) It will not cause an extension of the maturity of the Bonds without first obtaining a "no adverse effect" opinion of bond counsel;

               (c) It will not take or cause to be taken any action that would cause the Bonds to be arbitrage bonds under Section 148 of the Code, including, but not limited to, the failure to rebate arbitrage profits, if any, as required by Section 148(f) of the Code;

               (d) It will not take any action that would cause the Bonds not to be registered in accordance with Section 149(a) of the Code;

               (e) It will not permit the Bonds to become directly or indirectly "federally guaranteed" under Section 149 of the Code; and

               (f) It will comply with each representation, warranty, covenant or other agreement or obligation set out by the IDRB Documents as in effect on the date of execution of this Agreement.

     5.17 Schedule of Permits. No later than March 13, 2000, Citizens shall deliver to Buyer a schedule, to be identified as Schedule 5.17, which sets forth all material Permits required for the use of the Acquired Assets and the operation of the Business by Buyer substantially in the manner as it was conducted prior to the date hereof. For purposes of this Section 5.17, material Permits shall include those required for the service of all utility customers at substantially the same service levels as provided by Seller on the date of this Agreement. All Permits listed on Schedule 5.17 that are required to be listed on
Schedule 3.3 or Schedule 3.9 shall be so designated. Seller has made or will make prior to the Closing Date timely applications for renewals of all such Permits listed on Schedule 5.17, which under applicable law must be filed prior to the Closing Date to maintain the Permits listed on Schedule 5.17 in full force and effect.

     5.18 Title Information. No later than March 13, 2000, Seller shall use its reasonable efforts to deliver to Buyer true, correct and complete copies of all existing title policies, surveys, leases, deeds, instruments and agreements relating to title to the Real Estate in Seller's possession.

     5.19 Transaction with Related Parties. Effective as of the Closing Date, except as otherwise provided in Sections 5.9 through 5.12, 5.15, 5.24, 5.26,
5.27 and 2.7.1(j) of this Agreement, Seller shall have terminated and canceled all contracts, commitments and agreements (including employment relationships) relating to the Acquired Assets or the Business, between Seller, any Affiliate of Seller (including Citizens), any officer or director of any Seller Party, or any

                                                                         Arizona

Affiliate of the foregoing. Seller shall be solely liable for any contractual or other claims, express or implied arising out of the termination and cancellation of any of the foregoing raised by any party thereto.

     5.20 Approval by Citizens. Citizens shall, as the sole owner of common stock of each other Seller Party, vote all of such shares of common stock to approve this Agreement and the transactions contemplated hereby.

     5.21 Supplemental Information.

     5.21.1 Citizens shall provide Buyer, within fifteen (15) days after the execution or the date of receipt thereof, a copy of (a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $100,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date; (b) a copy of any written notice for assessments for public improvements against the Real Estate received after the date hereof and prior to the Closing Date; (c) a copy of the filing of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate received after the date hereof but prior to the Closing Date; and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Real Estate and where such Contract involves annual payments in excess of $100,000 entered into by Seller after the date hereof and prior to the Closing Date.

     5.21.2 Within fifteen (15) days after the receipt of notice of violation, Citizens shall notify Buyer of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.8.10 hereof, and shall promptly notify Buyer of the actions proposed to be taken by Seller to correct or otherwise respond to such violations.

     5.22 Non-Competition. The Seller Parties agree that for a period of fifteen
(15) years after the Closing Date no Seller Party nor any Affiliate of a Seller Party shall directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any substantial manner with any entity (other than Buyer and its successors and assigns) engaged in the business of storing, supplying and distributing water in the States in which Buyer acquires any Acquired Assets, whether or not such business is subject to regulation by a PUC (it being understood that the individual directors of Seller and Citizens are not Affiliates of a Seller Party).

     5.23 Intentionally Omitted.

     5.24 IDRB Obligations.

               (a) Buyer's IDRB Obligations. Each party acknowledges that (x) Citizens is and after the Closing Date shall continue to be and shall remain the primary obligor with respect to the Retained IDRB Indebtedness outstanding immediately after the Closing Date to the same

                                                                         Arizona

extent as though no sale of the Acquired Assets had been made and that Parent and Buyer shall have no payment obligations with respect to such Retained IDRB Indebtedness, (y) the IDRB Documents require Citizens not to take or permit to be taken any action which would have the effect, directly or indirectly, of subjecting the interest on any of the Bonds to federal or state (other than Illinois) income taxation, and (z) the IDRB Documents governing certain of the Bonds issued by The Industrial Development Authority of the County of Maricopa, Arizona (the "Maricopa IDA"), require Buyer to agree in writing with the Maricopa IDA with respect to certain matters relating to the operation, ownership, maintenance and use of the Assets that were acquired, constructed, improved or equipped with the proceeds of such Bonds. Accordingly, Parent and Buyer covenant and agree (i) to deliver to the Maricopa IDA on or prior to the Closing Date an agreement substantially in the form attached hereto as Exhibit C, duly executed by Buyer, (ii) at Closing to execute and deliver to Citizens an agreement substantially in the form attached hereto as Exhibit D, with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date, (iii) so long as any such Bonds are outstanding, to cause the Acquired Assets that were acquired, constructed, improved or equipped with the proceeds of such Bonds to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of Section 103(b)(4)(E) of the 1954 Code, or Section 142(a)(5) of the Code as the case may be.

               (b) IDRB Construction Funds. Citizens hereby represents that there will be no construction funds or unspent bond proceeds available after the Closing Date that are held by the trustees of the Bonds relating to the Retained IDRB Indebtedness.

               (c) Consents and Opinions. The parties shall use their respective best commercially reasonable efforts to obtain all consents and legal opinions as may be required under the Retained IDRB Documents to enable Seller to retain all Retained IDRB Indebtedness and to sell the Acquired Assets to Buyer.

     5.25 Cooperation with Respect to Like-Kind Exchange. Buyer agrees that Seller may, at Seller's written election delivered to Buyer no later than five
(5) days prior to the Closing Date, direct that all or a portion of the Initial Cash Payment be delivered to a "qualified intermediary" as defined in Treasury Regulation 1.1031(k) - (g)(4) as to enable Seller's relinquishment of the Acquired Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Seller so elects, Buyer shall reasonably cooperate with Seller (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller's efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions reasonably required to facilitate the use of a "qualified intermediary"), and Buyer agrees

                                                                         Arizona

that Seller may assign all or part of its rights (but no obligations) under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the Code. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement. Seller shall indemnify and hold Buyer harmless from any cost, expense or liability arising from its cooperating under this Section 5.25.

     5.26 Transition Plan. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a transitional services team, which shall include expertise from various functional specialties associated with or involved in providing billing, payroll and other support services provided to Seller by any automated or manual process using facilities or employees that are not included among the Acquired Assets or Transferred Employees. Such team will be responsible for preparing, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The transition plan will set forth reasonable arrangements providing Buyer, at Buyer's sole expense, with appropriate access to Seller's relevant computer systems to allow for a full conversion of the relevant data and functionality to Buyer's systems on the Closing Date. Buyer and Seller shall use their commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days prior to the Closing Date.

     5.27 Procedures regarding Refunds of Advances. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a working group of appropriate subject matter experts to determine the appropriate obligations of Parent and Buyer regarding notification and the provision of other accurate and timely data to Citizens to enable Citizens timely and accurately to satisfy the refund obligations described in Section 2.3.3(b). Such working group will be responsible for preparing a comprehensive agreement no later than March 13, 2000, which agreement shall be executed by the parties at Closing. Among other arrangements, the parties would require that the customers and developers owed refunds provide joint notices to Buyer and Citizens.

     5.28 Title Insurance. Prior to Closing, Seller shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer if Buyer desires to obtain ALTA title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies (collectively, the "Title Company"), committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment) to issuing ALTA (or its local equivalent) form of title insurance policies insuring good, valid, indefeasible fee simple title to the Real Estate in Buyer, in all cases, at Buyer's sole expense and in the respective amounts that Buyer requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Exceptions (collectively the "Title Policies"). On

                                                                         Arizona

or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company, at no cost to Seller, any customary affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies; provided that such efforts and Buyers' request for Title Policies or Title Commitments shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                        CONDITIONS PRECEDENT; TERMINATION

     6.1 Conditions Precedent to Obligations of Buyer and Parent. The obligations of Buyer and Parent to cause the purchase of the Acquired Assets and the assumption of the Assumed Liabilities and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer and Parent in their sole discretion):

     6.1.1 Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Seller shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 3.25), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso); and provided further, that the representation and warranty set forth in Section 3.5.1 shall be deemed to be true and correct on and as of the Closing Date if any Material Adverse Effect that may have arisen or occurred between the execution date of this Agreement and the Closing Date shall have been cured or remedied such that such Material Adverse Effect is not continuing as of the Closing Date. Buyer shall have been furnished with a certificate of the Chief Financial Officer or other Vice President of Citizens dated the Closing Date, certifying to the foregoing.

     6.1.2 Opinion of Counsel. Buyer shall have received from L. Russell Mitten II, Vice President and General Counsel of Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in Exhibit E hereto.

                                                                         Arizona

     6.1.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.1.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby, and such order shall not contain any restrictions or conditions (other than those in effect on the date hereof or requiring that the regulatory treatment with respect to the Business in existence as of the date of this Agreement applicable to Seller be continued following the transactions contemplated hereby) which would have a Material Adverse Effect or a material adverse effect on any other regulated business of Buyer in the state in which the PUC has jurisdiction, and such order shall be final and unappealable; Seller shall have obtained all statutory, regulatory and other consents and approvals which are required in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business in the manner contemplated by Section 3.25 hereof other than those the failure of which to obtain would not have a Material Adverse Effect. Seller shall have also obtained (i) all consents and legal opinions required to enable Parent or Buyer to assume (or for Citizens to assign to Parent or Buyer) the Assumed Indebtedness (without any change in the tax-exempt status of such Assumed Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)) and all other consents and legal opinions required to enable Seller to sell the Acquired Assets to Buyer at the Closing (without any change in the tax-exempt status of such Assumed Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)), free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture) and (ii) all consents required under Contracts and Permits relating to Seller's water appropriation and flowage rights to the extent reasonably sufficient to enable Buyer to service the customers of the Business and to service future commitments under such Contracts.

     6.1.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Buyer's ownership of all or any material portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which would reasonably be expected to materially limit or materially adversely affect Buyer's ownership of the Acquired Assets.

     6.1.6 Documents. Seller and Citizens shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof and shall have made arrangements reasonably satisfactory to Buyer to deliver to Buyer as promptly as practicable after the Closing such records (including customer and employee records) necessary to own and operate the Business.

     6.1.7 Related Closings. Buyer shall be reasonably satisfied that the consummation of each of the asset purchase and sale transactions contemplated by those certain purchase agreements described on Schedule 6.1.7 (the "Related Purchase Agreements") will occur concurrently with the Closing.

                                                                         Arizona

     6.2 Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to cause the sale of the Acquired Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Seller Parties in their sole discretion):

     6.2.1 Performance of Agreements; Representations and Warranties. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Buyer and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 4.2), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a material adverse effect on the respective ability of Buyer and Parent to perform their obligations under this Agreement and the Transaction Documents, provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Seller shall have been furnished with a certificate of the President or Vice President of Parent and Buyer, dated the Closing Date, certifying to the foregoing.

     6.2.2 Opinion of Counsel. Seller shall have received from Dechert Price & Rhoads, counsel to Parent and Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit F hereto.

     6.2.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.2.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby and such order shall not contain any restrictions or conditions which would have a material adverse effect on Seller's business activities in the State in which the PUC has jurisdiction or any significant adverse effect on Citizens' acquisition and divestiture activities in that State (including divestiture of the Acquired Assets), and such order shall be final and unappealable; Seller shall have obtained all statutory and regulatory consents and approvals which are required in order to consummate the transactions contemplated hereby, other than those the failure of which to obtain would not have a material adverse effect on the Seller after the Closing. Seller shall have obtained (i) all consents and legal opinions required to enable Parent or Buyer to assume (or Citizens to assign to Parent or Buyer) the Assumed Indebtedness without any change in the tax-exempt status thereof and without any event of taxability

                                                                         Arizona

relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F), (ii) all consents and legal opinions required under the Retained IDRB Documents to enable Seller to retain the Retained IDRB Indebtedness until maturity and to sell the Acquired Assets to Buyer at the Closing (in each case without any change in the tax-exempt status of the Assumed Indebtedness or the Retained IDRB Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)), free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture), and (iii) all other consents required or advisable in order for Seller to transfer Acquired Assets without incurring material liability under any Contract, Permit or Real Estate instrument.

     6.2.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Seller's ownership of all or any material portion of its properties, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect Seller's ownership of any of its properties.

     6.2.6 Documents. Parent and Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Sections 2.7, 5.24 and 5.27, and shall have taken such actions as Seller may have requested pursuant to
Section 5.25 hereof.

     6.2.7 Related Closings. Seller shall be reasonably satisfied that the consummation of each of the Related Purchase Agreements will occur concurrently with Closing.

     6.3 Termination. This Agreement may be terminated at anytime prior to the Closing Date:

     6.3.1 by mutual written consent of the Seller Parties, Buyer and Parent;

     6.3.2 by any of the Seller Parties, Parent or Buyer if: (i) any governmental or regulatory body the consent of which is a condition to the obligations of the Seller Parties, Parent and Buyer to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iii) the Closing shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 6.3.2(iii) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if Closing has not occurred by such date because the conditions precedent to Closing set forth in the first sentence of
Section 6.1.4 and the first sentence of Section 6.2.4 have not been fulfilled, then such date shall be automatically extended to September 30, 2001; or

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                                                                         Arizona

     6.3.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.3, this Agreement shall become void and of no further force and effect, except for the provisions of
Section 5.6 relating to publicity, Sections 3.24 and 4.6 relating to brokerage and Section 7.1 relating to expenses. Nothing in this Section 6.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

                                    ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

     7.1 Certain Taxes and Expenses. Citizens shall be solely responsible for all state and local sales, use, transfer, real property transfer and other similar taxes, fees and charges that are calculated based on the value of the Acquired Assets being transferred arising from and with respect to the sale and purchase of the Acquired Assets and Buyer shall be solely responsible for all transfer, registration, documentary stamp, recording and other similar fees and charges arising from and with respect to the transfer and recording of title documentation relating to the Acquired Assets. Parent shall be responsible for all costs and expenses relating to the assumption by or assignment to Parent or Buyer of the Assumed Indebtedness. Except as otherwise provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

     7.2 Maintenance of Books and Records. The Seller Parties, on the one hand, and Buyer and Parent, on the other hand, shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the Assumed Liabilities or the conduct of the Business (whether in the possession of the Seller Parties or Buyer or Parent). No files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

     7.3 Survival.

     7.3.1 Subject to this Section 7.3, Section 7.4.2(g) and Section 7.4.2(j), all representations, warranties, covenants and agreements contained in this Agreement or the

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Transaction Documents shall survive (and not be affected in any respect by) the
Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing:

               (a) the covenants contained in Sections 5.1, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (b) the covenants contained in Section 5.2 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

               (c) the representations and warranties contained in Sections 3.12 and 3.16 and the related indemnity obligations contained in Section
          7.4 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of the applicable statute of limitations (or extensions or waivers thereof);

               (d) the representations and warranties contained in Section 3.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

               (e) the representations and warranties contained in Section 3.10 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (f) the representations and warranties contained in Section 3.7 and 3.17 and the related indemnity obligations contained in Section
          7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (g) the representations and warranties contained in Sections 3.3, 3.5, 3.6, 3.8, 3.9 and 3.25 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (h) the representations and warranties contained in Section 3.11 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (i) the representations and warranties contained in Section 4.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

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               (j) the representations and warranties contained in Sections 4.3 and 4.4 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (k) the representations and warranties contained in Section 4.5 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date; and

               (l) all other representations and warranties contained in this Agreement and the related indemnity obligations contained in Section
          7.4 shall terminate on and no further action or claim with respect thereto may be brought after, the second anniversary of the Closing Date;

               (m) such representations and warranties specified in the foregoing clauses (c) through (k), and the covenants contained in
          Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the relevant anniversary of the Closing Date or the 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be. If any claim for indemnification is asserted or could be asserted with respect to a breach or asserted breach of Section 3.17 (Undisclosed Liabilities) and the Buyer or Parent is also entitled to indemnification in respect of that claim for breach or asserted breach of any other representation or warranty in this Agreement for which there is a shorter survival period, such shorter period will apply to such claim except to the extent that such claim is a product liability, toxic tort or similar claim (as described in Section 2.3.3(a)) brought by a private party litigant.

     7.3.2 No claim for indemnity under Section 7.4 shall be brought or made by Buyer or Parent pursuant to Sections 7.4.1(a)(B) or 7.4.1(a)(C):

               (a) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), for any action or claim with respect to the Pre-Existing Conditions;

               (b) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), with respect to the presence of Hazardous Substances at any locations other than the Real Estate; and

               (c) after the third anniversary of the Closing Date, for any action or claim with respect to any other Retained Liability;

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     Provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Parent and/or Buyer to the Seller Parties prior to such period setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims; and, provided, further, that the foregoing time limitations shall also not apply to any such claims: (u) with respect to Taxes; (v) with respect to any liability of the types that appear as "Trade Payables" or "Other Current and Accrued Liabilities" (other than liabilities arising after the Closing Date and relating to the Contracts listed as items I.G.3(a), (b) and (c) on Schedule 3.6 (relating to the Tolleson contractual arrangements) and the Contract listed as item I.G.4 (the Glendale contract) on the financial statements of Seller; (w) not exclusively related to the Acquired Assets or not exclusively related to the Business; and (x) with respect to any of the matters discussed in Section 3.16 hereof.

     For purposes of Sections 7.3.2(a) and (b), a "Change of Control of Citizens" shall be deemed to have occurred if: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), other than an underwriter engaged in a firm commitment underwriting on behalf of Citizens, is or becomes the beneficial owner (as such term is used in Rule 13D-3 and 13D-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of common stock of the Company; (ii) all or substantially all of Citizens' and its Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any person or group of persons acting in concert; (iii) Citizens is merged or consolidated with any other person, whether or not Citizens is the surviving corporation in such merger or consolidation; or (iv) Citizens is liquidated or dissolved or adopts a plan of liquidation.

     7.4 Indemnification. Seller, Parent and Buyer agree as follows:

     7.4.1 General Indemnification Obligations.

               (a) Seller shall indemnify Buyer and its directors, officers and other Affiliates (including Parent) and hold Buyer and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement or in any document or certificate required to be furnished to Buyer by any of the Seller Parties pursuant to this Agreement (including the Transaction Documents); (B) subject to Section 7.3.2, any Excluded Assets or Retained Liabilities; (C) subject to Section 7.3.2, the ownership, operation or use of any of the businesses or assets of the Seller Parties or their Affiliates (other than the Business and the Acquired Assets) whether before, on or after the Closing Date; and (D) an event of taxability, as such term is customarily used in municipal securities transactions, relating to the Retained IDRB Indebtedness and arising from the sale of the Acquired Assets pursuant to this Agreement.

               (b) Buyer and Parent shall indemnify Seller, and their directors, officers and other Affiliates (including Citizens) and hold Seller and such other parties harmless

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                                                                         Arizona

from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by Parent or Buyer in this Agreement or in any document or certificate required to be furnished to Seller by Parent or Buyer pursuant to this Agreement (including the Transaction Documents), including the Buyer's IDRB Obligations; (B) any Assumed Liabilities after the Closing Date, including the Assumed Indebtedness; (C) the ownership, operation or use of the Business or the Acquired Assets after the Closing Date (except to the extent resulting from Retained Liabilities or to the extent resulting from breaches by the Seller Parties of representations, warranties, covenants or agreements hereunder or in the other Transaction Documents); (D) any claim by a Transferred Employee or a Former Employee referred to on Schedule 5.12 or the Beneficiary of any such employee or former employee for post-retirement health care or life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing; (E) any violation by Parent or Buyer, or any assignee, lessee or successor of Parent or Buyer, of the covenants and agreements as provided by Section 5.16.3 hereof and Section 5 of Exhibit D hereto; and (F) an event of taxability, as such term is customarily used in municipal securities transactions, relating to the Assumed Indebtedness and arising from the sale of the Acquired Assets pursuant to this Agreement and/or the assignment or assumption of the Assumed Indebtedness.

               (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages assessed or asserted against the party seeking indemnification and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). For purposes of this Section 7.4, the determination of whether any breach of any representation, covenant or agreement has occurred, and the calculation of the amount of Damages incurred by the Indemnified Party arising out of or resulting from any breach of a representation, covenant or agreement by any party hereto, the references to a "Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded, provided that no such breach shall be found to have occurred due to facts or circumstances arising from an occurrence or condition described in Section 1.1.61(a). Notwithstanding the foregoing, Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

               (d) Notwithstanding any language contained in any Transaction Document (including deeds to Real Estate and instruments delivered by Seller to the Title Company), representations and warranties as to Real Estate set forth in Section 3.10 and 3.11 will not be merged into any Transaction Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement, shall control. No provision set forth in any Transaction Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

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     7.4.2 General Indemnification Procedures.

               (a) A party seeking indemnification pursuant to this Section 7.4 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim, (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief by an Authority and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause
          (C) of the proceeding sentence if it is a regulated utility.

               (b) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

               (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

               (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

               (e) Subject to Section 7.4.2(f) and Section 7.4.2(i), neither Parent nor Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages incurred unless the aggregate amount of Damages incurred by Parent or Buyer (or the other Persons for which they can claim indemnification), together with all other claims for Damages under Section 7.4.2(e) of each of the Related Purchase Agreements, exceeds $6,123,000 in the aggregate (the "Threshold Amount"), in which case Seller shall then be liable for Damages in excess of the Threshold Amount. Subject to
          Section 7.4.2(f) and Section 7.4.2(i), the cumulative aggregate indemnity obligation of Citizens and its Affiliates under Section

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                                                                         Arizona

7.4 of this Agreement and the Related Purchase Agreements shall not exceed $60,000,000 (the "Ceiling").

               (f) Notwithstanding the foregoing, the parties acknowledge that Parent or Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and wilful breaches of covenants or agreements in this Agreement or any of the Retained Liabilities other than the Specified Liabilities irrespective of the Threshold Amount or the Ceiling (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful breach). As used herein, the "Specified Liabilities" shall mean the Retained Liabilities arising from claims made after the Closing Date which (i) do not relate to matters within the scope of clauses (u), (v), (w) and
          (x) of Section 7.3.2; (ii) were not known to the Seller Parties on or prior to Closing; and (iii) relate exclusively to the Acquired Assets or the Business prior to the Closing Date. Notwithstanding anything to the contrary in this Section 7.4, Parent or Buyer (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of Section 3.2,
          3.12 or 3.16 irrespective of the Threshold Amount or the Ceiling.

               (g) The rights and remedies of Seller, Parent and Buyer under this Section 7.4 are exclusive and in lieu of any and all other rights and remedies which Seller, Parent and Buyer may have under this Agreement or otherwise for monetary relief with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller, Parent or Buyer in or pursuant to this Agreement or any of the Transaction Documents or (y) any breach or failure to perform any covenant or agreements set forth in this Agreement or any of the Transaction Documents.

               (h) Except to the extent provided in Section 7.4.2(j) below, no right to indemnification under this Section 7.4 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto including, without limitation, the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

               (i) No party shall have any liability to another party under this
          Section 7.4 for Damages (and no cost or expense relating to such Damages shall be included in determining the extent of Damages incurred by such party for purposes of Section 7.4.2(e)) to the extent that:

                    (A) the Indemnified Party recovers insurance proceeds
               covering the Damages or otherwise recovers payments in respect of such Damages from any other source (whether in a lump sum or stream of payments); or

                    (B) the Indemnified Party's Tax liability is actually
               reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages.

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               (j) Seller shall have no liability or obligation under this
          Section 7.4 for any Damages resulting from the inaccuracy or breach of any representation or warranty if such inaccuracy or breach is disclosed by Seller pursuant to and in accordance with Sections 5.3 and 8.4 hereof;

               (k) Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of Buyer consistent with its customary risk management practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by Seller under this Section 7.4, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Buyer agrees that (i) if it is entitled to receive payment from Seller for Damages arising under or pursuant to a breach of the representation and warranty set forth in Section 3.10, and (ii) if Buyer has obtained title insurance which may cover the claim or matter giving rise to such Damages, then
          (iii) such title insurance shall be primary coverage and Buyer will make a claim under the title insurance if such claim can be made in good faith before enforcing its right to receive payment from Seller. Buyer shall be under no obligation to obtain title insurance or prosecute such claim (other than the initial filing of such claim).

               (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds and other payments pursuant to Section 7.4.2(i)(A) and a tax benefit pursuant to Section 7.4.2(i)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment;

               (m) In the event of any indemnification claim under this Section
          7.4 involving the claim of any third party, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Section 7.4. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     7.4.3 Indemnification for Negligence. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN

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                                                                         Arizona

THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, VIOLATION OF ANY LAW OR OTHER LEGAL FAULT OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

     7.5 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Acquired Assets to Buyer in accordance with this Agreement, including any necessary assignment of financing statements.

     7.6 Financial Statements. In connection with the preparation and filing of any registration statement or periodic report of Buyer or its Affiliates pursuant to Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Seller, at Buyer's expense, shall provide Buyer (a) by April 30, 2000 or within 120 days after Buyer's written request therefor if made after January 1, 2000, with the following audited financial statements: (i) a statement of net assets of the Business as of the end of the last fiscal year prior to Closing; and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business for the last fiscal year prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements), including opinions thereon of Seller's Accountants, and (b) within 90 days after Buyer's written request made therefor (provided such request is made after the end of the fiscal quarter described below), the following unaudited statements: (i) a statement of net assets of the Business as of the end of the last fiscal quarter prior to Closing (but only if such quarter is subsequent to the last fiscal year prior to Closing); and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business, for the period from the end of the last fiscal year through the end of the last fiscal quarter prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements).

     7.7 Collection of Receivables. Seller agrees that it shall promptly (and in any event no later than five (5) Business Days following receipt) deliver all such payments with respect to accounts receivable from customers of the Business received on and after the Closing Date (including but not limited to negotiable instruments tendered in payment of accounts receivable assigned to Buyer hereunder which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Seller shall cooperate with Buyer in coordinating the transfer of collection agents and customers of the Business who pay their bills through the Automated Clearinghouse (ACH) process to Buyer.

                                                                         Arizona

                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Construction. Parent, Buyer and the Seller Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Parent, Buyer and the Seller Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. The word "or" shall not be exclusive. Provisions of this Agreement shall apply, when appropriate, to successive events and transactions. Section references refer to this Agreement unless otherwise specified.

     8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier addressed to the party at its address set forth below:

             If to Parent:

             American Water Works Company
             1025 Laurel Oak Road
             P.O. Box 1770
             Voorhees, New Jersey 08043
             Fax: (609) 346-8299
             Attention: General Counsel

                                                                         Arizona

             with a copy to:

             Dechert Price & Rhoads
             4000 Bell Atlantic Tower
             1717 Arch Street
             Philadelphia, PA 19103-2793
             Fax: (215) 994-2222
             Attention: Craig Godshall, Esq.

             If to Buyer:

             Arizona-American Water Company
             7500 East McDonald Drive
             Suite 200-A
             Scottsdale, AZ 85250
             Fax: (480) 483-8314
             Attention: Corporation Counsel

             With a copy to Parent and a copy to:

             Dechert Price & Rhoads
             4000 Bell Atlantic Tower
             1717 Arch Street
             Philadelphia, PA 19103-2793
             Fax: (215) 994-2222
             Attention: Craig Godshall, Esq.

             If to Seller:

             Citizens Utilities Company
             High Ridge Park
             Stamford, CT 06905
             Attention: Robert J. DeSantis
             Telecopier: (203) 614-4625

             with copies to:

             Citizens Utilities Company
             High Ridge Park
             Stamford, CT 06905
             Attention: L. Russell Mitten, II
             Telecopier: (203) 614-4651

                                                                         Arizona

             and

             Citizens Utilities Company
             High Ridge Park
             Stamford, CT  06905
             Attention: J. Michael Love
             Telecopier: (203) 614-5201

             and

             Fleischman and Walsh, L.L.P.
             1400 Sixteenth Street, N.W.
             Washington, D.C. 20036
             Attention: Jeffry L. Hardin
             Telecopier: (202) 387-3467

     8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that Seller may assign its rights or delegate its duties under this Agreement to a qualified intermediary chosen by Seller to structure the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the Code.

     8.4 Exhibits and Schedules. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly related to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section.

     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

     8.6 Dispute Resolution. Except as otherwise provided herein, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute") shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

                                                                         Arizona

               (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

               (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by Parent, one arbitrator being selected by Citizen, and the third arbitrator, knowledgeable in the general subject matter of the dispute, controversy or claim, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules. The parties hereto shall use reasonable efforts to coordinate any arbitration commenced under this Agreement with any arbitration on the same or similar issues commenced under any of the Related Purchase Agreements so that the resolution of the arbitration under this Agreement and the similar issues under the Related Purchase Agreements can be resolved as expeditiously and efficiently as reasonably practicable. Reasonable efforts shall include use of a common arbitrator or panel of arbitrators where practicable. The arbitration shall take place in Newark, New Jersey. The arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce evidence through discovery (i) that is reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

               (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the non-prevailing party taken as a whole is unreasonable, the arbitrator(s) may order the non-prevailing party to bear such fees and

                                                                         Arizona

expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

               (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this
          Section 8.6 and (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceed under this Section 8.6.

     8.7 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable,
(b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

     8.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, and the Confidentiality Agreement dated August 2, 1999, between Citizens and Parent, (i) together constitute the entire understanding of the parties (and their affiliates) with respect to the subject matter hereof, and any related matter, (ii) supercede all prior agreements or understandings, written or oral, entered into by any of the parties that concern the subject matter hereof and (iii) are not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

     8.10 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party;
(iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

                                                                         Arizona

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     8.12 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     8.13 Definitions. For purposes of this Agreement, references to the knowledge of the Seller Parties (including a reference to "the best of the knowledge of the Seller Parties" and similar references) shall mean the actual knowledge possessed by any of the following officers or employees of Citizens:
Chief Financial Officer, Vice President and Treasurer; President, Citizens Public Services; Vice President, Corporate Human Resources; Secretary; Vice President, Water; and the general manager of the Business.

     8.14 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER OF THE SELLER PARTIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY SCHEDULE HERETO, THE TRANSACTION DOCUMENTS, OR ANY DOCUMENT, EXHIBIT, CERTIFICATE, INSTRUMENT OR STATEMENT TO BE DELIVERED HEREUNDER OR THEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE SCHEDULES AND ANY COST ESTIMATES, PROJECTIONS OR PREDICTIONS OR ANY OTHER INFORMATION CONTAINED OR REFERRED TO IN OTHER MATERIALS THAT HAVE BEEN OR SHALL HEREINAFTER BE PROVIDED TO PARENT, BUYER OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF ANY OF THE SELLER PARTIES.

     8.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

     8.16 Bulk Sales. Buyer agrees that it shall not make any filings under any tax bulk sales provisions with respect to the transactions contemplated by this Agreement.

                                                                         Arizona

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                          CITIZENS UTILITIES COMPANY


                          By: Robert J. DeSantis
                              --------------------------------------------------
                              Robert J. DeSantis, Chief
                              Financial Officer, Vice President
                              and Treasurer

                          CITIZENS BUSINESS SERVICES COMPANY
                          CITIZENS CONSUMER SERVICES, INC.
                          CITIZENS RESOURCES COMPANY
                          CITIZENS WATER RESOURCES COMPANY OF ARIZONA
                          CITIZENS WATER SERVICES COMPANY OF ARIZONA
                          HAVASU WATER COMPANY, INC.
                          SUN CITY SEWER COMPANY
                          SUN CITY WATER COMPANY
                          SUN CITY WEST UTILITIES COMPANY
                          TUBAC VALLEY WATER COMPANY, INC.
                          CITIZENS PUBLIC WORKS SERVICE COMPANY OF ARIZONA


                          By: Robert J. DeSantis
                              --------------------------------------------------
                              Robert J. DeSantis, Vice President


                          AMERICAN WATER WORKS COMPANY, INC.


                          By: Joseph F. Hartnett, Jr.
                              --------------------------------------------------
                              Joseph F. Hartnett, Jr., Treasurer


                          ARIZONA-AMERICAN WATER COMPANY


                          By: Theodore Jones, Jr.
                              --------------------------------------------------
                              Theodore Jones, Jr., President

                                 EXHIBIT A

                           ASSUMPTION AGREEMENT

     This Assumption Agreement (this "Assumption") is made as of _____________, by Arizona-American Water Compamy, an Arizona corporation ("Transferee"), in favor of Citizens Utilities Company, a Delaware corporation ("citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor").

     This Assumption is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and between Transferor and American Water Works Company, Inc. (the "agreement"). Capitalized terms not otherwise defined in this Assumption shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee does hereby assume and agree to observe, comply with, and perform in accordance with the terms of each of, the Assumed Liabilities. Transferee does not assume or have any responsibility for any liabilities or obligations of Transferor other than the Assumed Liabilities, and neither the execution, delivery and performance of the Agreement nor the execution, delivery and performance of this Assumption shall render Transferee liable for any such liability, obligation, undertaking, expense or agreement other than the Assumed Liabilities.

     No provisions set forth in this Assumption shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assumption and provisions of the Agreement, the Agreement shall control.

     This Assumption is made solely for the benefit of Transferor and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assumption may be executed in counterparts, each of which shall be deemed an original.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                      SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the undersigned have executed this Assumption effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS CONSUMER SERVICES, INC.
                    CITIZENS RESOURCES COMPANY
                    CITIZENS WATER RESOURCES COMPANY OF ARIZONA
                    CITIZENS WATER SERVICES COMPANY OF ARIZONA
                    HAVASU WATER COMPANY, INC.
                    SUN CITY SEWER COMPANY
                    SUN CITY WATER COMPANY
                    SUN CITY WEST UTILITIES COMPANY
                    TUBAC VALLEY WATER COMPANY, INC.
                    CITIZENS PUBLIC WORKS SERVICE COMPANY OF ARIZONA


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    ARIZONA-AMERICAN WATER COMPANY


                    By:________________________________________________
                        Name:
                        Title:


                  Signature Page of Assumption Agreement
              among Transferor and Transferee, dated _______

                                 EXHIBIT B

                        BILL OF SALE AND ASSIGNMENT

     This Bill of Sale and Assignment (this "Assignment") is made as of __________________, by Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor"), in favor of Arizona-American Water Company, an Arizona corporation ("Transferee").

     This Assignment is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and among Transferor and American Water Works Company, Inc. (the "Agreement"). Capitalized terms not otherwise defined in this Assignment shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby grant, bargain, sell, transfer and assign and convey unto Transferee, its successors and assigns, all of the rights, title and interest of the Transferor in and to the Acquired Assets.

     No provisions set forth in this Assignment shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assignment and the provisions of the Agreement, the Agreement shall control.

     This Assignment is made solely for the benefit of Transferee and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assignment may be executed in counterparts, each of which shall be deemed an original.


           [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
                       SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS CONSUMER SERVICES, INC.
                    CITIZENS RESOURCES COMPANY
                    CITIZENS WATER RESOURCES COMPANY OF ARIZONA
                    CITIZENS WATER SERVICES COMPANY OF ARIZONA
                    HAVASU WATER COMPANY, INC.
                    SUN CITY SEWER COMPANY
                    SUN CITY WATER COMPANY
                    SUN CITY WEST UTILITIES COMPANY
                    TUBAC VALLEY WATER COMPANY, INC.
                    CITIZENS PUBLIC WORKS SERVICE COMPANY OF ARIZONA


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    ARIZONA-AMERICAN WATER COMPANY


                    By:_________________________________________________
                        Name:
                        Title:




            Signature Page of Bill of Sale and Assignment among
                Transferor and Transferee, dated __________

                                 EXHIBIT C

                           ______________, 2000



The Industrial Development Authority
  of the County of Maricopa
Attention:  President
c/o Kutak Rock
3300 North Central, 16th Floor
Phoenix, AZ  85012-2516

Ladies and Gentlemen:

     Please be advised that the undersigned and Citizens Utilities Company have entered into an Asset Purchase Agreement dated as of ___, 1999, pursuant to which Citizens Utilities Company has sold and the undersigned has purchased the water utility system assets of Citizens Utilities Company and its subsidiaries, including Sun City Water Company. Certain of such Sun City Water Company assets (collectively, the "Facilities") were financed with the proceeds of tax-exempt industrial development revenue bonds (as identified on Schedule I attached hereto, collectively, the "Bonds") issued by The Industrial Development Authority of the County of Maricopa (the "Authority"). The Authority and Citizens Utilities Company entered into a Loan Agreement with respect to each issue of Bonds. Section 6.1(c) of each such Loan Agreement provides, as a condition to the sale by Citizens Utilities Company of its Bond-financed Facilities, that:

     Any purchaser or lessee shall agree in writing with [the Authority] to operate the Facilities purchased or leased as a "project" as defined in [Title 35, Chapter 5, Arizona Revised Statutes, as amended (the "Act")] while any of the Bonds are outstanding.

Section 6.1(c) of the Loan Agreement (the "Series 1995 Loan Agreement") for the Series 1995 bond issue (the "Series 1995 Bonds") identified on Schedule I hereto provides, in addition, that:

     Further, any purchaser or lessee shall agree to be bound by all covenants and agreements in [the Series 1995] Agreement related to the ownership, maintenance and use of the Facilities so long as any of the Bonds remain outstanding.

______________, 2000
Page 2


     The undersigned, as purchaser of the Facilities identified in the respective Loan Agreements and for good and sufficient consideration, the receipt of which it hereby acknowledges, hereby agrees with the Authority (i) that the undersigned will operate the Facilities as a "project" as defined by the Act while any of the Bonds are outstanding, and (ii) the undersigned agrees to be bound by all covenants and agreements in the Series 1995 Loan Agreement related to the ownership, maintenance and use of the Facilities so long as any of the Series 1995 Bonds remain outstanding.

                                     Very truly yours,


                                     [PURCHASER]


                                     By _________________________________
                                     Name________________________________
                                     Title_______________________________


Accepted as of this ____ day of
_______________, 2000.
THE INDUSTRIAL DEVELOPMENT
     AUTHORITY OF THE COUNTY
     OF MARICOPA


By _________________________________
    Chairman


ljk

cc:  Citizens Utilities Company
     Kutak Rock

                                SCHEDULE I

                  THE INDUSTRIAL DEVELOPMENT AUTHORITY OF
                           THE COUNTY OF MARICOPA





                                $3,150,000
      The Industrial Development Authority of the County of Maricopa
                   Industrial Development Revenue Bonds
                                1985 Series
                   (Citizens Utilities Company Project)

                                $10,635,000
      The Industrial Development Authority of the County of Maricopa
                   Industrial Development Revenue Bonds
                                1988 Series
                   (Citizens Utilities Company Project)

                                $7,000,000
      The Industrial Development Authority of the County of Maricopa
                   Industrial Development Revenue Bonds
                                1991 Series
                   (Citizens Utilities Company Project)

                                $13,550,000
      The Industrial Development Authority of the County of Maricopa
                   Industrial Development Revenue Bonds
                                Series 1995
                   (Citizens Utilities Company Project)

                                 EXHIBIT D


================================================================================


                    RETAINED IDRB OBLIGATIONS AGREEMENT


                                   among


                        CITIZENS UTILITIES COMPANY
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Seller


                                    and


                    AMERICAN WATER WORKS COMPANY, INC.
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Buyer





                  Dated as of ___________________, 2000

                    RETAINED IDRB OBLIGATIONS AGREEMENT

     THIS RETAINED IDRB OBLIGATIONS AGREEMENT (this "Agreement") is made as of the ____ day of ____________________, 2000, by and between CITIZENS UTILITIES COMPANY, a Delaware corporation, and each of the wholly-owned subsidiaries of Citizens Utilities Company named on the signature page hereof (collectively, "Seller"), and AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation ("Parent"), and each of the subsidiaries of Parent named on the signature page hereof (collectively with Parent, "Buyer"). Capitalized terms used herein shall have the meanings ascribed to them in Article I, unless otherwise provided.

                           W I T N E S S E T H :

     WHEREAS, Seller and Buyer have entered into that certain Asset Purchase
Agreement dated as of October   , 1999 (the "Purchase Agreement"), pursuant to
which as of the date hereof Seller has sold and Buyer has purchased the Assets (as hereinafter defined); and

     WHEREAS, such Assets include assets financed through the issuance by [ISSUER] (the "Issuer") of certain Retained IDRB Indebtedness (as hereinafter defined and as identified by Schedule I attached hereto); and

     WHEREAS, notwithstanding such sale of the Assets, Seller remains primarily liable for the payment and other obligations arising under the respective financing agreements identified by Schedule I attached hereto relating to the Retained IDRB Indebtedness (collectively, the "Loan Agreements"); and

     WHEREAS, Buyer henceforth will have legal title to and entire operational control of the Assets and Seller will have no further rights to enter, possess or otherwise operate, control or maintain the Assets; and

     WHEREAS, Seller's primary liability will terminate upon the respective termination of the Loan Agreements; and

     WHEREAS, pursuant to Section 5.24(a)(ii) of the Purchase Agreement, Buyer has agreed "at Closing to execute and deliver to Seller an agreement . . . with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date;" and

     WHEREAS, Seller and Buyer intend that this Agreement is and shall be that agreement required to be delivered pursuant to Section 5.24(a)(ii) of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

     Section 1. Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Assets" means, collectively, all of the assets, property and interests of every type and description, real, personal or mixed, tangible and intangible, owned by Seller (as defined in the Purchase Agreement) and relating to the Business (as defined in the Purchase Agreement), other than the "Excluded Assets" (as defined in the Purchase Agreement).

     "IDRB Documents" means, collectively, the Loan Agreements, the Tax Regulatory Agreements, Tax Representations and Project Certificates to which Seller is a party or by which any of the Assets is bound, and relating to the Retained IDRB Indebtedness.

     "IRS" means the Internal Revenue Service or any successor agency.

     "Retained IDRB Indebtedness" means, collectively, the indebtedness of Seller owing to the Issuer of the Bonds (as defined by each Loan Agreement and as described further on Schedule I attached hereto) and arising under the Loan Agreements included among the IDRB Documents.

     Section 2. Receipt and Review of IDRB Documents. Buyer hereby acknowledges that it has received the IDRB Documents and has had the opportunity to review the agreements, obligations and covenants of Seller set forth in such IDRB Documents and related Indentures of Trust and certain No Arbitrage Certificates, including, in particular, those agreements, obligations, representations, warranties and covenants relating to the ownership, operation, use and maintenance of the Assets, to the preservation of the tax-exempt status of the Retained IDRB Indebtedness and to the indemnification by Seller of the Issuer.

     Section 3. Representations Regarding Assets. Seller hereby represents that it has performed all duties and obligations of "Company" under the IDRB Documents relating to the ownership, operation, use and maintenance of the Assets financed with the proceeds of the Retained IDRB Indebtedness and that the representations and warranties of "Company" relating to the ownership, operation, use and maintenance of such Assets under the IDRB Documents remain true and correct.

     Section 4. Covenant Regarding Tax Exemption. Buyer represents, warrants, covenants and agrees that it is in the business of providing water utility and sewage services, and that, so long as any Retained IDRB Indebtedness is outstanding, it will cause the Assets that were acquired, constructed, improved or equipped with the proceeds of such Retained IDRB Indebtedness to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954, as amended, or Section 142(a)(5) of the Internal Revenue Code of 1986, as amended, as the case may be. Buyer further represents, warrants, covenants and agrees that it will not violate or otherwise contravene any representation, warranty, covenant or other agreement or obligation set out by the IDRB Documents as in effect on October __, 1999, which are applicable to Buyer's ownership of the Assets, other than (x) the sale pursuant to the Asset Purchase Agreement of the Assets to Buyer, (y) subject to the two next succeeding sentences, any such covenants relating to the application of the proceeds of any eminent domain proceeding or casualty loss and (z) insofar as they are not integral to Buyer's use and operation of the Assets, the representations, warranties, covenants or other agreements or obligations relating to the tax-exempt status of the interest on such Retained IDRB Indebtedness. Buyer shall notify Seller in writing promptly upon Buyer receiving notice of any threatened or impending eminent domain proceeding against the Assets or of any material casualty loss of Assets financed with Retained IDRB Indebtedness, shall cooperate in good faith with Seller in Seller's efforts to ascertain the consequences of any such eminent domain proceeding or casualty loss for the tax exemption of the Retained IDRB Indebtedness, and shall not take any action with respect to the proceeds of an eminent domain proceeding or insurance claim without express written consent of Seller, which consent will not be withheld if Buyer is in receipt of a "no adverse effect" opinion of nationally recognized bond counsel. Notwithstanding the next preceding sentence, as between Seller and Buyer, Seller, without recourse to Buyer, shall be responsible for any payments with respect to the Retained IDRB Indebtedness arising as a result of an eminent domain proceeding or casualty loss occurring on or after the date of this Agreement, and Buyer shall be entitled to retain any eminent domain or insurance proceeds. Buyer acknowledges and agrees that Seller's bond counsel may rely on Buyer's representations, warranties and covenants as hereinabove provided for the purpose of rendering legal opinions, as required by the IDRB Documents as a precondition to the sale by Seller of such Assets, to the effect that the sale of such Assets will not have a material adverse effect on the exclusion from gross income of the interest on the Retained IDRB Indebtedness. Nothing in this Agreement is intended to nor shall it be interpreted as (i) an assignment to, and assumption by, Buyer of any of the IDRB Documents, or (ii) as an undertaking or agreement by Buyer to assume, guarantee or pay any of Seller's loan or other payment obligations pursuant to the IDRB Documents.

     Seller represents, warrants, covenants and agrees that it will not refund or otherwise refinance with the proceeds of any obligation the interest on which is excluded from gross income for federal income tax purposes any of the Retained IDRB Indebtedness without Buyer's express written consent, which consent Buyer shall provide unless Buyer reasonably concludes that such refunding or refinancing would affect Buyer's use and operation of the related Assets.

     Section 5. Indemnification of Seller by Buyer. Buyer shall and hereby agrees to indemnify and save harmless Seller against and from all claims by or on behalf of one or more of the Issuer, the trustee or trustees (collectively, the "Trustees") identified in the IDRB Documents, any actual or beneficial owner of Retained IDRB Indebtedness or any other person, firm, corporation or other legal entity arising from the conduct or management of, or from any work or thing done on, the Assets for the period commencing on the date hereof and thereafter during the remaining terms of the IDRB Documents, including, without limitation, (i) any condition of the Assets financed with the proceeds of the Retained IDRB Indebtedness, (ii) any breach or default on the part of Buyer in the performance of any of its obligations under this Agreement, including the obligation to preserve the exclusion from gross income of the interest on the Bonds for federal or state (as applicable) income tax purposes, (iii) any act or negligence of Buyer or of any of its agents, contractors, servants, employees or licensees or (iv) any act or negligence of any assignee, lessee or successor of Buyer, or of any agents, contractors, servants, employees or licensees of any assignee, lessee or successor of Buyer. Buyer shall indemnify and save harmless Seller from any such claim arising as aforesaid, or in connection with any action or proceeding brought thereon, and, upon notice from Seller, Buyer shall defend it in any such action or proceeding. Any claim for indemnity under this Agreement shall follow the procedures outlined in Sections 7.4.2(a) through (c), inclusive, of the Asset Purchase Agreement.

     Section 6. Term of Agreement. This Agreement shall be coterminous with the term of the IDRB Documents, provided that the obligations of Buyer under
Section 5 hereof shall survive the termination of this Agreement.

     Section 7. Successor Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 8. Governing Law. The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law of such state.

     Section 9.  Dispute Resolution.  Except as otherwise provided in this
Section 9, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort and audit, regulatory or other actions initiated by or on behalf of the IRS with respect to the Retained IDRB Indebtedness, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute"), shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by the Parent, one arbitrator being selected by Citizens Utilities Company and the third arbitrator, knowledgeable with respect to the general subject matter of the dispute, controversy or claim, including, if applicable, the federal income tax laws applicable to obligations the interest on which is excluded from gross income for federal income tax purposes, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules.
     The arbitration shall take place in Newark, New Jersey.     The
     arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce the discovery of documents (i) that are reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the nonprevailing party taken as a whole is unreasonable, the arbitrator(s) may order the nonprevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

          (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this
     Section 9 and (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceeding under this Section 9.

     Section 10. Cooperation. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

     Section 11. Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress nor compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

     Section 12. Publicity. No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required in the case of any notices or other information provided to the Trustees and the Issuer or otherwise where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

     Section 13. Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

     Section 14. Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

     Section 15 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 16. Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

     Section 17 Entire Agreement. This Agreement and schedules hereto and the documents specifically referred to herein (including the Purchase Agreement) constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between Buyer and Seller.

     Section 18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     CITIZENS UTILITIES COMPANY

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________

                                     AMERICAN WATER WORKS COMPANY, INC.

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________


                                     [AWW SUBSIDIARY]


                                     By____________________________________
                                     Name__________________________________
                                     Title_________________________________

      [Signature page to Retained IDRB Obligations Agreement between
Citizens Utilities Company and American Water Works Company, Inc., dated as of
                        ____________________, 2000.]

                                SCHEDULE I

     Retained IDRB Indebtedness                   Loan Agreements

                                 EXHIBIT E

                              _______________

American Water Works Company, Inc.
1025 Laurel Oak Road
P.O. Box 1770
Voorhees, New Jersey  08043

Ladies and Gentlemen:

     I have acted as counsel for Citizens Utilities Company, a Delaware corporation ("Citizens"), in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of October ______, 1999 (the "Agreement"), among Citizens and certain of its affiliates (collectively with Citizens, "Seller Parties") and American Water Works Company, Inc. ("American"). This opinion is rendered to American and certain of its affiliates (collectively with American, "Buyer") pursuant to Section 6.1.2 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     I have participated in and am familiar with the corporate proceedings of the Seller Parties relating to the negotiation, authorization, execution and delivery of the Transaction Documents (as hereinafter defined). In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of (i) the Agreement, (ii) the Bill of Sale and Assignment dated as of the date hereof by the Seller Parties in favor of Buyer (the agreements and instruments described in clauses (i) and (ii) being referred to herein collectively as the "Transaction Documents") and (iii) such corporate records, certificates of public officials and officers of the Seller Parties, and such other agreements, instruments and documents that I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed that genuineness and authenticity of all documents submitted to me as originals, the conformity with genuine and authentic originals of all documents submitted to me as copies, the genuineness of all signatures, and, with respect to my examination of documents executed by parties other than the Seller Parties, I have assumed that such parties had the power, corporate or otherwise, to enter into and to perform all obligations thereunder.

     I have relied, as to matters of fact, upon the representations made by the Seller Parties in the Agreement and in related affidavits and certificates made by the Seller Parties, and upon the governmental certificates and reports attached as exhibits to this opinion.

     I am a member of the bar of the State of New York, and I express, subject to the qualifications herein, no opinion as to the laws of any jurisdiction except the General Corporation Law of the State of Delaware, the federal laws of the United States of America (with the exception of federal antitrust laws and regulations, federal securities laws and regulations, matters relating to the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, and the laws of the State of New York (with the exception of state antitrust or unfair competition laws and regulations, state securities laws and other statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and special political subdivisions). I am not admitted to practice in the State of Delaware. To the extent

American Water Works Company, Inc.
____________________
Page 2

that any matter with respect to which an opinion is rendered herein is governed by the laws of another jurisdiction other than the General Corporation Law of the State of Delaware, I have, with your permission, assumed that the laws of such other jurisdiction are identical to the laws of the State of New York.

     Actual Knowledge as used in this letter means the conscious awareness of facts or other information by myself or any lawyer in the employ of the Seller Parties who has had active involvement in negotiating the Agreement, preparing the Transaction Documents or preparing this letter.

     The opinions expressed herein are further qualified and I express no opinion regarding the following:

     A. The effect of applicable bankruptcy, reorganization, insolvency, moratoria, or similar laws of the United States or of any state now or hereafter in effect, affecting the rights of creditors generally.

     B. The availability or enforceability of certain terms or provisions, covenants or remedies set forth in any Transaction Document governing specific performance, injunctive relief, payment of attorneys fees and expenses and costs of enforcement and forum selection clauses in federal courts.

     C. The applicability of principles relating to unconscionability, diligence, good faith, reasonableness, and the application of general principles of equity in any proceeding, legal or equitable.

     D. The effect of changes after the date hereof in any rules, laws, regulations or statutes of limitation, or moratoria or similar actions by federal, state, or local governmental agencies, legislatures, courts or other authorities having jurisdiction.

     On the basis of the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

          1. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

          2. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Transaction Documents to which it is a party, and to own, lease and operate the Acquired Assets and the Business as presently being conducted.

American Water Works Company, Inc.
____________________
Page 3

          3. The execution and delivery and performance by each of the Seller Parties of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action of such party, and do not and will not contravene any provision of the organizational documents of the Seller Parties.

          4. Upon due execution and delivery by the parties thereto, the Transaction Documents will be the legal obligations of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with their terms.

          5. Other than as disclosed on Schedule 3.3 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby, would violate, conflict with, result in the breach of, or constitute a default under or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

          6. Other than as disclosed on Schedule 3.18 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that (i) there are any actions, suits, investigations or proceedings pending against or threatened, against or affecting, the Seller Parties, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect, and (ii) there are currently any outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relates to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

American Water Works Company, Inc.
____________________
Page 4

     The foregoing opinions are solely for the use of Buyer, have been expressed solely in connection with the transactions contemplated by the Agreements and are given for no other purpose, and shall not be delivered to or relied upon by any other person or party, except Buyer. This letter is not to be quoted, in whole of in part, or referred to in any document without the prior written consent of the undersigned. I assume no obligation to update or revise this opinion letter.

                                     Very truly yours,



                                     L. Russell Mitten, II
                                     Vice President-General Counsel
                                     Citizens Utilities Company

                                 EXHIBIT F

                             [DP&R Letterhead]



                              [Closing Date}


Citizens Utilities Company
High Ridge Park
Stanford, CT 06905

Gentlemen:

     We have acted as counsel to American Water Works Company, Inc., a Delaware Corporation ("Parent"), and such of its subsidiaries as may join in the Agreement (collectively, the "Companies") in connection with the execution and delivery by Parent, and Citizens Utilities Company and certain of its affiliates (collectively, "Seller Parties") of the Asset Purchase Agreement (the "Agreement") dated October __, 1999. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.


     In connection with the opinions expressed below, we have made such examination of law and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Assumption Agreement dated the date hereof (collectively, the "Transaction Documents") and such corporate documents and records of the Companies, certificates of public officials and of officers of the Companies, and such other documents as we have deemed necessary or appropriate. With respect to the matters set forth in Paragraph 1, we have relied upon certain documentation received from public officials.

     In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to factual matters material to our opinion, we have had such discussions with the officers of the Companies as we have deemed relevant or necessary, and, we have assumed, with your permission and without independent investigation, the truthfulness of all recitals, representations, warranties and factual matters set forth in all documents, instruments, certificates and reports we have examined.

     In rendering the opinions set forth below, we have also assumed that (a) each of the parties to the Agreement and the Transaction Documents other than the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and formation; (b) each of such other parties to the Agreement and the Transaction Documents has the requisite corporate power and corporate authority and has taken the corporate action necessary to execute and deliver the Agreement and the Transaction Documents and to consummate the transactions contemplated thereby; (c) the Agreement and Transaction Documents have been duly executed and delivered by each of such other parties thereto; and (d) the Agreement and the Transaction Documents constitute the legal, valid and binding obligations of each such other party thereto, enforceable against such other party in accordance with its respective terms.

     The opinions hereinafter expressed are subject to the following further qualifications:

     (i) Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter relating to or affecting debtors' obligations and the rights of creditors generally.

     (ii) Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity).

     (iii) The opinions stated herein are as of the date hereof and are limited to laws, facts and circumstances in existence on the date hereof, and we assume no undertaking to advise the Seller Parties of any change in the opinions expressed herein, whether or not material, as a result of any change in any laws, facts or circumstances pertaining to the Transaction Documents which may come to our attention after the date hereof.

     (iv) Our opinion is limited solely to the General Corporation Law of the State of Delaware, the laws of the Commonwealth of Pennsylvania and the applicable laws of the United States of America.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Companies have all necessary corporate power to perform their obligations under the Transaction Documents, and the Companies have all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business.

     2. All corporate proceedings required to be taken by or on the part of the Companies and the shareholders of the Companies to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions thereby, have been duly and properly taken. Each of the Transaction Documents have been duly and validly executed and delivered.

     3. Neither the execution and delivery of the Transaction Documents by the Companies nor the consummation of the transactions contemplated thereby will:
(a) violate or conflict with any provision of the certificates or articles of incorporation or bylaws of the Companies, as amended to date; or (b) violate or conflict with any provision of any law, rule, regulation, or to our knowledge, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or Authority.

     4. The Agreement and other agreements and documents to be executed pursuant thereto, when executed and delivered by the Companies will constitute legal, valid and binding obligations of the Companies enforceable against them in accordance with their respective terms.

     The opinions expressed herein are intended only for your benefit and use, and may not, without our written consent, be used or relied upon in any manner for any purpose by any other person or entity.

                                     Very truly yours,

                                                                   EXHIBIT 10(r)

                                                                      California

                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                     among

                           CITIZENS UTILITIES COMPANY
                                      AND
                           CERTAIN OF ITS AFFILIATES

                                      AND

                     AMERICAN WATER WORKS COMPANY, INC. AND
                       CALIFORNIA-AMERICAN WATER COMPANY


                                  Dated as of

                                October 15, 1999

                                                                      California

                      TABLE OF CONTENTS                                     Page

ARTICLE 1  DEFINITIONS ....................................................... 1
    1.1    Certain Definitions................................................ 1

ARTICLE 2  THE TRANSACTION....................................................10
    2.1    Sale and Purchase of Assets........................................10
    2.2    Excluded Assets....................................................10
    2.3    Assumption of Certain Liabilities..................................11
    2.4    Consent of Third Parties...........................................14
    2.5    Closing............................................................14
    2.6    Purchase Price.....................................................15
           2.6.1  Purchase Price..............................................15
           2.6.2  Payment of Initial Cash Payment.............................15
           2.6.3  Estimated Closing Statement.................................15
           2.6.4  Post-Closing Adjustment to Purchase Price...................16
           2.6.5  Adjustment for Certain Liabilities..........................17
           2.6.6  Additional Adjustment to the Purchase Price.................18
    2.7    Deliveries and Proceedings at Closing..............................18
           2.7.1  Deliveries to Buyer.........................................18
           2.7.2  Deliveries By Buyer to the Seller Parties...................19
    2.8    Allocation of Consideration........................................19
    2.9    Prorations ........................................................19

ARTICLE 3  REPRESENTATIONS AND WARRANTIES  OF SELLER..........................20
    3.1    Qualification; No Interest in Other Entities.......................20
    3.2    Authorization and Enforceability...................................20
    3.3    No Violation of Laws or Agreements.................................21
    3.4    Financial Statements...............................................21
    3.5    No Changes.........................................................22
    3.6    Contracts..........................................................23
    3.7    Permits and Compliance With Laws Generally.........................23
    3.8    Environmental Matters..............................................24
    3.9    Consents...........................................................26
    3.10   Title..............................................................26
    3.11   Real Estate........................................................26
    3.12   Taxes..............................................................27
    3.13   Patents and Intellectual Property Rights...........................27
    3.14   Accounts Receivable................................................27
    3.15   Labor Relations....................................................27
    3.16   Employee Benefit Plans.............................................28
    3.17   Absence of Undisclosed Liabilities.................................29
    3.18   No Pending Litigation or Proceedings...............................30

                                                                      California

    3.19   Supply of Utilities................................................30
    3.20   Insurance..........................................................30
    3.21   Relationship with Customers........................................30
    3.22   WARN Act...........................................................31
    3.23   Condition of Assets................................................31
    3.24   Brokerage..........................................................31
    3.25   All Assets.........................................................31
    3.26   Year 2000 Matters..................................................31

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.................32
    4.1    Organization and Good Standing.....................................32
    4.2    Authorization and Enforceability...................................32
    4.3    No Violation of Laws or Agreements.................................33
    4.4    Consents...........................................................33
    4.5    Financing..........................................................33
    4.6    Brokerage..........................................................34
    4.7    Insurance..........................................................34

ARTICLE 5  ADDITIONAL COVENANTS...............................................34
    5.1    Conduct of Business................................................34
    5.2    Negotiations.......................................................35
    5.3    Disclosure Schedules...............................................36
    5.4    Mutual Covenants...................................................36
    5.5    Filings and Authorizations.........................................37
    5.6    Public Announcement................................................37
    5.7    Further Assurances.................................................38
    5.8    Cooperation........................................................38
    5.9    Employees; Employee Benefits.......................................39
    5.10   Employee Pension Plan..............................................42
    5.11   Employee Savings Plan..............................................42
    5.12   Welfare Benefits...................................................43
    5.13   Taxes..............................................................44
    5.14   Intentionally Omitted..............................................45
    5.15   Citizens' Guarantees and Surety Instruments........................45
    5.16   Assumption of Seller Debt..........................................45
    5.17   Schedule of Permits................................................45
    5.18   Title Information..................................................45
    5.19   Transaction with Related Parties...................................45
    5.20   Approval by Citizens...............................................46
    5.21   Supplemental Information...........................................46
    5.22   Non-Competition....................................................46
    5.23   Intentionally Omitted..............................................46
    5.24   Intentionally Omitted..............................................46

                                                                      California

    5.25   Cooperation with Respect to Like-Kind Exchange.....................46
    5.26   Transition Plan....................................................47
    5.27   Procedures regarding Refunds of Advances...........................47
    5.28   Title Insurance....................................................47

ARTICLE 6  CONDITIONS PRECEDENT; TERMINATION..................................48
    6.1    Conditions Precedent to Obligations of Buyer and Parent............48
           6.1.1  Performance of Agreements; Representations and
                  Warranties..................................................48
           6.1.2  Opinion of Counsel..........................................49
           6.1.3  HSR Act. ...................................................49
           6.1.4  Required PUC and Other Consents.............................49
           6.1.5  Injunction; Litigation......................................49
           6.1.6  Documents...................................................49
           6.1.7  Related Closings............................................49
    6.2    Conditions Precedent to Obligations of Seller Parties..............50
           6.2.1  Performance of Agreements; Representations and
                  Warranties..................................................50
           6.2.2  Opinion of Counsel..........................................50
           6.2.3  HSR Act.....................................................50
           6.2.4  Required PUC and Other Consents.............................50
           6.2.5  Injunction; Litigation......................................51
           6.2.6  Documents...................................................51
           6.2.7  Related Closings............................................51
    6.3    Termination........................................................51

ARTICLE 7  CERTAIN ADDITIONAL COVENANTS.......................................52
    7.1    Certain Taxes and Expenses.........................................52
    7.2    Maintenance of Books and Records...................................52
    7.3    Survival...........................................................52
    7.4    Indemnification....................................................55
           7.4.1  General Indemnification Obligations.........................55
           7.4.2  General Indemnification Procedures..........................56
           7.4.3  Indemnification for Negligence..............................59
    7.5    UCC Matters........................................................59
    7.6    Financial Statements...............................................59
    7.7    Collection of Receivables..........................................60

ARTICLE 8  MISCELLANEOUS......................................................60
    8.1    Construction.......................................................60
    8.2    Notices............................................................61
    8.3    Successors and Assigns.............................................62
    8.4    Exhibits and Schedules.............................................62
    8.5    Governing Law......................................................63
    8.6    Dispute Resolution.................................................63

                                                                      California

    8.7    Severability.......................................................64
    8.8    No Third Party Beneficiaries.......................................64
    8.9    Entire Agreement...................................................64
    8.10   Amendment and Waiver...............................................65
    8.11   Counterparts.......................................................65
    8.12   Headings...........................................................65
    8.13   Definitions........................................................65
    8.14   No Implied Representation..........................................65
    8.15   Construction of Certain Provisions.................................66
    8.16   Bulk Sales.........................................................66

                                                                      California

                             List of Schedules

Schedule 1.1.1(a) . . . . . . . . . . . . . . . . . . . .  . . . . .Real Estate
Schedule 1.1.10 . . . . . . . . . . . . . . . . . . . .  . Assumed Indebtedness
Schedule 2.2.12  . . . . . . . . . . . . .  . . . . . . . . . . Excluded Assets
Schedule 2.6 . . . . . . . . . . . . . . . . .  . . . . . . . .  Purchase Price
Schedule 3.3 . . . . . . . . . . .  . . . . .No Violation of Laws or Agreements
Schedule 3.4  . . . . . . . . . . . . . . . . . .  . .  . .Financial Statements
Schedule 3.5  . . . . . . . . . . . . . . . . . . . . . . . . .  . . No Changes
Schedule 3.6  . . . . . . . . . . . . . . . . . . . . . . . . .  . .  Contracts
Schedule 3.7  . . . . . . .  . . . . Permits and Compliance with Laws Generally
Schedule 3.8  . . . . . .  . .  . . . . . . . Environmental Matters - Generally
Schedule 3.8.10 . . . . . .  . .  . . . . . . . Compliance with Water Standards
Schedule 3.8.11 . . . . . . . . . . . . . . . . . . . .  . . . Deed Restriction
Schedule 3.9   . . . . . . . . . . . . . . . . . . . . Seller Parties' Consents
Schedule 3.10  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . Title
Schedule 3.11  . . . . . . . . . . . . . . . . . . . .  Real Estate Proceedings
Schedule 3.12  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Taxes
Schedule 3.15  . . . . . . . . . . . . . . . . . . . . . . . .  Labor Relations
Schedule 3.16.1  . . . . . . . . . . . . . . . .  . .  . Employee Benefit Plans
Schedule 3.16.4  . . . . . . . . . . . .  . Employee Benefit Plans - Compliance
Schedule 3.16.9  . . . . . .  . Employee Benefit Plans - Extraordinary Benefits
Schedule 3.17  . . . . . . . . . . .  . .  . Absence of Undisclosed Liabilities
Schedule 3.18  . . . . . . . . . .  . .  . No Pending Litigation or Proceedings
Schedule 3.19  . . . . . . . . . . . . . . . . . . . . . . .Supply of Utilities
Schedule 3.20  . . . . . . . . . . . . . . . . . . .. . . . .Seller's Insurance
Schedule 3.22  . . . . . . . . . . . . . . . . . . . . . . . . . . . . WARN Act
Schedule 3.23  . . . . . . . . . . .. . . . . . . . . . . . Condition of Assets
Schedule 3.25  . . . . . . . . . . . . . . . .. . . . . . . . . . .  All Assets
Schedule 3.27 . . . . . . . . . . . . . . . .. . . . . . . .  Product Liability
Schedule 4.7  . . . . . . . . . . . . . . . . . . .. . . . .  Buyer's Insurance
Schedule 5.1  . . . . . . . . . . . . . . . . . . . . . . . Conduct of Business
Schedule 5.9.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . .Employees
Schedule 5.9.2 . . . . . . . . . . . . . . . . Collective Bargaining Agreements
Schedule 5.12  . . . . . . . . .  . . . . . . . . . . . . . .  Former Employees
Schedule 5.15  . . . . . . . . . . . . . . . . . . . . . . Citizens' Guarantees
Schedule 5.16  . . . . . . . . . . . . . . . . . . . . . .  Schedule of Permits
Schedule 6.1.7 . . . . . . . . . . . . . . . . . .  Related Purchase Agreements

                                                                      California


                                TABLE OF EXHIBITS

Exhibit A     -    Form of Assumption Agreement

Exhibit B     -    Form of Assignment and Bill of Sale

Exhibit C     -    Intentionally Omitted

Exhibit D     -    Intentionally Omitted

Exhibit E     -    Form of Seller's Opinion of Counsel

Exhibit F     -    Form of Buyer's Opinion of Counsel

                                                                      California


                            ASSET PURCHASE AGREEMENT

THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 15, 1999, by and among Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Seller" or the "Seller Parties"), and American Water Works Company, Inc., a Delaware corporation ("Parent"), and California-American Water Company, a California corporation ("Buyer").

                                  Background

     A. Citizens Utilities Company of California is a public utility engaged, among other things, in the business of storing, supplying, distributing and selling water to the public, wholesale water transmission, and related services and activities in the State of California (the "Business").

     B. Parent is a holding company which desires to cause the Buyer to purchase substantially all of the assets, properties and rights of the Seller Parties relating to the Business, and Seller desires to sell, and to cause the sale of, such assets, properties and rights, on the terms and subject to the conditions set forth in this Agreement.

                                     Terms

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                  DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

     1.1.1 "Acquired Assets" means, subject to Section 2.2, all of each Seller Party's right, title, and interest in, under and to all of the assets, properties and rights exclusively used in the Business as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights exclusively relating to the Business enumerated below:

          (a) all real property described in Schedule 1.1.1(a), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements,

                                                                      California

     rights of way, water lines, rights of use, licenses, railroad crossing agreements, hereditaments, tenements, privileges and other appurtenances thereto or otherwise exclusively related to the Business (such as appurtenant rights in and to public streets) (the "Real Estate");

          (b) to the extent not included in clause (a) above, all water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures and other tangible personal property, in transit or otherwise, used exclusively in the Business (the "Equipment and Other Tangible Personal Property");

          (c) notwithstanding the provisions of Section 2.2 but subject to
     Section 2.4, all of Seller's water appropriation and flowage rights to the extent not transferred to Buyer upon assignment of the Contracts and Permits to Buyer;

          (d) all notes receivable, accounts receivable, accrued utility revenues, materials and supplies (at average cost net of reserve for obsolescence) and prepayments attributable in each case exclusively to the Business;

          (e) all unamortized debt expense related to the Assumed Indebtedness, deferred capital costs, and other deferred charges (excluding deferred taxes collectable) attributable exclusively to the Business of which recovery in future rates is probable;

          (f) Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto;

          (g) subject to Section 2.4 hereof, (i) contracts, commitments, agreements and instruments relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts and distribution contracts relating exclusively to the conduct of the Business; (ii) orders, contracts, supply agreements and other agreements relating exclusively to the purchase of any assets, services, properties, materials, or products for the Business; (iii) all leases of Real Estate exclusively related to the Business; (iv) all other contracts, agreements and instruments related exclusively to the Business (other than contracts, agreements and instruments included in the definition of Real Estate or Permits); and (v) any such contracts, agreements and other instruments referred to in clauses (i) - (iv) inclusive, entered into between the date hereof and the Closing Date which are consistent with the terms of this Agreement and are entered into in the ordinary course of business consistent with past practice, and including in the case of clauses (i) - (iv) all such contracts, agreements and instruments more specifically listed or described in Schedule 3.6 (and specifically including one Collective Bargaining Agreement to the extent provided in Section 5.9.2, but specifically excluding any contract, agreement and instrument listed or described on Schedule 2.2.12) (the "Contracts");

                                                                      California

          (h) subject to Section 2.4 hereof, franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority relating exclusively to the conduct of the Business and all pending applications therefor (the "Permits");

          (i) books, records, ledgers, files, documents (including originally executed copies of written Contracts, to the extent available, and copies to the extent not available), correspondence, Tax returns relating exclusively to the Business, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees (to the extent such transfer is not prohibited by law), photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent exclusively relating to the Business, the Acquired Assets or the Transferred Employees;

          (j) all rights or choses in action arising out of occurrences before or after the Closing Date and exclusively related to any of the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller; provided, however, that (notwithstanding the foregoing provisions of this Section 1.1.1(j)), to the extent that Seller pays or discharges a liability related to the Business or any of the Acquired Assets and related to such right or chose in action (whether by reason of indemnification under this Agreement or otherwise), Buyer will reassign or reconvey to Seller such right or chose in action to the extent that such right or chose in action relates to a recovery of amounts paid to Buyer; and

          (k) all rights to insurance and condemnation proceeds (i) to the extent relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing but only to the extent that the proceeds exceed the amount of the write-down of the net book value of such Acquired Assets on the books and records of Seller as a result of such damage, destruction, taking or other impairment and (ii) to the extent they relate to amounts paid by Buyer for Damages to the extent Buyer does not receive payment pursuant to Section 7.4.1(a), but only to the extent Buyer is entitled to indemnification by Seller pursuant to Sections 7.3 and 7.4.

     1.1.2 "Adjusted Net Assets" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.3 "Affected Participant" has the meaning set forth as Section 5.11.1 hereof.
                                       3

                                                                      California

     1.1.4 "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

     1.1.5 "Agreement" has the meaning set forth in the introduction hereof.

     1.1.6 "American Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.7 "American Savings Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.8 "Antitrust Division" has the meaning set forth in Section 5.5 hereof

     1.1.9 "Assumed Benefit Liabilities" has the meaning set forth in Section
3.16.6 hereof.

     1.1.10 "Assumed Indebtedness" means the liabilities and obligations from and after the Closing Date (except as set forth below) with respect to the loan document listed as item I.L.1 of Schedule 3.6 with respect to the indebtedness of Citizens Utilities Company of California owed to the State of California Department of Water Resources (the "California Water Debt"), to the extent assumed by Buyer. For purposes of clarity, except as set forth in the next sentence below, "Assumed Indebtedness" shall not include any liability or obligation to the extent accrued prior to the Closing Date or to the extent arising out of or relating to an event, circumstance or occurrence prior to the Closing Date. "Assumed Indebtedness" shall include the outstanding principal amount and the accrued but unpaid interest owed by Seller on the debt obligations set forth in the first sentence of this definition, if such debt obligations are assumed by Buyer..

     1.1.11 "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.12 "Assumption Agreement" has the meaning set forth in Section 2.3.2 hereof.

     1.1.13 "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

     1.1.14 "Base Cash Purchase Price" has the meaning set forth in Section
2.6.1 hereof.

     1.1.15 "Beneficiary" means the Person(s) designated by an Employee, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Benefit Plan.

                                                                      California

     1.1.16 "Benefit Plans" has the meaning set forth in Section 3.16.1 hereof.

     1.1.17 Intentionally Omitted.

     1.1.18 "Business" has the meaning set forth in the Background section hereof.

     1.1.19 "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

     1.1.20 "Buyer" has the meaning set forth in the introduction hereof.

     1.1.21 Intentionally Omitted.

     1.1.22 "Buyer's Accountants" means PricewaterhouseCoopers LLP or any firm of independent public accountants hereafter designated by Buyer for purposes of this Agreement.

     1.1.23 Intentionally Omitted

     1.1.24 "Ceiling" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.25 "CERCLA" has the meaning set forth in Section 3.8.2 hereof.

     1.1.26 "CERCLIS" has the meaning set forth in Section 3.8.7 hereof.

     1.1.27 "Citizens" has the meaning set forth in the introduction hereof.

     1.1.28 "Closing" has the meaning set forth in Section 2.5 hereof.

     1.1.29 "Closing Date" has the meaning set forth in Section 2.5 hereof.

     1.1.30 "Closing Statement of Net Assets" has the meaning set forth in
Section 2.6.4(a) hereof.

     1.1.31 "Code" means the Internal Revenue Code of 1986, as amended.

     1.1.32 "Collective Bargaining Agreement" means the agreement identified as such on Schedule 3.6 hereto.

     1.1.33 "Competing Transaction" has the meaning set forth in Section 5.2.

     1.1.34 "Contracts" has the meaning set forth in Section 1.1.1(g) hereof.

                                                                      California

     1.1.35 "Control" with respect to any Person means the ownership, directly or indirectly, of at least a majority of the voting power of each class of capital stock of such Person entitled to vote in the election of directors of such Person generally.

     1.1.36 "Damages" has the meaning set forth in Section 7.4.1 hereof.

     1.1.37 "Disclosure Schedules" means the Schedules referenced in Articles 3, 4 and 5 of this Agreement, as amended or supplemented pursuant to Section 5.3.

     1.1.38 "Dispute" has the meaning set forth in Section 8.6.

     1.1.39 "Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.40 "Environmental Laws" has the meaning set forth in Section 3.8 hereof.

     1.1.41 "Equipment and Other Tangible Personal Property" has the meaning set forth in Section 1.1.1(b) hereof.

     1.1.42 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.1.43 "ERISA Affiliate" means (a) any corporation included with any of the Seller Parties in a controlled group of corporations within the meaning of
Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with any of the Seller Parties within the meaning of Section 414 of the Code; any member of an affiliated service group of which any of the Seller Parties is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of any of the Seller Parties under Section 414(o) of the Code.

     1.1.44 "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

     1.1.45 "Financial Statements" has the meaning set forth in Section 3.4 hereof.

     1.1.46 "FIRPTA Affidavit" has the meaning set forth in Section 2.7.1 hereof.

     1.1.47 "Former Employees" means all salaried and hourly employees once employed by Seller or any of its Affiliates, but who are no longer so employed on the Closing Date.

     1.1.48 "FTC" has the meaning set forth in Section 5.5 hereof.

     1.1.49 "GAAP" has the meaning set forth in Section 3.4 hereof.

     1.1.50 "Hazardous Substance" has the meaning set forth in Section 3.8 hereof.

                                                                      California

     1.1.51 "HSR Act" has the meaning set forth in Section 3.9 hereof.

     1.1.52 Intentionally Omitted.

     1.1.53 Intentionally Omitted.

     1.1.54 "Indemnified Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.55 "Indemnifying Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.56 "Intellectual Property" means the trademarks, patents, trade names and copyrights and applications therefor, inventions, trade secrets, and confidential business information (including know-how, formulas, water filtration, purification and pumping processes and techniques, technical data, designs, drawings, customer and supplier lists, and business and marketing plans and proposals), all computer software (including data and related documentation and object and source codes), whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) of Seller, in each case, utilized exclusively in the Business.

     1.1.57 "Interim Statement of Net Assets" means the Citizens Water Resources Statement of Net Assets - California, June 30, 1999, which is attached hereto as
Schedule 3.4.

     1.1.58 "Interim Statement of Net Assets Data" means June 30, 1999.

     1.1.59 "IRS" has the meaning set forth in Section 3.16.2 hereof.

     1.1.60 "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

     1.1.61 "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements. For purpose of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect (a) if it arises from general business, economic or financial market conditions, from conditions generally effecting the industries in which Seller competes, or from the transactions contemplated by this Agreement, or (b) to the extent that it consists of strikes, work stoppages, walk-outs, slow-downs or other business interruption at the facilities in California that are part of the Acquired

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                                                                      California
Assets, or (c) solely with respect to matters arising prior to Closing, to the extent that either (i) Seller realizes the benefit of insurance maintained by Citizens on or prior to the Closing Date and Buyer receives the cash proceeds of such insurance to the extent required by Section 1.1.1(k), or (ii) Seller arranges for Buyer to recover payments in respect of such occurrence or condition from any other source (whether in a lump sum or stream of payments), it being understood and agreed that a Material Adverse Effect may have occurred California irrespective of such insurance recovery if the occurrence or condition giving rise to such recovery also causes a non-monetary material adverse change in or effect upon the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements.

     1.1.62 "Mortgage Indenture" means Indenture of Mortgage and Deed of Trust between BNY Western Trust Company (successor in interest to Wells Fargo Bank, N.A.) and First Interstate Bank of California (as successor trustee to Marine Midland, N.A., formerly the Marine Midland Trust Company of New York).

     1.1.63 "OSHA" has the meaning set forth in Section 3.7.1 hereof.

     1.1.64 "PCBs" has the meaning set forth in Section 3.8.6 hereof.

     1.1.65 "Permits" has the meaning set forth in Section 1.1.1(h) hereof.

     1.1.66 "Permitted Exceptions" has the meaning set forth in Section 3.10 hereof; provided, however, that from and after the Closing, Permitted Exceptions shall not include any Lien arising under or resulting from the Mortgage Indenture.

     1.1.67 "Person" means an individual, a corporation, a partnership, an association, an Authority, a trustor other entity or organization.

     1.1.68 "Pre-Existing Conditions" has the meaning set forth in Section 2.3.1(d).

     1.1.69 "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank N.A. as its United States prime, reference or base rate for commercial loans.

     1.1.70 "PUC" has the meaning set forth in Section 5.5 hereof.

     1.1.71 "Purchase Price" has the meaning set forth in Section 2.6.1 hereof.

     1.1.72 "Real Estate" has the meaning set forth in Section 1.1.1(a) hereof.

     1.1.73 "Recovery" has the meaning set forth in Section 7.4.2(l) hereof.

                                       8

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                                                                      California

     1.1.74 "Related Purchase Agreements" as the meaning set forth in Section
6.1.7 hereof.

     1.1.75 "Release" or "Released" has the meaning set forth in Section 3.8 hereof.

     1.1.76 "Remedial Action" has the meaning set forth in Section 3.8 hereof.

     1.1.77 Intentionally Omitted.

     1.1.78 "Retained Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.79 "Review Period" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.80 "SEC" means the U.S. Securities and Exchange Commission.

     1.1.81 "Securities Filings" has the meaning set forth in Section 5.8.2 hereof.

     1.1.82 "Seller" and "Seller Parties" have the respective meaning set forth in the introduction hereof.

     1.1.83 "Seller's Accountants" means KPMG LLP or any other firm of independent public accountants hereafter designated by Seller for purposes of this Agreement.

     1.1.84 "Seller's Adjusted Amount" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.85 "Seller's Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.86 "Seller's 401(k) Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.87 "Specified Liabilities" has the meaning set forth in Section 7.4.2(f) hereof.

     1.1.88 "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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                                                                      California

     1.1.89 "Third Accounting Firm" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.91 "Threshold Amount" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.92 "Third Party Claim" has the meaning set forth in Section 7.4(b)(i) hereof.

     1.1.93 "Transferred Accounts" has the meaning set forth in Section 5.11.2 hereof.

     1.1.94 "Transaction Documents" has the meaning set forth in Section 3.2 hereof.

     1.1.95 "Transferred Employees" has the meaning set forth in Section 5.9.2 hereof.

     1.1.96 "Union Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.97 "VEBAs" has the meaning set forth in Section 5.12 hereof.

     1.1.98 "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. section 2102-2109, as amended.

                                    ARTICLE 2

                                 THE TRANSACTION

     2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 2.5 below, Citizens shall, and shall cause the other Seller Parties to, sell, assign, transfer, deliver and convey to Buyer, and Parent shall cause Buyer to purchase, the Acquired Assets for the Purchase Price specified in Section 2.6.

     2.2 Excluded Assets. The following assets of Seller shall be excluded from the Acquired Assets (the "Excluded Assets"):

     2.2.1 assets of the Seller used in both the Business and in Citizens' gas, electric or communications businesses, the material items of which are described on Schedule 2.2.12;

     2.2.2 cash and cash equivalents in transit, in hand or in bank accounts.

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                                                                      California

     2.2.3 except as otherwise set forth herein, assets attributable or related to any Benefit Plan;

     2.2.4 the stock record and minute books of Seller;

     2.2.5 Acquired Assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

     2.2.6 except to the extent set forth in Sections 2.9, rights to refunds of Taxes payable with respect to the Business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member, and which are treated as Retained Liabilities under Section 2.3.3(b) below.

     2.2.7 customer and other deposits held in Seller's accounts;

     2.2.8 accounts owing by and among Seller and its Affiliates;

     2.2.9 notes receivable and other receivables (other than note and accounts receivable attributable exclusively to the Business);

     2.2.10 all deferred tax assets or collectibles;

     2.2.11 duplicate copies of all books and records transferred to Buyer; and

     2.2.12 those certain items listed on Schedule 2.2.12.

     2.3 Assumption of Certain Liabilities.

     2.3.1 Buyer shall not assume any liabilities of Citizens or Seller or any of their Affiliates, except that Buyer shall assume the following specific liabilities and obligations:

          (a) the obligations and liabilities set forth in Sections 5.9, 5.10,
     5.11 and 5.12 hereof;

          (b) except as set forth in Section 2.3.3(b), all liabilities and obligations of Seller in respect of the Contracts and Permits assigned or transferred to Buyer pursuant to this Agreement in accordance with the respective terms thereof, except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (c) the Assumed Indebtedness;

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
                                                                      California

          (d) any liability, obligation or responsibility of Seller for conditions at the Real Estate, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment at the Real Estate or into or from any building, structure, pipeline or other facility at the Real Estate, or from violation of any law relating to the foregoing, including without limitation, any CERCLA or similar liability under any federal or state law or regulation, except to the extent Buyer has given written notice of a claim for indemnification pursuant to Sections 7.3 and 7.4 hereof prior to the expiration of the claims period set forth in Section 7.3.2(a) or (b) (and if Buyer has given written notice prior to the expiration of such claims period, to the extent that such claim is not entitled to indemnification under Sections 7.3 and 7.4) (the foregoing, the "Pre-Existing Conditions");

          (e) all liabilities and obligations of Seller related to unperformed service obligations, easement and right-of-way relocation obligations, and construction work in progress, and all engineering and construction required to complete scheduled construction and other capital projects for the Business, in each case relating to the Business and outstanding on or arising after the Closing Date except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (f) liability for accrued but unused vacation pay for the Transferred Employees to the extent provided in Section 5.9.2;

          (g) any liability, obligation or responsibility relating to customer deposits held by Seller on the Closing Date and relating to the Business; and

          (h) all liabilities and obligations imposed on Buyer by any PUC in connection with the operation of the Business or the ownership of the Acquired Assets, including with respect to any liability of the types that appear as "Accrued Liabilities" and "Non-Current Liabilities" on the financial statements of Seller.

     2.3.2 Any liabilities or obligations which are assumed by Buyer pursuant to
Section 2.3.1 above are hereinafter referred to as the "Assumed Liabilities." At the Closing, Parent shall cause Buyer to execute and deliver to Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume the Assumed Liabilities. Each of Parent and Buyer hereby irrevocably and unconditionally waives and releases the Seller Parties from all Assumed Liabilities and all liabilities or obligations exclusively relating to the Business or the Acquired Assets to the extent arising from events or occurrences after the Closing or to the extent otherwise relating to the period after the Closing, including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any

                                                                      California

claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     2.3.3 Buyer shall not assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any of the Seller Parties or any of their Affiliates except for the Assumed Liabilities as specifically and expressly provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations not expressly transferred to Buyer hereunder as Assumed Liabilities are being retained by the Seller Parties, (the "Retained Liabilities"). Each of the Seller Parties hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

          (a) any product liability, toxic tort or similar claim for injury to person or property, regardless of when made or asserted, to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Seller Parties or any of their Affiliates prior to Closing, or alleged to have been made by any of such Persons, or to the extent that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product distributed or sold by or on behalf of any of the Seller Parties or any of their Affiliates prior to Closing, including any claim referred to above in this Section 2.3.3(a) relating to water quality standards, any claim relating to any product delivered in connection with the performance of services provided by Seller and any claim seeking recovery for consequential damages, lost revenue or income;

          (b) all refund obligations relating to the advances existing on the Closing Date for construction of facilities relating to the Business;

          (c) except to the extent set forth in Section 2.9, any federal, state, foreign or local income or other Tax payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member.

          (d) any liability or obligation associated with or in connection with any common plant assets of Seller (other than the liabilities and obligations exclusively related to any common plant assets included among the Acquired Assets);

          (e) except as provided in Section 2.3.1 above, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees,

                                                                      California

     agents or independent contractors of any of the Seller Parties or any of their Affiliates, whether or not employed by Buyer after the Closing, that arises out of or relates to events or conditions to the extent occurring before the Closing Date;

          (f) except to the extent set forth in Section 2.3.1(d), any liability, obligation or responsibility of any of the Seller Parties, or any of their Affiliates or predecessors, whether based on statutory or common law, but only as any such law is interpreted, amended and in effect on the Closing Date, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment or into or from any building, structure, pipeline or other facility or relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances or sale or product containing Hazardous Substances from violation of any law relating to the foregoing (but only as such law is interpreted, amended and in effect on the Closing Date) including without limitation, any (A) CERCLA or similar liability under any federal or state law or regulation as interpreted, amended and in effect on the Closing Date or (B) any such liability associated with businesses or assets of the Seller Parties other than the Business or the Acquired Assets;

          (g) liabilities and obligations relating to the Business to the extent arising prior to Closing (unless otherwise constituting Assumed Liabilities) arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

          (h) any obligation or liability arising under any contract, commitment, instrument or agreement (1) subject to the penultimate sentence of Section 2.4, that is not transferred to Buyer as part of the Acquired Assets, or (2) that relates to any breach or default (or to the extent that it relates to an event which would, with the passing of time or the giving of notice, or both, constitute a default) under any Contract, instrument or agreement or to any services to be provided by Seller under any such Contract, instrument or agreement to the extent that such services were performed or were required to have been performed on or prior to the Closing Date;

          (i) any liability or obligation in respect of the Excluded Assets;

          (j) any liability or obligation of any of the Seller Parties or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of Seller's representations, warranties, covenants or agreements contained in this Agreement, except to the extent set forth in Section 7.4; or

          (k) except for the Assumed Liabilities as specifically and expressly set forth herein, any liability to the extent arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any claims, obligations or litigation to the extent arising out of or relating to events or

                                                                      California

     conditions occurring before the Closing Date, and any liability associated with any business other than the Business.

     2.4 Consent of Third Parties. On the Closing Date, Citizens shall cause Seller to assign to Buyer, and Parent shall cause Buyer to assume, the Contracts and the Permits which are to be transferred to Buyer as provided in this Agreement by means of the Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent (or result in a breach or violation thereof) of the other party thereto or any other third party, and such consent shall not be obtained prior to Closing, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets. In order, however, to provide Buyer the full realization and value of every Contract of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary
(a) to assure that the rights of Seller or its Affiliates under such Contracts shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller or its Affiliates in and under every such Contract. To the extent that Buyer does receive the benefits of any such Contract pursuant to the preceding sentence, such Contract shall be a Contract "assigned or transferred to Buyer pursuant to this Agreement" within the meaning of Section 2.3.1(b) hereof. Nothing in this Section 2.4 shall in any way diminish the obligations of Seller to obtain consents and approvals under this Agreement.

     2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at 10 a.m., East Coast time, on a date mutually satisfactory to Buyer and Seller which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) at the offices of Fleischman and Walsh, LLP, 1400 Sixteenth Street, N.W., Washington, D.C. 20036, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date"). Upon payment of the Initial Cash Payment by Buyer and confirmed receipt thereof by Seller or the Escrow Agent pursuant to Section
2.6.2 below, Seller shall operate the Business at the direction of and under the control of Buyer. Notwithstanding the foregoing, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date for all purposes.

     2.6 Purchase Price.

     2.6.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price be paid by Buyer for the purchase of the Acquired Assets (the "Purchase Price") shall be: (i) $161,330,000 in cash (the "Base Cash Purchase Price," the Base Cash Purchase Price as adjusted in accordance with Section 2.6.3, Section 2.6.5 and Section 2.6.6 is referred to as the "Initial Cash Payment"), subject to adjustment pursuant to the provisions of this

                                                                      California

Agreement (including Section 2.6.3, Section 2.6.4, Section 2.6.5, Section
2.6.6 and Section 2.9 of this Agreement) and (ii) the assumption by Buyer of the Assumed Liabilities.

     2.6.2 Payment of Initial Cash Payment. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by federal other wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date. If the Closing Date is not a business day on which financial institutions are open and operating, then on or before the last business day on which financial institutions are open and operating before the Closing Date, Buyer shall deliver the Initial Cash Payment to Buyer's lead bank (the "Escrow Agent") in immediately available funds in U.S. dollars. Upon receipt, the Escrow Agent shall invest the Initial Cash Payment in an interest-bearing account mutually agreed upon by Seller and Buyer. At Closing, Parent shall sign and deliver to Citizens a statement which confirms that the Closing has occurred and which instructs the Escrow Agent to transfer to Citizens the funds representing the Initial Cash Payment, plus an amount representing the interest earned after the Closing Date until the date the funds are transferred, to an account that Citizens shall designate at least two (2) business days prior to the date the funds are required to be transferred hereunder. The Escrow Agent shall refund the balance to Buyer. The fees and expenses of Escrow Agent shall be paid by Buyer.

     2.6.3 Estimated Closing Statement. At least five (5) business days prior to the Closing Date, Citizens shall deliver to Parent and Buyer a statement of net assets (the "Estimated Statement of Net Assets") reflecting its good faith calculation of the Acquired Assets of the Business as of the last day of the latest calendar month for which financial statements of Seller are available (the "Estimated Adjusted Net Assets"). The Estimated Statement of Net Assets shall be prepared in the same manner and utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999). The Base Cash Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Adjusted Net Assets is greater than or less than $93,819,658 (such increase or decrease, as the case may be, is referred to herein as the "Estimated Net Asset Adjustment").

     2.6.4 Post-Closing Adjustment to Purchase Price.

     (a) Within 90 days after the Closing, Citizens shall prepare and deliver to Parent and Buyer a Statement of Net Assets (the "Closing Statement of Net Assets") which reflects the Acquired Assets, as of 11:59 p.m. on the Closing Date, based on actual financial performance and calculated in the same manner, utilizing the same accounting principles, policies and methods utilized in preparing the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999), together with (A) an audit report of Seller's Accountants stating that the Closing Statement of Net Assets has been prepared utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets and
(B) a calculation of Citizens' determination of the amount of increase or decrease in the amount of the Acquired Assets of the Business from the Interim Statement of Net

                                                                      California

Assets Date to the Closing Date which is derived from the Closing Statement of Net Assets ("Seller's Adjustment Amount"). The Closing Statement of Net Assets shall not give effect to any purchase accounting treatment arising from Buyer's purchase of the Acquired Assets. Buyer shall pay the fees and expenses of Seller's Accountants incurred in connection with this Section 2.6.4. Buyer agrees to cooperate, and agrees to cause Buyer's Accountants to cooperate, with Citizens and Seller's Accountants in connection with the preparation of the Closing Statement of Net Assets, and related information, and shall provide to Citizens and Seller's Accountants such books, records and information as may be reasonably requested from time to time, including the work papers of Buyer's Accountants. Citizens will give Buyer and its representatives access during the normal business hours of Citizens to the personnel, books and records of Citizens and the work papers of Seller's Accountants to assist Buyer in the review of the Closing Statement of Net Assets and related matters. Buyer agrees that, following the Closing through the date on which the Closing Statement of Net Assets is delivered, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement of Net Assets is to be based that would make it impossible or impracticable to calculate the Acquired Assets in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statement of Net Assets except in the ordinary course or as a result of events occurring after the date of the Interim Statement of Net Assets and, in such event, only in a manner consistent with past practices of Seller.

     (b) Parent or Buyer may dispute any amounts reflected on the Closing Statement of Net Assets, in the Seller's Adjustment Amount or in the Statement of Certain Assumed Liabilities, provided, however, that Buyer shall notify Citizens in writing of each disputed amount, and specify the amount thereof in dispute and the basis of such dispute, within 30 days of the Buyer's receipt of the Closing Statement of Net Assets and the Seller's Adjustment Amount (such 30 day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Statement of Net Assets, the Seller's Adjustment Amount or the Statement of Certain Assumed Liabilities, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and Seller are unable to reach a resolution of such differences within 30 days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute (together with any amounts remaining in dispute pursuant to Section 2.6.4(b) of each of the Related Purchase Agreements) for resolution to an independent accountant firm of national reputation mutually appointed by Seller and Buyer (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall be requested to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Buyer and the Seller Parties so that the Seller Parties' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Third Accounting Firm. Buyer shall pay the fees and

                                                                      California

expenses of Buyer's Accountants incurred in connection with this Section 2.6.4(b). Seller's Adjustment Amount, if there are no disputes with respect thereto, or Seller's Adjustment Amount as adjusted after the resolution of all disputes with respect thereto in accordance herewith, shall be referred to as the "Final Net Asset Adjustment."

     (c) If the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment exceeds the Initial Cash Payment, then within five (5) business days after final determination thereof Buyer shall pay Seller the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. If the Initial Cash Payment exceeds the sum of the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment, then within five (5) business days after final determination thereof Seller shall pay Buyer the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check.

     2.6.5 Adjustment for Certain Liabilities. Concurrent with the delivery of the Estimated Statement of Net Assets, Citizens also shall deliver to Parent and Buyer a statement reflecting (i) the customer and other deposits held by Seller on the Closing Date and relating to the Business, (ii) the total amount of the Assumed Indebtedness that will be outstanding immediately after the Closing Date, (iii) the items specified in Section 2.9 to the extent set forth therein, and (iv) without duplications of any amount included in clause (i) above any payments received by Seller under the Contracts and Permits for obligations not performed as of the Closing Date (the "Statement of Certain Assumed Liabilities"). The Statement of Certain Assumed Liabilities shall reflect Citizens' good faith calculation of such liabilities as of the Closing
Date. The Base Cash Purchase Price shall be decreased by the net amount set forth in the Statement of Certain Assumed Liabilities. Concurrent with the delivery of the Closing Statement of Net Assets, Citizens also shall deliver to Parent a statement showing any adjustments to the Statement of Certain Assumed Liabilities and the Base Cash Purchase Price shall be further adjusted to give effect to any such adjustments to the Statement of Certain Assumed Liabilities.

     2.6.6 Additional Adjustment to the Purchase Price. The Base Cash Purchase Price shall be decreased by an amount equal to the proceeds of Seller's sale of the property described in Item 2 of Schedule 5.1 (net of expenses) less the sum of (i) the federal and state income taxes payable by Seller in respect of those proceeds and (ii) the book value of such property, as of June 30, 1999, on Seller's books.

     2.7 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

     2.7.1 Deliveries to Buyer. Citizens shall, and shall cause Seller to deliver to Buyer:


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                                                                      California

          (a) bills of sale and instruments of assignment to the Acquired Assets, duly executed by Seller, substantially in the form of Exhibit B hereto and;

          (b) the consents to transfer, of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), to the extent specifically required hereunder;

          (c) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

          (d) special warranty deeds of conveyance with respect to the parcels of Real Estate owned in fee simple by Seller (or, with respect to any such parcel which was acquired by Seller (or its predecessor in interest, in cases involving mergers) by deed without covenant or warranty of title, a quit claim deed without covenant or warranty of title) to Buyer, duly executed and acknowledged by Seller and in recordable form;

          (e) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Estate, duly executed by the Seller Parties (the "FIRPTA Affidavit");

          (f) the certificates, opinions and other documents required to be delivered by the Seller Parties pursuant to Section 6.1 hereof and certified resolutions evidencing the authority of the Seller Parties as set forth in Section 3.2 hereof;

          (g) all agreements and other documents required by this Agreement;

          (h) a receipt for the payment of the Initial Cash Payment duly executed by Citizens; and

          (i) all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer the Acquired Assets in accordance with this Agreement and where necessary or desirable, in recordable form.

     2.7.2 Deliveries By Buyer to the Seller Parties. Parent shall, and shall cause Buyer to deliver to the Seller Parties:

          (a) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment;

          (b) the Assumption Agreement, duly executed by Buyer;

                                                                      California

          (c) the certificates, opinions and other documents required to be delivered by Buyer pursuant to Section 6.2 hereof;

          (d) all of the instruments contemplated by Section 5.24(a) to the extent not previously executed and delivered by Parent; and

          (e) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Parent and Buyer to assume the Assumed Liabilities in accordance with this Agreement.

     2.8 Allocation of Consideration. Buyer and Seller shall use their good faith efforts to agree upon the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the Code. If Buyer and Seller agree to such Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and
(ii) neither Buyer nor Seller will take any position before any Authority or in any proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree to file and to cause their respective Affiliates to file, all Tax returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with each of Buyer and Seller's good faith Allocations, unless otherwise required because of a change in any legal requirement.

     2.9 Prorations. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses and to receive the benefit for the same for the period through and including the Closing Date, and Buyer to be responsible for and to receive the benefit of the same after the Closing Date:

     2.9.1 personal and real property taxes (on the basis on which the same were assessed and paid) and sales, occupation and use taxes, in each case, to the extent relating to the Business and except as otherwise provided in Section 7.1;

     2.9.2 electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business;

     2.9.3 rentals and other charges under Contracts to be assumed by Buyer pursuant to Section 2.3 (except to the extent provided in Section 2.3.3(h)); and

     2.9.4 charges under maintenance and service contracts and other Contracts (except to the extent provided in Section 2.3.3(h)), and fees under Permits to be transferred to Buyer as part of the Acquired Assets;

                                                                      California

     2.9.5 water, sewer and other similar types of taxes, and installments on special benefit assessments; and

     2.9.6 payroll expenses, payroll taxes, reimbursable employee business expenses and the financial cost of the accrued vacation of each Transferred Employee.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of the Seller Parties jointly and severally represent and warrant to Parent and Buyer as follows:

     3.1 Qualification; No Interest in Other Entities.

     3.1.1 Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Each of the Seller Parties is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of the business conducted by it or such Seller Party's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of the Seller Parties do not have a Material Adverse Effect.

     3.1.2 No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

     3.2 Authorization and Enforceability. Each of the Seller Parties has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"). The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which such Seller Party is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of the Seller Parties, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by the Seller Parties. This Agreement is a legal, valid and binding obligation of each Seller Party, enforceable against them in accordance with its terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which each of the Seller Parties is a party will be duly executed and delivered by each of the Seller Parties and will constitute the legal, valid and binding obligations of each of the Seller Parties,

                                                                      California

enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     3.3 No Violation of Laws or Agreements. The execution, delivery, and performance of this Agreement and the Transaction Documents by each of the Seller Parties do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Seller Parties, will not:
(a) contravene any provision of the Restated Articles of Incorporation or Bylaws of Citizens or the Articles of Incorporation or Bylaws of the other Seller Parties; or (b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

     3.4 Financial Statements. Citizens has previously delivered to Buyer the statement of income of the Business (the "Income Statement") and the Interim Statement of Net Assets contained in Schedule 3.4 (collectively, the "Financial Statements"). The Income Statement (a) fairly presents in all material respects the results of operations of the Business in accordance with generally accepted accounting principles ("GAAP") consistently applied except for the omission of full footnotes to the Income Statement and (b) has in all material respects been derived from the books and records of Seller and reflects the separation of the operation associated with the Business from other operations of Citizens. The Interim Statement of Net Assets (a) has in all material respects been derived from the books and records of Seller and reflects the separation of the operations associated with the Business from other operations of Citizens; (b) fairly presents in all material respects the Acquired Assets as of the Interim Statement of Net Assets Date; and (c) has in all material respects been prepared in accordance with GAAP consistently applied except for the omission of full footnotes to such Interim Statement of Net Assets. The financial statements included in the Annual Report to each PUC for the year ended December 31, 1998, were prepared in all material respects in accordance with the rules and regulations of such PUC.

     3.5 No Changes. Since the Interim Statement of Net Assets Date to the date hereof, except as disclosed in Schedule 3.5, the Seller Parties have conducted the Business as

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
                                                                      California

presently operated only in the ordinary course of business consistent with past practice. Since the Interim Statement of Net Assets Date, except as disclosed in
Schedule 3.5, there has not been:

     3.5.1 any Material Adverse Effect;

     3.5.2 prior to the date of this Agreement, any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Transferred Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Transferred Employees participate) to which any of the Transferred Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan other than in any such case (i) in the ordinary course consistent with past practice, (ii) as required by law, or (iii) as required by the Collective Bargaining Agreement;

     3.5.3 any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or the provision of discounts, rebates or allowances;

     3.5.4 any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;

     3.5.5 any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

     3.5.6 prior to the date of this Agreement, any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP and is set forth on
Schedule 3.5; or

     3.5.7 prior to the date of this Agreement, any sale, transfer or other disposition of any material assets, properties or rights of the Business, except in the ordinary course of business consistent with past practice.

     3.6 Contracts. As of the date of this Agreement, Schedule 3.6 contains a list of all Contracts (other than (i) with respect to which the Business' total annual liability or expense is less than (a) $250,000 per such Contract and (b) $6,123,000 per all such Contracts (when taken together with similar contracts omitted from Schedule 3.6 of the Related Purchase Agreements), and (ii) Contracts that may be terminated by Seller, without penalty, on notice of 90 days or less) except line extension agreements and similar agreements and construction and design contracts. Seller has furnished to Buyer a correct and complete copy of each written agreement listed in Schedule 3.6. Except as disclosed on Schedule 3.6, with respect to each Contract, neither Seller nor, to the Seller Parties' knowledge, any other party thereto, is in breach or default, and to the Seller Parties'

                                                                      California

knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, except in each case where such breaches, terminations, modifications, accelerations or defaults, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in
Schedule 3.6, there are no disputes pending or to the best of the Seller Parties' knowledge, threatened, under or in respect of any of the Contracts, other than those that individually and in the aggregate do not have a Material Adverse Effect.

     3.7 Permits and Compliance With Laws Generally.

     3.7.1 Except as disclosed on Schedule 3.7, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes, including Environmental Laws (as defined below), except to the extent that any failure to possess, or to comply with, any Permit, laws, rules, regulations or orders would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3.7, the Business is conducted by Seller in compliance with all applicable laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), rules, regulations, ordinances, codes, judgments and orders, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. Except as disclosed on Schedule 3.7, all Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. There are no proceedings pending or, to the Seller Parties' knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller other than those revocations, cancellations, suspensions or modifications which do not individually or in the aggregate have a Material Adverse Effect.

     3.7.2 Except as set forth on Schedule 3.7, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by Seller or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except, in each case, where such violations or failures, individually or in the aggregate, would not have a Material Adverse Effect.

     3.8 Environmental Matters. Except as set forth on Schedule 3.8 hereto, and with such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

                                                                      California

     3.8.1 Seller has not disposed of or arranged for the disposal of or Released any Hazardous Substances, other than in conformity with Environmental Laws, at any Real Estate, or, in connection with the Business or Acquired Assets, at any other facility, location, or other site.

     3.8.2 Seller has not received any written notice or request for information with respect to, and to the best of the Seller Parties' knowledge, Seller has not been designated a potentially liable party for Remedial Action, in connection with any Real Estate, or, as of the date hereof, with respect to the Business or Acquired Assets, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

     3.8.3 To the best of the Seller Parties' knowledge, except for such use or storage of Hazardous Substances as is incidental to the conduct of the Business, which use and storage is or has been in compliance with Environmental Laws, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage, treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site in violation of any Environmental Law.

     3.8.4 To the best of the Seller Parties' knowledge, underground storage tanks are not, and have not in the past been, located on or under any Real Estate.

     3.8.5 There are no pending or unresolved claims against Seller or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Substances at any Real Estate or, as of the date hereof, with respect to the Business or the Acquired Assets or at any other facility, location, or other site.

     3.8.6 To the best of the Seller Parties' knowledge, no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are located at or in any Real Estate in violation of Environmental Laws or which require Remedial Action.

     3.8.7 To the best of the Seller Parties' knowledge, no Hazardous Substance managed or generated by or on behalf of Seller at the Real Estate or in connection with the Business or Acquired Assets has come to be located at any site that is listed or formally proposed for listing under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

     3.8.8 The Seller Parties know of no facts or circumstances related to environmental matters (i) in connection with the operation of the Business or
(ii) concerning the Real Estate, that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to the Seller Parties' customers.

                                                                      California

     3.8.9 The Seller Parties will within thirty (30) days of the date hereof provide Buyer with copies of all written environmental audits or investigations of which they are aware (after due inquiry) prepared for the Real Estate or operations of the Business.

     3.8.10 Except as set forth in Schedule 3.8.10 or Citizens' Annual Report on Form 10-K for the year ended December 31, 1998:

          (a) The Seller Parties (including for purposes of Section 3.8.10(a) and (b), Affiliates and predecessors of the Seller Parties) are and have been for the past three years in full compliance with all federal and state primary drinking water standards;

          (b) The Seller Parties are and have been for the past three years in full compliance with all federal and state secondary drinking water standards; and

          (c) As to all outstanding violations of state or federal drinking water standards, as of the date hereof, the Seller Parties have completed or are in the process of completion in accordance with all applicable deadlines, all actions required by Environmental Law or Authorities to correct or otherwise respond to such violations.

     3.8.11 Except as set forth in Schedule 3.8.11, none of the Seller Parties will be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

For the purposes of these Sections 3.7 and 3.8: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing; (B) "Environmental Laws" means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. section 9601, et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C.
section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. section 2701 et seq.), each as has been or may be interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date;
(C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape; and
(D) "Hazardous Substances" means hazardous or toxic or polluting substance or waste or

                                                                      California

contaminant under or pursuant to any Environmental Law, including petroleum products, PCBs and radioactive materials.

     3.9 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Selling Parties of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Seller Parties, including without limitation in connection with the assignment of the Contracts and Permits contemplated hereby, except (i) as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as specified on Schedule 3.9,
(iii) as required to assume the California Water Debt, and (iv) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect or which are obtained by the Closing Date.

     3.10 Title. Seller has good and valid title to all of the Acquired Assets constituting personal property, good and marketable title in fee simple to all of the owned Acquired Assets constituting Real Estate and good and valid leasehold title to all of the leased Acquired Assets constituting Real Estate, in each case, free and clear of Liens subject only to the Permitted Exceptions. "Permitted Exceptions" as used herein shall mean (a) the Liens set forth in
Schedule 3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that to the extent a Permitted Exception relates to or arises from a Retained Liability, Seller shall still be liable for such Retained Liability to the extent set forth herein).

     3.11 Real Estate.

     3.11.1 As of the date hereof, Seller has not received any written or oral notice for assessments for public improvements against the Real Estate which remains unpaid, and to the best knowledge of the Seller Parties, no such assessment has been proposed. Except as set forth on Schedule 3.11, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and to the best knowledge of the Seller Parties no such proceeding is threatened.

     3.11.2 Except as disclosed on Schedule 3.6, as of the date hereof, Seller is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $100,000.

     3.11.3 Each parcel of the Real Estate has physical and, to Seller's knowledge, legal vehicular and pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business except where the failure to have such access does not have

                                                                      California

a Material Adverse Effect. To Seller's knowledge, no fact or condition exists which would result in the termination of (a) the current access from each parcel of the Real Estate, and (b) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by Seller in connection with the Business, except where such termination would not have a Material Adverse Effect.

     3.12 Taxes. The Seller Parties have (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. To the best of the Seller Parties' knowledge, all such returns or reports have been prepared in accordance with all applicable laws and requirements in all material respects. Except to the extent disclosed on Schedule 3.12, none of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     3.13 Patents and Intellectual Property Rights. To the best of the Seller Parties' knowledge, the operations of Seller do not make any unauthorized use of any Intellectual Property except for any such unauthorized uses which do not have a Material Adverse Effect. Assuming the consents listed as item XII on
Schedule 3.9 are obtained, Buyer will not lose any of Seller's rights to, or be required to pay increased royalties for, any Intellectual Property included in the Acquired Assets as a result of the Closing and the consummation of the transactions contemplated by this Agreement, except for any such rights or such increased royalties the loss or payment of which would, individually or in the aggregate, not have a Material Adverse Effect.

     3.14 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Statement of Net Assets or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the allowance for collection losses on the Interim Statement of Net Assets has been determined in accordance with GAAP consistent with past practice.

     3.15 Labor Relations. As of the date hereof, except as set forth in
Schedule 3.15, to best of the knowledge of the Seller Parties, there has been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth in Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of the Seller Parties' knowledge, is there now threatened, a strike, work stoppage or work slow down with respect to or

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affecting the Business which had or could reasonably be expected to have a
Material Adverse Effect. As of the date hereof, except as set forth in Schedule 3.15, (i) no Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best knowledge of the Seller Parties, threatened against Seller relating to any of the Employees as related to the Business which could reasonably be expected to have a Material Adverse Effect.

     3.16 Employee Benefit Plans.

     3.16.1 Schedule 3.16.1 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sabbatical, sick-day, severance or other material employee benefit plan, program or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by Citizens or any of its Affiliates, in respect of any Employee or Former Employee, or (ii) with respect to which Citizens or any of its Affiliates has any liability in respect of any Employee or Former Employee (the"Benefit Plans"). Except as disclosed on
Schedule 3.16.1, neither Citizens nor any of its Affiliates maintains any bonus, pension or welfare benefit plan, program or arrangement, including any deferred compensation arrangement, for directors, consultants or independent contractors of the Business.

     3.16.2 A true and complete copy of each Benefit Plan and related trust agreements and (to the extent applicable) a copy of each Benefit Plan's current summary plan description and in the case of an unwritten Benefit Plan, a written description thereof, has been furnished to Buyer. In addition, to the extent applicable, Buyer has been provided a copy of the most recent Internal Revenue Service ("IRS") determination letter issued to each Benefit Plan and a copy of the most recent IRS Form 5500 together with all schedules and accountants' statement filed, and actuarial reports prepared, on behalf of each Benefit Plan.

     3.16.3 Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (as designated on Schedule 3.16.1) is so qualified, and will remain so qualified upon the timely making of certain amendments required by law during the applicable remedial amendment period, and any trust forming a part of such a Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Benefit Plan has been amended, as and when necessary, to comply with the Tax Reform Act of 1986 and upon timely filing of an Application for Determination with the Internal Revenue Service, will be eligible to make further such amendments under the"remedial amendment period."

     3.16.4 Except as disclosed in Schedule 3.16.4, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

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                                                                      California

     3.16.5 None of the Acquired Assets is subject to a Lien or Tax under the Code or ERISA.

     3.16.6 Neither Citizens nor any ERISA Affiliate and, to the knowledge of the Seller Parties, no other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Buyer or any Benefit Plan under which liabilities may be assumed by Buyer under Sections 5.10, 5.11 or 5.12 ("Assumed Benefit Liabilities") to any material liability or Tax under the Code or ERISA.

     3.16.7 Neither Citizens nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability with respect to any Benefit Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, including any contingent liability under Section 4204 of ERISA or withdrawal liability arising from the actions of Citizens or any ERISA Affiliate contemplated by this Agreement. All contributions that Citizens or any ERISA Affiliate have been obliged to make to any Benefit Plan, including any multiemployer plan, have been duly and timely made.

     3.16.8 There are no pending or, to the knowledge of the Seller Parties, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Benefit Plan which could reasonably be expected to give rise to a material liability to Buyer.

     3.16.9 Except as disclosed on Schedule 3.16.9, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or
(ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Seller's Retiree Medical Plan contains provisions permitting Seller to modify or terminate retiree medical benefits at any time, without prior notice to any covered individual. Except with respect to retirees, "grandfathered" employees and collectively bargained employees, Seller knows of no reason why its ability to effect those provisions would be limited.

     3.16.10 With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Citizens and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

     3.17 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.17, Seller has no liabilities with respect to the Business which would constitute Assumed Liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

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                                                                      California

     3.17.1 the Assumed Indebtedness and those other liabilities which would decrease the Base Cash Purchase Price pursuant to Section 2.6.5 to the extent assumed by Buyer at Closing;

     3.17.2 liabilities arising in the ordinary course of business under any Contract or Permit or with respect to any agreement or instrument included within the definition of Real Estate; and

     3.17.3 those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business and reflected in the books and records related to the Business;

     3.17.4 the obligations and liabilities set forth in Sections 5.9, 5.10,
5.11 and 5.12 hereof; and

     3.17.5 those other liabilities, which individually and in the aggregate, would not have a Material Adverse Effect.

     3.18 No Pending Litigation or Proceedings. Except as disclosed in Schedule 3.18, there are no actions, suits, investigations or proceedings pending against or, to the best of the Seller Parties' knowledge, threatened, against or affecting, Seller, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in Schedule 3.18, there are currently no outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

     3.19 Supply of Utilities. Except as set forth on Schedule 3.19, the Real Estate has adequate arrangements for supplies of electricity, gas, oil, coal and/or sewer for all operations at the 1998 or current operating levels, whichever is greater. Except as set forth on Schedule 3.19, there are no actions or proceedings pending or, to the best of the Seller Parties' knowledge, threatened, that would adversely affect the supply of electricity, gas, coal or sewer to the Real Estate except for those which individually and in the aggregate would not have a Material Adverse Effect.

     3.20 Insurance. Schedule 3.20 lists the Seller Parties' policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller, together with the risks insured against, coverage limits and deductible amounts.

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                                                                      California

     3.21 Relationship with Customers. As of the date hereof, Seller does not have any current customer which accounted for more than 5% of the net sales of the Business (taken together with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) for the immediately preceding 12-month period.

     3.22 WARN Act. Except as contemplated by Section 5.9 hereby or as set forth in Schedule 3.22 hereto, within six months prior to the date hereof, (i) Seller has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law; and (iii) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act) .

     3.23 Condition of Assets. Except as set forth on Schedule 3.23, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Business included in the Acquired Assets, taken as a whole and taken together with the similar assets included among the assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements, are in good operating condition and repair, reasonable wear and tear excepted.

     3.24 Brokerage. None of the Seller Parties or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to Buyer or its Affiliates.

     3.25 All Assets. Except as set forth on Schedule 3.25 and for the Excluded Assets, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by Buyer substantially in the manner as it was conducted prior to the Closing Date, including the service of all utility customers in substantially the same manner and at substantially the same service levels as provided by Seller on the date hereof.

     3.26 Year 2000 Matters. Citizens has (1) initiated a review and assessment of all mission critical areas within the Business and related operations (including those affected by suppliers and vendors) that it reasonably believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any Seller Party (or suppliers and vendors) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem all as set forth in Citizens' Annual report on Form 10-K for the fiscal year ended December 31, 1998 and Citizens' Quarterly reports on Form 10-Q for the periods ending March 31, 1999 and June 30, 1999, and (iii) to date, implemented that plan substantially in

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                                                                      California

accordance with that timetable. Seller has contingency plans that are dedicated to ensuring that established and expected levels of customer service are maintained without interruption, while core business functionality is preserved during the millennium transition. With respect to its suppliers and vendors, the foregoing representation and warranty is expressly limited to matters known to Seller after making reasonable inquiries of such suppliers and vendors. Seller makes no representation or warranty with respect to the receipt or accuracy of any response received from any vendor or supplier.

     3.27 Product Liability. Except as disclosed in Schedule 3.27 and except for those liabilities which individually or in the aggregate would not have a Material Adverse Effect, there are no (a) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by Seller or the Business to others or (b) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by Seller or the Business to others.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Parent and Buyer jointly and severally represent and warrant to Seller as follows:

     4.1 Organization and Good Standing.

     4.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.1.2 Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business. Buyer is qualified to do business and is in good standing in all jurisdictions wherein the nature of the business conducted by it or Buyer's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such failures of Buyer do not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents.

     4.2 Authorization and Enforceability. Each of Buyer and Parent has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which either of them is a party. The execution, delivery and performance by Buyer and Parent of this Agreement and the Transaction Documents to which Buyer and/or Parent is a party have been duly authorized by all necessary corporate action on the part of each of them. This

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                                                                      California

Agreement has been duly executed and delivered by Buyer and Parent, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by Buyer and Parent. This Agreement is a legal, valid and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which Buyer and Parent is a party will be duly executed and delivered by Buyer and Parent and will constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     4.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and/or Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Parent; or
(b) violate, conflict with, result in a breach of, or constitute a default (or an event which would with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, authorization, proof of dedication or other agreement or commitment, oral or written, to which Parent or Buyer is a party, or by which any of their assets or properties may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation to which Buyer or Parent is subject other than those violations and conflicts which individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

     4.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Buyer and Parent of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Buyer or Parent except (i) as required by the HSR Act, (ii) as specified on Schedule 3.9 and (iii) for such consents, approvals, authorizations, registrations or filings, the failure to obtain or make would not individually or in the aggregate have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

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                                                                      California

     4.5 Financing. Buyer and Parent have, and at the Closing Date, will have sufficient resources to pay the Purchase Price, and Parent, Buyer or the other Affiliates of Parent that are buyers of the assets and businesses being acquired pursuant to the Related Purchase Agreements have, and at the Closing Date, will have sufficient resources to pay the purchase prices set forth in the Related Purchase Agreements.

     4.6 Brokerage. None of Parent, Buyer or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to the Seller Parties.

     4.7 Insurance. Schedule 4.7 lists the policies and contracts in effect as of the date hereof for casualty and property insurance covering Buyer's assets and properties and the operation of Buyer's business, together with the risks insured against, coverage limits and deductible amounts.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth in Schedule 5.1 hereto or (iii) with the prior written consent of Buyer, from and after the date of this Agreement and up to and including the Closing Date, each of the Seller Parties agree that:

     5.1.1 Seller shall conduct the Business as presently operated and only in the ordinary course of business consistent with past practice.

     5.1.2 They shall promptly inform Buyer in writing of any specific event or circumstance of which they are aware, or of which they receive notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities.

     5.1.3 Seller shall not:

          (a) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

          (b) enter into any contract or commitment, waive any right or enter into any other transaction (except in the ordinary course of business) which would have a Material Adverse Effect;

                                                                      California

          (c) except in the event of service interruption, emergency or casualty loss, commit to acquire subsequent to the Closing Date on behalf of the Business any capital asset or group of capital assets costing in excess of $1,000,000 that is not included in the capital budget of Seller for fiscal year 2000 and which, if so acquired, would be included in the Acquired Assets; commencing December 1, 1999, accept or receive customer advances for construction in excess of $9,000,000 (when combined with customer advances relating to the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) per each of the next four consecutive three-month periods unless pursuant to an existing tariff, Contract or Permit of Seller; or sell or lease or agree to sell or lease or otherwise dispose of any assets included in the Acquired Assets except in the ordinary course of the conduct of the Business, consistent with past practice;

          (d) except in the ordinary course of business, consistent with past practice or as required under any of Seller's debt instruments or indentures, mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets;

          (e) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Transferred Employee except (i) as required by law, (ii) in the ordinary course, consistent with past practice and (iii) as required by the Collective Bargaining Agreement in existence on the date hereof; provided, however, no individual Employee shall in any event receive a compensation increase in excess of seven percent (7%) except as required by the Collective Bargaining Agreement in existence on the date hereof;

          (f) other than in the ordinary course of business consistent with past practice, sell or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired Assets;

          (g) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP or any Authority;

          (h) intentionally and wilfully take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8, 3.10, 3.14, 3.16 and 3.25 hereof (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful omission to take action); or

          (i) prepay, redeem, retire, refund or otherwise extinguish any of the Assumed Indebtedness.

     5.2 Negotiations. Neither Citizens nor any Person controlled by Citizens or under common control with Citizens (each such person being a "Section 5.2 Affiliate"), nor any

                                       36

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                                                                      California

officer, director, employee, representative or agent of Citizens or any of their
Section 5.2 Affiliates, shall, directly or indirectly, solicit or initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Parent, Buyer or any Person controlled by Parent or Buyer or under common control with Parent, Buyer or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) that would result in the transfer to any such Person or group of Persons of ten percent (10%) of the Acquired Assets (as measured by net book value of such assets on the date of each such transaction) or the acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) involving the Seller Parties, if such acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) would be inconsistent, in any respect, with the obligations of the Seller Parties hereunder (any of the foregoing transactions, a "Competing Transaction").

     5.3 Disclosure Schedules. As promptly as practicable, the Seller Parties will provide Buyer with a supplement or amendment to the Disclosure Schedules with respect to any matter, condition or occurrence which is required to be set forth or described in the Disclosure Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Disclosure Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, Seller shall have the right at any time and from time to time prior to the Closing to supplement or amend the Disclosure Schedules. Seller may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Disclosure Schedules shall be provided later than five (5) business days prior to the Closing Date, the Buyer shall have the right to delay the Closing for a period of five (5) business days in order for Buyer to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to permit the Closing to occur unless Buyer specifically agrees thereto in writing. The Seller Parties shall promptly inform Buyer, and Buyer will promptly inform the Seller Parties of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach in any material respects of any representation or warranty in this Agreement. In addition, Parent will, within five (5) days of receipt thereof, forward to Seller (i) any title report Buyer receives from a title company with respect to the Real Estate and (ii) any written communication regarding a specific Lien or title defect affecting a specifically identified parcel of the Real Estate sent to the President, Treasurer or General Counsel of Parent or the President or Corporate Counsel of any other Buyer Party, and sent by a party other than the Seller Parties, their legal counsel, financial advisors or representatives.

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                                                                      California

     5.4 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement, including Section 5.8 hereof):

     5.4.1 to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

     5.4.2 to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

     5.4.3 to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

     5.5 Filings and Authorizations. The parties hereto will as promptly as practicable, make or cause to be made all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act and with the applicable public utility commission (each, a "PUC"). Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. Each of Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission to the PUC or which is necessary under the HSR Act. The Seller Parties, on the one hand and Buyer and Parent, on the other, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the PUC, the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. Each of Citizens, Seller, Parent and Buyer will use its reasonable efforts to obtain any clearance required under the HSR Act and from the PUC for the purchase and sale of the Acquired Assets in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or their respective
Affiliates: (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Authority (including the PUC, the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Buyer or its Affiliates effectively to control or operate the Business or the right of Seller or its Affiliates effectively to control or operate Citizens' other businesses, (B) the right of Buyer or its Affiliates to acquire or hold the Business or the right of Seller or its Affiliates to hold the Excluded Assets or Citizens' other businesses, or
(C) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets or the right of Citizens to exercise

                                                                      California

full rights of ownership of Citizens' other businesses or all or any material portion of the Excluded Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Citizens, Seller, Parent, Buyer, any Affiliate of Buyer or the Business. The parties agree that no representation, warranty or covenant of Buyer, Parent, or Citizens contained in this Agreement shall be breached or deemed breached as a result of the failure by Parent and Buyer on the one hand or the Seller Parties, on the other, to take any of the actions specified in the preceding sentence.

     5.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties shall make reasonable efforts to consult with each other prior to such required announcement).

     5.7 Further Assurances. Each of Citizens, Parent, Buyer and Seller, from time to time after the Closing, at Buyer's or Seller's request, will execute, acknowledge and deliver to the applicable person such other instruments of conveyance and transfer and will take such other actions and execute such other documents, certifications, and further assurances as Buyer or Seller, as the case may be, may reasonably require in order to transfer, in accordance with the terms and conditions of this Agreement, more effectively in Buyer or to put Buyer more fully in possession of any of the Acquired Assets or better to enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     5.8 Cooperation.

     5.8.1 Parent, Buyer, Citizens and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

     5.8.2 Without limiting the foregoing, neither Parent and Buyer, nor Citizens and Seller (nor any of their respective Affiliates) shall make any filings pursuant to federal or state securities laws ("Securities Filings") or make any consent solicitations to holders of Assumed Indebtedness which include any information about Seller, Buyer (or their respective Affiliates) or the transactions contemplated hereby without consulting with the other party and providing the other party a reasonable opportunity to review and comment on such information, it being understood and agreed that any party may so disclose such information in its reasonable judgment to the extent such party's counsel advises it that such disclosure is advisable under applicable law. Each of Parent,

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                                                                      California

Buyer, Citizens and Seller shall, and shall cause their respective Affiliates to, comply with all applicable federal and state securities laws in connection with this Agreement and the transactions contemplated hereby (including any solicitation of consents of holders of Assumed Indebtedness), and all information supplied by any party for inclusion in any Securities Filing or consent solicitation, including, without limitation, any proxy or information statement, or any registration statement on Form S-4 shall be true and correct in all material respect and shall not contain any untrue statement of a material fact or omit to state any material fact which is required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

     5.8.3 During the first 90 days after the Closing Date (180 days for Trademarks on tanks), Buyer shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Real Estate or on the Acquired Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as may be promulgated by Seller and provided to Buyer. If Seller shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Buyer's right under this Section 5.8.3 to use the Trademarks.

     5.8.4 Seller shall give Buyer and its representatives (including Buyer's Accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Buyer all documents, records and information (and copies thereof), to the extent relating to the Business and the Acquired Assets, as Buyer may reasonably request. Except to the extent disclosed in the Disclosure Schedules in accordance with Sections 5.3 and 8.4, no investigation or receipt of information by Buyer pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties under this Agreement or the conditions to the obligations of Parent or Buyer under this Agreement. All information provided to Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement dated August 2, 1999 between Citizens and Parent.

     5.9 Employees; Employee Benefits.

     5.9.1 Schedule 5.9.1 lists divisions and the number of all salaried and hourly employees actively employed (as of the date of this Agreement) in each division by Seller or any of its Affiliates whose primary responsibilities relate to the Business. Schedule 5.9.1 lists job classifications and number of employees in each job classification of those employees whose terms and conditions of employment are subject to the Collective Bargaining Agreement ("Union Employees"). All individuals referred to on Schedule 5.9.1 are herein referred to as the

                                                                      California

"Employees." No later than March 1, 2000, Buyer and Seller shall determine the number of Employees to whom Buyer will offer employment, which number shall be at least equal to 250 (when combined with offers made by Buyer or Affiliates of Buyer to employees of Affiliates of Seller in connection with the Related Purchase Agreements) (the "Base Number"), and such additional number of Employees, if any, whom Buyer also wishes to employ. Upon determination of such Employees, Seller will supplement Schedule 5.9.1 with the name, job title, unused vacation, current base salary or hourly wage, date of hire and assigned location of each Transferred Employee (as that term is defined below). At the Closing, Seller shall provide an updated Schedule 5.9.1 which shall disclose all the information required under the preceding sentence as of the most recent practicable date prior to Closing.

     5.9.2 Effective as of the Closing, Buyer shall offer employment to at least the Base Number of those employees included on Schedule 5.9.1. All Employees to whom Buyer offers employment and who accept such employment are herein referred to as the "Transferred Employees." In the event any Employees do not accept Buyer's offer of employment, Buyer shall offer employment to such additional employees (the identity of whom shall be determined by Buyer and Seller) as are necessary to bring the total number of Transferred Employees to the Base Number. Subject to the provisions of this Section 5.9 and Section 5.12, Buyer shall provide each Transferred Employee with base compensation at least equal to that provided by Seller on the Closing Date, and employee benefits which are substantially comparable to those provided by Buyer to its other similarly situated employees. Except as otherwise provided under the terms of any assumed collective bargaining agreement and under terms of Section 5.12, Buyer shall provide each Union Transferred Employee with compensation at least equal to that provided by Seller immediately prior to the Closing Date and with the benefits provided to Buyer's similarly situated collectively bargained employees. On and after the Closing Date, Buyer shall assume Seller's obligations under, and be bound by the provisions of, the collective bargaining agreement between Citizens Utilities Company of California, Sacramento District, and International Union of Operating Engineers Stationary Local No. 39, AFL-CIO (the "California Union"), dated March 4, 1997 (the "California Agreement"), to the extent of provisions covering Transferred Employees, as in effect on the date of this Agreement. With respect to any amendment, extension, or renegotiation of the California Agreement, the contract as so amended, extended or renegotiated will be assumed if, but only if, (i) in connection with such amendment, extension or renegotiation, the California Union agrees to substitute for Seller's employee pension plan (to the extent required to be provided under the California Agreement) Parents' employee pension plan, and (ii) the other terms and conditions of the collective bargaining agreement pertaining to the Transferred Employees on the Closing Date are substantially identical to the terms and conditions of the Collective Bargaining Agreement as in effect on the date of this Agreement. Each collective bargaining agreement pertaining to Transferred Employees shall be identified on a Schedule 5.9.2 to be prepared by Seller and submitted to Buyer on or before the Closing Date. Seller shall cooperate with Buyer in Buyer's efforts to contact the unions representing Transferred Employees. Buyer agrees (i) to credit the service of each Transferred Employee with Seller and its Affiliates before the Closing, for all purposes under all employee benefit plans and arrangements maintained by Buyer (and/or any of its Affiliates) for the

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                                                                      California

benefit of any Transferred Employee (including without limitation for purposes of attainment of retirement dates and payment of optional forms of benefits), other than for purposes of benefit accrual under any "defined benefit plan", within the meaning of Section 3(35) of ERISA, (ii) to provide accrued vacation to Transferred Employees in the year in which the Closing occurs, equal to the excess, if any, of the accrued vacation to which the Transferred Employee would otherwise be entitled under Seller's vacation plan during that year over the amount of accrued vacation the Transferred Employee had taken during that year, and, thereafter, to provide vacation to Transferred Employees on the same basis as provided to similarly situated employees of Buyer, with service credit as provided in (i) hereof, (iii) to provide severance benefits to Transferred Employees terminated by Buyer that are substantially comparable to those benefits provided by Buyer to similarly situated employees, and (iv) to comply with all applicable legal requirements with respect to Union Employees (including without limitation any applicable duty to bargain with those employees' bargaining representative). Buyer shall be responsible for providing to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of Closing reduced by the number of vacation days such Transferred Employee has taken on or before Closing. Nothing in this Section 5.9 shall limit Buyer's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly solicit or offer employment to any Transferred Employee then employed by Buyer or its Affiliates.

     5.9.3 Except as specifically provided in Sections 5.9 and 5.12, Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys' fees) related to compensation or employee benefits incurred by Buyer as the result of any claims against Buyer or its Affiliates that are made by any Employees or Former Employees (or the Beneficiary of any Employee or Former Employee) who are not made offers to become employees of Buyer or its Affiliates including, without limitation, claims asserted against Buyer as a result of their termination by Seller or its Affiliates.

     5.9.4 Seller shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation claims or the benefits provided under the Benefit Plans, whether paid before or after the Closing) owed to any Transferred Employee or the Beneficiary of any Transferred Employee or any Water Sector Retiree or the Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Seller or any of its Affiliates and such Transferred Employee or Beneficiary or (ii) any benefit claim or expense (including medical expenses) incurred before Closing under any Benefit Plan. For purposes of this Agreement, a medical expense shall be deemed to be incurred when the services giving rise to a claim are rendered, regardless of when billed or paid. Without limiting the foregoing, Seller shall be responsible for the payment of any employee benefits that become due to any Transferred Employees as a result of their termination by Seller.

                                                                      California

     5.9.5 Except as otherwise specifically provided in Section 5.9, 5.11 or 5.12, Buyer shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation, claims or the benefits provided under any employee benefit plan or arrangement of Buyer incurred after Closing) owed to any Transferred Employee or Beneficiary of any Transferred Employee or any Water Sector Retiree or Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Buyer or any of its Affiliates and any Transferred Employee or (ii) any benefit claim or expense (including medical expense) incurred after Closing under any employee benefit plan sponsored or contributed to by Buyer or an ERISA Affiliate after Closing. Notwithstanding the foregoing, Buyer shall not be responsible for the payment of any employee benefits that become due to any Transferred Employees under any Benefit Plan (other than the Assumed Benefit Liabilities).

     5.9.6 Buyer agrees to reimburse Seller for its proportionate share (as defined below) of any amount in excess of $1,000,000 paid by Seller as severance under Citizens' severance plan as in effect on the date hereof to any Employees (when such amount paid by Seller is aggregated with amounts paid by Citizens to other employees as referenced in Section 5.9.6 of the Related Purchase Agreements) provided (i) Buyer does not hire such Employees in accordance with the provisions of Sections 5.9, 5.11 and 5.12 and (ii) Seller provides notice to those Employees on or before the Closing Date to the effect that their employment will be terminated on or shortly after the Closing Date. Buyer will pay such reimbursement to Citizens within 5 days after receipt of a list of the Employees showing which are entitled to severance pay, the amounts of that severance pay and certifying that those amounts have been paid. The Buyer's "proportionate share" means the amount obtained by multiplying the amount in excess of $1,000,000 by a fraction, the numerator of which is the amount of severance paid by Seller to Employees under Section 5.9.6 of this Agreement and the denominator of which is the sum of (i) the amount paid by Seller to Employees under Section 5.9.6 of this Agreement and (ii) the aggregate amount paid by Citizens under Section 5.9.6 of each of the Related Purchase Agreements.

     5.9.7 Until the second anniversary of the Closing Date, Buyer shall not directly or indirectly solicit or offer employment to any active employee of Seller, other than the Transferred Employees.

     5.10 Employee Pension Plan.

     5.10.1 At least fifteen days prior to the Closing Date, Seller shall take any and all actions necessary to cease benefit accruals and fully vest all Transferred Employees in their accrued benefits under the Citizens Pension Plan ("Seller's Pension Plan" or "Citizens Pension Plan"). Seller shall retain liability and related assets for benefits accrued through the Closing Date by Transferred Employees under Seller's Pension Plan.

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
                                                                      California

     5.10.2 As of the Closing Date except as may be required under the California Agreement, Transferred Employees shall be covered under the American Pension Plan, and shall be given credit for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, subsidized benefits, and entitlement to optional forms of payment, but not for accrual of benefits.

     5.11 Employee Savings Plan.

     5.11.1 Effective upon the date of the transfer described in Section 5.11.2, subject to the terms and conditions of this Agreement, Parent shall cause the Savings Plan for Employees of American Water Works Company, Inc. (the "American Savings Plan") to assume the liability of the Seller's 401(k) Plan for the account balances of those Transferred Employees participating in the Seller's 401(k) Plan on the Closing Date (the "Affected Participants") that are transferred to the American Savings Plan. As of the Closing Date, Affected Participants shall be 100% vested in their account balances under the Seller's 401(k) Plan. Transferred Employees shall be given credit under the American Savings Plan for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, contribution levels and optional forms of benefit payment, to the same extent that credit for such service has been given by Seller and its Affiliates.

     5.11.2 Buyer shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Savings Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance with this Section 5.11, (ii) a certified copy of the trust agreement for the American Savings Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Savings Plan; and (iv) an opinion from Buyer's legal counsel acceptable to Seller that the American Savings Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Savings Plan. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Buyer that the Seller's 401(k) Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the Seller's 401(k) Plan, and the transfer of assets to, and assumptions of benefit limitations by, the American Savings Plan. As soon as practicable, but in any event within 120 days after Closing, Seller shall cause the trustee of the Seller's 401(k) Plan to transfer in cash and promissory notes representing outstanding loans to Affected Participants to the trustee of the American Savings Plan an amount equal to the sum of the account balances of the Transferred Employees (the "Transferred Accounts") calculated as of the most recent valuation date under the Seller's 401(k) Plan (which shall, in any event, be within thirty (30) days of the transfer). Both the Seller Parties and Buyer will file any IRS Form 5310A that is required with respect to the transfer contemplated by this Section 5.11 date at least 30 days prior to the transfer. Upon the transfer described in this Section 5.11, Buyer and the American Savings Plan shall be responsible for all benefits attributable to the Transferred Accounts to which

                                                                      California

Transferred Employees were entitled under the Seller's 401(k) Plan as of such date, and Seller and the Seller's 401(k) Plan shall cease to have any liability, contingent or otherwise, for such benefits.

     5.12 Welfare Benefits.

     5.12.1 Within sixty (60) days after the Closing, Seller agrees to transfer to trusts established by Buyer under Section 501(c)(9) of the Code ("Buyer's VEBAs") the amount held under any trust established by Seller under Section 501(c)(9) of the Code ("Seller's VEBAs") to fund post-retirement health care and life insurance benefits attributable to the Business, including Former Employees identified on Schedule 5.12 (the "Water Sector Retirees") and any "grandfathered" Transferred Employees as set forth on Schedule 5.12. Buyer agrees to provide post-retirement health care and life insurance benefits to the Water Sector Retirees and, as applicable, Transferred Employees who become eligible for such benefits after Closing and further agrees that Buyer's VEBAs will apply an amount at least equal to the sum of the assets (and earnings thereon calculated at the rate of return generated by Buyer's VEBAs) transferred from Seller's VEBAs to provide post-retirement health care and life insurance benefits for such employees. Upon Closing, Buyer shall be responsible for all obligations of the Seller Parties to provide post-retirement health care and life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing and the Seller Parties shall cease to have any liability, contingent or otherwise, for such benefits. In consideration of such transfer, Buyer agrees not to terminate or materially modify those post-retirement health and life benefit provisions applicable to such grandfathered Transferred Employees and Water Sector Retirees as such provisions are in effect immediately prior to the Closing Date.

     5.12.2 Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer provides medical, health, dental, flexible spending account, accident, life, short-term disability, long-term disability and other employee welfare benefits (including retiree medical benefits) to Transferred Employees that, in the case of Non-Union Transferred Employees and Union Transferred Employees are substantially similar to those benefits provided by Buyer under its corresponding welfare benefit plans (the "Buyer's Welfare Plans"). For purposes of determining eligibility to participate, and entitlement to benefits, in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions, waiting periods, and requirements for evidence of insurability under the Buyer Welfare Plans shall be waived in Buyer's Welfare Plans for Transferred Employees and retirees of the Water Sector and their respective Beneficiaries, and Transferred Employees and retirees of the Water Sector and their respective Beneficiaries shall receive credit under the Buyer Welfare Plans for co-payments, payments under a deductible limit made by them, and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in which the Closing Date occurs. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees and retirees of the Water Sector and their respective Beneficiaries who had credited service under

                                                                      California

a Seller Welfare Plan, together with each such individual's service, copayment, deductible and out-of-pocket payment amounts under such plan.

     5.12.3 Seller shall transfer to Buyer's flexible benefits plan any balances standing to the credit of Transferred Employees under Seller's flexible benefits plan as of the Closing Date. Seller shall provide to Buyer prior to the Closing Date a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with their elections made prior to the Closing Date with respect to such Account, and balances standing to their credit as of the Closing Date.

     5.13 Taxes. The Seller Parties, on the one hand, and Parent and Buyer, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes; (b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

     5.14 Intentionally Omitted.

     5.15 Citizens' Guarantees and Surety Instruments. Each of Parent and Buyer shall use its reasonable efforts to assist Citizens in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments listed on Schedule 5.15. For purposes of this Section 5.15 and
Section 5.16, reasonable efforts: (a) shall include Parent's or Buyer's assumption of the Assumed Indebtedness, the Contracts and the Permits on the terms set forth in this Agreement; (b) shall include an obligation on the part of Parent or Buyer to provide a guarantee, letter of credit, bond or other required surety instrument at Closing to the extent required by any Contract or Permit and in general to provide an equivalent surety instrument to be substituted for any surety instrument provided by Citizens to any beneficiary in connection with the Business; and (c) shall include the obligation of Buyer to provide a debt obligation relating to the California Water Debt satisfactory to the lender in replacement of and in substitution for the obligations of Citizens Utilities Company of California to such lender under the California Water Debt, all to enable Buyer to assume the California Water Debt.

                                                                      California

     5.16 Assumption of Seller Debt. Each of Buyer and Parent shall use its reasonable efforts (as defined in Section 5.15) to assist Seller in obtaining all consents and opinions and taking such other actions as may be required to enable Buyer or Parent, as the case may be, to assume at the Closing all of Seller's liabilities and obligations under the Assumed Indebtedness to the extent provided in Section 2.3.

     5.17 Schedule of Permits. No later than March 13, 2000, Citizens shall deliver to Buyer a schedule, to be identified as Schedule 5.17, which sets forth all material Permits required for the use of the Acquired Assets and the operation of the Business by Buyer substantially in the manner as it was conducted prior to the date hereof. For purposes of this Section 5.17, material Permits shall include those required for the service of all utility customers at substantially the same service levels as provided by Seller on the date of this Agreement. All Permits listed on Schedule 5.17 that are required to be listed on
Schedule 3.3 or Schedule 3.9 shall be so designated. Seller has made or will make prior to the Closing Date timely applications for renewals of all such Permits listed on Schedule 5.17, which under applicable law must be filed prior to the Closing Date to maintain the Permits listed on Schedule 5.17 in full force and effect.

     5.18 Title Information. No later than March 13, 2000, Seller shall use its reasonable efforts to deliver to Buyer true, correct and complete copies of all existing title policies, surveys, leases, deeds, instruments and agreements relating to title to the Real Estate in Seller's possession.

     5.19 Transaction with Related Parties. Effective as of the Closing Date, except as otherwise provided in Sections 5.9 through 5.12, 5.15, 5.26, 5.27 and 2.7.1(j) of this Agreement, Seller shall have terminated and canceled all contracts, commitments and agreements (including employment relationships) relating to the Acquired Assets or the Business, between Seller, any Affiliate of Seller (including Citizens), any officer or director of any Seller Party, or any Affiliate of the foregoing. Seller shall be solely liable for any contractual or other claims, express or implied arising out of the termination and cancellation of any of the foregoing raised by any party thereto.

     5.20 Approval by Citizens. Citizens shall, as the sole owner of common stock of each other Seller Party, vote all of such shares of common stock to approve this Agreement and the transactions contemplated hereby.

     5.21 Supplemental Information.

     5.21.1 Citizens shall provide Buyer, within fifteen (15) days after the execution or the date of receipt thereof, a copy of (a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $100,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date; (b) a copy of any written notice for assessments for public improvements against the Real Estate received after the date hereof and prior to the Closing Date; (c) a copy of the filing of any condemnation, expropriation, eminent domain

                                                                      California

or similar proceeding affecting all or any portion of any of the Real Estate received after the date hereof but prior to the Closing Date; and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Real Estate and where such Contract involves annual payments in excess of $100,000 entered into by Seller after the date hereof and prior to the Closing Date.

     5.21.2 Within fifteen (15) days after the receipt of notice of violation, Citizens shall notify Buyer of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.8.10 hereof, and shall promptly notify Buyer of the actions proposed to be taken by Seller to correct or otherwise respond to such violations.

     5.22 Non-Competition. The Seller Parties agree that for a period of fifteen
(15) years after the Closing Date no Seller Party nor any Affiliate of a Seller Party shall directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any substantial manner with any entity (other than Buyer and its successors and assigns) engaged in the business of storing, supplying and distributing water in the States in which Buyer acquires any Acquired Assets, whether or not such business is subject to regulation by a PUC (it being understood that the individual directors of Seller and Citizens are not Affiliates of a Seller Party).

     5.23 Intentionally Omitted.

     5.24 Intentionally Omitted.

     5.25 Cooperation with Respect to Like-Kind Exchange. Buyer agrees that Seller may, at Seller's written election delivered to Buyer no later than five
(5) days prior to the Closing Date, direct that all or a portion of the Initial Cash Payment be delivered to a "qualified intermediary" as defined in Treasury Regulation ss.1.1031(k) - (g)(4) as to enable Seller's relinquishment of the Acquired Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Seller so elects, Buyer shall reasonably cooperate with Seller (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller's efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions reasonably required to facilitate the use of a "qualified intermediary"), and Buyer agrees that Seller may assign all or part of its rights (but no obligations) under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the Code. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement. Seller shall

                                                                      California

indemnify and hold Buyer harmless from any cost, expense or liability arising from its cooperating under this Section 5.25.

     5.26 Transition Plan. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a transitional services team, which shall include expertise from various functional specialties associated with or involved in providing billing, payroll and other support services provided to Seller by any automated or manual process using facilities or employees that are not included among the Acquired Assets or Transferred Employees. Such team will be responsible for preparing, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The transition plan will set forth reasonable arrangements providing Buyer, at Buyer's sole expense, with appropriate access to Seller's relevant computer systems to allow for a full conversion of the relevant data and functionality to Buyer's systems on the Closing Date. Buyer and Seller shall use their commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days prior to the Closing Date.

     5.27 Procedures regarding Refunds of Advances. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a working group of appropriate subject matter experts to determine the appropriate obligations of Parent and Buyer regarding notification and the provision of other accurate and timely data to Citizens to enable Citizens timely and accurately to satisfy the refund obligations described in Section 2.3.3(b). Such working group will be responsible for preparing a comprehensive agreement no later than March 13, 2000, which agreement shall be executed by the parties at Closing. Among other arrangements, the parties would require that the customers and developers owed refunds provide joint notices to Buyer and Citizens.

     5.28 Title Insurance. Prior to Closing, Seller shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer if Buyer desires to obtain ALTA title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies (collectively, the "Title Company"), committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment) to issuing ALTA (or its local equivalent) form of title insurance policies insuring good, valid, indefeasible fee simple title to the Real Estate in Buyer, in all cases, at Buyer's sole expense and in the respective amounts that Buyer requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Exceptions (collectively the "Title Policies"). On or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company, at no cost to Seller, any customary affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies; provided that such efforts and Buyers' request for Title

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                                                                      California

Policies or Title Commitments shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                        CONDITIONS PRECEDENT; TERMINATION

     6.1 Conditions Precedent to Obligations of Buyer and Parent. The obligations of Buyer and Parent to cause the purchase of the Acquired Assets and the assumption of the Assumed Liabilities and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer and Parent in their sole discretion):

     6.1.1 Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Seller shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 3.25), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso); and provided further, that the representation and warranty set forth in Section 3.5.1 shall be deemed to be true and correct on and as of the Closing Date if any Material Adverse Effect that may have arisen or occurred between the execution date of this Agreement and the Closing Date shall have been cured or remedied such that such Material Adverse Effect is not continuing as of the Closing Date. Buyer shall have been furnished with a certificate of the Chief Financial Officer or other Vice President of Citizens dated the Closing Date, certifying to the foregoing.

     6.1.2 Opinion of Counsel. Buyer shall have received from L. Russell Mitten II, Vice President and General Counsel of Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in Exhibit E hereto.

     6.1.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

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                                                                      California

     6.1.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby, and such order shall not contain any restrictions or conditions (other than those in effect on the date hereof or requiring that the regulatory treatment with respect to the Business in existence as of the date of this Agreement applicable to Seller be continued following the transactions contemplated hereby) which would have a Material Adverse Effect or a material adverse effect on any other regulated business of Buyer in the state in which the PUC has jurisdiction, and such order shall be final and unappealable; Seller shall have obtained all statutory, regulatory and other consents and approvals which are required in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business in the manner contemplated by Section 3.25 hereof other than those the failure of which to obtain would not have a Material Adverse Effect and other than with respect to the assumption of the California Water Debt. Seller shall have also obtained (i) all consents and legal opinions required to enable Seller to sell the Acquired Assets to Buyer at the Closing, free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture) and (ii) all consents required under Contracts and Permits relating to Seller's water appropriation and flowage rights to the extent reasonably sufficient to enable Buyer to service the customers of the Business and to service future commitments under such Contracts.

     6.1.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Buyer's ownership of all or any material portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which would reasonably be expected to materially limit or materially adversely affect Buyer's ownership of the Acquired Assets.

     6.1.6 Documents. Seller and Citizens shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof and shall have made arrangements reasonably satisfactory to Buyer to deliver to Buyer as promptly as practicable after the Closing such records (including customer and employee records) necessary to own and operate the Business.

     6.1.7 Related Closings. Buyer shall be reasonably satisfied that the consummation of each of the asset purchase and sale transactions contemplated by those certain purchase agreements described on Schedule 6.1.7 (the "Related Purchase Agreements") will occur concurrently with the Closing.

     6.2 Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to cause the sale of the Acquired Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Seller Parties in their sole discretion):

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                                                                      California

     6.2.1 Performance of Agreements; Representations and Warranties. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Buyer and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 4.2), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a material adverse effect on the respective ability of Buyer and Parent to perform their obligations under this Agreement and the Transaction Documents, provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Seller shall have been furnished with a certificate of the President or Vice President of Parent and Buyer, dated the Closing Date, certifying to the foregoing.

     6.2.2 Opinion of Counsel. Seller shall have received from Dechert Price & Rhoads, counsel to Parent and Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit F hereto.

     6.2.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.2.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby and such order shall not contain any restrictions or conditions which would have a material adverse effect on Seller's business activities in the State in which the PUC has jurisdiction or any significant adverse effect on Citizens' acquisition and divestiture activities in that State (including divestiture of the Acquired Assets), and such order shall be final and unappealable; Seller shall have obtained all statutory and regulatory consents and approvals which are required in order to consummate the transactions contemplated hereby, other than those the failure of which to obtain would not have a material adverse effect on the Seller after the Closing. Seller shall have obtained (i) all consents and legal opinions required to enable Seller to sell the Acquired Assets to Buyer at the Closing, free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture), and (ii) all other consents required or advisable in order for Seller to transfer Acquired Assets without incurring material liability under any Contract, Permit or Real Estate instrument.

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                                                                      California

     6.2.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Seller's ownership of all or any material portion of its properties, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect Seller's ownership of any of its properties.

     6.2.6 Documents. Parent and Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Sections 2.7 and 5.27, and shall have taken such actions as Seller may have requested pursuant to Section
5.25 hereof.

     6.2.7 Related Closings. Seller shall be reasonably satisfied that the consummation of each of the Related Purchase Agreements will occur concurrently with Closing.

     6.3 Termination. This Agreement may be terminated at anytime prior to the Closing Date:

     6.3.1 by mutual written consent of the Seller Parties, Buyer and Parent;

     6.3.2 by any of the Seller Parties, Parent or Buyer if: (i) any governmental or regulatory body the consent of which is a condition to the obligations of the Seller Parties, Parent and Buyer to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iii) the Closing shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 6.3.2(iii) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if Closing has not occurred by such date because the conditions precedent to Closing set forth in the first sentence of Section 6.1.4 and the first sentence of Section 6.2.4 have not been fulfilled, then such date shall be automatically extended to September 30, 2001; or

     6.3.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.3, this Agreement shall become void and of no further force and effect, except for the provisions of
Section 5.6 relating to publicity, Sections 3.24 and 4.6 relating to brokerage and Section 7.1 relating to expenses. Nothing in this Section 6.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

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
                                                                      California

                                    ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

     7.1 Certain Taxes and Expenses. Citizens shall be solely responsible for all state and local sales, use, transfer, real property transfer and other similar taxes, fees and charges that are calculated based on the value of the Acquired Assets being transferred arising from and with respect to the sale and purchase of the Acquired Assets and Buyer shall be solely responsible for all transfer, registration, documentary stamp, recording and other similar fees and charges arising from and with respect to the transfer and recording of title documentation relating to the Acquired Assets. Parent shall be responsible for all costs and expenses relating to the assumption by or assignment to Parent or Buyer of the Assumed Indebtedness. Except as otherwise provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

     7.2 Maintenance of Books and Records. The Seller Parties, on the one hand, and Buyer and Parent, on the other hand, shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the Assumed Liabilities or the conduct of the Business (whether in the possession of the Seller Parties or Buyer or Parent). No files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

     7.3 Survival.

     7.3.1 Subject to this Section 7.3, Section 7.4.2(g) and Section 7.4.2(j), all representations, warranties, covenants and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing:

          (a) the covenants contained in Sections 5.1, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the related indemnity obligations contained in
     Section 7.4 shall terminate

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
                                                                      California

     on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (b) the covenants contained in Section 5.2 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

          (c) the representations and warranties contained in Sections 3.12 and
     3.16 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of the applicable statute of limitations (or extensions or waivers thereof);

          (d) the representations and warranties contained in Section 3.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

          (e) the representations and warranties contained in Section 3.10 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (f) the representations and warranties contained in Section 3.7 and
     3.17 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (g) the representations and warranties contained in Sections 3.3, 3.5, 3.6, 3.8, 3.9 and 3.25 and the related indemnity obligations contained in
     Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (h) the representations and warranties contained in Section 3.11 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (i) the representations and warranties contained in Section 4.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

          (j) the representations and warranties contained in Sections 4.3 and
     4.4 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

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
                                                                      California

          (k) the representations and warranties contained in Section 4.5 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date; and

          (l) all other representations and warranties contained in this Agreement and the related indemnity obligations contained in Section 7.4 shall terminate on and no further action or claim with respect thereto may be brought after, the second anniversary of the Closing Date;

          (m) such representations and warranties specified in the foregoing clauses (c) through (k), and the covenants contained in Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the relevant anniversary of the Closing Date or the 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be. If any claim for indemnification is asserted or could be asserted with respect to a breach or asserted breach of Section 3.17 (Undisclosed Liabilities) and the Buyer or Parent is also entitled to indemnification in respect of that claim for breach or asserted breach of any other representation or warranty in this Agreement for which there is a shorter survival period, such shorter period will apply to such claim except to the extent that such claim is a product liability, toxic tort or similar claim (as described in Section 2.3.3(a)) brought by a private party litigant.

     7.3.2 No claim for indemnity under Section 7.4 shall be brought or made by Buyer or Parent pursuant to Sections 7.4.1(a)(B) or 7.4.1(a)(C):

          (a) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), for any action or claim with respect to the Pre-Existing Conditions;

          (b) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), with respect to the presence of Hazardous Substances at any locations other than the Real Estate; and

          (c) after the third anniversary of the Closing Date, for any action or claim with respect to any other Retained Liability;

     Provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Parent and/or Buyer to the Seller Parties prior to such period setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims; and, provided, further, that the foregoing

                                                                      California

time limitations shall also not apply to any such claims: (u) with respect to Taxes; (v) with respect to any liability of the types that appear as "Trade Payables" or "Other Current and Accrued Liabilities" (other than liabilities arising after the Closing Date and relating to the California Water Debt) on the financial statements of Seller; (w) not exclusively related to the Acquired Assets or not exclusively related to the Business; and (x) with respect to any of the matters discussed in Section 3.16 hereof.

     For purposes of Sections 7.3.2(a) and (b), a "Change of Control of Citizens" shall be deemed to have occurred if: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), other than an underwriter engaged in a firm commitment underwriting on behalf of Citizens, is or becomes the beneficial owner (as such term is used in Rule 13D-3 and 13D-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of common stock of the Company; (ii) all or substantially all of Citizens' and its Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any person or group of persons acting in concert; (iii) Citizens is merged or consolidated with any other person, whether or not Citizens is the surviving corporation in such merger or consolidation; or (iv) Citizens is liquidated or dissolved or adopts a plan of liquidation.

     7.4 Indemnification. Seller, Parent and Buyer agree as follows:

     7.4.1 General Indemnification Obligations.

          (a) Seller shall indemnify Buyer and its directors, officers and other Affiliates (including Parent) and hold Buyer and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement or in any document or certificate required to be furnished to Buyer by any of the Seller Parties pursuant to this Agreement (including the Transaction Documents); (B) subject to Section 7.3.2, any Excluded Assets or Retained Liabilities; and
     (C) subject to Section 7.3.2, the ownership, operation or use of any of the businesses or assets of the Seller Parties or their Affiliates (other than the Business and the Acquired Assets) whether before, on or after the Closing Date.

          (b) Buyer and Parent shall indemnify Seller, and their directors, officers and other Affiliates (including Citizens) and hold Seller and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by Parent or Buyer in this Agreement or in any document or certificate required to be furnished to Seller by Parent or Buyer pursuant to this Agreement (including the Transaction Documents); (B) any Assumed Liabilities after the Closing Date, including the Assumed Indebtedness; (C) the ownership, operation or use of the Business or

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
                                                                      California

     the Acquired Assets after the Closing Date (except to the extent resulting from Retained Liabilities or to the extent resulting from breaches by the Seller Parties of representations, warranties, covenants or agreements hereunder or in the other Transaction Documents); and (D) any claim by a Transferred Employee or a Former Employee referred to on Schedule 5.12 or the Beneficiary of any such employee or former employee for post-retirement health care or life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing.

          (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages assessed or asserted against the party seeking indemnification and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). For purposes of this Section 7.4, the determination of whether any breach of any representation, covenant or agreement has occurred, and the calculation of the amount of Damages incurred by the Indemnified Party arising out of or resulting from any breach of a representation, covenant or agreement by any party hereto, the references to a "Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded, provided that no such breach shall be found to have occurred due to facts or circumstances arising from an occurrence or condition described in Section 1.1.61(a). Notwithstanding the foregoing, Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

          (d) Notwithstanding any language contained in any Transaction Document (including deeds to Real Estate and instruments delivered by Seller to the Title Company), representations and warranties as to Real Estate set forth in Section 3.10 and 3.11 will not be merged into any Transaction Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement, shall control. No provision set forth in any Transaction Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

     7.4.2 General Indemnification Procedures.

          (a) A party seeking indemnification pursuant to this Section 7.4 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party

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
                                                                      California

     shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that
     (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim,
     (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief by an Authority and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause (C) of the proceeding sentence if it is a regulated utility.

          (b) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

          (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

          (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

          (e) Subject to Section 7.4.2(f) and Section 7.4.2(i), neither Parent nor Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages incurred unless the aggregate amount of Damages incurred by Parent or Buyer (or the other Persons for which they can claim indemnification), together with all other claims for Damages under Section 7.4.2(e) of each of the Related Purchase Agreements, exceeds $6,123,000 in the aggregate (the "Threshold Amount"), in which case Seller shall then be liable for Damages in excess of the Threshold Amount. Subject to Section 7.4.2(f) and Section 7.4.2(i), the cumulative aggregate indemnity obligation of Citizens and its Affiliates under Section 7.4 of this Agreement and the Related Purchase Agreements shall not exceed $60,000,000 (the "Ceiling").

          (f) Notwithstanding the foregoing, the parties acknowledge that Parent or Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and wilful breaches of covenants or agreements in this Agreement or any of the Retained Liabilities other than the Specified Liabilities irrespective of the Threshold Amount or the Ceiling (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful breach). As used herein, the "Specified Liabilities" shall mean the Retained Liabilities arising from claims made after the Closing

                                                                      California

     Date which (i) do not relate to matters within the scope of clauses
     (u), (v), (w) and (x) of Section 7.3.2; (ii) were not known to the Seller Parties on or prior to Closing; and (iii) relate exclusively to the Acquired Assets or the Business prior to the Closing Date. Notwithstanding anything to the contrary in this Section 7.4, Parent or Buyer (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of Section 3.2, 3.12 or
     3.16 irrespective of the Threshold Amount or the Ceiling.

          (g) The rights and remedies of Seller, Parent and Buyer under this
     Section 7.4 are exclusive and in lieu of any and all other rights and remedies which Seller, Parent and Buyer may have under this Agreement or otherwise for monetary relief with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller, Parent or Buyer in or pursuant to this Agreement or any of the Transaction Documents or (y) any breach or failure to perform any covenant or agreements set forth in this Agreement or any of the Transaction Documents.

          (h) Except to the extent provided in Section 7.4.2(j) below, no right to indemnification under this Section 7.4 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto including, without limitation, the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

          (i) No party shall have any liability to another party under this
     Section 7.4 for Damages (and no cost or expense relating to such Damages shall be included in determining the extent of Damages incurred by such party for purposes of Section 7.4.2(e)) to the extent that:

               (A) the Indemnified Party recovers insurance proceeds covering the Damages or otherwise recovers payments in respect of such Damages from any other source (whether in a lump sum or stream of payments); or

               (B) the Indemnified Party's Tax liability is actually reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages.

          (j) Seller shall have no liability or obligation under this Section
     7.4 for any Damages resulting from the inaccuracy or breach of any representation or warranty if such inaccuracy or breach is disclosed by Seller pursuant to and in accordance with Sections 5.3 and 8.4 hereof;

          (k) Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of Buyer consistent with its customary risk management

                                                                      California

     practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by Seller under this Section 7.4, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Buyer agrees that (i) if it is entitled to receive payment from Seller for Damages arising under or pursuant to a breach of the representation and warranty set forth in Section 3.10, and
     (ii) if Buyer has obtained title insurance which may cover the claim or matter giving rise to such Damages, then (iii) such title insurance shall be primary coverage and Buyer will make a claim under the title insurance if such claim can be made in good faith before enforcing its right to receive payment from Seller. Buyer shall be under no obligation to obtain title insurance or prosecute such claim (other than the initial filing of such claim).

          (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds and other payments pursuant to Section 7.4.2(i)(A) and a tax benefit pursuant to Section 7.4.2(i)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment;

          (m) In the event of any indemnification claim under this Section 7.4 involving the claim of any third party, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Section
     7.4. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     7.4.3 Indemnification for Negligence. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, VIOLATION OF ANY LAW OR OTHER LEGAL FAULT OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

                                                                      California

     7.5 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Acquired Assets to Buyer in accordance with this Agreement, including any necessary assignment of financing statements.

     7.6 Financial Statements. In connection with the preparation and filing of any registration statement or periodic report of Buyer or its Affiliates pursuant to Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Seller, at Buyer's expense, shall provide Buyer (a) by April 30, 2000 or within 120 days after Buyer's written request therefor if made after January 1, 2000, with the following audited financial statements: (i) a statement of net assets of the Business as of the end of the last fiscal year prior to Closing; and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business for the last fiscal year prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements), including opinions thereon of Seller's Accountants, and (b) within 90 days after Buyer's written request made therefor (provided such request is made after the end of the fiscal quarter described below), the following unaudited statements: (i) a statement of net assets of the Business as of the end of the last fiscal quarter prior to Closing (but only if such quarter is subsequent to the last fiscal year prior to Closing); and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business, for the period from the end of the last fiscal year through the end of the last fiscal quarter prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements).

     7.7 Collection of Receivables. Seller agrees that it shall promptly (and in any event no later than five (5) Business Days following receipt) deliver all such payments with respect to accounts receivable from customers of the Business received on and after the Closing Date (including but not limited to negotiable instruments tendered in payment of accounts receivable assigned to Buyer hereunder which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Seller shall cooperate with Buyer in coordinating the transfer of collection agents and customers of the Business who pay their bills through the Automated Clearinghouse (ACH) process to Buyer.

                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Construction. Parent, Buyer and the Seller Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Parent, Buyer and the Seller Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the

                                                                      California

authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. The word "or" shall not be exclusive. Provisions of this Agreement shall apply, when appropriate, to successive events and transactions. Section references refer to this Agreement unless otherwise specified.

     8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier addressed to the party at its address set forth below:

                  If to Parent:

                  American Water Works Company
                  1025 Laurel Oak Road
                  P.O. Box 1770
                  Voorhees, New Jersey 08043
                  Fax: (609) 346-8229
                  Attention: General Counsel

                  with a copy to:

                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA 19103-2793
                  Fax: (215) 994-2222
                  Attention: Craig Godshall, Esq.

                                                                      California

                  If to Buyer:

                  California-American Water Company
                  880 Kuhn Drive
                  Chula Vista, CA 91914
                  Fax: (619) 656-2406
                  Attention: Corporate Counsel


                  with a copy to Parent and a copy to:

                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA  19103-2793
                  Fax: (215) 994-2222
                  Attention: Craig Godshall, Esq.

                  If to Seller:

                  Citizens Utilities Company
                  High Ridge Park
                  Stamford, CT 06905
                  Attention: Robert J. DeSantis
                  Telecopier: (203) 614-4625

                  with copies to:

                  Citizens Utilities Company
                  High Ridge Park
                  Stamford, CT 06905
                  Attention:  L. Russell Mitten, II
                  Telecopier: (203) 614-4651

                  and

                  Citizens Utilities Company
                  High Ridge Park
                  Stamford, CT 06905
                  Attention:  J. Michael Love
                  Telecopier: (203) 614-5201

                                                                      California

                  and

                  Fleischman and Walsh, L.L.P.
                  1400 Sixteenth Street, N.W.
                  Washington, D.C.  20036
                  Attention:  Jeffry L. Hardin
                  Telecopier: (202) 387-3467

                                                                      California

     8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that Seller may assign its rights or delegate its duties under this Agreement to a qualified intermediary chosen by Seller to structure the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the Code.

     8.4 Exhibits and Schedules. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly related to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section.

     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

     8.6 Dispute Resolution. Except as otherwise provided herein, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute") shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall

                                                                      California

     not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by Parent, one arbitrator being selected by Citizen, and the third arbitrator, knowledgeable in the general subject matter of the dispute, controversy or claim, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules. The parties hereto shall use reasonable efforts to coordinate any arbitration commenced under this Agreement with any arbitration on the same or similar issues commenced under any of the Related Purchase Agreements so that the resolution under this Agreement and the similar issues under the Related Purchase Agreements can be resolved as expeditiously and efficiently as reasonably practicable. Reasonable efforts shall include use of a common arbitrator or panel of arbitrators where practicable. The arbitration shall take place in Newark, New Jersey. The arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce evidence through discovery (i) that is reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the non-prevailing party taken as a whole is unreasonable, the arbitrator(s) may order the non-prevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

          (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this Section 8.6 and
     (ii) if any party, as party

                                                                      California

     of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceed under this Section 8.6.

     8.7 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable,
(b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

     8.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, and the Confidentiality Agreement dated August 2, 1999, between Citizens and Parent, (i) together constitute the entire understanding of the parties (and their affiliates) with respect to the subject matter hereof, and any related matter, (ii) supercede all prior agreements or understandings, written or oral, entered into by any of the parties that concern the subject matter hereof and (iii) are not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

     8.10 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party;
(iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     8.12 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                                                                      California

     8.13 Definitions. For purposes of this Agreement, references to the knowledge of the Seller Parties (including a reference to "the best of the knowledge of the Seller Parties" and similar references) shall mean the actual knowledge possessed by any of the following officers or employees of Citizens:
Chief Financial Officer, Vice President and Treasurer; President, Citizens Public Services; Vice President, Corporate Human Resources; Secretary; Vice President, Water; and the general manager of the Business.

     8.14 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER OF THE SELLER PARTIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY SCHEDULE HERETO, THE TRANSACTION DOCUMENTS, OR ANY DOCUMENT, EXHIBIT, CERTIFICATE, INSTRUMENT OR STATEMENT TO BE DELIVERED HEREUNDER OR THEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE SCHEDULES AND ANY COST ESTIMATES, PROJECTIONS OR PREDICTIONS OR ANY OTHER INFORMATION CONTAINED OR REFERRED TO IN OTHER MATERIALS THAT HAVE BEEN OR SHALL HEREINAFTER BE PROVIDED TO PARENT, BUYER OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF ANY OF THE SELLER PARTIES.

     8.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

     8.16 Bulk Sales. Buyer agrees that it shall not make any filings under any tax bulk sales provisions with respect to the transactions contemplated by this Agreement.

                     [Signatures appear on following page]

                                                                      California

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                              CITIZENS UTILITIES COMPANY


                              By: Robert J. DeSantis
                                  --------------------------------------
                                  Robert J. DeSantis, Chief Financial Officer,
                                  Vice President and Treasurer


                              CITIZENS BUSINESS SERVICES COMPANY
                              CITIZENS RESOURCES COMPANY
                              CITIZENS UTILITIES COMPANY OF CALIFORNIA


                              By: Robert J. DeSantis
                                  --------------------------------------
                                  Robert J. DeSantis, Vice President


                              AMERICAN WATER WORKS COMPANY, INC.


                              By: Joseph F. Hartnett, Jr.
                                  --------------------------------------
                                  Joseph F. Hartnett, Jr., Treasurer


                              CALIFORNIA-AMERICAN WATER COMPANY


                              By: Theodore Jones, Jr.
                                  --------------------------------------
                                  Theodore Jones, Jr., President

                                 EXHIBIT A

                           ASSUMPTION AGREEMENT

     This Assumption Agreement (this "Assumption") is made as of _____________, by California-American Water Company, a California corporation ("Transferee"), in favor of Citizens Utilities Company, a Delaware corporation ("citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor").

     This Assumption is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and between Transferor and American Water Works Company, Inc. (the "agreement"). Capitalized terms not otherwise defined in this Assumption shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee does hereby assume and agree to observe, comply with, and perform in accordance with the terms of each of, the Assumed Liabilities. Transferee does not assume or have any responsibility for any liabilities or obligations of Transferor other than the Assumed Liabilities, and neither the execution, delivery and performance of the Agreement nor the execution, delivery and performance of this Assumption shall render Transferee liable for any such liability, obligation, undertaking, expense or agreement other than the Assumed Liabilities.

     No provisions set forth in this Assumption shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assumption and provisions of the Agreement, the Agreement shall control.

     This Assumption is made solely for the benefit of Transferor and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assumption may be executed in counterparts, each of which shall be deemed an original.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                      SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the undersigned have executed this Assumption effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS BUSINESS SERVICES COMPANY
                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES COMPANY OF CALIFORNIA


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    CALIFORNIA-AMERICAN WATER COMPANY


                    By:________________________________________________
                        Name:
                        Title:



                  Signature Page of Assumption Agreement
              among Transferor and Transferee, dated _______

                                 EXHIBIT B

                        BILL OF SALE AND ASSIGNMENT

     This Bill of Sale and Assignment (this "Assignment") is made as of _________________, by Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor"), in favor of California-American Water Company, a California corporation ("Transferee").

     This Assignment is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and among Transferor and American Water Works Company, Inc. (the "Agreement"). Capitalized terms not otherwise defined in this Assignment shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby grant, bargain, sell, transfer and assign and convey unto Transferee, its successors and assigns, all of the rights, title and interest of the Transferor in and to the Acquired Assets.

     No provisions set forth in this Assignment shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assignment and the provisions of the Agreement, the Agreement shall control.

     This Assignment is made solely for the benefit of Transferee and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assignment may be executed in counterparts, each of which shall be deemed an original.


           [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
                       SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS BUSINESS SERVICES COMPANY
                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES COMPANY OF CALIFORNIA


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    CALIFORNIA-AMERICAN WATER COMPANY


                    By:_________________________________________________
                        Name:
                        Title:




            Signature Page of Bill of Sale and Assignment among
                Transferor and Transferee, dated __________

                                 EXHIBIT E

                              _______________

American Water Works Company, Inc.
1025 Laurel Oak Road
P.O. Box 1770
Voorhees, New Jersey  08043

Ladies and Gentlemen:

     I have acted as counsel for Citizens Utilities Company, a Delaware corporation ("Citizens"), in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of October ______, 1999 (the "Agreement"), among Citizens and certain of its affiliates (collectively with Citizens, "Seller Parties") and American Water Works Company, Inc. ("American"). This opinion is rendered to American and certain of its affiliates (collectively with American, "Buyer") pursuant to Section 6.1.2 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     I have participated in and am familiar with the corporate proceedings of the Seller Parties relating to the negotiation, authorization, execution and delivery of the Transaction Documents (as hereinafter defined). In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of (i) the Agreement, (ii) the Bill of Sale and Assignment dated as of the date hereof by the Seller Parties in favor of Buyer (the agreements and instruments described in clauses (i) and (ii) being referred to herein collectively as the "Transaction Documents") and (iii) such corporate records, certificates of public officials and officers of the Seller Parties, and such other agreements, instruments and documents that I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed that genuineness and authenticity of all documents submitted to me as originals, the conformity with genuine and authentic originals of all documents submitted to me as copies, the genuineness of all signatures, and, with respect to my examination of documents executed by parties other than the Seller Parties, I have assumed that such parties had the power, corporate or otherwise, to enter into and to perform all obligations thereunder.

     I have relied, as to matters of fact, upon the representations made by the Seller Parties in the Agreement and in related affidavits and certificates made by the Seller Parties, and upon the governmental certificates and reports attached as exhibits to this opinion.

     I am a member of the bar of the State of New York, and I express, subject to the qualifications herein, no opinion as to the laws of any jurisdiction except the General Corporation Law of the State of Delaware, the federal laws of the United States of America (with the exception of federal antitrust laws and regulations, federal securities laws and regulations, matters relating to the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, and the laws of the State of New York (with the exception of state antitrust or unfair competition laws and regulations, state securities laws and other statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and special political subdivisions). I am not admitted to practice in the State of Delaware. To the extent

American Water Works Company, Inc.
____________________
Page 2

that any matter with respect to which an opinion is rendered herein is governed by the laws of another jurisdiction other than the General Corporation Law of the State of Delaware, I have, with your permission, assumed that the laws of such other jurisdiction are identical to the laws of the State of New York.

     Actual Knowledge as used in this letter means the conscious awareness of facts or other information by myself or any lawyer in the employ of the Seller Parties who has had active involvement in negotiating the Agreement, preparing the Transaction Documents or preparing this letter.

     The opinions expressed herein are further qualified and I express no opinion regarding the following:

     A. The effect of applicable bankruptcy, reorganization, insolvency, moratoria, or similar laws of the United States or of any state now or hereafter in effect, affecting the rights of creditors generally.

     B. The availability or enforceability of certain terms or provisions, covenants or remedies set forth in any Transaction Document governing specific performance, injunctive relief, payment of attorneys fees and expenses and costs of enforcement and forum selection clauses in federal courts.

     C. The applicability of principles relating to unconscionability, diligence, good faith, reasonableness, and the application of general principles of equity in any proceeding, legal or equitable.

     D. The effect of changes after the date hereof in any rules, laws, regulations or statutes of limitation, or moratoria or similar actions by federal, state, or local governmental agencies, legislatures, courts or other authorities having jurisdiction.

     On the basis of the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

          1. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

          2. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Transaction Documents to which it is a party, and to own, lease and operate the Acquired Assets and the Business as presently being conducted.

American Water Works Company, Inc.
____________________
Page 3

          3. The execution and delivery and performance by each of the Seller Parties of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action of such party, and do not and will not contravene any provision of the organizational documents of the Seller Parties.

          4. Upon due execution and delivery by the parties thereto, the Transaction Documents will be the legal obligations of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with their terms.

          5. Other than as disclosed on Schedule 3.3 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby, would violate, conflict with, result in the breach of, or constitute a default under or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

          6. Other than as disclosed on Schedule 3.18 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that (i) there are any actions, suits, investigations or proceedings pending against or threatened, against or affecting, the Seller Parties, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect, and (ii) there are currently any outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relates to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

American Water Works Company, Inc.
____________________
Page 4

     The foregoing opinions are solely for the use of Buyer, have been expressed solely in connection with the transactions contemplated by the Agreements and are given for no other purpose, and shall not be delivered to or relied upon by any other person or party, except Buyer. This letter is not to be quoted, in whole of in part, or referred to in any document without the prior written consent of the undersigned. I assume no obligation to update or revise this opinion letter.

                                     Very truly yours,



                                     L. Russell Mitten, II
                                     Vice President-General Counsel
                                     Citizens Utilities Company

107726.0

                                 EXHIBIT F

                             [DP&R Letterhead]



                              [Closing Date}


Citizens Utilities Company
High Ridge Park
Stanford, CT 06905

Gentlemen:

     We have acted as counsel to American Water Works Company, Inc., a Delaware Corporation ("Parent"), and such of its subsidiaries as may join in the Agreement (collectively, the "Companies") in connection with the execution and delivery by Parent, and Citizens Utilities Company and certain of its affiliates (collectively, "Seller Parties") of the Asset Purchase Agreement (the "Agreement") dated October __, 1999. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.

     In connection with the opinions expressed below, we have made such examination of law and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Assumption Agreement dated the date hereof (collectively, the "Transaction Documents") and such corporate documents and records of the Companies, certificates of public officials and of officers of the Companies, and such other documents as we have deemed necessary or appropriate. With respect to the matters set forth in Paragraph 1, we have relied upon certain documentation received from public officials.

     In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to factual matters material to our opinion, we have had such discussions with the officers of the Companies as we have deemed relevant or necessary, and, we have assumed, with your permission and without independent investigation, the truthfulness of all recitals, representations, warranties and factual matters set forth in all documents, instruments, certificates and reports we have examined.

     In rendering the opinions set forth below, we have also assumed that (a) each of the parties to the Agreement and the Transaction Documents other than the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and formation; (b) each of such other parties to the Agreement and the Transaction Documents has the requisite corporate power and corporate authority and has taken the corporate action necessary to execute and deliver the Agreement and the Transaction Documents and to consummate the transactions contemplated thereby; (c) the Agreement and Transaction Documents have been duly executed and delivered by each of such other parties thereto; and (d) the Agreement and the Transaction Documents constitute the legal, valid and binding obligations of each such other party thereto, enforceable against such other party in accordance with its respective terms.

     The opinions hereinafter expressed are subject to the following further qualifications:

     (i) Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter relating to or affecting debtors' obligations and the rights of creditors generally.

     (ii) Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity).

     (iii) The opinions stated herein are as of the date hereof and are limited to laws, facts and circumstances in existence on the date hereof, and we assume no undertaking to advise the Seller Parties of any change in the opinions expressed herein, whether or not material, as a result of any change in any laws, facts or circumstances pertaining to the Transaction Documents which may come to our attention after the date hereof.

     (iv) Our opinion is limited solely to the General Corporation Law of the State of Delaware, the laws of the Commonwealth of Pennsylvania and the applicable laws of the United States of America.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Companies have all necessary corporate power to perform their obligations under the Transaction Documents, and the Companies have all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business.

     2. All corporate proceedings required to be taken by or on the part of the Companies and the shareholders of the Companies to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions thereby, have been duly and properly taken. Each of the Transaction Documents have been duly and validly executed and delivered.

     3. Neither the execution and delivery of the Transaction Documents by the Companies nor the consummation of the transactions contemplated thereby will:
(a) violate or conflict with any provision of the certificates or articles of incorporation or bylaws of the Companies, as amended to date; or (b) violate or conflict with any provision of any law, rule, regulation, or to our knowledge, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or Authority.

     4. The Agreement and other agreements and documents to be executed pursuant thereto, when executed and delivered by the Companies will constitute legal, valid and binding obligations of the Companies enforceable against them in accordance with their respective terms.

     The opinions expressed herein are intended only for your benefit and use, and may not, without our written consent, be used or relied upon in any manner for any purpose by any other person or entity.

                                     Very truly yours,

                                                                   EXHIBIT 10(s)

                                                                        Illinois

                                                                  EXECUTION COPY


                       ASSET AND STOCK PURCHASE AGREEMENT

                                      AMONG

                           CITIZENS UTILITIES COMPANY
                                       AND
                            CERTAIN OF ITS AFFILIATES

                                       AND

                     AMERICAN WATER WORKS COMPANY, INC. AND
                         ILLINOIS-AMERICAN WATER COMPANY


                                   DATED AS OF

                                OCTOBER 15, 1999

                                                                        Illinois

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1         DEFINITIONS..................................................1
         1.1      Certain Definitions..........................................1

ARTICLE 2         THE TRANSACTION.............................................10
         2.1      Sale and Purchase...........................................10
         2.2      Excluded Assets.............................................11
         2.3      Assumption of Certain Liabilities...........................12
         2.4      Consent of Third Parties....................................15
         2.5      Closing.....................................................16
         2.6      Purchase Price..............................................16
                  2.6.1    Purchase Price.....................................16
                  2.6.2    Payment of Initial Cash Payment....................16
                  2.6.3    Estimated Closing Statement........................17
                  2.6.4    Post-Closing Adjustment to Purchase Price..........17
                  2.6.5    Adjustment for Certain Liabilities.................19
                  2.6.6    Additional Adjustment to the Purchase Price........19
         2.7      Deliveries and Proceedings at Closing.......................19
         2.7.1    Deliveries to each of Parent and  IAWC......................19
         2.7.2    Deliveries By Parent and  IAWC to the Seller Parties........20
         2.8      Tax Allocation of Consideration.............................21
         2.9      Prorations..................................................21

ARTICLE 3         REPRESENTATIONS AND WARRANTIES  OF SELLER...................22
         3.1      Qualification; No Interest in Other Entities................22
         3.2      Authorization and Enforceability............................22
         3.3      No Violation of Laws or Agreements..........................23
         3.4      Financial Statements........................................23
         3.5      No Changes..................................................23
         3.6      Contracts...................................................24
         3.7      Permits and Compliance With Laws Generally..................25
         3.8      Environmental Matters.......................................25
         3.9      Consents....................................................27
         3.10     Title.......................................................28
         3.11     Real Estate.................................................28
         3.12     Taxes.......................................................28
         3.13     Patents and Intellectual Property Rights....................29
         3.14     Accounts Receivable.........................................29
         3.15     Labor Relations.............................................29
         3.16     Employee Benefit Plans......................................29
         3.17     Absence of Undisclosed Liabilities..........................31
         3.18     No Pending Litigation or Proceedings........................31
         3.19     Supply of Utilities.........................................32
         3.20     Insurance...................................................32
         3.21     Relationship with Customers.................................32
         3.22     WARN Act....................................................32

                                                                        Illinois

         3.23     Condition of Assets.........................................32
         3.24     Brokerage...................................................32
         3.25     All Assets..................................................33
         3.26     Year 2000 Matters...........................................33

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PARENT AND IAWC...........34
         4.1      Organization and Good Standing..............................34
         4.2      Authorization and Enforceability............................34
         4.3      No Violation of Laws or Agreements..........................34
         4.4      Consents....................................................35
         4.5      Financing...................................................35
         4.6      Brokerage...................................................35
         4.7      Insurance...................................................35

ARTICLE 5         ADDITIONAL COVENANTS........................................36
         5.1      Conduct of Business.........................................36
         5.2      Negotiations................................................37
         5.3      Disclosure Schedules........................................38
         5.4      Mutual Covenants............................................38
         5.5      Filings and Authorizations..................................39
         5.6      Public Announcement.........................................39
         5.7      Further Assurances..........................................40
         5.8      Cooperation.................................................40
         5.9      Employees; Employee Benefits................................41
         5.10     Employee Pension Plan.......................................44
         5.11     Employee Savings Plan.......................................44
         5.12     Welfare Benefits............................................45
         5.13     Taxes.......................................................46
         5.14     Intentionally Omitted.......................................46
         5.15     Citizens' Guarantees and Surety Instruments.................46
         5.16     Assumption of Seller Debt...................................47
         5.17     Schedule of Permits.........................................49
         5.18     Title Information...........................................49
         5.19     Transaction with Related Parties............................49
         5.20     Approval by Citizens........................................50
         5.21     Supplemental Information....................................50
         5.22     Non-Competition.............................................50
         5.23     Intentionally Omitted.......................................50
         5.24     IDRB Obligations............................................51
         5.25     Cooperation with Respect to Like-Kind Exchange..............51
         5.26     Transition Plan.............................................52
         5.27     Procedures regarding Refunds of Advances....................52
         5.28     Title Insurance.............................................52

ARTICLE 6         CONDITIONS PRECEDENT; TERMINATION...........................53
         6.1      Conditions Precedent to Obligations of IAWC and Parent......53
         6.1.1    Performance of Agreements; Representations and Warranties...53
         6.1.2    Opinion of Counsel..........................................53

                                                                        Illinois

         6.1.3    HSR Act.....................................................53
         6.1.4    Required PUC and Other Consents.............................53
         6.1.5    Injunction; Litigation......................................54
         6.1.6    Documents...................................................54
         6.1.7    Related Closings............................................54
         6.2      Conditions Precedent to Obligations of Seller Parties.......54
         6.2.1    Performance of Agreements; Representations and Warranties...55
         6.2.2    Opinion of Counsel..........................................55
         6.2.3    HSR Act.....................................................55
         6.2.4    Required PUC and Other Consents.............................55
         6.2.5    Injunction; Litigation......................................56
         6.2.6    Documents...................................................56
         6.2.7    Related Closings............................................56
         6.3      Termination.................................................56

ARTICLE 7         CERTAIN ADDITIONAL COVENANTS................................57
         7.1      Certain Taxes and Expenses..................................57
         7.2      Maintenance of Books and Records............................57
         7.3      Survival....................................................57
         7.4      Indemnification.............................................60
                  7.4.1    General Indemnification Obligations................60
                  7.4.2    General Indemnification Procedures.................61
                  7.4.3    Indemnification for Negligence.....................64
         7.5      UCC Matters.................................................64
         7.6      Financial Statements........................................64
         7.7      Collection of Receivables...................................65

ARTICLE 8         MISCELLANEOUS...............................................65
         8.1      Construction................................................65
         8.2      Notices.....................................................65
         8.3      Successors and Assigns......................................67
         8.4      Exhibits and Schedules......................................68
         8.5      Governing Law...............................................68
         8.6      Dispute Resolution..........................................68
         8.7      Severability................................................69
         8.8      No Third Party Beneficiaries................................69
         8.9      Entire Agreement............................................69
         8.10     Amendment and Waiver........................................70
         8.11     Counterparts................................................70
         8.12     Headings....................................................70
         8.13     Definitions.................................................70
         8.14     No Implied Representation...................................70
         8.15     Construction of Certain Provisions..........................71
         8.16     Bulk Sales..................................................71

                                                                        Illinois


                                LIST OF SCHEDULES

Schedule 1.1.1(a)   . . . . . . . . .. . . . . . . . . . . . . . . . Real Estate
Schedule 1.1.10   . . . . . . . . . .. . . . . . . . . . . .Assumed Indebtedness
Schedule 1.1.51 . . . . . . . .  . . . . . . . . . . . . . . . . IDRB  Documents
Schedule 2.2.12 . . . .. . . . . . . . . . . . . . . . . . . . . Excluded Assets
Schedule 2.6 .  . . . . . . .. . . . . . . . .  . . . . . . . . . Purchase Price
Schedule 3.3   . . . . . . . . . . . . . .  . No Violation of Laws or Agreements
Schedule 3.4   .  . .  . . . . . . . . . . . . . . . . . . .Financial Statements
Schedule 3.5  .. . . . . . . . . . . . . . . . . . . . . . . . . . .  No Changes
Schedule 3.6  .. . . . . . . . . . . . . . . . . . . . . . . . . . . . Contracts
Schedule 3.7   . . . . . . . . . . .  Permits and Compliance with Laws Generally
Schedule 3.8   . . . . . . . . . . . . . . . . Environmental Matters - Generally
Schedule 3.8.10 .  . . . . . . . . . . . . . . . Compliance with Water Standards
Schedule 3.8.11 .  . . . . . . . . . . . . . . . . . . . . . . .Deed Restriction
Schedule 3.9   ..  . . . . . . . . . . . . . . . . . . .Seller Parties' Consents
Schedule 3.10  ..  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Title
Schedule 3.11  . .. . . . . . . . . . . . . . . . . . . .Real Estate Proceedings
Schedule 3.12  ..  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Taxes
Schedule 3.15  ..  . . . . . . . . . . . . . . . . . . . . . . . Labor Relations
Schedule 3.16.1.. . . . . . . . . . . . . . . . . . . . . Employee Benefit Plans
Schedule 3.16.4. .. . . . .  . . . . . . . . Employee Benefit Plans - Compliance
Schedule 3.16.9. .. . . . . . .  Employee Benefit Plans - Extraordinary Benefits
Schedule 3.17  .   . . . . . . . . . . . . . .Absence of Undisclosed Liabilities
Schedule 3.18  . . . . . . . . . . . . . . .No Pending Litigation or Proceedings
Schedule 3.19  . . . . . . . . . . . . . . . . . . . . . . . Supply of Utilities
Schedule 3.20  .  ..  . . . . . . . . . . . . . . . . . . . . Seller's Insurance
Schedule 3.22  .. . . . . . . . . . . . . . . . . . . . . . . . . . . . WARN Act
Schedule 3.23  . . . . . . . . . . . . . . . . . . . . . . . Condition of Assets
Schedule 3.25  . . . . . . . . . . . . . . . . . . . . . . . . . . . .All Assets
Schedule 3.27  . . . . . . . . . . . . . . . . . . . . . . . . Product Liability
Schedule 4.7  .   ..  . . . . . . . . . . . . . . . . . . . . . IAWC's Insurance
Schedule 5.1.  ..  . . . . . . . . . . . . . . . . . . . . . Conduct of Business
Schedule 5.9.1   . . . . . . . . . . . . . . . . . . . . . . . . . . . Employees
Schedule 5.9.2  . . . . . . . . . . . . . . . . Collective Bargaining Agreements
Schedule 5.12  . . . . . . . . . . . . . . . . . . . . . . . . .Former Employees
Schedule 5.15  . . . . . . . . . . . . . . . . . . . . . . .Citizens' Guarantees
Schedule 5.16  . . . . . . . . . . . . . . . . . . . . . . . Schedule of Permits
Schedule  6.1.7  . . . . . . . . . . . . . . . . . . Related Purchase Agreements

                                                                        Illinois

                                TABLE OF EXHIBITS

Exhibit A      -    Form of Assumption Agreement

Exhibit B      -    Form of Assignment and Bill of Sale

Exhibit C      -    Intentionally Omitted

Exhibit D      -    Form of Retained IDRB Obligations Agreement

Exhibit E      -    Form of Seller's Opinion of Counsel

Exhibit F      -    Form of Parent's and IAWC's Opinion of Counsel

                                                                        Illinois

                       ASSET AND STOCK PURCHASE AGREEMENT


     THIS IS AN ASSET AND STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of October 15, 1999, by and among Citizens Utilities Company, a Delaware corporation ("Citizens"), Citizens Resources Company, a Delaware corporation ("Citizens Resources"), Citizens Utilities Company of Illinois, an Illinois corporation ("CUCI"), Citizens Business Services Company, an Illinois corporation ("CBSC"), and Citizens Lake Water Company, an Illinois corporation ("CLWC" and, together with Citizens, Citizens Resources, CUCI and CBSC, "Seller" or the "Seller Parties"), and American Water Works Company, Inc., a Delaware corporation ("Parent"), and Illinois-American Water Company, an Illinois corporation ("IAWC").

                                  Background

     A. The Seller Parties are engaged, among other things, in the business of storing, supplying, distributing and selling water to the public, wholesale water transmission, wastewater treatment, and related services and activities in the State of Illinois (the "Business").

     B. CUCI is engaged, among other things, in that part of the Business that consists of storing, supplying, distributing and selling water to the public, wastewater treatment, and related services and activities, all in the State of Illinois.

     C. Citizens owns all of the issued and outstanding shares of capital stock of CLWC (the "CLWC Stock"). CLWC is engaged in that part of the Business that consists of wholesale water transmission.

     D. CBSC and Citizens Resources own certain assets, properties and rights that relate to the Business, in whole or in part.

     E. Parent is a holding company that desires to purchase the CLWC Stock, substantially all of the assets, properties and rights of Citizens Resources relating to the Business, and those assets of CBSC that relate in part to the Business and in part to businesses being acquired under the Related Purchase Agreements (as that term is defined below).

     F. Parent also desires to cause IAWC to purchase (and IAWC desires to Purchase) substantially all of the assets, properties and rights of CUCI and those assets, properties and rights of CBSC that primarily relate to the Business.

     G. Citizens desires to sell the CLWC Stock and to cause the sale of such assets, properties and rights referred to above, on the terms and subject to the conditions set forth in this Agreement.

                                                                        Illinois

                                     Terms

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

     1.1.1 "Acquired Assets" means, subject to Section 2.2, all of each Seller Party's right, title, and interest in, under and to all of the assets, properties and rights exclusively used in, or, in the case of Citizens Resources and CBSC, primarily related to, the Business as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights exclusively relating to the Business enumerated below:

          (a) all real property described in Schedule 1.1.1(a), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, railroad crossing agreements, hereditaments, tenements, privileges and other appurtenances thereto or otherwise exclusively related to the Business (such as appurtenant rights in and to public streets) (the "Real Estate");

          (b) to the extent not included in clause (a) above, all water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures and other tangible personal property, in transit or otherwise, used exclusively in the Business (the "Equipment and Other Tangible Personal Property");

          (c) notwithstanding the provisions of Section 2.2 but subject to
     Section 2.4, all water appropriation and flowage rights of Seller other than CLWC (it being intended that any such rights of CLWC will remain with CLWC whose stock is being acquired by Parent) to the extent not transferred to IAWC upon assignment of the Contracts and Permits to IAWC;

          (d) all notes receivable, accounts receivable, accrued utility revenues, materials and supplies (at average cost net of reserve for obsolescence) and prepayments attributable in each case exclusively to the Business;

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                                                                        Illinois

          (e) all unamortized debt expense related to the Assumed Indebtedness, deferred capital costs, and other deferred charges (excluding deferred taxes collectable) attributable exclusively to the Business of which recovery in future rates is probable;

          (f) Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto;

          (g) subject to Section 2.4 hereof, (i) contracts, commitments, agreements and instruments relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts and distribution contracts relating exclusively to the conduct of the Business; (ii) orders, contracts, supply agreements and other agreements relating exclusively to the purchase of any assets, services, properties, materials, or products for the Business; (iii) all leases of Real Estate exclusively related to the Business; (iv) all other contracts, agreements and instruments related exclusively to the Business (other than contracts, agreements and instruments included in the definition of Real Estate or Permits); and (v) any such contracts, agreements and other instruments referred to in clauses (i) - (iv) inclusive, entered into between the date hereof and the Closing Date which are consistent with the terms of this Agreement and are entered into in the ordinary course of business consistent with past practice, and including in the case of clauses (i) - (iv) all such contracts, agreements and instruments more specifically listed or described in Schedule 3.6 (but specifically excluding any contract, agreement and instrument listed or described on Schedule 2.2.12) (the "Contracts");

          (h) subject to Section 2.4 hereof, franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority relating exclusively to the conduct of the Business and all pending applications therefor (the "Permits");

          (i) books, records, ledgers, files, documents (including originally executed copies of written Contracts, to the extent available, and copies to the extent not available), correspondence, Tax returns relating exclusively to the Business, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees (to the extent such transfer is not prohibited by law), photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent exclusively relating to the Business, the Acquired Assets or the Transferred Employees;

          (j) all rights or choses in action arising out of occurrences before or after the Closing Date and exclusively related to any of the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller; provided, however, that (notwithstanding the foregoing provisions of this Section 1.1.1(j)), to the extent that Seller pays or discharges a liability related to the Business or any of the Acquired Assets and related to such right or chose in action (whether by reason of indemnification under this Agreement or otherwise), IAWC

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                                                                        Illinois

     or Parent, as the case may be, will reassign or reconvey to Seller such right or chose in action to the extent that such right or chose in action relates to a recovery of amounts paid to IAWC or Parent, as the case may be;

          (k) all rights to insurance and condemnation proceeds (i) to the extent relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing but only to the extent that the proceeds exceed the amount of the write-down of the net book value of such Acquired Assets on the books and records of Seller as a result of such damage, destruction, taking or other impairment, (ii) to the extent they relate to amounts paid by IAWC or Parent, as the case may be, for Damages to the extent IAWC or Parent, as the case may be, does not receive payment pursuant to Section 7.4.1(a), but only to the extent IAWC or Parent, as the case may be, is entitled to indemnification by Seller pursuant to Sections
     7.3 and 7.4, and (iii) as provided in Section 4 of the agreement attached as Exhibit D hereto; and

          (l) without limiting the foregoing, but for the avoidance of doubt, in any case, all of the assets reflected on the Interim Statement of Net Assets attached as Schedule 3.4.

     For purposes of this Agreement, "Citizens Assets" shall mean the CLWC Stock; "CUCI Assets" shall mean those Acquired Assets owned or held by CUCI; "Citizens Resources Assets"shall mean those Acquired Assets owned or held by Citizens Resources; "CBSC Assets" shall mean those Acquired Assets owned or held by CBSC; and "CLWC Assets" shall mean those Acquired Assets owned or held by CLWC. For the avoidance of doubt, the "Acquired Assets" include the Citizens Assets, CUCI Assets, CLWC Assets, Citizens Resources Assets and the CBSC Assets.

     1.1.2 "Adjusted Net Assets" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.3 "Affected Participant" has the meaning set forth as Section 5.11.1 hereof.

     1.1.4 "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

     1.1.5 "Agreement" has the meaning set forth in the introduction hereof.

     1.1.6 "American Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.7 "American Savings Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.8 "Antitrust Division" has the meaning set forth in Section 5.5 hereof.

                                                                        Illinois

     1.1.9 "Assumed Benefit Liabilities" has the meaning set forth in Section
3.16.6 hereof.

     1.1.10 "Assumed Indebtedness" means the liabilities and obligations from and after the Closing Date (except as set forth below) with respect to the IDRB Financings and IDRB Documents set forth on Schedule 1.1.10. For purposes of clarity, except as set forth in the next sentence below, "Assumed Indebtedness" shall not include any liability or obligation to the extent accrued prior to the Closing Date or to the extent arising out of or relating to an event, circumstance or occurrence prior to the Closing Date. "Assumed Indebtedness" shall include the outstanding principal amount and the accrued but unpaid interest owed by Seller on the debt obligations set forth in the first sentence of this definition.

     1.1.11 "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.12 "Assumption Agreement" has the meaning set forth in Section 2.3.2 hereof.

     1.1.13 "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

     1.1.14 "Base Cash Purchase Price" has the meaning set forth in Section
2.6.1 hereof.

     1.1.15 "Beneficiary" means the Person(s) designated by an Employee, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Benefit Plan.

     1.1.16 "Benefit Plans" has the meaning set forth in Section 3.16.1 hereof.

     1.1.17 "Bonds" means any of the bonds issued pursuant to the Indentures of Trust, the proceeds from the issuance of which were advanced to Seller pursuant to any of the IDRB Documents.

     1.1.18 "Business" has the meaning set forth in the Background section hereof.

     1.1.19 "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

     1.1.20 "Ceiling" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.21 "CERCLA" has the meaning set forth in Section 3.8.2 hereof.

     1.1.22 "CERCLIS" has the meaning set forth in Section 3.8.7 hereof.

     1.1.23 "Citizens" has the meaning set forth in the introduction hereof.

                                                                        Illinois

     1.1.24 "Closing" has the meaning set forth in Section 2.5 hereof.

     1.1.25 "Closing Date" has the meaning set forth in Section 2.5 hereof.

     1.1.26 "Closing Statement of Net Assets" has the meaning set forth in
Section 2.6.4(a) hereof.

     1.1.27 "Code" means the Internal Revenue Code of 1986, as amended.

     1.1.28 "Collective Bargaining Agreement" means the agreement identified as such on Schedule 3.6 hereto.

     1.1.29 "Competing Transaction" has the meaning set forth in Section 5.2.

     1.1.30 "Contracts" has the meaning set forth in Section 1.1.1(g) hereof.

     1.1.31 "Control" with respect to any Person means the ownership, directly or indirectly, of at least a majority of the voting power of each class of capital stock of such Person entitled to vote in the election of directors of such Person generally.

     1.1.32 "Damages" has the meaning set forth in Section 7.4.1 hereof.

     1.1.33 "Disclosure Schedules" means the Schedules referenced in Articles 3, 4 and 5 of this Agreement, as amended or supplemented pursuant to Section 5.3.

     1.1.34 "Dispute" has the meaning set forth in Section 8.6.

     1.1.35 "Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.36 "Environmental Laws" has the meaning set forth in Section 3.8 hereof.

     1.1.37 "Equipment and Other Tangible Personal Property" has the meaning set forth in Section 1.1.1(b) hereof.

     1.1.38 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.1.39 "ERISA Affiliate" means (a) any corporation included with any of the Seller Parties in a controlled group of corporations within the meaning of
Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with any of the Seller Parties within the meaning of Section 414 of the Code; any member of an affiliated service group of which any of the Seller Parties is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of any of the Seller Parties under Section 414(o) of the Code.

     1.1.40 "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

                                                                        Illinois

     1.1.41 "Financial Statements" has the meaning set forth in Section 3.4 hereof.

     1.1.42 "FIRPTA Affidavit" has the meaning set forth in Section 2.7.1 hereof.

     1.1.43 "Former Employees" means all salaried and hourly employees once employed by Seller or any of its Affiliates, but who are no longer so employed on the Closing Date.

     1.1.44 "FTC" has the meaning set forth in Section 5.5 hereof.

     1.1.45 "GAAP" has the meaning set forth in Section 3.4 hereof.

     1.1.46 "Hazardous Substance" has the meaning set forth in Section 3.8 hereof.

     1.1.47 "HSR Act" has the meaning set forth in Section 3.9 hereof.

     1.1.48 "IAWC" has the meaning set forth in the introduction hereof.

     1.1.49 "IAWC's IDRB Obligations" means the obligations of Parent and IAWC set forth in Section 5.24 (a) and in the instruments to be executed and delivered by Parent and IAWC on or prior to the Closing Date in accordance with
Section 5.24 (a).

     1.1.50 "IAWC's Accountants" means PricewaterhouseCoopers LLP or any firm of independent public accountants hereafter designated by IAWC for purposes of this Agreement.

     1.1.51 "IDRB Documents" shall mean the Loan Agreements, the Tax Regulatory Agreements, the Project Tax Certificates, and the other Contracts related thereto to which Citizens is a party and which are listed on Schedule 1.1.51.

     1.1.52 "IDRB Financings" shall mean the indebtedness arising under the Loan Agreements included among the IDRB Documents.

     1.1.53 "Indemnified Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.54 "Indemnifying Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.55 "Intellectual Property" means the trademarks, patents, trade names and copyrights and applications therefor, inventions, trade secrets, and confidential business information (including know-how, formulas, water filtration, purification and pumping processes and techniques, technical data, designs, drawings, customer and supplier lists, and business and marketing plans and proposals), all computer software (including data and related documentation and object and source codes), whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) of Seller, in each case, utilized exclusively in the Business.

                                                                        Illinois

     1.1.56 "Interim Statement of Net Assets" means the Citizens Water Resources Statement of Net Assets-Illinois, which is attached hereto as Schedule 3.4.

     1.1.57 "Interim Statement of Net Assets Date" means June 30, 1999.

     1.1.58 "IRS" has the meaning set forth in Section 3.16.2 hereof.

     1.1.59 "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

     1.1.60 "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Parent or Affiliates of Parent pursuant to the Related Purchase Agreements. For purpose of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect (a) if it arises from general business, economic or financial market conditions, from conditions generally effecting the industries in which Seller competes, or from the transactions contemplated by this Agreement, or (b) to the extent that it consists of strikes, work stoppages, walk-outs, slow-downs or other business interruption at the facilities in Illinois that are part of the Acquired Assets, or (c) solely with respect to matters arising prior to Closing, to the extent that either (i) Seller realizes the benefit of insurance maintained by Citizens on or prior to the Closing Date and IAWC or Parent, as the case may be, receives the cash proceeds of such insurance to the extent required by Section 1.1.1(k), or (ii) Seller arranges for IAWC or Parent, as the case may be, to recover payments in respect of such occurrence or condition from any other source (whether in a lump sum or stream of payments), it being understood and agreed that a Material Adverse Effect may have occurred irrespective of such insurance recovery if the occurrence or condition giving rise to such recovery also causes a non-monetary material adverse change in or effect upon the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Parent or Affiliates of Parent pursuant to the Related Purchase Agreements.

     1.1.61 "Mortgage Indenture" means Indenture of Mortgage and Deed of Trust between BNY Western Trust Company (successor in interest to Wells Fargo Bank, N.A.) and First Interstate Bank of California (as successor trustee to Marine Midland, N.A., formerly the Marine Midland Trust Company of New York).

     1.1.62 "OSHA" has the meaning set forth in Section 3.7.1 hereof.

     1.1.63 "PCBs" has the meaning set forth in Section 3.8.6 hereof.

     1.1.64 "Permits" has the meaning set forth in Section 1.1.1(h) hereof.

                                                                        Illinois

     1.1.65 "Permitted Exceptions" has the meaning set forth in Section 3.10 hereof; provided, however, that from and after the Closing, Permitted Exceptions shall not include any Lien arising under or resulting from the Mortgage Indenture.

     1.1.66 "Person" means an individual, a corporation, a partnership, an association, an Authority, a trustor other entity or organization.

     1.1.67 "Pre-Existing Conditions" has the meaning set forth in Section 2.3.1(d).

     1.1.68 "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank N.A. as its United States prime, reference or base rate for commercial loans.

     1.1.69 "PUC" has the meaning set forth in Section 5.5 hereof.

     1.1.70 "Purchase Price" has the meaning set forth in Section 2.6.1 hereof.

     1.1.71 "Real Estate" has the meaning set forth in Section 1.1.1(a) hereof.

     1.1.72 "Recovery" has the meaning set forth in Section 7.4.2(l) hereof.

     1.1.73 "Related Purchase Agreements" as the meaning set forth in Section
6.1.7 hereof.

     1.1.74 "Release" or "Released" has the meaning set forth in Section 3.8 hereof.

     1.1.75 "Remedial Action" has the meaning set forth in Section 3.8 hereof.

     1.1.76 "Retained IDRB Indebtedness" means the indebtedness of the Seller owing to the issuers of the Bonds and arising under the Loan Agreements included among the IDRB Documents but only to the extent not included in the Assumed Indebtedness.

     1.1.77 "Retained Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.78 "Review Period" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.79 "SEC" means the U.S. Securities and Exchange Commission.

     1.1.80 "Securities Filings" has the meaning set forth in Section 5.8.2 hereof.

     1.1.81 "Seller" and "Seller Parties" have the respective meaning set forth in the introduction hereof.

     1.1.82 "Seller's Accountants" means KPMG LLP or any other firm of independent public accountants hereafter designated by Seller for purposes of this Agreement.

                                                                        Illinois

     1.1.83 "Seller's Adjusted Amount" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.84 "Seller's Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.85 "Seller's 401(k) Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.86 "Specified Liabilities" has the meaning set forth in Section 7.4.2(f) hereof.

     1.1.87 "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     1.1.88 "Third Accounting Firm" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.89 "Threshold Amount" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.90 "Third Party Claim" has the meaning set forth in Section 7.4(b)(i) hereof.

     1.1.91 "Transferred Accounts" has the meaning set forth in Section 5.11.2 hereof.

     1.1.92 "Transaction Documents" has the meaning set forth in Section 3.2 hereof.

     1.1.93 "Transferred Employees" has the meaning set forth in Section 5.9.2 hereof.

     1.1.94 "Union Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.95 "VEBAs" has the meaning set forth in Section 5.12 hereof.

     1.1.96 "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. section 2102- 2109, as amended.

                                                                        Illinois

                                   ARTICLE 2

                                THE TRANSACTION

     2.1 Sale and Purchase.

     2.1.1 Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 2.5 below:

          (i) Citizens shall cause CUCI to, and CUCI shall, sell, assign, transfer, deliver and convey the CUCI Assets to IAWC, and Parent shall cause IAWC to, and IAWC shall, purchase the CUCI Assets;

          (ii) Citizens shall cause CBSC to, and CBSC shall, sell, assign, transfer, deliver and convey to IAWC, and Parent shall cause IAWC to, and IAWC shall, purchase the CBSC Assets primarily related to the Business (for the avoidance of doubt, such CBSC Assets primarily related to the Business described in this subsection (ii) shall not include any CBSC Assets described in subsection (iii) of this Section 2.1.1);

          (iii) Citizens shall cause CBSC to, and CBSC shall, sell, transfer, deliver and convey to Parent, and Parent shall purchase, the CBSC Assets that relate in part to the Business and in part to businesses being acquired under the Related Purchase Agreements;

          (iv) Citizens shall cause Citizens Resources to, and Citizens Resources shall, sell assign, transfer deliver and convey the Citizens Resources Assets to Parent, and Parent shall purchase the Citizens Resources Assets; and

          (v) Citizens shall sell, assign transfer, deliver and convey the Citizens Assets to Parent, and Parent shall purchase the Citizens Assets (for the avoidance of doubt, "Citizens Assets" is defined in Section 1.1.1 as the CLWC Stock).

     2.2 Excluded Assets. The following assets of Seller shall be excluded from the - Acquired Assets (the "Excluded Assets"):

     2.2.1 assets of the Seller used in both the Business and in Citizens' gas, electric or communications businesses, the material items of which are described on Schedule 2.2.12;

     2.2.2 cash and cash equivalents in transit, in hand or in bank accounts.

     2.2.3 except as otherwise set forth herein, assets attributable or related to any Benefit Plan;

     2.2.4 the stock record and minute books of Seller (other than the stock record and minute books of CLWC);

                                                                        Illinois

     2.2.5 Acquired Assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

     2.2.6 except to the extent set forth in Section 2.9, rights to refunds of Taxes payable with respect to the Business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member, and which are treated as Retained Liabilities under Section 2.3.3(b) below.

     2.2.7 customer and other deposits held in Seller's accounts;

     2.2.8 accounts owing by and among Seller and its Affiliates;

     2.2.9 notes receivable and other receivables (other than note and accounts receivable attributable exclusively to the Business);

     2.2.10 all deferred tax assets or collectibles;

     2.2.11 duplicate copies of all books and records transferred to IAWC or Parent, as the case may be; and

     2.2.12 those certain items listed on Schedule 2.2.12.

     2.3 Assumption of Certain Liabilities.

     2.3.1 Neither Parent nor IAWC shall assume any liabilities of Citizens, CUCI, Citizens Resources, CBSC, CLWC or any of their Affiliates, except that IAWC or Parent, as the case may be, shall assume the following specific liabilities and obligations from their respective Seller Parties:

          (a) the obligations and liabilities set forth in Sections 5.9, 5.10,
     5.11 and 5.12 hereof;

          (b) except as set forth in Section 2.3.3(b), all liabilities and obligations of Seller in respect of the Contracts and Permits assigned or transferred to IAWC or Parent, as the case may be, pursuant to this Agreement in accordance with the respective terms thereof, except that neither Parent nor IAWC shall assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (c) the Assumed Indebtedness and the IAWC's IDRB Obligations;

          (d) any liability, obligation or responsibility of Seller for conditions at the Real Estate, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment at the Real

                                                                        Illinois

     Estate or into or from any building, structure, pipeline or other facility at the Real Estate, or from violation of any law relating to the foregoing, including without limitation, any CERCLA or similar liability under any federal or state law or regulation, except to the extent Parent or IAWC has given written notice of a claim for indemnification pursuant to Sections
     7.3 and 7.4 hereof prior to the expiration of the claims period set forth in Section 7.3.2(a) or (b) (and if Parent or IAWC has given written notice prior to the expiration of such claims period, to the extent that such claim is not entitled to indemnification under Sections 7.3 and 7.4) (the foregoing, the "Pre-Existing Conditions");

          (e) all liabilities and obligations of Seller related to unperformed service obligations, easement and right-of-way relocation obligations, and construction work in progress, and all engineering and construction required to complete scheduled construction and other capital projects for the Business, in each case relating to the Business and outstanding on or arising after the Closing Date except that neither Parent nor IAWC shall assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (f) liability for accrued but unused vacation pay for the Transferred Employees to the extent provided in Section 5.9.2;

          (g) any liability, obligation or responsibility relating to customer deposits held by Seller on the Closing Date and relating to the Business; and

          (h) all liabilities and obligations imposed on Parent or IAWC by any PUC in connection with the operation of the Business or the ownership of the Acquired Assets, including with respect to any liability of the types that appear as "Accrued Liabilities" and "Non-Current Liabilities" on the financial statements of Seller.

     2.3.2 Any liabilities or obligations which are assumed by Parent or IAWC pursuant to Section 2.3.1 above are hereinafter referred to as the "Assumed Liabilities." At the Closing, each of Parent and IAWC shall (and Parent shall cause IAWC to) execute and deliver to Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Parent and IAWC shall assume their respective Assumed Liabilities. Each of Parent and IAWC hereby irrevocably and unconditionally waives and releases the Seller Parties from all Assumed Liabilities and all liabilities or obligations exclusively relating to the Business or, the Acquired Assets to the extent arising from events or occurrences after the Closing or to the extent otherwise relating to the period after the Closing, including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Parent and IAWC on the one hand, and the Seller Parties on the other hand).

     2.3.3 Neither Parent nor IAWC shall assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any of the Seller Parties or any of their Affiliates except for the Assumed Liabilities as specifically and expressly provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations not expressly transferred to Parent or IAWC

                                                                        Illinois

hereunder as Assumed Liabilities are being retained by the Seller
Parties, (the "Retained Liabilities"). Each of the Seller Parties hereby irrevocably and unconditionally waives and releases Parent and IAWC from all Retained Liabilities including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Parent and IAWC on the one hand, and the Seller Parties on the other hand).

     Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

          (a) any product liability, toxic tort or similar claim for injury to person or property, regardless of when made or asserted, to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Seller Parties or any of their Affiliates prior to Closing, or alleged to have been made by any of such Persons, or to the extent that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product distributed or sold by or on behalf of any of the Seller Parties or any of their Affiliates prior to Closing, including any claim referred to above in this Section 2.3.3(a) relating to water quality standards, any claim relating to any product delivered in connection with the performance of services provided by Seller and any claim seeking recovery for consequential damages, lost revenue or income;

          (b) all refund obligations relating to the advances existing on the Closing Date for construction of facilities relating to the Business;

          (c) except to the extent set forth in Section 2.9, any federal, state, foreign or local income or other Tax payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member.

          (d) any liability or obligation associated with or in connection with any common plant assets of Seller (other than the liabilities and obligations exclusively related to any common plant assets included among the Acquired Assets);

          (e) except as provided in Section 2.3.1 above, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, agents or independent contractors of any of the Seller Parties or any of their Affiliates, whether or not employed by Parent or IAWC after the Closing, that arises out of or relates to events or conditions to the extent occurring before the Closing Date;

          (f) except to the extent set forth in Section 2.3.1(d), any liability, obligation or responsibility of any of the Seller Parties, or any of their Affiliates or predecessors, whether based on statutory or common law, but only as any such law is interpreted, amended and in effect on the Closing Date, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment or into or from any building, structure, pipeline or other facility or

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                                                                        Illinois

     relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances or sale or product containing Hazardous Substances from violation of any law relating to the foregoing (but only as such law is interpreted, amended and in effect on the Closing Date) including without limitation (A) any CERCLA or similar liability under any federal or state law or regulation as interpreted, amended and in effect on the Closing Date or (B) any such liability associated with businesses or assets of the Seller Parties other than the Business or the Acquired Assets;

          (g) liabilities and obligations relating to the Business to the extent arising prior to Closing (unless otherwise constituting Assumed Liabilities) arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

          (h) any obligation or liability arising under any contract, commitment, instrument or agreement (1) except for IAWC's IDRB Obligations (subject to the penultimate sentence of Section 2.4) that are not transferred to Parent or IAWC as part of the Acquired Assets, or (2) that relates to any breach or default (or to the extent that it relates to an event which would, with the passing of time or the giving of notice, or both, constitute a default) under any Contract, instrument or agreement or to any services to be provided by Seller under any such Contract, instrument or agreement to the extent that such services were performed or were required to have been performed on or prior to the Closing Date;

          (i) any liability or obligation in respect of the Excluded Assets;

          (j) any liability or obligation of any of the Seller Parties or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of Seller's representations, warranties, covenants or agreements contained in this Agreement, except to the extent set forth in Section 7.4;

          (k) except for the Assumed Liabilities as specifically and expressly set forth herein, any liability to the extent arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any claims, obligations or litigation to the extent arising out of or relating to events or conditions occurring before the Closing Date, and any liability associated with any business other than the Business; or

          (l) for the avoidance of doubt, even though Parent is acquiring the CLWC Stock and is not directly acquiring the assets of CLWC, all liabilities of CLWC other than those referred to in the last sentence of
     Section 3.28 shall be considered Retained Liabilities subject to the indemnification provisions of clause (B) of Section 7.4.1(a).

     2.4 Consent of Third Parties. On the Closing Date, Citizens and each of the other Seller Parties shall, and Citizens shall cause each of the other Seller Parties to, assign or transfer to Parent or IAWC, and Parent and IAWC shall assume (and Parent shall cause IAWC to assume) the Contracts and the Permits which are to be transferred to Parent and IAWC respectively as provided in this Agreement by means of the Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent (or result in a breach or violation

                                                                        Illinois

thereof) of the other party thereto or any other third party, and such consent shall not be obtained prior to Closing, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets. In order, however, to provide IAWC or Parent, as the case may be, the full realization and value of every Contract of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Parent or IAWC, in the name of Seller or otherwise as Parent or IAWC shall specify, take all reasonable actions (including without limitation the appointment of IAWC or Parent, as the case may be, as attorney-in-fact for Seller to proceed at Parent's or IAWC's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of IAWC or Parent, as the case may be, be necessary (a) to assure that the rights of Seller or its Affiliates under such Contracts shall be preserved for the benefit of IAWC or Parent, as the case may be, and (b) to facilitate receipt of the consideration to be received by Seller or its Affiliates in and under every such Contract. To the extent that IAWC or Parent, as the case may be, does receive the benefits of any such Contract pursuant to the preceding sentence, such Contract shall be a Contract "assigned or transferred to IAWC or Parent, as the case may be, pursuant to this Agreement" within the meaning of Section 2.3.1(b) hereof. Nothing in this Section 2.4 shall in any way diminish the obligations of Seller to obtain consents and approvals under this Agreement.

     2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase described in Section 2.1 hereof (the "Closing") shall take place at 10 a.m., East Coast time, on a date mutually satisfactory to Parent, IAWC and Seller Parties which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) at the offices of Fleischman and Walsh, LLP, 1400 Sixteenth Street, N.W., Washington, D.C. 20036, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date"). Upon payment of the Initial Cash Payment by IAWC and Parent and confirmed receipt thereof by Seller or the Escrow Agent pursuant to Section 2.6.2 below, Seller shall operate the Business at the direction of and under the control of Parent or IAWC as to the respective Acquired Assets acquired by each. Notwithstanding the foregoing, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date for all purposes.

     2.6 Purchase Price.

     2.6.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Parent and IAWC for the purchase of their respective Acquired Assets (including the CLWC Stock) (the "Purchase Price") shall be: (i) $253,160,000 in cash representing the sum of the amounts owing by Parent and IAWC, respectively, set forth on Schedule 2.6 (the "Base Cash Purchase Price," the Base Cash Purchase Price as adjusted in accordance with Section 2.6.3, Section 2.6.5 and Section 2.6.6 is referred to as the "Initial Cash Payment"), subject to adjustment pursuant to the provisions of this Agreement (including Section 2.6.3, Section 2.6.4, Section 2.6.5, Section
2.6.6 and Section 2.9 of this Agreement) and (ii) the assumption by IAWC or Parent, as the case may be, of the Assumed Liabilities.

     2.6.2 Payment of Initial Cash Payment. Subject to the terms and conditions of this agreement, the Initial Cash Payment shall be paid by Parent and IAWC for the respective

                                                                        Illinois

Acquired Assets being acquired by each on the Closing Date by federal or other wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date. If the Closing Date is not a business day on which financial institutions are open and operating, then on or before the last business day on which financial institutions are open and operating before the Closing Date, Parent and IAWC shall deliver the Initial Cash Payment to Parent's lead bank (the "Escrow Agent") in immediately available funds in U.S. dollars. The Escrow Agent shall keep amounts deposited by Parent and IAWC in separate accounts. Upon receipt, the Escrow Agent shall invest the Initial Cash Payment in an interest-bearing account mutually agreed upon by Seller, Parent and IAWC. At Closing, Parent and IAWC shall sign and deliver to Citizens a statement which confirms that the Closing has occurred and which instructs the Escrow Agent to transfer to Citizens the funds representing the Initial Cash Payment, plus an amount representing the interest earned after the Closing Date until the date the funds are transferred, to an account that Citizens shall designate at least two (2) business days prior to the date the funds are required to be transferred hereunder. The Escrow Agent shall refund the balance to IAWC and Parent from their respective accounts. The fees and expenses of Escrow Agent shall be paid by Parent and IAWC in proportion to the amount deposited by each.

     2.6.3 Estimated Closing Statement. At least five (5) business days prior to the Closing Date, Citizens shall deliver to Parent and IAWC a statement of net assets (the "Estimated Statement of Net Assets") reflecting its good faith calculation of the Acquired Assets of the Business as of the last day of the latest calendar month for which financial statements of Seller are available (the "Estimated Adjusted Net Assets"). The Estimated Statement of Net Assets shall be prepared in the same manner and utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999). The Base Cash Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Adjusted Net Assets is greater than or less than $163,999,975 (such increases or decreases, as the case may be, are collectively referred to herein as the "Estimated Net Asset Adjustment"). For the avoidance of doubt, the increase or decrease in the Base Cash Purchase Price described in this Section 2.6.3 shall be applied to the amounts owing by Parent and IAWC as referenced on Schedule 2.6 as such increase or decrease relates to the Acquired Assets being acquired by each of Parent and IAWC, respectively.

     2.6.4 Post-Closing Adjustment to Purchase Price.

          (a) Within 90 days after the Closing, Citizens shall prepare and deliver to Parent and IAWC a Statement of Net Assets (the "Closing Statement of Net Assets") which reflect the Acquired Assets, as of 11:59 p.m. on the Closing Date, based on actual financial performance and calculated in the same manner, utilizing the same accounting principles, policies and methods utilized in preparing the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999), together with (A) an audit report of Seller's Accountants stating that the Closing Statement of Net Assets have been prepared utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets and
     (B) a calculation of Citizens' determination of the amount of increase or decrease in the amount of the Acquired Assets of the Business from the Interim Statement of Net Assets Date to the Closing Date which is derived from the Closing Statement of Net Assets ("Seller's Adjustment Amount"). The Closing Statement of Net Assets shall not give effect to any purchase accounting

                                                                        Illinois

     treatment arising from Parent's and IAWC's purchase of their respective Acquired Assets. IAWC and Parent shall pay the fees and expenses of Seller's Accountants incurred in connection with this Section 2.6.4, each bearing the same proportion of such fees and expenses as its respective portion of the Purchase Price bears to the total Purchase Price. Parent and IAWC agree to cooperate, and agree to cause IAWC's Accountants to cooperate, with Citizens and Seller's Accountants in connection with the preparation of the Closing Statement of Net Assets, and related information, and shall provide to Citizens and Seller's Accountants such books, records and information as may be reasonably requested from time to time, including the work papers of IAWC's Accountants. Citizens will give Parent and IAWC and their representatives access during the normal business hours of Citizens to the personnel, books and records of Citizens and the work papers of Seller's Accountants to assist Parent and IAWC in the review of the Closing Statement of Net Assets and related matters. Parent and IAWC agree that, following the Closing through the date on which the Closing Statement of Net Assets are delivered, they will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement of Net Assets are to be based that would make it impossible or impracticable to calculate the Acquired Assets in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statement of Net Assets except in the ordinary course or as a result of events occurring after the date of the Interim Statement of Net Assets and, in such event, only in a manner consistent with past practices of Seller.

          (b) Parent and IAWC may dispute any amounts reflected on the Closing Statement of Net Assets, in the Seller's Adjustment Amount or in the Statement of Certain Assumed Liabilities, provided, however, that Parent or IAWC shall notify Citizens in writing of each disputed amount, and specify the amount thereof in dispute and the basis of such dispute, within 30 days of the Parent's or IAWC's receipt of the Closing Statement of Net Assets and the Seller's Adjustment Amount (such 30 day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Statement of Net Assets, the Seller's Adjustment Amount or the Statement of Certain Assumed Liabilities, Parent, IAWC and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Parent, IAWC and Seller are unable to reach a resolution of such differences within 30 days of receipt of Parent's or IAWC's written notice of dispute to Seller, then Parent, IAWC and Seller shall submit the amounts remaining in dispute (together with any amounts remaining in dispute pursuant to Section 2.6.4(b) of each of the Related Purchase Agreements) for resolution to an independent accountant firm of national reputation mutually appointed by Seller, Parent, and IAWC (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall be requested to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Parent and IAWC on the one hand and Seller Parties on the other hand so that the Seller Parties' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Parent and IAWC to the Third Accounting Firm that is unsuccessfully disputed by Parent and IAWC (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by Parent and IAWC to the Third Accounting Firm. Parent and IAWC shall pay the fees and expenses of IAWC's Accountants incurred in connection with this Section 2.6.4(b). Seller's Adjustment Amount, if there are no

                                                                        Illinois

     disputes with respect thereto, or Seller's Adjustment Amount as adjusted after the resolution of all disputes with respect thereto in accordance herewith, shall be referred to as the "Final Net Asset Adjustment."

          (c) If the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment exceeds the Initial Cash Payment, then within five (5) business days after final determination thereof Parent and IAWC shall pay Seller the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. If the Initial Cash Payment exceeds the sum of the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment, then within five
     (5) business days after final determination thereof Seller shall pay Parent and IAWC the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. The amount paid by or to Parent and/or IAWC under this Section 2.6.5(c) shall be based on the appropriate adjustments to the prices of the Acquired Assets being acquired by each of Parent and IAWC, respectively.

     2.6.5 Adjustment for Certain Liabilities. Concurrent with the delivery of the Estimated Statement of Net Assets, Citizens also shall deliver to Parent and IAWC a statement reflecting (i) the customer and other deposits held by Seller on the Closing Date and relating to the Business, (ii) the total amount of the Assumed Indebtedness that will be outstanding immediately after the Closing Date, (iii) the items specified in Section 2.9 to the extent set forth therein, and (iv) without duplications of any amount included in clause (i) above any payments received by Seller under the Contracts and Permits for obligations not performed as of the Closing Date (the "Statement of Certain Assumed Liabilities"). The Statement of Certain Assumed Liabilities shall reflect Citizens' good faith calculation of such liabilities as of the Closing Date. The Base Cash Purchase Price shall be decreased by the net amount set forth in the Statement of Certain Assumed Liabilities. Concurrent with the delivery of the Closing Statement of Net Assets, Citizens also shall deliver to Parent and IAWC a statement showing any adjustments to the Statement of Certain Assumed Liabilities and the Base Cash Purchase Price shall be further adjusted to give effect to any such adjustments to the Statement of Certain Assumed Liabilities.

     2.6.6 Additional Adjustment to the Purchase Price. The aggregate amount of the Base Cash Purchase Price (and the portion thereof to be paid by IAWC in accordance with Section 2.6) shall be decreased by an amount equal to the proceeds of Seller's sale of the property described in Item 7 of Schedule 3.5 (net of expenses) (which property, for the avoidance of doubt, was property previously used by IAWC in connection with the Business) less the sum of (i) the federal and state income taxes payable by Seller in respect of those proceeds and (ii) the book value of such property, as of June 30, 1999, on Seller's books.

     2.7 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

     2.7.1 Deliveries to each of Parent and IAWC. Citizens shall, and shall cause Seller to, deliver to each of Parent and IAWC with respect to the Acquired Assets acquired by each:

                                                                        Illinois

          (a) bills of sale and instruments of assignment to the Acquired Assets, duly executed by Citizens, CUCI, CBSC and Citizens Resources, as the case may be, substantially in the form of Exhibit B hereto and;

          (b) the consents to transfer, of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), to the extent specifically required hereunder;

          (c) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Citizens, CUCI, CBSC and Citizens Resources, as the case may be (together with any other transfer forms necessary to transfer title to such vehicles);

          (d) special warranty deeds of conveyance with respect to the parcels of Real Estate owned in fee simple by Citizens, CUCI and Citizens Resources, as the case may be (or, with respect to any such parcel which was acquired by Citizens, CUCI and Citizens Resources (or its predecessor in interest, in cases involving mergers) by deed without covenant or warranty of title, a quit claim deed without covenant or warranty of title) to Parent or IAWC, as the case may be, duly executed and acknowledged by Citizens, CUCI and Citizens Resources as appropriate, and in recordable form;

          (e) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Estate, duly executed by Citizens, CUCI and Citizens Resources, as appropriate (the "FIRPTA Affidavit");

          (f) the certificates, opinions and other documents required to be delivered by the Seller Parties pursuant to Section 6.1 hereof and certified resolutions evidencing the authority of the Seller Parties as set forth in Section 3.2 hereof;

          (g) all agreements and other documents required by this Agreement;

          (h) a receipt for the payment of the Initial Cash Payment duly executed by Citizens;

          (i) the CLWC Stock by delivering the certificate representing the CLWC Stock, endorsed or accompanied by a stock power (in form reasonably satisfactory to counsel to Parent), in favor of Parent;

          (j) duly executed letters of resignation, effective as of the Closing Date, of all the officers and directors of CLWC; and

          (k) all such other instruments of conveyance as shall, in the reasonable opinion of Parent, IAWC and their counsel, be necessary to transfer to Parent and IAWC, as the case may be, the Acquired Assets being acquired by each in accordance with this Agreement and where necessary or desirable, in recordable form.

                                                                        Illinois

     2.7.2 Deliveries By Parent and IAWC to the Seller Parties. Each of Parent and IAWC shall, and Parent shall cause IAWC to, deliver to the Seller Parties:

          (a) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment payable by each;

          (b) Assumption Agreements, duly executed by IAWC and Parent, with respect to the liabilities being assumed by each;

          (c) the certificates, opinions and other documents required to be delivered by Parent and/or IAWC pursuant to Section 6.2 hereof;

          (d) all of the instruments contemplated by Section 5.24(a) to the extent not previously executed and delivered by Parent; and

          (e) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Parent and IAWC to assume the Assumed Liabilities in accordance with this Agreement.

     2.8 Tax Allocation of Consideration. Parent, IAWC and Seller shall use their good faith efforts to agree upon the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price but excluding amounts attributable to the CLWC Stock) to the individual assets or classes of assets other than the CLWC Stock within the meaning of Section 1060 of the Code. If Parent, IAWC and Seller agree to such Allocation on or before ninety (90) days after the Closing Date, Parent, IAWC and Seller covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and (ii) none of Parent, IAWC or Seller will take any position before any Authority or in any proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Parent, IAWC and Seller cannot agree to an Allocation on or before ninety (90) days after the Closing Date, Parent, IAWC and Seller covenant and agree to file and to cause their respective Affiliates to file, all Tax returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with each of Parent, IAWC and Seller's good faith Allocations, unless otherwise required because of a change in any legal requirement.

     2.9 Prorations. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses and to receive the benefit for the same for the period through and including the Closing Date, and Parent and IAWC to be responsible for and to receive the benefit of the same after the Closing Date with respect to the Acquired Assets being acquired by each:

     2.9.1 personal and real property taxes (on the basis on which the same were assessed and paid) and sales, occupation and use taxes, in each case, to the extent relating to the Business and except as otherwise provided in Section 7.1;

                                                                        Illinois

     2.9.2 electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business;

     2.9.3 rentals and other charges under Contracts to be assumed by Parent or IAWC, as the case may be, pursuant to Section 2.3 (except to the extent provided in Section 2.3.3(h)); and

     2.9.4 charges under maintenance and service contracts and other Contracts (except to the extent provided in Section 2.3.3(h)), and fees under Permits to be transferred to Parent or IAWC, as the case may be, as part of the Acquired Assets;

     2.9.5 water, sewer and other similar types of taxes, and installments on special benefit assessments; and

     2.9.6 payroll expenses, payroll taxes, reimbursable employee business expenses and the financial cost of the accrued vacation of each Transferred Employee.

     2.10 Intercompany Accounts. Notwithstanding any other provision of this Agreement, any amounts due to CLWC from any of its Affiliates as of the Closing Date (collectively, "Affiliate Receivables") shall be netted against any amounts due from CLWC to any of its Affiliates as of the Closing Date (collectively, "Affiliate Payables"). Seller shall arrange for the elimination of any net excess of Affiliate Receivables due to CLWC, or any net excess of Affiliate Payables due from CLWC, so that the balances of the Affiliate Receivables and Affiliate Payables of CLWC as of the Closing Date shall be zero.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of the Seller Parties jointly and severally represent and warrant to Parent and IAWC as follows:

     3.1 Qualification; No Interest in Other Entities.

     3.1.1 Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Each of the Seller Parties is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of the business conducted by it or such Seller Party's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of the Seller Parties do not have a Material Adverse Effect.

     3.1.2 Except for the CLWC Stock, no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

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                                                                        Illinois

     3.2 Authorization and Enforceability. Each of the Seller Parties has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"). The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which such Seller Party is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of the Seller Parties, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by the Seller Parties. This Agreement is a legal, valid and binding obligation of each Seller Party, enforceable against them in accordance with its terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which each of the Seller Parties is a party will be duly executed and delivered by each of the Seller Parties and will constitute the legal, valid and binding obligations of each of the Seller Parties, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     3.3 No Violation of Laws or Agreements. The execution, delivery, and performance of this Agreement and the Transaction Documents by each of the Seller Parties do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Seller Parties, will not:
(a) contravene any provision of the Restated Articles of Incorporation or Bylaws of Citizens or the Articles of Incorporation or Bylaws of the other Seller Parties; or (b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or the CLWC Stock or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

     3.4 Financial Statements. Citizens has previously delivered to Parent and IAWC the statement of income of the Business (the "Income Statement") and the Interim Statement of Net Assets contained in Schedule 3.4 (collectively, the "Financial Statements"). The Income Statement (a) fairly presents in all material respects the results of operations of the Business in accordance with generally accepted accounting principles ("GAAP") consistently applied except for the omission of

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                                                                        Illinois

full footnotes to the Income Statement and (b) has in all material respects been derived from the books and records of Seller and reflects the separation of the operation associated with the Business from other operations of Citizens. The Interim Statement of Net Assets (a) has in all material respects been derived from the books and records of Seller and reflects the separation of the operations associated with the Business from other operations of Citizens; (b) fairly presents in all material respects the Acquired Assets as of the Interim Statement of Net Assets Date; and (c) has in all material respects been prepared in accordance with GAAP consistently applied except for the omission of full footnotes to such Interim Statement of Net Assets. The financial statements included in the Annual Report to each PUC for the year ended December 31, 1998 were prepared in all material respects in accordance with the rules and regulations of such PUC.

     3.5 No Changes. Since the Interim Statement of Net Assets Date to the date hereof, except as disclosed in Schedule 3.5, the Seller Parties have conducted the Business as presently operated only in the ordinary course of business consistent with past practice. Since the Interim Statement of Net Assets Date, except as disclosed in Schedule 3.5, there has not been:

     3.5.1 any Material Adverse Effect;

     3.5.2 prior to the date of this Agreement, any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Transferred Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Transferred Employees participate) to which any of the Transferred Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan other than in any such case (i) in the ordinary course consistent with past practice, (ii) as required by law, or (iii) as required by the Collective Bargaining Agreement;

     3.5.3 any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or the provision of discounts, rebates or allowances;

     3.5.4 any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;

     3.5.5 any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

     3.5.6 prior to the date of this Agreement, any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP and as set forth on
Schedule 3.5; or

     3.5.7 prior to the date of this Agreement, any sale, transfer or other disposition of any material assets, properties or rights of the Business, except in the ordinary course of business consistent with past practice.

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                                                                        Illinois

     3.6 Contracts. As of the date of this Agreement, Schedule 3.6 contains a list of all Contracts (other than (i) with respect to which the Business' total annual liability or expense is less than (a) $250,000 per such Contract and (b) $6,123,000 per all such Contracts (when taken together with similar contracts omitted from Schedule 3.6 of the Related Purchase Agreements), and (ii) Contracts that may be terminated by Seller, without penalty, on notice of 90 days or less) except line extension agreements and similar agreements and construction and design contracts. Seller has furnished to Parent or IAWC a correct and complete copy of each written agreement listed in Schedule 3.6. Except as disclosed on Schedule 3.6, with respect to each Contract, neither Seller nor, to the Seller Parties' knowledge, any other party thereto, is in breach or default, and to the Seller Parties' knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, except in each case where such breaches, terminations, modifications, accelerations or defaults, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.6, there are no disputes pending or to the best of the Seller Parties' knowledge, threatened, under or in respect of any of the Contracts, other than those that individually and in the aggregate do not have a Material Adverse Effect.

     3.7 Permits and Compliance With Laws Generally.


     3.7.1 Except as disclosed on Schedule 3.7, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes, including Environmental Laws (as defined below), except to the extent that any failure to possess, or to comply with, any Permit, laws, rules, regulations or orders would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3.7, the Business is conducted by Seller in compliance with all applicable laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), rules, regulations, ordinances, codes, judgments and orders, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. Except as disclosed on Schedule 3.7, all Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. There are no proceedings pending or, to the Seller Parties' knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller other than those revocations, cancellations, suspensions or modifications which do not individually or in the aggregate have a Material Adverse Effect.

     3.7.2 Except as set forth on Schedule 3.7, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by Seller or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except, in each case, where such violations or failures, individually or in the aggregate, would not have a Material Adverse Effect.

                                                                        Illinois

     3.8 Environmental Matters. Except as set forth on Schedule 3.8 hereto, and with such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

     3.8.1 Seller has not disposed of or arranged for the disposal of or Released any Hazardous Substances, other than in conformity with Environmental Laws, at any Real Estate, or, in connection with the Business or Acquired Assets, at any other facility, location, or other site.

     3.8.2 Seller has not received any written notice or request for information with respect to, and to the best of the Seller Parties' knowledge, Seller has not been designated a potentially liable party for Remedial Action, in connection with any Real Estate, or, as of the date hereof, with respect to the Business or Acquired Assets, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

     3.8.3 To the best of the Seller Parties' knowledge, except for such use or storage of Hazardous Substances as is incidental to the conduct of the Business, which use and storage is or has been in compliance with Environmental Laws, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage, treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site in violation of any Environmental Law.

     3.8.4 To the best of the Seller Parties' knowledge, underground storage tanks are not, and have not in the past been, located on or under any Real Estate.

     3.8.5 There are no pending or unresolved claims against Seller or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Substances at any Real Estate or, as of the date hereof, with respect to the Business or the Acquired Assets or at any other facility, location, or other site.

     3.8.6 To the best of the Seller Parties' knowledge, no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are located at or in any Real Estate in violation of Environmental Laws or which require Remedial Action.

     3.8.7 To the best of the Seller Parties' knowledge, no Hazardous Substance managed or generated by or on behalf of Seller at the Real Estate or in connection with the Business or Acquired Assets has come to be located at any site that is listed or formally proposed for listing under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

     3.8.8 The Seller Parties know of no facts or circumstances related to environmental matters (i) in connection with the operation of the Business or
(ii) concerning the Real

                                                                        Illinois

Estate, that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to the Seller Parties' customers.

     3.8.9 The Seller Parties will within thirty (30) days of the date hereof provide Parent or IAWC with copies of all written environmental audits or investigations of which they are aware (after due inquiry) prepared for the Real Estate or operations of the Business.

     3.8.10 Except as set forth in Schedule 3.8.10 or Citizens' Annual Report on Form 10-K for the year ended December 31, 1998:

          (a) The Seller Parties (including for purposes of Section 3.8.10(a) and

          (b), Affiliates and predecessors of the Seller Parties) are and have been for the past three years in full compliance with all federal and state primary drinking water standards; (b) The Seller Parties are and have been for the past three years in full compliance with all federal and state secondary drinking water standards; and

          (c) As to all outstanding violations of state or federal drinking water standards, as of the date hereof, the Seller Parties have completed or are in the process of completion in accordance with all applicable deadlines, all actions required by Environmental Law or Authorities to correct or otherwise respond to such violations.

     3.8.11 Except as set forth in Schedule 3.8.11, none of the Seller Parties will be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

For the purposes of these Sections 3.7 and 3.8: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing; (B) "Environmental Laws" means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. section 9601, et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C.
section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. section 2701 et seq.), each as has been or may be interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date;
(C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape; and
(D) "Hazardous Substances" means hazardous or toxic or polluting substance or waste or contaminant under or pursuant to any Environmental Law, including petroleum products, PCBs and radioactive materials.

                                                                        Illinois

     3.9 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Selling Parties of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Seller Parties, including without limitation in connection with the assignment or transfer of the Contracts and Permits contemplated hereby, except (i) as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as specified on
Schedule 3.9, (iii) as required by the IDRB Documents, and (iv) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect or which are obtained by the Closing Date.

     3.10 Title. Seller has good and valid title to all of the Acquired Assets constituting personal property, good and marketable title in fee simple to all of the owned Acquired Assets constituting Real Estate and good and valid leasehold title to all of the leased Acquired Assets constituting Real Estate, in each case, free and clear of Liens subject only to the Permitted Exceptions. "Permitted Exceptions" as used herein shall mean (a) the Liens set forth in
Schedule 3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that to the extent a Permitted Exception relates to or arises from a Retained Liability, Seller shall still be liable for such Retained Liability to the extent set forth herein).

     3.11 Real Estate.

     3.11.1 As of the date hereof, Seller has not received any written or oral notice for assessments for public improvements against the Real Estate which remains unpaid, and to the best knowledge of the Seller Parties, no such assessment has been proposed. Except as set forth on Schedule 3.11, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and to the best knowledge of the Seller Parties no such proceeding is threatened.

     3.11.2 Except as disclosed on Schedule 3.6, as of the date hereof, Seller is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $100,000.

     3.11.3 Each parcel of the Real Estate has physical and, to Seller's knowledge, legal vehicular and pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business except where the failure to have such access does not have a Material Adverse Effect. To Seller's knowledge, no fact or condition exists which would result in the termination of
(a) the current access from each parcel of the Real Estate, and (b) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by Seller in connection with the Business, except where such termination would not have a Material Adverse Effect.

                                                                        Illinois

     3.12 Taxes. The Seller Parties have (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. To the best of the Seller Parties' knowledge, all such returns or reports have been prepared in accordance with all applicable laws and requirements in all material respects. Except to the extent disclosed on Schedule 3.12, none of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     3.13 Patents and Intellectual Property Rights. To the best of the Seller Parties' knowledge, the operations of Seller do not make any unauthorized use of any Intellectual Property except for any such unauthorized uses which do not have a Material Adverse Effect. Assuming the consents listed as item XII on
Schedule 3.9 are obtained, neither Parent nor IAWC will lose any of Seller's rights to, or be required to pay increased royalties for, any Intellectual Property included in the Acquired Assets being acquired by it as a result of the Closing and the consummation of the transactions contemplated by this Agreement, except for any such rights or such increased royalties the loss or payment of which would, individually or in the aggregate, not have a Material Adverse Effect.

     3.14 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Statement of Net Assets or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the allowance for collection losses on the Interim Statement of Net ASSETS has been determined in accordance with GAAP consistent with past practice.

     3.15 Labor Relations. As of the date hereof, except as set forth in
Schedule 3.15, to best of the knowledge of the Seller Parties, there has been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth in Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of the Seller Parties' knowledge, is there now threatened, a strike, work stoppage or work slow down with respect to or affecting the Business which had or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth in Schedule 3.15, (i) no Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best knowledge of the Seller Parties, threatened against Seller relating to any of the Employees as related to the Business which could reasonably be expected to have a Material Adverse Effect.

                                                                        Illinois

     3.16 Employee Benefit Plans.

     3.16.1 Schedule 3.16.1 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sabbatical, sick-day, severance or other material employee benefit plan, program or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by Citizens or any of its Affiliates, in respect of any Employee or Former Employee, or (ii) with respect to which Citizens or any of its Affiliates has any liability in respect of any Employee or Former Employee (the"Benefit Plans"). Except as disclosed on
Schedule 3.16.1, neither Citizens nor any of its Affiliates maintains any bonus, pension or welfare benefit plan, program or arrangement, including any deferred compensation arrangement, for directors, consultants or independent contractors of the Business.

     3.16.2 A true and complete copy of each Benefit Plan and related trust agreements and (to the extent applicable) a copy of each Benefit Plan's current summary plan description and in the case of an unwritten Benefit Plan, a written description thereof, has been furnished to Parent or IAWC. In addition, to the extent applicable, Parent or IAWC has been provided a copy of the most recent Internal Revenue Service ("IRS") determination letter issued to each Benefit Plan and a copy of the most recent IRS Form 5500 together with all schedules and accountants' statement filed, and actuarial reports prepared, on behalf of each Benefit Plan.

     3.16.3 Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (as designated on Schedule 3.16.1) is so qualified, and will remain so qualified upon the timely making of certain amendments required by law during the applicable remedial amendment period, and any trust forming a part of such a Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Benefit Plan has been amended, as and when necessary, to comply with the Tax Reform Act of 1986 and upon timely filing of an Application for Determination with the Internal Revenue Service, will be eligible to make further such amendments under the"remedial amendment period."

     3.16.4 Except as disclosed in Schedule 3.16.4, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

     3.16.5 None of the Acquired Assets is subject to a Lien or Tax under the Code or ERISA.

     3.16.6 Neither Citizens nor any ERISA Affiliate and, to the knowledge of the Seller Parties, no other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Parent or IAWC or any Benefit Plan under which liabilities may be assumed by Parent or IAWC under Sections 5.10, 5.11 or 5.12 ("Assumed Benefit Liabilities") to any material liability or Tax under the Code or ERISA.

                                                                        Illinois

     3.16.7 Neither Citizens nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability with respect to any Benefit Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, including any contingent liability under Section 4204 of ERISA or withdrawal liability arising from the actions of Citizens or any ERISA Affiliate contemplated by this Agreement. All contributions that Citizens or any ERISA Affiliate have been obliged to make to any Benefit Plan, including any multiemployer plan, have been duly and timely made.

     3.16.8 There are no pending or, to the knowledge of the Seller Parties, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Benefit Plan which could reasonably be expected to give rise to a material liability to IAWC.

     3.16.9 Except as disclosed on Schedule 3.16.9, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or
(ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Seller's Retiree Medical Plan contains provisions permitting Seller to modify or terminate retiree medical benefits at any time, without prior notice to any covered individual. Except with respect to retirees, "grandfathered" employees and collectively bargained employees, Seller knows of no reason why its ability to effect those provisions would be limited.

     3.16.10 With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Citizens and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

     3.17 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.17, Seller has no liabilities with respect to the Business which would constitute Assumed Liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

     3.17.1 the Assumed Indebtedness and those other liabilities which would decrease the Base Cash Purchase Price pursuant to Section 2.6.5 to the extent assumed by Parent or IAWC at Closing;

     3.17.2 liabilities arising in the ordinary course of business under any Contract or Permit or with respect to any agreement or instrument included within the definition of Real Estate; and

     3.17.3 those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business and reflected in the books and records related to the Business;

     3.17.4 the obligations and liabilities set forth in Sections 5.9, 5.10,
5.11 and 5.12 hereof; and

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                                                                        Illinois

     3.17.5 those other liabilities, which individually and in the aggregate, would not have a Material Adverse Effect.

     3.18 No Pending Litigation or Proceedings. Except as disclosed in Schedule 3.18, there are no actions, suits, investigations or proceedings pending against or, to the best of the Seller Parties' knowledge, threatened, against or affecting, Seller, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in Schedule 3.18, there are currently no outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

     3.19 Supply of Utilities. Except as set forth on Schedule 3.19, the Real Estate has adequate arrangements for supplies of electricity, gas, oil, coal and/or sewer for all operations at the 1998 or current operating levels, whichever is greater. Except as set forth on Schedule 3.19, there are no actions or proceedings pending or, to the best of the Seller Parties' knowledge, threatened, that would adversely affect the supply of electricity, gas, coal or sewer to the Real Estate except for those which individually and in the aggregate would not have a Material Adverse Effect.

     3.20 Insurance. Schedule 3.20 lists the Seller Parties' policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller, together with the risks insured against, coverage limits and deductible amounts.

     3.21 Relationship with Customers. As of the date hereof, CUCI does not have any current customer which accounted for more than 5% of the net sales of the Business (taken together with the businesses being acquired by Parent or IAWC or Affiliates of Parent pursuant to the Related Purchase Agreements) for the immediately preceding 12-month period.

     3.22 WARN Act. Except as contemplated by Section 5.9 hereby or as set forth in Schedule 3.22 hereto, within six months prior to the date hereof, (i) Seller has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law; and (iii) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act) .

     3.23 Condition of Assets. Except as set forth on Schedule 3.23, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Business included in the Acquired Assets, taken as a whole and taken together with the similar assets included

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                                                                        Illinois

among the assets being acquired by Parent or IAWC or Affiliates of Parent pursuant to the Related Purchase Agreements, are in good operating condition and repair, reasonable wear and tear excepted.

     3.24 Brokerage. None of the Seller Parties or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to IAWC or its Affiliates.

     3.25 All Assets. Except as set forth on Schedule 3.25 and for the Excluded Assets, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by Parent or IAWC, as the case may be, substantially in the manner as it was conducted prior to the Closing Date, including the service of all utility customers in substantially the same manner and at substantially the same service levels as provided by Seller on the date hereof.

     3.26 Year 2000 Matters. Citizens has (1) initiated a review and assessment of all mission critical areas within the Business and related operations (including those affected by suppliers and vendors) that it reasonably believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any Seller Party (or suppliers and vendors) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem all as set forth in Citizens' Annual report on Form 10-K for the fiscal year ended December 31, 1998 and Citizens' Quarterly reports on Form 10-Q for the periods ending March 31, 1999 and June 30, 1999, and (iii) to date, implemented that plan substantially in accordance with that timetable. Seller has contingency plans that are dedicated to ensuring that established and expected levels of customer service are maintained without interruption, while core business functionality is preserved during the millennium transition. With respect to its suppliers and vendors, the foregoing representation and warranty is expressly limited to matters known to Seller after making reasonable inquiries of such suppliers and vendors. Seller makes no representation or warranty with respect to the receipt or accuracy of any response received from any vendor or supplier.

     3.27 Product Liability. Except as disclosed in Schedule 3.27 and except for those liabilities which individually or in the aggregate would not have a Material Adverse Effect, there are no (a) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by Seller or the Business to others or (b) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by Seller or the Business to others.

     3.28 Capitalization of CLWC; Title to CLWC Stock. There are 100 shares of CLWC common stock authorized and 100 shares of CLWC common stock issued and outstanding. The CLWC Stock comprises all of the shares of capital stock of CLWC that are issued and outstanding. All shares of CLWC Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable. All CLWC Stock is owned by Citizens. By delivery of payment for the

                                       33
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                                                                        Illinois

CLWC Stock and by delivery of the certificate representing the CLWC Stock as provided for in this Agreement, Parent shall acquire good title to the CLWC Stock, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights, or other rights (contractual or otherwise) or agreements of any kind for the purchase or acquisition from (or the purchase, sale or issuance by) Citizens or CLWC of any shares of CLWC Stock or other equity or ownership interests in CLWC, and no outstanding authorization therefor has been given. CLWC has no liabilities other than those that, if outstanding as of the Closing Date, would have been included among the Assumed Liabilities under the terms of
Section 2.3 had Parent purchased the assets of CLWC rather than its stock.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF PARENT AND IAWC

     Parent and IAWC jointly and severally represent and warrant to Seller as follows:

     4.1 Organization and Good Standing.


     4.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.1.2 IAWC is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and each of Parent and IAWC has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business being acquired by it hereunder. Each of Parent and IAWC is qualified to do business and is in good standing in all jurisdictions wherein the nature of the business conducted by it or its ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such failures of such Parent and IAWC do not have a material adverse effect on its ability to perform each of their obligations under this Agreement and the Transaction Documents.

     4.2 Authorization and Enforceability. Each of IAWC and Parent has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which either of them is a party. The execution, delivery and performance by IAWC and Parent of this Agreement and the Transaction Documents to which IAWC and/or Parent is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by IAWC and Parent, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by IAWC and Parent. This Agreement is a legal, valid and binding obligation of IAWC and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which IAWC and Parent is a

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                                                                        Illinois

party will be duly executed and delivered by IAWC and Parent and will constitute the legal, valid and binding obligations of IAWC and Parent, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     4.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents by IAWC and/or Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) contravene any provision of the Articles of Incorporation or Bylaws of IAWC or the Certificate of Incorporation or Bylaws of Parent; or
(b) violate, conflict with, result in a breach of, or constitute a default (or an event which would with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, authorization, proof of dedication or other agreement or commitment, oral or written, to which Parent or IAWC is a party, or by which any of their assets or properties may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation to which IAWC or Parent is subject other than those violations and conflicts which individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

     4.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by IAWC and Parent of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by IAWC or Parent except (i) as required by the HSR Act, (ii) as specified on Schedule 3.9 and (iii) for such consents, approvals, authorizations, registrations or filings, the failure to obtain or make would not individually or in the aggregate have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

     4.5 Financing. IAWC and Parent have, and at the Closing Date, will have sufficient resources to pay the Purchase Price, and Parent, IAWC or the other Affiliates of Parent that are buyers of the assets and businesses being acquired pursuant to the Related Purchase Agreements have, and at the Closing Date, will have sufficient resources to pay the purchase prices set forth in the Related Purchase Agreements.

     4.6 Brokerage. None of Parent, IAWC or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to the Seller Parties.

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                                                                        Illinois

     4.7 Insurance. Schedule 4.7 lists the policies and contracts in effect as of the date hereof for casualty and property insurance covering IAWC's assets and properties and the operation of IAWC's business, together with the risks insured against, coverage limits and deductible amounts.

     4.8 Purchase for Investment. Parent acknowledges that the CLWC Stock has not been registered under the Securities Act of 1933, as amended (the "Act"), or qualified or registered under any state securities law and that no public market now exists for the CLWC Stock and a public market may never exist therefore. Parent has no Contract with any Person to sell, transfer or pledge to such Person, or to any other Person, the CLWC Stock, and Parent has no present plans or intentions to enter into any such Contract. Parent is acquiring the CLWC Stock for its own account, for investment only, without a view to distribution, as that phrase has meaning under the Act, and rules and regulations of the SEC. Parent understands that the effect of the foregoing representation and warranty is that the CLWC Stock must be held by it indefinitely unless subsequently registered under the Act or unless an exemption from registration is available at the time of any proposed sale or other transfer thereof. Parent agrees to indemnify and hold harmless Seller against all liabilities, costs and expenses, including reasonable attorneys' fees, and other Damages incurred by Seller as a result of any sale, transfer or other disposition by Parent of all or any part of the CLWC Stock in violation of the Act or applicable state securities laws.

                                    ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth in Schedule 5.1 hereto or (iii) with the prior written consent of Parent and IAWC, from and after the date of this Agreement and up to and including the Closing Date, each of the Seller Parties agree that:

     5.1.1 Seller shall conduct the Business as presently operated and only in the ordinary course of business consistent with past practice.

     5.1.2 They shall promptly inform Parent and IAWC in writing of any specific event or circumstance of which they are aware, or of which they receive notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities.

     5.1.3 Seller shall not:

          (a) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

          (b) enter into any contract or commitment, waive any right or enter into any other transaction (except in the ordinary course of business) which would have a Material Adverse Effect;

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
                                                                        Illinois

          (c) except in the event of service interruption, emergency or casualty loss, commit to acquire subsequent to the Closing Date on behalf of the Business any capital asset or group of capital assets costing in excess of $1,000,000 that is not included in the capital budget of Seller for fiscal year 2000 and which, if so acquired, would be included in the Acquired Assets; commencing December 1, 1999, accept or receive customer advances for construction in excess of $9,000,000 when combined with customer advances relating to the businesses being acquired by IAWC or Affiliates of IAWC pursuant to the Related Purchase Agreements per each of the next four consecutive three-month periods unless pursuant to an existing tariff, Contract or Permit of Seller; or sell or lease or agree to sell or lease or otherwise dispose of any assets included in the Acquired Assets except in the ordinary course of the conduct of the Business, consistent with past practice;

          (d) except in the ordinary course of business, consistent with past practice or as required under any of Seller's debt instruments or indentures, mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets (including the CLWC Stock);

          (e) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Transferred Employee except (i) as required by law, (ii) in the ordinary course, consistent with past practice and (iii) as required by the Collective Bargaining Agreement in existence on the date hereof; provided, however, no individual Employee shall in any event receive a compensation increase in excess of seven percent (7%) except as required by the Collective Bargaining Agreement in existence on the date hereof;

          (f) other than in the ordinary course of business consistent with past practice, sell or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired Assets;

          (g) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP or any Authority;

          (h) intentionally and wilfully take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8, 3.10, 3.14, 3.16 and 3.25 hereof (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful omission to take action);

          (i) prepay, redeem, retire, refund or otherwise extinguish any of the Assumed Indebtedness; or

          (j) permit CLWC to amend its articles of incorporation or bylaws, to issue any shares of its capital stock or to enter into any Contract calling for the issuance of any such shares, to merge or consolidate with any other Person or to acquire any stock, securities, or business assets of any other Person.

                                                                        Illinois

     5.2 Negotiations. Neither Citizens nor any Person controlled by Citizens or under common control with Citizens (each such person being a "Section 5.2 Affiliate"), nor any officer, director, employee, representative or agent of Citizens or any of their Section 5.2 Affiliates, shall, directly or indirectly, solicit or initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Parent, IAWC or any Person controlled by Parent or IAWC or under common control with Parent, IAWC or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) that would result in the transfer to any such Person or group of Persons of ten percent (10%) of the Acquired Assets (as measured by net book value of such assets on the date of each such transaction) or the acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) involving the Seller Parties, if such acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) would be inconsistent, in any respect, with the obligations of the Seller Parties hereunder (any of the foregoing transactions, a "Competing Transaction").

     5.3 Disclosure Schedules. As promptly as practicable, the Seller Parties will provide Parent and IAWC with a supplement or amendment to the Disclosure Schedules with respect to any matter, condition or occurrence which is required to be set forth or described in the Disclosure Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Disclosure Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, Seller shall have the right at any time and from time to time prior to the Closing to supplement or amend the Disclosure Schedules. Seller may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Disclosure Schedules shall be provided later than five (5) business days prior to the Closing Date, Parent or IAWC shall have the right to delay the Closing for a period of five (5) business days in order for Parent and IAWC to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to permit the Closing to occur unless Parent and IAWC specifically agree thereto in writing. The Seller Parties shall promptly inform Parent and IAWC, and Parent and IAWC will promptly inform the Seller Parties of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach in any material respects of any representation or warranty in this Agreement. In addition, Parent will, within five (5) days of receipt thereof, forward to Seller (i) any title report Parent or IAWC receives from a title company with respect to the Real Estate and (ii) any written communication regarding a specific Lien or title defect affecting a specifically identified parcel of the Real Estate sent to the President, Treasurer or General Counsel of Parent or the President or Corporate Counsel of IAWC, and sent by a party other than the Seller Parties, their legal counsel, financial advisors or representatives.

     5.4 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement, including Section 5.8 hereof):

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                                                                        Illinois

     5.4.1 to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

     5.4.2 to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

     5.4.3 to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

     5.5 Filings and Authorizations. The parties hereto will as promptly as practicable, make or cause to be made all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act and with the applicable public utility commission (each, a "PUC"). Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. Each of Parent and IAWC, on the one hand, and the Seller Parties, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission to the PUC or which is necessary under the HSR Act. The Seller Parties, on the one hand and IAWC and Parent, on the other, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the PUC, the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. Each of Citizens, Seller, Parent and IAWC will use its reasonable efforts to obtain any clearance required under the HSR Act and from the PUC for the purchase and sale of the Acquired Assets (including the CLWC Stock) in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or their respective Affiliates: (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Authority (including the PUC, the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Parent and IAWC effectively to control or operate the Business being acquired by each or the right of Seller or its Affiliates effectively to control or operate Citizens' other businesses, (B) the right of Parent and IAWC or its Affiliates to acquire or hold the Business being acquired by each or the right of Seller or its Affiliates to hold the Excluded Assets or Citizens' other businesses, or (C) the right of Parent and IAWC to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets being acquired by each or the right of Citizens to exercise full rights of ownership of Citizens' other businesses or all or any material portion of the Excluded Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Citizens, Seller, Parent, IAWC, any Affiliate of Parent or the Business. The parties agree that no representation, warranty or covenant of IAWC, Parent, or Citizens contained in this Agreement shall be breached or deemed breached as a result of the failure

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                                                                        Illinois

by Parent and IAWC on the one hand or the Seller Parties, on the other, to take any of the actions specified in the preceding sentence.

     5.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties shall make reasonable efforts to consult with each other prior to such required announcement).

     5.7 Further Assurances. Each of Citizens, Parent, IAWC and Seller, from time to time after the Closing, at Parent's, IAWC's or Seller's request, will execute, acknowledge and deliver to the applicable person such other instruments of conveyance and transfer and will take such other actions and execute such other documents, certifications, and further assurances as Parent, IAWC or Seller, as the case may be, may reasonably require in order to transfer, in accordance with the terms and conditions of this Agreement, more effectively in Parent or IAWC or to put Parent or IAWC more fully in possession of any of the Acquired Assets being acquired by each or better to enable Parent or IAWC to complete, perform and discharge any of the Assumed Liabilities being assumed by each. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     5.8 Cooperation.

     5.8.1 Parent, IAWC, Citizens and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Parent and IAWC to the extent being acquired by each and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

     5.8.2 Without limiting the foregoing, neither Parent and IAWC, nor Citizens and Seller (nor any of their respective Affiliates) shall make any filings pursuant to federal or state securities laws ("Securities Filings") or make any consent solicitations to holders of Assumed Indebtedness which include any information about Seller, IAWC (or their respective Affiliates) or the transactions contemplated hereby without consulting with the other party and providing the other party a reasonable opportunity to review and comment on such information, it being understood and agreed that any party may so disclose such information in its reasonable judgment to the extent such party's counsel advises it that such disclosure is advisable under applicable law. Each of Parent, IAWC, Citizens and Seller shall, and shall cause their respective Affiliates to, comply with all applicable federal and state securities laws in connection with this Agreement and the transactions contemplated hereby (including any solicitation of consents of holders of Assumed Indebtedness), and all information supplied by any party for inclusion in any Securities Filing or consent solicitation, including, without limitation, any proxy or information statement, or any registration statement on Form S-4 shall be true and correct in all material respect and shall not contain any untrue statement of a material fact or omit to state any material fact which is required to be stated therein or which is

                                                                        Illinois

necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

     5.8.3 During the first 90 days after the Closing Date (180 days for Trademarks on tanks), Parent and IAWC shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Real Estate or on the Acquired Assets (collectively, the "Trademarks"). Parent's and IAWC's use of the Trademarks shall be in accordance with such reasonable quality control standards as may be promulgated by Seller and provided to Parent and IAWC. If Seller shall notify Parent and IAWC in writing of Parent's or IAWC's (as the case may be) material failure to comply with such reasonable quality control standards and Parent or IAWC continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Parent's and IAWC's right under this Section 5.8.3 to use the Trademarks.

     5.8.4 Seller shall give Parent and IAWC and its representatives (including IAWC's Accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Parent and IAWC all documents, records and information (and copies thereof), to the extent relating to the Business and the Acquired Assets, as Parent and IAWC may reasonably request. Except to the extent disclosed in the Disclosure Schedules in accordance with Sections 5.3 and 8.4, no investigation or receipt of information by Parent or IAWC pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties under this Agreement or the conditions to the obligations of Parent or IAWC under this Agreement. All information provided to Parent or IAWC under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement dated August 2, 1999 between Citizens and Parent.

     5.9 Employees; Employee Benefits.

     5.9.1 Schedule 5.9.1 lists divisions and the number of all salaried and hourly employees actively employed (as of the date of this Agreement) in each division by Seller or any of its Affiliates whose primary responsibilities relate to the Business. Schedule 5.9.1 lists job classifications and number of employees in each job classification of those employees whose terms and conditions of employment are subject to the Collective Bargaining Agreement ("Union Employees"). All individuals referred to on Schedule 5.9.1 are herein referred to as the "Employees." For the avoidance of doubt, it is understood that no employees of CBSC or Citizens Resources are included in Schedule 5.9.1. No later than March 1, 2000, IAWC and Seller shall determine the number of Employees to whom IAWC will offer employment, which number shall be at least equal to 250 (when combined with offers made by IAWC or Affiliates of IAWC to employees of Affiliates of Seller in connection with the Related Purchase Agreements) (the "Base Number"), and such additional number of Employees, if any, whom IAWC also wishes to employ. Upon determination of such Employees, Seller will supplement Schedule 5.9.1 with the name, job title, unused vacation, current base salary or hourly wage, date of hire and assigned location of each Transferred Employee (as that term is defined below). At the Closing, Seller shall provide an updated Schedule 5.9.1 which

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                                                                        Illinois

shall disclose all the information required under the preceding sentence as of the most recent practicable date prior to Closing.

     5.9.2 Effective as of the Closing, IAWC shall offer employment to at least the Base Number of those employees included on Schedule 5.9.1. All Employees to whom IAWC offers employment and who accept such employment are herein referred to as the "Transferred Employees." In the event any Employees do not accept IAWC's offer of employment, IAWC shall offer employment to such additional employees (the identity of whom shall be determined by IAWC and Seller) as are necessary to bring the total number of Transferred Employees to the Base Number. Subject to the provisions of this Section 5.9 and Section 5.12, IAWC shall provide each Non-Union Transferred Employee with base compensation at least equal to that provided by Seller on the Closing Date, and employee benefits which are substantially comparable to those provided by IAWC to its other similarly situated employees. Except as otherwise provided under the terms of
Section 5.12, IAWC shall provide each Union Transferred Employee with compensation at least equal to that provided by Seller immediately prior to the Closing Date and with the benefits provided to IAWC's similarly situated collectively bargained employees. Each collective bargaining agreement pertaining to Transferred Employees shall be identified on a Schedule 5.9.2 to be prepared by Seller and submitted to IAWC on or before the Closing Date. Seller shall cooperate with IAWC in IAWC's efforts to contact the unions representing Transferred Employees. IAWC agrees (i) to credit the service of each Transferred Employee with Seller and its Affiliates before the Closing, for all purposes under all employee benefit plans and arrangements maintained by IAWC (and/or any of its Affiliates) for the benefit of any Transferred Employee (including without limitation for purposes of attainment of retirement dates and payment of optional forms of benefits), other than for purposes of benefit accrual under any "defined benefit plan", within the meaning of Section 3(35) of ERISA, (ii) to provide accrued vacation to Transferred Employees in the year in which the Closing occurs, equal to the excess, if any, of the accrued vacation to which the Transferred Employee would otherwise be entitled under Seller's vacation plan during that year over the amount of accrued vacation the Transferred Employee had taken during that year, and, thereafter, to provide vacation to Transferred Employees on the same basis as provided to similarly situated employees of IAWC, with service credit as provided in (i) hereof, (iii) to provide severance benefits to Transferred Employees terminated by IAWC that are substantially comparable to those benefits provided by IAWC to similarly situated employees, and (iv) to comply with all applicable legal requirements with respect to the Union Employees (including without limitation any applicable duty to bargain with those employees' bargaining representative). IAWC shall be responsible for providing to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of Closing reduced by the number of vacation days such Transferred Employee has taken on or before Closing. Nothing in this Section 5.9 shall limit IAWC's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly solicit or offer employment to any Transferred Employee then employed by IAWC or its Affiliates.

     5.9.3 Except as specifically provided in Sections 5.9 and 5.12, Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys' fees) related to compensation or employee benefits incurred by IAWC as the result of any claims against IAWC or its Affiliates that are made by any Employees or Former Employees (or the Beneficiary of any

                                                                        Illinois

Employee or Former Employee) who are not made offers to become employees of IAWC or its Affiliates including, without limitation, claims asserted against IAWC as a result of their termination by Seller or its Affiliates.

     5.9.4 Seller shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation claims or the benefits provided under the Benefit Plans, whether paid before or after the Closing) owed to any Transferred Employee or the Beneficiary of any Transferred Employee or any Water Sector Retiree or the Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Seller or any of its Affiliates and such Transferred Employee or Beneficiary or (ii) any benefit claim or expense (including medical expenses) incurred before Closing under any Benefit Plan. For purposes of this Agreement, a medical expense shall be deemed to be incurred when the services giving rise to a claim are rendered, regardless of when billed or paid. Without limiting the foregoing, Seller shall be responsible for the payment of any employee benefits that become due to any Transferred Employees as a result of their termination by Seller.

     5.9.5 Except as otherwise specifically provided in Section 5.9, 5.11 or 5.12, IAWC shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation, claims or the benefits provided under any employee benefit plan or arrangement of IAWC incurred after Closing) owed to any Transferred Employee or Beneficiary of any Transferred Employee or any Water Sector Retiree or Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between IAWC or any of its Affiliates and any Transferred Employee or (ii) any benefit claim or expense (including medical expense) incurred after Closing under any employee benefit plan sponsored or contributed to by IAWC or an ERISA Affiliate after Closing. Notwithstanding the foregoing, IAWC shall not be responsible for the payment of any employee benefits that become due to any Transferred Employees under any Benefit Plan (other than the Assumed Benefit Liabilities).

     5.9.6 IAWC agrees to reimburse Seller for its proportionate share (as defined below) of any amount in excess of $1,000,000 paid by Seller as severance under Citizens' severance plan as in effect on the date hereof to any Employees (when such amount paid by Seller is aggregated with amounts paid by Citizens to other employees as referenced in Section 5.9.6 of the Related Purchase Agreements) provided (i) IAWC does not hire such Employees in accordance with the provisions of Sections 5.9, 5.11 and 5.12 and (ii) Seller provides notice to those Employees on or before the Closing Date to the effect that their employment will be terminated on or shortly after the Closing Date. IAWC will pay such reimbursement to Citizens within 5 days after receipt of a list of the Employees showing which are entitled to severance pay, the amounts of that severance pay and certifying that those amounts have been paid. The IAWC's "proportionate share" means the amount obtained by multiplying the amount in excess of $1,000,000 by a fraction, the numerator of which is the amount of severance paid by Seller to Employees under Section 5.9.6 of this Agreement and the denominator of which is the sum of (i) the amount paid by Seller to Employees under Section 5.9.6 of this Agreement and (ii) the aggregate amount paid by Citizens under Section 5.9.6 of each of the Related Purchase Agreements.

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                                                                        Illinois

     5.9.7 Until the second anniversary of the Closing Date, IAWC shall not directly or indirectly solicit or offer employment to any active employee of Seller, other than the Transferred Employees.

     5.10 Employee Pension Plan.

     5.10.1 At least fifteen days prior to the Closing Date, Seller shall take any and all actions necessary to cease benefit accruals and fully vest all Transferred Employees in their accrued benefits under the Citizens Pension Plan ("Seller's Pension Plan" or "Citizens Pension Plan"). Seller shall retain liability and related assets for benefits accrued through the Closing Date by Transferred Employees under Seller's Pension Plan.

     5.10.2 As of the Closing Date, Transferred Employees shall be covered under the American Pension Plan, and shall be given credit for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, subsidized benefits, and entitlement to optional forms of payment, but not for accrual of benefits.

     5.11 Employee Savings Plan.

     5.11.1 Effective upon the date of the transfer described in Section 5.11.2, subject to the terms and conditions of this Agreement, Parent shall cause the Savings Plan for Employees of American Water Works Company, Inc. (the "American Savings Plan") to assume the liability of the Seller's 401(k) Plan for the account balances of those Transferred Employees participating in the Seller's 401(k) Plan on the Closing Date (the "Affected Participants") that are transferred to the American Savings Plan. As of the Closing Date, Affected Participants shall be 100% vested in their account balances under the Seller's 401(k) Plan. Transferred Employees shall be given credit under the American Savings Plan for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, contribution levels and optional forms of benefit payment, to the same extent that credit for such service has been given by Seller and its Affiliates.

     5.11.2 Parent shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Savings Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance with this Section 5.11, (ii) a certified copy of the trust agreement for the American Savings Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Savings Plan; and (iv) an opinion from Parent's legal counsel acceptable to Seller that the American Savings Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Savings Plan. Seller shall deliver to Parent as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Parent that the Seller's 401(k) Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the Seller's 401(k) Plan, and the transfer of assets to, and assumptions of benefit limitations by, the American Savings Plan. As soon as practicable, but in any event within 120 days after Closing, Seller shall cause the trustee of the Seller's 401(k) Plan to transfer in cash and promissory notes representing outstanding loans to

                                                                        Illinois

Affected Participants to the trustee of the American Savings Plan an amount equal to the sum of the account balances of the Transferred Employees (the "Transferred Accounts") calculated as of the most recent valuation date under the Seller's 401(k) Plan (which shall, in any event, be within thirty (30) days of the transfer). Both the Seller Parties and Parent will file any IRS Form 5310A that is required with respect to the transfer contemplated by this Section
5.11 date at least 30 days prior to the transfer. Upon the transfer described in this Section 5.11, Parent and the American Savings Plan shall be responsible for all benefits attributable to the Transferred Accounts to which Transferred Employees were entitled under the Seller's 401(k) Plan as of such date, and Seller and the Seller's 401(k) Plan shall cease to have any liability, contingent or otherwise, for such benefits.

     5.12 Welfare Benefits.

     5.12.1 Within sixty (60) days after the Closing, Seller agrees to transfer to trusts established by Parent under Section 501(c)(9) of the Code ("Parent's VEBAs") the amount held under any trust established by Seller under Section 501(c)(9) of the Code ("Seller's VEBAs") to fund post-retirement health care and life insurance benefits attributable to the Business, including Former Employees identified on Schedule 5.12 (the "Water Sector Retirees") and any "grandfathered" Transferred Employees as set forth on Schedule 5.12. For the avoidance of doubt, it is understood that no employees of CBSC or Citizens Resources are included in Schedule 5.12. Parent agrees to provide post-retirement health care and life insurance benefits to the Water Sector Retirees and, as applicable, Transferred Employees who become eligible for such benefits after Closing and further agrees that Parent's VEBAs will apply an amount at least equal to the sum of the assets (and earnings thereon calculated at the rate of return generated by Parent's VEBAs) transferred from Seller's VEBAs to provide post-retirement health care and life insurance benefits for such employees. Upon Closing, Parent shall be responsible for all obligations of the Seller Parties to provide post-retirement health care and life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing and the Seller Parties shall cease to have any liability, contingent or otherwise, for such benefits. In consideration of such transfer, Parent agrees not to terminate or materially modify those post-retirement health and life benefit provisions applicable to such grandfathered Transferred Employees and Water Sector Retirees as such provisions are in effect immediately prior to the Closing Date.

     5.12.2 Parent shall take all action necessary and appropriate to ensure that, as of the Closing Date, Parent provides medical, health, dental, flexible spending account, accident, life, short-term disability, long-term disability and other employee welfare benefits (including retiree medical benefits) to Transferred Employees that, in the case of Non-Union Transferred Employees and Union Transferred Employees are substantially similar to those benefits provided by Parent under its corresponding welfare benefit plans (the "Parent's Welfare Plans"). For purposes of determining eligibility to participate, and entitlement to benefits, in each Parent Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions, waiting periods, and requirements for evidence of insurability under the Parent Welfare Plans shall be waived in Parent's Welfare Plans for Transferred Employees and retirees of the Water Sector and their respective Beneficiaries, and Transferred Employees and retirees of the Water Sector and their respective

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                                                                        Illinois

Beneficiaries shall receive credit under the Parent Welfare Plans for co-payments, payments under a deductible limit made by them, and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in which the Closing Date occurs. As soon as practicable after the Closing Date, Seller shall deliver to Parent a list of the Transferred Employees and retirees of the Water Sector and their respective Beneficiaries who had credited service under a Seller Welfare Plan, together with each such individual's service, copayment, deductible and out-of-pocket payment amounts under such plan.

     5.12.3 Seller shall transfer to Parent's flexible benefits plan any balances standing to the credit of Transferred Employees under Seller's flexible benefits plan as of the Closing Date. Seller shall provide to Parent prior to the Closing Date a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with their elections made prior to the Closing Date with respect to such Account, and balances standing to their credit as of the Closing Date.

     5.13 Taxes. The Seller Parties, on the one hand, and Parent and IAWC, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes; (b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Parent and IAWC, on the one hand, and the Seller Parties, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

     5.14 Intentionally Omitted.

     5.15 Citizens' Guarantees and Surety Instruments. Each of Parent and IAWC shall use its reasonable efforts to assist Citizens in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments listed on Schedule 5.15. For purposes of this Section 5.15 and
Section 5.16, reasonable efforts: (a) shall include Parent's or IAWC's assumption of the Assumed Indebtedness, the Contracts and the Permits on the terms set forth in this Agreement; (b) shall include an obligation on the part of Parent or IAWC to provide a guarantee, letter of credit, bond or other required surety instrument at Closing to the extent required by any Contract or Permit and in general to provide an equivalent surety instrument to be substituted for any surety instrument provided by Citizens to any beneficiary in connection with the Business; and (c) shall include the obligation of IAWC and/or Parent to provide a debt obligation (including obtaining a minimum credit rating necessary to prevent any change to the tax-exempt status of any of the Assumed Indebtedness and providing credit enhancements such as bond insurance) to the issuer of any Bonds relating to the Assumed Indebtedness satisfactory to such issuer in replacement of and in substitution for Citizens'

                                                                        Illinois

obligations to such issuer under the Assumed Indebtedness, all to enable Parent or IAWC to assume the Assumed Indebtedness.

     5.16 Assumption of Seller Debt.

     5.16.1 Each of IAWC and Parent shall use its reasonable efforts (as defined in Section 5.15) to assist Seller in obtaining all consents and opinions and taking such other actions as may be required to enable IAWC or Parent, as the case may be, to assume at the Closing all of Seller's liabilities and obligations under the Assumed Indebtedness to the extent provided in Section
2.3. If, after using such reasonable efforts, the parties reasonably conclude that all such required consents and opinions will not be obtained by the date that the conditions to Closing set forth in the first sentences of Sections
6.1.4 and 6.2.4 are expected to be satisfied, then Citizens, Parent and IAWC will use their reasonable efforts and take such other actions as may be required to enable Citizens to assign at the Closing all of Seller's liabilities and obligations under the Assumed Indebtedness to the extent provided in Section 2.3, including complying with the provisions of Section 5.24 to the extent applicable to such assignment of the Assumed Indebtedness.

     5.16.2 Representations Re: Assumed Indebtedness.

          (a) The Seller Parties represent that each of the Bonds which make up the Assumed Indebtedness is a bond issue which was used to finance sewage facilities within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954 as amended ("1954 Code") or Section 142(a)(5) of the Code, as the case may be, or facilities for the furnishing of water within the meaning of Section 103(b)(4)(G) of the 1954 Code or Section 142(a)(4) and Section 142(e) of the Code, as the case may be, and that the interest of such Bonds was as of their date of issue, excludable from the gross income of the holders of such Bonds for federal or state (other than Illinois) income tax purposes pursuant to such sections of the IRC or the Code. In the case of the facilities for the furnishing of water (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof.

          (b) The Seller Parties represent that they have complied with all of their duties and obligations under the IDRB Documents, including their obligations relating to the use of the proceeds of the bonds and the ownership, operation, use and maintenance of the Assets financed with the proceeds of the Bonds. Citizens and the other Seller Parties represent that the representations and warranties of "Company" in the IDRB Documents remain true and correct, and that they have not taken nor permitted to be taken any action which would have the effect of subjecting the interest on any of such Bonds to federal or state (other than Illinois) income taxation, except as otherwise contemplated or permitted by the IDRB Documents.

          (c) The Seller Parties represent that as of Closing all the proceeds of the Bonds will have been spent in accordance with the IDRB Documents, the construction of the

                                                                        Illinois

     projects to be financed with the Bonds will have been completed, that there are no reserve funds associated with the Trust Indentures for such Bonds, and that all of the proceeds of such Bonds were invested in tax-exempt obligations of state and local governments (except to the extent used to acquire or construct the facilities financed by such Bonds) and, that therefore, the Seller Parties do not have any arbitrage profits subject to the rebate requirements of Section 148 of the Code.

          (d) The Seller Parties represent that there is and has been no audit or other examination by any taxing authority relating to the Bonds.

          (e) The Seller Parties further represent the following with respect to the Bonds:

               (1) The Assets financed by the Bonds are sewage facilities or facilities for the furnishing of water, which means that (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof;

               (2) They have not caused or permitted to be caused any reissuance of the Bonds under Section 1001 of the Code, without first obtaining a "no adverse effect" opinion of bond counsel;

               (3) They have not caused an extension of the maturity of such Bonds without first obtaining a "no adverse effect" opinion of bond counsel;

               (4) They have not taken or caused to be taken any action that would cause the Bonds to be arbitrage bonds under Section 148 of the Code, including, but not limited to, the failure to rebate arbitrage profits, if any, as required by Section 148(f) of the Code;

               (5) They have not taken any action that would cause the Bonds not to be registered in accordance with Section 149(a) of the Code; and

               (6) They have not permitted the Bonds to become directly or indirectly "federally guaranteed" under Section 149 of the Code.

     5.16.3 Covenants of Parent and IAWC. Each of Parent and IAWC covenants and agrees, so long as any Assumed IDRB Indebtedness is outstanding, to cause the Assets that were acquired, constructed, improved or equipped with the proceeds of such Assumed IDRB Indebtedness to be used as sewage facilities within the meaning of Section 103(b)(4)(E) of the 1954 Code or Section 142(a)(5) of the Code, as the case may be, and facilities for the furnishing of water within the

                                                                        Illinois

meaning of Section 103(b)(4)(G) of the 1954 Code or 142(a)(4) and Section 142(e) of the Code, as the case may be, which means in the case of the facilities for the furnishing of water that (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof. Each of Parent and IAWC further covenants and agrees, so long as any Assumed IDRB Indebtedness is outstanding, the following:

          (a) It will not cause or permit to be caused any reissuance under
     Section 1001 of the Code without first obtaining a "no adverse effect" opinion of bond counsel;

          (b) It will not cause an extension of the maturity of the Bonds without first obtaining a "no adverse effect" opinion of bond counsel;

          (c) It will not take or cause to be taken any action that would cause the Bonds to be arbitrage bonds under Section 148 of the Code, including, but not limited to, the failure to rebate arbitrage profits, if any, as required by Section 148(f) of the Code;

          (d) It will not take any action that would cause the Bonds not to be registered in accordance with Section 149(a) of the Code;

          (e) It will not permit the Bonds to become directly or indirectly "federally guaranteed" under Section 149 of the Code; and

          (f) It will comply with each representation, warranty, covenant or other agreement or obligation set out by the IDRB Documents as in effect on the date of execution of this Agreement.

     5.17 Schedule of Permits. No later than March 13, 2000, Seller shall deliver to Parent and IAWC a schedule, to be identified as Schedule 5.17, which sets forth all material Permits required for the use of the Acquired Assets being acquired by each and the operation of the Business by Parent and IAWC substantially in the manner as it was conducted prior to the date hereof. For purposes of this Section 5.17, material Permits shall include those required for the service of all utility customers at substantially the same service levels as provided by Seller on the date of this Agreement. All Permits listed on Schedule
5.17 that are required to be listed on Schedule 3.3 or Schedule 3.9 shall be so designated. Seller has made or will make prior to the Closing Date timely applications for renewals of all such Permits listed on Schedule 5.17, which under applicable law must be filed prior to the Closing Date to maintain the Permits listed on Schedule 5.17 in full force and effect.

     5.18 Title Information. No later than March 13, 2000, Seller shall use its reasonable efforts to deliver to Parent or IAWC true, correct and complete copies of all existing title policies, surveys, leases, deeds, instruments and agreements in Seller's possession relating to title to the Real Estate that will be acquired by each.

                                                                        Illinois

     5.19 Transaction with Related Parties. Effective as of the Closing Date, except as otherwise provided in Sections 5.9 through 5.12, 5.15, 5.24, 5.26,
5.27 and 2.7.1(j) of this Agreement, Seller shall have terminated and canceled all contracts, commitments and agreements (including employment relationships) relating to the Acquired Assets or the Business, between Seller, any Affiliate of Seller (including Citizens), any officer or director of any Seller Party, or any Affiliate of the foregoing. Seller shall be solely liable for any contractual or other claims, express or implied arising out of the termination and cancellation of any of the foregoing raised by any party thereto.

     5.20 Approval by Citizens. Citizens shall, as the sole owner of common stock of each other Seller Party, vote all of such shares of common stock to approve this Agreement and the transactions contemplated hereby.

     5.21 Supplemental Information.

     5.21.1 Citizens shall provide IAWC, within fifteen (15) days after the execution or the date of receipt thereof, a copy of (a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $100,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date; (b) a copy of any written notice for assessments for public improvements against the Real Estate received after the date hereof and prior to the Closing Date; (c) a copy of the filing of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate received after the date hereof but prior to the Closing Date; and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Real Estate and where such Contract involves annual payments in excess of $100,000 entered into by Seller after the date hereof and prior to the Closing Date. Citizens will also provide the copies referred to in clauses (b), (c) and (d) of this Section 5.2.1.1 to Parent if the copies relate to Real Estate being purchased by Parent.

     5.21.2 Within fifteen (15) days after the receipt of notice of violation, Citizens shall notify Parent and IAWC of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.8.10 hereof, and shall promptly notify Parent and IAWC of the actions proposed to be taken by Seller to correct or otherwise respond to such violations.

     5.22 Non-Competition. The Seller Parties agree that for a period of fifteen
(15) years after the Closing Date no Seller Party nor any Affiliate of a Seller Party shall directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any substantial manner with any entity (other than IAWC and its successors and assigns) engaged in the business of storing, supplying and distributing water in the States in which IAWC acquires any Acquired Assets, whether or not such business is subject to regulation by a PUC (it being understood that the individual directors of Seller and Citizens are not Affiliates of a Seller Party).

     5.23 Intentionally Omitted.

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                                                                        Illinois

     5.24 IDRB Obligations.

          (a) IAWC's IDRB Obligations. Each party acknowledges that (x) Citizens is and after the Closing Date shall continue to be and shall remain the primary obligor with respect to the Retained IDRB Indebtedness outstanding immediately after the Closing Date to the same extent as though no sale of the Acquired Assets had been made and that Parent and IAWC shall have no payment obligations with respect to such Retained IDRB Indebtedness and (y) the IDRB Documents require Citizens not to take or permit to be taken any action which would have the effect, directly or indirectly, of subjecting the interest on any of the Bonds to federal or state (other than Illinois) income taxation. Accordingly, Parent and IAWC covenant and agree (i) at Closing to execute and deliver to Citizens an agreement substantially in the form attached hereto as Exhibit D, with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date, and (ii) so long as any such Bonds are outstanding, to cause the Acquired Assets that were acquired, constructed, improved or equipped with the proceeds of such Bonds to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of
     Section 103(b)(4)(E) of the 1954 Code, or Section 142(a)(5) of the Code as the case may be.

          (b) IDRB Construction Funds. Citizens hereby represents that there will be no construction funds or unspent bond proceeds available after the Closing Date that are held by the trustees of the Bonds relating to the Retained IDRB Indebtedness.

          (c) Consents and Opinions. The parties shall use their respective best commercially reasonable efforts to obtain all consents and legal opinions as may be required under the Retained IDRB Documents to enable Seller to retain all Retained IDRB Indebtedness and to sell the Acquired Assets to IAWC or Parent.

     5.25 Cooperation with Respect to Like-Kind Exchange. Parent and IAWC agree that Seller may, at Seller's written election delivered to Parent and IAWC no later than five (5) days prior to the Closing Date, direct that all or a portion of the Initial Cash Payment be delivered to a "qualified intermediary" as defined in Treasury Regulation ?ss.1.1031(k) - (g)(4) as to enable Seller's relinquishment of the Acquired Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Seller so elects, Parent and IAWC shall reasonably cooperate with Seller (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller's efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions reasonably required to facilitate the use of a "qualified intermediary"), and Parent and IAWC agree that Seller may assign all or part of its rights (but no obligations) under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the Code. Parent, IAWC and

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                                                                        Illinois

Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Parent, IAWC or Seller; provided that such efforts shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement. Seller shall indemnify and hold Parent and IAWC harmless from any cost, expense or liability arising from its cooperating under this Section 5.25.

     5.26 Transition Plan. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a transitional services team, which shall include expertise from various functional specialties associated with or involved in providing billing, payroll and other support services provided to Seller by any automated or manual process using facilities or employees that are not included among the Acquired Assets or Transferred Employees. Such team will be responsible for preparing, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The transition plan will set forth reasonable arrangements providing IAWC, at IAWC's sole expense, with appropriate access to Seller's relevant computer systems to allow for a full conversion of the relevant data and functionality to IAWC's systems on the Closing Date. Parent, IAWC and Seller shall use their commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days prior to the Closing Date.

     5.27 Procedures regarding Refunds of Advances. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a working group of appropriate subject matter experts to determine the appropriate obligations of Parent and IAWC regarding notification and the provision of other accurate and timely data to Citizens to enable Citizens timely and accurately to satisfy the refund obligations described in Section 2.3.3(b). Such working group will be responsible for preparing a comprehensive agreement no later than March 13, 2000, which agreement shall be executed by the parties at Closing. Among other arrangements, the parties would require that the customers and developers owed refunds provide joint notices to IAWC and Citizens.

     5.28 Title Insurance. Prior to Closing, Seller shall cooperate with Parent and IAWC and use commercially reasonable efforts to assist each of Parent and IAWC if either of them desires to obtain ALTA title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies (collectively, the "Title Company"), committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment) to issuing ALTA (or its local equivalent) form of title insurance policies insuring good, valid, indefeasible fee simple title to the Real Estate in IAWC or Parent, as the case may be, in all cases, at IAWC's and Parent's sole expense and in the respective amounts that IAWC or Parent, as the case may be, requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Exceptions (collectively the "Title Policies"). On or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company, at no cost to Seller, any customary affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies; provided that such efforts and IAWC's and

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                                                                        Illinois

Parent's request for Title Policies or Title Commitments shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                        CONDITIONS PRECEDENT; TERMINATION

     6.1 Conditions Precedent to Obligations of IAWC and Parent. The obligations of IAWC and Parent to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by IAWC and Parent in their sole discretion):

     6.1.1 Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Seller shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 3.25), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso); and provided further, that the representation and warranty set forth in Section 3.5.1 shall be deemed to be true and correct on and as of the Closing Date if any Material Adverse Effect that may have arisen or occurred between the execution date of this Agreement and the Closing Date shall have been cured or remedied such that such Material Adverse Effect is not continuing as of the Closing Date. IAWC and Parent shall have been furnished with a certificate of the Chief Financial Officer or other Vice President of Citizens dated the Closing Date, certifying to the foregoing.

     6.1.2 Opinion of Counsel. IAWC and Parent shall have received from L. Russell Mitten II, Vice President and General Counsel of Seller, an opinion dated the Closing Date, in form and substance satisfactory to IAWC and Parent, to the effect set forth in Exhibit E hereto.

     6.1.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.1.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby, and such order shall not contain any restrictions or conditions (other than those in effect on the date hereof or requiring that the regulatory treatment with respect to the Business in existence as of the date of this Agreement applicable to

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                                                                        Illinois

Seller be continued following the transactions contemplated hereby) which would have a Material Adverse Effect or a material adverse effect on any other regulated business of Parent or IAWC in the state in which the PUC has jurisdiction, and such order shall be final and unappealable; Seller shall have obtained all statutory, regulatory and other consents and approvals which are required in order to consummate the transactions contemplated hereby and to permit IAWC and Parent to conduct the Business being acquired by each in the manner contemplated by Section 3.25 hereof other than those the failure of which to obtain would not have a Material Adverse Effect. Seller shall have also obtained (i) all consents and legal opinions required to enable Parent or IAWC to assume (or for Citizens to assign to Parent or IAWC) the Assumed Indebtedness (without any change in the tax-exempt status of such Assumed Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)) and all other consents and legal opinions required to enable Seller to sell to Parent and IAWC the Acquired Assets being acquired by each at the Closing (without any change in the tax-exempt status of such Assumed Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)), free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture) and (ii) all consents required under Contracts and Permits relating to Seller's water appropriation and flowage rights to the extent reasonably sufficient to enable IAWC to service the customers of the Business and to service future commitments under such Contracts.

     6.1.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect IAWC's and Parent's respective ownership of all or any material portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which would reasonably be expected to materially limit or materially adversely affect IAWC's and Parent's respective ownership of the Acquired Assets.

     6.1.6 Documents. Seller and Citizens shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof and shall have made arrangements reasonably satisfactory to Parent and IAWC to deliver to Parent and IAWC as promptly as practicable after the Closing such records (including customer and employee records) necessary to own and operate the respective portion of the Business being acquired by each.

     6.1.7 Related Closings. Parent and IAWC shall be reasonably satisfied that the consummation of each of the asset purchase and sale transactions contemplated by those certain purchase agreements described on Schedule 6.1.7 (the "Related Purchase Agreements") will occur concurrently with the Closing.

     6.2 Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to cause the consummation of the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Seller Parties in their sole discretion):

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                                                                        Illinois

     6.2.1 Performance of Agreements; Representations and Warranties. Parent and IAWC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by IAWC and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 4.2), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a material adverse effect on the respective ability of IAWC and Parent to perform their obligations under this Agreement and the Transaction Documents, provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Seller shall have been furnished with a certificate of the President or Vice President of Parent and IAWC, dated the Closing Date, certifying to the foregoing.

     6.2.2 Opinion of Counsel. Seller shall have received from Dechert Price & Rhoads, counsel to IAWC and Parent, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit F hereto.

     6.2.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.2.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby and such order shall not contain any restrictions or conditions which would have a material adverse effect on Seller's business activities in the State in which the PUC has jurisdiction or any significant adverse effect on Citizens' acquisition and divestiture activities in that State (including divestiture of the Acquired Assets), and such order shall be final and unappealable; Seller shall have obtained all statutory and regulatory consents and approvals which are required in order to consummate the transactions contemplated hereby, other than those the failure of which to obtain would not have a material adverse effect on the Seller after the Closing. Seller shall have obtained (i) all consents and legal opinions required to enable Parent or IAWC to assume (or Citizens to assign to Parent or IAWC) the Assumed Indebtedness without any change in the tax-exempt status thereof and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F), (ii) all consents and legal opinions required under the Retained IDRB Documents to enable Seller to retain the Retained IDRB Indebtedness until maturity and to sell to Parent and IAWC the Acquired Assets being acquired by each at the Closing (in each case without any change in the tax-exempt status of the Assumed Indebtedness or the Retained IDRB Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)), free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture), and (iii)

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                                                                        Illinois

all other consents required or advisable in order for Seller to transfer Acquired Assets without incurring material liability under any Contract, Permit or Real Estate instrument.

     6.2.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Seller's ownership of all or any material portion of its properties, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect Seller's ownership of any of its properties.

     6.2.6 Documents. Parent and IAWC shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Sections 2.7, 5.24 and 5.27, and shall have taken such actions as Seller may have requested pursuant to Section 5.25 hereof.

     6.2.7 Related Closings. Seller shall be reasonably satisfied that the consummation of each of the Related Purchase Agreements will occur concurrently with Closing.

     6.3 Termination. This Agreement may be terminated at anytime prior to the Closing Date:

     6.3.1 by mutual written consent of the Seller Parties, IAWC and Parent;

     6.3.2 by any of the Seller Parties, Parent or IAWC if: (i) any governmental or regulatory body the consent of which is a condition to the obligations of the Seller Parties, Parent and IAWC to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iii) the Closing shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 6.3.2(iii) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if Closing has not occurred by such date because the conditions precedent to Closing set forth in the first sentence of Section 6.1.4 and the first sentence of Section
6.2.4 have not been fulfilled, then such date shall be automatically extended to September 30, 2001; or

     6.3.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.3, this Agreement shall become void and of no further force and effect, except for the provisions of
Section 5.6 relating to publicity, Sections 3.24 and 4.6 relating to brokerage and Section 7.1 relating to expenses. Nothing in this Section 6.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

                                                                        Illinois

                                    ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

     7.1 Certain Taxes and Expenses. Citizens shall be solely responsible for all state and local sales, use, transfer, real property transfer and other similar taxes, fees and charges that are calculated based on the value of the Acquired Assets being transferred arising from and with respect to the sale and purchase of the Acquired Assets and each of Parent and IAWC shall be solely responsible for all transfer, registration, documentary stamp, recording and other similar fees and charges arising from and with respect to the transfer and recording of title documentation relating to the Acquired Assets being acquired by each. Parent shall be responsible for all costs and expenses relating to the assumption by or assignment to Parent or IAWC of the Assumed Indebtedness. Except as otherwise provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

     7.2 Maintenance of Books and Records. The Seller Parties, on the one hand, and IAWC and Parent, on the other hand, shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the Assumed Liabilities or the conduct of the Business (whether in the possession of the Seller Parties or IAWC or Parent). No files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

     7.3 Survival.

     7.3.1 Subject to this Section 7.3, Section 7.4.2(g) and Section 7.4.2(j), all representations, warranties, covenants and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing:

          (a) the covenants contained in Sections 5.1, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the related indemnity obligations contained in
     Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

                                                                        Illinois

          (b) the covenants contained in Section 5.2 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

          (c) the representations and warranties contained in Sections 3.12 and
     3.16 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of the applicable statute of limitations (or extensions or waivers thereof);

          (d) the representations and warranties contained in Section 3.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

          (e) the representations and warranties contained in Section 3.10 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (f) the representations and warranties contained in Section 3.7 and
     3.17 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (g) the representations and warranties contained in Sections 3.3, 3.5, 3.6, 3.8, 3.9 and 3.25 and the related indemnity obligations contained in
     Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (h) the representations and warranties contained in Section 3.11 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (i) the representations and warranties contained in Section 4.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

          (j) the representations and warranties contained in Sections 4.3 and
     4.4 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (k) the representations and warranties contained in Section 4.5 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date; and

          (l) all other representations and warranties contained in this Agreement and the related indemnity obligations contained in Section 7.4 shall terminate on and no

                                                                        Illinois

further action or claim with respect thereto may be brought after, the second anniversary of the Closing Date;

          (m) such representations and warranties specified in the foregoing clauses (c) through (k), and the covenants contained in Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the relevant anniversary of the Closing Date or the 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be. If any claim for indemnification is asserted or could be asserted with respect to a breach or asserted breach of Section 3.17 (Undisclosed Liabilities) and the IAWC or Parent is also entitled to indemnification in respect of that claim for breach or asserted breach of any other representation or warranty in this Agreement for which there is a shorter survival period, such shorter period will apply to such claim except to the extent that such claim is a product liability, toxic tort or similar claim (as described in Section 2.3.3(a)) brought by a private party litigant.

     7.3.2 No claim for indemnity under Section 7.4 shall be brought or made by IAWC or Parent pursuant to Sections 7.4.1(a)(B) or 7.4.1(a)(C):

          (a) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), for any action or claim with respect to the Pre-Existing Conditions;

          (b) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), with respect to the presence of Hazardous Substances at any locations other than the Real Estate; and

          (c) after the third anniversary of the Closing Date, for any action or claim with respect to any other Retained Liability;

     Provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Parent and/or IAWC to the Seller Parties prior to such period setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims; and, provided, further, that the foregoing time limitations shall also not apply to any such claims: (u) with respect to Taxes; (v) with respect to any liability of the types that appear as "Trade Payables" or "Other Current and Accrued Liabilities" on the financial statements of Seller; (w) not exclusively related to the Acquired Assets or not exclusively related to the Business; and (x) with respect to any of the matters discussed in
Section 3.16 hereof.

     For purposes of Sections 7.3.2(a) and (b), a "Change of Control of Citizens" shall be deemed to have occurred if: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), other than an underwriter engaged in a firm commitment underwriting on behalf of Citizens, is or becomes the beneficial owner (as such term is

                                                                        Illinois

used in Rule 13D-3 and 13D-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of common stock of the Company; (ii) all or substantially all of Citizens' and its Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any person or group of persons acting in concert; (iii) Citizens is merged or consolidated with any other person, whether or not Citizens is the surviving corporation in such merger or consolidation; or (iv) Citizens is liquidated or dissolved or adopts a plan of liquidation.

     7.4 Indemnification. Seller, Parent and IAWC agree as follows:

     7.4.1 General Indemnification Obligations.

          (a) Seller shall indemnify Parent and IAWC and their directors, officers and other Affiliates and hold Parent and IAWC and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement or in any document or certificate required to be furnished to Parent or IAWC by any of the Seller Parties pursuant to this Agreement (including the Transaction Documents); (B) subject to Section 7.3.2, any Excluded Assets or Retained Liabilities; (C) subject to Section 7.3.2, the ownership, operation or use of any of the businesses or assets of the Seller Parties or their Affiliates (other than the Business, the Acquired Assets or the CLWC Stock) whether before, on or after the Closing Date; and (D) an event of taxability, as such term is customarily used in municipal securities transactions, relating to the Retained IDRB Indebtedness and arising from the sale of the Acquired Assets pursuant to this Agreement.

          (b) IAWC and Parent shall indemnify Seller, and their directors, officers and other Affiliates (including Citizens) and hold Seller and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by Parent or IAWC in this Agreement or in any document or certificate required to be furnished to Seller by Parent or IAWC pursuant to this Agreement (including the Transaction Documents), including the IAWC's IDRB Obligations; (B) any Assumed Liabilities after the Closing Date, including the Assumed Indebtedness; (C) the ownership, operation or use of the Business, the Acquired Assets or the CLWC Stock after the Closing Date (except to the extent resulting from Retained Liabilities or to the extent resulting from breaches by the Seller Parties of representations, warranties, covenants or agreements hereunder or in the other Transaction Documents); (D) any claim by a Transferred Employee or a Former Employee referred to on Schedule 5.12 or the Beneficiary of any such employee or former employee for post-retirement health care or life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing; (E) any violation by Parent or IAWC, or any assignee, lessee or successor of Parent or IAWC, of the covenants and agreements as provided by Section 5.16.3 hereof and Section 5 of Exhibit D hereto; and (F) an event of taxability, as such term is customarily used in municipal securities transactions, relating to the Assumed Indebtedness and arising from the sale of the Acquired Assets pursuant to this Agreement and/or the assignment or assumption of the Assumed Indebtedness.

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                                                                        Illinois

          (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages assessed or asserted against the party seeking indemnification and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). For purposes of this Section 7.4, the determination of whether any breach of any representation, covenant or agreement has occurred, and the calculation of the amount of Damages incurred by the Indemnified Party arising out of or resulting from any breach of a representation, covenant or agreement by any party hereto, the references to a "Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded, provided that no such breach shall be found to have occurred due to facts or circumstances arising from an occurrence or condition described in Section 1.1.60(a). Notwithstanding the foregoing, Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

          (d) Notwithstanding any language contained in any Transaction Document (including deeds to Real Estate and instruments delivered by Seller to the Title Company), representations and warranties as to Real Estate set forth in Section 3.10 and 3.11 will not be merged into any Transaction Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement, shall control. No provision set forth in any Transaction Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

     7.4.2 General Indemnification Procedures.

          (a) A party seeking indemnification pursuant to this Section 7.4 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that
     (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim,
     (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief by an Authority and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably

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                                                                        Illinois

      likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause (C) of the proceeding sentence if it is a regulated utility.

          (b) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

          (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

          (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

          (e) Subject to Section 7.4.2(f) and Section 7.4.2(i), neither Parent nor IAWC (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages incurred unless the aggregate amount of Damages incurred by Parent and IAWC (or the other Persons for which they can claim indemnification), together with all other claims for Damages under Section 7.4.2(e) of each of the Related Purchase Agreements, exceeds $6,123,000 in the aggregate (the "Threshold Amount"), in which case Seller shall then be liable for Damages in excess of the Threshold Amount. Subject to Section 7.4.2(f) and Section 7.4.2(i), the cumulative aggregate indemnity obligation of Citizens and its Affiliates under Section 7.4 of this Agreement and the Related Purchase Agreements shall not exceed $60,000,000 (the "Ceiling").

          (f) Notwithstanding the foregoing, the parties acknowledge that Parent and IAWC (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and wilful breaches of covenants or agreements in this Agreement or any of the Retained Liabilities other than the Specified Liabilities irrespective of the Threshold Amount or the Ceiling (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful breach). As used herein, the "Specified Liabilities" shall mean the Retained Liabilities arising from claims made after the Closing Date which (i) do not relate to matters within the scope of clauses
     (u), (v), (w) and (x) of Section 7.3.2; (ii) were not known to the Seller Parties on or prior to Closing; and (iii) relate exclusively to the Acquired Assets or the Business prior to the Closing Date. Notwithstanding anything to the contrary in this Section 7.4, Parent and IAWC (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of
     Section 3.2, 3.12 or 3.16 irrespective of the Threshold Amount or the Ceiling.

          (g) The rights and remedies of Seller, Parent and IAWC under this
     Section 7.4 are exclusive and in lieu of any and all other rights and remedies which Seller, Parent and IAWC may have under this Agreement or otherwise for monetary relief with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller, Parent or IAWC in or pursuant to this Agreement or any of the Transaction Documents or (y) any breach or failure to perform any covenant or agreements set forth in this Agreement or any of the Transaction Documents.

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
                                                                        Illinois

          (h) Except to the extent provided in Section 7.4.2(j) below, no right to indemnification under this Section 7.4 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto including, without limitation, the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

          (i) No party shall have any liability to another party under this
     Section 7.4 for Damages (and no cost or expense relating to such Damages shall be included in determining the extent of Damages incurred by such party for purposes of Section 7.4.2(e)) to the extent that:

               (A) the Indemnified Party recovers insurance proceeds covering the Damages or otherwise recovers payments in respect of such Damages from any other source (whether in a lump sum or stream of payments); or

               (B) the Indemnified Party's Tax liability is actually reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages.

          (j) Seller shall have no liability or obligation under this Section
     7.4 for any Damages resulting from the inaccuracy or breach of any representation or warranty if such inaccuracy or breach is disclosed by Seller pursuant to and in accordance with Sections 5.3 and 8.4 hereof;

          (k) Parent and IAWC agree to use commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of Parent or IAWC consistent with its customary risk management practices, appear likely to give rise to a claim against Parent or IAWC that is likely to involve one or more insurance policies of Parent or IAWC. Any such notice shall be given in good faith by Parent or IAWC, as the case may be, without regard to the possibility of indemnification payments by Seller under this Section 7.4, and shall be processed by Parent or IAWC, as the case may be, in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Each of Parent and IAWC agree that (i) if it is entitled to receive payment from Seller for Damages arising under or pursuant to a breach of the representation and warranty set forth in
     Section 3.10, and (ii) if Parent or IAWC has obtained title insurance which may cover the claim or matter giving rise to such Damages, then (iii) such title insurance shall be primary coverage and Parent or IAWC, as the case may be, will make a claim under the title insurance if such claim can be made in good faith before enforcing its right to receive payment from Seller. Neither Parent nor IAWC shall be under any obligation to obtain title insurance or prosecute such claim (other than the initial filing of such claim).

          (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds and other payments pursuant to Section 7.4.2(i)(A)

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                                                                        Illinois

     and a tax benefit pursuant to Section 7.4.2(i)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment;

          (m) In the event of any indemnification claim under this Section 7.4 involving the claim of any third party, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Section
     7.4. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     7.4.3 Indemnification for Negligence. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, VIOLATION OF ANY LAW OR OTHER LEGAL FAULT OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

     7.5 UCC Matters. From and after the Closing Date, Seller will promptly refer to Parent or IAWC all inquiries with respect to ownership of the Acquired Assets and the Business being acquired by each, and will refer to Parent all inquiries with respect to the ownership of the CLWC Stock. In addition, Seller will execute such documents and financing statements as Parent or IAWC may reasonably request from time to time to evidence transfer of the Acquired Assets to Parent or IAWC in accordance with this Agreement, including any necessary assignment of financing statements.

     7.6 Financial Statements. In connection with the preparation and filing of any registration statement or periodic report of Parent or its Affiliates pursuant to Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Seller, at Parent's expense, shall provide Parent (a) by April 30, 2000 or within 120 days after Parent's written request therefor if made after January 1, 2000, with the following audited financial statements: (i) a statement of net assets of the Business as of the end of the last fiscal year prior to Closing; and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business for the last fiscal year prior to Closing (in each case combined with the businesses being acquired by Parent, IAWC and Affiliates of Parent pursuant to the Related Purchase Agreements), including opinions thereon of Seller's

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                                                                        Illinois

Accountants, and (b) within 90 days after Parent's written request made therefor (provided such request is made after the end of the fiscal quarter described below), the following unaudited statements: (i) a statement of net assets of the Business as of the end of the last fiscal quarter prior to Closing (but only if such quarter is subsequent to the last fiscal year prior to Closing); and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business, for the period from the end of the last fiscal year through the end of the last fiscal quarter prior to Closing (in each case combined with the businesses being acquired by Parent, IAWC and Affiliates of Parent pursuant to the Related Purchase Agreements).

     7.7 Collection of Receivables. Seller agrees that it shall promptly (and in any event no later than five (5) Business Days following receipt) deliver all such payments with respect to accounts receivable from customers of the Business received on and after the Closing Date (including but not limited to negotiable instruments tendered in payment of accounts receivable assigned to IAWC hereunder which shall be duly endorsed by Seller to the order of IAWC) to IAWC. Seller shall cooperate with IAWC in coordinating the transfer of collection agents and customers of the Business who pay their bills through the Automated Clearinghouse (ACH) process to IAWC.

                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Construction. Parent, IAWC and the Seller Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Parent, IAWC and the Seller Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. The word "or" shall not be exclusive. Provisions of this Agreement shall apply, when appropriate, to successive events and transactions. Section references refer to this Agreement unless otherwise specified.

     8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier addressed to the party at its address set forth below:

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
                                                                        Illinois

                             If to Parent:

                             American Water Works Company
                             1025 Laurel Oak Road
                             P.O. Box 1770
                             Voorhees, New Jersey  08043
                             Fax:  (609) 346-8299
                             Attention: General Counsel

                             with a copy to:

                             Illinois-American Water Company
                             300 N. Water Works Drive
                             P.O. Box 24040
                             Belleville, IL 62223-9040
                             Fax: (618) 236-1186
                             Attention: Corporate Counsel

                             and:

                             Dechert Price & Rhoads
                             4000 Bell Atlantic Tower
                             1717 Arch Street
                             Philadelphia, PA  19103-2793
                             Fax:  (215) 994-2222
                             Attention: Craig Godshall, Esq.

                             If to IAWC:

                             Illinois-American Water Company
                             300 N. Water Works Drive
                             P. O. Box 24040
                             Belleville, IL 62223-1186
                             Fax: (618) 236-1186
                             Attention: Corporate Counsel

                             with a copy to Parent and a copy to:

                             Dechert Price & Rhoads
                             4000 Bell Atlantic Tower
                             1717 Arch Street
                             Philadelphia, PA  19103-2793
                             Fax:  (215) 994-2222
                             Attention: Craig Godshall, Esq.

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
                                                                        Illinois


                             If to Seller:

                             Citizens Utilities Company
                             High Ridge Park
                             Stamford, CT 06905
                             Attention:  Robert J. DeSantis
                             Telecopier: (203) 614-4625

                             with copies to:

                             Citizens Utilities Company
                             High Ridge Park
                             Stamford, CT 06905
                             Attention:   L. Russell Mitten, II
                             Telecopier: (203) 614-4651

                             and

                             Citizens Utilities Company
                             High Ridge Park
                             Stamford, CT 06905
                             Attention:   J. Michael Love
                             Telecopier: (203) 614-5201

                             and

                             Fleischman and Walsh, L.L.P.
                             1400 Sixteenth Street, N.W.
                             Washington, D.C.  20036
                             Attention:   Jeffry L. Hardin
                             Telecopier: (202) 387-3467

     8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, that (a) Parent may assign this Agreement, without the prior written consent of Seller, to any direct or indirect subsidiary of Parent provided such subsidiary assumes in writing all the duties and obligations of Parent hereunder and, if such assignment requires the approval of the PUC, such assignment was described in the initial filing made by the parties pursuant to Section 5.5 (provided that no such assignment by Parent shall in any way operate to enlarge, alter or change any obligation due to Seller or relieve Parent of its obligations hereunder if such subsidiary fails to perform such obligations, with the understanding that Parent shall be jointly and severally liable with such subsidiary for any non-performance of Parent's obligations hereunder); and (b) Seller may assign its rights or delegate its

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                                                                        Illinois

duties under this Agreement to a qualified intermediary chosen by Seller to structure the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the Code.

     8.4 Exhibits and Schedules. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly related to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section.

     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

     8.6 Dispute Resolution. Except as otherwise provided herein, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute") shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by Parent and IAWC, one arbitrator being selected by Citizens, and the third arbitrator, knowledgeable in the general subject matter of the dispute, controversy or claim, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules. The arbitration shall take place in Newark, New Jersey. The arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce evidence through discovery (i) that is reasonably requested by the other party to the arbitration in order to prepare and

                                                                        Illinois

     substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the non-prevailing party taken as a whole is unreasonable, the arbitrator(s) may order the non-prevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

          (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this Section 8.6 and
     (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceed under this Section 8.6.


     8.7 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable,
(b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

     8.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, and the Confidentiality Agreement dated August 2, 1999, between Citizens and Parent, (i) together constitute the entire understanding of the parties (and their affiliates) with respect to the subject matter hereof, and any related matter, (ii) supercede all prior agreements or understandings, written or oral, entered into by any of the parties that concern the subject matter hereof and (iii) are not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

                                                                        Illinois

     8.10 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party;
(iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     8.12 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     8.13 Definitions. For purposes of this Agreement, references to the knowledge of the Seller Parties (including a reference to "the best of the knowledge of the Seller Parties" and similar references) shall mean the actual knowledge possessed by any of the following officers or employees of Citizens:
Chief Financial Officer, Vice President and Treasurer; President, Citizens Public Services; Vice President, Corporate Human Resources; Secretary; Vice President, Water; and the general manager of the Business.

     8.14 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER OF THE SELLER PARTIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY SCHEDULE HERETO, THE TRANSACTION DOCUMENTS, OR ANY DOCUMENT, EXHIBIT, CERTIFICATE, INSTRUMENT OR STATEMENT TO BE DELIVERED HEREUNDER OR THEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE SCHEDULES AND ANY COST ESTIMATES, PROJECTIONS OR PREDICTIONS OR ANY OTHER INFORMATION CONTAINED OR REFERRED TO IN OTHER MATERIALS THAT HAVE BEEN OR SHALL HEREINAFTER BE PROVIDED TO PARENT, IAWC OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF ANY OF THE SELLER PARTIES.

                                                                        Illinois

     8.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

     8.16 Bulk Sales. Each of Parent and IAWC agrees that it shall not make any filings under any tax bulk sales provisions with respect to the transactions contemplated by this Agreement.

                     [Signatures appear on following page.]

                                                                        Illinois

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                             CITIZENS UTILITIES COMPANY


                             By:  Robert J. DeSantis
                                -----------------------------------------------
                                  Robert J. DeSantis, Chief Financial Officer,
                                  Vice President and Treasurer

                             CITIZENS BUSINESS SERVICES COMPANY
                             CITIZENS LAKE WATER COMPANY
                             CITIZENS RESOURCES COMPANY
                             CITIZENS UTILITIES COMPANY OF ILLINOIS


                             By:  Robert J. DeSantis
                                ----------------------------------------------
                                  Robert J. DeSantis, Vice President


                             AMERICAN WATER WORKS COMPANY, INC.


                             By:  Joseph F. Hartnett, Jr.
                                ---------------------------------------------
                                  Joseph F. Hartnett, Jr., Treasurer

                             ILLINOIS-AMERICAN WATER COMPANY


                             By:  Terry L. Gloriod
                                ---------------------------------------------
                                  Terry L. Gloriod, President

                                 EXHIBIT A

                           ASSUMPTION AGREEMENT

     This Assumption Agreement (this "Assumption") is made as of _____________, by Illinois-American Water Company, an Illinois corporation ("Transferee"), in favor of Citizens Utilities Company, a Delaware corporation ("citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor").

     This Assumption is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and between Transferor and American Water Works Company, Inc. (the "agreement"). Capitalized terms not otherwise defined in this Assumption shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee does hereby assume and agree to observe, comply with, and perform in accordance with the terms of each of, the Assumed Liabilities. Transferee does not assume or have any responsibility for any liabilities or obligations of Transferor other than the Assumed Liabilities, and neither the execution, delivery and performance of the Agreement nor the execution, delivery and performance of this Assumption shall render Transferee liable for any such liability, obligation, undertaking, expense or agreement other than the Assumed Liabilities.

     No provisions set forth in this Assumption shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assumption and provisions of the Agreement, the Agreement shall control.

     This Assumption is made solely for the benefit of Transferor and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assumption may be executed in counterparts, each of which shall be deemed an original.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                      SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the undersigned have executed this Assumption effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS BUSINESS SERVICES COMPANY
                    CITIZENS LAKE WATER COMPANY
                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES COMPANY OF ILLINOIS


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    ILLINOIS-AMERICAN WATER COMPANY


                    By:________________________________________________
                        Name:
                        Title:

                   Signature Page of Assumption Agreement
              among Transferor and Transferee, dated _______

                                 EXHIBIT B

                        BILL OF SALE AND ASSIGNMENT

     This Bill of Sale and Assignment (this "Assignment") is made as of _________________, by Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor"), in favor of Illinois-American Water Company, an Illinois corporation ("Transferee").

     This Assignment is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and among Transferor and American Water Works Company, Inc. (the "Agreement"). Capitalized terms not otherwise defined in this Assignment shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby grant, bargain, sell, transfer and assign and convey unto Transferee, its successors and assigns, all of the rights, title and interest of the Transferor in and to the Acquired Assets.

     No provisions set forth in this Assignment shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assignment and the provisions of the Agreement, the Agreement shall control.

     This Assignment is made solely for the benefit of Transferee and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assignment may be executed in counterparts, each of which shall be deemed an original.


           [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
                       SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS BUSINESS SERVICES COMPANY
                    CITIZENS LAKE WATER COMPANY
                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES COMPANY OF ILLINOIS


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    ILLINOIS-AMERICAN WATER COMPANY


                    By:_________________________________________________
                        Name:
                        Title:




            Signature Page of Bill of Sale and Assignment among
                Transferor and Transferee, dated __________

                                 EXHIBIT D


================================================================================


                    RETAINED IDRB OBLIGATIONS AGREEMENT


                                   among


                        CITIZENS UTILITIES COMPANY
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Seller


                                    and


                    AMERICAN WATER WORKS COMPANY, INC.
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Buyer





                  Dated as of ___________________, 2000

                    RETAINED IDRB OBLIGATIONS AGREEMENT

     THIS RETAINED IDRB OBLIGATIONS AGREEMENT (this "Agreement") is made as of the ____ day of ____________________, 2000, by and between CITIZENS UTILITIES COMPANY, a Delaware corporation, and each of the wholly-owned subsidiaries of Citizens Utilities Company named on the signature page hereof (collectively, "Seller"), and AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation ("Parent"), and each of the subsidiaries of Parent named on the signature page hereof (collectively with Parent, "Buyer"). Capitalized terms used herein shall have the meanings ascribed to them in Article I, unless otherwise provided.

                           W I T N E S S E T H :

     WHEREAS, Seller and Buyer have entered into that certain Asset Purchase
Agreement dated as of October   , 1999 (the "Purchase Agreement"), pursuant to
which as of the date hereof Seller has sold and Buyer has purchased the Assets (as hereinafter defined); and

     WHEREAS, such Assets include assets financed through the issuance by [ISSUER] (the "Issuer") of certain Retained IDRB Indebtedness (as hereinafter defined and as identified by Schedule I attached hereto); and

     WHEREAS, notwithstanding such sale of the Assets, Seller remains primarily liable for the payment and other obligations arising under the respective financing agreements identified by Schedule I attached hereto relating to the Retained IDRB Indebtedness (collectively, the "Loan Agreements"); and

     WHEREAS, Buyer henceforth will have legal title to and entire operational control of the Assets and Seller will have no further rights to enter, possess or otherwise operate, control or maintain the Assets; and

     WHEREAS, Seller's primary liability will terminate upon the respective termination of the Loan Agreements; and

     WHEREAS, pursuant to Section 5.24(a)(ii) of the Purchase Agreement, Buyer has agreed "at Closing to execute and deliver to Seller an agreement . . . with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date;" and

     WHEREAS, Seller and Buyer intend that this Agreement is and shall be that agreement required to be delivered pursuant to Section 5.24(a)(ii) of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

     Section 1. Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Assets" means, collectively, all of the assets, property and interests of every type and description, real, personal or mixed, tangible and intangible, owned by Seller (as defined in the Purchase Agreement) and relating to the Business (as defined in the Purchase Agreement), other than the "Excluded Assets" (as defined in the Purchase Agreement).

     "IDRB Documents" means, collectively, the Loan Agreements, the Tax Regulatory Agreements, Tax Representations and Project Certificates to which Seller is a party or by which any of the Assets is bound, and relating to the Retained IDRB Indebtedness.

     "IRS" means the Internal Revenue Service or any successor agency.

     "Retained IDRB Indebtedness" means, collectively, the indebtedness of Seller owing to the Issuer of the Bonds (as defined by each Loan Agreement and as described further on Schedule I attached hereto) and arising under the Loan Agreements included among the IDRB Documents.

     Section 2. Receipt and Review of IDRB Documents. Buyer hereby acknowledges that it has received the IDRB Documents and has had the opportunity to review the agreements, obligations and covenants of Seller set forth in such IDRB Documents and related Indentures of Trust and certain No Arbitrage Certificates, including, in particular, those agreements, obligations, representations, warranties and covenants relating to the ownership, operation, use and maintenance of the Assets, to the preservation of the tax-exempt status of the Retained IDRB Indebtedness and to the indemnification by Seller of the Issuer.

     Section 3. Representations Regarding Assets. Seller hereby represents that it has performed all duties and obligations of "Company" under the IDRB Documents relating to the ownership, operation, use and maintenance of the Assets financed with the proceeds of the Retained IDRB Indebtedness and that the representations and warranties of "Company" relating to the ownership, operation, use and maintenance of such Assets under the IDRB Documents remain true and correct.

     Section 4. Covenant Regarding Tax Exemption. Buyer represents, warrants, covenants and agrees that it is in the business of providing water utility and sewage services, and that, so long as any Retained IDRB Indebtedness is outstanding, it will cause the Assets that were acquired, constructed, improved or equipped with the proceeds of such Retained IDRB Indebtedness to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954, as amended, or Section 142(a)(5) of the Internal Revenue Code of 1986, as amended, as the case may be. Buyer further represents, warrants, covenants and agrees that it will not violate or otherwise contravene any representation, warranty, covenant or other agreement or obligation set out by the IDRB Documents as in effect on October __, 1999, which are applicable to Buyer's ownership of the Assets, other than (x) the sale pursuant to the Asset Purchase Agreement of the Assets to Buyer, (y) subject to the two next succeeding sentences, any such covenants relating to the application of the proceeds of any eminent domain proceeding or casualty loss and (z) insofar as they are not integral to Buyer's use and operation of the Assets, the representations, warranties, covenants or other agreements or obligations relating to the tax-exempt status of the interest on such Retained IDRB Indebtedness. Buyer shall notify Seller in writing promptly upon Buyer receiving notice of any threatened or impending eminent domain proceeding against the Assets or of any material casualty loss of Assets financed with Retained IDRB Indebtedness, shall cooperate in good faith with Seller in Seller's efforts to ascertain the consequences of any such eminent domain proceeding or casualty loss for the tax exemption of the Retained IDRB Indebtedness, and shall not take any action with respect to the proceeds of an eminent domain proceeding or insurance claim without express written consent of Seller, which consent will not be withheld if Buyer is in receipt of a "no adverse effect" opinion of nationally recognized bond counsel. Notwithstanding the next preceding sentence, as between Seller and Buyer, Seller, without recourse to Buyer, shall be responsible for any payments with respect to the Retained IDRB Indebtedness arising as a result of an eminent domain proceeding or casualty loss occurring on or after the date of this Agreement, and Buyer shall be entitled to retain any eminent domain or insurance proceeds. Buyer acknowledges and agrees that Seller's bond counsel may rely on Buyer's representations, warranties and covenants as hereinabove provided for the purpose of rendering legal opinions, as required by the IDRB Documents as a precondition to the sale by Seller of such Assets, to the effect that the sale of such Assets will not have a material adverse effect on the exclusion from gross income of the interest on the Retained IDRB Indebtedness. Nothing in this Agreement is intended to nor shall it be interpreted as (i) an assignment to, and assumption by, Buyer of any of the IDRB Documents, or (ii) as an undertaking or agreement by Buyer to assume, guarantee or pay any of Seller's loan or other payment obligations pursuant to the IDRB Documents.

     Seller represents, warrants, covenants and agrees that it will not refund or otherwise refinance with the proceeds of any obligation the interest on which is excluded from gross income for federal income tax purposes any of the Retained IDRB Indebtedness without Buyer's express written consent, which consent Buyer shall provide unless Buyer reasonably concludes that such refunding or refinancing would affect Buyer's use and operation of the related Assets.

     Section 5. Indemnification of Seller by Buyer. Buyer shall and hereby agrees to indemnify and save harmless Seller against and from all claims by or on behalf of one or more of the Issuer, the trustee or trustees (collectively, the "Trustees") identified in the IDRB Documents, any actual or beneficial owner of Retained IDRB Indebtedness or any other person, firm, corporation or other legal entity arising from the conduct or management of, or from any work or thing done on, the Assets for the period commencing on the date hereof and thereafter during the remaining terms of the IDRB Documents, including, without limitation, (i) any condition of the Assets financed with the proceeds of the Retained IDRB Indebtedness, (ii) any breach or default on the part of Buyer in the performance of any of its obligations under this Agreement, including the obligation to preserve the exclusion from gross income of the interest on the Bonds for federal or state (as applicable) income tax purposes, (iii) any act or negligence of Buyer or of any of its agents, contractors, servants, employees or licensees or (iv) any act or negligence of any assignee, lessee or successor of Buyer, or of any agents, contractors, servants, employees or licensees of any assignee, lessee or successor of Buyer. Buyer shall indemnify and save harmless Seller from any such claim arising as aforesaid, or in connection with any action or proceeding brought thereon, and, upon notice from Seller, Buyer shall defend it in any such action or proceeding. Any claim for indemnity under this Agreement shall follow the procedures outlined in Sections 7.4.2(a) through (c), inclusive, of the Asset Purchase Agreement.

     Section 6. Term of Agreement. This Agreement shall be coterminous with the term of the IDRB Documents, provided that the obligations of Buyer under
Section 5 hereof shall survive the termination of this Agreement.

     Section 7. Successor Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 8. Governing Law. The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law of such state.

     Section 9.  Dispute Resolution.  Except as otherwise provided in this
Section 9, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort and audit, regulatory or other actions initiated by or on behalf of the IRS with respect to the Retained IDRB Indebtedness, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute"), shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by the Parent, one arbitrator being selected by Citizens Utilities Company and the third arbitrator, knowledgeable with respect to the general subject matter of the dispute, controversy or claim, including, if applicable, the federal income tax laws applicable to obligations the interest on which is excluded from gross income for federal income tax purposes, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules.
     The arbitration shall take place in Newark, New Jersey.     The
     arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce the discovery of documents (i) that are reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the nonprevailing party taken as a whole is unreasonable, the arbitrator(s) may order the nonprevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

          (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this
     Section 9 and (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceeding under this Section 9.

     Section 10. Cooperation. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

     Section 11. Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress nor compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

     Section 12. Publicity. No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required in the case of any notices or other information provided to the Trustees and the Issuer or otherwise where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

     Section 13. Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

     Section 14. Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

     Section 15 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 16. Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

     Section 17 Entire Agreement. This Agreement and schedules hereto and the documents specifically referred to herein (including the Purchase Agreement) constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between Buyer and Seller.

     Section 18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     CITIZENS UTILITIES COMPANY

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________

                                     AMERICAN WATER WORKS COMPANY, INC.

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________


                                     [AWW SUBSIDIARY]


                                     By____________________________________
                                     Name__________________________________
                                     Title_________________________________

      [Signature page to Retained IDRB Obligations Agreement between
Citizens Utilities Company and American Water Works Company, Inc., dated as of
                        ____________________, 2000.]

                                SCHEDULE I

     Retained IDRB Indebtedness                   Loan Agreements

                                 EXHIBIT E

                              _______________

American Water Works Company, Inc.
1025 Laurel Oak Road
P.O. Box 1770
Voorhees, New Jersey  08043

Ladies and Gentlemen:

     I have acted as counsel for Citizens Utilities Company, a Delaware corporation ("Citizens"), in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of October ______, 1999 (the "Agreement"), among Citizens and certain of its affiliates (collectively with Citizens, "Seller Parties") and American Water Works Company, Inc. ("American"). This opinion is rendered to American and certain of its affiliates (collectively with American, "Buyer") pursuant to Section 6.1.2 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     I have participated in and am familiar with the corporate proceedings of the Seller Parties relating to the negotiation, authorization, execution and delivery of the Transaction Documents (as hereinafter defined). In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of (i) the Agreement, (ii) the Bill of Sale and Assignment dated as of the date hereof by the Seller Parties in favor of Buyer (the agreements and instruments described in clauses (i) and (ii) being referred to herein collectively as the "Transaction Documents") and (iii) such corporate records, certificates of public officials and officers of the Seller Parties, and such other agreements, instruments and documents that I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed that genuineness and authenticity of all documents submitted to me as originals, the conformity with genuine and authentic originals of all documents submitted to me as copies, the genuineness of all signatures, and, with respect to my examination of documents executed by parties other than the Seller Parties, I have assumed that such parties had the power, corporate or otherwise, to enter into and to perform all obligations thereunder.

     I have relied, as to matters of fact, upon the representations made by the Seller Parties in the Agreement and in related affidavits and certificates made by the Seller Parties, and upon the governmental certificates and reports attached as exhibits to this opinion.

     I am a member of the bar of the State of New York, and I express, subject to the qualifications herein, no opinion as to the laws of any jurisdiction except the General Corporation Law of the State of Delaware, the federal laws of the United States of America (with the exception of federal antitrust laws and regulations, federal securities laws and regulations, matters relating to the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, and the laws of the State of New York (with the exception of state antitrust or unfair competition laws and regulations, state securities laws and other statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and special political subdivisions). I am not admitted to practice in the State of Delaware. To the extent

American Water Works Company, Inc.
____________________
Page 2

that any matter with respect to which an opinion is rendered herein is governed by the laws of another jurisdiction other than the General Corporation Law of the State of Delaware, I have, with your permission, assumed that the laws of such other jurisdiction are identical to the laws of the State of New York.

     Actual Knowledge as used in this letter means the conscious awareness of facts or other information by myself or any lawyer in the employ of the Seller Parties who has had active involvement in negotiating the Agreement, preparing the Transaction Documents or preparing this letter.

     The opinions expressed herein are further qualified and I express no opinion regarding the following:

     A. The effect of applicable bankruptcy, reorganization, insolvency, moratoria, or similar laws of the United States or of any state now or hereafter in effect, affecting the rights of creditors generally.

     B. The availability or enforceability of certain terms or provisions, covenants or remedies set forth in any Transaction Document governing specific performance, injunctive relief, payment of attorneys fees and expenses and costs of enforcement and forum selection clauses in federal courts.

     C. The applicability of principles relating to unconscionability, diligence, good faith, reasonableness, and the application of general principles of equity in any proceeding, legal or equitable.

     D. The effect of changes after the date hereof in any rules, laws, regulations or statutes of limitation, or moratoria or similar actions by federal, state, or local governmental agencies, legislatures, courts or other authorities having jurisdiction.

     On the basis of the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

          1. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

          2. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Transaction Documents to which it is a party, and to own, lease and operate the Acquired Assets and the Business as presently being conducted.

American Water Works Company, Inc.
____________________
Page 3

          3. The execution and delivery and performance by each of the Seller Parties of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action of such party, and do not and will not contravene any provision of the organizational documents of the Seller Parties.

          4. Upon due execution and delivery by the parties thereto, the Transaction Documents will be the legal obligations of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with their terms.

          5. Other than as disclosed on Schedule 3.3 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby, would violate, conflict with, result in the breach of, or constitute a default under or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

          6. Other than as disclosed on Schedule 3.18 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that (i) there are any actions, suits, investigations or proceedings pending against or threatened, against or affecting, the Seller Parties, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect, and (ii) there are currently any outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relates to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

American Water Works Company, Inc.
____________________
Page 4

     The foregoing opinions are solely for the use of Buyer, have been expressed solely in connection with the transactions contemplated by the Agreements and are given for no other purpose, and shall not be delivered to or relied upon by any other person or party, except Buyer. This letter is not to be quoted, in whole of in part, or referred to in any document without the prior written consent of the undersigned. I assume no obligation to update or revise this opinion letter.

                                     Very truly yours,



                                     L. Russell Mitten, II
                                     Vice President-General Counsel
                                     Citizens Utilities Company

                                 EXHIBIT F

                             [DP&R Letterhead]



                              [Closing Date}


Citizens Utilities Company
High Ridge Park
Stanford, CT 06905

Gentlemen:

     We have acted as counsel to American Water Works Company, Inc., a Delaware Corporation ("Parent"), and such of its subsidiaries as may join in the Agreement (collectively, the "Companies") in connection with the execution and delivery by Parent, and Citizens Utilities Company and certain of its affiliates (collectively, "Seller Parties") of the Asset Purchase Agreement (the "Agreement") dated October __, 1999. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.


     In connection with the opinions expressed below, we have made such examination of law and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Assumption Agreement dated the date hereof (collectively, the "Transaction Documents") and such corporate documents and records of the Companies, certificates of public officials and of officers of the Companies, and such other documents as we have deemed necessary or appropriate. With respect to the matters set forth in Paragraph 1, we have relied upon certain documentation received from public officials.

     In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to factual matters material to our opinion, we have had such discussions with the officers of the Companies as we have deemed relevant or necessary, and, we have assumed, with your permission and without independent investigation, the truthfulness of all recitals, representations, warranties and factual matters set forth in all documents, instruments, certificates and reports we have examined.

     In rendering the opinions set forth below, we have also assumed that (a) each of the parties to the Agreement and the Transaction Documents other than the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and formation; (b) each of such other parties to the Agreement and the Transaction Documents has the requisite corporate power and corporate authority and has taken the corporate action necessary to execute and deliver the Agreement and the Transaction Documents and to consummate the transactions contemplated thereby; (c) the Agreement and Transaction Documents have been duly executed and delivered by each of such other parties thereto; and (d) the Agreement and the Transaction Documents constitute the legal, valid and binding obligations of each such other party thereto, enforceable against such other party in accordance with its respective terms.

     The opinions hereinafter expressed are subject to the following further qualifications:

     (i) Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter relating to or affecting debtors' obligations and the rights of creditors generally.

     (ii) Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity).

     (iii) The opinions stated herein are as of the date hereof and are limited to laws, facts and circumstances in existence on the date hereof, and we assume no undertaking to advise the Seller Parties of any change in the opinions expressed herein, whether or not material, as a result of any change in any laws, facts or circumstances pertaining to the Transaction Documents which may come to our attention after the date hereof.

     (iv) Our opinion is limited solely to the General Corporation Law of the State of Delaware, the laws of the Commonwealth of Pennsylvania and the applicable laws of the United States of America.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Companies have all necessary corporate power to perform their obligations under the Transaction Documents, and the Companies have all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business.

     2. All corporate proceedings required to be taken by or on the part of the Companies and the shareholders of the Companies to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions thereby, have been duly and properly taken. Each of the Transaction Documents have been duly and validly executed and delivered.

     3. Neither the execution and delivery of the Transaction Documents by the Companies nor the consummation of the transactions contemplated thereby will:
(a) violate or conflict with any provision of the certificates or articles of incorporation or bylaws of the Companies, as amended to date; or (b) violate or conflict with any provision of any law, rule, regulation, or to our knowledge, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or Authority.

     4. The Agreement and other agreements and documents to be executed pursuant thereto, when executed and delivered by the Companies will constitute legal, valid and binding obligations of the Companies enforceable against them in accordance with their respective terms.

     The opinions expressed herein are intended only for your benefit and use, and may not, without our written consent, be used or relied upon in any manner for any purpose by any other person or entity.

                                     Very truly yours,

                                                                   EXHIBIT 10(t)

                                                                         Indiana

                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           CITIZENS UTILITIES COMPANY
                                       AND
                               FLOWING WELLS, INC.

                                       AND

                     AMERICAN WATER WORKS COMPANY, INC. AND
                         INDIANA-AMERICAN WATER COMPANY

                                   DATED AS OF

                                OCTOBER 15, 1999

                                                                         Indiana

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1      DEFINITIONS.....................................................1
         1.1   Certain Definitions.............................................1

ARTICLE 2      THE TRANSACTION.................................................9
         2.1   Sale and Purchase of Assets.....................................9
         2.2   Excluded Assets.................................................9
         2.3   Assumption of Certain Liabilities..............................10
         2.4   Consent of Third Parties.......................................13
         2.5   Closing........................................................14
         2.6   Purchase Price.................................................14
               2.6.1    Purchase Price........................................14
               2.6.2    Payment of Initial Cash Payment.......................14
               2.6.3    Estimated Closing Statement...........................15
               2.6.4    Post-Closing Adjustment to Purchase Price.............15
               2.6.5    Adjustment for Certain Liabilities....................17
         2.7   Deliveries and Proceedings at Closing..........................17
               2.7.1    Deliveries to Buyer...................................17
               2.7.2    Deliveries By Buyer to the Seller Parties.............18
         2.8   Allocation of Consideration....................................18
         2.9   Prorations.....................................................18

ARTICLE 3      REPRESENTATIONS AND WARRANTIES  OF SELLER......................19
         3.1   Qualification; No Interest in Other Entities...................19
         3.2   Authorization and Enforceability...............................19
         3.3   No Violation of Laws or Agreements.............................20
         3.4   Financial Statements...........................................20
         3.5   No Changes.....................................................21
         3.6   Contracts......................................................21
         3.7   Permits and Compliance With Laws Generally.....................22
         3.8   Environmental Matters..........................................22
         3.9   Consents.......................................................24
         3.10  Title..........................................................25
         3.11  Real Estate....................................................25
         3.12  Taxes..........................................................25
         3.13  Patents and Intellectual Property Rights.......................26
         3.14  Accounts Receivable............................................26
         3.15  Labor Relations................................................26
         3.16  Employee Benefit Plans.........................................26
         3.17  Absence of Undisclosed Liabilities.............................28
         3.18  No Pending Litigation or Proceedings...........................28
         3.19  Supply of Utilities............................................29
         3.20  Insurance......................................................29
         3.21  Relationship with Customers....................................29
         3.22  WARN Act.......................................................29

                                                                         Indiana

         3.23  Condition of Assets............................................29
         3.24  Brokerage......................................................29
         3.25  All Assets.....................................................29
         3.26  Year 2000 Matters..............................................30

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.............30
         4.1   Organization and Good Standing.................................30
         4.2   Authorization and Enforceability...............................31
         4.3   No Violation of Laws or Agreements.............................31
         4.4   Consents.......................................................32
         4.5   Financing......................................................32
         4.6   Brokerage......................................................32
         4.7   Insurance......................................................32

ARTICLE 5      ADDITIONAL COVENANTS...........................................32
         5.1   Conduct of Business............................................32
         5.2   Negotiations...................................................34
         5.3   Disclosure Schedules...........................................34
         5.4   Mutual Covenants...............................................35
         5.5   Filings and Authorizations.....................................35
         5.6   Public Announcement............................................36
         5.7   Further Assurances.............................................36
         5.8   Cooperation....................................................36
         5.9   Employees; Employee Benefits...................................37
         5.10  Employee Pension Plan..........................................39
         5.12  Welfare Benefits...............................................41
         5.13  Taxes..........................................................42
         5.14  Intentionally Omitted..........................................42
         5.15  Citizens' Guarantees and Surety Instruments....................42
         5.16  Intentionally Omitted. ........................................42
         5.17  Schedule of Permits............................................42
         5.18  Title Information..............................................42
         5.19   Transaction with Related Parties..............................43
         5.20  Approval by Citizens...........................................43
         5.21  Supplemental Information.......................................43
         5.22  Non-Competition................................................43
         5.23  Intentionally Omitted..........................................43
         5.24  Intentionally Omitted..........................................44
         5.25  Cooperation with Respect to Like-Kind Exchange.................44
         5.26  Transition Plan................................................44
         5.27  Procedures regarding Refunds of Advances.......................44
         5.28  Title Insurance................................................45

ARTICLE 6      CONDITIONS PRECEDENT; TERMINATION..............................45
         6.1   Conditions Precedent to Obligations of Buyer and Parent........45
               6.1.1    Performance of Agreements; Representations and
                        Warranties............................................45
               6.1.2    Opinion of Counsel....................................46
               6.1.3    HSR Act...............................................46

                                                                         Indiana

               6.1.4    Required PUC and Other Consents.......................46
               6.1.5    Injunction; Litigation................................46
               6.1.6    Documents.............................................46
               6.1.7    Related Closings......................................47
         6.2   Conditions Precedent to Obligations of Seller Parties..........47
               6.2.1    Performance of Agreements; Representations and
                        Warranties............................................47
               6.2.2    Opinion of Counsel....................................47
               6.2.3    HSR Act...............................................47
               6.2.4    Required PUC and Other Consents.......................47
               6.2.5    Injunction; Litigation................................48
               6.2.6    Documents.............................................48
               6.2.7    Related Closings......................................48
         6.3   Termination....................................................48

ARTICLE 7      CERTAIN ADDITIONAL COVENANTS...................................49
         7.1   Certain Taxes and Expenses.....................................49
         7.2   Maintenance of Books and Records...............................49
         7.3   Survival.......................................................49
         7.4   Indemnification................................................52
               7.4.1    General Indemnification Obligations...................52
               7.4.2    General Indemnification Procedures....................53
               7.4.3    Indemnification for Negligence........................56
         7.5   UCC Matters....................................................56
         7.6   Financial Statements...........................................56
         7.7   Collection of Receivables......................................57

ARTICLE 8     MISCELLANEOUS...................................................57
         8.1   Construction...................................................57
         8.2   Notices........................................................57
         8.3   Successors and Assigns.........................................59
         8.4   Exhibits and Schedules.........................................59
         8.5   Governing Law..................................................60
         8.6   Dispute Resolution.............................................60
         8.7   Severability...................................................61
         8.8   No Third Party Beneficiaries...................................61
         8.9   Entire Agreement...............................................61
         8.10  Amendment and Waiver...........................................61
         8.11  Counterparts...................................................62
         8.12  Headings.......................................................62
         8.13  Definitions....................................................62
         8.14  No Implied Representation......................................62
         8.15  Construction of Certain Provisions.............................62
         8.16  Bulk Sales.....................................................63

                                                                         Indiana

                                LIST OF SCHEDULES

Schedule 1.1.1(a). . . . . . . . . . . . . . . . . . . . . . . . . . Real Estate
Schedule 2.2.12. . . . . . . . . . . . . . . . . . . . . . . . . Excluded Assets
Schedule 3.3 . . . . . . . . . . . . . . . . .No Violation of Laws or Agreements
Schedule 3.4 . . . . . . . . . . . . . . . . . . . . . . . .Financial Statements
Schedule 3.5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .No Changes
Schedule 3.6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Contracts
Schedule 3.7 . . . . . . . . . . . . .Permits and Compliance with Laws Generally
Schedule 3.8 . . . . . . . . . . . . . . . . . Environmental Matters - Generally
Schedule 3.8.10. . . . . . . . . . . . . . . . . Compliance with Water Standards
Schedule 3.8.11. . . . . . . . . . . . . . . . . . . . . . . . .Deed Restriction
Schedule 3.9 . . . . . . . . . . . . . . . . . . . . . .Seller Parties' Consents
Schedule 3.10. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .Title
Schedule 3.11. . . . . . . . . . . . . . . . . . . . .  .Real Estate Proceedings
Schedule 3.12. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Taxes
Schedule 3.15. . . . . . . . . . . . . . . . . . . . . . . . .  .Labor Relations
Schedule 3.16.1. . . . . . . . . . . . . . . . . . . . . .Employee Benefit Plans
Schedule 3.16.4. . . . . . . . . . . . . . . Employee Benefit Plans - Compliance
Schedule 3.16.9. . . . . . . . . Employee Benefit Plans - Extraordinary Benefits
Schedule 3.17. . . . . . . . . . . . . . . . .Absence of Undisclosed Liabilities
Schedule 3.18. . . . . . . . . . . . . . . .No Pending Litigation or Proceedings
Schedule 3.19. . . . . . . . . . . . . . . . . . . . . . . . Supply of Utilities
Schedule 3.20. . . . . . . . . . . . . . . . . . . . . . . . .Seller's Insurance
Schedule 3.22. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .WARN Act
Schedule 3.23. . . . . . . . . . . . . . . . . . . . . . . . Condition of Assets
Schedule 3.25. . . . . . . . . . . . . . . . . . . . . . . . . . . . .All Assets
Schedule 3.27. . . . . . . . . . . . . . . . . . . . . . . . . Product Liability
Schedule 4.7 . . . . . . . . . . . . . . . . . . . . . . . . . Buyer's Insurance
Schedule 5.1 . . . . . . . . . . . . . . . . . . . . . . . . Conduct of Business
Schedule 5.9.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . Employees
Schedule 5.9.2 . . . . . . . . . . . . . . . . .Collective Bargaining Agreements
Schedule 5.12  . . . . . . . . . . . . . . . . . . . . . . . . .Former Employees
Schedule 5.15  . . . . . . . . . . . . . . . . . . . . . . .Citizens' Guarantees
Schedule 5.16  . . . . . . . . . . . . . . . . . . . . . . . Schedule of Permits
Schedule 6.1.7 . . . . . . . . . . . . . . . . . . . Related Purchase Agreements

                                                                         Indiana

                                TABLE OF EXHIBITS

Exhibit A    -    Form of Assumption Agreement

Exhibit B    -    Form of Assignment and Bill of Sale

Exhibit C    -    Intentionally Omitted.

Exhibit D    -    Intentionally Omitted.

Exhibit E    -    Form of Seller's Opinion of Counsel

Exhibit F    -    Form of Buyer's Opinion of Counsel

                                                                         Indiana

                            ASSET PURCHASE AGREEMENT

     THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 15, 1999, by and among Citizens Utilities Company, a Delaware corporation ("Citizens"), and Flowing Wells, Inc., an Indiana corporation and a wholly-owned subsidiaries of Citizens (collectively with Citizens, "Seller" or the "Seller Parties"), and American Water Works Company, Inc., a Delaware corporation ("Parent"), and Indiana-American Water Company, Inc., an Indiana corporation ("Buyer").

                                  Background

     A. Flowing Wells, Inc., is a public utility engaged in the business of storing, supplying, distributing and selling water to the public and related services and activities in the State of Indiana, (the "Business").

     B. Parent is a holding company which desires to cause the Buyer to purchase substantially all of the assets, properties and rights of the Seller Parties relating to the Business, and Seller desires to sell, and to cause the sale of, such assets, properties and rights, on the terms and subject to the conditions set forth in this Agreement.

                                     Terms

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

     1.1.1 "Acquired Assets" means, subject to Section 2.2, all of each Seller Party's right, title, and interest in, under and to all of the assets, properties and rights exclusively used in the Business as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights exclusively relating to the Business enumerated below:

     (a) all real property described in Schedule 1.1.1(a), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, railroad crossing agreements, hereditaments, tenements, privileges and other appurtenances thereto or otherwise exclusively related to the Business (such as appurtenant rights in and to public streets) (the "Real Estate");

                                                                         Indiana

     (b) to the extent not included in clause (a) above, all water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures and other tangible personal property, in transit or otherwise, used exclusively in the Business (the "Equipment and Other Tangible Personal Property");

     (c) notwithstanding the provisions of Section 2.2 but subject to Section 2.4, all of Seller's water appropriation and flowage rights to the extent not transferred to Buyer upon assignment of the Contracts and Permits to Buyer;

     (d) all notes receivable, accounts receivable, accrued utility revenues, materials and supplies (at average cost net of reserve for obsolescence) and prepayments attributable in each case exclusively to the Business;

     (e) all deferred capital costs and other deferred charges (excluding deferred taxes collectable) attributable exclusively to the Business of which recovery in future rates is probable;

     (f) Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto;

     (g) subject to Section 2.4 hereof, (i) contracts, commitments, agreements and instruments relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts and distribution contracts relating exclusively to the conduct of the Business; (ii) orders, contracts, supply agreements and other agreements relating exclusively to the purchase of any assets, services, properties, materials, or products for the Business; (iii) all leases of Real Estate exclusively related to the Business; (iv) all other contracts, agreements and instruments related exclusively to the Business (other than contracts, agreements and instruments included in the definition of Real Estate or Permits); and (v) any such contracts, agreements and other instruments referred to in clauses (i) - (iv) inclusive, entered into between the date hereof and the Closing Date which are consistent with the terms of this Agreement and are entered into in the ordinary course of business consistent with past practice, and including in the case of clauses (i) - (iv) all such contracts, agreements and instruments more specifically listed or described in Schedule 3.6 (but specifically excluding any contract, agreement and instrument listed or described on Schedule 2.2.12) (the "Contracts");

     (h) subject to Section 2.4 hereof, franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority relating exclusively to the conduct of the Business and all pending applications therefor (the "Permits");

     (i) books, records, ledgers, files, documents (including originally executed copies of written Contracts, to the extent available, and copies to the extent not available), correspondence, Tax returns relating exclusively to the Business, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative

                                                                         Indiana

materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees (to the extent such transfer is not prohibited by law), photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent exclusively relating to the Business, the Acquired Assets or the Transferred Employees;

     (j) all rights or choses in action arising out of occurrences before or after the Closing Date and exclusively related to any of the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller; provided, however, that (notwithstanding the foregoing provisions of this Section 1.1.1(j)), to the extent that Seller pays or discharges a liability related to the Business or any of the Acquired Assets and related to such right or chose in action (whether by reason of indemnification under this Agreement or otherwise), Buyer will reassign or reconvey to Seller such right or chose in action to the extent that such right or chose in action relates to a recovery of amounts paid to Buyer; and

     (k) all rights to insurance and condemnation proceeds (i) to the extent relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing but only to the extent that the proceeds exceed the amount of the write-down of the net book value of such Acquired Assets on the books and records of Seller as a result of such damage, destruction, taking or other impairment and (ii) to the extent they relate to amounts paid by Buyer for Damages to the extent Buyer does not receive payment pursuant to Section 7.4.1(a), but only to the extent Buyer is entitled to indemnification by Seller pursuant to Sections 7.3 and 7.4.

     1.1.2 "Adjusted Net Assets" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.3 "Affected Participant" has the meaning set forth as Section 5.11.1 hereof.

     1.1.4 "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

     1.1.5 "Agreement" has the meaning set forth in the introduction hereof.

     1.1.6 "American Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.7 "American Savings Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.8 "Antitrust Division" has the meaning set forth in Section 5.5 hereof

                                                                         Indiana

     1.1.9 "Assumed Benefit Liabilities" has the meaning set forth in Section
3.16.6 hereof.

     1.1.10 Intentionally Omitted.

     1.1.11 "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.12 "Assumption Agreement" has the meaning set forth in Section 2.3.2 hereof.

     1.1.13 "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof). 1.1.14 "Base Cash Purchase Price" has the meaning set forth in Section 2.6.1 hereof.

     1.1.15 "Beneficiary" means the Person(s) designated by an Employee, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Benefit Plan.

     1.1.16 "Benefit Plans" has the meaning set forth in Section 3.16.1 hereof.

     1.1.17 Intentionally Omitted.

     1.1.18 "Business" has the meaning set forth in the Background section hereof.

     1.1.19 Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

     1.1.20 "Buyer" has the meaning set forth in the introduction hereof.

     1.1.21 Intentionally Omitted.

     1.1.22 "Buyer's Accountants" means PricewaterhouseCoopers LLP or any firm of independent public accountants hereafter designated by Buyer for purposes of this Agreement.

     1.1.23 Intentionally Omitted.

     1.1.24 "Ceiling" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.25 "CERCLA" has the meaning set forth in Section 3.8.2 hereof.

     1.1.26 "CERCLIS" has the meaning set forth in Section 3.8.7 hereof.

                                                                         Indiana

     1.1.27 "Citizens" has the meaning set forth in the introduction hereof.

     1.1.28 "Closing" has the meaning set forth in Section 2.5 hereof.

     1.1.29 "Closing Date" has the meaning set forth in Section 2.5 hereof.

     1.1.30 "Closing Statement of Net Assets" has the meaning set forth in
Section 2.6.4(a) hereof.

     1.1.31 "Code" means the Internal Revenue Code of 1986, as amended.

     1.1.32 Intentionally Omitted.

     1.1.33 "Competing Transaction" has the meaning set forth in Section 5.2.

     1.1.34 "Contracts" has the meaning set forth in Section 1.1.1(g) hereof.

     1.1.35 "Control" with respect to any Person means the ownership, directly or indirectly, of at least a majority of the voting power of each class of capital stock of such Person entitled to vote in the election of directors of such Person generally.

     1.1.36 "Damages" has the meaning set forth in Section 7.4.1 hereof.

     1.1.37 "Disclosure Schedules" means the Schedules referenced in Articles 3, 4 and 5 of this Agreement, as amended or supplemented pursuant to Section 5.3.

     1.1.38 "Dispute" has the meaning set forth in Section 8.6.

     1.1.39 "Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.40 "Environmental Laws" has the meaning set forth in Section 3.8 hereof.

     1.1.41 "Equipment and Other Tangible Personal Property" has the meaning set forth in Section 1.1.1(b) hereof.

     1.1.42 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.1.43 "ERISA Affiliate" means (a) any corporation included with any of the Seller Parties in a controlled group of corporations within the meaning of
Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with any of the Seller Parties within the meaning of Section 414 of the Code; any member of an affiliated service group of which any of the Seller Parties is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of any of the Seller Parties under Section 414(o) of the Code.

                                                                         Indiana

     1.1.44 "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

     1.1.45 "Financial Statements" has the meaning set forth in Section 3.4 hereof.

     1.1.46 "FIRPTA Affidavit" has the meaning set forth in Section 2.7.1 hereof.

     1.1.47 "Former Employees" means all salaried and hourly employees once employed by Seller or any of its Affiliates, but who are no longer so employed on the Closing Date.

     1.1.48 "FTC" has the meaning set forth in Section 5.5 hereof.

     1.1.49 "GAAP" has the meaning set forth in Section 3.4 hereof.

     1.1.50 "Hazardous Substance" has the meaning set forth in Section 3.8 hereof.

     1.1.51 "HSR Act" has the meaning set forth in Section 3.9 hereof.

     1.1.52 Intentionally Omitted.

     1.1.53 Intentionally Omitted.

     1.1.54 "Indemnified Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.55 "Indemnifying Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.56 "Intellectual Property" means the trademarks, patents, trade names and copyrights and applications therefor, inventions, trade secrets, and confidential business information (including know-how, formulas, water filtration, purification and pumping processes and techniques, technical data, designs, drawings, customer and supplier lists, and business and marketing plans and proposals), all computer software (including data and related documentation and object and source codes), whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) of Seller, in each case, utilized exclusively in the Business.

     1.1.57 "Interim Statement of Net Assets" means the Citizens Water Resources Statement of Net Assets - Indiana, June 30, 1999, which is attached hereto as
Schedule 3.4.

     1.1.58 "Interim Statement of Net Assets Date" means June 30, 1999.

     1.1.59 "IRS" has the meaning set forth in Section 3.16.2 hereof.

     1.1.60 "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, right of way, easement or other

                                                                         Indiana

encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

     1.1.61 "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements. For purpose of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect (a) if it arises from general business, economic or financial market conditions, from conditions generally effecting the industries in which Seller competes, or from the transactions contemplated by this Agreement, or (b) solely with respect to matters arising prior to Closing, to the extent that either (i) Seller realizes the benefit of insurance maintained by Citizens on or prior to the Closing Date and Buyer receives the cash proceeds of such insurance to the extent required by Section 1.1.1(k), or
(ii) Seller arranges for Buyer to recover payments in respect of such occurrence or condition from any other source (whether in a lump sum or stream of payments), it being understood and agreed that a Material Adverse Effect may have occurred irrespective of such insurance recovery if the occurrence or condition giving rise to such recovery also causes a non-monetary material adverse change in or effect upon the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements.

     1.1.62 "Mortgage Indenture" means Indenture of Mortgage and Deed of Trust between BNY Western Trust Company (successor in interest to Wells Fargo Bank, N.A.) and First Interstate Bank of California (as successor trustee to Marine Midland, N.A., formerly the Marine Midland Trust Company of New York).

     1.1.63 "OSHA" has the meaning set forth in Section 3.7.1 hereof.

     1.1.64 "PCBs" has the meaning set forth in Section 3.8.6 hereof.

     1.1.65 "Permits" has the meaning set forth in Section 1.1.1(h) hereof.

     1.1.66 "Permitted Exceptions" has the meaning set forth in Section 3.10 hereof; provided, however, that from and after the Closing, Permitted Exceptions shall not include any Lien arising under or resulting from the Mortgage Indenture.

     1.1.67 "Person" means an individual, a corporation, a partnership, an association, an Authority, a trustor other entity or organization.

     1.1.68 "Pre-Existing Conditions" has the meaning set forth in Section 2.3.1(d).

     1.1.69 "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank N.A. as its United States prime, reference or base rate for commercial loans.

                                                                         Indiana

     1.1.70 "PUC" has the meaning set forth in Section 5.5 hereof.

     1.1.71 "Purchase Price" has the meaning set forth in Section 2.6.1 hereof.

     1.1.72 "Real Estate" has the meaning set forth in Section 1.1.1(a) hereof.

     1.1.73 "Recovery" has the meaning set forth in Section 7.4.2(l) hereof.

     1.1.74 "Related Purchase Agreements" as the meaning set forth in Section
6.1.7 hereof.

     1.1.75 "Release" or "Released" has the meaning set forth in Section 3.8 hereof.

     1.1.76 "Remedial Action" has the meaning set forth in Section 3.8 hereof.

     1.1.77 Intentionally Omitted.

     1.1.78 "Retained Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.79 "Review Period" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.80 "SEC" means the U.S. Securities and Exchange Commission.

     1.1.81 "Securities Filings" has the meaning set forth in Section 5.8.2 hereof.

     1.1.82 "Seller" and "Seller Parties" have the respective meaning set forth in the introduction hereof.

     1.1.83 "Seller's Accountants" means KPMG LLP or any other firm of independent public accountants hereafter designated by Seller for purposes of this Agreement.

     1.1.84 "Seller's Adjusted Amount" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.85 "Seller's Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.86 "Seller's 401(k) Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.87 "Specified Liabilities" has the meaning set forth in Section 7.4.2(f) hereof.

     1.1.88 "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall

                                                                         Indiana

profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     1.1.89 "Third Accounting Firm" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.90 "Threshold Amount" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.91 "Third Party Claim" has the meaning set forth in Section 7.4(b)(i) hereof.

     1.1.92 "Transferred Accounts" has the meaning set forth in Section 5.11.2 hereof.

     1.1.93 "Transaction Documents" has the meaning set forth in Section 3.2 hereof.

     1.1.94 "Transferred Employees" has the meaning set forth in Section 5.9.2 hereof.

     1.1.95 "Union Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.96 "VEBAs" has the meaning set forth in Section 5.12 hereof.

     1.1.97 "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. section 2102-2109, as amended.

                                    ARTICLE 2

                                 THE TRANSACTION

     2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 2.5 below, Citizens shall, and shall cause the other Seller Parties to, sell, assign, transfer, deliver and convey to Buyer, and Parent shall cause Buyer to purchase, the Acquired Assets for the Purchase Price specified in Section 2.6.

     2.2 Excluded Assets. The following assets of Seller shall be excluded from the Acquired Assets (the "Excluded Assets"):

     2.2.1 assets of the Seller used in both the Business and in Citizens' gas, electric or communications businesses, the material items of which are described on Schedule 2.2.12;

     2.2.2 cash and cash equivalents in transit, in hand or in bank accounts.

                                                                         Indiana

     2.2.3 except as otherwise set forth herein, assets attributable or related to any Benefit Plan;

     2.2.4 the stock record and minute books of Seller;

     2.2.5 Acquired Assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

     2.2.6 except to the extent set forth in Sections 2.9, rights to refunds of Taxes payable with respect to the Business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member, and which are treated as Retained Liabilities under Section 2.3.3(b) below.

     2.2.7 customer and other deposits held in Seller's accounts;

     2.2.8 accounts owing by and among Seller and its Affiliates;

     2.2.9 notes receivable and other receivables (other than note and accounts receivable attributable exclusively to the Business);

     2.2.10 all deferred tax assets or collectibles;

     2.2.11 duplicate copies of all books and records transferred to Buyer; and

     2.2.12 those certain items listed on Schedule 2.2.12.

     2.3 Assumption of Certain Liabilities.

     2.3.1 Buyer shall not assume any liabilities of Citizens or Seller or any of their Affiliates, except that Buyer shall assume the following specific liabilities and obligations:

          (a) the obligations and liabilities set forth in Sections 5.9, 5.10,
     5.11 and 5.12 hereof;

          (b) except as set forth in Section 2.3.3(b), all liabilities and obligations of Seller in respect of the Contracts and Permits assigned or transferred to Buyer pursuant to this Agreement in accordance with the respective terms thereof, except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (c) intentionally omitted;

          (d) any liability, obligation or responsibility of Seller for conditions at the Real Estate, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or

                                                                         Indiana

     protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment at the Real Estate or into or from any building, structure, pipeline or other facility at the Real Estate, or from violation of any law relating to the foregoing, including without limitation, any CERCLA or similar liability under any federal or state law or regulation, except to the extent Buyer has given written notice of a claim for indemnification pursuant to Sections 7.3 and 7.4 hereof prior to the expiration of the claims period set forth in Section 7.3.2(a) or (b) (and if Buyer has given written notice prior to the expiration of such claims period, to the extent that such claim is not entitled to indemnification under Sections 7.3 and 7.4) (the foregoing, the "Pre-Existing Conditions");

          (e) all liabilities and obligations of Seller related to unperformed service obligations, easement and right-of-way relocation obligations, and construction work in progress, and all engineering and construction required to complete scheduled construction and other capital projects for the Business, in each case relating to the Business and outstanding on or arising after the Closing Date except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (f) liability for accrued but unused vacation pay for the Transferred Employees to the extent provided in Section 5.9.2;

          (g) any liability, obligation or responsibility relating to customer deposits held by Seller on the Closing Date and relating to the Business; and

          (h) all liabilities and obligations imposed on Buyer by any PUC in connection with the operation of the Business or the ownership of the Acquired Assets, including with respect to any liability of the types that appear as "Accrued Liabilities" and "Non-Current Liabilities" on the financial statements of Seller.

     2.3.2 Any liabilities or obligations which are assumed by Buyer pursuant to
Section 2.3.1 above are hereinafter referred to as the "Assumed Liabilities." At the Closing, Parent shall cause Buyer to execute and deliver to Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume the Assumed Liabilities. Each of Parent and Buyer hereby irrevocably and unconditionally waives and releases the Seller Parties from all Assumed Liabilities and all liabilities or obligations exclusively relating to the Business or the Acquired Assets to the extent arising from events or occurrences after the Closing or to the extent otherwise relating to the period after the Closing, including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     2.3.3 Buyer shall not assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any of the Seller Parties or any of their Affiliates except for the Assumed Liabilities as specifically and expressly provided for above, whether such liabilities or obligations relate to payment, performance or

                                                                         Indiana

otherwise, and all liabilities, commitments or obligations not expressly transferred to Buyer hereunder as Assumed Liabilities are being retained by the Seller Parties, (the "Retained Liabilities"). Each of the Seller Parties hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

          (a) any product liability, toxic tort or similar claim for injury to person or property, regardless of when made or asserted, to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Seller Parties or any of their Affiliates prior to Closing, or alleged to have been made by any of such Persons, or to the extent that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product distributed or sold by or on behalf of any of the Seller Parties or any of their Affiliates prior to Closing, including any claim referred to above in this Section 2.3.3(a) relating to water quality standards, any claim relating to any product delivered in connection with the performance of services provided by Seller and any claim seeking recovery for consequential damages, lost revenue or income;

          (b) all refund obligations relating to the advances existing on the Closing Date for construction of facilities relating to the Business;

          (c) except to the extent set forth in Section 2.9, any federal, state, foreign or local income or other Tax payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member.

          (d) any liability or obligation associated with or in connection with any common plant assets of Seller (other than the liabilities and obligations exclusively related to any common plant assets included among the Acquired Assets);

          (e) except as provided in Section 2.3.1 above, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, agents or independent contractors of any of the Seller Parties or any of their Affiliates, whether or not employed by Buyer after the Closing, that arises out of or relates to events or conditions to the extent occurring before the Closing Date;

          (f) except to the extent set forth in Section 2.3.1(d), any liability, obligation or responsibility of any of the Seller Parties, or any of their Affiliates or predecessors, whether based on statutory or common law, but only as any such law is interpreted, amended and in effect on the Closing Date, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous

                                                                         Indiana

     Substances into the environment or into or from any building, structure, pipeline or other facility or relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances or sale or product containing Hazardous Substances from violation of any law relating to the foregoing (but only as such law is interpreted, amended and in effect on the Closing Date) including without limitation, any (A) CERCLA or similar liability under any federal or state law or regulation as interpreted, amended and in effect on the Closing Date or (B) any such liability associated with businesses or assets of the Seller Parties other than the Business or the Acquired Assets;

          (g) liabilities and obligations relating to the Business to the extent arising prior to Closing (unless otherwise constituting Assumed Liabilities) arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

          (h) any obligation or liability arising under any contract, commitment, instrument or agreement (1) subject to the penultimate sentence of Section 2.4, that is not transferred to Buyer as part of the Acquired Assets, or (2) that relates to any breach or default (or to the extent that it relates to an event which would, with the passing of time or the giving of notice, or both, constitute a default) under any Contract, instrument or agreement or to any services to be provided by Seller under any such Contract, instrument or agreement to the extent that such services were performed or were required to have been performed on or prior to the Closing Date;

          (i) any liability or obligation in respect of the Excluded Assets;

          (j) any liability or obligation of any of the Seller Parties or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of Seller's representations, warranties, covenants or agreements contained in this Agreement, except to the extent set forth in Section 7.4; or

          (k) except for the Assumed Liabilities as specifically and expressly set forth herein, any liability to the extent arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any claims, obligations or litigation to the extent arising out of or relating to events or conditions occurring before the Closing Date, and any liability associated with any business other than the Business.

     2.4 Consent of Third Parties. On the Closing Date, Citizens shall cause Seller to assign to Buyer, and Parent shall cause Buyer to assume, the Contracts and the Permits which are to be transferred to Buyer as provided in this Agreement by means of the Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent (or result in a breach or violation thereof) of the other party thereto or any other third party, and such consent shall not be obtained prior to Closing, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets. In order, however, to provide Buyer the full realization and value of every Contract of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for

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                                                                         Indiana

Seller to proceed at Buyer's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary (a) to assure that the rights of Seller or its Affiliates under such Contracts shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller or its Affiliates in and under every such Contract. To the extent that Buyer does receive the benefits of any such Contract pursuant to the preceding sentence, such Contract shall be a Contract "assigned or transferred to Buyer pursuant to this Agreement" within the meaning of Section 2.3.1(b) hereof. Nothing in this Section 2.4 shall in any way diminish the obligations of Seller to obtain consents and approvals under this Agreement.

     2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at 10 a.m., East Coast time, on a date mutually satisfactory to Buyer and Seller which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) at the offices of Fleischman and Walsh, LLP, 1400 Sixteenth Street, N.W., Washington, D.C. 20036, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date"). Upon payment of the Initial Cash Payment by Buyer and confirmed receipt thereof by Seller or the Escrow Agent pursuant to Section
2.6.2 below, Seller shall operate the Business at the direction of and under the control of Buyer. Notwithstanding the foregoing, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date for all purposes.

     2.6 Purchase Price.

     2.6.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price be paid by Buyer for the purchase of the Acquired Assets (the "Purchase Price") shall be: (i) $1,780,000 in cash (the "Base Cash Purchase Price," the Base Cash Purchase Price as adjusted in accordance with Section 2.6.3 and Section 2.6.5 is referred to as the "Initial Cash Payment"), subject to adjustment pursuant to the provisions of this Agreement (including Section 2.6.3, Section 2.6.4, Section 2.6.5 and Section 2.9 of this Agreement) and (ii) the assumption by Buyer of the Assumed Liabilities.

     2.6.2 Payment of Initial Cash Payment. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by federal other wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date. If the Closing Date is not a business day on which financial institutions are open and operating, then on or before the last business day on which financial institutions are open and operating before the Closing Date, Buyer shall deliver the Initial Cash Payment to Buyer's lead bank (the "Escrow Agent") in immediately available funds in U.S. dollars. Upon receipt, the Escrow Agent shall invest the Initial Cash Payment in an interest-bearing account mutually agreed upon by Seller and Buyer. At Closing, Parent shall sign and deliver to Citizens a statement which confirms that the Closing has occurred and which instructs the Escrow Agent to transfer to Citizens the funds representing the Initial Cash Payment, plus an amount representing the interest earned after the Closing Date until the date the funds are transferred, to an account that Citizens shall designate at least two (2) business days prior to the date the funds are

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                                                                         Indiana

required to be transferred hereunder. The Escrow Agent shall refund the balance to Buyer. The fees and expenses of Escrow Agent shall be paid by Buyer.

     2.6.3 Estimated Closing Statement. At least five (5) business days prior to the Closing Date, Citizens shall deliver to Parent and Buyer a statement of net assets (the "Estimated Statement of Net Assets") reflecting its good faith calculation of the Acquired Assets of the Business as of the last day of the latest calendar month for which financial statements of Seller are available (the "Estimated Adjusted Net Assets"). The Estimated Statement of Net Assets shall be prepared in the same manner and utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999). The Base Cash Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Adjusted Net Assets is greater than or less than $886,056 (such increase or decrease, as the case may be, is referred to herein as the "Estimated Net Asset Adjustment").

     2.6.4 Post-Closing Adjustment to Purchase Price.

          (a) Within 90 days after the Closing, Citizens shall prepare and deliver to Parent and Buyer a Statement of Net Assets (the "Closing Statement of Net Assets") which reflects the Acquired Assets, as of 11:59 p.m. on the Closing Date, based on actual financial performance and calculated in the same manner, utilizing the same accounting principles, policies and methods utilized in preparing the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999), together with (A) an audit report of Seller's Accountants stating that the Closing Statement of Net Assets has been prepared utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets and
     (B) a calculation of Citizens' determination of the amount of increase or decrease in the amount of the Acquired Assets of the Business from the Interim Statement of Net Assets Date to the Closing Date which is derived from the Closing Statement of Net Assets ("Seller's Adjustment Amount"). The Closing Statement of Net Assets shall not give effect to any purchase accounting treatment arising from Buyer's purchase of the Acquired Assets. Buyer shall pay the fees and expenses of Seller's Accountants incurred in connection with this Section 2.6.4. Buyer agrees to cooperate, and agrees to cause Buyer's Accountants to cooperate, with Citizens and Seller's Accountants in connection with the preparation of the Closing Statement of Net Assets, and related information, and shall provide to Citizens and Seller's Accountants such books, records and information as may be reasonably requested from time to time, including the work papers of Buyer's Accountants. Citizens will give Buyer and its representatives access during the normal business hours of Citizens to the personnel, books and records of Citizens and the work papers of Seller's Accountants to assist Buyer in the review of the Closing Statement of Net Assets and related matters. Buyer agrees that, following the Closing through the date on which the Closing Statement of Net Assets is delivered, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement of Net Assets is to be based that would make it impossible or impracticable to calculate the Acquired Assets in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statement of Net Assets except in the ordinary course or as a result of events occurring after the date of the Interim Statement of Net Assets and, in such event, only in a manner consistent with past practices of Seller.

                                                                         Indiana

          (b) Parent or Buyer may dispute any amounts reflected on the Closing Statement of Net Assets, in the Seller's Adjustment Amount or in the Statement of Certain Assumed Liabilities, provided, however, that Buyer shall notify Citizens in writing of each disputed amount, and specify the amount thereof in dispute and the basis of such dispute, within 30 days of the Buyer's receipt of the Closing Statement of Net Assets and the Seller's Adjustment Amount (such 30 day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Statement of Net Assets, the Seller's Adjustment Amount or the Statement of Certain Assumed Liabilities, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and Seller are unable to reach a resolution of such differences within 30 days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute (together with any amounts remaining in dispute pursuant to Section 2.6.4(b) of each of the Related Purchase Agreements) for resolution to an independent accountant firm of national reputation mutually appointed by Seller and Buyer (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall be requested to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Buyer and the Seller Parties so that the Seller Parties' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Third Accounting Firm. Buyer shall pay the fees and expenses of Buyer's Accountants incurred in connection with this Section 2.6.4(b). Seller's Adjustment Amount, if there are no disputes with respect thereto, or Seller's Adjustment Amount as adjusted after the resolution of all disputes with respect thereto in accordance herewith, shall be referred to as the "Final Net Asset Adjustment."

          (c) If the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment exceeds the Initial Cash Payment, then within five (5) business days after final determination thereof Buyer shall pay Seller the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. If the Initial Cash Payment exceeds the sum of the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment, then within five
     (5) business days after final determination thereof Seller shall pay Buyer the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check.

     2.6.5 Adjustment for Certain Liabilities. Concurrent with the delivery of the Estimated Statement of Net Assets, Citizens also shall deliver to Parent and Buyer a statement reflecting (i) the customer and other deposits held by Seller on the Closing Date and relating to the Business, (ii) the items specified in
Section 2.9 to the extent set forth therein, and (iii) without duplications of any amount included in clause (i) above, any payments received by Seller under the Contracts and Permits for obligations not performed as of the Closing Date (the "Statement of

                                                                         Indiana

Certain Assumed Liabilities"). The Statement of Certain Assumed Liabilities shall reflect Citizens' good faith calculation of such liabilities as of the Closing Date. The Base Cash Purchase Price shall be decreased by the net amount set forth in the Statement of Certain Assumed Liabilities. Concurrent with the delivery of the Closing Statement of Net Assets, Citizens also shall deliver to Parent a statement showing any adjustments to the Statement of Certain Assumed Liabilities and the Base Cash Purchase Price shall be further adjusted to give effect to any such adjustments to the Statement of Certain Assumed Liabilities.

     2.7 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

     2.7.1 Deliveries to Buyer. Citizens shall, and shall cause Seller to deliver to Buyer:

          (a) bills of sale and instruments of assignment to the Acquired Assets, duly executed by Seller, substantially in the form of Exhibit B hereto and;

          (b) the consents to transfer, of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), to the extent specifically required hereunder;

          (c) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

          (d) special warranty deeds of conveyance with respect to the parcels of Real Estate owned in fee simple by Seller (or, with respect to any such parcel which was acquired by Seller (or its predecessor in interest, in cases involving mergers) by deed without covenant or warranty of title, a quit claim deed without covenant or warranty of title) to Buyer, duly executed and acknowledged by Seller and in recordable form;

          (e) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Estate, duly executed by the Seller Parties (the "FIRPTA Affidavit");

          (f) the certificates, opinions and other documents required to be delivered by the Seller Parties pursuant to Section 6.1 hereof and certified resolutions evidencing the authority of the Seller Parties as set forth in Section 3.2 hereof;

          (g) all agreements and other documents required by this Agreement;

          (h) a receipt for the payment of the Initial Cash Payment duly executed by Citizens; and

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
                                                                         Indiana

          (i) all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer the Acquired Assets in accordance with this Agreement and where necessary or desirable, in recordable form.

     2.7.2 Deliveries By Buyer to the Seller Parties. Parent shall, and shall cause Buyer to deliver to the Seller Parties:

          (a) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment;

          (b) the Assumption Agreement, duly executed by Buyer;

          (c) the certificates, opinions and other documents required to be delivered by Buyer pursuant to Section 6.2 hereof;

          (d) all of the instruments contemplated by Section 5.24(a) to the extent not previously executed and delivered by Parent; and

          (e) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Parent and Buyer to assume the Assumed Liabilities in accordance with this Agreement.

     2.8 Allocation of Consideration. Buyer and Seller shall use their good faith efforts to agree upon the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the Code. If Buyer and Seller agree to such Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and
(ii) neither Buyer nor Seller will take any position before any Authority or in any proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree to file and to cause their respective Affiliates to file, all Tax returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with each of Buyer and Seller's good faith Allocations, unless otherwise required because of a change in any legal requirement.

     2.9 Prorations. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses and to receive the benefit for the same for the period through and including the Closing Date, and Buyer to be responsible for and to receive the benefit of the same after the Closing Date:

     2.9.1 personal and real property taxes (on the basis on which the same were assessed and paid) and sales, occupation and use taxes, in each case, to the extent relating to the Business and except as otherwise provided in Section 7.1;

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
                                                                         Indiana

     2.9.2 electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business;

     2.9.3 rentals and other charges under Contracts to be assumed by Buyer pursuant to Section 2.3 (except to the extent provided in Section 2.3.3(h)); and

     2.9.4 charges under maintenance and service contracts and other Contracts (except to the extent provided in Section 2.3.3(h)), and fees under Permits to be transferred to Buyer as part of the Acquired Assets;

     2.9.5 water, sewer and other similar types of taxes, and installments on special benefit assessments; and

     2.9.6 payroll expenses, payroll taxes, reimbursable employee business expenses and the financial cost of the accrued vacation of each Transferred Employee.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of the Seller Parties jointly and severally represent and warrant to Parent and Buyer as follows:

     3.1 Qualification; No Interest in Other Entities.

     3.1.1 Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Each of the Seller Parties is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of the business conducted by it or such Seller Party's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of the Seller Parties do not have a Material Adverse Effect.

     3.1.2 No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

     3.2 Authorization and Enforceability. Each of the Seller Parties has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"). The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which such Seller Party is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of the Seller Parties, and as of the Closing Date the other Transaction Documents will be duly executed and

                                                                         Indiana

delivered by the Seller Parties. This Agreement is a legal, valid and binding obligation of each Seller Party, enforceable against them in accordance with its terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which each of the Seller Parties is a party will be duly executed and delivered by each of the Seller Parties and will constitute the legal, valid and binding obligations of each of the Seller Parties, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     3.3 No Violation of Laws or Agreements. The execution, delivery, and performance of this Agreement and the Transaction Documents by each of the Seller Parties do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Seller Parties, will not:
(a) contravene any provision of the Restated Articles of Incorporation or Bylaws of Citizens or the Articles of Incorporation or Bylaws of the other Seller Party; or (b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

     3.4 Financial Statements. Citizens has previously delivered to Buyer the statement of income of the Business (the "Income Statement") and the Interim Statement of Net Assets contained in Schedule 3.4 (collectively, the "Financial Statements"). The Income Statement (a) fairly presents in all material respects the results of operations of the Business in accordance with generally accepted accounting principles ("GAAP") consistently applied except for the omission of full footnotes to the Income Statement and (b) has in all material respects been derived from the books and records of Seller and reflects the separation of the operation associated with the Business from other operations of Citizens. The Interim Statement of Net Assets (a) has in all material respects been derived from the books and records of Seller and reflects the separation of the operations associated with the Business from other operations of Citizens; (b) fairly presents in all material respects the Acquired Assets as of the Interim Statement of Net Assets Date; and (c) has in all material respects been prepared in accordance with GAAP consistently applied except for the omission of full footnotes to such Interim Statement of Net Assets. The financial statements

                                                                         Indiana

included in the Annual Report to each PUC for the year ended December 31, 1998, were prepared in all material respects in accordance with the rules and regulations of such PUC.

         3.5 No Changes. Since the Interim Statement of Net Assets Date to the date hereof, except as disclosed in Schedule 3.5, the Seller Parties have conducted the Business as presently operated only in the ordinary course of business consistent with past practice. Since the Interim Statement of Net Assets Date, except as disclosed in Schedule 3.5, there has not been:

     3.5.1 any Material Adverse Effect;

     3.5.2 prior to the date of this Agreement, any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Transferred Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Transferred Employees participate) to which any of the Transferred Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan other than in any such case (i) in the ordinary course consistent with past practice, (ii) as required by law, or (iii) as required by any collective bargaining agreement, if any;

     3.5.3 any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or the provision of discounts, rebates or allowances;

     3.5.4 any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;

     3.5.5 any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

     3.5.6 prior to the date of this Agreement, any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP and is set forth on
Schedule 3.5; or

     3.5.7 prior to the date of this Agreement, any sale, transfer or other disposition of any material assets, properties or rights of the Business, except in the ordinary course of business consistent with past practice.

     3.6 Contracts. As of the date of this Agreement, Schedule 3.6 contains a list of all Contracts (other than (i) with respect to which the Business' total annual liability or expense is less than (a) $250,000 per such Contract and (b) $6,123,000 per all such Contracts (when taken together with similar contracts omitted from Schedule 3.6 of the Related Purchase Agreements), and (ii) Contracts that may be terminated by Seller, without penalty, on notice of 90 days or less) except line extension agreements and similar agreements and construction and design contracts. Seller has furnished to Buyer a correct and complete copy of each written agreement listed in Schedule 3.6.

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
                                                                         Indiana

Except as disclosed on Schedule 3.6, with respect to each Contract, neither Seller nor, to the Seller Parties' knowledge, any other party thereto, is in breach or default, and to the Seller Parties' knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, except in each case where such breaches, terminations, modifications, accelerations or defaults, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.6, there are no disputes pending or to the best of the Seller Parties' knowledge, threatened, under or in respect of any of the Contracts, other than those that individually and in the aggregate do not have a Material Adverse Effect.

     3.7 Permits and Compliance With Laws Generally.

     3.7.1 Except as disclosed on Schedule 3.7, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes, including Environmental Laws (as defined below), except to the extent that any failure to possess, or to comply with, any Permit, laws, rules, regulations or orders would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3.7, the Business is conducted by Seller in compliance with all applicable laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), rules, regulations, ordinances, codes, judgments and orders, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. Except as disclosed on Schedule 3.7, all Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. There are no proceedings pending or, to the Seller Parties' knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller other than those revocations, cancellations, suspensions or modifications which do not individually or in the aggregate have a Material Adverse Effect.

     3.7.2 Except as set forth on Schedule 3.7, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by Seller or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except, in each case, where such violations or failures, individually or in the aggregate, would not have a Material Adverse Effect.

     3.8 Environmental Matters. Except as set forth on Schedule 3.8 hereto, and with such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

     3.8.1 Seller has not disposed of or arranged for the disposal of or Released any Hazardous Substances, other than in conformity with Environmental Laws, at any Real Estate,

                                                                         Indiana

or, in connection with the Business or Acquired Assets, at any other facility, location, or other site.

     3.8.2 Seller has not received any written notice or request for information with respect to, and to the best of the Seller Parties' knowledge, Seller has not been designated a potentially liable party for Remedial Action, in connection with any Real Estate, or, as of the date hereof, with respect to the Business or Acquired Assets, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

     3.8.3 To the best of the Seller Parties' knowledge, except for such use or storage of Hazardous Substances as is incidental to the conduct of the Business, which use and storage is or has been in compliance with Environmental Laws, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage, treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site in violation of any Environmental Law.

     3.8.4 To the best of the Seller Parties' knowledge, underground storage tanks are not, and have not in the past been, located on or under any Real Estate.

     3.8.5 There are no pending or unresolved claims against Seller or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Substances at any Real Estate or, as of the date hereof, with respect to the Business or the Acquired Assets or at any other facility, location, or other site.

     3.8.6 To the best of the Seller Parties' knowledge, no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are located at or in any Real Estate in violation of Environmental Laws or which require Remedial Action.

     3.8.7 To the best of the Seller Parties' knowledge, no Hazardous Substance managed or generated by or on behalf of Seller at the Real Estate or in connection with the Business or Acquired Assets has come to be located at any site that is listed or formally proposed for listing under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

     3.8.8 The Seller Parties know of no facts or circumstances related to environmental matters (i) in connection with the operation of the Business or
(ii) concerning the Real Estate, that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to the Seller Parties' customers.

     3.8.9 The Seller Parties will within thirty (30) days of the date hereof provide Buyer with copies of all written environmental audits or investigations of which they are aware (after due inquiry) prepared for the Real Estate or operations of the Business.

                                                                         Indiana

     3.8.10 Except as set forth in Schedule 3.8.10 or Citizens' Annual Report on Form 10-K for the year ended December 31, 1998:

          (a) The Seller Parties (including for purposes of Section 3.8.10(a) and (b), Affiliates and predecessors of the Seller Parties) are and have been for the past three years in full compliance with all federal and state primary drinking water standards;

          (b) The Seller Parties are and have been for the past three years in full compliance with all federal and state secondary drinking water standards; and

          (c) As to all outstanding violations of state or federal drinking water standards, as of the date hereof, the Seller Parties have completed or are in the process of completion in accordance with all applicable deadlines, all actions required by Environmental Law or Authorities to correct or otherwise respond to such violations.

     3.8.11 Except as set forth in Schedule 3.8.11, none of the Seller Parties will be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

For the purposes of these Sections 3.7 and 3.8: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing; (B) "Environmental Laws" means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. section 9601, et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C.
section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. section 2701 et seq.), each as has been or may be interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date;
(C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape; and
(D) "Hazardous Substances" means hazardous or toxic or polluting substance or waste or contaminant under or pursuant to any Environmental Law, including petroleum products, PCBs and radioactive materials.

     3.9 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Selling Parties of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Seller Parties, including without limitation in connection with the assignment of the Contracts and Permits contemplated hereby, except (i) as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the

                                                                         Indiana

"HSR Act"), (ii) as specified on Schedule 3.9, and (iii) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect or which are obtained by the Closing Date.

     3.10 Title. Seller has good and valid title to all of the Acquired Assets constituting personal property, good and marketable title in fee simple to all of the owned Acquired Assets constituting Real Estate and good and valid leasehold title to all of the leased Acquired Assets constituting Real Estate, in each case, free and clear of Liens subject only to the Permitted Exceptions. "Permitted Exceptions" as used herein shall mean (a) the Liens set forth in
Schedule 3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that to the extent a Permitted Exception relates to or arises from a Retained Liability, Seller shall still be liable for such Retained Liability to the extent set forth herein).

     3.11 Real Estate.

     3.11.1 As of the date hereof, Seller has not received any written or oral notice for assessments for public improvements against the Real Estate which remains unpaid, and to the best knowledge of the Seller Parties, no such assessment has been proposed. Except as set forth on Schedule 3.11, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and to the best knowledge of the Seller Parties no such proceeding is threatened.

     3.11.2 Except as disclosed on Schedule 3.6, as of the date hereof, Seller is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $100,000.

     3.11.3 Each parcel of the Real Estate has physical and, to Seller's knowledge, legal vehicular and pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business except where the failure to have such access does not have a Material Adverse Effect. To Seller's knowledge, no fact or condition exists which would result in the termination of
(a) the current access from each parcel of the Real Estate, and (b) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by Seller in connection with the Business, except where such termination would not have a Material Adverse Effect.

     3.12 Taxes. The Seller Parties have (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. To the best of the Seller Parties' knowledge, all such returns or reports have been prepared in accordance with all applicable laws and requirements in all material respects.

                                                                         Indiana

Except to the extent disclosed on Schedule 3.12, none of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     3.13 Patents and Intellectual Property Rights. To the best of the Seller Parties' knowledge, the operations of Seller do not make any unauthorized use of any Intellectual Property except for any such unauthorized uses which do not have a Material Adverse Effect. Assuming the consents listed as item XII on
Schedule 3.9 are obtained, Buyer will not lose any of Seller's rights to, or be required to pay increased royalties for, any Intellectual Property included in the Acquired Assets as a result of the Closing and the consummation of the transactions contemplated by this Agreement, except for any such rights or such increased royalties the loss or payment of which would, individually or in the aggregate, not have a Material Adverse Effect.

     3.14 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Statement of Net Assets or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the allowance for collection losses on the Interim Statement of Net Assets has been determined in accordance with GAAP consistent with past practice.

     3.15 Labor Relations. As of the date hereof, except as set forth in
Schedule 3.15, to best of the knowledge of the Seller Parties, there has been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth in Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of the Seller Parties' knowledge, is there now threatened, a strike, work stoppage or work slow down with respect to or affecting the Business which had or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth in Schedule 3.15, (i) no Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best knowledge of the Seller Parties, threatened against Seller relating to any of the Employees as related to the Business which could reasonably be expected to have a Material Adverse Effect.

     3.16 Employee Benefit Plans.

     3.16.1 Schedule 3.16.1 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sabbatical, sick-day, severance or other material employee benefit plan, program or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by Citizens or any of its Affiliates, in respect of any Employee or Former Employee, or (ii) with respect to which Citizens or any of its Affiliates has any liability in respect of any Employee or Former Employee (the"Benefit Plans"). Except as disclosed on
Schedule 3.16.1, neither Citizens nor any

                                                                         Indiana

of its Affiliates maintains any bonus, pension or welfare benefit plan, program or arrangement, including any deferred compensation arrangement, for directors, consultants or independent contractors of the Business.

     3.16.2 A true and complete copy of each Benefit Plan and related trust agreements and (to the extent applicable) a copy of each Benefit Plan's current summary plan description and in the case of an unwritten Benefit Plan, a written description thereof, has been furnished to Buyer. In addition, to the extent applicable, Buyer has been provided a copy of the most recent Internal Revenue Service ("IRS") determination letter issued to each Benefit Plan and a copy of the most recent IRS Form 5500 together with all schedules and accountants' statement filed, and actuarial reports prepared, on behalf of each Benefit Plan.

     3.16.3 Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (as designated on Schedule 3.16.1) is so qualified, and will remain so qualified upon the timely making of certain amendments required by law during the applicable remedial amendment period, and any trust forming a part of such a Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Benefit Plan has been amended, as and when necessary, to comply with the Tax Reform Act of 1986 and upon timely filing of an Application for Determination with the Internal Revenue Service, will be eligible to make further such amendments under the"remedial amendment period."

     3.16.4 Except as disclosed in Schedule 3.16.4, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

     3.16.5 None of the Acquired Assets is subject to a Lien or Tax under the Code or ERISA.

     3.16.6 Neither Citizens nor any ERISA Affiliate and, to the knowledge of the Seller Parties, no other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Buyer or any Benefit Plan under which liabilities may be assumed by Buyer under Sections 5.10, 5.11 or 5.12 ("Assumed Benefit Liabilities") to any material liability or Tax under the Code or ERISA.

     3.16.7 Neither Citizens nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability with respect to any Benefit Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, including any contingent liability under Section 4204 of ERISA or withdrawal liability arising from the actions of Citizens or any ERISA Affiliate contemplated by this Agreement. All contributions that Citizens or any ERISA Affiliate have been obliged to make to any Benefit Plan, including any multiemployer plan, have been duly and timely made.

     3.16.8 There are no pending or, to the knowledge of the Seller Parties, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Benefit Plan which could reasonably be expected to give rise to a material liability to Buyer.

                                                                         Indiana

     3.16.9 Except as disclosed on Schedule 3.16.9, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or
(ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Seller's Retiree Medical Plan contains provisions permitting Seller to modify or terminate retiree medical benefits at any time, without prior notice to any covered individual. Except with respect to retirees, "grandfathered" employees and collectively bargained employees, Seller knows of no reason why its ability to effect those provisions would be limited.

     3.16.10 With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Citizens and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

     3.17 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.17, Seller has no liabilities with respect to the Business which would constitute Assumed Liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

     3.17.1 the liabilities which would decrease the Base Cash Purchase Price pursuant to Section 2.6.5 to the extent assumed by Buyer at Closing;

     3.17.2 liabilities arising in the ordinary course of business under any Contract or Permit or with respect to any agreement or instrument included within the definition of Real Estate; and

     3.17.3 those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business and reflected in the books and records related to the Business;

     3.17.4 the obligations and liabilities set forth in Sections 5.9, 5.10,
5.11 and 5.12 hereof; and

     3.17.5 those other liabilities, which individually and in the aggregate, would not have a Material Adverse Effect.

     3.18 No Pending Litigation or Proceedings. Except as disclosed in Schedule 3.18, there are no actions, suits, investigations or proceedings pending against or, to the best of the Seller Parties' knowledge, threatened, against or affecting, Seller, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in Schedule 3.18, there are currently no outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

                                                                         Indiana

     3.19 Supply of Utilities. Except as set forth on Schedule 3.19, the Real Estate has adequate arrangements for supplies of electricity, gas, oil, coal and/or sewer for all operations at the 1998 or current operating levels, whichever is greater. Except as set forth on Schedule 3.19, there are no actions or proceedings pending or, to the best of the Seller Parties' knowledge, threatened, that would adversely affect the supply of electricity, gas, coal or sewer to the Real Estate except for those which individually and in the aggregate would not have a Material Adverse Effect.

     3.20 Insurance. Schedule 3.20 lists the Seller Parties' policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller, together with the risks insured against, coverage limits and deductible amounts.

     3.21 Relationship with Customers. As of the date hereof, Seller does not have any current customer which accounted for more than 5% of the net sales of the Business (taken together with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) for the immediately preceding 12-month period.

     3.22 WARN Act. Except as contemplated by Section 5.9 hereby or as set forth in Schedule 3.22 hereto, within six months prior to the date hereof, (i) Seller has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law; and (iii) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act).

     3.23 Condition of Assets. Except as set forth on Schedule 3.23, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Business included in the Acquired Assets, taken as a whole and taken together with the similar assets included among the assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements, are in good operating condition and repair, reasonable wear and tear excepted.

     3.24 Brokerage. None of the Seller Parties or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to Buyer or its Affiliates.

     3.25 All Assets. Except as set forth on Schedule 3.25 and for the Excluded Assets, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by Buyer substantially in the manner as it was conducted prior to the Closing Date, including the service of all utility customers in substantially the same manner and at substantially the same service levels as provided by Seller on the date hereof.

                                                                         Indiana

     3.26 Year 2000 Matters. Citizens has (1) initiated a review and assessment of all mission critical areas within the Business and related operations (including those affected by suppliers and vendors) that it reasonably believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any Seller Party (or suppliers and vendors) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem all as set forth in Citizens' Annual report on Form 10-K for the fiscal year ended December 31, 1998 and Citizens' Quarterly reports on Form 10-Q for the periods ending March 31, 1999 and June 30, 1999, and (iii) to date, implemented that plan substantially in accordance with that timetable. Seller has contingency plans that are dedicated to ensuring that established and expected levels of customer service are maintained without interruption, while core business functionality is preserved during the millennium transition. With respect to its suppliers and vendors, the foregoing representation and warranty is expressly limited to matters known to Seller after making reasonable inquiries of such suppliers and vendors. Seller makes no representation or warranty with respect to the receipt or accuracy of any response received from any vendor or supplier.

     3.27 Product Liability. Except as disclosed in Schedule 3.27 and except for those liabilities which individually or in the aggregate would not have a Material Adverse Effect, there are no (a) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by Seller or the Business to others or (b) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by Seller or the Business to others.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Parent and Buyer jointly and severally represent and warrant to Seller as follows:

     4.1 Organization and Good Standing.

     4.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.1.2 Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business. Buyer is qualified to do business and is in good standing in all jurisdictions wherein the nature of the business conducted by it or Buyer's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such failures of Buyer do not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents.

                                                                         Indiana

     4.2 Authorization and Enforceability. Each of Buyer and Parent has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which either of them is a party. The execution, delivery and performance by Buyer and Parent of this Agreement and the Transaction Documents to which Buyer and/or Parent is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by Buyer and Parent, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by Buyer and Parent. This Agreement is a legal, valid and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which Buyer and Parent is a party will be duly executed and delivered by Buyer and Parent and will constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     4.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and/or Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Parent; or
(b) violate, conflict with, result in a breach of, or constitute a default (or an event which would with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, authorization, proof of dedication or other agreement or commitment, oral or written, to which Parent or Buyer is a party, or by which any of their assets or properties may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation to which Buyer or Parent is subject other than those violations and conflicts which individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

     4.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Buyer and Parent of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Buyer or Parent except (i) as required by the HSR Act, (ii) as specified on Schedule 3.9 and (iii) for such consents, approvals, authorizations, registrations or filings, the failure to obtain or make would not individually or in the aggregate have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

                                                                         Indiana

     4.5 Financing. Buyer and Parent have, and at the Closing Date, will have sufficient resources to pay the Purchase Price, and Parent, Buyer or the other Affiliates of Parent that are buyers of the assets and businesses being acquired pursuant to the Related Purchase Agreements have, and at the Closing Date, will have sufficient resources to pay the purchase prices set forth in the Related Purchase Agreements.

     4.6 Brokerage. None of Parent, Buyer or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to the Seller Parties.

     4.7 Insurance. Schedule 4.7 lists the policies and contracts in effect as of the date hereof for casualty and property insurance covering Buyer's assets and properties and the operation of Buyer's business, together with the risks insured against, coverage limits and deductible amounts.

                                    ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth in Schedule 5.1 hereto or (iii) with the prior written consent of Buyer, from and after the date of this Agreement and up to and including the Closing Date, each of the Seller Parties agree that:

     5.1.1 Seller shall conduct the Business as presently operated and only in the ordinary course of business consistent with past practice.

     5.1.2 They shall promptly inform Buyer in writing of any specific event or circumstance of which they are aware, or of which they receive notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities.

     5.1.3 Seller shall not:

          (a) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

          (b) enter into any contract or commitment, waive any right or enter into any other transaction (except in the ordinary course of business) which would have a Material Adverse Effect;

          (c) except in the event of service interruption, emergency or casualty loss, commit to acquire subsequent to the Closing Date on behalf of the Business any capital asset or group of capital assets costing in excess of $1,000,000 that is not included in the capital budget of Seller for fiscal year 2000 and which, if so acquired, would be included in the Acquired

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                                                                         Indiana

     Assets; commencing December 1, 1999, accept or receive customer advances for construction in excess of $9,000,000 (when combined with customer advances relating to the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) per each of the next four consecutive three-month periods unless pursuant to an existing tariff, Contract or Permit of Seller; or sell or lease or agree to sell or lease or otherwise dispose of any assets included in the Acquired Assets except in the ordinary course of the conduct of the Business, consistent with past practice;

          (d) except in the ordinary course of business, consistent with past practice or as required under any of Seller's debt instruments or indentures, mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets;

          (e) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Transferred Employee except (i) as required by law, and (ii) in the ordinary course, consistent with past practice; provided, however, no individual Employee shall in any event receive a compensation increase in excess of seven percent (7%);

          (f) other than in the ordinary course of business consistent with past practice, sell or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired Assets;

          (g) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP or any Authority;

          (h) intentionally and wilfully take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8, 3.10, 3.14, 3.16 and 3.25 hereof (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful omission to take action); or

          (i) prepay, redeem, retire, refund or otherwise extinguish any of the Assumed Indebtedness.

     5.2 Negotiations. Neither Citizens nor any Person controlled by Citizens or under common control with Citizens (each such person being a "Section 5.2 Affiliate"), nor any officer, director, employee, representative or agent of Citizens or any of their Section 5.2 Affiliates, shall, directly or indirectly, solicit or initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Parent, Buyer or any Person controlled by Parent or Buyer or under common control with Parent, Buyer or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) that would result in the transfer to any such Person or

                                       33
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                                                                         Indiana

group of Persons of ten percent (10%) of the Acquired Assets (as measured by net book value of such assets on the date of each such transaction) or the acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) involving the Seller Parties, if such acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) would be inconsistent, in any respect, with the obligations of the Seller Parties hereunder (any of the foregoing transactions, a "Competing Transaction").

     5.3 Disclosure Schedules. As promptly as practicable, the Seller Parties will provide Buyer with a supplement or amendment to the Disclosure Schedules with respect to any matter, condition or occurrence which is required to be set forth or described in the Disclosure Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Disclosure Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, Seller shall have the right at any time and from time to time prior to the Closing to supplement or amend the Disclosure Schedules. Seller may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Disclosure Schedules shall be provided later than five (5) business days prior to the Closing Date, the Buyer shall have the right to delay the Closing for a period of five (5) business days in order for Buyer to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to permit the Closing to occur unless Buyer specifically agrees thereto in writing. The Seller Parties shall promptly inform Buyer, and Buyer will promptly inform the Seller Parties of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach in any material respects of any representation or warranty in this Agreement. In addition, Parent will, within five (5) days of receipt thereof, forward to Seller (i) any title report Buyer receives from a title company with respect to the Real Estate and (ii) any written communication regarding a specific Lien or title defect affecting a specifically identified parcel of the Real Estate sent to the President, Treasurer or General Counsel of Parent or the President or Corporate Counsel of any other Buyer Party, and sent by a party other than the Seller Parties, their legal counsel, financial advisors or representatives.

     5.4 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement, including Section 5.8 hereof):

     5.4.1 to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

     5.4.2 to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

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                                                                         Indiana

     5.4.3 to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

     5.5 Filings and Authorizations. The parties hereto will as promptly as practicable, make or cause to be made all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act and with the applicable public utility commission (each, a "PUC"). Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. Each of Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission to the PUC or which is necessary under the HSR Act. The Seller Parties, on the one hand and Buyer and Parent, on the other, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the PUC, the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. Each of Citizens, Seller, Parent and Buyer will use its reasonable efforts to obtain any clearance required under the HSR Act and from the PUC for the purchase and sale of the Acquired Assets in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or their respective Affiliates: (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Authority (including the PUC, the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on
(A) the right of Buyer or its Affiliates effectively to control or operate the Business or the right of Seller or its Affiliates effectively to control or operate Citizens' other businesses, (B) the right of Buyer or its Affiliates to acquire or hold the Business or the right of Seller or its Affiliates to hold the Excluded Assets or Citizens' other businesses, or (C) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets or the right of Citizens to exercise full rights of ownership of Citizens' other businesses or all or any material portion of the Excluded Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Citizens, Seller, Parent, Buyer, any Affiliate of Buyer or the Business. The parties agree that no representation, warranty or covenant of Buyer, Parent, or Citizens contained in this Agreement shall be breached or deemed breached as a result of the failure by Parent and Buyer on the one hand or the Seller Parties, on the other, to take any of the actions specified in the preceding sentence.

     5.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties shall make reasonable efforts to consult with each other prior to such required announcement).

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                                                                         Indiana

     5.7 Further Assurances. Each of Citizens, Parent, Buyer and Seller, from time to time after the Closing, at Buyer's or Seller's request, will execute, acknowledge and deliver to the applicable person such other instruments of conveyance and transfer and will take such other actions and execute such other documents, certifications, and further assurances as Buyer or Seller, as the case may be, may reasonably require in order to transfer, in accordance with the terms and conditions of this Agreement, more effectively in Buyer or to put Buyer more fully in possession of any of the Acquired Assets or better to enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     5.8 Cooperation.

     5.8.1 Parent, Buyer, Citizens and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

     5.8.2 Without limiting the foregoing, neither Parent and Buyer, nor Citizens and Seller (nor any of their respective Affiliates) shall make any filings pursuant to federal or state securities laws ("Securities Filings") or make any consent solicitations to holders of Assumed Indebtedness which include any information about Seller, Buyer (or their respective Affiliates) or the transactions contemplated hereby without consulting with the other party and providing the other party a reasonable opportunity to review and comment on such information, it being understood and agreed that any party may so disclose such information in its reasonable judgment to the extent such party's counsel advises it that such disclosure is advisable under applicable law. Each of Parent, Buyer, Citizens and Seller shall, and shall cause their respective Affiliates to, comply with all applicable federal and state securities laws in connection with this Agreement and the transactions contemplated hereby (including any solicitation of consents of holders of Assumed Indebtedness), and all information supplied by any party for inclusion in any Securities Filing or consent solicitation, including, without limitation, any proxy or information statement, or any registration statement on Form S-4 shall be true and correct in all material respect and shall not contain any untrue statement of a material fact or omit to state any material fact which is required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

     5.8.3 During the first 90 days after the Closing Date (180 days for Trademarks on tanks), Buyer shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Real Estate or on the Acquired Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as may be promulgated by Seller and provided to Buyer. If Seller shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Buyer's right under this Section 5.8.3 to use the Trademarks.

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                                                                         Indiana

     5.8.4 Seller shall give Buyer and its representatives (including Buyer's Accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Buyer all documents, records and information (and copies thereof), to the extent relating to the Business and the Acquired Assets, as Buyer may reasonably request. Except to the extent disclosed in the Disclosure Schedules in accordance with Sections 5.3 and 8.4, no investigation or receipt of information by Buyer pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties under this Agreement or the conditions to the obligations of Parent or Buyer under this Agreement. All information provided to Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement dated August 2, 1999 between Citizens and Parent.

     5.9 Employees; Employee Benefits.

     5.9.1 Schedule 5.9.1 lists divisions and the number of all salaried and hourly employees actively employed (as of the date of this Agreement) in each division by Seller or any of its Affiliates whose primary responsibilities relate to the Business. None of the employees listed on Schedule 5.9.1 is subject to a collective bargaining agreement. All individuals referred to on
Schedule 5.9.1 are herein referred to as the "Employees." No later than March 1, 2000, Buyer and Seller shall determine the number of Employees to whom Buyer will offer employment, which number shall be at least equal to 250 (when combined with offers made by Buyer or Affiliates of Buyer to employees of Affiliates of Seller in connection with the Related Purchase Agreements) (the "Base Number"), and such additional number of Employees, if any, whom Buyer also wishes to employ. Upon determination of such Employees, Seller will supplement
Schedule 5.9.1 with the name, job title, unused vacation, current base salary or hourly wage, date of hire and assigned location of each Transferred Employee (as that term is defined below). At the Closing, Seller shall provide an updated
Schedule 5.9.1 which shall disclose all the information required under the preceding sentence as of the most recent practicable date prior to Closing.

     5.9.2 Effective as of the Closing, Buyer shall offer employment to at least the Base Number of those employees included on Schedule 5.9.1. All Employees to whom Buyer offers employment and who accept such employment are herein referred to as the "Transferred Employees." In the event any Employees do not accept Buyer's offer of employment, Buyer shall offer employment to such additional employees (the identity of whom shall be determined by Buyer and Seller) as are necessary to bring the total number of Transferred Employees to the Base Number. Subject to the provisions of this Section 5.9 and Section 5.12, Buyer shall provide each Transferred Employee with base compensation at least equal to that provided by Seller on the Closing Date, and employee benefits which are substantially comparable to those provided by Buyer to its other similarly situated employees. Buyer agrees (i) to credit the service of each Transferred Employee with Seller and its Affiliates before the Closing, for all purposes under all employee benefit plans and arrangements maintained by Buyer (and/or any of its Affiliates) for the benefit of any Transferred Employee (including without limitation for purposes of attainment of retirement dates and payment of optional forms of benefits), other than for purposes of benefit accrual under any

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                                                                         Indiana

"defined benefit plan", within the meaning of Section 3(35) of ERISA, (ii) to provide accrued vacation to Transferred Employees in the year in which the Closing occurs, equal to the excess, if any, of the accrued vacation to which the Transferred Employee would otherwise be entitled under Seller's vacation plan during that year over the amount of accrued vacation the Transferred Employee had taken during that year, and, thereafter, to provide vacation to Transferred Employees on the same basis as provided to similarly situated employees of Buyer, with service credit as provided in (i) hereof, and (iii) to provide severance benefits to Transferred Employees terminated by Buyer that are substantially comparable to those benefits provided by Buyer. Buyer shall be responsible for providing to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of Closing reduced by the number of vacation days such Transferred Employee has taken on or before Closing. Nothing in this Section 5.9 shall limit Buyer's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly solicit or offer employment to any Transferred Employee then employed by Buyer or its Affiliates.

     5.9.3 Except as specifically provided in Sections 5.9 and 5.12, Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys' fees) related to compensation or employee benefits incurred by Buyer as the result of any claims against Buyer or its Affiliates that are made by any Employees or Former Employees (or the Beneficiary of any Employee or Former Employee) who are not made offers to become employees of Buyer or its Affiliates including, without limitation, claims asserted against Buyer as a result of their termination by Seller or its Affiliates.

     5.9.4 Seller shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation claims or the benefits provided under the Benefit Plans, whether paid before or after the Closing) owed to any Transferred Employee or the Beneficiary of any Transferred Employee or any Water Sector Retiree or the Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Seller or any of its Affiliates and such Transferred Employee or Beneficiary or (ii) any benefit claim or expense (including medical expenses) incurred before Closing under any Benefit Plan. For purposes of this Agreement, a medical expense shall be deemed to be incurred when the services giving rise to a claim are rendered, regardless of when billed or paid. Without limiting the foregoing, Seller shall be responsible for the payment of any employee benefits that become due to any Transferred Employees as a result of their termination by Seller.

     5.9.5 Except as otherwise specifically provided in Section 5.9, 5.11 or 5.12, Buyer shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation, claims or the benefits provided under any employee benefit plan or arrangement of Buyer incurred after Closing) owed to any Transferred Employee or Beneficiary of any Transferred Employee or any Water Sector Retiree or Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Buyer or any of its Affiliates and any Transferred Employee or (ii) any benefit claim or expense (including medical expense) incurred after Closing under any

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                                                                         Indiana

employee benefit plan sponsored or contributed to by Buyer or an ERISA Affiliate after Closing. Notwithstanding the foregoing, Buyer shall not be responsible for the payment of any employee benefits that become due to any Transferred Employees under any Benefit Plan (other than the Assumed Benefit Liabilities).

     5.9.6 Buyer agrees to reimburse Seller for its proportionate share (as defined below) of any amount in excess of $1,000,000 paid by Seller as severance under Citizens' severance plan as in effect on the date hereof to any Employees (when such amount paid by Seller is aggregated with amounts paid by Citizens to other employees as referenced in Section 5.9.6 of the Related Purchase Agreements) provided (i) Buyer does not hire such Employees in accordance with the provisions of Sections 5.9, 5.11 and 5.12 and (ii) Seller provides notice to those Employees on or before the Closing Date to the effect that their employment will be terminated on or shortly after the Closing Date. Buyer will pay such reimbursement to Citizens within 5 days after receipt of a list of the Employees showing which are entitled to severance pay, the amounts of that severance pay and certifying that those amounts have been paid. The Buyer's "proportionate share" means the amount obtained by multiplying the amount in excess of $1,000,000 by a fraction, the numerator of which is the amount of severance paid by Seller to Employees under Section 5.9.6 of this Agreement and the denominator of which is the sum of (i) the amount paid by Seller to Employees under Section 5.9.6 of this Agreement and (ii) the aggregate amount paid by Citizens under Section 5.9.6 of each of the Related Purchase Agreements.

     5.9.7 Until the second anniversary of the Closing Date, Buyer shall not directly or indirectly solicit or offer employment to any active employee of Seller, other than the Transferred Employees.

     5.10 Employee Pension Plan.

     5.10.1 At least fifteen days prior to the Closing Date, Seller shall take any and all actions necessary to cease benefit accruals and fully vest all Transferred Employees in their accrued benefits under the Citizens Pension Plan ("Seller's Pension Plan" or "Citizens Pension Plan"). Seller shall retain liability and related assets for benefits accrued through the Closing Date by Transferred Employees under Seller's Pension Plan.

     5.10.2 As of the Closing Date, Transferred Employees shall be covered under the American Pension Plan, and shall be given credit for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, subsidized benefits, and entitlement to optional forms of payment, but not for accrual of benefits.

     5.11 Employee Savings Plan.

     5.11.1 Effective upon the date of the transfer described in Section 5.11.2, subject to the terms and conditions of this Agreement, Parent shall cause the Savings Plan for Employees of American Water Works Company, Inc. (the "American Savings Plan") to assume the liability of the Seller's 401(k) Plan for the account balances of those Transferred Employees participating in the Seller's 401(k) Plan on the Closing Date (the "Affected Participants") that are

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                                                                         Indiana

transferred to the American Savings Plan. As of the Closing Date, Affected Participants shall be 100% vested in their account balances under the Seller's 401(k) Plan. Transferred Employees shall be given credit under the American Savings Plan for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, contribution levels and optional forms of benefit payment, to the same extent that credit for such service has been given by Seller and its Affiliates.

     5.11.2 Buyer shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Savings Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance with this Section 5.11, (ii) a certified copy of the trust agreement for the American Savings Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Savings Plan; and (iv) an opinion from Buyer's legal counsel acceptable to Seller that the American Savings Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Savings Plan. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Buyer that the Seller's 401(k) Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the Seller's 401(k) Plan, and the transfer of assets to, and assumptions of benefit limitations by, the American Savings Plan. As soon as practicable, but in any event within 120 days after Closing, Seller shall cause the trustee of the Seller's 401(k) Plan to transfer in cash and promissory notes representing outstanding loans to Affected Participants to the trustee of the American Savings Plan an amount equal to the sum of the account balances of the Transferred Employees (the "Transferred Accounts") calculated as of the most recent valuation date under the Seller's 401(k) Plan (which shall, in any event, be within thirty (30) days of the transfer). Both the Seller Parties and Buyer will file any IRS Form 5310A that is required with respect to the transfer contemplated by this Section 5.11 date at least 30 days prior to the transfer. Upon the transfer described in this Section 5.11, Buyer and the American Savings Plan shall be responsible for all benefits attributable to the Transferred Accounts to which Transferred Employees were entitled under the Seller's 401(k) Plan as of such date, and Seller and the Seller's 401(k) Plan shall cease to have any liability, contingent or otherwise, for such benefits.

     5.12 Welfare Benefits.

     5.12.1 Within sixty (60) days after the Closing, Seller agrees to transfer to trusts established by Buyer under Section 501(c)(9) of the Code ("Buyer's VEBAs") the amount held under any trust established by Seller under Section 501(c)(9) of the Code ("Seller's VEBAs") to fund post-retirement health care and life insurance benefits attributable to the Business, including Former Employees identified on Schedule 5.12 (the "Water Sector Retirees") and any "grandfathered" Transferred Employees as set forth on Schedule 5.12. Buyer agrees to provide post-retirement health care and life insurance benefits to the Water Sector Retirees and, as applicable, Transferred Employees who become eligible for such benefits after Closing and further agrees that Buyer's VEBAs will apply an amount at least equal to the sum of the assets (and earnings thereon calculated at the rate of return generated by Buyer's VEBAs) transferred from Seller's VEBAs to provide post-retirement health care and life insurance benefits for such employees. Upon Closing, Buyer shall be responsible for all obligations of the Seller Parties to provide post-retirement health care and

                                                                         Indiana

life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing and the Seller Parties shall cease to have any liability, contingent or otherwise, for such benefits. In consideration of such transfer, Buyer agrees not to terminate or materially modify those post-retirement health and life benefit provisions applicable to such grandfathered Transferred Employees and Water Sector Retirees as such provisions are in effect immediately prior to the Closing Date.

     5.12.2 Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer provides medical, health, dental, flexible spending account, accident, life, short-term disability, long-term disability and other employee welfare benefits (including retiree medical benefits) to Transferred Employees that, in the case of Non-Union Transferred Employees and Union Transferred Employees are substantially similar to those benefits provided by Buyer under its corresponding welfare benefit plans (the "Buyer's Welfare Plans"). For purposes of determining eligibility to participate, and entitlement to benefits, in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions, waiting periods, and requirements for evidence of insurability under the Buyer Welfare Plans shall be waived in Buyer's Welfare Plans for Transferred Employees and retirees of the Water Sector and their respective Beneficiaries, and Transferred Employees and retirees of the Water Sector and their respective Beneficiaries shall receive credit under the Buyer Welfare Plans for co-payments, payments under a deductible limit made by them, and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in which the Closing Date occurs. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees and retirees of the Water Sector and their respective Beneficiaries who had credited service under a Seller Welfare Plan, together with each such individual's service, copayment, deductible and out-of-pocket payment amounts under such plan.

     5.12.3 Seller shall transfer to Buyer's flexible benefits plan any balances standing to the credit of Transferred Employees under Seller's flexible benefits plan as of the Closing Date. Seller shall provide to Buyer prior to the Closing Date a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with their elections made prior to the Closing Date with respect to such Account, and balances standing to their credit as of the Closing Date.

     5.13 Taxes. The Seller Parties, on the one hand, and Parent and Buyer, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes; (b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or

                                       41
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                                                                         Indiana

information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

     5.14 Intentionally Omitted.

     5.15 Citizens' Guarantees and Surety Instruments. Each of Parent and Buyer shall use its reasonable efforts to assist Citizens in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments listed on Schedule 5.15. For purposes of this Section 5.15 and
Section 5.16, reasonable efforts: (a) shall include Parent's or Buyer's assumption of the Contracts and the Permits on the terms set forth in this Agreement; and (b) shall include an obligation on the part of Parent or Buyer to provide a guarantee, letter of credit, bond or other required surety instrument at Closing to the extent required by any Contract or Permit and in general to provide an equivalent surety instrument to be substituted for any surety instrument provided by Citizens to any beneficiary in connection with the Business.

     5.16 Intentionally Omitted.

     5.17 Schedule of Permits. No later than March 13, 2000, Citizens shall deliver to Buyer a schedule, to be identified as Schedule 5.17, which sets forth all material Permits required for the use of the Acquired Assets and the operation of the Business by Buyer substantially in the manner as it was conducted prior to the date hereof. For purposes of this Section 5.17, material Permits shall include those required for the service of all utility customers at substantially the same service levels as provided by Seller on the date of this Agreement. All Permits listed on Schedule 5.17 that are required to be listed on
Schedule 3.3 or Schedule 3.9 shall be so designated. Seller has made or will make prior to the Closing Date timely applications for renewals of all such Permits listed on Schedule 5.17, which under applicable law must be filed prior to the Closing Date to maintain the Permits listed on Schedule 5.17 in full force and effect.

     5.18 Title Information. No later than March 13, 2000, Seller shall use its reasonable efforts to deliver to Buyer true, correct and complete copies of all existing title policies, surveys, leases, deeds, instruments and agreements relating to title to the Real Estate in Seller's possession.

     5.19 Transaction with Related Parties. Effective as of the Closing Date, except as otherwise provided in Sections 5.9 through 5.12, 5.15, 5.26, 5.27 and 2.7.1(j) of this Agreement, Seller shall have terminated and canceled all contracts, commitments and agreements (including employment relationships) relating to the Acquired Assets or the Business, between Seller, any Affiliate of Seller (including Citizens), any officer or director of any Seller Party, or any Affiliate of the foregoing. Seller shall be solely liable for any contractual or other claims, express or implied arising out of the termination and cancellation of any of the foregoing raised by any party thereto.

     5.20 Approval by Citizens. Citizens shall, as the sole owner of common stock of each other Seller Party, vote all of such shares of common stock to approve this Agreement and the transactions contemplated hereby.

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                                                                         Indiana

     5.21 Supplemental Information.

     5.21.1 Citizens shall provide Buyer, within fifteen (15) days after the execution or the date of receipt thereof, a copy of (a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $100,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date; (b) a copy of any written notice for assessments for public improvements against the Real Estate received after the date hereof and prior to the Closing Date; (c) a copy of the filing of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate received after the date hereof but prior to the Closing Date; and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Real Estate and where such Contract involves annual payments in excess of $100,000 entered into by Seller after the date hereof and prior to the Closing Date.

     5.21.2 Within fifteen (15) days after the receipt of notice of violation, Citizens shall notify Buyer of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.8.10 hereof, and shall promptly notify Buyer of the actions proposed to be taken by Seller to correct or otherwise respond to such violations.

     5.22 Non-Competition. The Seller Parties agree that for a period of fifteen
(15) years after the Closing Date no Seller Party nor any Affiliate of a Seller Party shall directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any substantial manner with any entity (other than Buyer and its successors and assigns) engaged in the business of storing, supplying and distributing water in the States in which Buyer acquires any Acquired Assets, whether or not such business is subject to regulation by a PUC (it being understood that the individual directors of Seller and Citizens are not Affiliates of a Seller Party).

     5.23 Intentionally Omitted.

     5.24 Intentionally Omitted.

     5.25 Cooperation with Respect to Like-Kind Exchange. Buyer agrees that Seller may, at Seller's written election delivered to Buyer no later than five
(5) days prior to the Closing Date, direct that all or a portion of the Initial Cash Payment be delivered to a "qualified intermediary" as defined in Treasury Regulation ss. 1.1031(k) - (g)(4) as to enable Seller's relinquishment of the Acquired Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Seller so elects, Buyer shall reasonably cooperate with Seller (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller's efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions reasonably required to facilitate the use of a "qualified intermediary"), and Buyer agrees that Seller may assign all or part of its rights (but no obligations) under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind

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                                                                         Indiana

exchange of property covered by Section 1031 of the Code. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement. Seller shall indemnify and hold Buyer harmless from any cost, expense or liability arising from its cooperating under this Section 5.25.

     5.26 Transition Plan. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a transitional services team, which shall include expertise from various functional specialties associated with or involved in providing billing, payroll and other support services provided to Seller by any automated or manual process using facilities or employees that are not included among the Acquired Assets or Transferred Employees. Such team will be responsible for preparing, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The transition plan will set forth reasonable arrangements providing Buyer, at Buyer's sole expense, with appropriate access to Seller's relevant computer systems to allow for a full conversion of the relevant data and functionality to Buyer's systems on the Closing Date. Buyer and Seller shall use their commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days prior to the Closing Date.

     5.27 Procedures regarding Refunds of Advances. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a working group of appropriate subject matter experts to determine the appropriate obligations of Parent and Buyer regarding notification and the provision of other accurate and timely data to Citizens to enable Citizens timely and accurately to satisfy the refund obligations described in Section 2.3.3(b). Such working group will be responsible for preparing a comprehensive agreement no later than March 13, 2000, which agreement shall be executed by the parties at Closing. Among other arrangements, the parties would require that the customers and developers owed refunds provide joint notices to Buyer and Citizens.

     5.28 Title Insurance. Prior to Closing, Seller shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer if Buyer desires to obtain ALTA title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies (collectively, the "Title Company"), committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment) to issuing ALTA (or its local equivalent) form of title insurance policies insuring good, valid, indefeasible fee simple title to the Real Estate in Buyer, in all cases, at Buyer's sole expense and in the respective amounts that Buyer requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Exceptions (collectively the "Title Policies"). On or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company, at no cost to Seller, any customary affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies; provided that such efforts and Buyers' request for Title

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                                                                         Indiana

Policies or Title Commitments shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                        CONDITIONS PRECEDENT; TERMINATION

     6.1 Conditions Precedent to Obligations of Buyer and Parent. The obligations of Buyer and Parent to cause the purchase of the Acquired Assets and the assumption of the Assumed Liabilities and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer and Parent in their sole discretion):

     6.1.1 Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Seller shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 3.25), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso); and provided further, that the representation and warranty set forth in Section 3.5.1 shall be deemed to be true and correct on and as of the Closing Date if any Material Adverse Effect that may have arisen or occurred between the execution date of this Agreement and the Closing Date shall have been cured or remedied such that such Material Adverse Effect is not continuing as of the Closing Date. Buyer shall have been furnished with a certificate of the Chief Financial Officer or other Vice President of Citizens dated the Closing Date, certifying to the foregoing.

     6.1.2 Opinion of Counsel. Buyer shall have received from L. Russell Mitten II, Vice President and General Counsel of Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in Exhibit E hereto.

     6.1.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.1.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby, and such order shall not contain any restrictions or conditions (other than those in effect on the date hereof or requiring that the regulatory

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                                                                         Indiana

treatment with respect to the Business in existence as of the date of this Agreement applicable to Seller be continued following the transactions contemplated hereby) which would have a Material Adverse Effect or a material adverse effect on any other regulated business of Buyer in the state in which the PUC has jurisdiction, and such order shall be final and unappealable; Seller shall have obtained all statutory, regulatory and other consents and approvals which are required in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business in the manner contemplated by
Section 3.25 hereof other than those the failure of which to obtain would not have a Material Adverse Effect. Seller shall have also obtained (i) all consents and legal opinions required to enable Seller to sell the Acquired Assets to Buyer at the Closing, free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture) and (ii) all consents required under Contracts and Permits relating to Seller's water appropriation and flowage rights to the extent reasonably sufficient to enable Buyer to service the customers of the Business and to service future commitments under such Contracts.

     6.1.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Buyer's ownership of all or any material portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which would reasonably be expected to materially limit or materially adversely affect Buyer's ownership of the Acquired Assets.

     6.1.6 Documents. Seller and Citizens shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof and shall have made arrangements reasonably satisfactory to Buyer to deliver to Buyer as promptly as practicable after the Closing such records (including customer and employee records) necessary to own and operate the Business.

     6.1.7 Related Closings. Buyer shall be reasonably satisfied that the consummation of each of the asset purchase and sale transactions contemplated by those certain purchase agreements described on Schedule 6.1.7 (the "Related Purchase Agreements") will occur concurrently with the Closing.

     6.2 Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to cause the sale of the Acquired Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Seller Parties in their sole discretion):

     6.2.1 Performance of Agreements; Representations and Warranties. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Buyer and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for

                                                                         Indiana

representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 4.2), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a material adverse effect on the respective ability of Buyer and Parent to perform their obligations under this Agreement and the Transaction Documents, provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Seller shall have been furnished with a certificate of the President or Vice President of Parent and Buyer, dated the Closing Date, certifying to the foregoing.

     6.2.2 Opinion of Counsel. Seller shall have received from Dechert Price & Rhoads, counsel to Parent and Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit F hereto.

     6.2.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.2.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby and such order shall not contain any restrictions or conditions which would have a material adverse effect on Seller's business activities in the State in which the PUC has jurisdiction or any significant adverse effect on Citizens' acquisition and divestiture activities in that State (including divestiture of the Acquired Assets), and such order shall be final and unappealable; Seller shall have obtained all statutory and regulatory consents and approvals which are required in order to consummate the transactions contemplated hereby, other than those the failure of which to obtain would not have a material adverse effect on the Seller after the Closing. Seller shall have obtained (i) all consents and legal opinions required to enable Seller to sell the Acquired Assets to Buyer at the Closing, free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture), and (ii) all other consents required or advisable in order for Seller to transfer Acquired Assets without incurring material liability under any Contract, Permit or Real Estate instrument.

     6.2.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Seller's ownership of all or any material portion of its properties, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect Seller's ownership of any of its properties.

     6.2.6 Documents. Parent and Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including

                                                                         Indiana

pursuant to Sections 2.7 and 5.27, and shall have taken such actions as Seller may have requested pursuant to Section 5.25 hereof.

     6.2.7 Related Closings. Seller shall be reasonably satisfied that the consummation of each of the Related Purchase Agreements will occur concurrently with Closing.

     6.3 Termination. This Agreement may be terminated at anytime prior to the Closing Date:

     6.3.1 by mutual written consent of the Seller Parties, Buyer and Parent;

     6.3.2 by any of the Seller Parties, Parent or Buyer if: (i) any governmental or regulatory body the consent of which is a condition to the obligations of the Seller Parties, Parent and Buyer to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iii) the Closing shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 6.3.2(iii) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if Closing has not occurred by such date because the conditions precedent to Closing set forth in the first sentence of
Section 6.1.4 and the first sentence of Section 6.2.4 have not been fulfilled, then such date shall be automatically extended to September 30, 2001; or

     6.3.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.3, this Agreement shall become void and of no further force and effect, except for the provisions of
Section 5.6 relating to publicity, Sections 3.24 and 4.6 relating to brokerage and Section 7.1 relating to expenses. Nothing in this Section 6.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

                                    ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

     7.1 Certain Taxes and Expenses. Citizens shall be solely responsible for all state and local sales, use, transfer, real property transfer and other similar taxes, fees and charges that are calculated based on the value of the Acquired Assets being transferred arising from and with respect to the sale and purchase of the Acquired Assets and Buyer shall be solely responsible for all transfer, registration, documentary stamp, recording and other similar fees and charges arising from and with respect to the transfer and recording of title documentation relating to the Acquired Assets. Parent shall be responsible for all costs and expenses relating to the assumption by or assignment to Parent or Buyer of the Assumed Indebtedness. Except as otherwise provided in this Agreement, each of

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                                                                         Indiana

the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

     7.2 Maintenance of Books and Records. The Seller Parties, on the one hand, and Buyer and Parent, on the other hand, shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the Assumed Liabilities or the conduct of the Business (whether in the possession of the Seller Parties or Buyer or Parent). No files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

     7.3 Survival.

     7.3.1 Subject to this Section 7.3, Section 7.4.2(g) and Section 7.4.2(j), all representations, warranties, covenants and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing:

               (a) the covenants contained in Sections 5.1, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (b) the covenants contained in Section 5.2 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

               (c) the representations and warranties contained in Sections 3.12 and 3.16 and the related indemnity obligations contained in Section
          7.4 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of the applicable statute of limitations (or extensions or waivers thereof);

               (d) the representations and warranties contained in Section 3.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

                                                                         Indiana

               (e) the representations and warranties contained in Section 3.10 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (f) the representations and warranties contained in Section 3.7 and 3.17 and the related indemnity obligations contained in Section
          7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (g) the representations and warranties contained in Sections 3.3, 3.5, 3.6, 3.8, 3.9 and 3.25 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (h) the representations and warranties contained in Section 3.11 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (i) the representations and warranties contained in Section 4.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

               (j) the representations and warranties contained in Sections 4.3 and 4.4 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

               (k) the representations and warranties contained in Section 4.5 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date; and

               (l) all other representations and warranties contained in this Agreement and the related indemnity obligations contained in Section
          7.4 shall terminate on and no further action or claim with respect thereto may be brought after, the second anniversary of the Closing Date;

               (m) such representations and warranties specified in the foregoing clauses (c) through (k), and the covenants contained in
          Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the relevant anniversary of the Closing Date or the 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be. If any claim for indemnification is asserted or could be asserted with respect to a breach or asserted breach of Section 3.17 (Undisclosed Liabilities) and the Buyer or Parent is also entitled to indemnification in respect of that claim for breach or asserted breach of any other representation or warranty in this Agreement for

                                                                         Indiana

          which there is a shorter survival period, such shorter period will apply to such claim except to the extent that such claim is a product liability, toxic tort or similar claim (as described in Section 2.3.3(a)) brought by a private party litigant.

     7.3.2 No claim for indemnity under Section 7.4 shall be brought or made by Buyer or Parent pursuant to Sections 7.4.1(a)(B) or 7.4.1(a)(C):

               (a) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), for any action or claim with respect to the Pre-Existing Conditions;

               (b) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), with respect to the presence of Hazardous Substances at any locations other than the Real Estate; and

               (c) after the third anniversary of the Closing Date, for any action or claim with respect to any other Retained Liability;

     Provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Parent and/or Buyer to the Seller Parties prior to such period setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims; and, provided, further, that the foregoing time limitations shall also not apply to any such claims: (u) with respect to Taxes; (v) with respect to any liability of the types that appear as "Trade Payables" or "Other Current and Accrued Liabilities" on the financial statements of Seller; (w) not exclusively related to the Acquired Assets or not exclusively related to the Business; and (x) with respect to any of the matters discussed in
Section 3.16 hereof.

     For purposes of Sections 7.3.2(a) and (b), a "Change of Control of Citizens" shall be deemed to have occurred if: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), other than an underwriter engaged in a firm commitment underwriting on behalf of Citizens, is or becomes the beneficial owner (as such term is used in Rule 13D-3 and 13D-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of common stock of the Company; (ii) all or substantially all of Citizens' and its Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any person or group of persons acting in concert; (iii) Citizens is merged or consolidated with any other person, whether or not Citizens is the surviving corporation in such merger or consolidation; or (iv) Citizens is liquidated or dissolved or adopts a plan of liquidation.

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     7.4 Indemnification. Seller, Parent and Buyer agree as follows:

     7.4.1 General Indemnification Obligations.

               (a) Seller shall indemnify Buyer and its directors, officers and other Affiliates (including Parent) and hold Buyer and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement or in any document or certificate required to be furnished to Buyer by any of the Seller Parties pursuant to this Agreement (including the Transaction Documents); (B) subject to Section 7.3.2, any Excluded Assets or Retained Liabilities; and (C) subject to Section 7.3.2, the ownership, operation or use of any of the businesses or assets of the Seller Parties or their Affiliates (other than the Business and the Acquired Assets) whether before, on or after the Closing Date.

               (b) Buyer and Parent shall indemnify Seller, and their directors, officers and other Affiliates (including Citizens) and hold Seller and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by Parent or Buyer in this Agreement or in any document or certificate required to be furnished to Seller by Parent or Buyer pursuant to this Agreement (including the Transaction Documents), (B) any Assumed Liabilities after the Closing Date, (C) the ownership, operation or use of the Business or the Acquired Assets after the Closing Date (except to the extent resulting from Retained Liabilities or to the extent resulting from breaches by the Seller Parties of representations, warranties, covenants or agreements hereunder or in the other Transaction Documents); and (D) any claim by a Transferred Employee or a Former Employee referred to on Schedule 5.12 or the Beneficiary of any such employee or former employee for post-retirement health care or life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing.

               (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages assessed or asserted against the party seeking indemnification and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). For purposes of this Section 7.4, the determination of whether any breach of any representation, covenant or agreement has occurred, and the calculation of the amount of Damages incurred by the Indemnified Party arising out of or resulting from any breach of a representation, covenant or agreement by any party hereto, the references to a "Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded, provided that no such breach shall be found to have occurred due to facts or circumstances arising from an occurrence or condition described in Section 1.1.61(a). Notwithstanding the foregoing, Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

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                                                                         Indiana

               (d) Notwithstanding any language contained in any Transaction Document (including deeds to Real Estate and instruments delivered by Seller to the Title Company), representations and warranties as to Real Estate set forth in Section 3.10 and 3.11 will not be merged into any Transaction Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement, shall control. No provision set forth in any Transaction Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

     7.4.2 General Indemnification Procedures.

               (a) A party seeking indemnification pursuant to this Section 7.4 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim, (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief by an Authority and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause
          (C) of the proceeding sentence if it is a regulated utility.

               (b) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

               (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

               (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

               (e) Subject to Section 7.4.2(f) and Section 7.4.2(i), neither Parent nor Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages incurred unless the aggregate amount of Damages incurred by


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          Parent or Buyer (or the other Persons for which they can claim indemnification), together with all other claims for Damages under
          Section 7.4.2(e) of each of the Related Purchase Agreements, exceeds $6,123,000 in the aggregate (the "Threshold Amount"), in which case Seller shall then be liable for Damages in excess of the Threshold Amount. Subject to Section 7.4.2(f) and Section 7.4.2(i), the cumulative aggregate indemnity obligation of Citizens and its Affiliates under Section 7.4 of this Agreement and the Related Purchase Agreements shall not exceed $60,000,000 (the "Ceiling").

               (f) Notwithstanding the foregoing, the parties acknowledge that Parent or Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and wilful breaches of covenants or agreements in this Agreement or any of the Retained Liabilities other than the Specified Liabilities irrespective of the Threshold Amount or the Ceiling (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful breach). As used herein, the "Specified Liabilities" shall mean the Retained Liabilities arising from claims made after the Closing Date which (i) do not relate to matters within the scope of clauses (u), (v), (w) and
          (x) of Section 7.3.2; (ii) were not known to the Seller Parties on or prior to Closing; and (iii) relate exclusively to the Acquired Assets or the Business prior to the Closing Date. Notwithstanding anything to the contrary in this Section 7.4, Parent or Buyer (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of Section 3.2,
          3.12 or 3.16 irrespective of the Threshold Amount or the Ceiling.

               (g) The rights and remedies of Seller, Parent and Buyer under this Section 7.4 are exclusive and in lieu of any and all other rights and remedies which Seller, Parent and Buyer may have under this Agreement or otherwise for monetary relief with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller, Parent or Buyer in or pursuant to this Agreement or any of the Transaction Documents or (y) any breach or failure to perform any covenant or agreements set forth in this Agreement or any of the Transaction Documents.

               (h) Except to the extent provided in Section 7.4.2(j) below, no right to indemnification under this Section 7.4 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto including, without limitation, the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

               (i) No party shall have any liability to another party under this
          Section 7.4 for Damages (and no cost or expense relating to such Damages shall be included in determining the extent of Damages incurred by such party for purposes of Section 7.4.2(e)) to the extent that:

                    (A) the Indemnified Party recovers insurance proceeds
               covering the Damages or otherwise recovers payments in respect of such Damages from any other source (whether in a lump sum or stream of payments); or

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                                                                         Indiana

                    (B) the Indemnified Party's Tax liability is actually
               reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages.

               (j) Seller shall have no liability or obligation under this
          Section 7.4 for any Damages resulting from the inaccuracy or breach of any representation or warranty if such inaccuracy or breach is disclosed by Seller pursuant to and in accordance with Sections 5.3 and 8.4 hereof;

               (k) Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of Buyer consistent with its customary risk management practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by Seller under this Section 7.4, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Buyer agrees that (i) if it is entitled to receive payment from Seller for Damages arising under or pursuant to a breach of the representation and warranty set forth in Section 3.10, and (ii) if Buyer has obtained title insurance which may cover the claim or matter giving rise to such Damages, then
          (iii) such title insurance shall be primary coverage and Buyer will make a claim under the title insurance if such claim can be made in good faith before enforcing its right to receive payment from Seller. Buyer shall be under no obligation to obtain title insurance or prosecute such claim (other than the initial filing of such claim).

               (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds and other payments pursuant to Section 7.4.2(i)(A) and a tax benefit pursuant to Section 7.4.2(i)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment;

               (m) In the event of any indemnification claim under this Section
          7.4 involving the claim of any third party, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Section 7.4. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

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                                                                         Indiana

     7.4.3 Indemnification for Negligence. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, VIOLATION OF ANY LAW OR OTHER LEGAL FAULT OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

     7.5 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Acquired Assets to Buyer in accordance with this Agreement, including any necessary assignment of financing statements.

     7.6 Financial Statements. In connection with the preparation and filing of any registration statement or periodic report of Buyer or its Affiliates pursuant to Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Seller, at Buyer's expense, shall provide Buyer (a) by April 30, 2000 or within 120 days after Buyer's written request therefor if made after January 1, 2000, with the following audited financial statements: (i) a statement of net assets of the Business as of the end of the last fiscal year prior to Closing; and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business for the last fiscal year prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements), including opinions thereon of Seller's Accountants, and (b) within 90 days after Buyer's written request made therefor (provided such request is made after the end of the fiscal quarter described below), the following unaudited statements: (i) a statement of net assets of the Business as of the end of the last fiscal quarter prior to Closing (but only if such quarter is subsequent to the last fiscal year prior to Closing); and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business, for the period from the end of the last fiscal year through the end of the last fiscal quarter prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements).

     7.7 Collection of Receivables. Seller agrees that it shall promptly (and in any event no later than five (5) Business Days following receipt) deliver all such payments with respect to accounts receivable from customers of the Business received on and after the Closing Date (including but not limited to negotiable instruments tendered in payment of accounts receivable assigned to Buyer hereunder which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Seller shall cooperate with Buyer in coordinating the transfer of collection agents and customers of the Business who pay their bills through the Automated Clearinghouse (ACH) process to Buyer.

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                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Construction. Parent, Buyer and the Seller Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Parent, Buyer and the Seller Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. The word "or" shall not be exclusive. Provisions of this Agreement shall apply, when appropriate, to successive events and transactions. Section references refer to this Agreement unless otherwise specified.

     8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier addressed to the party at its address set forth below:

         If to Parent:

         American Water Works Company
         1025 Laurel Oak Road
         P.O. Box 1770
         Voorhees, New Jersey  08043
         Fax:  (609) 346-8299
         Attention: General Counsel

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         with a copy to:

         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA  19103-2793
         Fax:  (215) 994-2222
         Attention: Craig Godshall, Esq.

         If to Buyer:

         Indiana-American Water Company, Inc.
         491 Camby Court
         P. O. Box 570
         Greenwood, IN 46142-0570
         Fax: (740) 383-0983
         Attention: Corporate Counsel

         with a copy to Parent and a copy to:

         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA  19103-2793
         Fax:  (215) 994-2222

         Attention: Craig Godshall, Esq.

         If to Seller:

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention:  Robert J. DeSantis
         Telecopier: (203) 614-4625

         with copies to:

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention:   L. Russell Mitten, II
         Telecopier: (203) 614-4651

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         and

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention:   J. Michael Love
         Telecopier: (203) 614-5201

         and

         Fleischman and Walsh, L.L.P.
         1400 Sixteenth Street, N.W.
         Washington, D.C.  20036
         Attention:   Jeffry L. Hardin
         Telecopier: (202) 387-3467

     8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that Seller may assign its rights or delegate its duties under this Agreement to a qualified intermediary chosen by Seller to structure the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the Code.

     8.4 Exhibits and Schedules. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly related to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section.

     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

     8.6 Dispute Resolution. Except as otherwise provided herein, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute") shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

               (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any

                                       59
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                                                                         Indiana

          Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

               (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by Parent, one arbitrator being selected by Citizen, and the third arbitrator, knowledgeable in the general subject matter of the dispute, controversy or claim, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules. The parties hereto shall use reasonable efforts to coordinate any arbitration commenced under any of the Related Purchase Agreements so that the resolution of the arbitration under this Agreement and the similar issues under the Related Purchase Agreements can be resolved as expeditiously and efficiently as reasonably practicable. Reasonable efforts shall include use of a common arbitrator or panel of arbitrators where practicable. The arbitration shall take place in Newark, New Jersey. The arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce evidence through discovery (i) that is reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

               (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the non-prevailing party taken as a whole is unreasonable, the arbitrator(s) may order the non-prevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

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               (d) Notwithstanding any other provision of this Agreement, (i)
          either party may commence an action to compel compliance with this
          Section 8.6 and (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceed under this Section 8.6.

     8.7 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable,
(b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

     8.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, and the Confidentiality Agreement dated August 2, 1999, between Citizens and Parent, (i) together constitute the entire understanding of the parties (and their affiliates) with respect to the subject matter hereof, and any related matter, (ii) supercede all prior agreements or understandings, written or oral, entered into by any of the parties that concern the subject matter hereof and (iii) are not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

     8.10 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party;
(iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     8.12 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                                                                         Indiana

     8.13 Definitions. For purposes of this Agreement, references to the knowledge of the Seller Parties (including a reference to "the best of the knowledge of the Seller Parties" and similar references) shall mean the actual knowledge possessed by any of the following officers or employees of Citizens:
Chief Financial Officer, Vice President and Treasurer; President, Citizens Public Services; Vice President, Corporate Human Resources; Secretary; Vice President, Water; and the general manager of the Business.

     8.14 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER OF THE SELLER PARTIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY SCHEDULE HERETO, THE TRANSACTION DOCUMENTS, OR ANY DOCUMENT, EXHIBIT, CERTIFICATE, INSTRUMENT OR STATEMENT TO BE DELIVERED HEREUNDER OR THEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE SCHEDULES AND ANY COST ESTIMATES, PROJECTIONS OR PREDICTIONS OR ANY OTHER INFORMATION CONTAINED OR REFERRED TO IN OTHER MATERIALS THAT HAVE BEEN OR SHALL HEREINAFTER BE PROVIDED TO PARENT, BUYER OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF ANY OF THE SELLER PARTIES.

     8.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

     8.16 Bulk Sales. Buyer agrees that it shall not make any filings under any tax bulk sales provisions with respect to the transactions contemplated by this Agreement.

                     [Signatures appear on following page.]

                                                                         Indiana

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                                     CITIZENS UTILITIES COMPANY


                                     By:  Robert J. DeSantis
                                        ----------------------------------------
                                          Robert J. DeSantis, Chief Financial
                                          Officer, Vice President and Treasurer


                                     FLOWING WELLS, INC.


                                     By:  Robert J. DeSantis
                                        ----------------------------------------
                                          Robert J. DeSantis, Vice President


                                    AMERICAN WATER WORKS COMPANY, INC.

                                    By:  Joseph F. Hartnett
                                       -----------------------------------------
                                         Joseph F. Hartnett, Jr., Treasurer



                                   INDIANA-AMERICAN WATER COMPANY, INC.

                                   By:  John E. Eckart
                                      ------------------------------------------
                                        John E. Eckart, President

                                 EXHIBIT A

                           ASSUMPTION AGREEMENT

     This Assumption Agreement (this "Assumption") is made as of _____________, by Indiana-American Water Company, an Indiana corporation ("Transferee"), in favor of Citizens Utilities Company, a Delaware corporation ("citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor").

     This Assumption is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and between Transferor and American Water Works Company, Inc. (the "agreement"). Capitalized terms not otherwise defined in this Assumption shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee does hereby assume and agree to observe, comply with, and perform in accordance with the terms of each of, the Assumed Liabilities. Transferee does not assume or have any responsibility for any liabilities or obligations of Transferor other than the Assumed Liabilities, and neither the execution, delivery and performance of the Agreement nor the execution, delivery and performance of this Assumption shall render Transferee liable for any such liability, obligation, undertaking, expense or agreement other than the Assumed Liabilities.

     No provisions set forth in this Assumption shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assumption and provisions of the Agreement, the Agreement shall control.

     This Assumption is made solely for the benefit of Transferor and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assumption may be executed in counterparts, each of which shall be deemed an original.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                      SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the undersigned have executed this Assumption effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    FLOWING WELLS, INC.


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    INDIANA-AMERICAN WATER COMPANY


                    By:________________________________________________
                        Name:
                        Title:







                  Signature Page of Assumption Agreement
              among Transferor and Transferee, dated _______

                                 EXHIBIT B

                        BILL OF SALE AND ASSIGNMENT

     This Bill of Sale and Assignment (this "Assignment") is made as of ________________, by Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor"), in favor of Indiana-American Water Company, an Indiana corporation ("Transferee").

     This Assignment is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and among Transferor and American Water Works Company, Inc. (the "Agreement"). Capitalized terms not otherwise defined in this Assignment shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby grant, bargain, sell, transfer and assign and convey unto Transferee, its successors and assigns, all of the rights, title and interest of the Transferor in and to the Acquired Assets.

     No provisions set forth in this Assignment shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assignment and the provisions of the Agreement, the Agreement shall control.

     This Assignment is made solely for the benefit of Transferee and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assignment may be executed in counterparts, each of which shall be deemed an original.


           [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
                       SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    FLOWING WELLS, INC.


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    INDIANA-AMERICAN WATER COMPANY


                    By:_________________________________________________
                        Name:
                        Title:





            Signature Page of Bill of Sale and Assignment among
                Transferor and Transferee, dated __________

                                 EXHIBIT E

                              _______________

American Water Works Company, Inc.
1025 Laurel Oak Road
P.O. Box 1770
Voorhees, New Jersey  08043

Ladies and Gentlemen:

     I have acted as counsel for Citizens Utilities Company, a Delaware corporation ("Citizens"), in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of October ______, 1999 (the "Agreement"), among Citizens and certain of its affiliates (collectively with Citizens, "Seller Parties") and American Water Works Company, Inc. ("American"). This opinion is rendered to American and certain of its affiliates (collectively with American, "Buyer") pursuant to Section 6.1.2 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     I have participated in and am familiar with the corporate proceedings of the Seller Parties relating to the negotiation, authorization, execution and delivery of the Transaction Documents (as hereinafter defined). In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of (i) the Agreement, (ii) the Bill of Sale and Assignment dated as of the date hereof by the Seller Parties in favor of Buyer (the agreements and instruments described in clauses (i) and (ii) being referred to herein collectively as the "Transaction Documents") and (iii) such corporate records, certificates of public officials and officers of the Seller Parties, and such other agreements, instruments and documents that I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed that genuineness and authenticity of all documents submitted to me as originals, the conformity with genuine and authentic originals of all documents submitted to me as copies, the genuineness of all signatures, and, with respect to my examination of documents executed by parties other than the Seller Parties, I have assumed that such parties had the power, corporate or otherwise, to enter into and to perform all obligations thereunder.

     I have relied, as to matters of fact, upon the representations made by the Seller Parties in the Agreement and in related affidavits and certificates made by the Seller Parties, and upon the governmental certificates and reports attached as exhibits to this opinion.

     I am a member of the bar of the State of New York, and I express, subject to the qualifications herein, no opinion as to the laws of any jurisdiction except the General Corporation Law of the State of Delaware, the federal laws of the United States of America (with the exception of federal antitrust laws and regulations, federal securities laws and regulations, matters relating to the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, and the laws of the State of New York (with the exception of state antitrust or unfair competition laws and regulations, state securities laws and other statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and special political subdivisions). I am not admitted to practice in the State of Delaware. To the extent

American Water Works Company, Inc.
____________________
Page 2

that any matter with respect to which an opinion is rendered herein is governed by the laws of another jurisdiction other than the General Corporation Law of the State of Delaware, I have, with your permission, assumed that the laws of such other jurisdiction are identical to the laws of the State of New York.

     Actual Knowledge as used in this letter means the conscious awareness of facts or other information by myself or any lawyer in the employ of the Seller Parties who has had active involvement in negotiating the Agreement, preparing the Transaction Documents or preparing this letter.

     The opinions expressed herein are further qualified and I express no opinion regarding the following:

     A. The effect of applicable bankruptcy, reorganization, insolvency, moratoria, or similar laws of the United States or of any state now or hereafter in effect, affecting the rights of creditors generally.

     B. The availability or enforceability of certain terms or provisions, covenants or remedies set forth in any Transaction Document governing specific performance, injunctive relief, payment of attorneys fees and expenses and costs of enforcement and forum selection clauses in federal courts.

     C. The applicability of principles relating to unconscionability, diligence, good faith, reasonableness, and the application of general principles of equity in any proceeding, legal or equitable.

     D. The effect of changes after the date hereof in any rules, laws, regulations or statutes of limitation, or moratoria or similar actions by federal, state, or local governmental agencies, legislatures, courts or other authorities having jurisdiction.

     On the basis of the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

          1. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

          2. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Transaction Documents to which it is a party, and to own, lease and operate the Acquired Assets and the Business as presently being conducted.

American Water Works Company, Inc.
____________________
Page 3

          3. The execution and delivery and performance by each of the Seller Parties of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action of such party, and do not and will not contravene any provision of the organizational documents of the Seller Parties.

          4. Upon due execution and delivery by the parties thereto, the Transaction Documents will be the legal obligations of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with their terms.

          5. Other than as disclosed on Schedule 3.3 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby, would violate, conflict with, result in the breach of, or constitute a default under or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

          6. Other than as disclosed on Schedule 3.18 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that (i) there are any actions, suits, investigations or proceedings pending against or threatened, against or affecting, the Seller Parties, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect, and (ii) there are currently any outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relates to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

American Water Works Company, Inc.
____________________
Page 4

     The foregoing opinions are solely for the use of Buyer, have been expressed solely in connection with the transactions contemplated by the Agreements and are given for no other purpose, and shall not be delivered to or relied upon by any other person or party, except Buyer. This letter is not to be quoted, in whole of in part, or referred to in any document without the prior written consent of the undersigned. I assume no obligation to update or revise this opinion letter.

                                     Very truly yours,



                                     L. Russell Mitten, II
                                     Vice President-General Counsel
                                     Citizens Utilities Company

                                 EXHIBIT F

                             [DP&R Letterhead]



                              [Closing Date}


Citizens Utilities Company
High Ridge Park
Stanford, CT 06905

Gentlemen:

     We have acted as counsel to American Water Works Company, Inc., a Delaware Corporation ("Parent"), and such of its subsidiaries as may join in the Agreement (collectively, the "Companies") in connection with the execution and delivery by Parent, and Citizens Utilities Company and certain of its affiliates (collectively, "Seller Parties") of the Asset Purchase Agreement (the "Agreement") dated October __, 1999. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.


     In connection with the opinions expressed below, we have made such examination of law and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Assumption Agreement dated the date hereof (collectively, the "Transaction Documents") and such corporate documents and records of the Companies, certificates of public officials and of officers of the Companies, and such other documents as we have deemed necessary or appropriate. With respect to the matters set forth in Paragraph 1, we have relied upon certain documentation received from public officials.

     In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to factual matters material to our opinion, we have had such discussions with the officers of the Companies as we have deemed relevant or necessary, and, we have assumed, with your permission and without independent investigation, the truthfulness of all recitals, representations, warranties and factual matters set forth in all documents, instruments, certificates and reports we have examined.

     In rendering the opinions set forth below, we have also assumed that (a) each of the parties to the Agreement and the Transaction Documents other than the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and formation; (b) each of such other parties to the Agreement and the Transaction Documents has the requisite corporate power and corporate authority and has taken the corporate action necessary to execute and deliver the Agreement and the Transaction Documents and to consummate the transactions contemplated thereby; (c) the Agreement and Transaction Documents have been duly executed and delivered by each of such other parties thereto; and (d) the Agreement and the Transaction Documents constitute the legal, valid and binding obligations of each such other party thereto, enforceable against such other party in accordance with its respective terms.

     The opinions hereinafter expressed are subject to the following further qualifications:

     (i) Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter relating to or affecting debtors' obligations and the rights of creditors generally.

     (ii) Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity).

     (iii) The opinions stated herein are as of the date hereof and are limited to laws, facts and circumstances in existence on the date hereof, and we assume no undertaking to advise the Seller Parties of any change in the opinions expressed herein, whether or not material, as a result of any change in any laws, facts or circumstances pertaining to the Transaction Documents which may come to our attention after the date hereof.

     (iv) Our opinion is limited solely to the General Corporation Law of the State of Delaware, the laws of the Commonwealth of Pennsylvania and the applicable laws of the United States of America.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Companies have all necessary corporate power to perform their obligations under the Transaction Documents, and the Companies have all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business.

     2. All corporate proceedings required to be taken by or on the part of the Companies and the shareholders of the Companies to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions thereby, have been duly and properly taken. Each of the Transaction Documents have been duly and validly executed and delivered.

     3. Neither the execution and delivery of the Transaction Documents by the Companies nor the consummation of the transactions contemplated thereby will:
(a) violate or conflict with any provision of the certificates or articles of incorporation or bylaws of the Companies, as amended to date; or (b) violate or conflict with any provision of any law, rule, regulation, or to our knowledge, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or Authority.

     4. The Agreement and other agreements and documents to be executed pursuant thereto, when executed and delivered by the Companies will constitute legal, valid and binding obligations of the Companies enforceable against them in accordance with their respective terms.

     The opinions expressed herein are intended only for your benefit and use, and may not, without our written consent, be used or relied upon in any manner for any purpose by any other person or entity.

                                     Very truly yours,

                                                                   EXHIBIT 10(u)

                                                                            Ohio

                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                      Among

                           CITIZENS UTILITIES COMPANY
                                       AND
                            CERTAIN OF ITS AFFILIATES

                                       AND

                     AMERICAN WATER WORKS COMPANY, INC. AND
                           OHIO-AMERICAN WATER COMPANY


                                   Dated as of

                                October 15, 1999

                                                                            Ohio

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1         DEFINITIONS................................................. 1
         1.1      Certain Definitions......................................... 1

ARTICLE 2         THE TRANSACTION.............................................10
         2.1      Sale and Purchase of Assets.................................10
         2.2      Excluded Assets.............................................10
         2.3      Assumption of Certain Liabilities...........................11
         2.4      Consent of Third Parties....................................14
         2.5      Closing.....................................................15
         2.6      Purchase Price..............................................15
                  2.6.1    Purchase Price.....................................15
                  2.6.2    Payment of Initial Cash Payment....................15
                  2.6.3    Estimated Closing Statement........................16
                  2.6.4    Post-Closing Adjustment to Purchase Price..........16
                  2.6.5    Adjustment for Certain Liabilities.................18
                  2.6.6    Additional Adjustment to the Purchase Price........18
         2.7      Deliveries and Proceedings at Closing.......................18
         2.7.1    Deliveries to Buyer.........................................18
         2.7.2    Deliveries By Buyer to the Seller Parties...................19
         2.8      Allocation of Consideration.................................19
         2.9      Prorations..................................................20

ARTICLE 3         REPRESENTATIONS AND WARRANTIES  OF SELLER...................20
         3.1      Qualification; No Interest in Other Entities................21
         3.2      Authorization and Enforceability............................21
         3.3      No Violation of Laws or Agreements..........................21
         3.4      Financial Statements........................................22
         3.5      No Changes..................................................22
         3.6      Contracts...................................................23
         3.7      Permits and Compliance With Laws Generally..................23
         3.8      Environmental Matters.......................................24
         3.9      Consents....................................................26
         3.10     Title.......................................................26
         3.11     Real Estate.................................................27
         3.12     Taxes.......................................................27
         3.13     Patents and Intellectual Property Rights....................28
         3.14     Accounts Receivable.........................................28
         3.15     Labor Relations.............................................28
         3.16     Employee Benefit Plans......................................28
         3.17     Absence of Undisclosed Liabilities..........................30
         3.18     No Pending Litigation or Proceedings........................30
         3.19     Supply of Utilities.........................................31

                                                                            Ohio

         3.20     Insurance...................................................31
         3.21     Relationship with Customers.................................31
         3.22     WARN Act....................................................31
         3.23     Condition of Assets.........................................31
         3.24     Brokerage...................................................32
         3.25     All Assets..................................................32
         3.26     Year 2000 Matters...........................................32

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER..........32
         4.1      Organization and Good Standing..............................33
         4.2      Authorization and Enforceability............................33
         4.3      No Violation of Laws or Agreements..........................33
         4.4      Consents....................................................34
         4.5      Financing...................................................34
         4.6      Brokerage...................................................34
         4.7      Insurance...................................................34

ARTICLE 5         ADDITIONAL COVENANTS........................................34
         5.1      Conduct of Business.........................................34
         5.2      Negotiations................................................37
         5.3      Disclosure Schedules........................................37
         5.4      Mutual Covenants............................................38
         5.5      Filings and Authorizations..................................38
         5.6      Public Announcement.........................................39
         5.7      Further Assurances..........................................39
         5.8      Cooperation.................................................39
         5.9      Employees; Employee Benefits................................40
         5.10     Employee Pension Plan.......................................43
         5.11     Employee Savings Plan.......................................44
         5.12     Welfare Benefits............................................45
         5.13     Taxes.......................................................46
         5.14     Intentionally Omitted.......................................46
         5.15     Citizens' Guarantees and Surety Instruments.................46
         5.16     Intentionally Omitted.......................................46
         5.17     Schedule of Permits.........................................46
         5.18     Title Information...........................................47
         5.19     Transaction with Related Parties............................47
         5.20     Approval by Citizens........................................47
         5.21     Supplemental Information....................................47
         5.22     Non-Competition.............................................47
         5.23     Intentionally Omitted.......................................48
         5.24     IDRB Obligations............................................48
         5.25     Cooperation with Respect to Like-Kind Exchange..............48
         5.26     Transition Plan.............................................49

                                                                            Ohio

         5.27     Procedures regarding Refunds of Advances....................49
         5.28     Title Insurance.............................................50

ARTICLE 6         CONDITIONS PRECEDENT; TERMINATION...........................50
         6.1      Conditions Precedent to Obligations of Buyer and Parent.....50
                  6.1.1    Performance of Agreements; Representations and
                           Warranties.........................................50
                  6.1.2    Opinion of Counsel.................................51
                  6.1.3    HSR Act............................................51
                  6.1.4    Required PUC and Other Consents....................51
                  6.1.5    Injunction; Litigation.............................51
                  6.1.6    Documents..........................................51
                  6.1.7    Related Closings...................................52
         6.2      Conditions Precedent to Obligations of Seller Parties.......52
                  6.2.1    Performance of Agreements; Representations and
                           Warranties.........................................52
                  6.2.2    Opinion of Counsel.................................52
                  6.2.3    HSR Act............................................52
                  6.2.4    Required PUC and Other Consents....................52
                  6.2.5    Injunction; Litigation.............................53
                  6.2.6    Documents..........................................53
                  6.2.7    Related Closings...................................53
         6.3      Termination.................................................53

ARTICLE 7         CERTAIN ADDITIONAL COVENANTS................................54
         7.1      Certain Taxes and Expenses..................................54
         7.2      Maintenance of Books and Records............................54
         7.3      Survival....................................................54
         7.4      Indemnification.............................................57
                  7.4.1    General Indemnification Obligations................57
                  7.4.2    General Indemnification Procedures.................58
                  7.4.3    Indemnification for Negligence.....................61
         7.5      UCC Matters.................................................62
         7.6      Financial Statements........................................62
         7.7      Collection of Receivables...................................62

 ARTICLE 8        MISCELLANEOUS...............................................62
         8.1      Construction................................................62
         8.2      Notices.....................................................63
         8.3      Successors and Assigns......................................65
         8.4      Exhibits and Schedules......................................65
         8.5      Governing Law...............................................65
         8.6      Dispute Resolution..........................................65
         8.7      Severability................................................67
         8.8      No Third Party Beneficiaries................................67
         8.9      Entire Agreement............................................67

                                                                            Ohio

         8.10     Amendment and Waiver........................................67
         8.11     Counterparts................................................67
         8.12     Headings....................................................67
         8.13     Definitions.................................................68
         8.14     No Implied Representation...................................68
         8.15     Construction of Certain Provisions..........................68
         8.16     Bulk Sales..................................................68

                                                                            Ohio

                                LIST OF SCHEDULES

Schedule 1.1.1(a)  . . . . . . . . . . . . . . . . . . . . . . . . . Real Estate
Schedule 1.1.52  . . . . . . . . . . . . . . . . . . . . . . . .  IDRB Documents
Schedule 2.2.12  . . . . . . . . . . . . . . . . . . . . . . . . Excluded Assets
Schedule 3.3 . . . . . . . . . . . . . . . . .No Violation of Laws or Agreements
Schedule 3.4 . . . . . . . . . . . . . . . . . . . . . . . .Financial Statements
Schedule 3.5 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  No Changes
Schedule 3.6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Contracts
Schedule 3.7 . . . . . . . . . . . .  Permits and Compliance with Laws Generally
Schedule 3.8 . . . . . . . . . . . . . . . . . Environmental Matters - Generally
Schedule 3.8.10  . . . . . . . . . . . . . . . . Compliance with Water Standards
Schedule 3.8.11  . . . . . . . . . . . . . . . . . . . . . . .  Deed Restriction
Schedule 3.9   . . . . . . . . . . . . . . . . . . . .  Seller Parties' Consents
Schedule 3.10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Title
Schedule 3.11  . . . . . . . . . . . . . . . . . . . . . Real Estate Proceedings
Schedule 3.12  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Taxes
Schedule 3.15  . . . . . . . . . . . . . . . . . . . . . . . . . Labor Relations
Schedule 3.16.1  . . . . . . . . . . . . . . . . . . . .  Employee Benefit Plans
Schedule 3.16.4  . . . . . . . . . . . . . . Employee Benefit Plans - Compliance
Schedule 3.16.9  . . . . . . . . Employee Benefit Plans - Extraordinary Benefits
Schedule 3.17  . . . . . . . . . . . . . . .  Absence of Undisclosed Liabilities
Schedule 3.18  . . . . . . . . . . . . . .  No Pending Litigation or Proceedings
Schedule 3.19  . . . . . . . . . . . . . . . . . . . . . . . Supply of Utilities
Schedule 3.20 . . . . . . . . . . . . . . . . . . . . . . . . Seller's Insurance
Schedule 3.22 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . WARN Act
Schedule 3.23 . . . . . . . . . . . . . . . . . . . . . . .  Condition of Assets
Schedule 3.25 . . . . . . . . . . . . . . . . . . . . . . . . . . . . All Assets
Schedule 3.27 . . . . . . . . . . . . . . . . . . . . . . . .  Product Liability
Schedule 4.7  . . . . . . . . . . . . . . . . . . . . . . . .  Buyer's Insurance
Schedule 5.1  . . . . . . . . . . . . . . . . . . . . . . .  Conduct of Business
Schedule 5.9.1  . . . . . . . . . . . . . . . . . . . . . . . . . . .  Employees
Schedule 5.9.2  . . . . . . . . . . . . . . . . Collective Bargaining Agreements
Schedule 5.12 . . . . . . . . . . . . . . . . . . . . . . . . . Former Employees
Schedule 5.15 . . . . . . . . . . . . . . . . . . . . . . . Citizens' Guarantees
Schedule 5.16 . . . . . . . . . . . . . . . . . . . . . . .  Schedule of Permits
Schedule 6.1.7  . . . . . . . . . . . . . . . . . .  Related Purchase Agreements

                                                                            Ohio

                                TABLE OF EXHIBITS

Exhibit A     -     Form of Assumption Agreement

Exhibit B     -     Form of Assignment and Bill of Sale

Exhibit C     -     Intentionally Omitted

Exhibit D     -     Form of Retained IDRB Obligations Agreement

Exhibit E     -     Form of Seller's Opinion of Counsel

Exhibit F     -     Form of Buyer's Opinion of Counsel

                                                                            Ohio


                            ASSET PURCHASE AGREEMENT


     THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 15, 1999, by and among Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Seller" or the "Seller Parties"), and American Water Works Company, Inc., a Delaware corporation ("Parent"), and Ohio-American Water Company, an Ohio corporation ("Buyer").

                                  Background

     A. Citizens Utilities Company of Ohio is a public utility engaged, among other things, in the business of storing, supplying, distributing and selling water to the public, wastewater treatment, and related services and activities in the State of Ohio (the "Business").

     B. Parent is a holding company which desires to cause the Buyer to purchase substantially all of the assets, properties and rights of the Seller Parties relating to the Business, and Seller desires to sell, and to cause the sale of, such assets, properties and rights, on the terms and subject to the conditions set forth in this Agreement.

                                     Terms

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

     1.1.1 "Acquired Assets" means, subject to Section 2.2, all of each Seller Party's right, title, and interest in, under and to all of the assets, properties and rights exclusively used in the Business as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights exclusively relating to the Business enumerated below:

                                                                            Ohio

          (a) all real property described in Schedule 1.1.1(a), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, railroad crossing agreements, hereditaments, tenements, privileges and other appurtenances thereto or otherwise exclusively related to the Business (such as appurtenant rights in and to public streets) (the "Real Estate");

          (b) to the extent not included in clause (a) above, all water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures and other tangible personal property, in transit or otherwise, used exclusively in the Business (the "Equipment and Other Tangible Personal Property");

          (c) notwithstanding the provisions of Section 2.2 but subject to
     Section 2.4, all of Seller's water appropriation and flowage rights to the extent not transferred to Buyer upon assignment of the Contracts and Permits to Buyer;

          (d) all notes receivable, accounts receivable, accrued utility revenues, materials and supplies (at average cost net of reserve for obsolescence) and prepayments attributable in each case exclusively to the Business;

          (e) all deferred capital costs and other deferred charges (excluding deferred taxes collectable) attributable exclusively to the Business of which recovery in future rates is probable;

          (f) Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto;

          (g) subject to Section 2.4 hereof, (i) contracts, commitments, agreements and instruments relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts and distribution contracts relating exclusively to the conduct of the Business; (ii) orders, contracts, supply agreements and other agreements relating exclusively to the purchase of any assets, services, properties, materials, or products for the Business; (iii) all leases of Real Estate exclusively related to the Business; (iv) all other contracts, agreements and instruments related exclusively to the Business (other than contracts, agreements and instruments included in the definition of Real Estate or Permits); and (v) any such contracts, agreements and other instruments referred to in clauses (i) - (iv) inclusive, entered into between the date hereof and the Closing Date which are consistent with the terms of this Agreement and are entered into in the ordinary course of business consistent with past practice, and including in the case of clauses (i) - (iv) all such contracts, agreements and instruments more specifically listed or described in Schedule 3.6 (and specifically including one Collective Bargaining Agreement to the extent provided in Section 5.9.2, but specifically excluding any contract, agreement and instrument listed or described on Schedule 2.2.12) (the "Contracts");

                                                                            Ohio

          (h) subject to Section 2.4 hereof, franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority relating exclusively to the conduct of the Business and all pending applications therefor (the "Permits");

          (i) books, records, ledgers, files, documents (including originally executed copies of written Contracts, to the extent available, and copies to the extent not available), correspondence, Tax returns relating exclusively to the Business, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees (to the extent such transfer is not prohibited by law), photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent exclusively relating to the Business, the Acquired Assets or the Transferred Employees;

          (j) all rights or choses in action arising out of occurrences before or after the Closing Date and exclusively related to any of the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller; provided, however, that (notwithstanding the foregoing provisions of this Section 1.1.1(j)), to the extent that Seller pays or discharges a liability related to the Business or any of the Acquired Assets and related to such right or chose in action (whether by reason of indemnification under this Agreement or otherwise), Buyer will reassign or reconvey to Seller such right or chose in action to the extent that such right or chose in action relates to a recovery of amounts paid to Buyer; and

          (k) all rights to insurance and condemnation proceeds (i) to the extent relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing but only to the extent that the proceeds exceed the amount of the write-down of the net book value of such Acquired Assets on the books and records of Seller as a result of such damage, destruction, taking or other impairment; (ii) to the extent they relate to amounts paid by Buyer for Damages to the extent Buyer does not receive payment pursuant to Section 7.4.1(a), but only to the extent Buyer is entitled to indemnification by Seller pursuant to Sections 7.3 and 7.4, and
     (iii) as provided in Section 4 of the agreement attached as Exhibit D hereto.

     1.1.2 "Adjusted Net Assets" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.3 "Affected Participant" has the meaning set forth as Section 5.11.1 hereof.

                                                                            Ohio

     1.1.4 "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

     1.1.5 "Agreement" has the meaning set forth in the introduction hereof.

     1.1.6 "American Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.7 "American Savings Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.8 "Antitrust Division" has the meaning set forth in Section 5.5 hereof

     1.1.9 "Assumed Benefit Liabilities" has the meaning set forth in Section
3.16.6 hereof.

     1.1.10 Intentionally Omitted.

     1.1.11 "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.12 "Assumption Agreement" has the meaning set forth in Section 2.3.2 hereof.

     1.1.13 "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

     1.1.14 "Base Cash Purchase Price" has the meaning set forth in Section
2.6.1 hereof.

     1.1.15 "Beneficiary" means the Person(s) designated by an Employee, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Benefit Plan.

     1.1.16 "Benefit Plans" has the meaning set forth in Section 3.16.1 hereof.

     1.1.17 "Bonds" means any of the bonds issued pursuant to the Indentures of Trust, the proceeds from the issuance of which were advanced to Seller pursuant to any of the IDRB Documents.

     1.1.18 "Business" has the meaning set forth in the Background section hereof.

                                                                            Ohio

     1.1.19 Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

     1.1.20 "Buyer" has the meaning set forth in the introduction hereof.

     1.1.21 "Buyer's IDRB Obligations" means the obligations of Parent and Buyer set forth in Section 5.24 (a) and in the instruments to be executed and delivered by Parent and Buyer on or prior to the Closing Date in accordance with
Section 5.24 (a).

     1.1.22 "Buyer's Accountants" means PricewaterhouseCoopers LLP or any firm of independent public accountants hereafter designated by Buyer for purposes of this Agreement.

     1.1.23 Intentionally Omitted.

     1.1.24 "Ceiling" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.25 "CERCLA" has the meaning set forth in Section 3.8.2 hereof.

     1.1.26 "CERCLIS" has the meaning set forth in Section 3.8.7 hereof.

     1.1.27 "Citizens" has the meaning set forth in the introduction hereof.

     1.1.28 "Closing" has the meaning set forth in Section 2.5 hereof.

     1.1.29 "Closing Date" has the meaning set forth in Section 2.5 hereof.

     1.1.30 "Closing Statement of Net Assets" has the meaning set forth in
Section 2.6.4(a) hereof.

     1.1.31 "Code" means the Internal Revenue Code of 1986, as amended.

     1.1.32 "Collective Bargaining Agreement" means the agreement identified as such on Schedule 3.6 hereto.

     1.1.33 "Competing Transaction" has the meaning set forth in Section 5.2.

     1.1.34 "Contracts" has the meaning set forth in Section 1.1.1(g) hereof.

     1.1.35 "Control" with respect to any Person means the ownership, directly or indirectly, of at least a majority of the voting power of each class of capital stock of such Person entitled to vote in the election of directors of such Person generally.

                                                                            Ohio

     1.1.36 "Damages" has the meaning set forth in Section 7.4.1 hereof.

     1.1.37 "Disclosure Schedules" means the Schedules referenced in Articles 3, 4 and 5 of this Agreement, as amended or supplemented pursuant to Section 5.3.

     1.1.38 "Dispute" has the meaning set forth in Section 8.6.

     1.1.39 "Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.40 "Environmental Laws" has the meaning set forth in Section 3.8 hereof.

     1.1.41 "Equipment and Other Tangible Personal Property" has the meaning set forth in Section 1.1.1(b) hereof.

     1.1.42 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.1.43 "ERISA Affiliate" means (a) any corporation included with any of the Seller Parties in a controlled group of corporations within the meaning of
Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with any of the Seller Parties within the meaning of Section 414 of the Code; any member of an affiliated service group of which any of the Seller Parties is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of any of the Seller Parties under Section 414(o) of the Code.

     1.1.44 "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

     1.1.45 "Financial Statements" has the meaning set forth in Section 3.4 hereof.

     1.1.46 "FIRPTA Affidavit" has the meaning set forth in Section 2.7.1 hereof.

     1.1.47 "Former Employees" means all salaried and hourly employees once employed by Seller or any of its Affiliates, but who are no longer so employed on the Closing Date.

     1.1.48 "FTC" has the meaning set forth in Section 5.5 hereof.

     1.1.49 "GAAP" has the meaning set forth in Section 3.4 hereof.

     1.1.50 "Hazardous Substance" has the meaning set forth in Section 3.8 hereof.

     1.1.51 "HSR Act" has the meaning set forth in Section 3.9 hereof.

                                                                            Ohio

     1.1.52 "IDRB Documents" shall mean the Loan Agreements, the Tax Regulatory Agreements, the Project Tax Certificates, and the other Contracts related thereto to which Citizens is a party and which are listed on Schedule 1.1.52.

     1.1.53 "IDRB Financings" shall mean the indebtedness arising under the Loan Agreements included among the IDRB Documents.


     1.1.54 "Indemnified Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.55 "Indemnifying Party" has the meaning set forth in Section 7.4.2(a) hereof.

     1.1.56 "Intellectual Property" means the trademarks, patents, trade names and copyrights and applications therefor, inventions, trade secrets, and confidential business information (including know-how, formulas, water filtration, purification and pumping processes and techniques, technical data, designs, drawings, customer and supplier lists, and business and marketing plans and proposals), all computer software (including data and related documentation and object and source codes), whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) of Seller, in each case, utilized exclusively in the Business.

     1.1.57 "Interim Statement of Net Assets" means the Citizens Water Resources Statement of Net Assets - Ohio, June 30, 1999, which is attached hereto as
Schedule 3.4.

     1.1.58 "Interim Statement of Net Assets Date" means June 30, 1999.

     1.1.59 "IRS" has the meaning set forth in Section 3.16.2 hereof.

     1.1.60 "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

     1.1.61 "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements. For purpose of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect (a) if it arises from general business, economic or financial market conditions, from conditions generally effecting the industries in which Seller competes, or from the transactions contemplated by this Agreement, or (b) solely with respect to matters arising prior to Closing, to the extent that

                                                                            Ohio

either (i) Seller realizes the benefit of insurance maintained by Citizens on or prior to the Closing Date and Buyer receives the cash proceeds of such insurance to the extent required by Section 1.1.1(k), or (ii) Seller arranges for Buyer to recover payments in respect of such occurrence or condition from any other source (whether in a lump sum or stream of payments), it being understood and agreed that a Material Adverse Effect may have occurred irrespective of such insurance recovery if the occurrence or condition giving rise to such recovery also causes a non-monetary material adverse change in or effect upon the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements.

     1.1.62 "Mortgage Indenture" means Indenture of Mortgage and Deed of Trust between BNY Western Trust Company (successor in interest to Wells Fargo Bank, N.A.) and First Interstate Bank of California (as successor trustee to Marine Midland, N.A., formerly the Marine Midland Trust Company of New York).

     1.1.63 "OSHA" has the meaning set forth in Section 3.7.1 hereof.

     1.1.64 "PCBs" has the meaning set forth in Section 3.8.6 hereof.

     1.1.65 "Permits" has the meaning set forth in Section 1.1.1(h) hereof.

     1.1.66 "Permitted Exceptions" has the meaning set forth in Section 3.10 hereof; provided, however, that from and after the Closing, Permitted Exceptions shall not include any Lien arising under or resulting from the Mortgage Indenture.

     1.1.67 "Person" means an individual, a corporation, a partnership, an association, an Authority, a trustor other entity or organization.

     1.1.68 "Pre-Existing Conditions" has the meaning set forth in Section 2.3.1(d).

     1.1.69 "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank N.A. as its United States prime, reference or base rate for commercial loans.

     1.1.70 "PUC" has the meaning set forth in Section 5.5 hereof.

     1.1.71 "Purchase Price" has the meaning set forth in Section 2.6.1 hereof.

     1.1.72 "Real Estate" has the meaning set forth in Section 1.1.1(a) hereof.

     1.1.73 "Recovery" has the meaning set forth in Section 7.4.2(l) hereof.

                                                                            Ohio

     1.1.74 "Related Purchase Agreements" as the meaning set forth in Section
6.1.7 hereof.

     1.1.75 "Release" or "Released" has the meaning set forth in Section 3.8 hereof.

     1.1.76 "Remedial Action" has the meaning set forth in Section 3.8 hereof.

     1.1.77 "Retained IDRB Indebtedness" means the indebtedness of the Seller owing to the issuers of the Bonds and arising under the Loan Agreements included among the IDRB Documents but only to the extent not included in the Assumed Indebtedness.

     1.1.78 "Retained Liabilities" has the meaning set forth in Section 2.3 hereof.

     1.1.79 "Review Period" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.80 "SEC" means the U.S. Securities and Exchange Commission.

     1.1.81 "Securities Filings" has the meaning set forth in Section 5.8.2 hereof.

     1.1.82 "Seller" and "Seller Parties" have the respective meaning set forth in the introduction hereof.

     1.1.83 "Seller's Accountants" means KPMG LLP or any other firm of independent public accountants hereafter designated by Seller for purposes of this Agreement.

     1.1.84 "Seller's Adjusted Amount" has the meaning set forth in Section 2.6.4(a) hereof.

     1.1.85 "Seller's Pension Plan" has the meaning set forth in Section 5.10.1 hereof.

     1.1.86 "Seller's 401(k) Plan" has the meaning set forth in Section 5.11.1 hereof.

     1.1.87 "Specified Liabilities" has the meaning set forth in Section 7.4.2(f) hereof.

     1.1.88 "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                                                                            Ohio

     1.1.89 "Third Accounting Firm" has the meaning set forth in Section 2.6.4(b) hereof.

     1.1.90 "Threshold Amount" has the meaning set forth in Section 7.4.2(e) hereof.

     1.1.91 "Third Party Claim" has the meaning set forth in Section 7.4(b)(i) hereof.

     1.1.92 "Transferred Accounts" has the meaning set forth in Section 5.11.2 hereof.

     1.1.93 "Transaction Documents" has the meaning set forth in Section 3.2 hereof.

     1.1.94 "Transferred Employees" has the meaning set forth in Section 5.9.2 hereof.

     1.1.95 "Union Employees" has the meaning set forth in Section 5.9.1 hereof.

     1.1.96 "VEBAs" has the meaning set forth in Section 5.12 hereof.

     1.1.97 "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. section 2102- 2109, as amended.

                                   ARTICLE 2

                                THE TRANSACTION

     2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 2.5 below, Citizens shall, and shall cause the other Seller Parties to, sell, assign, transfer, deliver and convey to Buyer, and Parent shall cause Buyer to purchase, the Acquired Assets for the Purchase Price specified in Section 2.6.

     2.2 Excluded Assets. The following assets of Seller shall be excluded from the Acquired Assets (the "Excluded Assets"):

     2.2.1 assets of the Seller used in both the Business and in Citizens' gas, electric or communications businesses, the material items of which are described on Schedule 2.2.12;

     2.2.2 cash and cash equivalents in transit, in hand or in bank accounts.

     2.2.3 except as otherwise set forth herein, assets attributable or related to any Benefit Plan;

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                                                                            Ohio

     2.2.4 the stock record and minute books of Seller;

     2.2.5 Acquired Assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

     2.2.6 except to the extent set forth in Sections 2.9, rights to refunds of Taxes payable with respect to the Business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member, and which are treated as Retained Liabilities under Section 2.3.3(b) below.

     2.2.7 customer and other deposits held in Seller's accounts;

     2.2.8 accounts owing by and among Seller and its Affiliates;

     2.2.9 notes receivable and other receivables (other than note and accounts receivable attributable exclusively to the Business);

     2.2.10 all deferred tax assets or collectibles;

     2.2.11 duplicate copies of all books and records transferred to Buyer; and

     2.2.12 those certain items listed on Schedule 2.2.12.

     2.3 Assumption of Certain Liabilities.

     2.3.1 Buyer shall not assume any liabilities of Citizens or Seller or any of their Affiliates, except that Buyer shall assume the following specific liabilities and obligations:

          (a) the obligations and liabilities set forth in Sections 5.9, 5.10,
     5.11 and 5.12 hereof;

          (b) except as set forth in Section 2.3.3(b), all liabilities and obligations of Seller in respect of the Contracts and Permits assigned or transferred to Buyer pursuant to this Agreement in accordance with the respective terms thereof, except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (c) the Buyer's IDRB Obligations;

          (d) any liability, obligation or responsibility of Seller for conditions at the Real Estate, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising

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                                                                            Ohio

     from the presence or Release or threat of Release of Hazardous Substances into the environment at the Real Estate or into or from any building, structure, pipeline or other facility at the Real Estate, or from violation of any law relating to the foregoing, including without limitation, any CERCLA or similar liability under any federal or state law or regulation, except to the extent Buyer has given written notice of a claim for indemnification pursuant to Sections 7.3 and 7.4 hereof prior to the expiration of the claims period set forth in Section 7.3.2(a) or (b) (and if Buyer has given written notice prior to the expiration of such claims period, to the extent that such claim is not entitled to indemnification under Sections 7.3 and 7.4) (the foregoing, the "Pre-Existing Conditions");

          (e) all liabilities and obligations of Seller related to unperformed service obligations, easement and right-of-way relocation obligations, and construction work in progress, and all engineering and construction required to complete scheduled construction and other capital projects for the Business, in each case relating to the Business and outstanding on or arising after the Closing Date except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

          (f) liability for accrued but unused vacation pay for the Transferred Employees to the extent provided in Section 5.9.2;

          (g) any liability, obligation or responsibility relating to customer deposits held by Seller on the Closing Date and relating to the Business; and

          (h) all liabilities and obligations imposed on Buyer by any PUC in connection with the operation of the Business or the ownership of the Acquired Assets, including with respect to any liability of the types that appear as "Accrued Liabilities" and "Non-Current Liabilities" on the financial statements of Seller.

     2.3.2 Any liabilities or obligations which are assumed by Buyer pursuant to
Section 2.3.1 above are hereinafter referred to as the "Assumed Liabilities." At the Closing, Parent shall cause Buyer to execute and deliver to Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume the Assumed Liabilities. Each of Parent and Buyer hereby irrevocably and unconditionally waives and releases the Seller Parties from all Assumed Liabilities and all liabilities or obligations exclusively relating to the Business or the Acquired Assets to the extent arising from events or occurrences after the Closing or to the extent otherwise relating to the period after the Closing, including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     2.3.3 Buyer shall not assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any of the Seller Parties or any of their Affiliates except for the Assumed Liabilities as specifically and expressly

                                                                            Ohio

provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations not expressly transferred to Buyer hereunder as Assumed Liabilities are being retained by the Seller Parties, (the "Retained Liabilities"). Each of the Seller Parties hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

     Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

          (a) any product liability, toxic tort or similar claim for injury to person or property, regardless of when made or asserted, to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Seller Parties or any of their Affiliates prior to Closing, or alleged to have been made by any of such Persons, or to the extent that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product distributed or sold by or on behalf of any of the Seller Parties or any of their Affiliates prior to Closing, including any claim referred to above in this Section 2.3.3(a) relating to water quality standards, any claim relating to any product delivered in connection with the performance of services provided by Seller and any claim seeking recovery for consequential damages, lost revenue or income;

          (b) all refund obligations relating to the advances existing on the Closing Date for construction of facilities relating to the Business;

          (c) except to the extent set forth in Section 2.9, any federal, state, foreign or local income or other Tax payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member.

          (d) any liability or obligation associated with or in connection with any common plant assets of Seller (other than the liabilities and obligations exclusively related to any common plant assets included among the Acquired Assets);

          (e) except as provided in Section 2.3.1 above, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, agents or independent contractors of any of the Seller Parties or any of their Affiliates, whether or not employed by Buyer after the Closing, that arises out of or relates to events or conditions to the extent occurring before the Closing Date;

          (f) except to the extent set forth in Section 2.3.1(d), any liability, obligation or responsibility of any of the Seller Parties, or any of their Affiliates or predecessors, whether based on statutory or common law, but only as any such law is interpreted, amended and

                                                                            Ohio

     in effect on the Closing Date, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment or into or from any building, structure, pipeline or other facility or relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances or sale or product containing Hazardous Substances from violation of any law relating to the foregoing (but only as such law is interpreted, amended and in effect on the Closing Date) including without limitation, any (A) CERCLA or similar liability under any federal or state law or regulation as interpreted, amended and in effect on the Closing Date or (B) any such liability associated with businesses or assets of the Seller Parties other than the Business or the Acquired Assets;

          (g) liabilities and obligations relating to the Business to the extent arising prior to Closing (unless otherwise constituting Assumed Liabilities) arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

          (h) any obligation or liability arising under any contract, commitment, instrument or agreement (1) except for Buyer's IDRB Obligations and subject to the penultimate sentence of Section 2.4, that is not transferred to Buyer as part of the Acquired Assets, or (2) that relates to any breach or default (or to the extent that it relates to an event which would, with the passing of time or the giving of notice, or both, constitute a default) under any Contract, instrument or agreement or to any services to be provided by Seller under any such Contract, instrument or agreement to the extent that such services were performed or were required to have been performed on or prior to the Closing Date;

          (i) any liability or obligation in respect of the Excluded Assets;

          (j) any liability or obligation of any of the Seller Parties or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of Seller's representations, warranties, covenants or agreements contained in this Agreement, except to the extent set forth in Section 7.4; or

          (k) except for the Assumed Liabilities as specifically and expressly set forth herein, any liability to the extent arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any claims, obligations or litigation to the extent arising out of or relating to events or conditions occurring before the Closing Date, and any liability associated with any business other than the Business.

     2.4 Consent of Third Parties. On the Closing Date, Citizens shall cause Seller to assign to Buyer, and Parent shall cause Buyer to assume, the Contracts and the Permits which are to be transferred to Buyer as provided in this Agreement by means of the Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent (or result in a breach or violation thereof) of the other party thereto or any other third party,

                                                                            Ohio

and such consent shall not be obtained prior to Closing, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets. In order, however, to provide Buyer the full realization and value of every Contract of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary (a) to assure that the rights of Seller or its Affiliates under such Contracts shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller or its Affiliates in and under every such Contract. To the extent that Buyer does receive the benefits of any such Contract pursuant to the preceding sentence, such Contract shall be a Contract "assigned or transferred to Buyer pursuant to this Agreement" within the meaning of Section 2.3.1(b) hereof. Nothing in this Section 2.4 shall in any way diminish the obligations of Seller to obtain consents and approvals under this Agreement.

     2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at 10 a.m., East Coast time, on a date mutually satisfactory to Buyer and Seller which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) at the offices of Fleischman and Walsh, LLP, 1400 Sixteenth Street, N.W., Washington, D.C. 20036, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date"). Upon payment of the Initial Cash Payment by Buyer and confirmed receipt thereof by Seller or the Escrow Agent pursuant to Section
2.6.2 below, Seller shall operate the Business at the direction of and under the control of Buyer. Notwithstanding the foregoing, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date for all purposes.

     2.6 Purchase Price.

     2.6.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price be paid by Buyer for the purchase of the Acquired Assets (the "Purchase Price") shall be: (i) $35,140,000 in cash (the "Base Cash Purchase Price," the Base Cash Purchase Price as adjusted in accordance with Section 2.6.3, Section 2.6.5 and Section 2.6.6 is referred to as the "Initial Cash Payment"), subject to adjustment pursuant to the provisions of this Agreement (including Section 2.6.3, Section 2.6.4, Section 2.6.5, Section
2.6.6 and Section 2.9 of this Agreement) and (ii) the assumption by Buyer of the Assumed Liabilities.

     2.6.2 Payment of Initial Cash Payment. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by federal other wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date. If the Closing Date is not a business day on which financial institutions are open and operating, then on or before the last business day on which financial institutions are open and operating before the Closing Date, Buyer shall deliver the Initial

                                                                            Ohio

Cash Payment to Buyer's lead bank (the "Escrow Agent") in immediately available funds in U.S. dollars. Upon receipt, the Escrow Agent shall invest the Initial Cash Payment in an interest-bearing account mutually agreed upon by Seller and Buyer. At Closing, Parent shall sign and deliver to Citizens a statement which confirms that the Closing has occurred and which instructs the Escrow Agent to transfer to Citizens the funds representing the Initial Cash Payment, plus an amount representing the interest earned after the Closing Date until the date the funds are transferred, to an account that Citizens shall designate at least two (2) business days prior to the date the funds are required to be transferred hereunder. The Escrow Agent shall refund the balance to Buyer. The fees and expenses of Escrow Agent shall be paid by Buyer.

     2.6.3 Estimated Closing Statement. At least five (5) business days prior to the Closing Date, Citizens shall deliver to Parent and Buyer a statement of net assets (the "Estimated Statement of Net Assets") reflecting its good faith calculation of the Acquired Assets of the Business as of the last day of the latest calendar month for which financial statements of Seller are available (the "Estimated Adjusted Net Assets"). The Estimated Statement of Net Assets shall be prepared in the same manner and utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999). The Base Cash Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Adjusted Net Assets is greater than or less than $19,807,252 (such increase or decrease, as the case may be, is referred to herein as the "Estimated Net Asset Adjustment").

     2.6.4 Post-Closing Adjustment to Purchase Price.

          (a) Within 90 days after the Closing, Citizens shall prepare and deliver to Parent and Buyer a Statement of Net Assets (the "Closing Statement of Net Assets") which reflects the Acquired Assets, as of 11:59 p.m. on the Closing Date, based on actual financial performance and calculated in the same manner, utilizing the same accounting principles, policies and methods utilized in preparing the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999), together with (A) an audit report of Seller's Accountants stating that the Closing Statement of Net Assets has been prepared utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets and
     (B) a calculation of Citizens' determination of the amount of increase or decrease in the amount of the Acquired Assets of the Business from the Interim Statement of Net Assets Date to the Closing Date which is derived from the Closing Statement of Net Assets ("Seller's Adjustment Amount"). The Closing Statement of Net Assets shall not give effect to any purchase accounting treatment arising from Buyer's purchase of the Acquired Assets. Buyer shall pay the fees and expenses of Seller's Accountants incurred in connection with this Section 2.6.4. Buyer agrees to cooperate, and agrees to cause Buyer's Accountants to cooperate, with Citizens and Seller's Accountants in connection with the preparation of the Closing Statement of Net Assets, and related information, and shall provide to Citizens and Seller's Accountants such books, records and information as may be reasonably requested from time to time, including the work papers of Buyer's Accountants. Citizens will give Buyer and its representatives access during the normal business hours of Citizens to the personnel, books and records of Citizens and the work papers of Seller's

                                                                            Ohio

     Accountants to assist Buyer in the review of the Closing Statement of Net Assets and related matters. Buyer agrees that, following the Closing through the date on which the Closing Statement of Net Assets is delivered, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement of Net Assets is to be based that would make it impossible or impracticable to calculate the Acquired Assets in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statement of Net Assets except in the ordinary course or as a result of events occurring after the date of the Interim Statement of Net Assets and, in such event, only in a manner consistent with past practices of Seller.

          (b) Parent or Buyer may dispute any amounts reflected on the Closing Statement of Net Assets, in the Seller's Adjustment Amount or in the Statement of Certain Assumed Liabilities, provided, however, that Buyer shall notify Citizens in writing of each disputed amount, and specify the amount thereof in dispute and the basis of such dispute, within 30 days of the Buyer's receipt of the Closing Statement of Net Assets and the Seller's Adjustment Amount (such 30 day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Statement of Net Assets, the Seller's Adjustment Amount or the Statement of Certain Assumed Liabilities, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and Seller are unable to reach a resolution of such differences within 30 days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute (together with any amounts remaining in dispute pursuant to Section 2.6.4(b) of each of the Related Purchase Agreements) for resolution to an independent accountant firm of national reputation mutually appointed by Seller and Buyer (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall be requested to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Buyer and the Seller Parties so that the Seller Parties' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Third Accounting Firm. Buyer shall pay the fees and expenses of Buyer's Accountants incurred in connection with this Section 2.6.4(b). Seller's Adjustment Amount, if there are no disputes with respect thereto, or Seller's Adjustment Amount as adjusted after the resolution of all disputes with respect thereto in accordance herewith, shall be referred to as the "Final Net Asset Adjustment."

          (c) If the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment exceeds the Initial Cash Payment, then within five (5) business days after final determination thereof Buyer shall pay Seller the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. If the Initial Cash Payment exceeds the sum of the Base Cash

                                                                            Ohio

     Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment, then within five (5) business days after final determination thereof Seller shall pay Buyer the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check.

     2.6.5 Adjustment for Certain Liabilities. Concurrent with the delivery of the Estimated Statement of Net Assets, Citizens also shall deliver to Parent and Buyer a statement reflecting (i) the customer and other deposits held by Seller on the Closing Date and relating to the Business, (ii) the items specified in
Section 2.9 to the extent set forth therein, and (iii) without duplications of any amount included in clause (i), above any payments received by Seller under the Contracts and Permits for obligations not performed as of the Closing Date (the "Statement of Certain Assumed Liabilities"). The Statement of Certain Assumed Liabilities shall reflect Citizens' good faith calculation of such liabilities as of the Closing Date. The Base Cash Purchase Price shall be decreased by the net amount set forth in the Statement of Certain Assumed Liabilities. Concurrent with the delivery of the Closing Statement of Net Assets, Citizens also shall deliver to Parent a statement showing any adjustments to the Statement of Certain Assumed Liabilities and the Base Cash Purchase Price shall be further adjusted to give effect to any such adjustments to the Statement of Certain Assumed Liabilities.

     2.6.6 Additional Adjustment to the Purchase Price. The Base Cash Purchase Price shall be decreased by an amount equal to the proceeds of Seller's sale of the property described in Item 7 of Schedule 3.5 (net of expenses) less the sum of (i) the federal and state income taxes payable by Seller in respect of those proceeds and (ii) the book value of such property, as of June 30, 1999, on Seller's books.

     2.7 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

     2.7.1 Deliveries to Buyer. Citizens shall, and shall cause Seller to deliver to Buyer:

          (a) bills of sale and instruments of assignment to the Acquired Assets, duly executed by Seller, substantially in the form of Exhibit B hereto and;

          (b) the consents to transfer, of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), to the extent specifically required hereunder;

          (c) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

                                                                            Ohio

          (d) special warranty deeds of conveyance with respect to the parcels of Real Estate owned in fee simple by Seller (or, with respect to any such parcel which was acquired by Seller (or its predecessor in interest, in cases involving mergers) by deed without covenant or warranty of title, a quit claim deed without covenant or warranty of title) to Buyer, duly executed and acknowledged by Seller and in recordable form;

          (e) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Estate, duly executed by the Seller Parties (the "FIRPTA Affidavit");

          (f) the certificates, opinions and other documents required to be delivered by the Seller Parties pursuant to Section 6.1 hereof and certified resolutions evidencing the authority of the Seller Parties as set forth in Section 3.2 hereof;

          (g) all agreements and other documents required by this Agreement;

          (h) a receipt for the payment of the Initial Cash Payment duly executed by Citizens; and

          (i) all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer the Acquired Assets in accordance with this Agreement and where necessary or desirable, in recordable form.

     2.7.2 Deliveries By Buyer to the Seller Parties. Parent shall, and shall cause Buyer to deliver to the Seller Parties:

          (a) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment;

          (b) the Assumption Agreement, duly executed by Buyer;

          (c) the certificates, opinions and other documents required to be delivered by Buyer pursuant to Section 6.2 hereof;

          (d) all of the instruments contemplated by Section 5.24(a) to the extent not previously executed and delivered by Parent; and

          (e) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Parent and Buyer to assume the Assumed Liabilities in accordance with this Agreement.

     2.8 Allocation of Consideration. Buyer and Seller shall use their good faith efforts to agree upon the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual

                                                                            Ohio

assets or classes of assets within the meaning of Section 1060 of the Code. If Buyer and Seller agree to such Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and (ii) neither Buyer nor Seller will take any position before any Authority or in any proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree to file and to cause their respective Affiliates to file, all Tax returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with each of Buyer and Seller's good faith Allocations, unless otherwise required because of a change in any legal requirement.

     2.9 Prorations. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses and to receive the benefit for the same for the period through and including the Closing Date, and Buyer to be responsible for and to receive the benefit of the same after the Closing Date:

     2.9.1 personal and real property taxes (on the basis on which the same were assessed and paid) and sales, occupation and use taxes, in each case, to the extent relating to the Business and except as otherwise provided in Section 7.1;

     2.9.2 electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business;

     2.9.3 rentals and other charges under Contracts to be assumed by Buyer pursuant to Section 2.3 (except to the extent provided in Section 2.3.3(h)); and

     2.9.4 charges under maintenance and service contracts and other Contracts (except to the extent provided in Section 2.3.3(h)), and fees under Permits to be transferred to Buyer as part of the Acquired Assets;

     2.9.5 water, sewer and other similar types of taxes, and installments on special benefit assessments; and

     2.9.6 payroll expenses, payroll taxes, reimbursable employee business expenses and the financial cost of the accrued vacation of each Transferred Employee.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of the Seller Parties jointly and severally represent and warrant to Parent and Buyer as follows:

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                                                                            Ohio

     3.1 Qualification; No Interest in Other Entities.

     3.1.1 Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Each of the Seller Parties is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of the business conducted by it or such Seller Party's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of the Seller Parties do not have a Material Adverse Effect.

     3.1.2 No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

     3.2 Authorization and Enforceability. Each of the Seller Parties has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"). The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which such Seller Party is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of the Seller Parties, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by the Seller Parties. This Agreement is a legal, valid and binding obligation of each Seller Party, enforceable against them in accordance with its terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which each of the Seller Parties is a party will be duly executed and delivered by each of the Seller Parties and will constitute the legal, valid and binding obligations of each of the Seller Parties, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     3.3 No Violation of Laws or Agreements. The execution, delivery, and performance of this Agreement and the Transaction Documents by each of the Seller Parties do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Seller Parties, will not:
(a) contravene any provision of the Restated Articles of Incorporation or Bylaws of Citizens or the Articles of Incorporation or Bylaws of the other Seller Parties; or (b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture,

                                                                            Ohio

mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

     3.4 Financial Statements. Citizens has previously delivered to Buyer the statement of income of the Business (the "Income Statement") and the Interim Statement of Net Assets contained in Schedule 3.4 (collectively, the "Financial Statements"). The Income Statement (a) fairly presents in all material respects the results of operations of the Business in accordance with generally accepted accounting principles ("GAAP") consistently applied except for the omission of full footnotes to the Income Statement and (b) has in all material respects been derived from the books and records of Seller and reflects the separation of the operation associated with the Business from other operations of Citizens. The Interim Statement of Net Assets (a) has in all material respects been derived from the books and records of Seller and reflects the separation of the operations associated with the Business from other operations of Citizens; (b) fairly presents in all material respects the Acquired Assets as of the Interim Statement of Net Assets Date; and (c) has in all material respects been prepared in accordance with GAAP consistently applied except for the omission of full footnotes to such Interim Statement of Net Assets. The financial statements included in the Annual Report to each PUC for the year ended December 31, 1998, were prepared in all material respects in accordance with the rules and regulations of such PUC.

     3.5 No Changes. Since the Interim Statement of Net Assets Date to the date hereof, except as disclosed in Schedule 3.5, the Seller Parties have conducted the Business as presently operated only in the ordinary course of business consistent with past practice. Since the Interim Statement of Net Assets Date, except as disclosed in Schedule 3.5, there has not been:

     3.5.1 any Material Adverse Effect;

     3.5.2 prior to the date of this Agreement, any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Transferred Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Transferred Employees participate) to which any of the Transferred Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan other than in any such case (i) in the ordinary course consistent with past practice, (ii) as required by law, or (iii) as required by the Collective Bargaining Agreement;

                                                                            Ohio

     3.5.3 any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or the provision of discounts, rebates or allowances;

     3.5.4 any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;

     3.5.5 any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

     3.5.6 prior to the date of this Agreement, any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP and is set forth on
Schedule 3.5; or

     3.5.7 prior to the date of this Agreement, any sale, transfer or other disposition of any material assets, properties or rights of the Business, except in the ordinary course of business consistent with past practice.

     3.6 Contracts. As of the date of this Agreement, Schedule 3.6 contains a list of all Contracts (other than (i) with respect to which the Business' total annual liability or expense is less than (a) $250,000 per such Contract and (b) $6,123,000 per all such Contracts (when taken together with similar contracts omitted from Schedule 3.6 of the Related Purchase Agreements), and (ii) Contracts that may be terminated by Seller, without penalty, on notice of 90 days or less) except line extension agreements and similar agreements and construction and design contracts. Seller has furnished to Buyer a correct and complete copy of each written agreement listed in Schedule 3.6. Except as disclosed on Schedule 3.6, with respect to each Contract, neither Seller nor, to the Seller Parties' knowledge, any other party thereto, is in breach or default, and to the Seller Parties' knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, except in each case where such breaches, terminations, modifications, accelerations or defaults, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.6, there are no disputes pending or to the best of the Seller Parties' knowledge, threatened, under or in respect of any of the Contracts, other than those that individually and in the aggregate do not have a Material Adverse Effect.

     3.7 Permits and Compliance With Laws Generally.

     3.7.1 Except as disclosed on Schedule 3.7, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes, including Environmental Laws (as defined below), except to the extent that any failure to possess, or to comply with, any Permit, laws, rules, regulations or orders would not, individually or

                                                                            Ohio

in the aggregate, have a Material Adverse Effect. Except as disclosed in
Schedule 3.7, the Business is conducted by Seller in compliance with all applicable laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), rules, regulations, ordinances, codes, judgments and orders, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. Except as disclosed on Schedule 3.7, all Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. There are no proceedings pending or, to the Seller Parties' knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller other than those revocations, cancellations, suspensions or modifications which do not individually or in the aggregate have a Material Adverse Effect.

     3.7.2 Except as set forth on Schedule 3.7, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by Seller or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except, in each case, where such violations or failures, individually or in the aggregate, would not have a Material Adverse Effect.

     3.8 Environmental Matters. Except as set forth on Schedule 3.8 hereto, and with such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

     3.8.1 Seller has not disposed of or arranged for the disposal of or Released any Hazardous Substances, other than in conformity with Environmental Laws, at any Real Estate, or, in connection with the Business or Acquired Assets, at any other facility, location, or other site.

     3.8.2 Seller has not received any written notice or request for information with respect to, and to the best of the Seller Parties' knowledge, Seller has not been designated a potentially liable party for Remedial Action, in connection with any Real Estate, or, as of the date hereof, with respect to the Business or Acquired Assets, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

     3.8.3 To the best of the Seller Parties' knowledge, except for such use or storage of Hazardous Substances as is incidental to the conduct of the Business, which use and storage is or has been in compliance with Environmental Laws, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage,

                                                                            Ohio

treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site in violation of any Environmental Law.

     3.8.4 To the best of the Seller Parties' knowledge, underground storage tanks are not, and have not in the past been, located on or under any Real Estate.

     3.8.5 There are no pending or unresolved claims against Seller or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Substances at any Real Estate or, as of the date hereof, with respect to the Business or the Acquired Assets or at any other facility, location, or other site.

     3.8.6 To the best of the Seller Parties' knowledge, no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are located at or in any Real Estate in violation of Environmental Laws or which require Remedial Action.

     3.8.7 To the best of the Seller Parties' knowledge, no Hazardous Substance managed or generated by or on behalf of Seller at the Real Estate or in connection with the Business or Acquired Assets has come to be located at any site that is listed or formally proposed for listing under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

     3.8.8 The Seller Parties know of no facts or circumstances related to environmental matters (i) in connection with the operation of the Business or
(ii) concerning the Real Estate, that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to the Seller Parties' customers.

     3.8.9 The Seller Parties will within thirty (30) days of the date hereof provide Buyer with copies of all written environmental audits or investigations of which they are aware (after due inquiry) prepared for the Real Estate or operations of the Business.

     3.8.10 Except as set forth in Schedule 3.8.10 or Citizens' Annual Report on Form 10-K for the year ended December 31, 1998:

          (a) The Seller Parties (including for purposes of Section 3.8.10(a) and (b), Affiliates and predecessors of the Seller Parties) are and have been for the past three years in full compliance with all federal and state primary drinking water standards;

          (b) The Seller Parties are and have been for the past three years in full compliance with all federal and state secondary drinking water standards; and

          (c) As to all outstanding violations of state or federal drinking water standards, as of the date hereof, the Seller Parties have completed or are in the process of

                                                                            Ohio

     completion in accordance with all applicable deadlines, all actions required by Environmental Law or Authorities to correct or otherwise respond to such violations.

     3.8.11 Except as set forth in Schedule 3.8.11, none of the Seller Parties will be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

     For the purposes of these Sections 3.7 and 3.8: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing; (B) "Environmental Laws" means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. section 9601, et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C.
section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. section 2701 et seq.), each as has been or may be interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date;
(C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape; and
(D) "Hazardous Substances" means hazardous or toxic or polluting substance or waste or contaminant under or pursuant to any Environmental Law, including petroleum products, PCBs and radioactive materials.

     3.9 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Selling Parties of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Seller Parties, including without limitation in connection with the assignment of the Contracts and Permits contemplated hereby, except (i) as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as specified on Schedule 3.9,
(iii) as required by the IDRB Documents, and (iv) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect or which are obtained by the Closing Date.

     3.10 Title. Seller has good and valid title to all of the Acquired Assets constituting personal property, good and marketable title in fee simple to all of the owned Acquired Assets constituting Real Estate and good and valid leasehold title to all of the leased Acquired Assets constituting Real Estate, in each case, free and clear of Liens subject only to the Permitted Exceptions. "Permitted Exceptions" as used herein shall mean (a) the Liens set forth in Schedule

                                                                            Ohio

3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that to the extent a Permitted Exception relates to or arises from a Retained Liability, Seller shall still be liable for such Retained Liability to the extent set forth herein).

     3.11 Real Estate.

     3.11.1 As of the date hereof, Seller has not received any written or oral notice for assessments for public improvements against the Real Estate which remains unpaid, and to the best knowledge of the Seller Parties, no such assessment has been proposed. Except as set forth on Schedule 3.11, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and to the best knowledge of the Seller Parties no such proceeding is threatened.

     3.11.2 Except as disclosed on Schedule 3.6, as of the date hereof, Seller is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $100,000.

     3.11.3 Each parcel of the Real Estate has physical and, to Seller's knowledge, legal vehicular and pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business except where the failure to have such access does not have a Material Adverse Effect. To Seller's knowledge, no fact or condition exists which would result in the termination of
(a) the current access from each parcel of the Real Estate, and (b) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by Seller in connection with the Business, except where such termination would not have a Material Adverse Effect.

     3.12 Taxes. The Seller Parties have (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. To the best of the Seller Parties' knowledge, all such returns or reports have been prepared in accordance with all applicable laws and requirements in all material respects. Except to the extent disclosed on Schedule 3.12, none of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                                                                            Ohio

     3.13 Patents and Intellectual Property Rights. To the best of the Seller Parties' knowledge, the operations of Seller do not make any unauthorized use of any Intellectual Property except for any such unauthorized uses which do not have a Material Adverse Effect. Assuming the consents listed as item XII on
Schedule 3.9 are obtained, Buyer will not lose any of Seller's rights to, or be required to pay increased royalties for, any Intellectual Property included in the Acquired Assets as a result of the Closing and the consummation of the transactions contemplated by this Agreement, except for any such rights or such increased royalties the loss or payment of which would, individually or in the aggregate, not have a Material Adverse Effect.

     3.14 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Statement of Net Assets or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the allowance for collection losses on the Interim Statement of Net Assets has been determined in accordance with GAAP consistent with past practice.

     3.15 Labor Relations. As of the date hereof, except as set forth in
Schedule 3.15, to best of the knowledge of the Seller Parties, there has been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth in Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of the Seller Parties' knowledge, is there now threatened, a strike, work stoppage or work slow down with respect to or affecting the Business which had or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth in Schedule 3.15, (i) no Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best knowledge of the Seller Parties, threatened against Seller relating to any of the Employees as related to the Business which could reasonably be expected to have a Material Adverse Effect.

     3.16 Employee Benefit Plans.

     3.16.1 Schedule 3.16.1 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sabbatical, sick-day, severance or other material employee benefit plan, program or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by Citizens or any of its Affiliates, in respect of any Employee or Former Employee, or (ii) with respect to which Citizens or any of its Affiliates has any liability in respect of any Employee or Former Employee (the"Benefit Plans"). Except as disclosed on
Schedule 3.16.1, neither Citizens nor any of its Affiliates maintains any bonus, pension or welfare benefit plan, program or arrangement, including any deferred compensation arrangement, for directors, consultants or independent contractors of the Business.

                                                                            Ohio

     3.16.2 A true and complete copy of each Benefit Plan and related trust agreements and (to the extent applicable) a copy of each Benefit Plan's current summary plan description and in the case of an unwritten Benefit Plan, a written description thereof, has been furnished to Buyer. In addition, to the extent applicable, Buyer has been provided a copy of the most recent Internal Revenue Service ("IRS") determination letter issued to each Benefit Plan and a copy of the most recent IRS Form 5500 together with all schedules and accountants' statement filed, and actuarial reports prepared, on behalf of each Benefit Plan.

     3.16.3 Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (as designated on Schedule 3.16.1) is so qualified, and will remain so qualified upon the timely making of certain amendments required by law during the applicable remedial amendment period, and any trust forming a part of such a Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Benefit Plan has been amended, as and when necessary, to comply with the Tax Reform Act of 1986 and upon timely filing of an Application for Determination with the Internal Revenue Service, will be eligible to make further such amendments under the"remedial amendment period."

     3.16.4 Except as disclosed in Schedule 3.16.4, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

     3.16.5 None of the Acquired Assets is subject to a Lien or Tax under the Code or ERISA.

     3.16.6 Neither Citizens nor any ERISA Affiliate and, to the knowledge of the Seller Parties, no other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Buyer or any Benefit Plan under which liabilities may be assumed by Buyer under Sections 5.10, 5.11 or 5.12 ("Assumed Benefit Liabilities") to any material liability or Tax under the Code or ERISA.

     3.16.7 Neither Citizens nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability with respect to any Benefit Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, including any contingent liability under Section 4204 of ERISA or withdrawal liability arising from the actions of Citizens or any ERISA Affiliate contemplated by this Agreement. All contributions that Citizens or any ERISA Affiliate have been obliged to make to any Benefit Plan, including any multiemployer plan, have been duly and timely made.

     3.16.8 There are no pending or, to the knowledge of the Seller Parties, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Benefit Plan which could reasonably be expected to give rise to a material liability to Buyer.

                                                                            Ohio

     3.16.9 Except as disclosed on Schedule 3.16.9, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or
(ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Seller's Retiree Medical Plan contains provisions permitting Seller to modify or terminate retiree medical benefits at any time, without prior notice to any covered individual. Except with respect to retirees, "grandfathered" employees and collectively bargained employees, Seller knows of no reason why its ability to effect those provisions would be limited.

     3.16.10 With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Citizens and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

     3.17 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.17, Seller has no liabilities with respect to the Business which would constitute Assumed Liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

     3.17.1 the liabilities which would decrease the Base Cash Purchase Price pursuant to Section 2.6.5 to the extent assumed by Buyer at Closing;

     3.17.2 liabilities arising in the ordinary course of business under any Contract or Permit or with respect to any agreement or instrument included within the definition of Real Estate; and

     3.17.3 those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business and reflected in the books and records related to the Business;

     3.17.4 the obligations and liabilities set forth in Sections 5.9, 5.10,
5.11 and 5.12 hereof; and

     3.17.5 those other liabilities, which individually and in the aggregate, would not have a Material Adverse Effect.

     3.18 No Pending Litigation or Proceedings. Except as disclosed in Schedule 3.18, there are no actions, suits, investigations or proceedings pending against or, to the best of the Seller Parties' knowledge, threatened, against or affecting, Seller, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in Schedule 3.18, there are currently no outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar

                                                                            Ohio

matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

     3.19 Supply of Utilities. Except as set forth on Schedule 3.19, the Real Estate has adequate arrangements for supplies of electricity, gas, oil, coal and/or sewer for all operations at the 1998 or current operating levels, whichever is greater. Except as set forth on Schedule 3.19, there are no actions or proceedings pending or, to the best of the Seller Parties' knowledge, threatened, that would adversely affect the supply of electricity, gas, coal or sewer to the Real Estate except for those which individually and in the aggregate would not have a Material Adverse Effect.

     3.20 Insurance. Schedule 3.20 lists the Seller Parties' policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller, together with the risks insured against, coverage limits and deductible amounts.

     3.21 Relationship with Customers. As of the date hereof, Seller does not have any current customer which accounted for more than 5% of the net sales of the Business (taken together with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) for the immediately preceding 12-month period.

     3.22 WARN Act. Except as contemplated by Section 5.9 hereby or as set forth in Schedule 3.22 hereto, within six months prior to the date hereof, (i) Seller has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law; and (iii) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act).

     3.23 Condition of Assets. Except as set forth on Schedule 3.23, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Business included in the Acquired Assets, taken as a whole and taken together with the similar assets included among the assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements, are in good operating condition and repair, reasonable wear and tear excepted.

     3.24 Brokerage. None of the Seller Parties or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to Buyer or its Affiliates.

                                                                            Ohio

     3.25 All Assets. Except as set forth on Schedule 3.25 and for the Excluded Assets, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by Buyer substantially in the manner as it was conducted prior to the Closing Date, including the service of all utility customers in substantially the same manner and at substantially the same service levels as provided by Seller on the date hereof.

     3.26 Year 2000 Matters. Citizens has (1) initiated a review and assessment of all mission critical areas within the Business and related operations (including those affected by suppliers and vendors) that it reasonably believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any Seller Party (or suppliers and vendors) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem all as set forth in Citizens' Annual report on Form 10-K for the fiscal year ended December 31, 1998 and Citizens' Quarterly reports on Form 10-Q for the periods ending March 31, 1999 and June 30, 1999, and (iii) to date, implemented that plan substantially in accordance with that timetable. Seller has contingency plans that are dedicated to ensuring that established and expected levels of customer service are maintained without interruption, while core business functionality is preserved during the millennium transition. With respect to its suppliers and vendors, the foregoing representation and warranty is expressly limited to matters known to Seller after making reasonable inquiries of such suppliers and vendors. Seller makes no representation or warranty with respect to the receipt or accuracy of any response received from any vendor or supplier.

     3.27 Product Liability. Except as disclosed in Schedule 3.27 and except for those liabilities which individually or in the aggregate would not have a Material Adverse Effect, there are no (a) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by Seller or the Business to others or (b) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by Seller or the Business to others.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Parent and Buyer jointly and severally represent and warrant to Seller as follows:

     4.1 Organization and Good Standing.

     4.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                                                                            Ohio

     4.1.2 Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business. Buyer is qualified to do business and is in good standing in all jurisdictions wherein the nature of the business conducted by it or Buyer's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such failures of Buyer do not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents.

     4.2 Authorization and Enforceability. Each of Buyer and Parent has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which either of them is a party. The execution, delivery and performance by Buyer and Parent of this Agreement and the Transaction Documents to which Buyer and/or Parent is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by Buyer and Parent, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by Buyer and Parent. This Agreement is a legal, valid and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which Buyer and Parent is a party will be duly executed and delivered by Buyer and Parent and will constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

     4.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and/or Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Parent; or
(b) violate, conflict with, result in a breach of, or constitute a default (or an event which would with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, authorization, proof of dedication or other agreement or commitment, oral or written, to which Parent or Buyer is a party, or by which any of their assets or properties may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation to which Buyer or Parent is subject other than those violations and conflicts which

                                                                            Ohio

individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

     4.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Buyer and Parent of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Buyer or Parent except (i) as required by the HSR Act, (ii) as specified on Schedule 3.9 and (iii) for such consents, approvals, authorizations, registrations or filings, the failure to obtain or make would not individually or in the aggregate have a material adverse effect on their respective ability to performtheir obligations under this Agreement and the Transaction Documents.

     4.5 Financing. Buyer and Parent have, and at the Closing Date, will have sufficient resources to pay the Purchase Price, and Parent, Buyer or the other Affiliates of Parent that are buyers of the assets and businesses being acquired pursuant to the Related Purchase Agreements have, and at the Closing Date, will have sufficient resources to pay the purchase prices set forth in the Related Purchase Agreements.

     4.6 Brokerage. None of Parent, Buyer or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to the Seller Parties.

     4.7 Insurance. Schedule 4.7 lists the policies and contracts in effect as of the date hereof for casualty and property insurance covering Buyer's assets and properties and the operation of Buyer's business, together with the risks insured against, coverage limits and deductible amounts.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth in Schedule 5.1 hereto or (iii) with the prior written consent of Buyer, from and after the date of this Agreement and up to and including the Closing Date, each of the Seller Parties agree that:

     5.1.1 Seller shall conduct the Business as presently operated and only in the ordinary course of business consistent with past practice.

     5.1.2 They shall promptly inform Buyer in writing of any specific event or circumstance of which they are aware, or of which they receive notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities.

                                                                            Ohio

     5.1.3 Seller shall not:

          (a) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

          (b) enter into any contract or commitment, waive any right or enter into any other transaction (except in the ordinary course of business) which would have a Material Adverse Effect;

          (c) except in the event of service interruption, emergency or casualty loss, commit to acquire subsequent to the Closing Date on behalf of the Business any capital asset or group of capital assets costing in excess of $1,000,000 that is not included in the capital budget of Seller for fiscal year 2000 and which, if so acquired, would be included in the Acquired Assets; commencing December 1, 1999, accept or receive customer advances for construction in excess of $9,000,000 (when combined with customer advances relating to the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) per each of the next four consecutive three-month periods unless pursuant to an existing tariff, Contract or Permit of Seller; or sell or lease or agree to sell or lease or otherwise dispose of any assets included in the Acquired Assets except in the ordinary course of the conduct of the Business, consistent with past practice;

          (d) except in the ordinary course of business, consistent with past practice or as required under any of Seller's debt instruments or indentures, mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets;

          (e) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Transferred Employee except (i) as required by law, (ii) in the ordinary course, consistent with past practice and (iii) as required by the Collective Bargaining Agreement in existence on the date hereof; provided, however, no individual Employee shall in any event receive a compensation increase in excess of seven percent (7%) except as required by the Collective Bargaining Agreement in existence on the date hereof;

          (f) other than in the ordinary course of business consistent with past practice, sell or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired Assets;

          (g) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP or any Authority;

          (h) intentionally and wilfully take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8, 3.10, 3.14, 3.16 and

                                                                            Ohio

     3.25 hereof (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful omission to take action); or

          (i) prepay, redeem, retire, refund or otherwise extinguish any of the Assumed Indebtedness.

     5.2 Negotiations. Neither Citizens nor any Person controlled by Citizens or under common control with Citizens (each such person being a "Section 5.2 Affiliate"), nor any officer, director, employee, representative or agent of Citizens or any of their Section 5.2 Affiliates, shall, directly or indirectly, solicit or initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Parent, Buyer or any Person controlled by Parent or Buyer or under common control with Parent, Buyer or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) that would result in the transfer to any such Person or group of Persons of ten percent (10%) of the Acquired Assets (as measured by net book value of such assets on the date of each such transaction) or the acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) involving the Seller Parties, if such acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) would be inconsistent, in any respect, with the obligations of the Seller Parties hereunder (any of the foregoing transactions, a "Competing Transaction").

     5.3 Disclosure Schedules. As promptly as practicable, the Seller Parties will provide Buyer with a supplement or amendment to the Disclosure Schedules with respect to any matter, condition or occurrence which is required to be set forth or described in the Disclosure Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Disclosure Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, Seller shall have the right at any time and from time to time prior to the Closing to supplement or amend the Disclosure Schedules. Seller may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Disclosure Schedules shall be provided later than five (5) business days prior to the Closing Date, the Buyer shall have the right to delay the Closing for a period of five (5) business days in order for Buyer to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to permit the Closing to occur unless Buyer specifically agrees thereto in writing. The Seller Parties shall promptly inform Buyer, and Buyer will promptly inform the Seller Parties of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach in any material respects of any representation or warranty in this Agreement. In addition, Parent will, within five (5) days of receipt thereof, forward to Seller (i) any title report Buyer receives from a title company with respect to the Real Estate and (ii) any written

                                                                            Ohio

communication regarding a specific Lien or title defect affecting a specifically identified parcel of the Real Estate sent to the President, Treasurer or General Counsel of Parent or the President or Corporate Counsel of any other Buyer Party, and sent by a party other than the Seller Parties, their legal counsel, financial advisors or representatives.

     5.4 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement, including Section 5.8 hereof):

     5.4.1 to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

     5.4.2 to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

     5.4.3 to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

     5.5 Filings and Authorizations. The parties hereto will as promptly as practicable, make or cause to be made all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act and with the applicable public utility commission (each, a "PUC"). Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. Each of Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission to the PUC or which is necessary under the HSR Act. The Seller Parties, on the one hand and Buyer and Parent, on the other, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the PUC, the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. Each of Citizens, Seller, Parent and Buyer will use its reasonable efforts to obtain any clearance required under the HSR Act and from the PUC for the purchase and sale of the Acquired Assets in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or their respective Affiliates: (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Authority (including the PUC, the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on
(A) the right of Buyer or its Affiliates effectively to control or operate the Business or the right of Seller or its

                                                                            Ohio

Affiliates effectively to control or operate Citizens' other businesses, (B) the right of Buyer or its Affiliates to acquire or hold the Business or the right of Seller or its Affiliates to hold the Excluded Assets or Citizens' other businesses, or (C) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets or the right of Citizens to exercise full rights of ownership of Citizens' other businesses or all or any material portion of the Excluded Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Citizens, Seller, Parent, Buyer, any Affiliate of Buyer or the Business. The parties agree that no representation, warranty or covenant of Buyer, Parent, or Citizens contained in this Agreement shall be breached or deemed breached as a result of the failure by Parent and Buyer on the one hand or the Seller Parties, on the other, to take any of the actions specified in the preceding sentence.

     5.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties shall make reasonable efforts to consult with each other prior to such required announcement).

     5.7 Further Assurances. Each of Citizens, Parent, Buyer and Seller, from time to time after the Closing, at Buyer's or Seller's request, will execute, acknowledge and deliver to the applicable person such other instruments of conveyance and transfer and will take such other actions and execute such other documents, certifications, and further assurances as Buyer or Seller, as the case may be, may reasonably require in order to transfer, in accordance with the terms and conditions of this Agreement, more effectively in Buyer or to put Buyer more fully in possession of any of the Acquired Assets or better to enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     5.8 Cooperation.

     5.8.1 Parent, Buyer, Citizens and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

     5.8.2 Without limiting the foregoing, neither Parent and Buyer, nor Citizens and Seller (nor any of their respective Affiliates) shall make any filings pursuant to federal or state securities laws ("Securities Filings") or make any consent solicitations to holders of Assumed Indebtedness which include any information about Seller, Buyer (or their respective Affiliates) or the transactions contemplated hereby without consulting with the other party and providing the other

                                                                            Ohio

party a reasonable opportunity to review and comment on such information, it being understood and agreed that any party may so disclose such information in its reasonable judgment to the extent such party's counsel advises it that such disclosure is advisable under applicable law. Each of Parent, Buyer, Citizens and Seller shall, and shall cause their respective Affiliates to, comply with all applicable federal and state securities laws in connection with this Agreement and the transactions contemplated hereby (including any solicitation of consents of holders of Assumed Indebtedness), and all information supplied by any party for inclusion in any Securities Filing or consent solicitation, including, without limitation, any proxy or information statement, or any registration statement on Form S-4 shall be true and correct in all material respect and shall not contain any untrue statement of a material fact or omit to state any material fact which is required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

     5.8.3 During the first 90 days after the Closing Date (180 days for Trademarks on tanks), Buyer shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Real Estate or on the Acquired Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as may be promulgated by Seller and provided to Buyer. If Seller shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Buyer's right under this Section 5.8.3 to use the Trademarks.

     5.8.4 Seller shall give Buyer and its representatives (including Buyer's Accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Buyer all documents, records and information (and copies thereof), to the extent relating to the Business and the Acquired Assets, as Buyer may reasonably request. Except to the extent disclosed in the Disclosure Schedules in accordance with Sections 5.3 and 8.4, no investigation or receipt of information by Buyer pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties under this Agreement or the conditions to the obligations of Parent or Buyer under this Agreement. All information provided to Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement dated August 2, 1999 between Citizens and Parent.

     5.9 Employees; Employee Benefits.

     5.9.1 Schedule 5.9.1 lists divisions and the number of all salaried and hourly employees actively employed (as of the date of this Agreement) in each division by Seller or any of its Affiliates whose primary responsibilities relate to the Business. Schedule 5.9.1 lists job classifications and number of employees in each job classification of those employees whose terms

                                                                            Ohio

and conditions of employment are subject to the Collective Bargaining Agreement ("Union Employees"). All individuals referred to on Schedule 5.9.1 are herein referred to as the "Employees." No later than March 1, 2000, Buyer and Seller shall determine the number of Employees to whom Buyer will offer employment, which number shall be at least equal to 250 (when combined with offers made by Buyer or Affiliates of Buyer to employees of Affiliates of Seller in connection with the Related Purchase Agreements) (the "Base Number"), and such additional number of Employees, if any, whom Buyer also wishes to employ. Upon determination of such Employees, Seller will supplement Schedule 5.9.1 with the name, job title, unused vacation, current base salary or hourly wage, date of hire and assigned location of each Transferred Employee (as that term is defined below). At the Closing, Seller shall provide an updated Schedule 5.9.1 which shall disclose all the information required under the preceding sentence as of the most recent practicable date prior to Closing.

     5.9.2 Effective as of the Closing, Buyer shall offer employment to at least the Base Number of those employees included on Schedule 5.9.1. All Employees to whom Buyer offers employment and who accept such employment are herein referred to as the "Transferred Employees." In the event any Employees do not accept Buyer's offer of employment, Buyer shall offer employment to such additional employees (the identity of whom shall be determined by Buyer and Seller) as are necessary to bring the total number of Transferred Employees to the Base Number. Subject to the provisions of this Section 5.9 and Section 5.12, Buyer shall provide each Transferred Employee with base compensation at least equal to that provided by Seller on the Closing Date, and employee benefits which are substantially comparable to those provided by Buyer to its other similarly situated employees. Except as otherwise provided under the terms of any assumed collective bargaining agreement and under terms of Section 5.12, Buyer shall provide each Union Transferred Employee with compensation at least equal to that provided by Seller immediately prior to the Closing Date and with the benefits provided to Buyer's similarly situated collectively bargained employees. On and after the Closing Date, Buyer shall assume Seller's obligations under, and be bound by the provisions of, the collective bargaining agreement between Citizens Utilities Company of Ohio and the International Union of Operating Engineers, Local Union 18S (the "Ohio Union"), dated March 12, 1997 (the "Ohio Agreement"), to the extent of provisions covering Transferred Employees, as in effect on the date of this Agreement. With respect to any amendment, extension, or renegotiation of the Ohio Agreement, the contract as so amended, extended or renegotiated will be assumed if, but only if, (i) in connection with such amendment, extension or renegotiation, the Ohio Union agrees to substitute for Seller's employee pension plan (to the extent required to be provided under the Ohio Agreement) Parent's employee pension plan, and (ii) the other terms and conditions of those collective bargaining agreements pertaining to the Transferred Employees on the Closing Date are substantially identical to the terms and conditions of such Collective Bargaining Agreement as in effect on the date of this Agreement. Each collective bargaining agreement pertaining to Transferred Employees shall be identified on a Schedule 5.9.2 to be prepared by Seller and submitted to Buyer on or before the Closing Date. Seller shall cooperate with Buyer in Buyer's efforts to contact the unions representing Transferred Employees. Buyer agrees (i) to credit the service of each Transferred Employee with Seller and its Affiliates before the Closing, for all purposes under all employee benefit plans and arrangements maintained

                                                                            Ohio

by Buyer (and/or any of its Affiliates) for the benefit of any Transferred Employee (including without limitation for purposes of attainment of retirement dates and payment of optional forms of benefits), other than for purposes of benefit accrual under any "defined benefit plan", within the meaning of Section 3(35) of ERISA, (ii) to provide accrued vacation to Transferred Employees in the year in which the Closing occurs, equal to the excess, if any, of the accrued vacation to which the Transferred Employee would otherwise be entitled under Seller's vacation plan during that year over the amount of accrued vacation the Transferred Employee had taken during that year, and, thereafter, to provide vacation to Transferred Employees on the same basis as provided to similarly situated employees of Buyer, with service credit as provided in (i) hereof,
(iii) to provide severance benefits to Transferred Employees terminated by Buyer that are substantially comparable to those benefits provided by Buyer to similarly situated employees, and (iv) to comply with all applicable legal requirements with respect to Union Employees (including without limitation any applicable duty to bargain with those employees' bargaining representative). Buyer shall be responsible for providing to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of Closing reduced by the number of vacation days such Transferred Employee has taken on or before Closing. Nothing in this Section 5.9 shall limit Buyer's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly solicit or offer employment to any Transferred Employee then employed by Buyer or its Affiliates.

     5.9.3 Except as specifically provided in Sections 5.9 and 5.12, Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys' fees) related to compensation or employee benefits incurred by Buyer as the result of any claims against Buyer or its Affiliates that are made by any Employees or Former Employees (or the Beneficiary of any Employee or Former Employee) who are not made offers to become employees of Buyer or its Affiliates including, without limitation, claims asserted against Buyer as a result of their termination by Seller or its Affiliates.

     5.9.4 Seller shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation claims or the benefits provided under the Benefit Plans, whether paid before or after the Closing) owed to any Transferred Employee or the Beneficiary of any Transferred Employee or any Water Sector Retiree or the Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Seller or any of its Affiliates and such Transferred Employee or Beneficiary or (ii) any benefit claim or expense (including medical expenses) incurred before Closing under any Benefit Plan. For purposes of this Agreement, a medical expense shall be deemed to be incurred when the services giving rise to a claim are rendered, regardless of when billed or paid. Without limiting the foregoing, Seller shall be responsible for the payment of any employee benefits that become due to any Transferred Employees as a result of their termination by Seller.

                                                                            Ohio

     5.9.5 Except as otherwise specifically provided in Section 5.9, 5.11 or 5.12, Buyer shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation, claims or the benefits provided under any employee benefit plan or arrangement of Buyer incurred after Closing) owed to any Transferred Employee or Beneficiary of any Transferred Employee or any Water Sector Retiree or Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Buyer or any of its Affiliates and any Transferred Employee or (ii) any benefit claim or expense (including medical expense) incurred after Closing under any employee benefit plan sponsored or contributed to by Buyer or an ERISA Affiliate after Closing. Notwithstanding the foregoing, Buyer shall not be responsible for the payment of any employee benefits that become due to any Transferred Employees under any Benefit Plan (other than the Assumed Benefit Liabilities).

     5.9.6 Buyer agrees to reimburse Seller for its proportionate share (as defined below) of any amount in excess of $1,000,000 paid by Seller as severance under Citizens' severance plan as in effect on the date hereof to any Employees (when such amount paid by Seller is aggregated with amounts paid by Citizens to other employees as referenced in Section 5.9.6 of the Related Purchase Agreements) provided (i) Buyer does not hire such Employees in accordance with the provisions of Sections 5.9, 5.11 and 5.12 and (ii) Seller provides notice to those Employees on or before the Closing Date to the effect that their employment will be terminated on or shortly after the Closing Date. Buyer will pay such reimbursement to Citizens within 5 days after receipt of a list of the Employees showing which are entitled to severance pay, the amounts of that severance pay and certifying that those amounts have been paid. The Buyer's "proportionate share" means the amount obtained by multiplying the amount in excess of $1,000,000 by a fraction, the numerator of which is the amount of severance paid by Seller to Employees under Section 5.9.6 of this Agreement and the denominator of which is the sum of (i) the amount paid by Seller to Employees under Section 5.9.6 of this Agreement and (ii) the aggregate amount paid by Citizens under Section 5.9.6 of each of the Related Purchase Agreements.

     5.9.7 Until the second anniversary of the Closing Date, Buyer shall not directly or indirectly solicit or offer employment to any active employee of Seller, other than the Transferred Employees.

     5.10 Employee Pension Plan.

     5.10.1 At least fifteen days prior to the Closing Date, Seller shall take any and all actions necessary to cease benefit accruals and fully vest all Transferred Employees in their accrued benefits under the Citizens Pension Plan ("Seller's Pension Plan" or "Citizens Pension Plan"). Seller shall retain liability and related assets for benefits accrued through the Closing Date by Transferred Employees under Seller's Pension Plan.

     5.10.2 As of the Closing Date except as may be required under the Ohio Agreement, Transferred Employees shall be covered under the American Pension Plan, and shall be

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                                                                            Ohio

given credit for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, subsidized benefits, and entitlement to optional forms of payment, but not for accrual of benefits.

     5.11 Employee Savings Plan.

     5.11.1 Effective upon the date of the transfer described in Section 5.11.2, subject to the terms and conditions of this Agreement, Parent shall cause the Savings Plan for Employees of American Water Works Company, Inc. (the "American Savings Plan") to assume the liability of the Seller's 401(k) Plan for the account balances of those Transferred Employees participating in the Seller's 401(k) Plan on the Closing Date (the "Affected Participants") that are transferred to the American Savings Plan. As of the Closing Date, Affected Participants shall be 100% vested in their account balances under the Seller's 401(k) Plan. Transferred Employees shall be given credit under the American Savings Plan for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, contribution levels and optional forms of benefit payment, to the same extent that credit for such service has been given by Seller and its Affiliates.

     5.11.2 Buyer shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Savings Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance with this Section 5.11, (ii) a certified copy of the trust agreement for the American Savings Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Savings Plan; and (iv) an opinion from Buyer's legal counsel acceptable to Seller that the American Savings Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Savings Plan. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Buyer that the Seller's 401(k) Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the Seller's 401(k) Plan, and the transfer of assets to, and assumptions of benefit limitations by, the American Savings Plan. As soon as practicable, but in any event within 120 days after Closing, Seller shall cause the trustee of the Seller's 401(k) Plan to transfer in cash and promissory notes representing outstanding loans to Affected Participants to the trustee of the American Savings Plan an amount equal to the sum of the account balances of the Transferred Employees (the "Transferred Accounts") calculated as of the most recent valuation date under the Seller's 401(k) Plan (which shall, in any event, be within thirty (30) days of the transfer). Both the Seller Parties and Buyer will file any IRS Form 5310A that is required with respect to the transfer contemplated by this Section 5.11 date at least 30 days prior to the transfer. Upon the transfer described in this Section 5.11, Buyer and the American Savings Plan shall be responsible for all benefits attributable to the Transferred Accounts to which Transferred Employees were entitled under the Seller's 401(k) Plan as of such date, and Seller and the Seller's 401(k) Plan shall cease to have any liability, contingent or otherwise, for such benefits.

                                                                            Ohio

     5.12 Welfare Benefits.

     5.12.1 Within sixty (60) days after the Closing, Seller agrees to transfer to trusts established by Buyer under Section 501(c)(9) of the Code ("Buyer's VEBAs") the amount held under any trust established by Seller under Section 501(c)(9) of the Code ("Seller's VEBAs") to fund post-retirement health care and life insurance benefits attributable to the Business, including Former Employees identified on Schedule 5.12 (the "Water Sector Retirees") and any "grandfathered" Transferred Employees as set forth on Schedule 5.12. Buyer agrees to provide post-retirement health care and life insurance benefits to the Water Sector Retirees and, as applicable, Transferred Employees who become eligible for such benefits after Closing and further agrees that Buyer's VEBAs will apply an amount at least equal to the sum of the assets (and earnings thereon calculated at the rate of return generated by Buyer's VEBAs) transferred from Seller's VEBAs to provide post-retirement health care and life insurance benefits for such employees. Upon Closing, Buyer shall be responsible for all obligations of the Seller Parties to provide post-retirement health care and life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing and the Seller Parties shall cease to have any liability, contingent or otherwise, for such benefits. In consideration of such transfer, Buyer agrees not to terminate or materially modify those post-retirement health and life benefit provisions applicable to such grandfathered Transferred Employees and Water Sector Retirees as such provisions are in effect immediately prior to the Closing Date.

     5.12.2 Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer provides medical, health, dental, flexible spending account, accident, life, short-term disability, long-term disability and other employee welfare benefits (including retiree medical benefits) to Transferred Employees that, in the case of Non-Union Transferred Employees and Union Transferred Employees are substantially similar to those benefits provided by Buyer under its corresponding welfare benefit plans (the "Buyer's Welfare Plans"). For purposes of determining eligibility to participate, and entitlement to benefits, in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions, waiting periods, and requirements for evidence of insurability under the Buyer Welfare Plans shall be waived in Buyer's Welfare Plans for Transferred Employees and retirees of the Water Sector and their respective Beneficiaries, and Transferred Employees and retirees of the Water Sector and their respective Beneficiaries shall receive credit under the Buyer Welfare Plans for co-payments, payments under a deductible limit made by them, and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in which the Closing Date occurs. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees and retirees of the Water Sector and their respective Beneficiaries who had credited service under a Seller Welfare Plan, together with each such individual's service, copayment, deductible and out-of-pocket payment amounts under such plan.

     5.12.3 Seller shall transfer to Buyer's flexible benefits plan any balances standing to the credit of Transferred Employees under Seller's flexible benefits plan as of the

                                                                            Ohio

Closing Date. Seller shall provide to Buyer prior to the Closing Date a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with their elections made prior to the Closing Date with respect to such Account, and balances standing to their credit as of the Closing Date.

     5.13 Taxes. The Seller Parties, on the one hand, and Parent and Buyer, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes; (b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

     5.14 Intentionally Omitted.

     5.15 Citizens' Guarantees and Surety Instruments. Each of Parent and Buyer shall use its reasonable efforts to assist Citizens in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments listed on Schedule 5.15. For purposes of this Section 5.15 and
Section 5.16, reasonable efforts: (a) shall include Parent's or Buyer's assumption of the Contracts and the Permits on the terms set forth in this Agreement; and (b) shall include an obligation on the part of Parent or Buyer to provide a guarantee, letter of credit, bond or other required surety instrument at Closing to the extent required by any Contract or Permit and in general to provide an equivalent surety instrument to be substituted for any surety instrument provided by Citizens to any beneficiary in connection with the Business.

     5.16 Intentionally Omitted.

     5.17 Schedule of Permits. No later than March 13, 2000, Citizens shall deliver to Buyer a schedule, to be identified as Schedule 5.17, which sets forth all material Permits required for the use of the Acquired Assets and the operation of the Business by Buyer substantially in the manner as it was conducted prior to the date hereof. For purposes of this Section 5.17, material Permits shall include those required for the service of all utility customers at substantially the same service levels as provided by Seller on the date of this Agreement. All Permits listed on Schedule 5.17 that are required to be listed on
Schedule 3.3 or Schedule 3.9 shall be so designated. Seller has made or will make prior to the Closing Date timely applications for renewals of all such Permits

                                                                            Ohio

listed on Schedule 5.17, which under applicable law must be filed prior to the Closing Date to maintain the Permits listed on Schedule 5.17 in full force and effect.

     5.18 Title Information. No later than March 13, 2000, Seller shall use its reasonable efforts to deliver to Buyer true, correct and complete copies of all existing title policies, surveys, leases, deeds, instruments and agreements relating to title to the Real Estate in Seller's possession.

     5.19 Transaction with Related Parties. Effective as of the Closing Date, except as otherwise provided in Sections 5.9 through 5.12, 5.15, 5.24, 5.26,
5.27 and 2.7.1(j) of this Agreement, Seller shall have terminated and canceled all contracts, commitments and agreements (including employment relationships) relating to the Acquired Assets or the Business, between Seller, any Affiliate of Seller (including Citizens), any officer or director of any Seller Party, or any Affiliate of the foregoing. Seller shall be solely liable for any contractual or other claims, express or implied arising out of the termination and cancellation of any of the foregoing raised by any party thereto.

     5.20 Approval by Citizens. Citizens shall, as the sole owner of common stock of each other Seller Party, vote all of such shares of common stock to approve this Agreement and the transactions contemplated hereby.

     5.21 Supplemental Information.

     5.21.1 Citizens shall provide Buyer, within fifteen (15) days after the execution or the date of receipt thereof, a copy of (a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $100,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date; (b) a copy of any written notice for assessments for public improvements against the Real Estate received after the date hereof and prior to the Closing Date; (c) a copy of the filing of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate received after the date hereof but prior to the Closing Date; and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Real Estate and where such Contract involves annual payments in excess of $100,000 entered into by Seller after the date hereof and prior to the Closing Date.

     5.21.2 Within fifteen (15) days after the receipt of notice of violation, Citizens shall notify Buyer of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.8.10 hereof, and shall promptly notify Buyer of the actions proposed to be taken by Seller to correct or otherwise respond to such violations.

     5.22 Non-Competition. The Seller Parties agree that for a period of fifteen
(15) years after the Closing Date no Seller Party nor any Affiliate of a Seller Party shall directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any substantial manner with any entity (other than Buyer and its successors and assigns) engaged in the business of storing, supplying and distributing water in

                                                                            Ohio

the States in which Buyer acquires any Acquired Assets, whether or not such business is subject to regulation by a PUC (it being understood that the individual directors of Seller and Citizens are not Affiliates of a Seller Party).

     5.23 Intentionally Omitted.

     5.24 IDRB Obligations.

          (a) Buyer's IDRB Obligations. Each party acknowledges that (x) Citizens is and after the Closing Date shall continue to be and shall remain the primary obligor with respect to the Retained IDRB Indebtedness outstanding immediately after the Closing Date to the same extent as though no sale of the Acquired Assets had been made and that Parent and Buyer shall have no payment obligations with respect to such Retained IDRB Indebtedness, and (y) the IDRB Documents require Citizens not to take or permit to be taken any action which would have the effect, directly or indirectly, of subjecting the interest on any of the Bonds to federal or state (other than Illinois) income taxation. Accordingly, Parent and Buyer covenant and agree at Closing to execute and deliver to Citizens an agreement substantially in the form attached hereto as Exhibit D, with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date, and (ii) so long as any such Bonds are outstanding, to cause the Acquired Assets that were acquired, constructed, improved or equipped with the proceeds of such Bonds to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of Section 103(b)(4)(E) of the 1954 Code, or
     Section 142(a)(5) of the Code as the case may be.

          (b) IDRB Construction Funds. Citizens hereby represents that there will be no construction funds or unspent bond proceeds available after the Closing Date that are held by the trustees of the Bonds relating to the Retained IDRB Indebtedness.

          (c) Consents and Opinions. The parties shall use their respective best commercially reasonable efforts to obtain all consents and legal opinions as may be required under the Retained IDRB Documents to enable Seller to retain all Retained IDRB Indebtedness and to sell the Acquired Assets to Buyer.

     5.25 Cooperation with Respect to Like-Kind Exchange. Buyer agrees that Seller may, at Seller's written election delivered to Buyer no later than five
(5) days prior to the Closing Date, direct that all or a portion of the Initial Cash Payment be delivered to a "qualified intermediary" as defined in Treasury Regulation "1.1031(k) - (g)(4) as to enable Seller's relinquishment of the Acquired Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Seller so elects, Buyer shall reasonably cooperate with Seller (but

                                                                            Ohio

without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller's efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions reasonably required to facilitate the use of a "qualified intermediary"), and Buyer agrees that Seller may assign all or part of its rights (but no obligations) under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the Code. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement. Seller shall indemnify and hold Buyer harmless from any cost, expense or liability arising from its cooperating under this Section 5.25.

     5.26 Transition Plan. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a transitional services team, which shall include expertise from various functional specialties associated with or involved in providing billing, payroll and other support services provided to Seller by any automated or manual process using facilities or employees that are not included among the Acquired Assets or Transferred Employees. Such team will be responsible for preparing, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The transition plan will set forth reasonable arrangements providing Buyer, at Buyer's sole expense, with appropriate access to Seller's relevant computer systems to allow for a full conversion of the relevant data and functionality to Buyer's systems on the Closing Date. Buyer and Seller shall use their commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days prior to the Closing Date.

     5.27 Procedures regarding Refunds of Advances. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a working group of appropriate subject matter experts to determine the appropriate obligations of Parent and Buyer regarding notification and the provision of other accurate and timely data to Citizens to enable Citizens timely and accurately to satisfy the refund obligations described in Section 2.3.3(b). Such working group will be responsible for preparing a comprehensive agreement no later than March 13, 2000, which agreement shall be executed by the parties at Closing. Among other arrangements, the parties would require that the customers and developers owed refunds provide joint notices to Buyer and Citizens.

     5.28 Title Insurance. Prior to Closing, Seller shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer if Buyer desires to obtain ALTA title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies (collectively, the "Title Company"), committing

                                                                            Ohio

the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment) to issuing ALTA (or its local equivalent) form of title insurance policies insuring good, valid, indefeasible fee simple title to the Real Estate in Buyer, in all cases, at Buyer's sole expense and in the respective amounts that Buyer requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Exceptions (collectively the "Title Policies"). On or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company, at no cost to Seller, any customary affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies; provided that such efforts and Buyers' request for Title Policies or Title Commitments shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 6

                       CONDITIONS PRECEDENT; TERMINATION

     6.1 Conditions Precedent to Obligations of Buyer and Parent. The obligations of Buyer and Parent to cause the purchase of the Acquired Assets and the assumption of the Assumed Liabilities and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer and Parent in their sole discretion):

     6.1.1 Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Seller shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 3.25), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso); and provided further, that the representation and warranty set forth in Section 3.5.1 shall be deemed to be true and correct on and as of the Closing Date if any Material Adverse Effect that may have arisen or occurred between the execution date of this Agreement and the Closing Date shall have been cured or remedied such that such Material Adverse Effect is not continuing as of the Closing Date. Buyer shall have been furnished with a certificate of the Chief Financial Officer or other Vice President of Citizens dated the Closing Date, certifying to the foregoing.

                                                                            Ohio

     6.1.2 Opinion of Counsel. Buyer shall have received from L. Russell Mitten II, Vice President and General Counsel of Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in Exhibit E hereto.

     6.1.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.1.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby, and such order shall not contain any restrictions or conditions (other than those in effect on the date hereof or requiring that the regulatory treatment with respect to the Business in existence as of the date of this Agreement applicable to Seller be continued following the transactions contemplated hereby) which would have a Material Adverse Effect or a material adverse effect on any other regulated business of Buyer in the state in which the PUC has jurisdiction, and such order shall be final and unappealable; Seller shall have obtained all statutory, regulatory and other consents and approvals which are required in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business in the manner contemplated by Section 3.25 hereof other than those the failure of which to obtain would not have a Material Adverse Effect. Seller shall have also obtained (i) all consents and legal opinions required to enable Seller to sell the Acquired Assets to Buyer at the Closing, free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture) and (ii) all consents required under Contracts and Permits relating to Seller's water appropriation and flowage rights to the extent reasonably sufficient to enable Buyer to service the customers of the Business and to service future commitments under such Contracts.

     6.1.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Buyer's ownership of all or any material portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which would reasonably be expected to materially limit or materially adversely affect Buyer's ownership of the Acquired Assets.

     6.1.6 Documents. Seller and Citizens shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof and shall have made arrangements reasonably satisfactory to Buyer to deliver to Buyer as promptly as practicable after the Closing such records (including customer and employee records) necessary to own and operate the Business.

     6.1.7 Related Closings. Buyer shall be reasonably satisfied that the consummation of each of the asset purchase and sale transactions contemplated by those certain purchase agreements described on Schedule 6.1.7 (the "Related Purchase Agreements") will occur concurrently with the Closing.

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
                                                                            Ohio

     6.2 Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to cause the sale of the Acquired Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Seller Parties in their sole discretion):

     6.2.1 Performance of Agreements; Representations and Warranties. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Buyer and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 4.2), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a material adverse effect on the respective ability of Buyer and Parent to perform their obligations under this Agreement and the Transaction Documents, provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Seller shall have been furnished with a certificate of the President or Vice President of Parent and Buyer, dated the Closing Date, certifying to the foregoing.

     6.2.2 Opinion of Counsel. Seller shall have received from Dechert Price & Rhoads, counsel to Parent and Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit F hereto.

     6.2.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

     6.2.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby and such order shall not contain any restrictions or conditions which would have a material adverse effect on Seller's business activities in the State in which the PUC has jurisdiction or any significant adverse effect on Citizens' acquisition and divestiture activities in that State (including divestiture of the Acquired Assets), and such order shall be final and unappealable; Seller shall have obtained all statutory and regulatory consents and approvals which are required in order to consummate the transactions contemplated hereby, other than those the failure of which to obtain would not have a material adverse effect on the Seller after the Closing. Seller shall have obtained (i) all consents and legal opinions required under the Retained IDRB Documents to enable Seller to retain the Retained IDRB Indebtedness until maturity and to sell the Acquired Assets to Buyer at the Closing (in each case without any change

                                       51
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                                                                            Ohio

in the tax-exempt status of the Retained IDRB Indebtedness and without any event of taxability relating to the matters set forth in Section 7.4.1(a)(D)), free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture), and
(iii) all other consents required or advisable in order for Seller to transfer Acquired Assets without incurring material liability under any Contract, Permit or Real Estate instrument.

     6.2.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Seller's ownership of all or any material portion of its properties, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect Seller's ownership of any of its properties.

     6.2.6 Documents. Parent and Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Sections 2.7, 5.24 and 5.27, and shall have taken such actions as Seller may have requested pursuant to
Section 5.25 hereof.

     6.2.7 Related Closings. Seller shall be reasonably satisfied that the consummation of each of the Related Purchase Agreements will occur concurrently with Closing.

     6.3 Termination. This Agreement may be terminated at anytime prior to the Closing Date:

     6.3.1 by mutual written consent of the Seller Parties, Buyer and Parent;

     6.3.2 by any of the Seller Parties, Parent or Buyer if: (i) any governmental or regulatory body the consent of which is a condition to the obligations of the Seller Parties, Parent and Buyer to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iii) the Closing shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 6.3.2(iii) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if Closing has not occurred by such date because the conditions precedent to Closing set forth in the first sentence of
Section 6.1.4 and the first sentence of Section 6.2.4 have not been fulfilled, then such date shall be automatically extended to September 30, 2001; or

     6.3.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.3, this Agreement shall become void and of no

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                                                                            Ohio

further force and effect, except for the provisions of Section 5.6 relating to publicity, Sections 3.24 and 4.6 relating to brokerage and Section 7.1 relating to expenses. Nothing in this Section 6.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

                                   ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

     7.1 Certain Taxes and Expenses. Citizens shall be solely responsible for all state and local sales, use, transfer, real property transfer and other similar taxes, fees and charges that are calculated based on the value of the Acquired Assets being transferred arising from and with respect to the sale and purchase of the Acquired Assets and Buyer shall be solely responsible for all transfer, registration, documentary stamp, recording and other similar fees and charges arising from and with respect to the transfer and recording of title documentation relating to the Acquired Assets. Parent shall be responsible for all costs and expenses relating to the assumption by or assignment to Parent or Buyer of the Assumed Indebtedness. Except as otherwise provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

     7.2 Maintenance of Books and Records. The Seller Parties, on the one hand, and Buyer and Parent, on the other hand, shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the Assumed Liabilities or the conduct of the Business (whether in the possession of the Seller Parties or Buyer or Parent). No files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

     7.3 Survival.

     7.3.1 Subject to this Section 7.3, Section 7.4.2(g) and Section 7.4.2(j), all representations, warranties, covenants and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing, any

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                                                                            Ohio

investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing:

          (a) the covenants contained in Sections 5.1, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the related indemnity obligations contained in
     Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (b) the covenants contained in Section 5.2 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

          (c) the representations and warranties contained in Sections 3.12 and
     3.16 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of the applicable statute of limitations (or extensions or waivers thereof);

          (d) the representations and warranties contained in Section 3.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

          (e) the representations and warranties contained in Section 3.10 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (f) the representations and warranties contained in Section 3.7 and
     3.17 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (g) the representations and warranties contained in Sections 3.3, 3.5, 3.6, 3.8, 3.9 and 3.25 and the related indemnity obligations contained in
     Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (h) the representations and warranties contained in Section 3.11 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (i) the representations and warranties contained in Section 4.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

                                                                            Ohio

          (j) the representations and warranties contained in Sections 4.3 and
     4.4 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

          (k) the representations and warranties contained in Section 4.5 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date; and

          (l) all other representations and warranties contained in this Agreement and the related indemnity obligations contained in Section 7.4 shall terminate on and no further action or claim with respect thereto may be brought after, the second anniversary of the Closing Date;

          (m) such representations and warranties specified in the foregoing clauses (c) through (k), and the covenants contained in Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the relevant anniversary of the Closing Date or the 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be. If any claim for indemnification is asserted or could be asserted with respect to a breach or asserted breach of Section 3.17 (Undisclosed Liabilities) and the Buyer or Parent is also entitled to indemnification in respect of that claim for breach or asserted breach of any other representation or warranty in this Agreement for which there is a shorter survival period, such shorter period will apply to such claim except to the extent that such claim is a product liability, toxic tort or similar claim (as described in Section 2.3.3(a)) brought by a private party litigant.

     7.3.2 No claim for indemnity under Section 7.4 shall be brought or made by Buyer or Parent pursuant to Sections 7.4.1(a)(B) or 7.4.1(a)(C):

          (a) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), for any action or claim with respect to the Pre-Existing Conditions;

          (b) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), with respect to the presence of Hazardous Substances at any locations other than the Real Estate; and

          (c) after the third anniversary of the Closing Date, for any action or claim with respect to any other Retained Liability;

                                                                            Ohio

     Provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Parent and/or Buyer to the Seller Parties prior to such period setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims; and, provided, further, that the foregoing time limitations shall also not apply to any such claims: (u) with respect to Taxes; (v) with respect to any liability of the types that appear as "Trade Payables" or "Other Current and Accrued Liabilities" on the financial statements of Seller; (w) not exclusively related to the Acquired Assets or not exclusively related to the Business; and (x) with respect to any of the matters discussed in
Section 3.16 hereof.

     For purposes of Sections 7.3.2(a) and (b), a "Change of Control of Citizens" shall be deemed to have occurred if: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), other than an underwriter engaged in a firm commitment underwriting on behalf of Citizens, is or becomes the beneficial owner (as such term is used in Rule 13D-3 and 13D-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of common stock of the Company; (ii) all or substantially all of Citizens' and its Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any person or group of persons acting in concert; (iii) Citizens is merged or consolidated with any other person, whether or not Citizens is the surviving corporation in such merger or consolidation; or (iv) Citizens is liquidated or dissolved or adopts a plan of liquidation.

     7.4 Indemnification. Seller, Parent and Buyer agree as follows:

     7.4.1 General Indemnification Obligations.

          (a) Seller shall indemnify Buyer and its directors, officers and other Affiliates (including Parent) and hold Buyer and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement or in any document or certificate required to be furnished to Buyer by any of the Seller Parties pursuant to this Agreement (including the Transaction Documents); (B) subject to Section 7.3.2, any Excluded Assets or Retained Liabilities; (C) subject to Section 7.3.2, the ownership, operation or use of any of the businesses or assets of the Seller Parties or their Affiliates (other than the Business and the Acquired Assets) whether before, on or after the Closing Date; and (D) an event of taxability, as such term is customarily used in municipal securities transactions, relating to the Retained IDRB Indebtedness and arising from the sale of the Acquired Assets pursuant to this Agreement.

          (b) Buyer and Parent shall indemnify Seller, and their directors, officers and other Affiliates (including Citizens) and hold Seller and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any

                                                                            Ohio

     representation, warranty, covenant or agreement made by Parent or Buyer in this Agreement or in any document or certificate required to be furnished to Seller by Parent or Buyer pursuant to this Agreement (including the Transaction Documents), including the Buyer's IDRB Obligations; (B) any Assumed Liabilities after the Closing Date; (C) the ownership, operation or use of the Business or the Acquired Assets after the Closing Date (except to the extent resulting from Retained Liabilities or to the extent resulting from breaches by the Seller Parties of representations, warranties, covenants or agreements hereunder or in the other Transaction Documents); (D) any claim by a Transferred Employee or a Former Employee referred to on Schedule 5.12 or the Beneficiary of any such employee or former employee for post-retirement health care or life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing; and (E) any violation by Parent or Buyer, or any assignee, lessee or successor of Parent or Buyer, of the covenants and agreements as provided by Section 5 of Exhibit D hereto.

          (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages assessed or asserted against the party seeking indemnification and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). For purposes of this Section 7.4, the determination of whether any breach of any representation, covenant or agreement has occurred, and the calculation of the amount of Damages incurred by the Indemnified Party arising out of or resulting from any breach of a representation, covenant or agreement by any party hereto, the references to a "Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded, provided that no such breach shall be found to have occurred due to facts or circumstances arising from an occurrence or condition described in Section 1.1.61(a). Notwithstanding the foregoing, Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

          (d) Notwithstanding any language contained in any Transaction Document (including deeds to Real Estate and instruments delivered by Seller to the Title Company), representations and warranties as to Real Estate set forth in Section 3.10 and 3.11 will not be merged into any Transaction Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement, shall control. No provision set forth in any Transaction Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

     7.4.2 General Indemnification Procedures.

          (a) A party seeking indemnification pursuant to this Section 7.4 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence

                                                                            Ohio

     of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying
     Party shall be obligated to satisfy and discharge the Third Party Claim,
     (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief by an Authority and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause (C) of the proceeding sentence if it is a regulated utility.

          (b) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

          (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

          (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

          (e) Subject to Section 7.4.2(f) and Section 7.4.2(i), neither Parent nor Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages incurred unless the aggregate amount of Damages incurred by Parent or Buyer (or the other Persons for which they can claim indemnification), together with all other claims for Damages under Section 7.4.2(e) of each of the Related Purchase Agreements, exceeds $6,123,000 in the aggregate (the "Threshold Amount"), in which case Seller shall then be liable for Damages in excess of the Threshold Amount. Subject to Section 7.4.2(f) and Section 7.4.2(i), the cumulative aggregate indemnity obligation of Citizens and its Affiliates under Section 7.4 of this Agreement and the Related Purchase Agreements shall not exceed $60,000,000 (the "Ceiling").

          (f) Notwithstanding the foregoing, the parties acknowledge that Parent or Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and wilful breaches of covenants or agreements in this Agreement or any of the Retained Liabilities other than the Specified

                                                                            Ohio

     Liabilities irrespective of the Threshold Amount or the Ceiling (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful breach). As used herein, the "Specified Liabilities" shall mean the Retained Liabilities arising from claims made after the Closing Date which (i) do not relate to matters within the scope of clauses
     (u), (v), (w) and (x) of Section 7.3.2; (ii) were not known to the Seller Parties on or prior to Closing; and (iii) relate exclusively to the Acquired Assets or the Business prior to the Closing Date. Notwithstanding anything to the contrary in this Section 7.4, Parent or Buyer (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of Section 3.2, 3.12 or
     3.16 irrespective of the Threshold Amount or the Ceiling.

          (g) The rights and remedies of Seller, Parent and Buyer under this
     Section 7.4 are exclusive and in lieu of any and all other rights and remedies which Seller, Parent and Buyer may have under this Agreement or otherwise for monetary relief with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller, Parent or Buyer in or pursuant to this Agreement or any of the Transaction Documents or (y) any breach or failure to perform any covenant or agreements set forth in this Agreement or any of the Transaction Documents.

          (h) Except to the extent provided in Section 7.4.2(j) below, no right to indemnification under this Section 7.4 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto including, without limitation, the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

          (i) No party shall have any liability to another party under this
     Section 7.4 for Damages (and no cost or expense relating to such Damages shall be included in determining the extent of Damages incurred by such party for purposes of Section 7.4.2(e)) to the extent that:

               (A) the Indemnified Party recovers insurance proceeds covering the Damages or otherwise recovers payments in respect of such Damages from any other source (whether in a lump sum or stream of payments); or

               (B) the Indemnified Party's Tax liability is actually reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages.

          (j) Seller shall have no liability or obligation under this Section
     7.4 for any Damages resulting from the inaccuracy or breach of any representation or warranty if such inaccuracy or breach is disclosed by Seller pursuant to and in accordance with Sections 5.3 and 8.4 hereof;

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                                                                            Ohio

          (k) Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of Buyer consistent with its customary risk management practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by Seller under this Section 7.4, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Buyer agrees that (i) if it is entitled to receive payment from Seller for Damages arising under or pursuant to a breach of the representation and warranty set forth in Section 3.10, and (ii) if Buyer has obtained title insurance which may cover the claim or matter giving rise to such Damages, then (iii) such title insurance shall be primary coverage and Buyer will make a claim under the title insurance if such claim can be made in good faith before enforcing its right to receive payment from Seller. Buyer shall be under no obligation to obtain title insurance or prosecute such claim (other than the initial filing of such claim).

          (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds and other payments pursuant to Section 7.4.2(i)(A) and a tax benefit pursuant to Section 7.4.2(i)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment;

          (m) In the event of any indemnification claim under this Section 7.4 involving the claim of any third party, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Section
     7.4. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     7.4.3 Indemnification for Negligence. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, VIOLATION OF ANY LAW OR

                                                                            Ohio

OTHER LEGAL FAULT OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

     7.5 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Acquired Assets to Buyer in accordance with this Agreement, including any necessary assignment of financing statements.

     7.6 Financial Statements. In connection with the preparation and filing of any registration statement or periodic report of Buyer or its Affiliates pursuant to Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Seller, at Buyer's expense, shall provide Buyer (a) by April 30, 2000 or within 120 days after Buyer's written request therefor if made after January 1, 2000, with the following audited financial statements: (i) a statement of net assets of the Business as of the end of the last fiscal year prior to Closing; and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business for the last fiscal year prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements), including opinions thereon of Seller's Accountants, and (b) within 90 days after Buyer's written request made therefor (provided such request is made after the end of the fiscal quarter described below), the following unaudited statements: (i) a statement of net assets of the Business as of the end of the last fiscal quarter prior to Closing (but only if such quarter is subsequent to the last fiscal year prior to Closing); and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business, for the period from the end of the last fiscal year through the end of the last fiscal quarter prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements).

     7.7 Collection of Receivables. Seller agrees that it shall promptly (and in any event no later than five (5) Business Days following receipt) deliver all such payments with respect to accounts receivable from customers of the Business received on and after the Closing Date (including but not limited to negotiable instruments tendered in payment of accounts receivable assigned to Buyer hereunder which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Seller shall cooperate with Buyer in coordinating the transfer of collection agents and customers of the Business who pay their bills through the Automated Clearinghouse (ACH) process to Buyer.

                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Construction. Parent, Buyer and the Seller Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction

                                                                            Ohio

Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Parent, Buyer and the Seller Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. The word "or" shall not be exclusive. Provisions of this Agreement shall apply, when appropriate, to successive events and transactions. Section references refer to this Agreement unless otherwise specified.

     8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier addressed to the party at its address set forth below:

         If to Parent:

         American Water Works Company
         1025 Laurel Oak Road
         P.O. Box 1770
         Voorhees, New Jersey  08043
         Fax:  (609) 346-8299
         Attention: General Counsel

         with a copy to:

         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA  19103-2793
         Fax:  (215) 994-2222
         Attention: Craig Godshall, Esq.

                                                                            Ohio

         If to Buyer:

         Ohio-American Water Company
         880 Kuhn Drive
         Chula Vista, CA 91914
         Fax: (619) 656-2406
         Attention: Corporate Counsel

         with a copy to Parent and a copy to:

         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA  19103-2793
         Fax:  (215) 994-2222
         Attention: Craig Godshall, Esq.

         If to Seller:

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention:  Robert J. DeSantis
         Telecopier: (203) 614-4625

         with copies to:

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention:   L. Russell Mitten, II
         Telecopier: (203) 614-4651

         and

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention:   J. Michael Love
         Telecopier: (203) 614-5201

                                                                            Ohio

         and

         Fleischman and Walsh, L.L.P.
         1400 Sixteenth Street, N.W.
         Washington, D.C.  20036
         Attention:   Jeffry L. Hardin
         Telecopier: (202) 387-3467

     8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that Seller may assign its rights or delegate its duties under this Agreement to a qualified intermediary chosen by Seller to structure the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the Code.

     8.4 Exhibits and Schedules. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly related to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section.

     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

     8.6 Dispute Resolution. Except as otherwise provided herein, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute") shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or

                                                                            Ohio

     provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by Parent, one arbitrator being selected by Citizen, and the third arbitrator, knowledgeable in the general subject matter of the dispute, controversy or claim, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules. The parties hereto shall use reasonable efforts to coordinate any arbitration commenced under this Agreement with any arbitration on the same or similar issues commenced under any of the Related Purchase Agreements so that the resolution of the arbitration under this Agreement and the similar issues under the Related Purchase Agreements can be resolved as expeditiously and efficiently as reasonable practicable. Reasonable efforts shall include use of a common arbitrator or panel of arbitrators where practicable. The arbitration shall take place in Newark, New Jersey. The arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce evidence through discovery (i) that is reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the non-prevailing party taken as a whole is unreasonable, the arbitrator(s) may order the non-prevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

          (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this Section 8.6 and
     (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state

                                                                            Ohio

     court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceed under this Section 8.6.

     8.7 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable,
(b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

     8.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, and the Confidentiality Agreement dated August 2, 1999, between Citizens and Parent, (i) together constitute the entire understanding of the parties (and their affiliates) with respect to the subject matter hereof, and any related matter, (ii) supercede all prior agreements or understandings, written or oral, entered into by any of the parties that concern the subject matter hereof and (iii) are not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

     8.10 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party;
(iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     8.12 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     8.13 Definitions. For purposes of this Agreement, references to the knowledge of the Seller Parties (including a reference to "the best of the knowledge of the Seller Parties" and

                                                                            Ohio

similar references) shall mean the actual knowledge possessed by any of the following officers or employees of Citizens: Chief Financial Officer, Vice President and Treasurer; President, Citizens Public Services; Vice President, Corporate Human Resources; Secretary; Vice President, Water; and the general manager of the Business.

     8.14 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER OF THE SELLER PARTIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY SCHEDULE HERETO, THE TRANSACTION DOCUMENTS, OR ANY DOCUMENT, EXHIBIT, CERTIFICATE, INSTRUMENT OR STATEMENT TO BE DELIVERED HEREUNDER OR THEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED
OR REFERRED TO IN THE SCHEDULES AND ANY COST ESTIMATES, PROJECTIONS OR PREDICTIONS OR ANY OTHER INFORMATION CONTAINED OR REFERRED TO IN OTHER MATERIALS THAT HAVE BEEN OR SHALL HEREINAFTER BE PROVIDED TO PARENT, BUYER OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF ANY OF THE SELLER PARTIES.

     8.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

     8.16 Bulk Sales. Buyer agrees that it shall not make any filings under any tax bulk sales provisions with respect to the transactions contemplated by this Agreement.

                     [Signatures appear on following page.]

                                                                            Ohio

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                                   CITIZENS UTILITIES COMPANY


                                   By:  Robert J. DeSantis
                                      ------------------------------------------
                                        Robert J. DeSantis, Chief Financial
                                        Officer, Vice President and Treasurer

                                   CITIZENS BUSINESS SERVICES COMPANY
                                   CITIZENS RESOURCES COMPANY
                                   CITIZENS UTILITIES COMPANY OF OHIO


                                  By:  Robert J. DeSantis
                                     -------------------------------------------
                                       Robert J. DeSantis, Vice President


                                  AMERICAN WATER WORKS COMPANY, INC.


                                  By:  Joseph F. Hartnett, Jr.
                                     ------------------------------------------
                                       Joseph F. Hartnett, Jr., Treasurer

                                  OHIO-AMERICAN WATER COMPANY


                                  By:  Ramon G. Lee
                                     ------------------------------------------
                                       Ramon G. Lee, President

                                 EXHIBIT A

                           ASSUMPTION AGREEMENT

     This Assumption Agreement (this "Assumption") is made as of _____________, by Ohio-American Water Company, an Ohio corporation ("Transferee"), in favor of Citizens Utilities Company, a Delaware corporation ("citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor").

     This Assumption is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and between Transferor and American Water Works Company, Inc. (the "agreement"). Capitalized terms not otherwise defined in this Assumption shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee does hereby assume and agree to observe, comply with, and perform in accordance with the terms of each of, the Assumed Liabilities. Transferee does not assume or have any responsibility for any liabilities or obligations of Transferor other than the Assumed Liabilities, and neither the execution, delivery and performance of the Agreement nor the execution, delivery and performance of this Assumption shall render Transferee liable for any such liability, obligation, undertaking, expense or agreement other than the Assumed Liabilities.

     No provisions set forth in this Assumption shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assumption and provisions of the Agreement, the Agreement shall control.

     This Assumption is made solely for the benefit of Transferor and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assumption may be executed in counterparts, each of which shall be deemed an original.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                      SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the undersigned have executed this Assumption effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES COMPANY OF OHIO


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    OHIO-AMERICAN WATER COMPANY


                    By:________________________________________________
                        Name:
                        Title:





                  Signature Page of Assumption Agreement
              among Transferor and Transferee, dated _______

                                 EXHIBIT B

                        BILL OF SALE AND ASSIGNMENT

     This Bill of Sale and Assignment (this "Assignment") is made as of ________________, by Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor"), in favor of Ohio-American Water Company, an Ohio corporation ("Transferee").

     This Assignment is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and among Transferor and American Water Works Company, Inc. (the "Agreement"). Capitalized terms not otherwise defined in this Assignment shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby grant, bargain, sell, transfer and assign and convey unto Transferee, its successors and assigns, all of the rights, title and interest of the Transferor in and to the Acquired Assets.

     No provisions set forth in this Assignment shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assignment and the provisions of the Agreement, the Agreement shall control.

     This Assignment is made solely for the benefit of Transferee and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assignment may be executed in counterparts, each of which shall be deemed an original.


           [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
                       SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES COMPANY OF OHIO


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    OHIO-AMERICAN WATER COMPANY


                    By:_________________________________________________
                        Name:
                        Title:





            Signature Page of Bill of Sale and Assignment among
                Transferor and Transferee, dated __________

                                 EXHIBIT D


================================================================================


                    RETAINED IDRB OBLIGATIONS AGREEMENT


                                   among


                        CITIZENS UTILITIES COMPANY
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Seller


                                    and


                    AMERICAN WATER WORKS COMPANY, INC.
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Buyer





                  Dated as of ___________________, 2000

                    RETAINED IDRB OBLIGATIONS AGREEMENT

     THIS RETAINED IDRB OBLIGATIONS AGREEMENT (this "Agreement") is made as of the ____ day of ____________________, 2000, by and between CITIZENS UTILITIES COMPANY, a Delaware corporation, and each of the wholly-owned subsidiaries of Citizens Utilities Company named on the signature page hereof (collectively, "Seller"), and AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation ("Parent"), and each of the subsidiaries of Parent named on the signature page hereof (collectively with Parent, "Buyer"). Capitalized terms used herein shall have the meanings ascribed to them in Article I, unless otherwise provided.

                           W I T N E S S E T H :

     WHEREAS, Seller and Buyer have entered into that certain Asset Purchase
Agreement dated as of October   , 1999 (the "Purchase Agreement"), pursuant to
which as of the date hereof Seller has sold and Buyer has purchased the Assets (as hereinafter defined); and

     WHEREAS, such Assets include assets financed through the issuance by [ISSUER] (the "Issuer") of certain Retained IDRB Indebtedness (as hereinafter defined and as identified by Schedule I attached hereto); and

     WHEREAS, notwithstanding such sale of the Assets, Seller remains primarily liable for the payment and other obligations arising under the respective financing agreements identified by Schedule I attached hereto relating to the Retained IDRB Indebtedness (collectively, the "Loan Agreements"); and

     WHEREAS, Buyer henceforth will have legal title to and entire operational control of the Assets and Seller will have no further rights to enter, possess or otherwise operate, control or maintain the Assets; and

     WHEREAS, Seller's primary liability will terminate upon the respective termination of the Loan Agreements; and

     WHEREAS, pursuant to Section 5.24(a)(ii) of the Purchase Agreement, Buyer has agreed "at Closing to execute and deliver to Seller an agreement . . . with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date;" and

     WHEREAS, Seller and Buyer intend that this Agreement is and shall be that agreement required to be delivered pursuant to Section 5.24(a)(ii) of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

     Section 1. Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Assets" means, collectively, all of the assets, property and interests of every type and description, real, personal or mixed, tangible and intangible, owned by Seller (as defined in the Purchase Agreement) and relating to the Business (as defined in the Purchase Agreement), other than the "Excluded Assets" (as defined in the Purchase Agreement).

     "IDRB Documents" means, collectively, the Loan Agreements, the Tax Regulatory Agreements, Tax Representations and Project Certificates to which Seller is a party or by which any of the Assets is bound, and relating to the Retained IDRB Indebtedness.

     "IRS" means the Internal Revenue Service or any successor agency.

     "Retained IDRB Indebtedness" means, collectively, the indebtedness of Seller owing to the Issuer of the Bonds (as defined by each Loan Agreement and as described further on Schedule I attached hereto) and arising under the Loan Agreements included among the IDRB Documents.

     Section 2. Receipt and Review of IDRB Documents. Buyer hereby acknowledges that it has received the IDRB Documents and has had the opportunity to review the agreements, obligations and covenants of Seller set forth in such IDRB Documents and related Indentures of Trust and certain No Arbitrage Certificates, including, in particular, those agreements, obligations, representations, warranties and covenants relating to the ownership, operation, use and maintenance of the Assets, to the preservation of the tax-exempt status of the Retained IDRB Indebtedness and to the indemnification by Seller of the Issuer.

     Section 3. Representations Regarding Assets. Seller hereby represents that it has performed all duties and obligations of "Company" under the IDRB Documents relating to the ownership, operation, use and maintenance of the Assets financed with the proceeds of the Retained IDRB Indebtedness and that the representations and warranties of "Company" relating to the ownership, operation, use and maintenance of such Assets under the IDRB Documents remain true and correct.

     Section 4. Covenant Regarding Tax Exemption. Buyer represents, warrants, covenants and agrees that it is in the business of providing water utility and sewage services, and that, so long as any Retained IDRB Indebtedness is outstanding, it will cause the Assets that were acquired, constructed, improved or equipped with the proceeds of such Retained IDRB Indebtedness to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954, as amended, or Section 142(a)(5) of the Internal Revenue Code of 1986, as amended, as the case may be. Buyer further represents, warrants, covenants and agrees that it will not violate or otherwise contravene any representation, warranty, covenant or other agreement or obligation set out by the IDRB Documents as in effect on October __, 1999, which are applicable to Buyer's ownership of the Assets, other than (x) the sale pursuant to the Asset Purchase Agreement of the Assets to Buyer, (y) subject to the two next succeeding sentences, any such covenants relating to the application of the proceeds of any eminent domain proceeding or casualty loss and (z) insofar as they are not integral to Buyer's use and operation of the Assets, the representations, warranties, covenants or other agreements or obligations relating to the tax-exempt status of the interest on such Retained IDRB Indebtedness. Buyer shall notify Seller in writing promptly upon Buyer receiving notice of any threatened or impending eminent domain proceeding against the Assets or of any material casualty loss of Assets financed with Retained IDRB Indebtedness, shall cooperate in good faith with Seller in Seller's efforts to ascertain the consequences of any such eminent domain proceeding or casualty loss for the tax exemption of the Retained IDRB Indebtedness, and shall not take any action with respect to the proceeds of an eminent domain proceeding or insurance claim without express written consent of Seller, which consent will not be withheld if Buyer is in receipt of a "no adverse effect" opinion of nationally recognized bond counsel. Notwithstanding the next preceding sentence, as between Seller and Buyer, Seller, without recourse to Buyer, shall be responsible for any payments with respect to the Retained IDRB Indebtedness arising as a result of an eminent domain proceeding or casualty loss occurring on or after the date of this Agreement, and Buyer shall be entitled to retain any eminent domain or insurance proceeds. Buyer acknowledges and agrees that Seller's bond counsel may rely on Buyer's representations, warranties and covenants as hereinabove provided for the purpose of rendering legal opinions, as required by the IDRB Documents as a precondition to the sale by Seller of such Assets, to the effect that the sale of such Assets will not have a material adverse effect on the exclusion from gross income of the interest on the Retained IDRB Indebtedness. Nothing in this Agreement is intended to nor shall it be interpreted as (i) an assignment to, and assumption by, Buyer of any of the IDRB Documents, or (ii) as an undertaking or agreement by Buyer to assume, guarantee or pay any of Seller's loan or other payment obligations pursuant to the IDRB Documents.

     Seller represents, warrants, covenants and agrees that it will not refund or otherwise refinance with the proceeds of any obligation the interest on which is excluded from gross income for federal income tax purposes any of the Retained IDRB Indebtedness without Buyer's express written consent, which consent Buyer shall provide unless Buyer reasonably concludes that such refunding or refinancing would affect Buyer's use and operation of the related Assets.

     Section 5. Indemnification of Seller by Buyer. Buyer shall and hereby agrees to indemnify and save harmless Seller against and from all claims by or on behalf of one or more of the Issuer, the trustee or trustees (collectively, the "Trustees") identified in the IDRB Documents, any actual or beneficial owner of Retained IDRB Indebtedness or any other person, firm, corporation or other legal entity arising from the conduct or management of, or from any work or thing done on, the Assets for the period commencing on the date hereof and thereafter during the remaining terms of the IDRB Documents, including, without limitation, (i) any condition of the Assets financed with the proceeds of the Retained IDRB Indebtedness, (ii) any breach or default on the part of Buyer in the performance of any of its obligations under this Agreement, including the obligation to preserve the exclusion from gross income of the interest on the Bonds for federal or state (as applicable) income tax purposes, (iii) any act or negligence of Buyer or of any of its agents, contractors, servants, employees or licensees or (iv) any act or negligence of any assignee, lessee or successor of Buyer, or of any agents, contractors, servants, employees or licensees of any assignee, lessee or successor of Buyer. Buyer shall indemnify and save harmless Seller from any such claim arising as aforesaid, or in connection with any action or proceeding brought thereon, and, upon notice from Seller, Buyer shall defend it in any such action or proceeding. Any claim for indemnity under this Agreement shall follow the procedures outlined in Sections 7.4.2(a) through (c), inclusive, of the Asset Purchase Agreement.

     Section 6. Term of Agreement. This Agreement shall be coterminous with the term of the IDRB Documents, provided that the obligations of Buyer under
Section 5 hereof shall survive the termination of this Agreement.

     Section 7. Successor Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 8. Governing Law. The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law of such state.

     Section 9.  Dispute Resolution.  Except as otherwise provided in this
Section 9, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort and audit, regulatory or other actions initiated by or on behalf of the IRS with respect to the Retained IDRB Indebtedness, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute"), shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by the Parent, one arbitrator being selected by Citizens Utilities Company and the third arbitrator, knowledgeable with respect to the general subject matter of the dispute, controversy or claim, including, if applicable, the federal income tax laws applicable to obligations the interest on which is excluded from gross income for federal income tax purposes, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules.
     The arbitration shall take place in Newark, New Jersey.     The
     arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce the discovery of documents (i) that are reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the nonprevailing party taken as a whole is unreasonable, the arbitrator(s) may order the nonprevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

          (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this
     Section 9 and (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceeding under this Section 9.

     Section 10. Cooperation. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

     Section 11. Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress nor compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

     Section 12. Publicity. No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required in the case of any notices or other information provided to the Trustees and the Issuer or otherwise where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

     Section 13. Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

     Section 14. Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

     Section 15 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 16. Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

     Section 17 Entire Agreement. This Agreement and schedules hereto and the documents specifically referred to herein (including the Purchase Agreement) constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between Buyer and Seller.

     Section 18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     CITIZENS UTILITIES COMPANY

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________

                                     AMERICAN WATER WORKS COMPANY, INC.

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________


                                     [AWW SUBSIDIARY]


                                     By____________________________________
                                     Name__________________________________
                                     Title_________________________________

      [Signature page to Retained IDRB Obligations Agreement between
Citizens Utilities Company and American Water Works Company, Inc., dated as of
                        ____________________, 2000.]

                                SCHEDULE I

     Retained IDRB Indebtedness                   Loan Agreements

                                 EXHIBIT E

                              _______________

American Water Works Company, Inc.
1025 Laurel Oak Road
P.O. Box 1770
Voorhees, New Jersey  08043

Ladies and Gentlemen:

     I have acted as counsel for Citizens Utilities Company, a Delaware corporation ("Citizens"), in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of October ______, 1999 (the "Agreement"), among Citizens and certain of its affiliates (collectively with Citizens, "Seller Parties") and American Water Works Company, Inc. ("American"). This opinion is rendered to American and certain of its affiliates (collectively with American, "Buyer") pursuant to Section 6.1.2 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     I have participated in and am familiar with the corporate proceedings of the Seller Parties relating to the negotiation, authorization, execution and delivery of the Transaction Documents (as hereinafter defined). In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of (i) the Agreement, (ii) the Bill of Sale and Assignment dated as of the date hereof by the Seller Parties in favor of Buyer (the agreements and instruments described in clauses (i) and (ii) being referred to herein collectively as the "Transaction Documents") and (iii) such corporate records, certificates of public officials and officers of the Seller Parties, and such other agreements, instruments and documents that I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed that genuineness and authenticity of all documents submitted to me as originals, the conformity with genuine and authentic originals of all documents submitted to me as copies, the genuineness of all signatures, and, with respect to my examination of documents executed by parties other than the Seller Parties, I have assumed that such parties had the power, corporate or otherwise, to enter into and to perform all obligations thereunder.

     I have relied, as to matters of fact, upon the representations made by the Seller Parties in the Agreement and in related affidavits and certificates made by the Seller Parties, and upon the governmental certificates and reports attached as exhibits to this opinion.

     I am a member of the bar of the State of New York, and I express, subject to the qualifications herein, no opinion as to the laws of any jurisdiction except the General Corporation Law of the State of Delaware, the federal laws of the United States of America (with the exception of federal antitrust laws and regulations, federal securities laws and regulations, matters relating to the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, and the laws of the State of New York (with the exception of state antitrust or unfair competition laws and regulations, state securities laws and other statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and special political subdivisions). I am not admitted to practice in the State of Delaware. To the extent

American Water Works Company, Inc.
____________________
Page 2

that any matter with respect to which an opinion is rendered herein is governed by the laws of another jurisdiction other than the General Corporation Law of the State of Delaware, I have, with your permission, assumed that the laws of such other jurisdiction are identical to the laws of the State of New York.

     Actual Knowledge as used in this letter means the conscious awareness of facts or other information by myself or any lawyer in the employ of the Seller Parties who has had active involvement in negotiating the Agreement, preparing the Transaction Documents or preparing this letter.

     The opinions expressed herein are further qualified and I express no opinion regarding the following:

     A. The effect of applicable bankruptcy, reorganization, insolvency, moratoria, or similar laws of the United States or of any state now or hereafter in effect, affecting the rights of creditors generally.

     B. The availability or enforceability of certain terms or provisions, covenants or remedies set forth in any Transaction Document governing specific performance, injunctive relief, payment of attorneys fees and expenses and costs of enforcement and forum selection clauses in federal courts.

     C. The applicability of principles relating to unconscionability, diligence, good faith, reasonableness, and the application of general principles of equity in any proceeding, legal or equitable.

     D. The effect of changes after the date hereof in any rules, laws, regulations or statutes of limitation, or moratoria or similar actions by federal, state, or local governmental agencies, legislatures, courts or other authorities having jurisdiction.

     On the basis of the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

          1. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

          2. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Transaction Documents to which it is a party, and to own, lease and operate the Acquired Assets and the Business as presently being conducted.

American Water Works Company, Inc.
____________________
Page 3

          3. The execution and delivery and performance by each of the Seller Parties of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action of such party, and do not and will not contravene any provision of the organizational documents of the Seller Parties.

          4. Upon due execution and delivery by the parties thereto, the Transaction Documents will be the legal obligations of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with their terms.

          5. Other than as disclosed on Schedule 3.3 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby, would violate, conflict with, result in the breach of, or constitute a default under or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

          6. Other than as disclosed on Schedule 3.18 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that (i) there are any actions, suits, investigations or proceedings pending against or threatened, against or affecting, the Seller Parties, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect, and (ii) there are currently any outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relates to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

American Water Works Company, Inc.
____________________
Page 4

     The foregoing opinions are solely for the use of Buyer, have been expressed solely in connection with the transactions contemplated by the Agreements and are given for no other purpose, and shall not be delivered to or relied upon by any other person or party, except Buyer. This letter is not to be quoted, in whole of in part, or referred to in any document without the prior written consent of the undersigned. I assume no obligation to update or revise this opinion letter.

                                     Very truly yours,



                                     L. Russell Mitten, II
                                     Vice President-General Counsel
                                     Citizens Utilities Company

                                 EXHIBIT F

                             [DP&R Letterhead]



                              [Closing Date}


Citizens Utilities Company
High Ridge Park
Stanford, CT 06905

Gentlemen:

     We have acted as counsel to American Water Works Company, Inc., a Delaware Corporation ("Parent"), and such of its subsidiaries as may join in the Agreement (collectively, the "Companies") in connection with the execution and delivery by Parent, and Citizens Utilities Company and certain of its affiliates (collectively, "Seller Parties") of the Asset Purchase Agreement (the "Agreement") dated October __, 1999. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.


     In connection with the opinions expressed below, we have made such examination of law and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Assumption Agreement dated the date hereof (collectively, the "Transaction Documents") and such corporate documents and records of the Companies, certificates of public officials and of officers of the Companies, and such other documents as we have deemed necessary or appropriate. With respect to the matters set forth in Paragraph 1, we have relied upon certain documentation received from public officials.

     In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to factual matters material to our opinion, we have had such discussions with the officers of the Companies as we have deemed relevant or necessary, and, we have assumed, with your permission and without independent investigation, the truthfulness of all recitals, representations, warranties and factual matters set forth in all documents, instruments, certificates and reports we have examined.

     In rendering the opinions set forth below, we have also assumed that (a) each of the parties to the Agreement and the Transaction Documents other than the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and formation; (b) each of such other parties to the Agreement and the Transaction Documents has the requisite corporate power and corporate authority and has taken the corporate action necessary to execute and deliver the Agreement and the Transaction Documents and to consummate the transactions contemplated thereby; (c) the Agreement and Transaction Documents have been duly executed and delivered by each of such other parties thereto; and (d) the Agreement and the Transaction Documents constitute the legal, valid and binding obligations of each such other party thereto, enforceable against such other party in accordance with its respective terms.

     The opinions hereinafter expressed are subject to the following further qualifications:

     (i) Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter relating to or affecting debtors' obligations and the rights of creditors generally.

     (ii) Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity).

     (iii) The opinions stated herein are as of the date hereof and are limited to laws, facts and circumstances in existence on the date hereof, and we assume no undertaking to advise the Seller Parties of any change in the opinions expressed herein, whether or not material, as a result of any change in any laws, facts or circumstances pertaining to the Transaction Documents which may come to our attention after the date hereof.

     (iv) Our opinion is limited solely to the General Corporation Law of the State of Delaware, the laws of the Commonwealth of Pennsylvania and the applicable laws of the United States of America.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Companies have all necessary corporate power to perform their obligations under the Transaction Documents, and the Companies have all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business.

     2. All corporate proceedings required to be taken by or on the part of the Companies and the shareholders of the Companies to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions thereby, have been duly and properly taken. Each of the Transaction Documents have been duly and validly executed and delivered.

     3. Neither the execution and delivery of the Transaction Documents by the Companies nor the consummation of the transactions contemplated thereby will:
(a) violate or conflict with any provision of the certificates or articles of incorporation or bylaws of the Companies, as amended to date; or (b) violate or conflict with any provision of any law, rule, regulation, or to our knowledge, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or Authority.

     4. The Agreement and other agreements and documents to be executed pursuant thereto, when executed and delivered by the Companies will constitute legal, valid and binding obligations of the Companies enforceable against them in accordance with their respective terms.

     The opinions expressed herein are intended only for your benefit and use, and may not, without our written consent, be used or relied upon in any manner for any purpose by any other person or entity.

                                     Very truly yours,

                                                                  Exhibit 10.(v)

                                                                    Pennsylvania


                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                      among

                           CITIZENS UTILITIES COMPANY
                                       AND
                            CERTAIN OF ITS AFFILIATES

                                       AND

                     AMERICAN WATER WORKS COMPANY, INC. AND
                       PENNSYLVANIA-AMERICAN WATER COMPANY


                                   Dated as of

                                October 15, 1999

                                                                    Pennsylvania

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1         DEFINITIONS..................................................1
         1.1      Certain Definitions..........................................1

ARTICLE 2         THE TRANSACTION.............................................10
         2.1      Sale and Purchase of Assets.................................10
         2.2      Excluded Assets.............................................10
         2.3      Assumption of Certain Liabilities...........................11
         2.4      Consent of Third Parties....................................14
         2.5      Closing.....................................................15
         2.6      Purchase Price..............................................15
                  2.6.1    Purchase Price.....................................15
                  2.6.2    Payment of Initial Cash Payment....................15
                  2.6.3    Estimated Closing Statement........................16
                  2.6.4    Post-Closing Adjustment to Purchase Price..........16
                  2.6.5    Adjustment for Certain Liabilities.................18
                  2.6.6    Additional Adjustment to the Purchase Price........18
         2.7      Deliveries and Proceedings at Closing.......................18
                  2.7.1    Deliveries to Buyer................................18
                  2.7.2    Deliveries By Buyer to the Seller Parties..........19
         2.8      Allocation of Consideration.................................20
         2.9      Prorations..................................................20

ARTICLE 3         REPRESENTATIONS AND WARRANTIES  OF SELLER...................20
         3.1      Qualification; No Interest in Other Entities................21
         3.2      Authorization and Enforceability............................21
         3.3      No Violation of Laws or Agreements..........................21
         3.4      Financial Statements........................................22
         3.5      No Changes..................................................22
         3.6      Contracts...................................................23
         3.7      Permits and Compliance With Laws Generally..................23
         3.8      Environmental Matters.......................................24
         3.9      Consents....................................................26
         3.10     Title.......................................................26
         3.11     Real Estate.................................................27
         3.12     Taxes.......................................................27
         3.13     Patents and Intellectual Property Rights....................28
         3.14     Accounts Receivable.........................................28
         3.15     Labor Relations.............................................28
         3.16     Employee Benefit Plans......................................28
         3.17     Absence of Undisclosed Liabilities..........................30
         3.18     No Pending Litigation or Proceedings........................31
         3.19     Supply of Utilities.........................................31
         3.20     Insurance...................................................31

                                                                    Pennsylvania

         3.21     Relationship with Customers.................................31
         3.22     WARN Act....................................................31
         3.23     Condition of Assets.........................................32
         3.24     Brokerage...................................................32
         3.25     All Assets..................................................32
         3.26     Year 2000 Matters...........................................32

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER..........33
         4.1      Organization and Good Standing..............................33
         4.2      Authorization and Enforceability............................33
         4.3      No Violation of Laws or Agreements..........................33
         4.4      Consents....................................................34
         4.5      Financing...................................................34
         4.6      Brokerage...................................................34
         4.7      Insurance...................................................34

ARTICLE 5         ADDITIONAL COVENANTS........................................35
         5.1      Conduct of Business.........................................35
         5.2      Negotiations................................................36
         5.3      Disclosure Schedules........................................36
         5.4      Mutual Covenants............................................37
         5.5      Filings and Authorizations..................................37
         5.6      Public Announcement.........................................38
         5.7      Further Assurances..........................................38
         5.8      Cooperation.................................................39
         5.9      Employees; Employee Benefits................................40
         5.10     Employee Pension Plan.......................................42
         5.11     Employee Savings Plan.......................................43
         5.12     Welfare Benefits............................................43
         5.13     Taxes.......................................................45
         5.14     Intentionally Omitted.......................................45
         5.15     Citizens' Guarantees and Surety Instruments.................45
         5.16     Assumption of Seller Debt...................................45
         5.17     Schedule of Permits.........................................48
         5.18     Title Information...........................................48
         5.19     Transaction with Related Parties............................49
         5.20     Approval by Citizens........................................49
         5.21     Supplemental Information....................................49
         5.22     Non-Competition.............................................49
         5.23     Intentionally Omitted.......................................49
         5.24     IDRB Obligations............................................50
         5.25     Cooperation with Respect to Like-Kind Exchange..............50
         5.26     Transition Plan.............................................51
         5.27     Procedures regarding Refunds of Advances....................51
         5.28     Title Insurance.............................................51

                                                                    Pennsylvania

ARTICLE 6         CONDITIONS PRECEDENT; TERMINATION...........................52
         6.1      Conditions Precedent to Obligations of Buyer and Parent.....52
                  6.1.1    Performance of Agreements; Representations and
                           Warranties.........................................52
                  6.1.2    Opinion of Counsel.................................53
                  6.1.3    HSR Act............................................53
                  6.1.4    Required PUC and Other Consents....................53
                  6.1.5    Injunction; Litigation.............................53
                  6.1.6    Documents..........................................53
                  6.1.7    Related Closings...................................54
         6.2      Conditions Precedent to Obligations of Seller Parties.......54
                  6.2.1    Performance of Agreements; Representations and
                           Warranties.........................................54
                  6.2.2    Opinion of Counsel.................................54
                  6.2.3    HSR Act............................................54
                  6.2.4    Required PUC and Other Consents....................54
                  6.2.5    Injunction; Litigation.............................55
                  6.2.6    Documents..........................................55
                  6.2.7    Related Closings...................................55
         6.3      Termination.................................................55

ARTICLE 7         CERTAIN ADDITIONAL COVENANTS................................56
         7.1      Certain Taxes and Expenses..................................56
         7.2      Maintenance of Books and Records............................56
         7.3      Survival....................................................57
         7.4      Indemnification.............................................59
                  7.4.1    General Indemnification Obligations................59
                  7.4.2    General Indemnification Procedures.................61
                  7.4.3    Indemnification for Negligence.....................64
         7.5      UCC Matters.................................................64
         7.6      Financial Statements........................................64
         7.7      Collection of Receivables...................................65

 ARTICLE 8        MISCELLANEOUS...............................................65
         8.1      Construction................................................65
         8.2      Notices.....................................................65
         8.3      Successors and Assigns......................................67
         8.4      Exhibits and Schedules......................................67
         8.5      Governing Law...............................................67
         8.6      Dispute Resolution..........................................68
         8.7      Severability................................................69
         8.8      No Third Party Beneficiaries................................69
         8.9      Entire Agreement............................................69
         8.10     Amendment and Waiver........................................69
         8.11     Counterparts................................................70
         8.12     Headings....................................................70
         8.13     Definitions.................................................70
         8.14     No Implied Representation...................................70

                                                                    Pennsylvania

         8.15     Construction of Certain Provisions..........................71
         8.16     Bulk Sales..................................................71

                                                                    Pennsylvania

                                LIST OF SCHEDULES

Schedule 1.1.1(a) ...................................................Real Estate
Schedule 1.1.10 ............................................Assumed Indebtedness
Schedule 1.1.52 ..................................................IDRB Documents
Schedule 2.2.12 .................................................Excluded Assets
Schedule 3.3 .................................No Violation of Laws or Agreements
Schedule 3.4 ...............................................Financial Statements
Schedule 3.5 .........................................................No Changes
Schedule 3.6 ..........................................................Contracts
Schedule 3.7 .........................Permits and Compliance with Laws Generally
Schedule 3.8 ..................................Environmental Matters - Generally
Schedule 3.8.10 .................................Compliance with Water Standards
Schedule 3.8.11 ................................................Deed Restriction
Schedule 3.9 ...........................................Seller Parties' Consents
Schedule 3.10 .............................................................Title
Schedule 3.11 ...........................................Real Estate Proceedings
Schedule 3.12 .............................................................Taxes
Schedule 3.15 ...................................................Labor Relations
Schedule 3.16.1 ..........................................Employee Benefit Plans
Schedule 3.16.4 .............................Employee Benefit Plans - Compliance
Schedule 3.16.9 .................Employee Benefit Plans - Extraordinary Benefits
Schedule 3.17 ................................Absence of Undisclosed Liabilities
Schedule 3.18 ..............................No Pending Litigation or Proceedings
Schedule 3.19 ...............................................Supply of Utilities
Schedule 3.20 ................................................Seller's Insurance
Schedule 3.22 ..........................................................WARN Act
Schedule 3.23 ...............................................Condition of Assets
Schedule 3.25 ........................................................All Assets
Schedule 3.27 .................................................Product Liability
Schedule 4.7 ..................................................Buyer's Insurance
Schedule 5.1 ................................................Conduct of Business
Schedule 5.9.1.........................................................Employees
Schedule 5.9.2 .................................Collective Bargaining Agreements
Schedule 5.12 ..................................................Former Employees
Schedule 5.15 ..............................................Citizens' Guarantees
Schedule 5.16 ...............................................Schedule of Permits
Schedule 6.1.7.......................................Related Purchase Agreements

                                                                    Pennsylvania


                                TABLE OF EXHIBITS

Exhibit A         -    Form of Assumption Agreement

Exhibit B         -    Form of Assignment and Bill of Sale

Exhibit C         -    Intentionally Omitted

Exhibit D         -    Form of Retained IDRB Obligations Agreement

Exhibit E         -    Form of Seller's Opinion of Counsel

Exhibit F         -    Form of Buyer's Opinion of Counsel

                                                                    Pennsylvania

                            ASSET PURCHASE AGREEMENT

         THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 15, 1999, by and among Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Seller" or the "Seller Parties"), and American Water Works Company, Inc., a Delaware corporation ("Parent"), and Pennsylvania-American Water Company, a Pennsylvania corporation ("Buyer").

                                  Background

         A. Citizens Utilities Water Company of Pennsylvania is a public utility engaged, among other things, in the business of storing, supplying, distributing and selling water to the public, wholesale water transmission and related services and activities in the State of Pennsylvania (the "Business").

         B. Parent is a holding company which desires to cause the Buyer to purchase substantially all of the assets, properties and rights of the Seller Parties relating to the Business, and Seller desires to sell, and to cause the sale of, such assets, properties and rights, on the terms and subject to the conditions set forth in this Agreement.

                                     Terms

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

         1.1.1 "Acquired Assets" means, subject to Section 2.2, all of each Seller Party's right, title, and interest in, under and to all of the assets, properties and rights exclusively used in the Business as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights exclusively relating to the Business enumerated below:

         (a) all real property described in Schedule 1.1.1(a), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, railroad crossing agreements, hereditaments,

                                                                    Pennsylvania

tenements, privileges and other appurtenances thereto or otherwise exclusively related to the Business (such as appurtenant rights in and to public streets) (the "Real Estate");

         (b) to the extent not included in clause (a) above, all water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures and other tangible personal property, in transit or otherwise, used exclusively in the Business (the "Equipment and Other Tangible Personal Property");

         (c) notwithstanding the provisions of Section 2.2 but subject to
Section 2.4, all of Seller's water appropriation and flowage rights to the extent not transferred to Buyer upon assignment of the Contracts and Permits to Buyer;

         (d) all notes receivable, accounts receivable, accrued utility revenues, materials and supplies (at average cost net of reserve for obsolescence) and prepayments attributable in each case exclusively to the Business;

         (e) all unamortized debt expense related to the Assumed Indebtedness, deferred capital costs, and other deferred charges (excluding deferred taxes collectable) attributable exclusively to the Business of which recovery in future rates is probable;

         (f) Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto;

         (g) subject to Section 2.4 hereof, (i) contracts, commitments, agreements and instruments relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts and distribution contracts relating exclusively to the conduct of the Business; (ii) orders, contracts, supply agreements and other agreements relating exclusively to the purchase of any assets, services, properties, materials, or products for the Business; (iii) all leases of Real Estate exclusively related to the Business; (iv) all other contracts, agreements and instruments related exclusively to the Business (other than contracts, agreements and instruments included in the definition of Real Estate or Permits); and (v) any such contracts, agreements and other instruments referred to in clauses (i) - (iv) inclusive, entered into between the date hereof and the Closing Date which are consistent with the terms of this Agreement and are entered into in the ordinary course of business consistent with past practice, and including in the case of clauses (i) - (iv) all such contracts, agreements and instruments more specifically listed or described in Schedule 3.6 (but specifically excluding any contract, agreement and instrument listed or described on Schedule 2.2.12) (the "Contracts");

         (h) subject to Section 2.4 hereof, franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority relating exclusively to the conduct of the Business and all pending applications therefor (the "Permits");

                                                                    Pennsylvania

         (i) books, records, ledgers, files, documents (including originally executed copies of written Contracts, to the extent available, and copies to the extent not available), correspondence, Tax returns relating exclusively to the Business, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees (to the extent such transfer is not prohibited by law), photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent exclusively relating to the Business, the Acquired Assets or the Transferred Employees;

         (j) all rights or choses in action arising out of occurrences before or after the Closing Date and exclusively related to any of the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller; provided, however, that (notwithstanding the foregoing provisions of this Section 1.1.1(j)), to the extent that Seller pays or discharges a liability related to the Business or any of the Acquired Assets and related to such right or chose in action (whether by reason of indemnification under this Agreement or otherwise), Buyer will reassign or reconvey to Seller such right or chose in action to the extent that such right or chose in action relates to a recovery of amounts paid to Buyer; and

         (k) all rights to insurance and condemnation proceeds (i) to the extent relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing but only to the extent that the proceeds exceed the amount of the write-down of the net book value of such Acquired Assets on the books and records of Seller as a result of such damage, destruction, taking or other impairment, (ii) to the extent they relate to amounts paid by Buyer for Damages to the extent Buyer does not receive payment pursuant to Section 7.4.1(a), but only to the extent Buyer is entitled to indemnification by Seller pursuant to Sections 7.3 and 7.4, and (iii) as provided in Section 4 of the agreement attached as Exhibit D hereto.

         1.1.2 "Adjusted Net Assets" has the meaning set forth in Section 2.6.4(a) hereof.

         1.1.3 "Affected Participant" has the meaning set forth as Section
5.11.1 hereof.

         1.1.4 "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

         1.1.5 "Agreement" has the meaning set forth in the introduction hereof.

                                                                    Pennsylvania

         1.1.6 "American Pension Plan" has the meaning set forth in Section
5.10.1 hereof.

         1.1.7 "American Savings Plan" has the meaning set forth in Section
5.11.1 hereof.

         1.1.8 "Antitrust Division" has the meaning set forth in Section 5.5 hereof

         1.1.9 "Assumed Benefit Liabilities" has the meaning set forth in
Section 3.16.6 hereof.

         1.1.10 "Assumed Indebtedness" means the liabilities and obligations from and after the Closing Date (except as set forth below) with respect to the IDRB Financings and IDRB Documents set forth on Schedule 1.1.10. For purposes of clarity, except as set forth in the next sentence below, "Assumed Indebtedness" shall not include any liability or obligation to the extent accrued prior to the Closing Date or to the extent arising out of or relating to an event, circumstance or occurrence prior to the Closing Date. "Assumed Indebtedness" shall include the outstanding principal amount and the accrued but unpaid interest owed by Seller on the debt obligations set forth in the first sentence of this definition.

         1.1.11 "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

         1.1.12 "Assumption Agreement" has the meaning set forth in Section
2.3.2 hereof.

         1.1.13 "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

         1.1.14 "Base Cash Purchase Price" has the meaning set forth in Section
2.6.1 hereof.

         1.1.15 "Beneficiary" means the Person(s) designated by an Employee, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Benefit Plan.

         1.1.16 "Benefit Plans" has the meaning set forth in Section 3.16.1 hereof.

         1.1.17 "Bonds" means any of the bonds issued pursuant to the Indentures of Trust, the proceeds from the issuance of which were advanced to Seller pursuant to any of the IDRB Documents.

         1.1.18 "Business" has the meaning set forth in the Background section hereof.

                                                                    Pennsylvania

         1.1.19 Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

         1.1.20 "Buyer" shall have the meaning set forth in the introduction hereof.

         1.1.21 "Buyer's IDRB Obligations" means the obligations of Parent and Buyer set forth in Section 5.24 (a) and in the instruments to be executed and delivered by Parent and Buyer on or prior to the Closing Date in accordance with
Section 5.24 (a).

         1.1.22 "Buyer's Accountants" means PricewaterhouseCoopers LLP or any firm of independent public accountants hereafter designated by Buyer for purposes of this Agreement.

         1.1.23 Intentionally Omitted.

         1.1.24 "Ceiling" has the meaning set forth in Section 7.4.2(e) hereof.

         1.1.25 "CERCLA" has the meaning set forth in Section 3.8.2 hereof.

         1.1.26 "CERCLIS" has the meaning set forth in Section 3.8.7 hereof.

         1.1.27 "Citizens" has the meaning set forth in the introduction hereof.

         1.1.28 "Closing" has the meaning set forth in Section 2.5 hereof.

         1.1.29 "Closing Date" has the meaning set forth in Section 2.5 hereof.

         1.1.30 "Closing Statement of Net Assets" has the meaning set forth in
Section 2.6.4(a) hereof.

         1.1.31 "Code" means the Internal Revenue Code of 1986, as amended.

         1.1.32 Intentionally Omitted.

         1.1.33 "Competing Transaction" has the meaning set forth in Section
5.2.

         1.1.34 "Contracts" has the meaning set forth in Section 1.1.1(g) hereof.

         1.1.35 "Control" with respect to any Person means the ownership, directly or indirectly, of at least a majority of the voting power of each class of capital stock of such Person entitled to vote in the election of directors of such Person generally.

         1.1.36 "Damages" has the meaning set forth in Section 7.4.1 hereof.

                                                                    Pennsylvania

         1.1.37 "Disclosure Schedules" means the Schedules referenced in Articles 3, 4 and 5 of this Agreement, as amended or supplemented pursuant to
Section 5.3.

         1.1.38 "Dispute" has the meaning set forth in Section 8.6.

         1.1.39 "Employees" has the meaning set forth in Section 5.9.1 hereof.

         1.1.40 "Environmental Laws" has the meaning set forth in Section 3.8 hereof.

         1.1.41 "Equipment and Other Tangible Personal Property" has the meaning set forth in Section 1.1.1(b) hereof.

         1.1.42 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.1.43 "ERISA Affiliate" means (a) any corporation included with any of the Seller Parties in a controlled group of corporations within the meaning of
Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with any of the Seller Parties within the meaning of Section 414 of the Code; any member of an affiliated service group of which any of the Seller Parties is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of any of the Seller Parties under Section 414(o) of the Code.

         1.1.44 "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

         1.1.45 "Financial Statements" has the meaning set forth in Section 3.4 hereof.

         1.1.46 "FIRPTA Affidavit" has the meaning set forth in Section 2.7.1 hereof.

         1.1.47 "Former Employees" means all salaried and hourly employees once employed by Seller or any of its Affiliates, but who are no longer so employed on the Closing Date.

         1.1.48 "FTC" has the meaning set forth in Section 5.5 hereof.

         1.1.49 "GAAP" has the meaning set forth in Section 3.4 hereof.

         1.1.50 "Hazardous Substance" has the meaning set forth in Section 3.8 hereof.

         1.1.51 "HSR Act" has the meaning set forth in Section 3.9 hereof.

         1.1.52 "IDRB Documents" shall mean the Loan Agreements, the Tax Regulatory Agreements, the Project Tax Certificates, and the other Contracts related thereto to which Citizens is a party and which are listed on Schedule 1.1.52.

                                                                    Pennsylvania

         1.1.53 "IDRB Financings" shall mean the indebtedness arising under the Loan Agreements included among the IDRB Documents.

         1.1.54 "Indemnified Party" has the meaning set forth in Section 7.4.2(a) hereof.

         1.1.55 "Indemnifying Party" has the meaning set forth in Section 7.4.2(a) hereof.

                                                                    Pennsylvania

         1.1.56 "Intellectual Property" means the trademarks, patents, trade names and copyrights and applications therefor, inventions, trade secrets, and confidential business information (including know-how, formulas, water filtration, purification and pumping processes and techniques, technical data, designs, drawings, customer and supplier lists, and business and marketing plans and proposals), all computer software (including data and related documentation and object and source codes), whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) of Seller, in each case, utilized exclusively in the Business.

         1.1.57 "Interim Statement of Net Assets" means the Citizens Water Resources Statement of Net Assets - Pennsylvania, June 30, 1999, which is attached hereto as Schedule 3.4.

         1.1.58 "Interim Statement of Net Assets Date" means June 30, 1999.

         1.1.59 "IRS" has the meaning set forth in Section 3.16.2 hereof.

         1.1.60 "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

         1.1.61 "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements. For purpose of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect (a) if it arises from general business, economic or financial market conditions, from conditions generally effecting the industries in which Seller competes, or from the transactions contemplated by this Agreement, or (b) solely with respect to matters arising prior to Closing, to the extent that either (i) Seller realizes the benefit of insurance maintained by Citizens on or prior to the Closing Date and Buyer receives the cash proceeds of such insurance to the extent required by Section 1.1.1(k), or
(ii) Seller arranges for Buyer to recover payments in respect of such occurrence or condition from any other source (whether in a lump sum or stream of payments), it being understood and agreed that a Material Adverse Effect may have occurred irrespective of such insurance recovery

                                                                    Pennsylvania

if the occurrence or condition giving rise to such recovery also causes a non-monetary material adverse change in or effect upon the Business or the Acquired Assets, taken as a whole and taken together with the businesses and assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements.

         1.1.62 "Mortgage Indenture" means Indenture of Mortgage and Deed of Trust between BNY Western Trust Company (successor in interest to Wells Fargo Bank, N.A.) and First Interstate Bank of California (as successor trustee to Marine Midland, N.A., formerly the Marine Midland Trust Company of New York).

         1.1.63 "OSHA" has the meaning set forth in Section 3.7.1 hereof.

         1.1.64 "PCBs" has the meaning set forth in Section 3.8.6 hereof.

         1.1.65 "Permits" has the meaning set forth in Section 1.1.1(h) hereof.

         1.1.66 "Permitted Exceptions" has the meaning set forth in Section 3.10 hereof; provided, however, that from and after the Closing, Permitted Exceptions shall not include any Lien arising under or resulting from the Mortgage Indenture.

         1.1.67 "Person" means an individual, a corporation, a partnership, an association, an Authority, a trustor other entity or organization.

         1.1.68 "Pre-Existing Conditions" has the meaning set forth in Section 2.3.1(d).

         1.1.69 "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank N.A. as its United States prime, reference or base rate for commercial loans.

         1.1.70 "PUC" has the meaning set forth in Section 5.5 hereof.

         1.1.71 "Purchase Price" has the meaning set forth in Section 2.6.1 hereof.

         1.1.72 "Real Estate" has the meaning set forth in Section 1.1.1(a) hereof.

         1.1.73 "Recovery" has the meaning set forth in Section 7.4.2(l) hereof.

         1.1.74 "Related Purchase Agreements" as the meaning set forth in
Section 6.1.7 hereof.

         1.1.75 "Release" or "Released" has the meaning set forth in Section 3.8 hereof.

         1.1.76 "Remedial Action" has the meaning set forth in Section 3.8 hereof.

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                                                                    Pennsylvania

         1.1.77 "Retained IDRB Indebtedness" means the indebtedness of the Seller owing to the issuers of the Bonds and arising under the Loan Agreements included among the IDRB Documents but only to the extent not included in the Assumed Indebtedness.

         1.1.78 "Retained Liabilities" has the meaning set forth in Section 2.3 hereof.

         1.1.79 "Review Period" has the meaning set forth in Section 2.6.4(b) hereof.

         1.1.80 "SEC" means the U.S. Securities and Exchange Commission.

         1.1.81 "Securities Filings" has the meaning set forth in Section 5.8.2 hereof.

         1.1.82 "Seller" and "Seller Parties" have the respective meaning set forth in the introduction hereof.

         1.1.83 "Seller's Accountants" means KPMG LLP or any other firm of independent public accountants hereafter designated by Seller for purposes of this Agreement.

         1.1.84 "Seller's Adjusted Amount" has the meaning set forth in Section 2.6.4(a) hereof.

         1.1.85 "Seller's Pension Plan" has the meaning set forth in Section
5.10.1 hereof.

         1.1.86 "Seller's 401(k) Plan" has the meaning set forth in Section
5.11.1 hereof.

         1.1.87 "Specified Liabilities" has the meaning set forth in Section 7.4.2(f) hereof.

         1.1.88 "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         1.1.89 "Third Accounting Firm" has the meaning set forth in Section 2.6.4(b) hereof.

         1.1.90 "Threshold Amount" has the meaning set forth in Section 7.4.2(e) hereof.

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                                                                    Pennsylvania

         1.1.91 "Third Party Claim" has the meaning set forth in Section 7.4(b)(i) hereof.

         1.1.92 "Transferred Accounts" has the meaning set forth in Section
5.11.2 hereof.

         1.1.93 "Transaction Documents" has the meaning set forth in Section 3.2 hereof.

         1.1.94 "Transferred Employees" has the meaning set forth in Section
5.9.2 hereof.

         1.1.95 "Union Employees" has the meaning set forth in Section 5.9.1 hereof.

         1.1.96 "VEBAs" has the meaning set forth in Section 5.12 hereof.

         1.1.97 "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. section 2102- 2109, as amended.

                                    ARTICLE 2

                                 THE TRANSACTION

         2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 2.5 below, Citizens shall, and shall cause the other Seller Parties to, sell, assign, transfer, deliver and convey to Buyer, and Parent shall cause Buyer to purchase, the Acquired Assets for the Purchase Price specified in Section 2.6.

         2.2 Excluded Assets. The following assets of Seller shall be excluded from the Acquired Assets (the "Excluded Assets"):

         2.2.1 assets of the Seller used in both the Business and in Citizens' gas, electric or communications businesses, the material items of which are described on Schedule 2.2.12;

         2.2.2 cash and cash equivalents in transit, in hand or in bank accounts.

         2.2.3 except as otherwise set forth herein, assets attributable or related to any Benefit Plan;

         2.2.4 the stock record and minute books of Seller;

         2.2.5 Acquired Assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

                                                                    Pennsylvania

         2.2.6 except to the extent set forth in Sections 2.9, rights to refunds of Taxes payable with respect to the Business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member, and which are treated as Retained Liabilities under Section 2.3.3(b) below.

         2.2.7 customer and other deposits held in Seller's accounts;

         2.2.8 accounts owing by and among Seller and its Affiliates;

         2.2.9 notes receivable and other receivables (other than note and accounts receivable attributable exclusively to the Business);

         2.2.10 all deferred tax assets or collectibles;

         2.2.11 duplicate copies of all books and records transferred to Buyer; and

         2.2.12 those certain items listed on Schedule 2.2.12.

         2.3 Assumption of Certain Liabilities.

         2.3.1 Buyer shall not assume any liabilities of Citizens or Seller or any of their Affiliates, except that Buyer shall assume the following specific liabilities and obligations:

         (a) the obligations and liabilities set forth in Sections 5.9, 5.10,
5.11 and 5.12 hereof;

         (b) except as set forth in Section 2.3.3(b), all liabilities and obligations of Seller in respect of the Contracts and Permits assigned or transferred to Buyer pursuant to this Agreement in accordance with the respective terms thereof, except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

         (c) the Assumed Indebtedness and the Buyer's IDRB Obligations;

         (d) any liability, obligation or responsibility of Seller for conditions at the Real Estate, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment at the Real Estate or into or from any building, structure, pipeline or other facility at the Real Estate, or from violation of any law relating to the foregoing, including without limitation, any CERCLA or similar liability under any federal or state law or regulation, except to the extent Buyer has given written notice of a claim for indemnification pursuant to Sections 7.3 and
7.4 hereof prior to the

                                                                    Pennsylvania

expiration of the claims period set forth in Section 7.3.2(a) or (b) (and if Buyer has given written notice prior to the expiration of such claims period, to the extent that such claim is not entitled to indemnification under Sections 7.3 and 7.4) (the foregoing, the "Pre-Existing Conditions");

         (e) all liabilities and obligations of Seller related to unperformed service obligations, easement and right-of-way relocation obligations, and construction work in progress, and all engineering and construction required to complete scheduled construction and other capital projects for the Business, in each case relating to the Business and outstanding on or arising after the Closing Date except that Buyer shall not assume any liabilities or obligations for any breach or default by, or payment obligations of, Seller under such Contracts and Permits occurring or arising or accruing on or prior to the Closing Date;

         (f) liability for accrued but unused vacation pay for the Transferred Employees to the extent provided in Section 5.9.2;

         (g) any liability, obligation or responsibility relating to customer deposits held by Seller on the Closing Date and relating to the Business; and

         (h) all liabilities and obligations imposed on Buyer by any PUC in connection with the operation of the Business or the ownership of the Acquired Assets, including with respect to any liability of the types that appear as "Accrued Liabilities" and "Non-Current Liabilities" on the financial statements of Seller.

         2.3.2 Any liabilities or obligations which are assumed by Buyer pursuant to Section 2.3.1 above are hereinafter referred to as the "Assumed Liabilities." At the Closing, Parent shall cause Buyer to execute and deliver to Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume the Assumed Liabilities. Each of Parent and Buyer hereby irrevocably and unconditionally waives and releases the Seller Parties from all Assumed Liabilities and all liabilities or obligations exclusively relating to the Business or the Acquired Assets to the extent arising from events or occurrences after the Closing or to the extent otherwise relating to the period after the Closing, including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

         2.3.3 Buyer shall not assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any of the Seller Parties or any of their Affiliates except for the Assumed Liabilities as specifically and expressly provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations not expressly transferred to Buyer hereunder as Assumed Liabilities are being retained by the Seller Parties, (the "Retained Liabilities"). Each of the Seller Parties hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities including any liabilities created or which arise by statute or

                                                                    Pennsylvania

common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships and indemnification arrangements between Buyer and Seller).

         Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

         (a) any product liability, toxic tort or similar claim for injury to person or property, regardless of when made or asserted, to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Seller Parties or any of their Affiliates prior to Closing, or alleged to have been made by any of such Persons, or to the extent that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product distributed or sold by or on behalf of any of the Seller Parties or any of their Affiliates prior to Closing, including any claim referred to above in this
Section 2.3.3(a) relating to water quality standards, any claim relating to any product delivered in connection with the performance of services provided by Seller and any claim seeking recovery for consequential damages, lost revenue or income;

         (b) all refund obligations relating to the advances existing on the Closing Date for construction of facilities relating to the Business;

         (c) except to the extent set forth in Section 2.9, any federal, state, foreign or local income or other Tax payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member.

         (d) any liability or obligation associated with or in connection with any common plant assets of Seller (other than the liabilities and obligations exclusively related to any common plant assets included among the Acquired Assets);

         (e) except as provided in Section 2.3.1 above, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, agents or independent contractors of any of the Seller Parties or any of their Affiliates, whether or not employed by Buyer after the Closing, that arises out of or relates to events or conditions to the extent occurring before the Closing Date;

         (f) except to the extent set forth in Section 2.3.1(d), any liability, obligation or responsibility of any of the Seller Parties, or any of their Affiliates or predecessors, whether based on statutory or common law, but only as any such law is interpreted, amended and in effect on the Closing Date, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment or into or from any building, structure, pipeline or other facility or relating to or arising from the generation, use, storage, treatment, disposal, transport or other

                                                                    Pennsylvania

handling of Hazardous Substances or sale or product containing Hazardous Substances from violation of any law relating to the foregoing (but only as such law is interpreted, amended and in effect on the Closing Date) including without limitation, any (A) CERCLA or similar liability under any federal or state law or regulation as interpreted, amended and in effect on the Closing Date or (B) any such liability associated with businesses or assets of the Seller Parties other than the Business or the Acquired Assets;

         (g) liabilities and obligations relating to the Business to the extent arising prior to Closing (unless otherwise constituting Assumed Liabilities) arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

         (h) any obligation or liability arising under any contract, commitment, instrument or agreement (1) except for Buyer's IDRB Obligations and subject to the penultimate sentence of Section 2.4, that is not transferred to Buyer as part of the Acquired Assets, or (2) that relates to any breach or default (or to the extent that it relates to an event which would, with the passing of time or the giving of notice, or both, constitute a default) under any Contract, instrument or agreement or to any services to be provided by Seller under any such Contract, instrument or agreement to the extent that such services were performed or were required to have been performed on or prior to the Closing Date;

         (i) any liability or obligation in respect of the Excluded Assets;

         (j) any liability or obligation of any of the Seller Parties or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of Seller's representations, warranties, covenants or agreements contained in this Agreement, except to the extent set forth in Section 7.4; or

         (k) except for the Assumed Liabilities as specifically and expressly set forth herein, any liability to the extent arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any claims, obligations or litigation to the extent arising out of or relating to events or conditions occurring before the Closing Date, and any liability associated with any business other than the Business.

         2.4 Consent of Third Parties. On the Closing Date, Citizens shall cause Seller to assign to Buyer, and Parent shall cause Buyer to assume, the Contracts and the Permits which are to be transferred to Buyer as provided in this Agreement by means of the Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent (or result in a breach or violation thereof) of the other party thereto or any other third party, and such consent shall not be obtained prior to Closing, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets. In order, however, to provide Buyer the full realization and value of every Contract of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all

                                                                    Pennsylvania

reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary (a) to assure that the rights of Seller or its Affiliates under such Contracts shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller or its Affiliates in and under every such Contract. To the extent that Buyer does receive the benefits of any such Contract pursuant to the preceding sentence, such Contract shall be a Contract "assigned or transferred to Buyer pursuant to this Agreement" within the meaning of Section 2.3.1(b) hereof. Nothing in this
Section 2.4 shall in any way diminish the obligations of Seller to obtain consents and approvals under this Agreement.

         2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at 10 a.m., East Coast time, on a date mutually satisfactory to Buyer and Seller which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) at the offices of Fleischman and Walsh, LLP, 1400 Sixteenth Street, N.W., Washington, D.C. 20036, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date"). Upon payment of the Initial Cash Payment by Buyer and confirmed receipt thereof by Seller or the Escrow Agent pursuant to Section
2.6.2 below, Seller shall operate the Business at the direction of and under the control of Buyer. Notwithstanding the foregoing, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date for all purposes.

         2.6 Purchase Price.

         2.6.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price be paid by Buyer for the purchase of the Acquired Assets (the "Purchase Price") shall be: (i) $152,280,000 in cash (the "Base Cash Purchase Price," the Base Cash Purchase Price as adjusted in accordance with Section 2.6.3, Section 2.6.5 and Section 2.6.6 is referred to as the "Initial Cash Payment"), subject to adjustment pursuant to the provisions of this Agreement (including Section 2.6.3, Section 2.6.4, Section 2.6.5, Section
2.6.6 and Section 2.9 of this Agreement) and (ii) the assumption by Buyer of the Assumed Liabilities.

         2.6.2 Payment of Initial Cash Payment. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by federal other wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date. If the Closing Date is not a business day on which financial institutions are open and operating, then on or before the last business day on which financial institutions are open and operating before the Closing Date, Buyer shall deliver the Initial Cash Payment to Buyer's lead bank (the "Escrow Agent") in immediately available funds in U.S. dollars. Upon receipt, the Escrow Agent shall invest the Initial Cash Payment in an interest-bearing account mutually agreed upon by Seller and Buyer. At Closing, Parent shall sign and deliver to Citizens a statement which confirms that the Closing has occurred and which instructs the Escrow Agent to transfer to Citizens the funds representing the Initial Cash Payment, plus an amount

                                                                    Pennsylvania

representing the interest earned after the Closing Date until the date the funds are transferred, to an account that Citizens shall designate at least two (2) business days prior to the date the funds are required to be transferred hereunder. The Escrow Agent shall refund the balance to Buyer. The fees and expenses of Escrow Agent shall be paid by Buyer.

         2.6.3 Estimated Closing Statement. At least five (5) business days prior to the Closing Date, Citizens shall deliver to Parent and Buyer a statement of net assets (the "Estimated Statement of Net Assets") reflecting its good faith calculation of the Acquired Assets of the Business as of the last day of the latest calendar month for which financial statements of Seller are available (the "Estimated Adjusted Net Assets"). The Estimated Statement of Net Assets shall be prepared in the same manner and utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999). The Base Cash Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Adjusted Net Assets is greater than or less than $106,248,178 (such increase or decrease, as the case may be, is referred to herein as the "Estimated Net Asset Adjustment").

         2.6.4 Post-Closing Adjustment to Purchase Price.

         (a) Within 90 days after the Closing, Citizens shall prepare and deliver to Parent and Buyer a Statement of Net Assets (the "Closing Statement of Net Assets") which reflects the Acquired Assets, as of 11:59 p.m. on the Closing Date, based on actual financial performance and calculated in the same manner, utilizing the same accounting principles, policies and methods utilized in preparing the Interim Statement of Net Assets (excluding for this purpose any change required by GAAP or any Authority since June 30, 1999), together with (A) an audit report of Seller's Accountants stating that the Closing Statement of Net Assets has been prepared utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets and
(B) a calculation of Citizens' determination of the amount of increase or decrease in the amount of the Acquired Assets of the Business from the Interim Statement of Net Assets Date to the Closing Date which is derived from the Closing Statement of Net Assets ("Seller's Adjustment Amount"). The Closing Statement of Net Assets shall not give effect to any purchase accounting treatment arising from Buyer's purchase of the Acquired Assets. Buyer shall pay the fees and expenses of Seller's Accountants incurred in connection with this
Section 2.6.4. Buyer agrees to cooperate, and agrees to cause Buyer's Accountants to cooperate, with Citizens and Seller's Accountants in connection with the preparation of the Closing Statement of Net Assets, and related information, and shall provide to Citizens and Seller's Accountants such books, records and information as may be reasonably requested from time to time, including the work papers of Buyer's Accountants. Citizens will give Buyer and its representatives access during the normal business hours of Citizens to the personnel, books and records of Citizens and the work papers of Seller's Accountants to assist Buyer in the review of the Closing Statement of Net Assets and related matters. Buyer agrees that, following the Closing through the date on which the Closing Statement of Net Assets is delivered, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement of Net Assets is to be based that would make it impossible or impracticable to calculate the Acquired Assets in the manner and utilizing the

                                                                    Pennsylvania

methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statement of Net Assets except in the ordinary course or as a result of events occurring after the date of the Interim Statement of Net Assets and, in such event, only in a manner consistent with past practices of Seller.

         (b) Parent or Buyer may dispute any amounts reflected on the Closing Statement of Net Assets, in the Seller's Adjustment Amount or in the Statement of Certain Assumed Liabilities, provided, however, that Buyer shall notify Citizens in writing of each disputed amount, and specify the amount thereof in dispute and the basis of such dispute, within 30 days of the Buyer's receipt of the Closing Statement of Net Assets and the Seller's Adjustment Amount (such 30 day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Statement of Net Assets, the Seller's Adjustment Amount or the Statement of Certain Assumed Liabilities, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and Seller are unable to reach a resolution of such differences within 30 days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute (together with any amounts remaining in dispute pursuant to Section 2.6.4(b) of each of the Related Purchase Agreements) for resolution to an independent accountant firm of national reputation mutually appointed by Seller and Buyer (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall be requested to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Buyer and the Seller Parties so that the Seller Parties' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Third Accounting Firm. Buyer shall pay the fees and expenses of Buyer's Accountants incurred in connection with this Section 2.6.4(b). Seller's Adjustment Amount, if there are no disputes with respect thereto, or Seller's Adjustment Amount as adjusted after the resolution of all disputes with respect thereto in accordance herewith, shall be referred to as the "Final Net Asset Adjustment."

         (c) If the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment exceeds the Initial Cash Payment, then within five
(5) business days after final determination thereof Buyer shall pay Seller the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. If the Initial Cash Payment exceeds the sum of the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment, then within five (5) business days after final determination thereof Seller shall pay Buyer the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check.

                                                                    Pennsylvania

         2.6.5 Adjustment for Certain Liabilities. Concurrent with the delivery of the Estimated Statement of Net Assets, Citizens also shall deliver to Parent and Buyer a statement reflecting (i) the customer and other deposits held by Seller on the Closing Date and relating to the Business, (ii) the total amount of the Assumed Indebtedness that will be outstanding immediately after the Closing Date, (iii) the items specified in Section 2.9 to the extent set forth therein, and (iv) without duplications of any amount included in clause (i) above any payments received by Seller under the Contracts and Permits for obligations not performed as of the Closing Date (the "Statement of Certain Assumed Liabilities"). The Statement of Certain Assumed Liabilities shall reflect Citizens' good faith calculation of such liabilities as of the Closing Date. The Base Cash Purchase Price shall be decreased by the net amount set forth in the Statement of Certain Assumed Liabilities. Concurrent with the delivery of the Closing Statement of Net Assets, Citizens also shall deliver to Parent a statement showing any adjustments to the Statement of Certain Assumed Liabilities and the Base Cash Purchase Price shall be further adjusted to give effect to any such adjustments to the Statement of Certain Assumed Liabilities.

         2.6.6 Additional Adjustment to the Purchase Price. The Base Cash Purchase Price shall be decreased by an amount equal to the proceeds of Seller's sale of the property described in Item 7 of Schedule 3.5 (net of expenses) less the sum of (i) the federal and state income taxes payable by Seller in respect of those proceeds and (ii) the book value of such property, as of June 30, 1999, on Seller's books.

         2.7 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

         2.7.1 Deliveries to Buyer. Citizens shall, and shall cause Seller to deliver to Buyer:

         (a) bills of sale and instruments of assignment to the Acquired Assets, duly executed by Seller, substantially in the form of Exhibit B hereto and;

         (b) the consents to transfer, of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), to the extent specifically required hereunder;

         (c) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

         (d) special warranty deeds of conveyance with respect to the parcels of Real Estate owned in fee simple by Seller (or, with respect to any such parcel which was acquired by Seller (or its predecessor in interest, in cases involving mergers) by deed without covenant or warranty of title, a quit claim deed without covenant or warranty of title) to Buyer, duly executed and acknowledged by Seller and in recordable form;

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                                                                    Pennsylvania

         (e) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Estate, duly executed by the Seller Parties (the "FIRPTA Affidavit");

         (f) the certificates, opinions and other documents required to be delivered by the Seller Parties pursuant to Section 6.1 hereof and certified resolutions evidencing the authority of the Seller Parties as set forth in
Section 3.2 hereof;

         (g) all agreements and other documents required by this Agreement;

         (h) a receipt for the payment of the Initial Cash Payment duly executed by Citizens; and

         (i) all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer the Acquired Assets in accordance with this Agreement and where necessary or desirable, in recordable form.

         2.7.2 Deliveries By Buyer to the Seller Parties. Parent shall, and shall cause Buyer to deliver to the Seller Parties:

         (a) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment;

         (b) the Assumption Agreement, duly executed by Buyer;

         (c) the certificates, opinions and other documents required to be delivered by Buyer pursuant to Section 6.2 hereof;

         (d) all of the instruments contemplated by Section 5.24(a) to the extent not previously executed and delivered by Parent; and

         (e) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Parent and Buyer to assume the Assumed Liabilities in accordance with this Agreement.

         2.8 Allocation of Consideration. Buyer and Seller shall use their good faith efforts to agree upon the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the Code. If Buyer and Seller agree to such Allocation on or before ninety (90) days after the Closing Date, Buyer and Seller covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and
(ii) neither Buyer nor Seller will take any position before any Authority or in any proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation on or before ninety

                                                                    Pennsylvania

(90) days after the Closing Date, Buyer and Seller covenant and agree to file and to cause their respective Affiliates to file, all Tax returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with each of Buyer and Seller's good faith Allocations, unless otherwise required because of a change in any legal requirement.

         2.9 Prorations. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses and to receive the benefit for the same for the period through and including the Closing Date, and Buyer to be responsible for and to receive the benefit of the same after the Closing Date:

         2.9.1 personal and real property taxes (on the basis on which the same were assessed and paid) and sales, occupation and use taxes, in each case, to the extent relating to the Business and except as otherwise provided in Section 7.1;

         2.9.2 electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business;

         2.9.3 rentals and other charges under Contracts to be assumed by Buyer pursuant to Section 2.3 (except to the extent provided in Section 2.3.3(h)); and

         2.9.4 charges under maintenance and service contracts and other Contracts (except to the extent provided in Section 2.3.3(h)), and fees under Permits to be transferred to Buyer as part of the Acquired Assets;

         2.9.5 water, sewer and other similar types of taxes, and installments on special benefit assessments; and

         2.9.6 payroll expenses, payroll taxes, reimbursable employee business expenses and the financial cost of the accrued vacation of each Transferred Employee.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each of the Seller Parties jointly and severally represent and warrant to Parent and Buyer as follows:

         3.1 Qualification; No Interest in Other Entities.

         3.1.1 Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Each of the Seller Parties is qualified to do business and is in good

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                                                                    Pennsylvania

standing as a foreign corporation in all jurisdictions wherein the nature of the business conducted by it or such Seller Party's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of the Seller Parties do not have a Material Adverse Effect.

         3.1.2 No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

         3.2 Authorization and Enforceability. Each of the Seller Parties has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"). The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which such Seller Party is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of the Seller Parties, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by the Seller Parties. This Agreement is a legal, valid and binding obligation of each Seller Party, enforceable against them in accordance with its terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which each of the Seller Parties is a party will be duly executed and delivered by each of the Seller Parties and will constitute the legal, valid and binding obligations of each of the Seller Parties, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

         3.3 No Violation of Laws or Agreements. The execution, delivery, and performance of this Agreement and the Transaction Documents by each of the Seller Parties do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Seller Parties, will not:
(a) contravene any provision of the Restated Articles of Incorporation or Bylaws of Citizens or the Articles of Incorporation or Bylaws of the other Seller Parties; or (b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree,

                                                                    Pennsylvania

restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

         3.4 Financial Statements. Citizens has previously delivered to Buyer the statement of income of the Business (the "Income Statement") and the Interim Statement of Net Assets contained in Schedule 3.4 (collectively, the "Financial Statements"). The Income Statement (a) fairly presents in all material respects the results of operations of the Business in accordance with generally accepted accounting principles ("GAAP") consistently applied except for the omission of full footnotes to the Income Statement and (b) has in all material respects been derived from the books and records of Seller and reflects the separation of the operation associated with the Business from other operations of Citizens. The Interim Statement of Net Assets (a) has in all material respects been derived from the books and records of Seller and reflects the separation of the operations associated with the Business from other operations of Citizens; (b) fairly presents in all material respects the Acquired Assets as of the Interim Statement of Net Assets Date; and (c) has in all material respects been prepared in accordance with GAAP consistently applied except for the omission of full footnotes to such Interim Statement of Net Assets. The financial statements included in the Annual Report to each PUC for the year ended December 31, 1998, were prepared in all material respects in accordance with the rules and regulations of such PUC.

         3.5 No Changes. Since the Interim Statement of Net Assets Date to the date hereof, except as disclosed in Schedule 3.5, the Seller Parties have conducted the Business as presently operated only in the ordinary course of business consistent with past practice. Since the Interim Statement of Net Assets Date, except as disclosed in Schedule 3.5, there has not been:

         3.5.1 any Material Adverse Effect;

         3.5.2 prior to the date of this Agreement, any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Transferred Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Transferred Employees participate) to which any of the Transferred Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan other than in any such case (i) in the ordinary course consistent with past practice, (ii) as required by law, or (iii) as required by any collective bargaining agreement, if any;

         3.5.3 any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or the provision of discounts, rebates or allowances;

         3.5.4 any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;

                                                                    Pennsylvania

         3.5.5 any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

         3.5.6 prior to the date of this Agreement, any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP and is set forth on
Schedule 3.5; or

         3.5.7 prior to the date of this Agreement, any sale, transfer or other disposition of any material assets, properties or rights of the Business, except in the ordinary course of business consistent with past practice.

         3.6 Contracts. As of the date of this Agreement, Schedule 3.6 contains a list of all Contracts (other than (i) with respect to which the Business' total annual liability or expense is less than (a) $250,000 per such Contract and (b) $6,123,000 per all such Contracts (when taken together with similar contracts omitted from Schedule 3.6 of the Related Purchase Agreements), and
(ii) Contracts that may be terminated by Seller, without penalty, on notice of 90 days or less) except line extension agreements and similar agreements and construction and design contracts. Seller has furnished to Buyer a correct and complete copy of each written agreement listed in Schedule 3.6. Except as disclosed on Schedule 3.6, with respect to each Contract, neither Seller nor, to the Seller Parties' knowledge, any other party thereto, is in breach or default, and to the Seller Parties' knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, except in each case where such breaches, terminations, modifications, accelerations or defaults, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.6, there are no disputes pending or to the best of the Seller Parties' knowledge, threatened, under or in respect of any of the Contracts, other than those that individually and in the aggregate do not have a Material Adverse Effect.

         3.7 Permits and Compliance With Laws Generally.

         3.7.1 Except as disclosed on Schedule 3.7, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes, including Environmental Laws (as defined below), except to the extent that any failure to possess, or to comply with, any Permit, laws, rules, regulations or orders would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3.7, the Business is conducted by Seller in compliance with all applicable laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), rules, regulations, ordinances, codes, judgments and orders, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. Except as disclosed on Schedule 3.7, all Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. There are no

                                                                    Pennsylvania

proceedings pending or, to the Seller Parties' knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller other than those revocations, cancellations, suspensions or modifications which do not individually or in the aggregate have a Material Adverse Effect.

         3.7.2 Except as set forth on Schedule 3.7, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by Seller or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except, in each case, where such violations or failures, individually or in the aggregate, would not have a Material Adverse Effect.

         3.8 Environmental Matters. Except as set forth on Schedule 3.8 hereto, and with such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

         3.8.1 Seller has not disposed of or arranged for the disposal of or Released any Hazardous Substances, other than in conformity with Environmental Laws, at any Real Estate, or, in connection with the Business or Acquired Assets, at any other facility, location, or other site.

         3.8.2 Seller has not received any written notice or request for information with respect to, and to the best of the Seller Parties' knowledge, Seller has not been designated a potentially liable party for Remedial Action, in connection with any Real Estate, or, as of the date hereof, with respect to the Business or Acquired Assets, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

         3.8.3 To the best of the Seller Parties' knowledge, except for such use or storage of Hazardous Substances as is incidental to the conduct of the Business, which use and storage is or has been in compliance with Environmental Laws, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage, treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site in violation of any Environmental Law.

         3.8.4 To the best of the Seller Parties' knowledge, underground storage tanks are not, and have not in the past been, located on or under any Real Estate.

         3.8.5 There are no pending or unresolved claims against Seller or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Substances at any Real

                                                                    Pennsylvania

Estate or, as of the date hereof, with respect to the Business or the Acquired Assets or at any other facility, location, or other site.

         3.8.6 To the best of the Seller Parties' knowledge, no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are located at or in any Real Estate in violation of Environmental Laws or which require Remedial Action.

         3.8.7 To the best of the Seller Parties' knowledge, no Hazardous Substance managed or generated by or on behalf of Seller at the Real Estate or in connection with the Business or Acquired Assets has come to be located at any site that is listed or formally proposed for listing under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

         3.8.8 The Seller Parties know of no facts or circumstances related to environmental matters (i) in connection with the operation of the Business or
(ii) concerning the Real Estate, that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to the Seller Parties' customers.

         3.8.9 The Seller Parties will within thirty (30) days of the date hereof provide Buyer with copies of all written environmental audits or investigations of which they are aware (after due inquiry) prepared for the Real Estate or operations of the Business.

         3.8.10 Except as set forth in Schedule 3.8.10 or Citizens' Annual Report on Form 10-K for the year ended December 31, 1998:

         (a) The Seller Parties (including for purposes of Section 3.8.10(a) and
(b), Affiliates and predecessors of the Seller Parties) are and have been for the past three years in full compliance with all federal and state primary drinking water standards;

         (b) The Seller Parties are and have been for the past three years in full compliance with all federal and state secondary drinking water standards; and

         (c) As to all outstanding violations of state or federal drinking water standards, as of the date hereof, the Seller Parties have completed or are in the process of completion in accordance with all applicable deadlines, all actions required by Environmental Law or Authorities to correct or otherwise respond to such violations.

         3.8.11 Except as set forth in Schedule 3.8.11, none of the Seller Parties will be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

                                                                    Pennsylvania

For the purposes of these Sections 3.7 and 3.8: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing;
(B) "Environmental Laws" means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to, CERCLA (42 U.S.C. section 9601, et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C.
section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. section 2701 et seq.), each as has been or may be interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date;
(C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape; and
(D) "Hazardous Substances" means hazardous or toxic or polluting substance or waste or contaminant under or pursuant to any Environmental Law, including petroleum products, PCBs and radioactive materials.

         3.9 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Selling Parties of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Seller Parties, including without limitation in connection with the assignment of the Contracts and Permits contemplated hereby, except (i) as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as specified on Schedule 3.9,
(iii) as required by the IDRB Documents, and (iv) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect or which are obtained by the Closing Date.

         3.10 Title. Seller has good and valid title to all of the Acquired Assets constituting personal property, good and marketable title in fee simple to all of the owned Acquired Assets constituting Real Estate and good and valid leasehold title to all of the leased Acquired Assets constituting Real Estate, in each case, free and clear of Liens subject only to the Permitted Exceptions. "Permitted Exceptions" as used herein shall mean (a) the Liens set forth in
Schedule 3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that to the extent a Permitted Exception relates to or arises from a Retained Liability, Seller shall still be liable for such Retained Liability to the extent set forth herein).

                                                                    Pennsylvania

         3.11 Real Estate.

         3.11.1 As of the date hereof, Seller has not received any written or oral notice for assessments for public improvements against the Real Estate which remains unpaid, and to the best knowledge of the Seller Parties, no such assessment has been proposed. Except as set forth on Schedule 3.11, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and to the best knowledge of the Seller Parties no such proceeding is threatened.

         3.11.2 Except as disclosed on Schedule 3.6, as of the date hereof, Seller is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $100,000.

         3.11.3 Each parcel of the Real Estate has physical and, to Seller's knowledge, legal vehicular and pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business except where the failure to have such access does not have a Material Adverse Effect. To Seller's knowledge, no fact or condition exists which would result in the termination of
(a) the current access from each parcel of the Real Estate, and (b) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by Seller in connection with the Business, except where such termination would not have a Material Adverse Effect.

         3.12 Taxes. The Seller Parties have (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. To the best of the Seller Parties' knowledge, all such returns or reports have been prepared in accordance with all applicable laws and requirements in all material respects. Except to the extent disclosed on Schedule 3.12, none of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

         3.13 Patents and Intellectual Property Rights. To the best of the Seller Parties' knowledge, the operations of Seller do not make any unauthorized use of any Intellectual Property except for any such unauthorized uses which do not have a Material Adverse Effect. Assuming the consents listed as item XII on
Schedule 3.9 are obtained, Buyer will not lose any of Seller's rights to, or be required to pay increased royalties for, any Intellectual Property included in the Acquired Assets as a result of the Closing and the consummation of the transactions contemplated by this

                                                                    Pennsylvania

Agreement, except for any such rights or such increased royalties the loss or payment of which would, individually or in the aggregate, not have a Material Adverse Effect.

         3.14 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Statement of Net Assets or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the allowance for collection losses on the Interim Statement of Net Assets has been determined in accordance with GAAP consistent with past practice.

         3.15 Labor Relations. As of the date hereof, except as set forth in
Schedule 3.15, to best of the knowledge of the Seller Parties, there has been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth in Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of the Seller Parties' knowledge, is there now threatened, a strike, work stoppage or work slow down with respect to or affecting the Business which had or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth in Schedule 3.15, (i) no Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best knowledge of the Seller Parties, threatened against Seller relating to any of the Employees as related to the Business which could reasonably be expected to have a Material Adverse Effect.

         3.16 Employee Benefit Plans.

         3.16.1 Schedule 3.16.1 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sabbatical, sick-day, severance or other material employee benefit plan, program or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by Citizens or any of its Affiliates, in respect of any Employee or Former Employee, or (ii) with respect to which Citizens or any of its Affiliates has any liability in respect of any Employee or Former Employee (the"Benefit Plans"). Except as disclosed on
Schedule 3.16.1, neither Citizens nor any of its Affiliates maintains any bonus, pension or welfare benefit plan, program or arrangement, including any deferred compensation arrangement, for directors, consultants or independent contractors of the Business.

         3.16.2 A true and complete copy of each Benefit Plan and related trust agreements and (to the extent applicable) a copy of each Benefit Plan's current summary plan description and in the case of an unwritten Benefit Plan, a written description thereof, has been furnished to Buyer. In addition, to the extent applicable, Buyer has been provided a copy of the most

                                                                    Pennsylvania

recent Internal Revenue Service ("IRS") determination letter issued to each Benefit Plan and a copy of the most recent IRS Form 5500 together with all schedules and accountants' statement filed, and actuarial reports prepared, on behalf of each Benefit Plan.

         3.16.3 Each Benefit Plan which is intended to be qualified under
Section 401(a) of the Code (as designated on Schedule 3.16.1) is so qualified, and will remain so qualified upon the timely making of certain amendments required by law during the applicable remedial amendment period, and any trust forming a part of such a Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Benefit Plan has been amended, as and when necessary, to comply with the Tax Reform Act of 1986 and upon timely filing of an Application for Determination with the Internal Revenue Service, will be eligible to make further such amendments under the"remedial amendment period."

         3.16.4 Except as disclosed in Schedule 3.16.4, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

         3.16.5 None of the Acquired Assets is subject to a Lien or Tax under the Code or ERISA.

         3.16.6 Neither Citizens nor any ERISA Affiliate and, to the knowledge of the Seller Parties, no other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Buyer or any Benefit Plan under which liabilities may be assumed by Buyer under Sections 5.10, 5.11 or 5.12 ("Assumed Benefit Liabilities") to any material liability or Tax under the Code or ERISA.

         3.16.7 Neither Citizens nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability with respect to any Benefit Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, including any contingent liability under Section 4204 of ERISA or withdrawal liability arising from the actions of Citizens or any ERISA Affiliate contemplated by this Agreement. All contributions that Citizens or any ERISA Affiliate have been obliged to make to any Benefit Plan, including any multiemployer plan, have been duly and timely made.

         3.16.8 There are no pending or, to the knowledge of the Seller Parties, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Benefit Plan which could reasonably be expected to give rise to a material liability to Buyer.

         3.16.9 Except as disclosed on Schedule 3.16.9, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or
(ii) death or retirement benefits under a

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                                                                    Pennsylvania

Benefit Plan qualified under Section 401(a) of the Code. Seller's Retiree Medical Plan contains provisions permitting Seller to modify or terminate retiree medical benefits at any time, without prior notice to any covered individual. Except with respect to retirees, "grandfathered" employees and collectively bargained employees, Seller knows of no reason why its ability to effect those provisions would be limited.

         3.16.10 With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Citizens and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

         3.17 Absence of Undisclosed Liabilities. Except as disclosed in
Schedule 3.17, Seller has no liabilities with respect to the Business which would constitute Assumed Liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

         3.17.1 the Assumed Indebtedness and those other liabilities which would decrease the Base Cash Purchase Price pursuant to Section 2.6.5 to the extent assumed by Buyer at Closing;

         3.17.2 liabilities arising in the ordinary course of business under any Contract or Permit or with respect to any agreement or instrument included within the definition of Real Estate; and

         3.17.3 those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business and reflected in the books and records related to the Business;

         3.17.4 the obligations and liabilities set forth in Sections 5.9, 5.10,
5.11 and 5.12 hereof; and

         3.17.5 those other liabilities, which individually and in the aggregate, would not have a Material Adverse Effect.

         3.18 No Pending Litigation or Proceedings. Except as disclosed in
Schedule 3.18, there are no actions, suits, investigations or proceedings pending against or, to the best of the Seller Parties' knowledge, threatened, against or affecting, Seller, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in Schedule 3.18, there are currently no outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar

                                       30
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                                                                    Pennsylvania

matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

         3.19 Supply of Utilities. Except as set forth on Schedule 3.19, the Real Estate has adequate arrangements for supplies of electricity, gas, oil, coal and/or sewer for all operations at the 1998 or current operating levels, whichever is greater. Except as set forth on Schedule 3.19, there are no actions or proceedings pending or, to the best of the Seller Parties' knowledge, threatened, that would adversely affect the supply of electricity, gas, coal or sewer to the Real Estate except for those which individually and in the aggregate would not have a Material Adverse Effect.

         3.20 Insurance. Schedule 3.20 lists the Seller Parties' policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller, together with the risks insured against, coverage limits and deductible amounts.

         3.21 Relationship with Customers. As of the date hereof, Seller does not have any current customer which accounted for more than 5% of the net sales of the Business (taken together with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) for the immediately preceding 12-month period.

         3.22 WARN Act. Except as contemplated by Section 5.9 hereby or as set forth in Schedule 3.22 hereto, within six months prior to the date hereof, (i) Seller has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law; and (iii) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act) .

         3.23 Condition of Assets. Except as set forth on Schedule 3.23, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Business included in the Acquired Assets, taken as a whole and taken together with the similar assets included among the assets being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements, are in good operating condition and repair, reasonable wear and tear excepted.

         3.24 Brokerage. None of the Seller Parties or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to Buyer or its Affiliates.

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                                                                    Pennsylvania

         3.25 All Assets. Except as set forth on Schedule 3.25 and for the Excluded Assets, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by Buyer substantially in the manner as it was conducted prior to the Closing Date, including the service of all utility customers in substantially the same manner and at substantially the same service levels as provided by Seller on the date hereof.

         3.26 Year 2000 Matters. Citizens has (1) initiated a review and assessment of all mission critical areas within the Business and related operations (including those affected by suppliers and vendors) that it reasonably believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any Seller Party (or suppliers and vendors) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31,
1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem all as set forth in Citizens' Annual report on Form 10-K for the fiscal year ended December 31, 1998 and Citizens' Quarterly reports on Form 10-Q for the periods ending March 31, 1999 and June 30, 1999, and (iii) to date, implemented that plan substantially in accordance with that timetable. Seller has contingency plans that are dedicated to ensuring that established and expected levels of customer service are maintained without interruption, while core business functionality is preserved during the millennium transition. With respect to its suppliers and vendors, the foregoing representation and warranty is expressly limited to matters known to Seller after making reasonable inquiries of such suppliers and vendors. Seller makes no representation or warranty with respect to the receipt or accuracy of any response received from any vendor or supplier.

         3.27 Product Liability. Except as disclosed in Schedule 3.27 and except for those liabilities which individually or in the aggregate would not have a Material Adverse Effect, there are no (a) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by Seller or the Business to others or (b) liabilities of the Seller Parties or their Affiliates, fixed or contingent, asserted or, to the knowledge of the Seller Parties unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by Seller or the Business to others.

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                                                                    Pennsylvania

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

         Parent and Buyer jointly and severally represent and warrant to Seller as follows:

         4.1 Organization and Good Standing.

         4.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.1.2 Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business. Buyer is qualified to do business and is in good standing in all jurisdictions wherein the nature of the business conducted by it or Buyer's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such failures of Buyer do not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents.

         4.2 Authorization and Enforceability. Each of Buyer and Parent has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which either of them is a party. The execution, delivery and performance by Buyer and Parent of this Agreement and the Transaction Documents to which Buyer and/or Parent is a party have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by Buyer and Parent, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by Buyer and Parent. This Agreement is a legal, valid and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which Buyer and Parent is a party will be duly executed and delivered by Buyer and Parent and will constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

         4.3 No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and/or Parent do not, and

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                                                                    Pennsylvania

the consummation of the transactions contemplated hereby and thereby will not,
(a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Parent; or (b) violate, conflict with, result in a breach of, or constitute a default (or an event which would with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, authorization, proof of dedication or other agreement or commitment, oral or written, to which Parent or Buyer is a party, or by which any of their assets or properties may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation to which Buyer or Parent is subject other than those violations and conflicts which individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

         4.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Buyer and Parent of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Buyer or Parent except (i) as required by the HSR Act, (ii) as specified on Schedule 3.9 and (iii) for such consents, approvals, authorizations, registrations or filings, the failure to obtain or make would not individually or in the aggregate have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

         4.5 Financing. Buyer and Parent have, and at the Closing Date, will have sufficient resources to pay the Purchase Price, and Parent, Buyer or the other Affiliates of Parent that are buyers of the assets and businesses being acquired pursuant to the Related Purchase Agreements have, and at the Closing Date, will have sufficient resources to pay the purchase prices set forth in the Related Purchase Agreements.

         4.6 Brokerage. None of Parent, Buyer or their Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to the Seller Parties.

         4.7 Insurance. Schedule 4.7 lists the policies and contracts in effect as of the date hereof for casualty and property insurance covering Buyer's assets and properties and the operation of Buyer's business, together with the risks insured against, coverage limits and deductible amounts.

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                                                                    Pennsylvania

                                    ARTICLE 5

                              ADDITIONAL COVENANTS

         5.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth in Schedule 5.1 hereto or (iii) with the prior written consent of Buyer, from and after the date of this Agreement and up to and including the Closing Date, each of the Seller Parties agree that:

         5.1.1 Seller shall conduct the Business as presently operated and only in the ordinary course of business consistent with past practice.

         5.1.2 They shall promptly inform Buyer in writing of any specific event or circumstance of which they are aware, or of which they receive notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities.

         5.1.3 Seller shall not:

         (a) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

         (b) enter into any contract or commitment, waive any right or enter into any other transaction (except in the ordinary course of business) which would have a Material Adverse Effect;

         (c) except in the event of service interruption, emergency or casualty loss, commit to acquire subsequent to the Closing Date on behalf of the Business any capital asset or group of capital assets costing in excess of $1,000,000 that is not included in the capital budget of Seller for fiscal year 2000 and which, if so acquired, would be included in the Acquired Assets; commencing December 1, 1999, accept or receive customer advances for construction in excess of $9,000,000 (when combined with customer advances relating to the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements) per each of the next four consecutive three-month periods unless pursuant to an existing tariff, Contract or Permit of Seller; or sell or lease or agree to sell or lease or otherwise dispose of any assets included in the Acquired Assets except in the ordinary course of the conduct of the Business, consistent with past practice;

         (d) except in the ordinary course of business, consistent with past practice or as required under any of Seller's debt instruments or indentures, mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets;

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
                                                                    Pennsylvania

         (e) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Transferred Employee except (i) as required by law, and (ii) in the ordinary course, consistent with past practice; provided, however, no individual Employee shall in any event receive a compensation increase in excess of seven percent (7%);

         (f) other than in the ordinary course of business consistent with past practice, sell or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired Assets;

         (g) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP or any Authority;

         (h) intentionally and wilfully take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8, 3.10, 3.14, 3.16 and 3.25 hereof (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful omission to take action); or

         (i) prepay, redeem, retire, refund or otherwise extinguish any of the Assumed Indebtedness.

         5.2 Negotiations. Neither Citizens nor any Person controlled by Citizens or under common control with Citizens (each such person being a "Section 5.2 Affiliate"), nor any officer, director, employee, representative or agent of Citizens or any of their Section 5.2 Affiliates, shall, directly or indirectly, solicit or initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Parent, Buyer or any Person controlled by Parent or Buyer or under common control with Parent, Buyer or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) that would result in the transfer to any such Person or group of Persons of ten percent (10%) of the Acquired Assets (as measured by net book value of such assets on the date of each such transaction) or the acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) involving the Seller Parties, if such acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) would be inconsistent, in any respect, with the obligations of the Seller Parties hereunder (any of the foregoing transactions, a "Competing Transaction").

         5.3 Disclosure Schedules. As promptly as practicable, the Seller Parties will provide Buyer with a supplement or amendment to the Disclosure Schedules with respect to any

                                                                    Pennsylvania

matter, condition or occurrence which is required to be set forth or described in the Disclosure Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Disclosure Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, Seller shall have the right at any time and from time to time prior to the Closing to supplement or amend the Disclosure Schedules. Seller may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Disclosure Schedules shall be provided later than five (5) business days prior to the Closing Date, the Buyer shall have the right to delay the Closing for a period of five (5) business days in order for Buyer to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to permit the Closing to occur unless Buyer specifically agrees thereto in writing. The Seller Parties shall promptly inform Buyer, and Buyer will promptly inform the Seller Parties of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach in any material respects of any representation or warranty in this Agreement. In addition, Parent will, within five (5) days of receipt thereof, forward to Seller (i) any title report Buyer receives from a title company with respect to the Real Estate and (ii) any written communication regarding a specific Lien or title defect affecting a specifically identified parcel of the Real Estate sent to the President, Treasurer or General Counsel of Parent or the President or Corporate Counsel of any other Buyer Party, and sent by a party other than the Seller Parties, their legal counsel, financial advisors or representatives.

         5.4 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement, including Section 5.8 hereof):

         5.4.1 to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

         5.4.2 to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

         5.4.3 to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

         5.5 Filings and Authorizations. The parties hereto will as promptly as practicable, make or cause to be made all such filings and submissions under laws, rules and regulations

                                                                    Pennsylvania

applicable to it or its Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act and with the applicable public utility commission (each, a "PUC"). Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. Each of Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission to the PUC or which is necessary under the HSR Act. The Seller Parties, on the one hand and Buyer and Parent, on the other, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the PUC, the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. Each of Citizens, Seller, Parent and Buyer will use its reasonable efforts to obtain any clearance required under the HSR Act and from the PUC for the purchase and sale of the Acquired Assets in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or their respective Affiliates: (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Authority (including the PUC, the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Buyer or its Affiliates effectively to control or operate the Business or the right of Seller or its Affiliates effectively to control or operate Citizens' other businesses, (B) the right of Buyer or its Affiliates to acquire or hold the Business or the right of Seller or its Affiliates to hold the Excluded Assets or Citizens' other businesses, or (C) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets or the right of Citizens to exercise full rights of ownership of Citizens' other businesses or all or any material portion of the Excluded Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Citizens, Seller, Parent, Buyer, any Affiliate of Buyer or the Business. The parties agree that no representation, warranty or covenant of Buyer, Parent, or Citizens contained in this Agreement shall be breached or deemed breached as a result of the failure by Parent and Buyer on the one hand or the Seller Parties, on the other, to take any of the actions specified in the preceding sentence.

         5.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties shall make reasonable efforts to consult with each other prior to such required announcement).

         5.7 Further Assurances. Each of Citizens, Parent, Buyer and Seller, from time to time after the Closing, at Buyer's or Seller's request, will execute, acknowledge and deliver to the applicable person such other instruments of conveyance and transfer and will take such other actions

                                                                    Pennsylvania

and execute such other documents, certifications, and further assurances as Buyer or Seller, as the case may be, may reasonably require in order to transfer, in accordance with the terms and conditions of this Agreement, more effectively in Buyer or to put Buyer more fully in possession of any of the Acquired Assets or better to enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         5.8 Cooperation.

         5.8.1 Parent, Buyer, Citizens and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

         5.8.2 Without limiting the foregoing, neither Parent and Buyer, nor Citizens and Seller (nor any of their respective Affiliates) shall make any filings pursuant to federal or state securities laws ("Securities Filings") or make any consent solicitations to holders of Assumed Indebtedness which include any information about Seller, Buyer (or their respective Affiliates) or the transactions contemplated hereby without consulting with the other party and providing the other party a reasonable opportunity to review and comment on such information, it being understood and agreed that any party may so disclose such information in its reasonable judgment to the extent such party's counsel advises it that such disclosure is advisable under applicable law. Each of Parent, Buyer, Citizens and Seller shall, and shall cause their respective Affiliates to, comply with all applicable federal and state securities laws in connection with this Agreement and the transactions contemplated hereby (including any solicitation of consents of holders of Assumed Indebtedness), and all information supplied by any party for inclusion in any Securities Filing or consent solicitation, including, without limitation, any proxy or information statement, or any registration statement on Form S-4 shall be true and correct in all material respect and shall not contain any untrue statement of a material fact or omit to state any material fact which is required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

         5.8.3 During the first 90 days after the Closing Date (180 days for Trademarks on tanks), Buyer shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Real Estate or on the Acquired Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as may be promulgated by Seller and provided to Buyer. If Seller shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Buyer's right under this Section 5.8.3 to use the Trademarks.

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
                                                                    Pennsylvania

         5.8.4 Seller shall give Buyer and its representatives (including Buyer's Accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Buyer all documents, records and information (and copies thereof), to the extent relating to the Business and the Acquired Assets, as Buyer may reasonably request. Except to the extent disclosed in the Disclosure Schedules in accordance with Sections 5.3 and 8.4, no investigation or receipt of information by Buyer pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties under this Agreement or the conditions to the obligations of Parent or Buyer under this Agreement. All information provided to Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement dated August 2, 1999 between Citizens and Parent.

         5.9 Employees; Employee Benefits.

         5.9.1 Schedule 5.9.1 lists divisions and the number of all salaried and hourly employees actively employed (as of the date of this Agreement) in each division by Seller or any of its Affiliates whose primary responsibilities relate to the Business. Schedule 5.9.1 lists job classifications and number of employees in each job classification of those employees whose terms and conditions of employment are subject to a collective bargaining agreement ("Union Employees"). All individuals referred to on Schedule 5.9.1 are herein referred to as the "Employees." No later than March 1, 2000, Buyer and Seller shall determine the number of Employees to whom Buyer will offer employment, which number shall be at least equal to 250 (when combined with offers made by Buyer or Affiliates of Buyer to employees of Affiliates of Seller in connection with the Related Purchase Agreements) (the "Base Number"), and such additional number of Employees, if any, whom Buyer also wishes to employ. Upon determination of such Employees, Seller will supplement Schedule 5.9.1 with the name, job title, unused vacation, current base salary or hourly wage, date of hire and assigned location of each Transferred Employee (as that term is defined below). At the Closing, Seller shall provide an updated Schedule 5.9.1 which shall disclose all the information required under the preceding sentence as of the most recent practicable date prior to Closing.

         5.9.2 Effective as of the Closing, Buyer shall offer employment to at least the Base Number of those employees included on Schedule 5.9.1. All Employees to whom Buyer offers employment and who accept such employment are herein referred to as the "Transferred Employees." In the event any Employees do not accept Buyer's offer of employment, Buyer shall offer employment to such additional employees (the identity of whom shall be determined by Buyer and Seller) as are necessary to bring the total number of Transferred Employees to the Base Number. Subject to the provisions of this Section 5.9 and Section 5.12, Buyer shall provide each Transferred Employee with base compensation at least equal to that provided by Seller on the Closing Date, and employee benefits which are substantially comparable to those provided by Buyer to its other

                                                                    Pennsylvania

similarly situated employees. Buyer agrees (i) to credit the service of each Transferred Employee with Seller and its Affiliates before the Closing, for all purposes under all employee benefit plans and arrangements maintained by Buyer (and/or any of its Affiliates) for the benefit of any Transferred Employee (including without limitation for purposes of attainment of retirement dates and payment of optional forms of benefits), other than for purposes of benefit accrual under any "defined benefit plan", within the meaning of Section 3(35) of ERISA, (ii) to provide accrued vacation to Transferred Employees in the year in which the Closing occurs, equal to the excess, if any, of the accrued vacation to which the Transferred Employee would otherwise be entitled under Seller's vacation plan during that year over the amount of accrued vacation the Transferred Employee had taken during that year, and, thereafter, to provide vacation to Transferred Employees on the same basis as provided to similarly situated employees of Buyer, with service credit as provided in (i) hereof,
(iii) to provide severance benefits to Transferred Employees terminated by Buyer that are substantially comparable to those benefits provided by Buyer to similarly situated employees, and (iv) to comply with all applicable legal requirements with respect to Union Employees (including without limitation any applicable duty to bargain with those employees' bargaining representative). Buyer shall be responsible for providing to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of Closing reduced by the number of vacation days such Transferred Employee has taken on or before Closing. Nothing in this Section 5.9 shall limit Buyer's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly solicit or offer employment to any Transferred Employee then employed by Buyer or its Affiliates.

         5.9.3 Except as specifically provided in Sections 5.9 and 5.12, Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys' fees) related to compensation or employee benefits incurred by Buyer as the result of any claims against Buyer or its Affiliates that are made by any Employees or Former Employees (or the Beneficiary of any Employee or Former Employee) who are not made offers to become employees of Buyer or its Affiliates including, without limitation, claims asserted against Buyer as a result of their termination by Seller or its Affiliates.

         5.9.4 Seller shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation claims or the benefits provided under the Benefit Plans, whether paid before or after the Closing) owed to any Transferred Employee or the Beneficiary of any Transferred Employee or any Water Sector Retiree or the Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Seller or any of its Affiliates and such Transferred Employee or Beneficiary or (ii) any benefit claim or expense (including medical expenses) incurred before Closing under any Benefit Plan. For purposes of this Agreement, a medical expense shall be deemed to be incurred when the services giving rise to a claim are rendered, regardless of when billed or paid. Without limiting the foregoing, Seller shall be

                                                                    Pennsylvania

responsible for the payment of any employee benefits that become due to any Transferred Employees as a result of their termination by Seller.

         5.9.5 Except as otherwise specifically provided in Section 5.9, 5.11 or 5.12, Buyer shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation, claims or the benefits provided under any employee benefit plan or arrangement of Buyer incurred after Closing) owed to any Transferred Employee or Beneficiary of any Transferred Employee or any Water Sector Retiree or Beneficiary of any Water Sector Retiree that arises out of or relates to (i) the employment relationship between Buyer or any of its Affiliates and any Transferred Employee or (ii) any benefit claim or expense (including medical expense) incurred after Closing under any employee benefit plan sponsored or contributed to by Buyer or an ERISA Affiliate after Closing. Notwithstanding the foregoing, Buyer shall not be responsible for the payment of any employee benefits that become due to any Transferred Employees under any Benefit Plan (other than the Assumed Benefit Liabilities).

         5.9.6 Buyer agrees to reimburse Seller for its proportionate share (as defined below) of any amount in excess of $1,000,000 paid by Seller as severance under Citizens' severance plan as in effect on the date hereof to any Employees (when such amount paid by Seller is aggregated with amounts paid by Citizens to other employees as referenced in Section 5.9.6 of the Related Purchase Agreements) provided (i) Buyer does not hire such Employees in accordance with the provisions of Sections 5.9, 5.11 and 5.12 and (ii) Seller provides notice to those Employees on or before the Closing Date to the effect that their employment will be terminated on or shortly after the Closing Date. Buyer will pay such reimbursement to Citizens within 5 days after receipt of a list of the Employees showing which are entitled to severance pay, the amounts of that severance pay and certifying that those amounts have been paid. The Buyer's "proportionate share" means the amount obtained by multiplying the amount in excess of $1,000,000 by a fraction, the numerator of which is the amount of severance paid by Seller to Employees under Section 5.9.6 of this Agreement and the denominator of which is the sum of (i) the amount paid by Seller to Employees under Section 5.9.6 of this Agreement and (ii) the aggregate amount paid by Citizens under Section 5.9.6 of each of the Related Purchase Agreements.

         5.9.7 Until the second anniversary of the Closing Date, Buyer shall not directly or indirectly solicit or offer employment to any active employee of Seller, other than the Transferred Employees.

         5.10 Employee Pension Plan.

         5.10.1 At least fifteen days prior to the Closing Date, Seller shall take any and all actions necessary to cease benefit accruals and fully vest all Transferred Employees in their accrued benefits under the Citizens Pension Plan ("Seller's Pension Plan" or "Citizens Pension

                                                                    Pennsylvania

Plan"). Seller shall retain liability and related assets for benefits accrued through the Closing Date by Transferred Employees under Seller's Pension Plan.

         5.10.2 As of the Closing Date, Transferred Employees shall be covered under the American Pension Plan, and shall be given credit for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, subsidized benefits, and entitlement to optional forms of payment, but not for accrual of benefits.

         5.11 Employee Savings Plan.

         5.11.1 Effective upon the date of the transfer described in Section 5.11.2, subject to the terms and conditions of this Agreement, Parent shall cause the Savings Plan for Employees of American Water Works Company, Inc. (the "American Savings Plan") to assume the liability of the Seller's 401(k) Plan for the account balances of those Transferred Employees participating in the Seller's 401(k) Plan on the Closing Date (the "Affected Participants") that are transferred to the American Savings Plan. As of the Closing Date, Affected Participants shall be 100% vested in their account balances under the Seller's 401(k) Plan. Transferred Employees shall be given credit under the American Savings Plan for service with Seller and its Affiliates for eligibility, vesting, attainment of retirement dates, contribution levels and optional forms of benefit payment, to the same extent that credit for such service has been given by Seller and its Affiliates.

         5.11.2 Buyer shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Savings Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance with this Section 5.11, (ii) a certified copy of the trust agreement for the American Savings Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Savings Plan; and (iv) an opinion from Buyer's legal counsel acceptable to Seller that the American Savings Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Savings Plan. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Buyer that the Seller's 401(k) Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the Seller's 401(k) Plan, and the transfer of assets to, and assumptions of benefit limitations by, the American Savings Plan. As soon as practicable, but in any event within 120 days after Closing, Seller shall cause the trustee of the Seller's 401(k) Plan to transfer in cash and promissory notes representing outstanding loans to Affected Participants to the trustee of the American Savings Plan an amount equal to the sum of the account balances of the Transferred Employees (the "Transferred Accounts") calculated as of the most recent valuation date under the Seller's 401(k) Plan (which shall, in any event, be within thirty (30) days of the transfer). Both the Seller Parties and Buyer will file any IRS Form 5310A that is required with respect to the transfer contemplated by this Section 5.11 date at least 30 days prior to the transfer. Upon the transfer described in this Section 5.11, Buyer and the American Savings

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
                                                                    Pennsylvania

Plan shall be responsible for all benefits attributable to the Transferred Accounts to which Transferred Employees were entitled under the Seller's 401(k) Plan as of such date, and Seller and the Seller's 401(k) Plan shall cease to have any liability, contingent or otherwise, for such benefits.

         5.12 Welfare Benefits.

         5.12.1 Within sixty (60) days after the Closing, Seller agrees to transfer to trusts established by Buyer under Section 501(c)(9) of the Code ("Buyer's VEBAs") the amount held under any trust established by Seller under
Section 501(c)(9) of the Code ("Seller's VEBAs") to fund post-retirement health care and life insurance benefits attributable to the Business, including Former Employees identified on Schedule 5.12 (the "Water Sector Retirees") and any "grandfathered" Transferred Employees as set forth on Schedule 5.12. Buyer agrees to provide post-retirement health care and life insurance benefits to the Water Sector Retirees and, as applicable, Transferred Employees who become eligible for such benefits after Closing and further agrees that Buyer's VEBAs will apply an amount at least equal to the sum of the assets (and earnings thereon calculated at the rate of return generated by Buyer's VEBAs) transferred from Seller's VEBAs to provide post-retirement health care and life insurance benefits for such employees. Upon Closing, Buyer shall be responsible for all obligations of the Seller Parties to provide post-retirement health care and life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing and the Seller Parties shall cease to have any liability, contingent or otherwise, for such benefits. In consideration of such transfer, Buyer agrees not to terminate or materially modify those post-retirement health and life benefit provisions applicable to such grandfathered Transferred Employees and Water Sector Retirees as such provisions are in effect immediately prior to the Closing Date.

         5.12.2 Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer provides medical, health, dental, flexible spending account, accident, life, short-term disability, long-term disability and other employee welfare benefits (including retiree medical benefits) to Transferred Employees that, in the case of Non-Union Transferred Employees and Union Transferred Employees are substantially similar to those benefits provided by Buyer under its corresponding welfare benefit plans (the "Buyer's Welfare Plans"). For purposes of determining eligibility to participate, and entitlement to benefits, in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions, waiting periods, and requirements for evidence of insurability under the Buyer Welfare Plans shall be waived in Buyer's Welfare Plans for Transferred Employees and retirees of the Water Sector and their respective Beneficiaries, and Transferred Employees and retirees of the Water Sector and their respective Beneficiaries shall receive credit under the Buyer Welfare Plans for co-payments, payments under a deductible limit made by them, and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in which the Closing Date occurs. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees and retirees of the Water Sector and their respective Beneficiaries who had credited service under

                                                                    Pennsylvania

a Seller Welfare Plan, together with each such individual's service, copayment, deductible and out-of-pocket payment amounts under such plan.

         5.12.3 Seller shall transfer to Buyer's flexible benefits plan any balances standing to the credit of Transferred Employees under Seller's flexible benefits plan as of the Closing Date. Seller shall provide to Buyer prior to the Closing Date a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with their elections made prior to the Closing Date with respect to such Account, and balances standing to their credit as of the Closing Date.

         5.13 Taxes. The Seller Parties, on the one hand, and Parent and Buyer, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes; (b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

         5.14 Intentionally Omitted.

         5.15 Citizens' Guarantees and Surety Instruments. Each of Parent and Buyer shall use its reasonable efforts to assist Citizens in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments listed on Schedule 5.15. For purposes of this Section 5.15 and
Section 5.16, reasonable efforts: (a) shall include Parent's or Buyer's assumption of the Assumed Indebtedness, the Contracts and the Permits on the terms set forth in this Agreement; (b) shall include an obligation on the part of Parent or Buyer to provide a guarantee, letter of credit, bond or other required surety instrument at Closing to the extent required by any Contract or Permit and in general to provide an equivalent surety instrument to be substituted for any surety instrument provided by Citizens to any beneficiary in connection with the Business; and (c) shall include the obligation of Buyer and/or Parent to provide a debt obligation (including obtaining a minimum credit rating necessary to prevent any change to the tax-exempt status of any of the Assumed Indebtedness and providing credit enhancements such as bond insurance) to the issuer of any Bonds relating to the Assumed Indebtedness satisfactory to such issuer in replacement of and in substitution for Citizens' obligations to such issuer under the Assumed Indebtedness, all to enable Parent or Buyer to assume the Assumed Indebtedness.

                                                                    Pennsylvania

         5.16 Assumption of Seller Debt.

         5.16.1 Each of Buyer and Parent shall use its reasonable efforts (as defined in Section 5.15) to assist Seller in obtaining all consents and opinions and taking such other actions as may be required to enable Buyer or Parent, as the case may be, to assume at the Closing all of Seller's liabilities and obligations under the Assumed Indebtedness to the extent provided in Section
2.3. If, after using such reasonable efforts, the parties reasonably conclude that all such required consents and opinions will not be obtained by the date that the conditions to Closing set forth in the first sentences of Sections
6.1.4 and 6.2.4 are expected to be satisfied, then Citizens, Parent and Buyer will use their reasonable efforts and take such other actions as may be required to enable Citizens to assign at the Closing all of Seller's liabilities and obligations under the Assumed Indebtedness to the extent provided in Section 2.3, including complying with the provisions of Section 5.24 to the extent applicable to such assignment of the Assumed Indebtedness.

         5.16.2 Representations Re: Assumed Indebtedness.

         (a) The Seller Parties represent that each of the Bonds which make up the Assumed Indebtedness is a bond issue which was used to finance sewage facilities within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954 as amended ("1954 Code") or Section 142(a)(5) of the Code, as the case may be, or facilities for the furnishing of water within the meaning of
Section 103(b)(4)(G) of the 1954 Code or Section 142(a)(4) and Section 142(e) of the Code, as the case may be, and that the interest of such Bonds was as of their date of issue, excludable from the gross income of the holders of such Bonds for federal or state (other than Illinois) income tax purposes pursuant to such sections of the IRC or the Code. In the case of the facilities for the furnishing of water (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof.

         (b) The Seller Parties represent that they have complied with all of their duties and obligations under the IDRB Documents, including their obligations relating to the use of the proceeds of the bonds and the ownership, operation, use and maintenance of the Assets financed with the proceeds of the Bonds. Citizens and the other Seller Parties represent that the representations and warranties of "Company" in the IDRB Documents remain true and correct, and that they have not taken nor permitted to be taken any action which would have the effect of subjecting the interest on any of such Bonds to federal or state (other than Illinois) income taxation, except as otherwise contemplated or permitted by the IDRB Documents.

         (c) The Seller Parties represent that as of Closing all the proceeds of the Bonds will have been spent in accordance with the IDRB Documents, the construction of the

                                                                    Pennsylvania

projects to be financed with the Bonds will have been completed, that there are no reserve funds associated with the Trust Indentures for such Bonds, and that all of the proceeds of such Bonds were invested in tax-exempt obligations of state and local governments (except to the extent used to acquire or construct the facilities financed by such Bonds) and, that therefore, the Seller Parties do not have any arbitrage profits subject to the rebate requirements of Section 148 of the Code.

         (d) The Seller Parties represent that there is and has been no audit or other examination by any taxing authority relating to the Bonds.

         (e) The Seller Parties further represent the following with respect to the Bonds:

                  (1) The Assets financed by the Bonds are sewage facilities or facilities for the furnishing of water, which means that (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof;

                  (2) They have not caused or permitted to be caused any reissuance of the Bonds under Section 1001 of the Code, without first obtaining a "no adverse effect" opinion of bond counsel;

                  (3) They have not caused an extension of the maturity of such Bonds without first obtaining a "no adverse effect" opinion of bond counsel;

                  (4) They have not taken or caused to be taken any action that would cause the Bonds to be arbitrage bonds under Section 148 of the Code, including, but not limited to, the failure to rebate arbitrage profits, if any, as required by Section 148(f) of the Code;

                  (5) They have not taken any action that would cause the Bonds not to be registered in accordance with Section 149(a) of the Code; and

                  (6) They have not permitted the Bonds to become directly or indirectly "federally guaranteed" under Section 149 of the Code.

         5.16.3 Covenants of Parent and Buyer. Parent and Buyer covenant and agree, so long as any Assumed IDRB Indebtedness is outstanding, to cause the Assets that were acquired,

                                                                    Pennsylvania

constructed, improved or equipped with the proceeds of such Assumed IDRB Indebtedness to be used as sewage facilities within the meaning of Section 103(b)(4)(E) of the 1954 Code or Section 142(a)(5) of the Code, as the case may be, and facilities for the furnishing of water within the meaning of Section 103(b)(4)(G) of the 1954 Code or 142(a)(4) and Section 142(e) of the Code, as the case may be, which means in the case of the facilities for the furnishing of water that (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof. Each of Parent and Buyer further covenants and agrees, so long as any Assumed IDRB Indebtedness is outstanding, the following:

         (a) It will not cause or permit to be caused any reissuance under
Section 1001 of the Code without first obtaining a "no adverse effect" opinion of bond counsel;

         (b) It will not cause an extension of the maturity of the Bonds without first obtaining a "no adverse effect" opinion of bond counsel;

         (c) It will not take or cause to be taken any action that would cause the Bonds to be arbitrage bonds under Section 148 of the Code, including, but not limited to, the failure to rebate arbitrage profits, if any, as required by
Section 148(f) of the Code;

         (d) It will not take any action that would cause the Bonds not to be registered in accordance with Section 149(a) of the Code;

         (e) It will not permit the Bonds to become directly or indirectly "federally guaranteed" under Section 149 of the Code; and

         (f) It will comply with each representation, warranty, covenant or other agreement or obligation set out by the IDRB Documents as in effect on the date of execution of this Agreement.

         5.17 Schedule of Permits. No later than March 13, 2000, Citizens shall deliver to Buyer a schedule, to be identified as Schedule 5.17, which sets forth all material Permits required for the use of the Acquired Assets and the operation of the Business by Buyer substantially in the manner as it was conducted prior to the date hereof. For purposes of this Section 5.17, material Permits shall include those required for the service of all utility customers at substantially the same service levels as provided by Seller on the date of this Agreement. All Permits listed on Schedule 5.17 that are required to be listed on
Schedule 3.3 or Schedule 3.9 shall be so designated. Seller has made or will make prior to the Closing Date timely applications for renewals of all such Permits

                                                                    Pennsylvania

listed on Schedule 5.17, which under applicable law must be filed prior to the Closing Date to maintain the Permits listed on Schedule 5.17 in full force and effect.

         5.18 Title Information. No later than March 13, 2000, Seller shall use its reasonable efforts to deliver to Buyer true, correct and complete copies of all existing title policies, surveys, leases, deeds, instruments and agreements relating to title to the Real Estate in Seller's possession.

         5.19 Transaction with Related Parties. Effective as of the Closing Date, except as otherwise provided in Sections 5.9 through 5.12, 5.15, 5.24, 5.26, 5.27 and 2.7.1(j) of this Agreement, Seller shall have terminated and canceled all contracts, commitments and agreements (including employment relationships) relating to the Acquired Assets or the Business, between Seller, any Affiliate of Seller (including Citizens), any officer or director of any Seller Party, or any Affiliate of the foregoing. Seller shall be solely liable for any contractual or other claims, express or implied arising out of the termination and cancellation of any of the foregoing raised by any party thereto.

         5.20 Approval by Citizens. Citizens shall, as the sole owner of common stock of each other Seller Party, vote all of such shares of common stock to approve this Agreement and the transactions contemplated hereby.

         5.21 Supplemental Information.

         5.21.1 Citizens shall provide Buyer, within fifteen (15) days after the execution or the date of receipt thereof, a copy of (a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $100,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date; (b) a copy of any written notice for assessments for public improvements against the Real Estate received after the date hereof and prior to the Closing Date; (c) a copy of the filing of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate received after the date hereof but prior to the Closing Date; and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Real Estate and where such Contract involves annual payments in excess of $100,000 entered into by Seller after the date hereof and prior to the Closing Date.

         5.21.2 Within fifteen (15) days after the receipt of notice of violation, Citizens shall notify Buyer of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.8.10 hereof, and shall promptly notify Buyer of the actions proposed to be taken by Seller to correct or otherwise respond to such violations.

         5.22 Non-Competition. The Seller Parties agree that for a period of fifteen (15) years after the Closing Date no Seller Party nor any Affiliate of a Seller Party shall directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any substantial manner with any entity (other than Buyer and

                                                                    Pennsylvania

its successors and assigns) engaged in the business of storing, supplying and distributing water in the States in which Buyer acquires any Acquired Assets, whether or not such business is subject to regulation by a PUC (it being understood that the individual directors of Seller and Citizens are not Affiliates of a Seller Party).

         5.23 Intentionally Omitted.

         5.24 IDRB Obligations.

         (a) Buyer's IDRB Obligations. Each party acknowledges that (x) Citizens is and after the Closing Date shall continue to be and shall remain the primary obligor with respect to the Retained IDRB Indebtedness outstanding immediately after the Closing Date to the same extent as though no sale of the Acquired Assets had been made and that Parent and Buyer shall have no payment obligations with respect to such Retained IDRB Indebtedness and (y) the IDRB Documents require Citizens not to take or permit to be taken any action which would have the effect, directly or indirectly, of subjecting the interest on any of the Bonds to federal or state (other than Illinois) income taxation. Accordingly, Parent and Buyer covenant and agree (i) at Closing to execute and deliver to Citizens an agreement substantially in the form attached hereto as Exhibit D, with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date, and (ii) so long as any such Bonds are outstanding, to cause the Acquired Assets that were acquired, constructed, improved or equipped with the proceeds of such Bonds to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural, or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of the water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States, or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of Section 103(b)(4)(E) of the 1954 Code, or Section 142(a)(5) of the Code as the case may be.

         (b) IDRB Construction Funds. Citizens hereby represents that there will be no construction funds or unspent bond proceeds available after the Closing Date that are held by the trustees of the Bonds relating to the Retained
IDRB Indebtedness.

         (c) Consents and Opinions. The parties shall use their respective best commercially reasonable efforts to obtain all consents and legal opinions as may be required under the Retained IDRB Documents to enable Seller to retain all Retained IDRB Indebtedness and to sell the Acquired Assets to Buyer.

         5.25 Cooperation with Respect to Like-Kind Exchange. Buyer agrees that Seller may, at Seller's written election delivered to Buyer no later than five
(5) days prior to the Closing Date, direct that all or a portion of the Initial Cash Payment be delivered to a "qualified

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                                                                    Pennsylvania

intermediary" as defined in Treasury Regulation ss.1.1031(k) - (g)(4) as to enable Seller's relinquishment of the Acquired Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Seller so elects, Buyer shall reasonably cooperate with Seller (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller's efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions reasonably required to facilitate the use of a "qualified intermediary"), and Buyer agrees that Seller may assign all or part of its rights (but no obligations) under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the Code. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement. Seller shall indemnify and hold Buyer harmless from any cost, expense or liability arising from its cooperating under this Section 5.25.

         5.26 Transition Plan. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a transitional services team, which shall include expertise from various functional specialties associated with or involved in providing billing, payroll and other support services provided to Seller by any automated or manual process using facilities or employees that are not included among the Acquired Assets or Transferred Employees. Such team will be responsible for preparing, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The transition plan will set forth reasonable arrangements providing Buyer, at Buyer's sole expense, with appropriate access to Seller's relevant computer systems to allow for a full conversion of the relevant data and functionality to Buyer's systems on the Closing Date. Buyer and Seller shall use their commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days prior to the Closing Date.

         5.27 Procedures regarding Refunds of Advances. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a working group of appropriate subject matter experts to determine the appropriate obligations of Parent and Buyer regarding notification and the provision of other accurate and timely data to Citizens to enable Citizens timely and accurately to satisfy the refund obligations described in Section 2.3.3(b). Such working group will be responsible for preparing a comprehensive agreement no later than March 13, 2000, which agreement shall be executed by the parties at Closing. Among other arrangements, the parties would require that the customers and developers owed refunds provide joint notices to Buyer and Citizens.

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                                                                    Pennsylvania

         5.28 Title Insurance. Prior to Closing, Seller shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer if Buyer desires to obtain ALTA title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies (collectively, the "Title Company"), committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment) to issuing ALTA (or its local equivalent) form of title insurance policies insuring good, valid, indefeasible fee simple title to the Real Estate in Buyer, in all cases, at Buyer's sole expense and in the respective amounts that Buyer requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Exceptions (collectively the "Title Policies"). On or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company, at no cost to Seller, any customary affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies; provided that such efforts and Buyers' request for Title Policies or Title Commitments shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                        CONDITIONS PRECEDENT; TERMINATION

         6.1 Conditions Precedent to Obligations of Buyer and Parent. The obligations of Buyer and Parent to cause the purchase of the Acquired Assets and the assumption of the Assumed Liabilities and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer and Parent in their sole discretion):

         6.1.1 Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Seller shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 3.25), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso); and provided further, that the representation and warranty set forth in Section 3.5.1 shall be deemed to be true and correct on and as of the Closing

                                       52
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                                                                    Pennsylvania

Date if any Material Adverse Effect that may have arisen or occurred between the execution date of this Agreement and the Closing Date shall have been cured or remedied such that such Material Adverse Effect is not continuing as of the Closing Date. Buyer shall have been furnished with a certificate of the Chief Financial Officer or other Vice President of Citizens dated the Closing Date, certifying to the foregoing.

         6.1.2 Opinion of Counsel. Buyer shall have received from L. Russell Mitten II, Vice President and General Counsel of Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in Exhibit E hereto.

         6.1.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

         6.1.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby, and such order shall not contain any restrictions or conditions (other than those in effect on the date hereof or requiring that the regulatory treatment with respect to the Business in existence as of the date of this Agreement applicable to Seller be continued following the transactions contemplated hereby) which would have a Material Adverse Effect or a material adverse effect on any other regulated business of Buyer in the state in which the PUC has jurisdiction, and such order shall be final and unappealable; Seller shall have obtained all statutory, regulatory and other consents and approvals which are required in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business in the manner contemplated by Section 3.25 hereof other than those the failure of which to obtain would not have a Material Adverse Effect. Seller shall have also obtained (i) all consents and legal opinions required to enable Parent or Buyer to assume (or for Citizens to assign to Parent or Buyer) the Assumed Indebtedness (without any change in the tax-exempt status of such Assumed Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)) and all other consents and legal opinions required to enable Seller to sell the Acquired Assets to Buyer at the Closing (without any change in the tax-exempt status of such Assumed Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)), free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture) and (ii) all consents required under Contracts and Permits relating to Seller's water appropriation and flowage rights to the extent reasonably sufficient to enable Buyer to service the customers of the Business and to service future commitments under such Contracts.

         6.1.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Buyer's ownership of all or any material portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which would reasonably be expected to materially limit or materially adversely affect Buyer's ownership of the Acquired Assets.

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
                                                                    Pennsylvania

         6.1.6 Documents. Seller and Citizens shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof and shall have made arrangements reasonably satisfactory to Buyer to deliver to Buyer as promptly as practicable after the Closing such records (including customer and employee records) necessary to own and operate the Business.

         6.1.7 Related Closings. Buyer shall be reasonably satisfied that the consummation of each of the asset purchase and sale transactions contemplated by those certain purchase agreements described on Schedule 6.1.7 (the "Related Purchase Agreements") will occur concurrently with the Closing.

         6.2 Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to cause the sale of the Acquired Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Seller Parties in their sole discretion):

         6.2.1 Performance of Agreements; Representations and Warranties. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Buyer and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 4.2), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a material adverse effect on the respective ability of Buyer and Parent to perform their obligations under this Agreement and the Transaction Documents, provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Seller shall have been furnished with a certificate of the President or Vice President of Parent and Buyer, dated the Closing Date, certifying to the foregoing.

         6.2.2 Opinion of Counsel. Seller shall have received from Dechert Price & Rhoads, counsel to Parent and Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit F hereto.

         6.2.3 HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

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
                                                                    Pennsylvania

         6.2.4 Required PUC and Other Consents. The PUC shall have issued an order approving the transactions contemplated hereby and such order shall not contain any restrictions or conditions which would have a material adverse effect on Seller's business activities in the State in which the PUC has jurisdiction or any significant adverse effect on Citizens' acquisition and divestiture activities in that State (including divestiture of the Acquired Assets), and such order shall be final and unappealable; Seller shall have obtained all statutory and regulatory consents and approvals which are required in order to consummate the transactions contemplated hereby, other than those the failure of which to obtain would not have a material adverse effect on the Seller after the Closing. Seller shall have obtained (i) all consents and legal opinions required to enable Parent or Buyer to assume (or Citizens to assign to Parent or Buyer) the Assumed Indebtedness without any change in the tax-exempt status thereof and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F), (ii) all consents and legal opinions required under the Retained IDRB Documents to enable Seller to retain the Retained IDRB Indebtedness until maturity and to sell the Acquired Assets to Buyer at the Closing (in each case without any change in the tax-exempt status of the Assumed Indebtedness or the Retained IDRB Indebtedness and without any event of taxability relating to the matters set forth in Sections 7.4.1(a)(D) and 7.4.1(b)(F)), free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture), and (iii) all other consents required or advisable in order for Seller to transfer Acquired Assets without incurring material liability under any Contract, Permit or Real Estate instrument.

         6.2.5 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Seller's ownership of all or any material portion of its properties, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect Seller's ownership of any of its properties.

         6.2.6 Documents. Parent and Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Sections 2.7, 5.24 and 5.27, and shall have taken such actions as Seller may have requested pursuant to
Section 5.25 hereof.

         6.2.7 Related Closings. Seller shall be reasonably satisfied that the consummation of each of the Related Purchase Agreements will occur concurrently with Closing.

         6.3 Termination. This Agreement may be terminated at anytime prior to the Closing Date:

         6.3.1 by mutual written consent of the Seller Parties, Buyer and Parent;

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
                                                                    Pennsylvania

         6.3.2 by any of the Seller Parties, Parent or Buyer if: (i) any governmental or regulatory body the consent of which is a condition to the obligations of the Seller Parties, Parent and Buyer to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iii) the Closing shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 6.3.2(iii) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if Closing has not occurred by such date because the conditions precedent to Closing set forth in the first sentence of
Section 6.1.4 and the first sentence of Section 6.2.4 have not been fulfilled, then such date shall be automatically extended to September 30, 2001; or

         6.3.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.3, this Agreement shall become void and of no further force and effect, except for the provisions of
Section 5.6 relating to publicity, Sections 3.24 and 4.6 relating to brokerage and Section 7.1 relating to expenses. Nothing in this Section 6.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

                                    ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

         7.1 Certain Taxes and Expenses. Citizens shall be solely responsible for all state and local sales, use, transfer, real property transfer and other similar taxes, fees and charges that are calculated based on the value of the Acquired Assets being transferred arising from and with respect to the sale and purchase of the Acquired Assets and Buyer shall be solely responsible for all transfer, registration, documentary stamp, recording and other similar fees and charges arising from and with respect to the transfer and recording of title documentation relating to the Acquired Assets. Parent shall be responsible for all costs and expenses relating to the assumption by or assignment to Parent or Buyer of the Assumed Indebtedness. Except as otherwise provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

         7.2 Maintenance of Books and Records. The Seller Parties, on the one hand, and Buyer and Parent, on the other hand, shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the Assumed Liabilities or the conduct of the Business (whether in the possession of the Seller Parties or Buyer or Parent). No

                                       56
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                                                                    Pennsylvania

files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

         7.3 Survival.

         7.3.1 Subject to this Section 7.3, Section 7.4.2(g) and Section 7.4.2(j), all representations, warranties, covenants and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing:

         (a) the covenants contained in Sections 5.1, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the related indemnity obligations contained in
Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

         (b) the covenants contained in Section 5.2 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

         (c) the representations and warranties contained in Sections 3.12 and
3.16 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of the applicable statute of limitations (or extensions or waivers thereof);

         (d) the representations and warranties contained in Section 3.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

         (e) the representations and warranties contained in Section 3.10 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

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
                                                                    Pennsylvania

         (f) the representations and warranties contained in Section 3.7 and
3.17 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

         (g) the representations and warranties contained in Sections 3.3, 3.5, 3.6, 3.8, 3.9 and 3.25 and the related indemnity obligations contained in
Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

         (h) the representations and warranties contained in Section 3.11 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

         (i) the representations and warranties contained in Section 4.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

         (j) the representations and warranties contained in Sections 4.3 and
4.4 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

         (k) the representations and warranties contained in Section 4.5 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date; and

         (l) all other representations and warranties contained in this Agreement and the related indemnity obligations contained in Section 7.4 shall terminate on and no further action or claim with respect thereto may be brought after, the second anniversary of the Closing Date;

         (m) such representations and warranties specified in the foregoing clauses (c) through (k), and the covenants contained in Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.8.2 through 5.8.4 and 5.21 and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the relevant anniversary of the Closing Date or the 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be. If any claim for indemnification is asserted or could be asserted with respect to a breach or asserted breach of Section 3.17 (Undisclosed Liabilities) and the Buyer or Parent is also entitled to indemnification in respect of that claim for breach or asserted breach of any other representation or warranty in this Agreement for which there is a shorter survival period, such shorter period will apply to such claim except to the

                                                                    Pennsylvania

extent that such claim is a product liability, toxic tort or similar claim (as described in Section 2.3.3(a)) brought by a private party litigant.

         7.3.2 No claim for indemnity under Section 7.4 shall be brought or made by Buyer or Parent pursuant to Sections 7.4.1(a)(B) or 7.4.1(a)(C):

         (a) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), for any action or claim with respect to the Pre-Existing Conditions;

         (b) after the tenth anniversary of the Closing Date (the seventh anniversary of the Closing Date in the event of a Change of Control of Citizens), with respect to the presence of Hazardous Substances at any locations other than the Real Estate; and

         (c) after the third anniversary of the Closing Date, for any action or claim with respect to any other Retained Liability;

         Provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Parent and/or Buyer to the Seller Parties prior to such period setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims; and, provided, further, that the foregoing time limitations shall also not apply to any such claims: (u) with respect to Taxes; (v) with respect to any liability of the types that appear as "Trade Payables" or "Other Current and Accrued Liabilities" on the financial statements of Seller; (w) not exclusively related to the Acquired Assets or not exclusively related to the Business; and (x) with respect to any of the matters discussed in
Section 3.16 hereof.

         For purposes of Sections 7.3.2(a) and (b), a "Change of Control of Citizens" shall be deemed to have occurred if: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), other than an underwriter engaged in a firm commitment underwriting on behalf of Citizens, is or becomes the beneficial owner (as such term is used in Rule 13D-3 and 13D-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of common stock of the Company; (ii) all or substantially all of Citizens' and its Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any person or group of persons acting in concert; (iii) Citizens is merged or consolidated with any other person, whether or not Citizens is the surviving corporation in such merger or consolidation; or (iv) Citizens is liquidated or dissolved or adopts a plan of liquidation.

         7.4 Indemnification. Seller, Parent and Buyer agree as follows:

                                                                    Pennsylvania

         7.4.1 General Indemnification Obligations.

         (a) Seller shall indemnify Buyer and its directors, officers and other Affiliates (including Parent) and hold Buyer and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement or in any document or certificate required to be furnished to Buyer by any of the Seller Parties pursuant to this Agreement (including the Transaction Documents); (B) subject to Section 7.3.2, any Excluded Assets or Retained Liabilities; (C) subject to Section 7.3.2, the ownership, operation or use of any of the businesses or assets of the Seller Parties or their Affiliates (other than the Business and the Acquired Assets) whether before, on or after the Closing Date; and (D) an event of taxability, as such term is customarily used in municipal securities transactions, relating to the Retained IDRB Indebtedness and arising from the sale of the Acquired Assets pursuant to this Agreement.

         (b) Buyer and Parent shall indemnify Seller, and their directors, officers and other Affiliates (including Citizens) and hold Seller and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by Parent or Buyer in this Agreement or in any document or certificate required to be furnished to Seller by Parent or Buyer pursuant to this Agreement (including the Transaction Documents), including the Buyer's IDRB Obligations; (B) any Assumed Liabilities after the Closing Date, including the Assumed Indebtedness; (C) the ownership, operation or use of the Business or the Acquired Assets after the Closing Date (except to the extent resulting from Retained Liabilities or to the extent resulting from breaches by the Seller Parties of representations, warranties, covenants or agreements hereunder or in the other Transaction Documents); (D) any claim by a Transferred Employee or a Former Employee referred to on Schedule 5.12 or the Beneficiary of any such employee or former employee for post-retirement health care or life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing; (E) any violation by Parent or Buyer, or any assignee, lessee or successor of Parent or Buyer, of the covenants and agreements as provided by Section 5.16.3 hereof and Section 5 of Exhibit D hereto; and (F) an event of taxability, as such term is customarily used in municipal securities transactions, relating to the Assumed Indebtedness and arising from the sale of the Acquired Assets pursuant to this Agreement and/or the assignment or assumption of the Assumed Indebtedness.

         (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages assessed or asserted against the party seeking indemnification and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). For purposes of this
Section 7.4, the determination of whether any breach of any representation, covenant or agreement has occurred, and the calculation of the amount of Damages

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incurred by the Indemnified Party arising out of or resulting from any breach of a representation, covenant or agreement by any party hereto, the references to a "Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded, provided that no such breach shall be found to have occurred due to facts or circumstances arising from an occurrence or condition described in
Section 1.1.61(a). Notwithstanding the foregoing, Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

         (d) Notwithstanding any language contained in any Transaction Document (including deeds to Real Estate and instruments delivered by Seller to the Title Company), representations and warranties as to Real Estate set forth in Section
3.10 and 3.11 will not be merged into any Transaction Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement, shall control. No provision set forth in any Transaction Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

         7.4.2 General Indemnification Procedures.

         (a) A party seeking indemnification pursuant to this Section 7.4 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim, (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief by an Authority and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause (C) of the proceeding sentence if it is a regulated utility.

         (b) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

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
                                                                    Pennsylvania

         (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

         (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

         (e) Subject to Section 7.4.2(f) and Section 7.4.2(i), neither Parent nor Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages incurred unless the aggregate amount of Damages incurred by Parent or Buyer (or the other Persons for which they can claim indemnification), together with all other claims for Damages under Section 7.4.2(e) of each of the Related Purchase Agreements, exceeds $6,123,000 in the aggregate (the "Threshold Amount"), in which case Seller shall then be liable for Damages in excess of the Threshold Amount. Subject to Section 7.4.2(f) and Section 7.4.2(i), the cumulative aggregate indemnity obligation of Citizens and its Affiliates under Section 7.4 of this Agreement and the Related Purchase Agreements shall not exceed $60,000,000 (the "Ceiling").

         (f) Notwithstanding the foregoing, the parties acknowledge that Parent or Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and wilful breaches of covenants or agreements in this Agreement or any of the Retained Liabilities other than the Specified Liabilities irrespective of the Threshold Amount or the Ceiling (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful breach). As used herein, the "Specified Liabilities" shall mean the Retained Liabilities arising from claims made after the Closing Date which (i) do not relate to matters within the scope of clauses (u), (v), (w) and (x) of Section 7.3.2; (ii) were not known to the Seller Parties on or prior to Closing; and (iii) relate exclusively to the Acquired Assets or the Business prior to the Closing Date. Notwithstanding anything to the contrary in this Section 7.4, Parent or Buyer (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of Section 3.2,
3.12 or 3.16 irrespective of the Threshold Amount or the Ceiling.

         (g) The rights and remedies of Seller, Parent and Buyer under this
Section 7.4 are exclusive and in lieu of any and all other rights and remedies which Seller, Parent and Buyer may have under this Agreement or otherwise for monetary relief with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller, Parent or Buyer in or pursuant to this Agreement or any of the Transaction Documents or (y) any breach or failure to perform any covenant or agreements set forth in this Agreement or any of the Transaction Documents.

         (h) Except to the extent provided in Section 7.4.2(j) below, no right to indemnification under this Section 7.4 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto including, without limitation, the

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
                                                                    Pennsylvania

knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

         (i) No party shall have any liability to another party under this
Section 7.4 for Damages (and no cost or expense relating to such Damages shall be included in determining the extent of Damages incurred by such party for purposes of Section 7.4.2(e)) to the extent that:

            (A) the Indemnified Party recovers insurance proceeds covering the Damages or otherwise recovers payments in respect of such Damages from any other source (whether in a lump sum or stream of payments); or

            (B) the Indemnified Party's Tax liability is actually reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages.

         (j) Seller shall have no liability or obligation under this Section 7.4 for any Damages resulting from the inaccuracy or breach of any representation or warranty if such inaccuracy or breach is disclosed by Seller pursuant to and in accordance with Sections 5.3 and 8.4 hereof;

         (k) Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of Buyer consistent with its customary risk management practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by Seller under this Section 7.4, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Buyer agrees that (i) if it is entitled to receive payment from Seller for Damages arising under or pursuant to a breach of the representation and warranty set forth in Section 3.10, and (ii) if Buyer has obtained title insurance which may cover the claim or matter giving rise to such Damages, then (iii) such title insurance shall be primary coverage and Buyer will make a claim under the title insurance if such claim can be made in good faith before enforcing its right to receive payment from Seller. Buyer shall be under no obligation to obtain title insurance or prosecute such claim (other than the initial filing of such claim).

         (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds and other payments pursuant to Section 7.4.2(i)(A) and a tax benefit pursuant to Section 7.4.2(i)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery,

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                                                                    Pennsylvania

less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment;

         (m) In the event of any indemnification claim under this Section 7.4 involving the claim of any third party, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Section 7.4. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

         7.4.3 Indemnification for Negligence. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, VIOLATION OF ANY LAW OR OTHER LEGAL FAULT OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         7.5 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Acquired Assets to Buyer in accordance with this Agreement, including any necessary assignment of financing statements.

         7.6 Financial Statements. In connection with the preparation and filing of any registration statement or periodic report of Buyer or its Affiliates pursuant to Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Seller, at Buyer's expense, shall provide Buyer (a) by April 30, 2000 or within 120 days after Buyer's written request therefor if made after January 1, 2000, with the following audited financial statements: (i) a statement of net assets of the Business as of the end of the last fiscal year prior to Closing; and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business for the last fiscal year prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements), including opinions thereon of Seller's Accountants, and (b) within 90 days after Buyer's written request made therefor (provided such request is made after the end of the fiscal quarter described below), the following unaudited

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statements: (i) a statement of net assets of the Business as of the end of the last fiscal quarter prior to Closing (but only if such quarter is subsequent to the last fiscal year prior to Closing); and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business, for the period from the end of the last fiscal year through the end of the last fiscal quarter prior to Closing (in each case combined with the businesses being acquired by Buyer or Affiliates of Buyer pursuant to the Related Purchase Agreements).

         7.7 Collection of Receivables. Seller agrees that it shall promptly (and in any event no later than five (5) Business Days following receipt) deliver all such payments with respect to accounts receivable from customers of the Business received on and after the Closing Date (including but not limited to negotiable instruments tendered in payment of accounts receivable assigned to Buyer hereunder which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Seller shall cooperate with Buyer in coordinating the transfer of collection agents and customers of the Business who pay their bills through the Automated Clearinghouse (ACH) process to Buyer.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Construction. Parent, Buyer and the Seller Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Parent, Buyer and the Seller Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. The word "or" shall not be exclusive. Provisions of this Agreement shall apply, when appropriate, to successive events and transactions. Section references refer to this Agreement unless otherwise specified.

         8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier addressed to the party at its address set forth below:

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
                                                                    Pennsylvania

         If to Parent:

         American Water Works Company
         1025 Laurel Oak Road
         P.O. Box 1770
         Voorhees, New Jersey 08043
         Fax: (609) 346-8299
         Attention: General Counsel

         with a copy to:

         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA 19103-2793
         Fax: (215) 994-2222
         Attention: Craig Godshall, Esq.

         If to Buyer:

         Pennsylvania-American Water Company
         800 West Hersheypark Drive
         Hershey, PA 17033
         Fax: (717) 531-3252
         Attention: Corporate Counsel

         with a copy to Parent and a copy to:

         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA  19103-2793
         Fax: (215) 994-2222
         Attention: Craig Godshall, Esq.

         If to Seller:

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention: Robert J. DeSantis
         Telecopier: (203) 614-4625

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
                                                                    Pennsylvania

         with copies to:

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention: L. Russell Mitten, II
         Telecopier: (203) 614-4651

         and

         Citizens Utilities Company
         High Ridge Park
         Stamford, CT 06905
         Attention: J. Michael Love
         Telecopier: (203) 614-5201

         and

         Fleischman and Walsh, L.L.P.
         1400 Sixteenth Street, N.W.
         Washington, D.C. 20036
         Attention Jeffry L. Hardin
         Telecopier: (202) 387-3467

         8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that Seller may assign its rights or delegate its duties under this Agreement to a qualified intermediary chosen by Seller to structure the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the Code.

         8.4 Exhibits and Schedules. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly related to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section.

         8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

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
                                                                    Pennsylvania

         8.6 Dispute Resolution. Except as otherwise provided herein, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute") shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

         (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

         (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by Parent, one arbitrator being selected by Citizen, and the third arbitrator, knowledgeable in the general subject matter of the dispute, controversy or claim, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules. The parties hereto shall use reasonable efforts to coordinate any arbitration commenced under this Agreement with any arbitration on the same or similar issues commenced under any of the Related Purchase Agreements so that the resolution of the arbitration under this Agreement and the similar issues under the Related Purchase Agreements can be resolved as expeditiously and efficiently as reasonably practicable. Reasonable efforts shall include use of a common arbitrator or panel of arbitrators where practicable. The arbitration shall take place in Newark, New Jersey. The arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce evidence through discovery (i) that is reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The

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
                                                                    Pennsylvania

arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

         (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the non-prevailing party taken as a whole is unreasonable, the arbitrator(s) may order the non-prevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

         (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this Section 8.6 and (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceed under this Section 8.6.

         8.7 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable,
(b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

         8.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         8.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Transaction Documents, and the Confidentiality Agreement dated August 2, 1999, between Citizens and Parent, (i) together constitute the entire understanding of the parties (and their affiliates) with respect to the subject matter hereof, and any related matter, (ii) supercede all prior agreements or understandings, written or oral, entered into by any of the parties that concern the subject matter hereof and (iii) are not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

         8.10 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in

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                                                                    Pennsylvania

representations and warranties by the other party; (iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

         8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         8.12 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         8.13 Definitions. For purposes of this Agreement, references to the knowledge of the Seller Parties (including a reference to "the best of the knowledge of the Seller Parties" and similar references) shall mean the actual knowledge possessed by any of the following officers or employees of Citizens:
Chief Financial Officer, Vice President and Treasurer; President, Citizens Public Services; Vice President, Corporate Human Resources; Secretary; Vice President, Water; and the general manager of the Business.

         8.14 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER OF THE SELLER PARTIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY SCHEDULE HERETO, THE TRANSACTION DOCUMENTS, OR ANY DOCUMENT, EXHIBIT, CERTIFICATE, INSTRUMENT OR STATEMENT TO BE DELIVERED HEREUNDER OR THEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE SCHEDULES AND ANY COST ESTIMATES, PROJECTIONS OR PREDICTIONS OR ANY OTHER INFORMATION CONTAINED OR REFERRED TO IN OTHER MATERIALS THAT HAVE BEEN OR SHALL HEREINAFTER BE PROVIDED TO PARENT, BUYER OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF ANY OF THE SELLER PARTIES.

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
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         8.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

         8.16 Bulk Sales. Buyer agrees that it shall not make any filings under any tax bulk sales provisions with respect to the transactions contemplated by this Agreement.

                     [Signatures appear on following page.]

                                                                    Pennsylvania

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                                CITIZENS UTILITIES COMPANY


                                By:  Robert J. DeSantis
                                   ---------------------------------------------
                                     Robert J. DeSantis, Chief Financial
                                     Officer, Vice President and Treasurer

                                CITIZENS BUSINESS SERVICES COMPANY
                                CITIZENS RESOURCES COMPANY
                                CITIZENS UTILITIES WATER COMPANY OF PENNSYLVANIA


                                By:  Robert J. DeSantis
                                   ---------------------------------------------
                                     Robert J. DeSantis, Vice President

                                AMERICAN WATER WORKS COMPANY, INC.


                                By:  Joseph F. Hartnett, Jr.
                                   --------------------------------------------
                                     Joseph F. Hartnett, Jr., Treasurer

                                PENNSYLVANIA-AMERICAN WATER COMPANY


                                By:  R. M. Ross
                                   --------------------------------------------
                                     R. M. Ross, President

                                 EXHIBIT A

                           ASSUMPTION AGREEMENT

     This Assumption Agreement (this "Assumption") is made as of _____________, by Pennsylvania-American Water Company, a Pennsylvania corporation ("Transferee"), in favor of Citizens Utilities Company, a Delaware corporation ("citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor").

     This Assumption is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and between Transferor and American Water Works Company, Inc. (the "agreement"). Capitalized terms not otherwise defined in this Assumption shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee does hereby assume and agree to observe, comply with, and perform in accordance with the terms of each of, the Assumed Liabilities. Transferee does not assume or have any responsibility for any liabilities or obligations of Transferor other than the Assumed Liabilities, and neither the execution, delivery and performance of the Agreement nor the execution, delivery and performance of this Assumption shall render Transferee liable for any such liability, obligation, undertaking, expense or agreement other than the Assumed Liabilities.

     No provisions set forth in this Assumption shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assumption and provisions of the Agreement, the Agreement shall control.

     This Assumption is made solely for the benefit of Transferor and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assumption may be executed in counterparts, each of which shall be deemed an original.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                      SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the undersigned have executed this Assumption effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES WATER COMPANY OF PENNSYLVANIA


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    PENNSYLVANIA-AMERICAN WATER COMPANY


                    By:________________________________________________
                        Name:
                        Title:






                  Signature Page of Assumption Agreement
              among Transferor and Transferee, dated _______

                                 EXHIBIT B

                        BILL OF SALE AND ASSIGNMENT

     This Bill of Sale and Assignment (this "Assignment") is made as of ________________, by Citizens Utilities Company, a Delaware corporation ("Citizens"), and each of the wholly-owned subsidiaries of Citizens named on the signature page hereof (collectively with Citizens, "Transferor"), in favor of Pennsylvania-American Water Company, a Pennsylvania corporation ("Transferee").

     This Assignment is entered into pursuant to, and is subject to, the terms of the Asset Purchase Agreement dated as of October 15, 1999, by and among Transferor and American Water Works Company, Inc. (the "Agreement"). Capitalized terms not otherwise defined in this Assignment shall have the meanings given to such terms in the Agreement.

     In consideration of the foregoing premises, the transactions contemplated by the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby grant, bargain, sell, transfer and assign and convey unto Transferee, its successors and assigns, all of the rights, title and interest of the Transferor in and to the Acquired Assets.

     No provisions set forth in this Assignment shall be deemed to enlarge, alter or amend the terms and provisions of the Agreement. In the event of any conflict between the provisions of this Assignment and the provisions of the Agreement, the Agreement shall control.

     This Assignment is made solely for the benefit of Transferee and no third party shall have any right to enforce its terms or to rely on it.

     This instrument and the rights of the parties under it shall be governed by and construed in accordance with laws of the State of Delaware, without regard to conflicts of laws rules of Delaware.

     This Assignment may be executed in counterparts, each of which shall be deemed an original.


           [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
                       SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the date first written above.


                    TRANSFEROR:

                    CITIZENS UTILITIES COMPANY

                    By:________________________________________________
                        Name:
                        Title:


                    CITIZENS RESOURCES COMPANY
                    CITIZENS UTILITIES WATER COMPANY OF PENNSYLVANIA


                    By:________________________________________________
                        Name:
                        Title:


                    TRANSFEREE:

                    PENNSYLVANIA-AMERICAN WATER COMPANY


                    By:_________________________________________________
                        Name:
                        Title:




            Signature Page of Bill of Sale and Assignment among
                Transferor and Transferee, dated __________

                                 EXHIBIT D


================================================================================


                    RETAINED IDRB OBLIGATIONS AGREEMENT


                                   among


                        CITIZENS UTILITIES COMPANY
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Seller


                                    and


                    AMERICAN WATER WORKS COMPANY, INC.
                                    AND
                        CERTAIN OF ITS AFFILIATES,
                                 as Buyer





                  Dated as of ___________________, 2000

                    RETAINED IDRB OBLIGATIONS AGREEMENT

     THIS RETAINED IDRB OBLIGATIONS AGREEMENT (this "Agreement") is made as of the ____ day of ____________________, 2000, by and between CITIZENS UTILITIES COMPANY, a Delaware corporation, and each of the wholly-owned subsidiaries of Citizens Utilities Company named on the signature page hereof (collectively, "Seller"), and AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation ("Parent"), and each of the subsidiaries of Parent named on the signature page hereof (collectively with Parent, "Buyer"). Capitalized terms used herein shall have the meanings ascribed to them in Article I, unless otherwise provided.

                           W I T N E S S E T H :

     WHEREAS, Seller and Buyer have entered into that certain Asset Purchase
Agreement dated as of October   , 1999 (the "Purchase Agreement"), pursuant to
which as of the date hereof Seller has sold and Buyer has purchased the Assets (as hereinafter defined); and

     WHEREAS, such Assets include assets financed through the issuance by [ISSUER] (the "Issuer") of certain Retained IDRB Indebtedness (as hereinafter defined and as identified by Schedule I attached hereto); and

     WHEREAS, notwithstanding such sale of the Assets, Seller remains primarily liable for the payment and other obligations arising under the respective financing agreements identified by Schedule I attached hereto relating to the Retained IDRB Indebtedness (collectively, the "Loan Agreements"); and

     WHEREAS, Buyer henceforth will have legal title to and entire operational control of the Assets and Seller will have no further rights to enter, possess or otherwise operate, control or maintain the Assets; and

     WHEREAS, Seller's primary liability will terminate upon the respective termination of the Loan Agreements; and

     WHEREAS, pursuant to Section 5.24(a)(ii) of the Purchase Agreement, Buyer has agreed "at Closing to execute and deliver to Seller an agreement . . . with respect to each issuer of Bonds relating to Retained IDRB Documents that will be outstanding after the Closing Date;" and

     WHEREAS, Seller and Buyer intend that this Agreement is and shall be that agreement required to be delivered pursuant to Section 5.24(a)(ii) of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

     Section 1. Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Assets" means, collectively, all of the assets, property and interests of every type and description, real, personal or mixed, tangible and intangible, owned by Seller (as defined in the Purchase Agreement) and relating to the Business (as defined in the Purchase Agreement), other than the "Excluded Assets" (as defined in the Purchase Agreement).

     "IDRB Documents" means, collectively, the Loan Agreements, the Tax Regulatory Agreements, Tax Representations and Project Certificates to which Seller is a party or by which any of the Assets is bound, and relating to the Retained IDRB Indebtedness.

     "IRS" means the Internal Revenue Service or any successor agency.

     "Retained IDRB Indebtedness" means, collectively, the indebtedness of Seller owing to the Issuer of the Bonds (as defined by each Loan Agreement and as described further on Schedule I attached hereto) and arising under the Loan Agreements included among the IDRB Documents.

     Section 2. Receipt and Review of IDRB Documents. Buyer hereby acknowledges that it has received the IDRB Documents and has had the opportunity to review the agreements, obligations and covenants of Seller set forth in such IDRB Documents and related Indentures of Trust and certain No Arbitrage Certificates, including, in particular, those agreements, obligations, representations, warranties and covenants relating to the ownership, operation, use and maintenance of the Assets, to the preservation of the tax-exempt status of the Retained IDRB Indebtedness and to the indemnification by Seller of the Issuer.

     Section 3. Representations Regarding Assets. Seller hereby represents that it has performed all duties and obligations of "Company" under the IDRB Documents relating to the ownership, operation, use and maintenance of the Assets financed with the proceeds of the Retained IDRB Indebtedness and that the representations and warranties of "Company" relating to the ownership, operation, use and maintenance of such Assets under the IDRB Documents remain true and correct.

     Section 4. Covenant Regarding Tax Exemption. Buyer represents, warrants, covenants and agrees that it is in the business of providing water utility and sewage services, and that, so long as any Retained IDRB Indebtedness is outstanding, it will cause the Assets that were acquired, constructed, improved or equipped with the proceeds of such Retained IDRB Indebtedness to be used as facilities for the furnishing of water (that is, (a) the water is or will be made available to members of the general public (including electric utility, industrial, agricultural or commercial users) and (b) either the facility is operated by a governmental unit or the rates for the furnishing or sale of water have been established or approved by a State or political subdivision thereof, by an agency or instrumentality of the United States or by a public service or public utility commission or other similar body of any State or political subdivision thereof) or sewage facilities within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954, as amended, or Section 142(a)(5) of the Internal Revenue Code of 1986, as amended, as the case may be. Buyer further represents, warrants, covenants and agrees that it will not violate or otherwise contravene any representation, warranty, covenant or other agreement or obligation set out by the IDRB Documents as in effect on October __, 1999, which are applicable to Buyer's ownership of the Assets, other than (x) the sale pursuant to the Asset Purchase Agreement of the Assets to Buyer, (y) subject to the two next succeeding sentences, any such covenants relating to the application of the proceeds of any eminent domain proceeding or casualty loss and (z) insofar as they are not integral to Buyer's use and operation of the Assets, the representations, warranties, covenants or other agreements or obligations relating to the tax-exempt status of the interest on such Retained IDRB Indebtedness. Buyer shall notify Seller in writing promptly upon Buyer receiving notice of any threatened or impending eminent domain proceeding against the Assets or of any material casualty loss of Assets financed with Retained IDRB Indebtedness, shall cooperate in good faith with Seller in Seller's efforts to ascertain the consequences of any such eminent domain proceeding or casualty loss for the tax exemption of the Retained IDRB Indebtedness, and shall not take any action with respect to the proceeds of an eminent domain proceeding or insurance claim without express written consent of Seller, which consent will not be withheld if Buyer is in receipt of a "no adverse effect" opinion of nationally recognized bond counsel. Notwithstanding the next preceding sentence, as between Seller and Buyer, Seller, without recourse to Buyer, shall be responsible for any payments with respect to the Retained IDRB Indebtedness arising as a result of an eminent domain proceeding or casualty loss occurring on or after the date of this Agreement, and Buyer shall be entitled to retain any eminent domain or insurance proceeds. Buyer acknowledges and agrees that Seller's bond counsel may rely on Buyer's representations, warranties and covenants as hereinabove provided for the purpose of rendering legal opinions, as required by the IDRB Documents as a precondition to the sale by Seller of such Assets, to the effect that the sale of such Assets will not have a material adverse effect on the exclusion from gross income of the interest on the Retained IDRB Indebtedness. Nothing in this Agreement is intended to nor shall it be interpreted as (i) an assignment to, and assumption by, Buyer of any of the IDRB Documents, or (ii) as an undertaking or agreement by Buyer to assume, guarantee or pay any of Seller's loan or other payment obligations pursuant to the IDRB Documents.

     Seller represents, warrants, covenants and agrees that it will not refund or otherwise refinance with the proceeds of any obligation the interest on which is excluded from gross income for federal income tax purposes any of the Retained IDRB Indebtedness without Buyer's express written consent, which consent Buyer shall provide unless Buyer reasonably concludes that such refunding or refinancing would affect Buyer's use and operation of the related Assets.

     Section 5. Indemnification of Seller by Buyer. Buyer shall and hereby agrees to indemnify and save harmless Seller against and from all claims by or on behalf of one or more of the Issuer, the trustee or trustees (collectively, the "Trustees") identified in the IDRB Documents, any actual or beneficial owner of Retained IDRB Indebtedness or any other person, firm, corporation or other legal entity arising from the conduct or management of, or from any work or thing done on, the Assets for the period commencing on the date hereof and thereafter during the remaining terms of the IDRB Documents, including, without limitation, (i) any condition of the Assets financed with the proceeds of the Retained IDRB Indebtedness, (ii) any breach or default on the part of Buyer in the performance of any of its obligations under this Agreement, including the obligation to preserve the exclusion from gross income of the interest on the Bonds for federal or state (as applicable) income tax purposes, (iii) any act or negligence of Buyer or of any of its agents, contractors, servants, employees or licensees or (iv) any act or negligence of any assignee, lessee or successor of Buyer, or of any agents, contractors, servants, employees or licensees of any assignee, lessee or successor of Buyer. Buyer shall indemnify and save harmless Seller from any such claim arising as aforesaid, or in connection with any action or proceeding brought thereon, and, upon notice from Seller, Buyer shall defend it in any such action or proceeding. Any claim for indemnity under this Agreement shall follow the procedures outlined in Sections 7.4.2(a) through (c), inclusive, of the Asset Purchase Agreement.

     Section 6. Term of Agreement. This Agreement shall be coterminous with the term of the IDRB Documents, provided that the obligations of Buyer under
Section 5 hereof shall survive the termination of this Agreement.

     Section 7. Successor Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 8. Governing Law. The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law of such state.

     Section 9.  Dispute Resolution.  Except as otherwise provided in this
Section 9, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort and audit, regulatory or other actions initiated by or on behalf of the IRS with respect to the Retained IDRB Indebtedness, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute"), shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"); provided, however, that at the election of either party, the arbitration shall take place before three (3) arbitrators, one arbitrator being selected by the Parent, one arbitrator being selected by Citizens Utilities Company and the third arbitrator, knowledgeable with respect to the general subject matter of the dispute, controversy or claim, including, if applicable, the federal income tax laws applicable to obligations the interest on which is excluded from gross income for federal income tax purposes, being selected by the other two arbitrators. Either party may demand such arbitration in accordance with the procedures set out in the Rules.
     The arbitration shall take place in Newark, New Jersey.     The
     arbitration hearing shall be commenced within 60 days of such party's demand for arbitration. The arbitrator(s) shall have the power to and will instruct each party to produce the discovery of documents (i) that are reasonably requested by the other party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each party hereto agrees to be bound by any such discovery order. The arbitrator(s) shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator(s), present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator(s) shall not have the authority to award, exemplary or punitive damages. The arbitrator(s) shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators' majority decision shall be binding and final. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator(s); provided, however, that if the arbitrator(s) determines that the position taken in the Dispute by the nonprevailing party taken as a whole is unreasonable, the arbitrator(s) may order the nonprevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator(s) shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator(s) and the American Arbitration Association.

          (d) Notwithstanding any other provision of this Agreement, (i) either party may commence an action to compel compliance with this
     Section 9 and (ii) if any party, as party of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceeding under this Section 9.

     Section 10. Cooperation. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

     Section 11. Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress nor compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

     Section 12. Publicity. No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required in the case of any notices or other information provided to the Trustees and the Issuer or otherwise where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

     Section 13. Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

     Section 14. Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

     Section 15 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 16. Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

     Section 17 Entire Agreement. This Agreement and schedules hereto and the documents specifically referred to herein (including the Purchase Agreement) constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between Buyer and Seller.

     Section 18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     CITIZENS UTILITIES COMPANY

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________

                                     AMERICAN WATER WORKS COMPANY, INC.

                                     By ___________________________________
                                     Name _________________________________
                                     Title ________________________________


                                     [AWW SUBSIDIARY]


                                     By____________________________________
                                     Name__________________________________
                                     Title_________________________________

      [Signature page to Retained IDRB Obligations Agreement between
Citizens Utilities Company and American Water Works Company, Inc., dated as of
                        ____________________, 2000.]

                                SCHEDULE I

     Retained IDRB Indebtedness                   Loan Agreements

                                 EXHIBIT E

                              _______________

American Water Works Company, Inc.
1025 Laurel Oak Road
P.O. Box 1770
Voorhees, New Jersey  08043

Ladies and Gentlemen:

     I have acted as counsel for Citizens Utilities Company, a Delaware corporation ("Citizens"), in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of October ______, 1999 (the "Agreement"), among Citizens and certain of its affiliates (collectively with Citizens, "Seller Parties") and American Water Works Company, Inc. ("American"). This opinion is rendered to American and certain of its affiliates (collectively with American, "Buyer") pursuant to Section 6.1.2 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     I have participated in and am familiar with the corporate proceedings of the Seller Parties relating to the negotiation, authorization, execution and delivery of the Transaction Documents (as hereinafter defined). In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of (i) the Agreement, (ii) the Bill of Sale and Assignment dated as of the date hereof by the Seller Parties in favor of Buyer (the agreements and instruments described in clauses (i) and (ii) being referred to herein collectively as the "Transaction Documents") and (iii) such corporate records, certificates of public officials and officers of the Seller Parties, and such other agreements, instruments and documents that I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed that genuineness and authenticity of all documents submitted to me as originals, the conformity with genuine and authentic originals of all documents submitted to me as copies, the genuineness of all signatures, and, with respect to my examination of documents executed by parties other than the Seller Parties, I have assumed that such parties had the power, corporate or otherwise, to enter into and to perform all obligations thereunder.

     I have relied, as to matters of fact, upon the representations made by the Seller Parties in the Agreement and in related affidavits and certificates made by the Seller Parties, and upon the governmental certificates and reports attached as exhibits to this opinion.

     I am a member of the bar of the State of New York, and I express, subject to the qualifications herein, no opinion as to the laws of any jurisdiction except the General Corporation Law of the State of Delaware, the federal laws of the United States of America (with the exception of federal antitrust laws and regulations, federal securities laws and regulations, matters relating to the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, and the laws of the State of New York (with the exception of state antitrust or unfair competition laws and regulations, state securities laws and other statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and special political subdivisions). I am not admitted to practice in the State of Delaware. To the extent

American Water Works Company, Inc.
____________________
Page 2

that any matter with respect to which an opinion is rendered herein is governed by the laws of another jurisdiction other than the General Corporation Law of the State of Delaware, I have, with your permission, assumed that the laws of such other jurisdiction are identical to the laws of the State of New York.

     Actual Knowledge as used in this letter means the conscious awareness of facts or other information by myself or any lawyer in the employ of the Seller Parties who has had active involvement in negotiating the Agreement, preparing the Transaction Documents or preparing this letter.

     The opinions expressed herein are further qualified and I express no opinion regarding the following:

     A. The effect of applicable bankruptcy, reorganization, insolvency, moratoria, or similar laws of the United States or of any state now or hereafter in effect, affecting the rights of creditors generally.

     B. The availability or enforceability of certain terms or provisions, covenants or remedies set forth in any Transaction Document governing specific performance, injunctive relief, payment of attorneys fees and expenses and costs of enforcement and forum selection clauses in federal courts.

     C. The applicability of principles relating to unconscionability, diligence, good faith, reasonableness, and the application of general principles of equity in any proceeding, legal or equitable.

     D. The effect of changes after the date hereof in any rules, laws, regulations or statutes of limitation, or moratoria or similar actions by federal, state, or local governmental agencies, legislatures, courts or other authorities having jurisdiction.

     On the basis of the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

          1. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

          2. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Transaction Documents to which it is a party, and to own, lease and operate the Acquired Assets and the Business as presently being conducted.

American Water Works Company, Inc.
____________________
Page 3

          3. The execution and delivery and performance by each of the Seller Parties of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action of such party, and do not and will not contravene any provision of the organizational documents of the Seller Parties.

          4. Upon due execution and delivery by the parties thereto, the Transaction Documents will be the legal obligations of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with their terms.

          5. Other than as disclosed on Schedule 3.3 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby, would violate, conflict with, result in the breach of, or constitute a default under or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which any of the Seller Parties is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which any of the Seller Parties is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

          6. Other than as disclosed on Schedule 3.18 to the Agreement (as such schedule may be supplemented or amended pursuant to Section 5.3 of the Agreement), I have no Actual Knowledge that (i) there are any actions, suits, investigations or proceedings pending against or threatened, against or affecting, the Seller Parties, the Business or any of the Acquired Assets before any court or arbitrator or Authority which individually or in the aggregate, would have a Material Adverse Effect, and (ii) there are currently any outstanding judgments, decrees or orders of any court or Authority against any of the Seller Parties, which relates to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets (other than any PUC order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have a Material Adverse Effect.

American Water Works Company, Inc.
____________________
Page 4

     The foregoing opinions are solely for the use of Buyer, have been expressed solely in connection with the transactions contemplated by the Agreements and are given for no other purpose, and shall not be delivered to or relied upon by any other person or party, except Buyer. This letter is not to be quoted, in whole of in part, or referred to in any document without the prior written consent of the undersigned. I assume no obligation to update or revise this opinion letter.

                                     Very truly yours,



                                     L. Russell Mitten, II
                                     Vice President-General Counsel
                                     Citizens Utilities Company

                                 EXHIBIT F

                             [DP&R Letterhead]



                              [Closing Date}


Citizens Utilities Company
High Ridge Park
Stanford, CT 06905

Gentlemen:

     We have acted as counsel to American Water Works Company, Inc., a Delaware Corporation ("Parent"), and such of its subsidiaries as may join in the Agreement (collectively, the "Companies") in connection with the execution and delivery by Parent, and Citizens Utilities Company and certain of its affiliates (collectively, "Seller Parties") of the Asset Purchase Agreement (the "Agreement") dated October __, 1999. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.


     In connection with the opinions expressed below, we have made such examination of law and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Assumption Agreement dated the date hereof (collectively, the "Transaction Documents") and such corporate documents and records of the Companies, certificates of public officials and of officers of the Companies, and such other documents as we have deemed necessary or appropriate. With respect to the matters set forth in Paragraph 1, we have relied upon certain documentation received from public officials.

     In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to factual matters material to our opinion, we have had such discussions with the officers of the Companies as we have deemed relevant or necessary, and, we have assumed, with your permission and without independent investigation, the truthfulness of all recitals, representations, warranties and factual matters set forth in all documents, instruments, certificates and reports we have examined.

     In rendering the opinions set forth below, we have also assumed that (a) each of the parties to the Agreement and the Transaction Documents other than the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and formation; (b) each of such other parties to the Agreement and the Transaction Documents has the requisite corporate power and corporate authority and has taken the corporate action necessary to execute and deliver the Agreement and the Transaction Documents and to consummate the transactions contemplated thereby; (c) the Agreement and Transaction Documents have been duly executed and delivered by each of such other parties thereto; and (d) the Agreement and the Transaction Documents constitute the legal, valid and binding obligations of each such other party thereto, enforceable against such other party in accordance with its respective terms.

     The opinions hereinafter expressed are subject to the following further qualifications:

     (i) Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter relating to or affecting debtors' obligations and the rights of creditors generally.

     (ii) Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity).

     (iii) The opinions stated herein are as of the date hereof and are limited to laws, facts and circumstances in existence on the date hereof, and we assume no undertaking to advise the Seller Parties of any change in the opinions expressed herein, whether or not material, as a result of any change in any laws, facts or circumstances pertaining to the Transaction Documents which may come to our attention after the date hereof.

     (iv) Our opinion is limited solely to the General Corporation Law of the State of Delaware, the laws of the Commonwealth of Pennsylvania and the applicable laws of the United States of America.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Companies have all necessary corporate power to perform their obligations under the Transaction Documents, and the Companies have all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business.

     2. All corporate proceedings required to be taken by or on the part of the Companies and the shareholders of the Companies to authorize the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions thereby, have been duly and properly taken. Each of the Transaction Documents have been duly and validly executed and delivered.

     3. Neither the execution and delivery of the Transaction Documents by the Companies nor the consummation of the transactions contemplated thereby will:
(a) violate or conflict with any provision of the certificates or articles of incorporation or bylaws of the Companies, as amended to date; or (b) violate or conflict with any provision of any law, rule, regulation, or to our knowledge, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or Authority.

     4. The Agreement and other agreements and documents to be executed pursuant thereto, when executed and delivered by the Companies will constitute legal, valid and binding obligations of the Companies enforceable against them in accordance with their respective terms.

     The opinions expressed herein are intended only for your benefit and use, and may not, without our written consent, be used or relied upon in any manner for any purpose by any other person or entity.

                                     Very truly yours,